                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              TELEPHONE AND DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
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     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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
                                PRELIMINARY COPY

TELEPHONE AND DATA SYSTEMS, INC.
30 North LaSalle Street, 40th Floor
Chicago, Illinois 60602
312/630-1900

                                                                          [LOGO]

                                                                          , 1998

Dear Fellow Shareholders:

    You are cordially invited to attend a Special Meeting of Shareholders of the
Company to be held on             , 1998, at 10:00 a.m. Chicago time, at Harris
Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium (the "Special Meeting"). The formal notice of the meeting and a proxy statement/prospectus are enclosed.

    At the Special Meeting, shareholders are being asked to vote on a proposal that would, among other things, create three new classes of common stock intended to separately reflect the performance of the Company's cellular telephone, landline telephone and personal communications service businesses ("Tracking Stocks"), and change the state of incorporation of the Company from Iowa to Delaware (the "Tracking Stock Proposal"). The Tracking Stock Proposal and the related transactions discussed below are important to the Company's long-term performance and to all shareholders of the Company. The Tracking Stocks are intended to result in greater market recognition of the value (individually and collectively) of the Company and of the Company's three principal business groups ("Tracking Groups"), thereby enhancing shareholder value over the long term, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise. The Tracking Stock Proposal is expected to provide the Company with greater flexibility in raising capital and making acquisitions, using equity securities specifically related to the Tracking Groups. It would also enable the Company to more effectively tailor employee benefit plans to provide incentives to employees of the Tracking Groups. In addition, the Tracking Stock Proposal will provide shareholders with the opportunity to invest in separate securities that specifically reflect the underlying businesses, depending upon their investment objectives, as well as permit shareholders to continue to invest in all of the TDS businesses through the Common Shares and Series A Common Shares.

    Credit Suisse First Boston ("C.S. First Boston") and Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney") have acted as financial advisors to the Company in connection with the Tracking Stock Proposal and the Company has received opinions from each of those firms with respect to such Proposal. The Board of Directors has studied the Tracking Stock Proposal, has consulted with its financial and legal advisors, and has carefully weighed potential advantages against potential disadvantages, and has concluded that the positive aspects of the Tracking Stock Proposal outweigh potential adverse aspects. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRACKING STOCK PROPOSAL, BELIEVES THAT THE ADOPTION OF THE TRACKING STOCK PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL.

    Under the Tracking Stock Proposal, shareholders of the Company are being asked to approve an Agreement and Plan of Merger (the "Merger Agreement") between the Company and Telephone and Data Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("TDS Delaware"), pursuant to which the Company would be merged (the "Merger") with and into TDS Delaware, with TDS Delaware continuing as the surviving corporation. Immediately prior to the effective time of the Merger, the Certificate of Incorporation of TDS Delaware would be amended and restated to, among other things, authorize Preferred Shares, Series A Common Shares and Common Shares and to establish the rights, limitations and preferences of such shares. In the Merger, except to the extent that the holder of any shares dissents from the Merger and seeks appraisal rights for such shares, each issued Preferred Share of the Company would be converted into one Preferred Share of TDS Delaware having substantially similar rights, limitations and preferences, except as described herein, and each issued Common Share and Series A Common Share of the Company would be converted into one Common Share and one Series A Common Share, respectively, of TDS Delaware, having the rights, limitations and preferences described herein. SHAREHOLDERS SHOULD RETAIN ALL CERTIFICATES WHICH REPRESENT SHARES OF THE COMPANY SINCE SUCH CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF THE SAME CLASS OR SERIES OF TDS DELAWARE FOLLOWING THE MERGER.

    The Restated Certificate of Incorporation of TDS Delaware would also, among other things, authorize three new classes of common stock, to be designated as United States Cellular Group Common Shares (the "Cellular Group

Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which primarily includes the Company's interest in United States Cellular Corporation, an 81%-owned subsidiary of the Company operating and investing in cellular telephone companies and properties ("U.S. Cellular"); the Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes the Company's interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of the Company operating landline telephone companies ("TDS Telecom"); and the Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which primarily includes the Company's interest in Aerial Communications, Inc., an 83%-owned subsidiary of the Company providing broadband personal communications services ("Aerial").

    Subject to the approval of the Tracking Stock Proposal by shareholders and the effectiveness of the Merger, the Company intends to: (i) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and allocate the net proceeds thereof to the Telecom Group; (ii) offer to issue Cellular Group Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by the Company, subject to approval by the board of directors and the shareholders of U.S. Cellular, pursuant to a merger between a subsidiary of the Company and U.S. Cellular (the "U.S. Cellular Merger"); (iii) offer to issue Aerial Group Shares in exchange for all of the Common Shares of Aerial which are not owned by the Company, subject to approval by the board of directors and the shareholders of Aerial, pursuant to a merger between a subsidiary of the Company and Aerial (the "Aerial Merger"); and (iv) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of the Company (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, although the Board of Directors reserves the right to effect all or any part of the Distribution at any time after the approval of the Tracking Stock Proposal, or not to make the Distribution, regardless of whether or not such other transactions have taken place. As soon as practicable after the Distribution, the Transfer Agent for TDS Delaware will mail certificates representing whole shares of Tracking Stock (and cash in lieu of fractional shares) to all shareholders. The Merger and the Distribution are intended to be tax-free to non-dissenting shareholders (except with respect to any cash received in lieu of fractional shares).

    The shares of Tracking Stock issued in the Distribution would represent an approximately 75% interest of the Company's common equity value attributable to each Tracking Group (the "Outstanding Interest"). Upon the completion of the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger, and the Distribution (collectively, the "Transactions"), the Outstanding Interest would represent in the aggregate an approximately 80% interest in each Tracking Group. Approximately 20% of the common equity value of TDS attributable to each Tracking Group would initially be retained (the "Retained Interest") in a residual group (the "TDS Group"), along with all other interests held by the Company. The value of the common equity of TDS in the TDS Group would be represented by the Series A Common Shares and the Common Shares of TDS Delaware.

    There has been no prior market for the Cellular Group Shares, the Telecom Group Shares or the Aerial Group Shares. The Company is filing an application to list each of the Cellular Group Shares, the Telecom Group Shares and the Aerial Group Shares on the American Stock Exchange ("AMEX"). The Common Shares of TDS Delaware would be substituted for the existing Common Shares of the Company and would continue to be listed on the AMEX under the symbol "TDS."

    In the election of directors, the holders of the Tracking Stocks would vote together with the holders of Preferred Shares issued before October 31, 1981 and Common Shares (the "Public Holders") in the election of 25% of the directors (rounded up) plus one additional director (or four directors based on a Board of twelve directors). The Preferred Shares issued before October 31, 1981 and Common Shares would have one vote per share in the election of such directors and with respect to all other matters, other than the election of directors elected by the Series A Holders (as defined below). Accordingly, immediately after the Distribution, the holders of Preferred Shares issued before October 31, 1981 and Common Shares would have the power to elect one director in addition to the directors which they currently elect. The Tracking Stocks would have no votes except in the election of such directors and as otherwise required by law. In the election of such directors, each class of Tracking Stock would initially have one vote per share. Thereafter, the number of votes of each class of Tracking Stock would vary based on the aggregate market value of such class as compared to the aggregate market value of all shares of stock held by the Public Holders, calculated over a twenty-trading day period ending ten days prior to the record date for each annual meeting of shareholders. It is expected that the Cellular Group Shares would have more than one vote per share and that the Telecom Group Shares and Aerial Group Shares would have less than one vote per share based on anticipated market values.

    Under the Tracking Stock Proposal, holders of Preferred Shares issued after October 31, 1981 and Series A Common Shares (the "Series A Holders") would vote in the election of one less director than at present. Based on a Board of twelve directors, the Series A Holders would vote in the election of eight directors, as compared to nine directors currently. The Preferred Shares issued after October 31, 1981 would continue to have one vote and Series A Common Shares would continue to have ten votes per share in the election of such directors, as well as with respect to all other matters (other than the election of the directors elected by the Public Holders described in the preceding paragraph).

    Following the Distribution, subject to the legal restrictions on the payment of dividends described in the proxy statement/prospectus, the Board intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $0.48 per share. Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, this dividend rate would equate to a per share annual dividend of $0.32 per existing Common Share and Series A Common Share (the "Telecom Equivalent Dividend Rate"). Following the Distribution, the Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $0.10 per share. The total of this rate and the Telecom Equivalent Dividend Rate is equal to $0.42 per share per annum, which is the same as the current annual dividend rate on the existing Common Shares and Series A Common Shares. The intent is that, immediately after the Distribution, a current holder of Common Shares and Series A Common Shares would continue to receive an aggregate dividend which is at least equal to the aggregate dividend which such shareholder currently receives from the Company (not considering reductions in shares which may occur due to the payment of cash in lieu of fractional shares in the Distribution). With regard to the Cellular Group Shares and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group Shares or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lesser of (i) all funds of the Company legally available therefor and (ii) the available dividend amount with respect to the relevant Group, as described in the proxy statement/prospectus.

    The following example is intended to illustrate the foregoing discussion. If you own 100 Common Shares of the Company immediately prior to the Merger, those Common Shares would be converted into 100 Common Shares of TDS Delaware in the Merger. In addition, in the Distribution, based on the expected distribution ratios, you would receive 100 Cellular Group Shares, 66 Telecom Group Shares (plus cash in lieu of 2/3 of a share) and 66 Aerial Group Shares (plus cash in lieu of 2/3 of a share). Your Cellular Group Shares would represent an equity interest in the Company's common equity attributable the Cellular Group, your Telecom Group Shares would represent an equity interest in the Company's common equity attributable to the Telecom Group, your Aerial Group Shares would represent an equity interest in the Company's common equity attributable to the Aerial Group, and your Common Shares would represent an equity interest in the Company attributable to the TDS Group, which would have approximately a 20% Retained Interest in each of the Cellular Group, the Telecom Group and the Aerial Group upon the completion of all of the Transactions (in addition to the Company's businesses that are not attributed to a Tracking Group). All of such shares would be traded on the AMEX. The 100 Common Shares of TDS Delaware would have 100 votes in the election of 25% of the directors plus one additional director, and 100 votes on all other matters (other than the directors elected by the Series A Holders). The 100 Cellular Group Shares, the 66 Telecom Group Shares and the 66 Aerial Group Shares would vote in the election of directors elected by the Public Holders, but would not vote in other matters except as required by law. In such election, the per share voting power of such shares of Tracking Stock would be adjusted prior to the record date before each annual meeting of shareholders, based on relative market values at such time, as discussed above. If you continue to retain the Common Shares and the Telecom Group Shares, you would receive an annual dividend of $0.10 per share with respect to the 100 Common Shares and $0.48 per share with respect to the 66 Telecom Group Shares, or an aggregate annual dividend of approximately $42, which is the amount of the annual dividend amount which a holder of 100 Common Shares currently receives.

    The Tracking Stock Proposal involves matters of considerable complexity. We urge you to study the proposal with care. We believe that after you understand the Tracking Stock Proposal, you will reach the same conclusion as was reached by the Board--that the Tracking Stock Proposal and the related Transactions are in the best interests of the Company and its shareholders.

    At the Special Meeting, shareholders are also being asked to vote on related proposals to amend or adjust certain existing employee stock plans and agreements as a result of the Tracking Stock Proposal and to approve a new plan which would permit stock awards to be made with respect to shares of Tracking Stock as well as Common Shares.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH PROPOSAL, BELIEVES THAT THE ADOPTION OF EACH PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL AND THE RELATED PROPOSALS.

    YOUR PROXY IS VERY IMPORTANT. THE TRACKING STOCK PROPOSAL WILL NOT BE APPROVED UNLESS IT RECEIVES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES ENTITLED TO VOTE WITH RESPECT TO SUCH MATTER AT THE SPECIAL MEETING, AND THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY THE HOLDERS OF COMMON SHARES, SERIES A COMMON SHARES, PREFERRED SHARES ISSUED BEFORE OCTOBER 31, 1981 AND PREFERRED SHARES ISSUED AFTER OCTOBER 31, 1981, EACH VOTING SEPARATELY AS A GROUP.

    If you have any questions prior to the Special Meeting, please call the Company's Information Agent, McKenzie Partners, Inc., at 1-800-322-2885. We look forward with pleasure to visiting with you at the Special Meeting.

                               Very truly yours,

LeRoy T. Carlson                        LeRoy T. Carlson, Jr.
Chairman                                President and Chief Executive Officer

                        TELEPHONE AND DATA SYSTEMS, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD               , 1998

TO THE SHAREHOLDERS OF

                        TELEPHONE AND DATA SYSTEMS, INC

    A Special Meeting of Shareholders of Telephone and Data Systems, Inc., an Iowa corporation (the "Company" or "TDS"), will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the
Auditorium, on              ,              , 1998, at 10:00 a.m. Chicago time
(the "Special Meeting"), for the following purposes:

    1. To consider and approve an Agreement and Plan of Merger between the Company and Telephone and Data Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, which would alter the capital structure of the Company and change the state of incorporation of the Company from Iowa to Delaware, as more fully described in the accompanying Proxy Statement/Prospectus.

    2. To consider and approve certain amendments or adjustments to employee benefit plans as a result of Proposal 1, as more fully described in the accompanying Proxy Statement/Prospectus.

    3. To consider and approve the Company's 1998 Long-Term Incentive Plan, as more fully described in the accompanying Proxy Statement/Prospectus.

    4. To transact such other business as may properly come before the Special Meeting or any and all adjournments thereof.

    If Proposal 1 is not approved, Proposal 2 and Proposal 3 will not be implemented even if they are approved. If Proposal 1 is approved, it will be implemented even if Proposal 2 and Proposal 3 are not approved.

    This Notice of Special Meeting and Proxy Statement/Prospectus is first being
mailed to shareholders on or about                           , 1998 to holders
of record on                           , 1998.

    The Board of Directors would like to have all shareholders represented at the Special Meeting. If you do not expect to be present, please sign and mail your proxy in the enclosed self-addressed envelope to Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606. If you hold more than one class of the Company's shares, you will receive a separate proxy for each holding. To assure that all of your shares are represented, you must return a proxy printed in black ink for Common Shares, including Common Shares owned through the TDS dividend reinvestment plan and through the TDS Tax-Deferred Savings Plan; a proxy printed in green ink for Series A Common Shares, including Series A Common Shares owned through the dividend reinvestment plan; a proxy printed in red ink for Preferred Shares issued before October 31, 1981; and a proxy printed in blue ink for Preferred Shares issued after October 31, 1981. Proxies given pursuant to this solicitation may be revoked at any time prior to the closing of polls at the Special Meeting (by written notice to the Secretary of the Company or attendance at the Special Meeting and notice to the Secretary of such revocation). Once the polls are closed, however, proxies may not be retroactively revoked.

                                          By order of the Board of Directors,

                                          Michael G. Hron

                                          Secretary

                 PLEASE HELP US AVOID THE EXPENSE OF FOLLOW-UP
                       PROXY MAILINGS TO SHAREHOLDERS BY
             SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROXY STATEMENT/PROSPECTUS................................................     1
AVAILABLE INFORMATION.....................................................     2
INCORPORATION OF DOCUMENTS BY REFERENCE...................................     2
ILLUSTRATION OF CURRENT AND PROPOSED COMMON STOCK CAPITAL STRUCTURE.......     4
PROXY STATEMENT/PROSPECTUS SUMMARY........................................     5
  The Special Meeting.....................................................     5
  Risk Factors............................................................     5
  The Transactions........................................................     6
  Reasons for Tracking Stock Proposal.....................................     7
  Summary Comparison of the Current Capital Structure with the Proposed
    Tracking Stock Proposal...............................................     8
  Significant Differences Between Iowa and Delaware Law...................    22
  Certain Federal Income Tax Consequences.................................    25
  Dissenters' Rights......................................................    25
  Selected Consolidated Financial Information.............................    26
  Selected Combined Financial Information of Cellular Group...............    28
  Selected Combined Financial Information of Telecom Group................    29
  Selected Combined Financial Information of Aerial Group.................    30
  Selected Combined Financial Information of TDS Group....................    31
RISK FACTORS..............................................................    32
GENERAL...................................................................    39
DIVIDENDS AND PRICE RANGES OF COMMON SHARES...............................    41
DIVIDEND POLICY...........................................................    41
PROPOSAL 1--TRACKING STOCK PROPOSAL.......................................    42
  General.................................................................    42
  The Transactions........................................................    43
  Background and Reasons for the Tracking Stock Proposal and Related
    Transactions; Recommendation of the Board.............................    46
  Opinions of Financial Advisors..........................................    50
  Interests of Certain Persons............................................    51
  The Company.............................................................    51
  The Cellular Group......................................................    52
  The Telecom Group.......................................................    54
  The Aerial Group........................................................    56
  The TDS Group...........................................................    58
  Effect of Pre-Distribution Convertible Securities and Committed
    Acquisition Shares....................................................    60
  Description of Articles of Incorporation of TDS Iowa....................    60
  Description of Restated Certificate of Incorporation of TDS Delaware....    62
  Description of Terms of Tracking Stock..................................    71
  The Retained Interests..................................................    85
  Inter-Group Interests...................................................    88
  Management and Allocation Policies......................................    90
  Comparison of Shareholder's Rights Under Iowa and Delaware..............    94
  Dissenting Shareholders' Rights.........................................   100
  Certain Federal Income Tax Considerations...............................   101
  Securities Law Consequences of the Merger...............................   104
  Listing on the AMEX.....................................................   104
  Stock Transfer Agent and Registrar......................................   105
  Accounting Treatment....................................................   105

                                                                            PAGE
                                                                            ----
  Regulatory Approvals and Consents.......................................   105
  Dividend Reinvestment Plans.............................................   105
  Employee Benefit Plans..................................................   105
  Certain Definitions.....................................................   106
PROPOSAL 2--AMENDMENT AND ADJUSTMENT OF EMPLOYEE STOCK PLANS..............   114
PROPOSAL 3--APPROVAL OF 1998 LONG-TERM INCENTIVE PLAN.....................   115
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........   119
SHAREHOLDER PROPOSALS.....................................................   122
SOLICITATION OF PROXIES...................................................   122
EXPENSES..................................................................   122
EXPERTS...................................................................   122
LEGAL MATTERS.............................................................   122
OTHER BUSINESS............................................................   122
INDEX TO EXHIBITS.........................................................   123
INDEX TO ANNEXES..........................................................   123

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1997

         TELEPHONE AND DATA SYSTEMS, INC.,                     TELEPHONE AND DATA SYSTEMS, INC.,
                An Iowa Corporation                                  A Delaware Corporation
                  PROXY STATEMENT                                          PROSPECTUS

                           --------------------------

    This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the shareholders of Telephone and Data Systems, Inc., an Iowa corporation (the "Company" or "TDS"), in connection with the solicitation of proxies by the Board of Directors of TDS (the "Board"), for use at a Special Meeting of Shareholders of TDS to be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium, on
            , 1998, at 10:00 a.m. Chicago time and at any and all adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement/Prospectus is first being mailed to shareholders of the Company on or
about             , 1998. For definitions of certain defined terms used in this
Proxy Statement/Prospectus, see "Proposal 1--Tracking Stock Proposal-- Certain Definitions." An index of defined terms is attached as Exhibit G.

    This Proxy Statement/Prospectus also constitutes the Prospectus of Telephone and Data Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("TDS Delaware"), filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of TDS Delaware preferred and common stock described herein.

    This Proxy Statement/Prospectus relates to the approval by shareholders of the Company of a proposal that would, among other things, create three new classes of common stock which are intended to separately reflect the performance of the Company's cellular telephone, landline telephone and personal communications services businesses, and change the state of incorporation of the Company from Iowa to Delaware (the "Tracking Stock Proposal"). Under the Tracking Stock Proposal, shareholders of the Company are being asked to approve
an Agreement and Plan of Merger dated as of             , 1997 (the "Merger
Agreement"), among TDS and TDS Delaware, which provides for the merger (the "Merger") of TDS with and into TDS Delaware, with TDS Delaware surviving the Merger. A conformed copy of the Merger Agreement is attached hereto as EXHIBIT
A. Immediately prior to the effective time of the Merger, the Certificate of Incorporation of TDS Delaware would be amended and restated to, among other things, authorize 475,000,000 shares of capital stock and to establish the rights, limitations and preferences of such shares (the "Restated Certificate"). A copy of the Restated Certificate is attached hereto as EXHIBIT B. Subject to the terms and conditions of the Merger Agreement, each share of TDS capital stock outstanding immediately prior to the effective time of the Merger (other than shares owned by TDS, which will be canceled) will be converted into shares of TDS Delaware stock of the same class and series. The Preferred Shares will be converted into an equivalent number of TDS Delaware Preferred Shares and each Common Share and Series A Common Share will be converted into one Common Share and one Series A Common Share, respectively, of TDS Delaware. The consummation of the Merger is subject, among other things, to: (i) the approval and adoption of the Merger Agreement by the shareholders of the Company entitled to vote thereon; and (ii) the receipt of certain regulatory approvals. See EXHIBIT A.

    After the Merger, the Voting Trust which controls TDS (the "TDS Voting Trust") will continue to control the election of a majority of the Board of Directors and a majority of the voting power of TDS Delaware. However, if the Tracking Stock Proposal is approved, the number of directors that the TDS Voting Trust will elect will decrease by one director, and the number of directors that will be elected by the voting group which includes the holders of Preferred Shares issued before October 31, 1981 and Common Shares of the Company will increase by one director.

    There has been no prior market for the Cellular Group Shares, the Telecom Group Shares or the Aerial Group Shares. The Company is filing an application to list each of the Cellular Group Shares, the Telecom Group Shares and the Aerial Group Shares on the American Stock Exchange ("AMEX"). The Common Shares of TDS Delaware would be substituted for the existing Common Shares of the Company and would continue to be listed on the AMEX under the symbol "TDS."
                           --------------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 32 FOR CERTAIN INFORMATION THAT SHOULD
         BE CONSIDERED IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN
                        THE PROXY STATEMENT/PROSPECTUS.

                             ---------------------

IT IS IMPORTANT TO NOTE THAT HOLDERS OF CELLULAR GROUP SHARES, TELECOM GROUP SHARES AND AERIAL GROUP SHARES WHEN ISSUED WILL, TOGETHER WITH THE HOLDERS OF COMMON SHARES AND SERIES A COMMON SHARES, BE COMMON SHAREHOLDERS OF THE COMPANY AND WILL BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND ALL OF ITS BUSINESSES, ASSETS AND LIABILITIES. THE COMPANY CAN PROVIDE NO ASSURANCE AS TO THE DEGREE TO WHICH THE MARKET PRICE OF ANY CLASS OF STOCK WILL REFLECT THE SEPARATE PERFORMANCE OF THE RELATED GROUP OR AS TO THE IMPACT OF THE TRACKING STOCK PROPOSAL ON THE MARKET PRICE OF THE COMMON SHARES. IN ADDITION, IMPLEMENTATION OF THE TRACKING STOCK PROPOSAL WILL MAKE THE CAPITAL STRUCTURE OF THE COMPANY MORE COMPLEX AND MAY GIVE RISE TO OCCASIONS WHEN THE INTERESTS OF THE HOLDERS OF THE SEPARATE CLASSES OF COMMON STOCK MAY DIVERGE OR APPEAR TO DIVERGE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS             , 1998

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained by mail at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov. Copies of such materials may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

    1.  TDS's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. TDS's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and

    3. TDS's Current Reports on Form 8-K reporting events on December 1 and December 2, 1997.

    All reports and other documents filed by TDS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF TELEPHONE AND DATA SYSTEMS, INC., TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO INVESTOR RELATIONS, TELEPHONE AND DATA SYSTEMS, INC., 30 N. LASALLE STREET, CHICAGO, IL 60603, (312) 630-1900. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN
            , 1998.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TDS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TDS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
STATEMENT

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT THE COMPANY'S BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH THE COMPANY OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; START-UP OF PCS OPERATIONS; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN THE COMPANY'S MARKETS. SEE "RISK FACTORS." READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

    Questions concerning the Tracking Stock Proposal to be acted upon at the Special Meeting should be directed to the Company's Information Agent, MacKenzie Partners, Inc., at the telephone number and address indicated below. Additional copies of this Proxy Statement/Prospectus or the Proxy Card may be obtained from the Information Agent or the Company's Investor Relations Department at its principal office.

                                     [LOGO]

                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (800) 322-2885
                              FAX: (212) 929-0308

             CURRENT COMMON STOCK CAPITAL STRUCTURE OF THE COMPANY

                                  [GRAPHIC]

             PROPOSED COMMON STOCK CAPITAL STRUCTURE OF THE COMPANY

                               [GRAPHIC]

                       PROXY STATEMENT/PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, AND IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE INCORPORATED DOCUMENTS. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "PROPOSAL 1--TRACKING STOCK PROPOSAL--CERTAIN DEFINITIONS" AND EXHIBIT G--INDEX OF CERTAIN DEFINED TERMS.

                              THE SPECIAL MEETING

Date, Time and Place of Meeting....................  A Special Meeting of Shareholders will be held
                                                     on         ,             , 1998 at 10:00 a.m.,
                                                     Chicago time, at Harris Trust and Savings Bank,
                                                     111 West Monroe Street, 8th Floor, Chicago,
                                                     Illinois, in the Auditorium.
Proposals to be Considered at the Special            The following proposals will be considered at
  Meeting..........................................  the Special Meeting:

    PROPOSAL 1--A proposal to create three new classes of common stock which are intended to separately reflect the performance of the Company's cellular telephone, landline telephone and personal communications businesses, and to change the state of incorporation of the Company from Iowa to Delaware (the Tracking Stock Proposal).

    PROPOSAL 2--A proposal to approve certain amendments and adjustments to certain employee stock plans to reflect the effects of Proposal 1.

    PROPOSAL 3--A proposal to approve the Company's 1998 Long-Term Incentive Plan to permit the award of options and stock awards with respect to shares of Tracking Stock as well as Common Shares.

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED EACH PROPOSAL, BELIEVES THAT THE ADOPTION OF EACH PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL AND THE RELATED PROPOSALS.

    YOUR PROXY IS VERY IMPORTANT. THE TRACKING STOCK PROPOSAL WILL NOT BE APPROVED UNLESS IT RECEIVES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE SHARES ENTITLED TO VOTE WITH RESPECT TO MATTERS OTHER THAN THE ELECTION OF DIRECTORS, AND THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY THE HOLDERS OF COMMON SHARES, SERIES A COMMON SHARES, PREFERRED SHARES ISSUED BEFORE OCTOBER 31, 1981 AND PREFERRED SHARES ISSUED AFTER OCTOBER 31, 1981, EACH VOTING SEPARATELY AS A GROUP.

                                  RISK FACTORS

    When evaluating the Tracking Stock Proposal, shareholders should be aware of certain risk factors relating thereto. Such risk factors include: (i) the risks associated with an investment in a single company and all of the Company's businesses, assets and liabilities; (ii) the potential diverging interests of the classes of common stock; (iii) the lack of legal precedent with respect to the fiduciary duties of the board of directors of a company with a capital structure which includes tracking stocks, (iv) limited separate shareholder rights with respect to the classes of common stock; (v) the ability of the Board to change certain management and accounting policies without shareholder approval; (vi) the ability of the Board to transfer funds between the Groups;
(vii) the Company's ability to issue authorized but unissued shares of stock without shareholder approval; (viii) certain anti-takeover provisions; (ix) the potential effects of a possible Disposition of assets attributed to a Group; and
(x) the lack of assurances as to the market price of the classes of stock following the Merger. See "Risk Factors."

                                THE TRANSACTIONS

Telecom Public Offering...........  Subject to the approval of the Tracking Stock Proposal and the effectiveness of the Merger, the Board of Directors intends to offer and sell between 10,000,000 and 17,000,000 Telecom Group
                                    Shares in a public offering for cash, subject to prevailing market and other conditions, and to allocate the net proceeds thereof to the Telecom Group.

U.S. Cellular Merger..............  Subject to the approval of the Tracking Stock Proposal and the effectiveness of the Merger, the Board has made an offer to issue
                                    1.14613 Cellular Group Shares in exchange for each Common Share of U.S. Cellular which is not owned by the Company (based on shares outstanding as of November 30, 1997), pursuant to a merger between a subsidiary of the Company and U.S. Cellular. This transaction is further subject to negotiation of the other terms of a merger agreement, approval by the board of directors and the shareholders of U.S. Cellular and certain other conditions.

Aerial Merger.....................  Subject to the approval of the Tracking Stock Proposal and the effectiveness of the Merger, the Board has made an offer to issue
                                    .91485 Aerial Group Shares in exchange for each Common Share of
                                    Aerial which is not owned by the Company (based on shares
                                    outstanding as of November 30, 1997), pursuant to a merger between a subsidiary of the Company and Aerial. This transaction is subject to negotiation of the other terms of a merger
                                    agreement, approval by the board of directors and the
                                    shareholders of Aerial and certain other conditions.

Distribution......................  Subject to the approval of the Tracking Stock Proposal and the effectiveness of the Merger, the Board intends to distribute
                                    Cellular Group Shares, Telecom Group Shares and Aerial Group
                                    Shares in the form of a stock dividend on a pro rata basis to holders of Series A Common Shares and Common Shares. It is currently contemplated that the Distribution would take place after the completion of the Telecom Public Offering, the U.S.
                                    Cellular Merger and the Aerial Merger. However, the Board
                                    reserves the right not to effect all or any part of the
                                    Distribution, or to effect all or any part of the Distribution, regardless of whether or not the Telecom Public Offering, the
                                    U.S. Cellular Merger or the Aerial Merger have been completed.
                                    The intended distribution ratio is one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial
                                    Group Share for each of the outstanding Common Shares and Series
                                    A Common Shares.

                      REASONS FOR TRACKING STOCK PROPOSAL

    The Board believes that the division of the Company's interests in its principal businesses into the Tracking Groups would enable the Company to benefit in a variety of ways, some of which are described below.

        GREATER MARKET RECOGNITION. The Tracking Stock Proposal is intended to result in greater market recognition of the value (individually and collectively) of the Company and the Company's three principal business groups, thereby enhancing shareholder value over the long term. Additionally, a public market for each of TDS's three principal business groups should make it easier for the capital markets to understand and value the Company's businesses and assets.

        INCREASED LIQUIDITY FOR U.S. CELLULAR AND AERIAL. The Board believes that the Distribution would serve to increase the liquidity of the publicly-traded equity related to U.S. Cellular and Aerial. The Financial Advisors have advised the Company that this increased liquidity may increase the valuation of the Cellular Group Shares and Aerial Group Shares as compared to the recent public market values of the Common Shares of U.S. Cellular and Aerial.

        FINANCING FLEXIBILITY. The Tracking Stock Proposal should provide the Company with greater flexibility in raising capital and making acquisitions, with equity securities specifically related to the Tracking Groups. The Tracking Stocks may also be used, rather than Common Shares, for TDS's employee stock purchase plans, stock option plans and other employee benefit plans.

        SHAREHOLDER FLEXIBILITY. The issuance and sale of the Tracking Stocks would also provide shareholders with the opportunity to continue to invest in all of the TDS businesses through the TDS Group or any one or more of the Tracking Groups individually, depending upon their investment objectives.

        CONSOLIDATED ENTERPRISE. The Tracking Stock Proposal will retain for the Company the advantages of doing business as a single company, including synergies that may result from the eventual convergence of the telecommunications and wireless industries and strategic, financial, operational benefits, economies of scale and debt capacity that would not be available if the Groups were separate legal entities. It would also permit the Company to retain the advantages of tax consolidation.

        ACCEPTANCE OF TRACKING STOCK CAPITAL STRUCTURES. Several large, well-known companies have adopted capital structures involving tracking stocks and the market performance of many of such securities has been favorable and comparable to industry peers that are separate companies.

        TAX FACTORS. Implementation of the Tracking Stock Proposal should not be taxable to the Company or non-dissenting shareholders (except for cash in lieu of fractional shares).

        FUTURE ALTERNATIVES. The Tracking Stock Proposal will not preclude other alternatives to increase shareholder value.

        BENEFITS OF DELAWARE REINCORPORATION. Delaware is generally recognized as having a modern, flexible and nationally recognized corporate statute and a well-developed body of case law that provides predictability and certainty in business planning. Cases involving corporate law issues are decided in a separate Court of Chancery in Delaware, where judges have substantial experience and precedent in making their decisions. Due to the importance of corporate law in Delaware, the Delaware legislature puts a high priority on corporate law matters and is at the forefront of keeping the Delaware corporate statute current in the face of changing business practices and legal developments. Due to such factors, reincorporating in Delaware may reduce the impediments and increase the opportunities for structuring securities and financial transactions, which would facilitate acquisitions, raising capital and other financing transactions.

 SUMMARY COMPARISON OF THE CURRENT CAPITAL STRUCTURE WITH THE PROPOSED TRACKING
                                 STOCK PROPOSAL

    THE FOLLOWING SUMMARIZES THE TRACKING STOCK PROPOSAL AS COMPARED TO THE CURRENT CAPITAL STRUCTURE OF THE COMPANY.

COMMON EQUITY INTERESTS IN BUSINESSES:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Common Shares and Series A      Currently, the Common Shares and the Series A  The Common Shares and Series A Common Shares,
Common Shares (and Special      Common Shares represent 100% of the common     together with any issued Special Common
Common Shares, if authorized    equity of the Company                          Shares, would represent interests in the
and issued)                                                                    Company's common equity in the TDS Group. The
                                                                               TDS Group would consist of all businesses and
                                                                               assets of the Company other than the Cellular
                                                                               Group, the Telecom Group and the Aerial
                                                                               Group. In addition, upon completion of all of
                                                                               the Transactions as contemplated, the TDS
                                                                               Group would have approximately a 20% Retained
                                                                               Interest in each of the Cellular Group, the
                                                                               Telecom Group and the Aerial Group.

Cellular Group Shares           N/A                                            The Cellular Group Shares, when issued, are
                                                                               intended to reflect the separate performance
                                                                               of the Cellular Group, which consists of the
                                                                               Company's interest in U.S. Cellular,
                                                                               currently an 81%-owned subsidiary of the
                                                                               Company which operates and invests in
                                                                               cellular telephone companies and properties.
                                                                               Upon the completion of the U.S. Cellular
                                                                               Merger, U.S. Cellular would become a
                                                                               wholly-owned subsidiary of the Company.

Telecom Group Shares            N/A                                            The Telecom Group Shares, when issued, are
                                                                               intended to reflect the separate performance
                                                                               of the Telecom Group, which consists of the
                                                                               Company's interest in TDS Telecom, a
                                                                               wholly-owned subsidiary of the Company which
                                                                               operates landline telephone companies. The
                                                                               Telecom Group also includes the notional
                                                                               allocation of certain TDS debt.

Aerial Group Shares             N/A                                            The Aerial Group Shares, when issued, are
                                                                               intended to reflect the separate performance
                                                                               of the Aerial Group, which consists of the
                                                                               Company's interest in Aerial Communications,
                                                                               Inc., currently an 83%-owned subsidiary of
                                                                               the Company which is developing broadband
                                                                               personal communications services. Upon the
                                                                               completion of the Aerial Merger, Aerial would
                                                                               become a wholly-owned subsidiary of the
                                                                               Company.

AUTHORIZED SHARES:

                                                                                   CURRENT CAPITAL          TRACKING STOCK
                                                                                      STRUCTURE                PROPOSAL
                                                                               -----------------------  ----------------------
Preferred Shares                                                                         5,000,000                326,664(1)
Undesignated Shares                                                                      --                     4,673,336(1)
                                                                                      ------------           ------------
    SUBTOTAL                                                                             5,000,000              5,000,000
                                                                                      ------------           ------------
Common Shares                                                                          100,000,000            100,000,000
Series A Common Shares                                                                  25,000,000             25,000,000
Special Common Shares                                                                    --                    20,000,000
Cellular Group Shares                                                                    --                   140,000,000
Telecom Group Shares                                                                     --                    90,000,000
Aerial Group Shares                                                                      --                    95,000,000
                                                                                      ------------           ------------
  SUBTOTAL                                                                             125,000,000            470,000,000
                                                                                      ------------           ------------
  TOTAL AUTHORIZED SHARES                                                              130,000,000            475,000,000
                                                                                      ------------           ------------
                                                                                      ------------           ------------

------------

(1) The issued Preferred Shares of TDS Iowa will be converted into Preferred Shares of TDS Delaware with substantially the same rights, limitations and preferences, except as described herein. The authorized but unissued Preferred Shares of TDS Iowa will be reclassified as Undesignated Shares of TDS Delaware. As so reclassified, the Undesignated Shares will authorize the Board to designate one or more series of common as well as preferred stock. Such reclassification will permit the Board to designate and issue new series of Tracking Stock, as well as preferred stock. See "Proposal 1--Tracking Stock Proposal--Description of Restated Certificate of Incorporation of TDS Delaware."

PRO FORMA ISSUED SHARES (based on shares outstanding as of November 30, 1997, assuming shareholder approval of the Tracking Stock Proposal and assuming the Merger and the Distribution, but not including the other Transactions):

                                                                                   CURRENT CAPITAL          TRACKING STOCK
                                                                                      STRUCTURE                PROPOSAL
                                                                               -----------------------  ----------------------
Preferred Shares
  Issued                                                                                   296,664                296,664
  Issuable                                                                                  30,000                 30,000
                                                                                      ------------           ------------
      Total                                                                                326,664                326,664
                                                                                      ------------           ------------
                                                                                      ------------           ------------
Common Shares                                                                           53,878,129(2)          53,878,129
Series A Common Shares                                                                   6,933,233              6,933,233
                                                                                      ------------           ------------
Total Common and Series A Common Shares                                                 60,811,362             60,811,362
                                                                                      ------------           ------------
                                                                                      ------------           ------------
Cellular Group Shares(3)
  Outstanding (75%)                                                                      --                    60,811,362
  Retained Interest (25%)                                                                --                    20,270,454
                                                                                      ------------           ------------
      Total                                                                              --                    81,081,816
                                                                                      ------------           ------------
                                                                                      ------------           ------------
Telecom Group Shares(4)
  Outstanding (75%)                                                                      --                    40,540,908
  Retained Interest (25%)                                                                --                    13,513,636
                                                                                      ------------           ------------
      Total                                                                              --                    54,054,544
                                                                                      ------------           ------------
                                                                                      ------------           ------------
Aerial Group Shares(5)
  Outstanding (75%)                                                                      --                    40,540,908
  Retained Interest (25%)                                                                --                    13,513,636
                                                                                      ------------           ------------
      Total                                                                              --                    54,054,544
                                                                                      ------------           ------------
                                                                                      ------------           ------------

------------

(2) Includes 484,012 Common Shares held by a subsidiary of TDS.

(3) The distribution ratio for the Cellular Group Shares is anticipated to be one Cellular Group Share for each outstanding Common Share and Series A Common Share.

(4) The distribution ratio for the Telecom Group Shares is anticipated to be two-thirds of a Telecom Group Share for each outstanding Common Share and Series A Common Share.

(5) The distribution ratio for the Aerial Group Shares is anticipated to be two-thirds of an Aerial Group Share for each outstanding Common Share and Series A Common Share.

    Since the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger are expected to precede the Distribution, after such other Transactions but before the Distribution, the initial Retained Interest of the TDS Group in each Tracking Group would be approximately 80% for the Telecom Group, 81% for the Cellular Group and 83% for the Aerial Group. Of the total equity of each Tracking Group, not including shares issuable pursuant to Convertible Securities, approximately 15-25% of the Telecom Group would be represented by the Telecom Group Shares issued in the Telecom Public Offering, 19% of the Cellular Group would be represented by the Cellular Group Shares issued in the U.S. Cellular Merger, and 17% of the Aerial Group would be represented by the Aerial Group Shares issued in the Aerial Merger.

VOTING FOR DIRECTORS:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares issued before  The holders of the Preferred Shares issued     The holders of the Preferred Shares issued
October 31, 1981 and Common     before October 31, 1981 and Common Shares      before October 31, 1981 and Common Shares
Shares                          vote as a group in the election of 25% of the  would vote as a group together with the
                                directors (I.E., three directors based on a    holders of shares of Tracking Stock and any
                                Board of twelve directors). In such vote,      issued Special Common Shares in the election
                                each Preferred Share issued before October     of 25% of the directors plus one additional
                                31, 1981 and Common Share is entitled to one   director (I.E., four directors based on a
                                vote in the election of directors.             Board of twelve directors). In such vote,
                                                                               each Preferred Share issued before October
                                                                               31, 1981 and Common Share will continue to be
                                                                               entitled to one vote in the election of
                                                                               directors.

Preferred Shares issued after   The holders of the Preferred Shares issued     The holders of Preferred Shares issued after
October 31, 1981 and Series A   after October 31, 1981 and Series A Common     October 31, 1981 and Series A Common Shares
Common Shares                   Shares vote as a group in the election of 75%  would vote as a group in the election 75% of
                                of the directors (I.E., nine directors based   the directors less one director (I.E., eight
                                on a Board of twelve directors). In such       directors based on a Board of twelve
                                vote, each Series A Common Share is entitled   directors). In such vote, each Series A
                                to ten votes and each Preferred Share issued   Common Share will continue to be entitled to
                                after October 31, 1981 is entitled to one      ten votes and each Preferred Share issued
                                vote.                                          after October 31, 1981 will continue to be
                                                                               entitled to one vote.

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Tracking Stock (and Special                          N/A                       The holders of Tracking Stock (and any issued
Common Shares, if issued)                                                      Special Common Shares) would vote as a group
                                                                               together with the holders of Preferred Shares
                                                                               issued before October 31, 1981 and Common
                                                                               Shares (the "Public Holders") in the election
                                                                               of 25% of the directors plus one additional
                                                                               director (I.E., four directors based on a
                                                                               Board of twelve directors). In such vote,
                                                                               holders of any issued Special Common Shares
                                                                               would have one vote per share. Holders of
                                                                               Tracking Stock would initially have one vote
                                                                               per share. Thereafter, the number of votes
                                                                               which shares of each class of Tracking Stock
                                                                               would have in such vote would vary based on
                                                                               the average Market Capitalization of such
                                                                               class compared to the average Market
                                                                               Capitalization of all shares held by the
                                                                               Public Holders, calculated over the
                                                                               twenty-Trading Day period ending ten Trading
                                                                               Days prior to the record date for each annual
                                                                               meeting of shareholders. It is anticipated
                                                                               that the Cellular Group Shares would have
                                                                               more than one vote per share, and that the
                                                                               Telecom Group Shares and Aerial Group Shares
                                                                               would have approximately one vote per share
                                                                               based on anticipated market values, although
                                                                               this may change over time.

VOTING ON MATTERS OTHER THAN THE ELECTION OF DIRECTORS:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                As set forth in the designation.               All issued Preferred Shares would have one
                                                                               vote per share.

Common Shares                   The Common Shares have one vote per share.     The Common Shares would continue to have one
                                                                               vote per share.

Series A Common Shares          The Series A Common Shares have ten votes per  The Series A Common Shares would continue to
                                share.                                         have ten votes per share.

Tracking Stock (and Special     N/A                                            The shares of Tracking Stock (and Special
Common Shares, if issued)                                                      Common Shares, if issued), would have no
                                                                               vote, except in the election of certain
                                                                               directors as discussed above and as required
                                                                               by law.

PRO FORMA VOTING POWER ON MATTERS OTHER THAN THE ELECTION OF DIRECTORS (based on shares outstanding as of November 30, 1997, assuming the Distribution):

                                                                                   CURRENT CAPITAL
                                                                                      STRUCTURE         TRACKING STOCK PROPOSAL
                                                                               -----------------------  -----------------------
Preferred Shares                                                                            0.2%                     0.2%
Common Shares                                                                              43.6%                    43.6%
Series A Common Shares                                                                     56.2%(6)                 56.2%(6)
Tracking Stock (and Special                                                              N/A                         -0-
 Common Shares, if issued)

------------

(6) The TDS Voting Trust holds over 90% of the Series A Common Shares, representing over 50% of the voting power of TDS on matters other than the election of directors. The TDS Voting Trust would continue to control over 50% of the voting power of TDS with respect to matters other than the election of directors if the Tracking Stock Proposal, the Merger and all of the Transactions are implemented.

DIVIDENDS:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                Preferred Shares have a senior preference to   Issued Preferred Shares would continue to
                                all common stock. Dividends on Preferred       have a senior preference to all common stock.
                                Shares are payable out of all assets of the    Dividends on Preferred Shares are payable out
                                Company legally available for the payment of   of all assets of the Company legally
                                dividends.                                     available for the payment of dividends.
                                                                               However, dividends paid on the issued
                                                                               Preferred Shares will be notionally allocated
                                                                               to the TDS Group.

Common Shares and Series A      Common Shares are entitled to per share        Common Shares would be entitled to the same
Common Shares (and Special      dividends which are the same as or greater     per share dividends as any issued Special
Common Shares, if authorized    than the per share dividends on the Series A   Common Shares and to per share dividends
and issued)                     Common Shares. Subject to the Preferred        which are the same as or greater than the per
                                Shares dividend preference, dividends on       share dividends on the Series A Common
                                Common Shares and Series A Common Shares are   Shares. Subject to the Preferred Shares
                                payable out of all assets of the Company       dividend preference, dividends on Common
                                legally available for the payment of           Shares, Special Common Shares and Series A
                                dividends.                                     Common Shares are payable out of the lesser
                                                                               of (i) the assets of the Company legally
                                                                               available for the payment of dividends and
                                                                               (ii) the TDS Group's Available Dividend
                                                                               Amount.

Tracking Stock                  N/A                                            Subject to the Preferred Shares dividend
                                                                               preference, dividends on issued shares of a
                                                                               class of Tracking Stock would be payable only
                                                                               out of the lesser of (i) the assets of the
                                                                               Company legally available for the payment of
                                                                               dividends and (ii) such Tracking Group's
                                                                               Available Dividend Amount. The Available
                                                                               Dividend Amount for a Tracking Group is
                                                                               intended to be similar to an amount equal to
                                                                               the product of the Outstanding Interest
                                                                               Fraction and the amount of assets that would
                                                                               be available for the payment of dividends
                                                                               under Delaware law if such Tracking Group
                                                                               were a separate subsidiary.

DIVIDEND POLICY ON COMMON STOCK:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Common Shares and Series A      The Board of Directors currently pays an       The Board initially intends to establish a
Common Shares (and Special      annual dividend of $0.42 per Common Share and  policy of declaring an annual dividend of
Common Shares, if authorized    Series A Common Share.                         approximately $0.10 per Common Share and
and issued)                                                                    Series A Common Share. Special Common Shares,
                                                                               if issued, would be entitled to the same per
                                                                               share dividend as the Common Shares.(7)

Cellular Group Shares           N/A                                            The Board currently does not intend to pay
                                                                               dividends on the Cellular Group Shares.

Telecom Group Shares            N/A                                            The Board of Directors initially intends to
                                                                               establish a policy of declaring an annual
                                                                               dividend of approximately $0.48 per Telecom
                                                                               Group Share.(7)

Aerial Group Shares             N/A                                            The Board currently does not intend to pay
                                                                               dividends on the Aerial Group Shares.

---------

(7) After giving effect to the proposed two-thirds of one share distribution ratio for the Telecom Group Shares, the dividend of $0.48 per Telecom Group Share is equivalent to approximately $0.32 per existing Common Share or Series A Common Share (the "Telecom Equivalent Dividend Rate"). In addition, the Board intends to establish an annual dividend rate on the Common Shares and Series A Common Shares of $0.10 per share. The sum of this amount plus the Telecom Equivalent Dividend Rate is $0.42 per share per annum, which is the same as the current annual dividend on the existing Common Shares and Series A Common Shares. The intent is that, immediately after the Distribution, a current shareholder of the Company would continue to receive an aggregate dividend which is at least equal to the aggregate dividend such shareholder currently receives from the Company.

SHARE DIVIDENDS ON COMMON STOCK:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Common Shares and Series A      May be distributed only as follows: (i)        May be distributed only as follows: (i)
Common Shares (and Special      Common Shares may be distributed to holders    Common Shares may be distributed on an equal
Common Shares, if authorized    of Common Shares and proportionately to        per share basis to holders of Common Shares
and issued)                     holders of Series A Common Shares; (ii)        and holders of Series A Common Shares, and
                                Series A Common Shares may be distributed to   Special Common Shares may be distributed on
                                holders of Common Shares and proportionately   an equal per share basis to holders of
                                to holders of Series A Common Shares; and      Special Common Shares; (ii) Series A Common
                                (iii) Common Shares may be distributed to      Shares may be distributed on an equal per
                                holders of Common Shares and Series A Common   share basis to holders of Common Shares and
                                Shares may be distributed proportionately to   holders of Series A Common Shares, and
                                holders of Series A Common Shares.             Special Common Shares may be distributed on
                                                                               an equal per share basis to holders of
                                                                               Special Common Shares; (iii) Common Shares
                                                                               may be distributed on an equal per share
                                                                               basis to holders of Common Shares, Series A
                                                                               Common Shares may be distributed on an equal
                                                                               per share basis to holders of Series A Common
                                                                               Shares and Special Common Shares may be
                                                                               distributed on an equal per share basis to
                                                                               holders of Special Common Shares; (iv)
                                                                               Special Common Shares may be distributed on
                                                                               an equal per share basis to the holders of
                                                                               Common Shares, Series A Common Shares and any
                                                                               issued Special Common Shares, and (v) shares
                                                                               of any class of Tracking Stock may be
                                                                               distributed on an equal per share basis to
                                                                               the holders of Common Shares, Series A Common
                                                                               Shares and Special Common Shares up to the
                                                                               amount of the Retained Interest in such
                                                                               shares of Tracking Stock. In addition, shares
                                                                               of a new class or series of stock which
                                                                               represents a subdivision or new business of
                                                                               the TDS Group could be distributed to the
                                                                               holders of Series A Common Shares, Common
                                                                               Shares and any issued Special Common Shares
                                                                               on an equal per share basis.

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Tracking Stock                                       N/A                       Holders of shares of a class of Tracking
                                                                               Stock may receive shares of that same
                                                                               Tracking Stock, as well as shares of any
                                                                               other Tracking Stock up to the amount of the
                                                                               Inter-Group Interest in such other Tracking
                                                                               Stock. Holders of Tracking Stock may not
                                                                               receive any TDS Group Shares since a Tracking
                                                                               Group may not have an Inter-Group Interest in
                                                                               the TDS Group. In addition, shares of a new
                                                                               class or series of stock which represents a
                                                                               subdivision or new business of a Tracking
                                                                               Group could be distributed to the holders of
                                                                               shares related to such Tracking Group on an
                                                                               equal per share basis.

DISTRIBUTION OF A TDS GROUP SUBSIDIARY:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                As specified in the designation.               As specified in the designation.

Common Shares and Series A      To the extent practicable, holders of Common   To the extent practicable, holders of Common
Common Shares (and Special      Shares would receive subsidiary shares         Shares would receive subsidiary shares
Common Shares, if authorized    corresponding to Common Shares, and holders    corresponding to Common Shares, holders of
and issued)                     of Series A Common Shares would receive        Series A Common Shares would receive
                                subsidiary shares corresponding to Series A    subsidiary shares corresponding to Series A
                                Common Shares.                                 Common Shares and any issued Special Common
                                                                               Shares would receive subsidiary shares
                                                                               corresponding to Special Common Shares.

Tracking Stock                                       N/A                       Holders of Tracking Stock are not entitled to
                                                                               participate in the distribution of a
                                                                               subsidiary which is included in the TDS
                                                                               Group.

DISTRIBUTION OF A SUBSIDIARY OF A TRACKING GROUP (other than a Qualifying Subsidiary):

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                N/A                                            N/A

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Common Shares and Series A      N/A                                            With respect to the distribution of a
Common Shares (and Special                                                     subsidiary that is attributed to a Tracking
Common Shares, if authorized                                                   Group, other than a Qualifying Subsidiary
and issued)                                                                    that holds all of the assets and liabilities
                                                                               of such Tracking Group, holders of Common
                                                                               Shares and Series A Common Shares, as well as
                                                                               any issued Special Common Shares, may, in the
                                                                               sole discretion of the Board, receive
                                                                               subsidiary shares up to the amount of the
                                                                               Retained Interest by the TDS Group in such
                                                                               Tracking Group. In such event, to the extent
                                                                               practicable, holders of Common Shares would
                                                                               receive subsidiary shares corresponding to
                                                                               the Common Shares, holders of Series A Common
                                                                               Shares would receive subsidiary shares
                                                                               corresponding to Series A Common Shares and
                                                                               holders of Special Common Shares, if any,
                                                                               would receive subsidiary shares corresponding
                                                                               to Special Common Shares. The Series A Common
                                                                               Shares, Common Shares and any issued Special
                                                                               Common Shares would be entitled to receive
                                                                               the same number of subsidiary shares per
                                                                               share which are distributed in respect of the
                                                                               Retained Interest in such Tracking Group.

Tracking Stock                  N/A                                            With respect to the distribution of a
                                                                               subsidiary that is attributed to a Tracking
                                                                               Group, other than a Qualifying Subsidiary
                                                                               that holds all of the assets and liabilities
                                                                               of such Tracking Group, to the extent
                                                                               practicable, the holders of Tracking Stock of
                                                                               such Tracking Group would generally receive
                                                                               subsidiary shares corresponding to Special
                                                                               Common Shares. Holders of shares of Tracking
                                                                               Stock of any other Group may, at the sole
                                                                               discretion of the Board, receive subsidiary
                                                                               shares corresponding to Special Common
                                                                               Shares, up to the amount of any Inter-Group
                                                                               Interest of such Group in the Tracking Group
                                                                               making the distribution of subsidiary shares.

LIQUIDATION OF THE COMPANY:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                In the event of a liquidation of the Company,  In the event of a liquidation of the Company,
                                the Preferred Shares have a senior claim as    the issued Preferred Shares will continue to
                                to liquidation value plus accumulated          have a senior claim as to liquidation value
                                dividends.                                     plus accumulated dividends.

Common Shares and Series A      In the event of a liquidation of the Company,  In the event of a liquidation of the Company,
Common Shares (and Special      the Common Shares and Series A Common Shares   the Common Shares and Series A Common Shares,
Common Shares, if authorized    would share pari passu any assets remaining    and any issued Special Common Shares, would
and issued)                     for distribution to holders of common stock.   share any assets remaining for distribution
                                                                               to holders of common stock based upon
                                                                               Liquidation Units, with Common Shares, Series
                                                                               A Common Shares and any issued Special Common
                                                                               Shares each having one Liquidation Unit per
                                                                               share.

Tracking Stock                                       N/A                       In the event of a liquidation of the Company,
                                                                               the issued shares of each class of Tracking
                                                                               Stock would share any assets remaining for
                                                                               distribution to holders of common stock based
                                                                               upon Liquidation Units, with each Cellular
                                                                               Group Share having 2.5 Liquidation Units,
                                                                               each Telecom Group Share having 0.9
                                                                               Liquidation Units and each Aerial Group Share
                                                                               having 1.1 Liquidation Units.

DISPOSITION OF SUBSTANTIALLY ALL ASSETS OF A TRACKING GROUP:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                N/A                                            N/A

Common Shares and Series A      N/A                                            In the event of a disposition of any assets
Common Shares (and Special                                                     of a Tracking Group, the holders of Common
Common Shares, if authorized                                                   Shares, Special Common Shares and Series A
and issued)                                                                    Common Shares would indirectly share pari
                                                                               passu any proceeds allocable to the Retained
                                                                               Interest of the TDS Group in such Tracking
                                                                               Group.

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Tracking Stock                  N/A                                            In the event of a Disposition of all or
                                                                               substantially all of the properties and
                                                                               assets attributed to a Tracking Group (I.E.,
                                                                               80% or more on a current market value basis),
                                                                               other than in a transaction in which the
                                                                               Company receives primarily equity securities
                                                                               of an entity engaged or proposing to engage
                                                                               primarily in a business similar or
                                                                               complementary to the business of the Affected
                                                                               Tracking Group and certain other
                                                                               circumstances, the Company must either: (i)
                                                                               distribute to the holders of the affected
                                                                               Tracking Stock--by special dividend or by
                                                                               redemption of shares of outstanding Affected
                                                                               Tracking Stock--an amount in cash, securities
                                                                               or other property or any combination thereof
                                                                               equal to the proportionate interest of the
                                                                               outstanding Affected Tracking Stock in the
                                                                               Fair Value of the Net Proceeds of the
                                                                               Disposition; or (ii) convert each outstanding
                                                                               share of the Affected Tracking Stock into a
                                                                               number (or fraction) of Special Common Shares
                                                                               or shares of any other Tracking Stock (or any
                                                                               combination thereof on a pro rata basis)
                                                                               equal to 110% (the "Disposition Conversion
                                                                               Percentage") of the average daily ratio
                                                                               (calculated to the nearest five decimal
                                                                               places) of the Market Value of (A) one share
                                                                               of Affected Tracking Stock to (B) the Market
                                                                               Value of one Special Common Share or such
                                                                               other share of Tracking Stock (or any
                                                                               combination thereof on a pro rata basis)
                                                                               during a forty-Trading Day period beginning
                                                                               on the 11th Trading Day after consummation of
                                                                               the transaction.

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
                                                                               The Company may, at any time prior to the
                                                                               first anniversary of a dividend on, or
                                                                               partial redemption of, a class of Tracking
                                                                               Stock following a Disposition of all or
                                                                               substantially all of the properties and
                                                                               assets attributed to such Tracking Stock,
                                                                               convert each outstanding share of such
                                                                               Tracking Stock into a number (or fraction) of
                                                                               Special Common Shares or shares of another
                                                                               class of Tracking Stock, equal to the product
                                                                               of the Disposition Conversion Percentage and
                                                                               the average daily ratio of the Market Value
                                                                               of one share of the affected Tracking Stock
                                                                               to the Market Value of one Special Common
                                                                               Share or one share of such other Tracking
                                                                               Stock (or a combination thereof on a pro rata
                                                                               basis), calculated over the twenty-Trading
                                                                               Day period ending five Trading Days prior to
                                                                               the date of notice of such conversion.

                                                                               If there is no public market for the Special
                                                                               Common Shares at the time of such conversion,
                                                                               the Market Value per share will be deemed to
                                                                               be the same as the Common Shares.

REDEMPTION AT THE OPTION OF THE COMPANY(8):

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                Certain Preferred Shares are redeemable by     Issued Preferred Shares which are redeemable
                                their terms.                                   by their terms will continue to be
                                                                               redeemable.

Common Shares                   Not redeemable.                                Not generally redeemable.

Series A Common Shares          Not redeemable.                                Not redeemable.

Special Common Shares           N/A                                            Not generally redeemable.

Tracking Stock                  N/A                                            The Company may redeem any class of Tracking
                                                                               Stock of a Tracking Group for a number of
                                                                               shares of one or more Qualifying Subsidiaries
                                                                               (that hold all of the assets and liabilities
                                                                               attributed to such Tracking Group) equal to
                                                                               the product of the Adjusted Outstanding
                                                                               Interest Fraction of such Tracking Group and
                                                                               the total number of shares of each of such
                                                                               Qualifying Subsidiaries held by the Company.

------------

(8) In addition to the redemption provisions described above, the Restated Certificate of TDS Delaware will permit shares of capital stock, other than the Series A Common Shares, to be redeemed by the Company, generally at fair market value, to the extent necessary to prevent the loss or secure the reinstatement of, or prevent the denial of applications for the renewal of, any license or franchise from any governmental agency.

CONVERSION AT THE OPTION OF THE COMPANY:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                Not convertible at the option of the Company.  Not convertible at the option of the Company.

Common Shares                   Not convertible at the option of the Company.  Not convertible at the option of the Company.

Series A Common Shares          Not convertible at the option of the Company.  Not convertible at the option of the Company.

Special Common Shares                                N/A                       Not convertible at the option of the Company.

Tracking Stock                                       N/A                       The Company may, at any time, convert each
                                                                               share of Tracking Stock of any class into a
                                                                               number of Special Common Shares or shares of
                                                                               another class of Tracking Stock or any
                                                                               combination thereof, equal to the Optional
                                                                               Conversion Percentage of the average daily
                                                                               ratio of the Market Value of one share of
                                                                               such Tracking Stock to be converted to the
                                                                               Market Value of one Special Common Share or
                                                                               share of such other class of Tracking Stock
                                                                               (or a combination thereof on a pro rata
                                                                               basis), calculated over the twenty-Trading
                                                                               Day period ending five Trading Days prior to
                                                                               the date of notice of such conversion.

                                                                               The initial Optional Conversion Percentage
                                                                               will be 115% and will remain fixed for a
                                                                               period of five years, and then will decline
                                                                               annually at a rate of 1% per year until the
                                                                               Optional Conversion Percentage is 110% on the
                                                                               ninth anniversary of the initial issuance
                                                                               date of the applicable Tracking Stock.

                                                                               If there is no public market for the Special
                                                                               Common Shares, the Market Value per share
                                                                               will be deemed to be the same as the Common
                                                                               Shares.

CONVERSION AT THE OPTION OF THE HOLDER:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                Certain series of Preferred Shares are         The series that are currently convertible
                                convertible into Common Shares.                into Common Shares would continue to be
                                                                               convertible into Common Shares.

                                                                               In the event of the Distribution, such
                                                                               Preferred Shares would be convertible into
                                                                               Common Shares and a number of Cellular Group
                                                                               Shares, Telecom Group Shares and Aerial Group
                                                                               Shares as if such Preferred Shares had been
                                                                               converted immediately prior to the
                                                                               Distribution.

Common Shares                   N/A                                            Not convertible.

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Series A Common Shares          Convertible on a share-for-share basis into    Convertible on a share-for-share basis into
                                Common Shares.                                 Common Shares or Special Common Shares.

Special Common Shares           N/A                                            Not convertible.

Tracking Stock                  N/A                                            Not convertible.

PREEMPTIVE RIGHTS:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                None                                           None

Common Shares                   None                                           None

Series A Common Shares          Series A Common shareholders have a            Series A Common shareholders would continue
                                preemptive right to purchase additional        to have a preemptive right to purchase
                                Series A Common Shares for cash.               additional Series A Common Shares for cash.

Special Common Shares           N/A                                            None

Tracking Stock                  N/A                                            None

PAR VALUE:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                                No par value                                       $0.01

Undesignated Shares                                  N/A                                           $0.01

Common Shares                                       $1.00                                          $0.01

Series A Common Shares                              $1.00                                          $0.01

Special Common Shares                                N/A                                           $0.01

Telecom Group                                        N/A                                           $0.01

Cellular Group Shares                                N/A                                           $0.01

Aerial Group Shares                                  N/A                                           $0.01

AMERICAN STOCK EXCHANGE ("AMEX") LISTING:

                                          CURRENT CAPITAL STRUCTURE                       TRACKING STOCK PROPOSAL
                                ---------------------------------------------  ---------------------------------------------
Preferred Shares                                 Not Listed                                     Not Listed

Common Shares                   Listed on the AMEX under the symbol TDS.       Would continue to be listed on the AMEX under
                                                                               the symbol TDS.

Series A Common Shares          Not listed, but convertible into Common        Not listed, but convertible into Common
                                Shares, which are listed.                      Shares, which are listed.

Tracking Stock                                       N/A                       Application is being filed to list all shares
                                                                               of Tracking Stock on the AMEX.

             SIGNIFICANT DIFFERENCES BETWEEN IOWA AND DELAWARE LAW

    THE FOLLOWING SUMMARIZES THE RIGHTS OF SHAREHOLDERS UNDER DELAWARE LAW AS COMPARED TO THE RIGHTS OF SHAREHOLDERS UNDER IOWA LAW:

       PROVISION                     IOWA ARTICLES                 RESTATED DELAWARE CERTIFICATE
------------------------  ------------------------------------  ------------------------------------
Increase in Authorized    An increase or decrease in the        As permitted by Delaware law, the
Shares                    number of authorized shares of any    Restated Certificate provides that
                          class requires approval by the        an increase or decrease in the
                          holders of a majority of the          number of authorized shares of any
                          outstanding shares of such class and  class may be approved by the holders
                          any other class which is prior,       of a majority of the voting power of
                          superior or substantially equal to    the outstanding shares of the
                          such class, each voting as a          Company entitled to vote in matters
                          separate group (even if such shares   other than the election of
                          are nonvoting), and by the holders    directors, voting as a single group.
                          of the voting power of all shares of
                          capital stock.

Redemption of Shares to   Iowa has no statute permitting the    As permitted by Delaware law, the
Protect Licenses          redemption of shares to protect       Restated Certificate provides that
                          licenses.                             the Company may redeem certain
                                                                shares of capital stock, generally
                                                                at fair market value, to the extent
                                                                necessary to prevent the loss or
                                                                secure the reinstatement of, or to
                                                                prevent the denial of applications
                                                                for or the renewal of any license or
                                                                franchise from any governmental
                                                                agency.

Voting Trust              Under current Iowa law, a voting      Delaware has no limitation on the
                          trust cannot be established with a    term of a voting trust.
                          term of more than ten years after
                          its effective date, unless extended.

Election of Directors     The election of a director requires   The election of a director requires
                          the affirmative vote of a majority    the affirmative vote of a plurality
                          of the votes cast by shares entitled  of the voting power of shares
                          to vote with respect to such          present in person or represented by
                          director.                             proxy at the meeting and entitled to
                                                                vote with respect to such director.

Removal of Directors      Shareholders may remove one or more   Unless the certificate of
                          directors, with or without cause,     incorporation provides otherwise,
                          unless the articles of incorporation  the shareholders may remove
                          provide that directors may be         directors of a corporation with a
                          removed only for cause. The Articles  classified board only for cause. The do not provide that directors may be  Restated Certificate provides that
                          removed only for cause.               directors may be removed with cause
                                                                by a majority vote of the shares
                                                                entitled to vote in the election of
                                                                such directors, or without cause
                                                                upon a vote by 80% of the voting
                                                                power of the shares entitled to vote
                                                                in the election of such directors.

       PROVISION                     IOWA ARTICLES                 RESTATED DELAWARE CERTIFICATE
------------------------  ------------------------------------  ------------------------------------
Meetings of Shareholders  Special meetings of shareholders may  Special meetings of shareholders may be called by the board of directors,  be called by the board of directors a person or persons so authorized by  or such other person as may be
                          the articles of incorporation or      authorized by the certificate of
                          bylaws, or by holders of at least     incorporation or the bylaws. The
                          fifty percent of the votes entitled   Delaware Bylaws will authorize the
                          to be cast on any issue proposed to   Chairman, President or holders of at
                          be considered at the special          least fifty percent of the votes
                          meeting. The TDS Iowa Bylaws provide  entitled to be cast at a special that the principal executive officer  meeting to call a special meeting.
                          is authorized to call special
                          meetings of shareholders.

Shareholder Action by     Unless otherwise provided in the      Unless otherwise provided in the
Written Consent           articles of incorporation,            certificate of incorporation,
                          shareholder action may be taken       shareholder action may be taken
                          without a meeting or vote if a        without a meeting or vote if a
                          written consent is signed by the      written consent is signed by the
                          holders of outstanding shares having  holders of outstanding shares having
                          90% of the votes entitled to be cast  a majority of votes entitled to be
                          at a meeting. The Articles do not     cast at a meeting. The Restated
                          provide otherwise.                    Certificate does not provide
                                                                otherwise.

Amendments to Charter     An amendment to the articles of       An amendment to the certificate of
                          incorporation must be approved by a   incorporation generally requires
                          majority of the votes entitled to be  approval by holders of a majority of
                          cast by any voting group with         the voting power of all outstanding
                          respect to which the amendment would  shares. Holders of shares of a class
                          create dissenters' rights and a       are entitled to vote as a class of
                          majority of the votes cast by every   capital stock on a proposed
                          other voting group entitled to vote   amendment if the amendment would
                          on the amendment. In general,         increase or decrease the par value
                          holders of shares of a class of       or alter the powers, preferences or
                          capital stock are entitled to vote    special rights of the shares of such
                          as a separate group if the amendment  class so as to affect them
                          has any effect on such class, even    adversely.
                          if the articles provide that such
                          shares are nonvoting.

Share Exchanges, Mergers  A share exchange or merger must be    A merger or consolidation must be
and Consolidations        approved by holders of a majority of  approved by the holders of a
                          the voting power of all shares of     majority of the voting power of the
                          capital stock entitled to vote with   outstanding shares entitled to vote
                          respect to such matter and, in        with respect to such matter. A
                          general, by a majority of the shares  merger or consolidation does not of each class of capital stock which  require a separate class vote by any
                          is affected in some manner by the     class of capital stock. Delaware law
                          share exchange or merger. Iowa law    does not provide for mandatory share
                          does not provide for consolidations.  exchanges.

       PROVISION                     IOWA ARTICLES                 RESTATED DELAWARE CERTIFICATE
------------------------  ------------------------------------  ------------------------------------
Appraisal Rights          Shareholders are entitled to dissent  Shareholders are entitled to dissent
                          from and obtain the fair value of     and obtain the fair value of their
                          their shares in the event of certain  shares in connection with mergers or
                          amendments to the articles of         consolidations, provided that
                          incorporation which materially and    appraisal rights do not apply (i) to
                          adversely affect rights in respect    shareholders of a surviving
                          of a dissenter's shares, and sales    corporation if shareholder approval
                          of all or substantially all of a      is not required or (ii) as to any
                          corporation's assets, share           class of stock which is either
                          exchanges and mergers which require   listed on a national securities
                          a shareholder vote.                   exchange or the Nasdaq national
                                                                market, or held of record by more
                                                                than 2,000 holders, unless
                                                                shareholders are required to accept
                                                                for their shares anything other than
                                                                shares in the surviving corporation,
                                                                shares in any other corporation that
                                                                is similarly listed or held, and/or
                                                                cash in lieu of fractional shares.

Anti-Takeover Law         A corporation is prohibited from      A corporation is prohibited from
                          engaging in a business combination    engaging in a business combination
                          with an interested shareholder for a  with an interested shareholder for a
                          period of three years following the   period of three years following the
                          time such person became interested    time such person became interested
                          unless approved by the board of       unless approved by the board of
                          directors before the shareholder      directors before the shareholder
                          became an interested shareholder,     became an interested shareholder,
                          approved by the board of directors    approved by the board of directors
                          and the holders of 66 2/3% of the     and the holders of 66 2/3% of the
                          outstanding voting stock not owned    outstanding voting stock not owned
                          by the interested shareholder after   by the interested shareholder
                          the shareholder became an interested  (except by written consent) after
                          shareholder or the interested         the shareholder became an interested
                          shareholder owned at least 85% of     shareholder or the interested
                          the voting stock outstanding upon     shareholder owned at least 85% of
                          consummation of the interested        the voting stock outstanding upon
                          shareholder transaction. TDS is       consummation of the interested
                          currently subject to this provision.  shareholder transaction. As permitted by Delaware law, the
                                                                Restated Certificate provides that
                                                                TDS elects not to be governed by
                                                                this provision.

Dividends and Stock       No distribution can be made if,       Dividends may be paid out of any
Repurchases               after giving it effect, the           surplus and, if none, any net
                          corporation would not be able to pay  profits for the fiscal year in which
                          its debts as they become due in the   the dividend was declared or the
                          usual course of business or the       preceding fiscal year. A corporation
                          corporation's total assets would be   may purchase or redeem shares only
                          less than the sum of its total        when its capital is not impaired and
                          liabilities plus the amount that      such purchase or redemption would
                          would be needed to satisfy the        not cause any impairment of the
                          superior preferential rights of       capital.
                          shareholders upon dissolution.

Transactions Involving    A conflict of interest transaction    A conflict of interest transaction
Officers and Directors    can be authorized, approved or        can be authorized, approved or
                          ratified by a committee of two or     ratified by a committee of one or
                          more disinterested directors or by a  more disinterested directors or by a
                          majority of the shares entitled to    majority of the shares entitled to
                          vote (excluding shares owned by or    vote (including shares owned by or
                          under the control of any interested   under the control of any interested
                          director).                            director).

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Company has been advised by counsel that no gain or loss will be recognized by the non-dissenting shareholders of the Company in connection with the Merger or the Distribution (except with respect to any cash received in lieu of fraction shares in the Distribution); however, there are no court decisions bearing directly on the Tracking Stock Proposal and the Internal Revenue Service has announced that it will not issue advance rulings on the federal income tax consequences of transactions similar to the Tracking Stock Proposal. See "Proposal 1-- Tracking Stock Proposal--Certain Federal Income Tax Considerations."

                               DISSENTERS' RIGHTS

    Shareholders of the Company whose shares are not voted in favor of the Tracking Stock Proposal and who otherwise duly take all action required by Iowa law will have statutory dissenters' rights under Iowa law. See "Proposal 1--Tracking Stock Proposal--Rights of Dissenting Shareholders." If, in the judgment of the Board, an excessive number of shareholders assert dissenters' rights, it is contemplated that the Board may abandon the Tracking Stock Proposal, even if it is approved by shareholders.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information for the Company for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Consolidated Financial Statements contained in Annex I and other financial information contained in TDS's Annual Reports on Form 10-K for such years. See "Available Information" and "Documents Incorporated by Reference." Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the Company contained in Annex I, which have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                           NINE MONTHS
                                      ENDED OR AT SEPTEMBER
                                               30,                          YEAR ENDED OR AT DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------
                                         1997        1996        1996        1995        1994        1993        1992
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           (UNAUDITED)             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating Revenues (1)..............  $1,070,371  $  861,312  $1,186,884  $  942,307  $  726,036  $  553,829  $  432,740
Operating Income....................      46,204     121,301     154,098     131,998     108,822      69,733      54,065
Other Income........................      67,149     136,588     140,540     103,857      33,686      28,126      46,832
Interest Expense....................      60,579      30,343      42,853      50,848      41,251      37,466      32,610
Income Taxes........................      27,317     111,496     123,646      81,029      40,713      26,497      29,767
Net Income Before
  Extraordinary Item and Cumulative
    Effect of Accounting Changes....      25,457     116,050     128,139     103,978      60,544      33,896      38,520
Extraordinary Item..................      --          --          --          --          --          --            (769)
Cumulative Effect of Accounting
  Changes (2).......................      --          --          --          --            (723)     --          (6,866)
Net Income..........................      25,457     116,050     128,139     103,978      59,821      33,896      30,885
Net Income Available to Common......  $   24,035  $  115,281  $  126,293  $  102,044  $   58,012  $   31,510  $   28,648
Weighted Average Common Shares
  (000s)............................      60,395      60,856      60,732      58,356      54,197      47,266      39,074
Earnings Per Common Share:
  Before Extraordinary Item and
    Cumulative Effect of Accounting
    Changes.........................  $     0.40  $     1.89  $     2.08  $     1.74  $     1.07  $     0.67  $     0.91
  Net Income........................  $     0.40  $     1.89  $     2.08  $     1.74  $     1.06  $     0.67  $     0.72

OTHER DATA:
EBITDA (3)..........................  $  258,601  $  291,445  $  385,681  $  323,502  $  260,333  $  187,714  $  146,062
Construction Expenditures...........  $  579,138  $  347,709  $  550,204  $  359,996  $  319,701  $  200,984  $  146,963

BALANCE SHEET DATA:
Cash and Cash Equivalents and
  Temporary Investments.............  $   74,855  $  142,273  $  119,297  $   80,851  $   44,566  $   73,385  $   58,145
Property, Plant and Equipment
  (Net).............................   2,220,087   1,560,572   1,828,889   1,293,410   1,063,656     846,089     695,623
Total Assets........................   4,661,071   3,933,418   4,200,969   3,469,082   2,790,127   2,259,182   1,696,486
Notes Payable.......................     451,329      98,236     160,537     184,320      98,608       6,309      46,816
Long-term Debt (including current
  portion)(4).......................   1,241,669     926,821   1,018,851     894,584     562,165     537,566     426,885
Redeemable Preferred Shares
  (including current portion).......       1,578       1,937       1,858      15,093      25,001      27,367      27,967
Common Stockholders' Equity.........  $1,968,279  $2,024,386  $2,032,941  $1,684,365  $1,473,038  $1,224,285  $  877,419

------------

(1) Effective January 1, 1997, U.S. Cellular changed its financial reporting presentation for certain credits given to cellular customers on their monthly bills. Amounts for the years 1993-1996 have been reclassified to conform to the 1997 presentation.

(2) Effective January 1, 1994, TDS adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Post employment Benefits." The cumulative effect of the change on years prior to 1994 has been reflected in 1994 net income. Prior years' financial information has not been restated.
    Effective January 1, 1993, TDS adopted SFAS 109, "Accounting for Income Taxes." The cumulative effect of the change on years prior to 1993 did not have a material effect on net income or earnings per share. Prior years' financial information has not been restated.
    Effective January 1, 1992, TDS adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect of the change on years prior to 1992 has been reflected in 1992 net income. Prior years' financial information has not been restated.

(3) EBITDA represents Operating Income plus depreciation and amortization. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

(4) Long-term Debt does not reflect $150 million of Company-obligated Mandatorily Redeemable Preferred Securities of a Subsidiary Trust holding solely Company Subordinated Debentures, or the repayment of certain Notes Payable with the proceeds thereof, which occurred on November 18, 1997.

       SELECTED FINANCIAL INFORMATION OF THE UNITED STATES CELLULAR GROUP

    The following table sets forth selected financial information for the Cellular Group for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Financial Statements contained in Annex II and other financial information. Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the Cellular Group contained in Annex II, which have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                          (UNAUDITED)
                                    NINE MONTHS ENDED OR AT
                                         SEPTEMBER 30,                        YEAR ENDED OR AT DECEMBER 31,
                                    ------------------------  -------------------------------------------------------------
                                       1997         1996         1996         1995         1994         1993        1992
                                    -----------  -----------  -----------  -----------  -----------  -----------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
OPERATING FINANCIAL DATA:
Operating Revenues(1)(2)..........  $   634,122  $   493,331  $   680,068  $   480,316  $   327,630  $   210,344  $ 139,929
Operating Income (Loss)...........      110,511       74,937       87,366       42,755       17,385       (8,656)   (12,705)
Other Income......................       62,288      166,299      177,314      116,766       25,808       19,097     40,981
Interest Expense..................       20,295       17,496       23,111       27,287       21,883       33,190     20,095
Income Taxes......................       66,122      105,158      111,640       32,492        4,917        2,692      1,987
Net Income (Loss).................  $    86,382  $   118,582  $   129,929  $    99,742  $    16,393  $   (25,441) $   6,194
OTHER DATA:
EBITDA(3).........................  $   205,152  $   154,153  $   196,205  $   132,213  $    82,839  $    36,371  $  16,934
Construction Expenditures.........  $   247,957  $   172,915  $   248,123  $   206,182  $   168,095  $    90,328  $  53,325

BALANCE SHEET DATA:
Cash and Cash Equivalents and
  Temporary Investments...........  $   120,894  $    65,222  $    14,377  $    38,404  $     5,800  $     6,274  $   4,130
Property, Plant and Equipment
  (Net)...........................      792,279      614,781      650,754      530,027      368,181      246,414    158,948
Total Assets......................    2,412,205    2,089,255    2,085,899    1,880,144    1,534,787    1,245,396    855,579
Notes Payable.....................        1,375        1,375        1,375        1,375          637      --          --
                                    -----------  -----------  -----------  -----------  -----------  -----------  ---------
Long-term Debt (including current
  portion)........................      511,465      355,805      353,761      355,747      302,219      204,455    331,317
United States Cellular Group
  Equity..........................  $ 1,571,146  $ 1,464,156  $ 1,476,202  $ 1,329,454  $ 1,093,967  $   940,128  $ 450,984

------------

(1) Beginning on January 1, 1997, the Company changed its financial reporting presentation for certain credits given to customers on their monthly bills. As of that date, the Company reported the foregone revenues resulting from these credits as a reduction of local retail revenue. Prior to that date, these foregone revenues were reported as marketing and selling expense (for new customers) and general and administrative expense (for current customers). 1993-1996 amounts have been reclassified to conform to 1997 presentation.

(2) Beginning on January 1, 1994, the Company changed its financial reporting presentation for outbound, or pass-through, roaming revenue. Pass-through roaming revenue is now treated as an offset to the expense charged by other cellular carriers, with the net amount included in system operations expense. 1992-1993 amounts have been reclassified to conform to 1994 presentation.

(3) EBITDA represents Operating Income plus depreciation and amortization. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

       SELECTED FINANCIAL INFORMATION OF THE TDS TELECOMMUNICATIONS GROUP

    The following table sets forth selected financial information for the Telecom Group for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Financial Statements contained in Annex III and other financial information. Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the Telecom Group contained in Annex III, which have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                           (UNAUDITED)
                                           NINE MONTHS
                                      ENDED OR AT SEPTEMBER
                                               30,                          YEAR ENDED OR AT DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------
                                         1997        1996        1996        1995        1994        1993        1992
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
Operating Revenue...................  $  338,700  $  288,836  $  402,629  $  354,841  $  306,341  $  268,122  $  238,095
Operating Income....................      76,708      73,711     103,358      98,240      91,606      78,585      72,218
Other Income........................      11,066      14,427      19,593      20,794      15,253      10,222       7,376
Interest Expense....................      47,216      45,700      61,573      60,648      50,677      47,018      43,454
Income Taxes........................      17,432      17,633      25,685      24,231      22,806      22,760      13,151
Net Income Before Cumulative Effect
  of Accounting Changes.............      23,127      24,805      35,694      34,155      33,377      19,031      22,988
Cumulative Effect of Accounting
  Changes (1).......................      --          --          --          --             723      --          --
Net Income..........................  $   23,127  $   24,805  $   35,694  $   34,155  $   32,654  $   19,031  $   22,988

OTHER DATA
EBITDA (2)..........................  $  150,949  $  137,652  $  192,325  $  175,594  $  160,484  $  138,672  $  124,164
Construction Expenditures...........  $   96,717  $   91,131  $  144,440  $  104,372  $  115,483  $   80,818  $   65,652

BALANCE SHEET DATA
Cash and Cash Equivalents
  and Temporary Investments.........  $   50,685  $   85,684  $   72,902  $   62,286  $   35,430  $   37,357  $   48,701
PP&E--Net...........................     787,975     736,282     769,361     659,339     611,450     524,322     469,070
Total Assets........................   1,361,181   1,317,312   1,352,929   1,238,954   1,138,242     959,582     796,088
Notes Payable.......................      28,788      21,596      27,542      28,002      16,429      13,447      21,163
Long-term debt--Including Current...     560,833     558,608     560,921     536,476     492,946     470,257     354,024
Long-term debt--affiliated..........     230,274     237,379     237,035     231,360     223,125     226,923     222,021
TDS Telecommunications Group
  Equity............................  $  373,895  $  321,836  $  343,816  $  265,387  $  228,800  $  107,298  $   88,733

------------

(1) Effective January 1, 1994, TDS adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of the change on years prior to 1994 has been reflected in 1994 net income. Prior years' financial information has not been restated.

(2) EBITDA represents Operating Income plus depreciation and amortization. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles and should not be considered as a measurement of net cash flows from operating activities.

       SELECTED FINANCIAL INFORMATION OF THE AERIAL COMMUNICATIONS GROUP

    The following table sets forth selected financial information for the Aerial Group for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Financial Statements contained in Annex IV and other financial information. Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the Aerial Group contained in Annex IV, which have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                           (UNAUDITED)
                                           NINE MONTHS
                                      ENDED OR AT SEPTEMBER
                                               30,                          YEAR ENDED OR AT DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------
                                         1997        1996        1996        1995        1994        1993        1992
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
OPERATING FINANCIAL DATA:
Operating Revenues..................  $   25,791  $   --      $   --      $   --      $   --      $   --      $   --
Operating (Loss)....................    (137,784) $  (24,312)    (43,950)     (7,562)     (1,977)        (65)       (192)
Investment and Other Income.........         134       3,736       7,924          49           2           2           4
Interest Expense, Net...............      13,735       1,677       2,762       1,051          50          40          15
Income Tax Expense (Benefit)........       3,028       1,453        (867)     (2,096)       (742)        (36)        (69)
Net (Loss) to Shareholders..........  $ (154,413) $  (23,706) $  (37,921) $   (6,468) $   (1,283) $      (67) $     (134)

BALANCE SHEET DATA:
Cash and Cash Equivalents...........  $      261  $   99,357  $   35,284  $      261  $       10  $        4  $       17
Property, Plant and Equipment
  (Net).............................     548,191      10,201     252,423      12,087      --             414         344
Investment in PCS Licenses (Net)....     295,333     305,676     304,354     305,818      20,401      --          --
Total Assets........................     899,580     532,422     672,827     360,444      21,320         512         441
Long-term Debt (Revolving Credit
  Agreement--TDS)...................     330,426      --          --          60,238      22,659         650         450
Long-term Debt......................     165,278      11,427     103,743      --          --          --          --
Aerial Communications Group Equity
  (Deficit).........................     284,705     451,780     437,785     281,282      (1,444)       (161)        (94)
Construction Expenditures...........  $  203,374  $   70,407  $  242,270  $   12,134  $   --      $   --      $   --

                SELECTED FINANCIAL INFORMATION OF THE TDS GROUP

    The following table sets forth selected financial information for the TDS Group for each of the fiscal years in the five-year period ended December 31, 1996 and for the nine-month periods ended September 30, 1996 and 1997. The information for each of the five years ended December 31, 1996 has been derived from the audited Financial Statements contained in Annex V and other financial information. Information for the nine-month periods ended September 30, 1996 and 1997 has been derived from the unaudited financial statements of the TDS Group contained in Annex V, which have been prepared on the same basis as the audited financial statements of the Company, and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. Operating results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                           NINE MONTHS
                                      ENDED OR AT SEPTEMBER
                                               30,                          YEAR ENDED OR AT DECEMBER 31,
                                      ----------------------  ----------------------------------------------------------
                                         1997        1996        1996        1995        1994        1993        1992
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                           (UNAUDITED)                          (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net Income..........................  $   25,457  $  116,050  $  128,139  $  103,978  $   59,821  $   33,896  $   30,885
Net Income Available to Common and
  Series A Common Shares............      24,035     115,281     126,293     102,044      58,012      31,510      28,648
Dividends per Common and Series A
  Common Share......................  $     .315  $      .30  $      .40  $      .38  $      .36  $      .34  $      .32

OTHER DATA:
Cash and Cash Equivalents and
  Temporary Investments.............  $    8,001  $   64,270  $   58,282  $   19,111  $   23,543  $   43,944  $   15,062
Working Capital.....................    (641,042)   (240,450)   (239,027)   (342,011)   (212,276)    (68,243)    (95,995)
Property, Plant and Equipment,
  net...............................      91,641      88,866      86,051      91,693      84,120      75,485      67,361
Total Assets........................   2,766,945   2,521,047   2,501,210   2,225,760   1,882,030   1,456,803   1,106,400
Notes Payable-Affiliates............     261,503     303,006     200,041     190,085     108,130     123,511      94,258
Notes Payable-Other.................     449,954      95,468     159,162     182,625      97,724       6,059      46,210
Redeemable Preferred Shares,
  including current portion.........       1,579       1,937       1,858      15,093      25,001      27,367      27,967
TDS Group Equity....................   1,967,219   2,023,574   2,032,032   1,683,650   1,472,509   1,223,930     877,229
Construction Expenditures...........  $   31,091  $   41,892  $   44,560  $   36,905  $   37,737  $   29,267  $   26,831

------------

(1) The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82.3%-owned subsidiary.
    Under the Tracking Stock Proposal, prior to the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger and the Distribution, the TDS Group would have an approximately 81% Retained Interest in the Cellular Group, a 100% Retained Interest in the TDS Telecom Group, and an approximately 83% interest in the Aerial Group. Following completion of the Tracking Stock Proposal, it is currently anticipated that the TDS Group would have an approximately 20% Retained Interest in each of the Groups. For purposes of the TDS Group financial statements, the TDS Groups Retained Interest in the equity value of the Groups has been reflected on "Investments In Affiliated Groups." Similarly, the net income or loss of the Groups attributable to the TDS Group Retained Interest is reflected as "Equity in Net Income of Cellular Group, Equity in Net Income of Telecom Group and Equity in Net
    (Loss) of Aerial Group" in the Statements of Operations.

                                  RISK FACTORS

    Shareholders should consider the following factors, in addition to the other information contained elsewhere in this Proxy Statement/Prospectus and the Exhibits and Appendices hereto, in connection with the Tracking Stock Proposal. For definitions of certain defined terms, see "Proposal 1--Tracking Stock Proposal--Certain Definitions" and Exhibit G--Index of Certain Defined Terms.

SHAREHOLDERS OF ONE COMPANY; FINANCIAL EFFECTS OF ONE GROUP COULD ADVERSELY
  AFFECT THE OTHER GROUPS

    Notwithstanding the attribution of assets and liabilities (including contingent liabilities) and shareholders' equity among the Groups for the purpose of preparing their respective financial statements, the change in the capital structure of the Company contemplated by the Tracking Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries, except that TDS Delaware will succeed to all of the franchises, rights, assets and liabilities of TDS Iowa. Financial impacts arising from the TDS Group, the Cellular Group, the Telecom Group or the Aerial Group that affect the consolidated results of operations or financial position of the Company could affect the results of operations or financial position of the other Groups. Moreover, any net losses of the TDS Group, the Cellular Group, the Telecom Group or the Aerial Group, and any distributions on, or repurchases of, any shares of capital stock will reduce the funds of the Company legally available for the payment of dividends on all classes and series of common stock of the Company.

    Accordingly, the TDS Group, Cellular Group, Telecom Group and Aerial Group financial information should be read in conjunction with the Company's consolidated financial information. The Company will continue to prepare consolidated financial statements and also provide such consolidated financial statements to the holders of each of the Tracking Stocks. If the Tracking Stock Proposal is approved, the Company will provide to shareholders of each of the TDS Group, Cellular Group, Telecom Group and Aerial Group separate financial statements, financial reviews, descriptions of businesses and other relevant information for the respective Group, together with the Company's consolidated financial statements. Upon request, the Company will provide to any shareholder of a Group a copy of the separate combined financial statements related to any of the other Groups.

LIMITED SEPARATE SHAREHOLDER RIGHTS

    Under the Tracking Stock Proposal, holders of Cellular Group Shares, Telecom Group Shares or Aerial Group Shares would not have any legal rights specifically related to the assets attributed to the Cellular Group, Telecom Group or Aerial Group, respectively, and the holders of Common Shares and Series A Common Shares would not have any legal rights specifically related to the TDS Group, except as described herein. Holders of Tracking Stock will be common shareholders of the Company, and will continue to be subject to all the risks associated with an investment in the Company and all of its businesses and liabilities. The Company and its subsidiaries will continue to be responsible for each of their respective liabilities.

CHANGES IN VOTING FOR DIRECTORS

    At present, the holders of Series A Common Shares and Preferred Shares issued after October 31, 1981 which have voting rights, voting as a group, elect all of the directors (nine out of twelve directors) who are not elected by the holders of Common Shares and Preferred Shares issued prior to October 31, 1981 (three out of twelve directors). After the Merger, holders of Preferred Shares issued before October 31, 1981 and Common Shares will vote as a group with the holders of any issued Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, as well as any issued Special Common Shares, in the election of 25% of the directors (rounded up) plus one additional director (or four of the twelve present directors). As a result, holders of Preferred Shares issued after October 31, 1981 and Series A Common Shares as such will be entitled to vote in the election of one less director (I.E., eight of the twelve present directors). See "Proposal 1--Tracking Stock Proposal--Description of Restated Certificate of Incorporation of TDS Delaware--Voting Rights."

LIMITED VOTING RIGHTS; VARIABLE VOTING RIGHTS

    Under the Tracking Stock Proposal, holders of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares will not have any right to vote on matters other than the election of certain directors, except as otherwise required by law. Accordingly, actions submitted to a vote of shareholders other than the election of directors will generally be voted on only by holders of Common Shares, Series A Common Shares and series of Preferred Shares which have voting rights. Under the Restated Certificate, only the affirmative vote of the holders of a majority of the outstanding voting power of the Common Shares, Series A Common Shares and such voting Preferred Shares, voting as a group, will be required to amend the Restated Certificate, approve any merger or consolidation of TDS with or into any other corporation, approve the dissolution of TDS or approve any other matter required to be voted on by shareholders, except as required under the DGCL. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Restated Certificate, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by the DGCL, the Restated Certificate will permit the number of authorized shares of any class of capital stock to be increased or decreased (but not below the number of shares then outstanding in such class, respectively) by the affirmative vote of a majority of the voting power of the shares of capital stock entitled to vote with respect to such matter, voting together as one group.

    When a vote is taken on any matter as to which all stock is voting together as one group, any one or more classes entitled to more than the number of votes required to approve such matter will be in a position to control the outcome of the vote on such matter. Certain matters on which holders of common stock would vote together as a single class could involve a divergence or the appearance of a divergence of the interests between the holders of classes of common stock.

    The Restated Certificate does not require that a merger or consolidation of the Company requiring the approval of the Company's shareholders be approved by a separate class vote of holders of any class of capital stock. As a result, the TDS Voting Trust, as the holder of Series A Common Shares representing a majority of the voting power of the Company, could approve a merger of the Company without a class vote by any class of capital stock.

    The relative voting power of shares of Tracking Stock in the election of directors elected by the Public Holders would fluctuate from time to time, with each share of a class of Tracking Stock having a variable number of votes, based upon the ratio, over a specified period, of the average Market Capitalization of such class of Tracking Stock to the average Market Capitalization of all classes of stock voting in the election of directors elected by the Public Holders. This formula is intended to equate the proportionate voting rights of each class of stock to their respective Market Capitalizations at the time of each annual meeting of shareholders. The Market Capitalization of the classes of stock could be influenced by many factors, including the results of operations of the Company and each of the Groups, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions. Such changes in the aggregate votes or relative voting power of the Tracking Stock could result from the market's reaction to a decision by the Company's management or Board that is perceived to disparately affect one class of common stock in comparison to another. See "Proposal 1--Tracking Stock Proposal--Description of Terms of Tracking Stock--Voting Rights."

POTENTIAL DIVERGENCE OF INTERESTS; NO SPECIFIC PROCEDURES FOR RESOLUTION

    Occasions may arise when the interests of the holders of one Tracking Stock and the holders of the other Tracking Stocks or Common Shares and Series A Common Shares, or some combination thereof, may diverge or appear to diverge. Examples include, among others, determinations by the Board to (i) redeem the shares of a class of Tracking Stock, (ii) approve the disposition of all or substantially all of the properties and assets of one of the Tracking Groups,
(iii) allocate consideration to be received by holders of common stock in connection with a merger or consolidation involving the Company among holders of different classes of common stock, (iv) allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of one or more of the other Groups, (v) if and to the extent there is either a Retained Interest or an Inter-Group Interest, allocate the proceeds of future issuances of the Tracking Stock as a reduction (a) in a Retained Interest or Inter-Group Interest (as the case may be) in the issuing Tracking Group or
(b) to the equity of the issuing Tracking Group, (vi) pay or omit dividends on any class of common stock or (vii) approve transactions involving the transfer of funds or assets from one Group to one or more of the other Groups or make other operational or financial decisions with respect to one Group that could be considered to be detrimental to one or more of the other Groups.

    As described under "Management and Allocation Policies," procedures have been adopted for consideration of matters involving a divergence of interests among the holders of the Company's common stock; however, these policies could be modified or rescinded by the Board, in its sole discretion, without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies. The Board intends to exercise its judgment from time to time, depending on the circumstances, as to how best to obtain information regarding the divergence (or potential divergence) of interests, under what circumstances to seek the assistance of outside advisors, whether a committee of the Board should be appointed to address the matter and how to assess which available alternative is in the best interests of the Company and all of its shareholders. The Board believes the advantages of retaining flexibility in determining how best to fulfill its responsibilities in such circumstances as they may arise outweigh any perceived advantages from attempting to adopt specific procedures in advance to cover all conceivable circumstances.

    Disproportionate ownership interests of members of the Board in one or more classes of common stock of the Company or disparate values of the classes of common stock of the Company held by directors could create or appear to create potential conflicts of interest when directors are faced with decisions that could have different implications for different classes. Nevertheless, the Company believes that a director would be able to discharge his or her fiduciary duties even if his or her interests in shares of the classes of common stock were disproportionate and/or had disparate values.

    The Company's counsel has advised the Company that there is no definitive precedent directly concerning the manner in which Delaware law would be applied to a board of directors' duties in the context of a capital structure which includes tracking stock with divergent interests. The Company has been advised by counsel that, in general, under existing Delaware case law, disinterested directors would be deemed to have satisfied their duty of care to the Company and its shareholders if they act in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner such directors reasonably believe to be in the best interests of the Company. Based on the advice of counsel, the Company believes that, under Delaware law, a good faith determination by a disinterested and adequately informed Board, or a committee thereof, which discharges such duty, and which the directors honestly believe is in the best interests of the Company and its shareholders, would be a defense to any challenge by or on behalf of the holders of any class of common stock to any determination by the Board that could have a disparate effect on any class of common stock.

NO ASSURANCE OF PAYMENT OF DIVIDENDS

    Dividends on each of the classes of common stock would be payable out of the lesser of assets of the Company legally available therefor and the Available Dividend Amount for that Group. Subject to the foregoing provisions, and notwithstanding the Available Dividend Amount for any Group, the respective amounts of prior dividends paid on, or liquidation rights of, any shares of common stock, or any other factor, dividends may be declared and paid on the Common Shares, the Series A Common Shares, any Special Common Shares that may be issued in the future, the Telecom Group Shares, the Cellular Group Shares and/or the Aerial Group Shares in equal or unequal amounts (with the exception that dividends paid on Common Shares and any Special Common Shares that may be issued in the future must always be the same per share and equal to or greater than the per share dividend on the Series A Common Shares). Any decision to pay dividends will depend on the financial condition, results of operations and business requirements of the Company as a whole. In making a determination as to the allocation of any dividends among the classes or series of common stock, the Board expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See "Dividend Policy."

    If any of the TDS Group, the Telecom Group, the Cellular Group or the Aerial Group incurs a net loss, the assets legally available for payment of dividends on all classes of common stock would be reduced. In addition, payment of dividends or distributions on any class of common stock will decrease the amount of funds available under the limitations described above for the payment of dividends on all classes of common stock.

ALLOCATION OF PROCEEDS OF MERGERS OR CONSOLIDATIONS

    The Restated Certificate does not contain any provisions governing how consideration to be received by the Company's shareholders in connection with a merger or consolidation involving the Company (in which the common stock is to be converted into other securities, cash or other property) is to be allocated among holders of the various classes or series of common stock, except that, in general, holders of Common Shares and Special Common Shares are entitled to receive the same consideration per share in any merger or consolidation of TDS. In any such merger or consolidation, the allocation of consideration would be determined by the Board and would be subject to approval by a majority of the voting power of all shares of capital stock of the Company, voting together as one group.

OPTIONAL CONVERSION OF TRACKING STOCK

    The Company could, at any time, in the sole discretion of its Board, determine to convert each outstanding share of a class of Tracking Stock for shares of another class of Tracking Stock or Special Common Shares at a predetermined premium. The determination by the Board to redeem shares of a class of Tracking Stock for shares of another class of Tracking Stock or Special Common Shares or a combination thereof could be made at a time when any class of the Company's stock may be considered to be overvalued or undervalued, or at a time when there is no public market for any class of stock. In addition, any such redemption would preclude holders of the redeemed Tracking Stock from retaining their investment in a security that is intended to reflect separately the performance of the related Tracking Group. See "Proposal 1--Tracking Stock Proposal--Description of Terms of Tracking Stock--Conversion at Option of Company."

DISPOSITION OF TRACKING GROUP ASSETS

    As long as the assets of a Group continue to represent less than substantially all of the properties and assets of the Company, the Board may approve sales and other dispositions of any amount of the properties and assets of such Group without shareholder approval, because under the DGCL and the Restated Certificate shareholder approval is required only for a sale or other disposition of all or substantially all of the properties and assets of the Company as a whole. In the event of a Disposition of substantially all of the properties or assets attributed to a Tracking Group, except under certain circumstances, the Company must distribute the Fair Value of the Net Proceeds from the Disposition or exchange each share of that Tracking Stock for shares of another Tracking Stock or Special Common Shares or a combination thereof at a predetermined premium, at the option of the Board.

    The determination by the Board to exchange shares of Tracking Stock for shares of another Tracking Stock and/or Special Common Shares could be made at a time when any class of the Company's stock may be considered to be overvalued or undervalued, or at a time when there is no public market for any class of stock. Any consideration which holders of Tracking Stock may receive in connection with the Disposition of all or substantially all of the properties or assets attributed to a Tracking Group may not correspond to what such holders would receive if they held equity interests directly in the Tracking Group. In addition, any such exchange would preclude holders of the redeemed Tracking Stock from retaining their investment in a security that is intended to reflect separately the performance of that Tracking Group.

    The term "Fair Value of the Net Proceeds" means the fair value of the gross proceeds of a Disposition after payment of or provision for certain specified costs, including taxes related to the Disposition or such dividend or redemption, transaction costs and liabilities and other obligations (contingent or otherwise), including obligations in respect of Preferred Shares and Convertible Securities (without duplication) attributed to the Tracking Group involved in the Disposition. See "--Certain Definitions." If such Tracking Group were a separate independent company and its shares were acquired by another person, certain of those costs, including corporate and shareholder level taxes, might not be payable in connection with such an acquisition. As a result, the consideration that would be received by stockholders of such a separate independent company in connection with such a stock acquisition might be greater than the Fair Value of the Net Proceeds that would be received by holders of Tracking Stock if all or substantially all of the properties and assets of the related Tracking Group were sold. In addition, no assurance can be given that the Fair Value of the Net Proceeds per share of Tracking Stock to be received in connection with a Disposition of all or substantially all of the properties and assets of a Tracking Group will be equal to or more than the Market Value per share of such Tracking Stock prior to or after announcement of such Disposition. See "Proposal 1--Tracking Stock Proposal--Description of Terms of Tracking Stock--Disposition of Assets of Tracking Group."

ALLOCATION OF PROCEEDS UPON SUBSEQUENT ISSUANCES OF TRACKING STOCK

    If and to the extent that, at the time of any issuance of shares of Tracking Stock, (i) the TDS Group has a Retained Interest in a Tracking Group or (ii) another Tracking Group has an Inter-Group Interest in a Tracking Group, the Board would determine the allocation of the proceeds of such issuance among the TDS Group, the other Tracking Group which holds the Inter-Group Interest and the shareholders' equity of the Tracking Group, the shares of which are being issued. Any such allocation of net proceeds to the TDS Group would reduce the Retained Interest and any allocation to a Tracking Group holding an Inter-Group Interest would reduce the Inter-Group Interest. See "Proposal 1--Tracking Stock Proposal--Description of Terms of Tracking Stock."

PUBLIC POLICY DETERMINATIONS

    Because of the nature of the Company's businesses, the Groups may have diverging interests as to the position the Company should take with respect to various regulatory issues. For example, Federal Communications Commission regulations which may advance the interests of the Telecom Group may not advance the interests of the Cellular Group or Aerial Group. In addition, increasing overlap between the businesses of the two Groups resulting from regulatory changes and technological advancements may increase such conflicts. The Board will cause policies and procedures to be implemented to resolve any such conflicts. In the event any such conflict cannot be resolved or otherwise requires resolution by the Board, the Board would resolve such conflict in accordance with its good faith business judgment of the best interests of the Company and all of its shareholders.

MANAGEMENT AND ALLOCATION POLICIES

    The Board has adopted certain management and allocation policies described herein with respect to cash management, corporate expenses and inter-Group transactions, any and all of which could be modified or rescinded by the Board, in its sole discretion, without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. The Board could decide to modify or rescind such policies, or to adopt additional policies, and any such decision could have disparate effects upon holders of shares of any class or series of common stock. The Board could also allocate resources and financial support to or pursue business opportunities or operational strategies through one Group instead of the other Groups. The decision to allocate resources and financial support to one Group may adversely affect the ability of the other Groups to obtain funds sufficient to implement their business strategies. In making such determination, the Board may also consider regulatory requirements, including those imposed by the public utility commissions of various states and the Federal Communications Commission. See "Proposal 1--Tracking Stock Proposal--Management and Allocation Policies."

TERMINATION OF EXISTING INTERCOMPANY AGREEMENTS

    Subject to the consummation of the U.S. Cellular Merger and the Aerial Merger, or other transactions pursuant to which U.S. Cellular or Aerial become wholly-owned subsidiaries of the Company, the Company intends to terminate certain intercompany agreements between the Company and U.S. Cellular and Aerial, respectively. Thereafter, all of the relationships between the Company and such subsidiaries would be determined solely under the management and allocation policies described herein, similarly to TDS Telecom, which is currently a wholly-owned subsidiary of TDS. Many of such policies would continue the arrangements which presently exist between the Company and U.S. Cellular or Aerial pursuant to the intercompany agreements, but the Company would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. See "Proposal 1--Tracking Stock Proposal--Management and Allocation Policies."

TRANSFER OF FUNDS AMONG GROUPS; EQUITY CONTRIBUTIONS

    If the Tracking Stock Proposal is approved by shareholders, all debt incurred or preferred stock issued by the Company and its subsidiaries following the issuance by the Company of the Tracking Stock would be (unless the Board otherwise provides) specifically attributed to and reflected in the combined financial statements of the Tracking Group that includes the entity which incurred the debt or issued the preferred stock or, in case of debt or preferred stock that is not specifically attributed to one of the Tracking Groups, the TDS Group. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected in the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

    To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such other Group. The Company has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities included in the Groups are remitted to the TDS Group and certain cash disbursements of the other Groups will be funded by the TDS Group on a daily basis. Such transfers of funds between the Groups will be reflected as borrowings or, if determined by the Board, in the case of a transfer from the TDS Group or one of the other Groups, as the case may be, to another Group, reflected as the creation of a Retained Interest or Inter-Group Interest, as the case may be, in the recipient Group, or as an increase in any such existing interest.

    There are no specific criteria for determining when a transfer will be reflected as a borrowing or as the creation of, or an increase or reduction in, a Retained Interest or an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    Generally, it is expected that the entities included in each of the Groups will seek their own long-term debt financing. However, the Board may permit a Group with excess funds to lend such funds to another Group which requires funds. Loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the use of proceeds by and creditworthiness of the recipient Group, the capital expenditure plans and investment opportunities available to each Group and the availability, cost and time associated with alternative financing sources.

    Although the creation of or any increase in a Retained Interest or an Inter-Group Interest resulting from an equity contribution by the TDS Group or another Group to a particular Tracking Group (or any decrease in such Retained Interest or Inter-Group Interest) would be determined by reference to the Market Value of the applicable Tracking Stock as of the date of such event, an increase (or decrease) could occur at a time when such Tracking Group's shares could be considered undervalued or overvalued.

ABSENCE OF APPROVAL RIGHTS WITH RESPECT TO FUTURE ISSUANCES OF AUTHORIZED SHARES

    The authorized but unissued shares of capital stock of the Company will be available for issuance from time to time at the sole discretion of the Board for any proper corporate purpose. Such issuances could include Common Shares, Series A Common Shares, Cellular Group Shares, Telecom Group Shares, Aerial Group Shares, Special Common Shares, or a combination thereof, as well as the issuance of such shares upon the conversion or exercise of securities of the Company that are convertible into or exercisable or exchangeable for such shares. In addition, the Board will be able to designate and issue series of common or preferred stock from the authorized but unissued Undesignated Shares. The approval of the shareholders of the Company will not be sought by the Company for the issuance of authorized but unissued shares of any class of capital stock (or the reissuance of previously issued shares that have been reacquired by the Company) or securities of the Company that are convertible into or exercisable or exchangeable for such shares, unless deemed advisable by the Board or required by applicable law, regulation or AMEX requirements. The Company has no current plans to issue any shares of Tracking Stock except in connection with the Transactions and as otherwise described herein. The Company has no current plans to issue any Special Common Shares or to designate any series of Undesignated Shares.

    In addition, as permitted by Delaware law, the Restated Certificate will permit the number of authorized shares of any class of capital stock to be increased or decreased (but not below the number of shares then outstanding in such class, respectively) by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Company entitled to vote with respect to such matter. No similar authority exists under Iowa law. The TDS Voting Trust (as defined below) presently holds a majority of the voting power of the Company. This provision could allow TDS Delaware to authorize and issue shares of capital stock under circumstances which could preserve the ability of the TDS Voting Trust to continue to exercise control over a majority of the voting power of TDS Delaware and, therefore, could deprive shareholders of TDS of an opportunity to sell their shares at a premium over market prices or make it more difficult to replace the current Board and management of TDS Delaware. The Company has no current intention to take any action to authorize any additional shares of capital stock, other than as described herein. See "Proposal 1--Tracking Stock Proposal--Description of Restated Certificate of Incorporation of TDS Delaware."

CONTROL BY VOTING TRUST

    A substantial majority of the outstanding Series A Common Shares are held in a voting trust which expires on June 30, 2009 (herein referred to as the "TDS Voting Trust"). See "Security Ownership of Management." The TDS Voting Trust was created to facilitate the long-standing relationships among the trustees' certificate holders. By virtue of the number of shares held by them, the voting trustees have the power to elect approximately 75% of the directors, or nine directors based on the current size of the Board, and control a majority of the voting power of the Company with respect to matters other than the election of directors. The Tracking Stock Proposal will not alter the TDS Voting Trust's present control of TDS. However, assuming adoption of the Tracking Stock Proposal, after the Merger the voting trustees would have the power to elect eight, rather than nine, directors, based on the current size of the Board.

    As of November 30, 1997, the TDS Voting Trust had voting or dispositive power over an aggregate of 6,334,473 Series A Common Shares, representing approximately 51.8% of the voting power of TDS with respect to matters other than the election of directors. Based on such shares, the TDS Voting Trust would receive 6,334,473 Delaware Series A Common Shares in the Merger and an aggregate of 6,334,473 Cellular Group Shares, 4,222,982 Telecom Group Shares and 4,222,982 Aerial Group Shares in connection with the Distribution. Under the current terms of the

TDS Voting Trust, such shares of Tracking Stock will be distributed by the trustees to the beneficiaries. Following the Distribution, and after the distribution of all of the Cellular Group Shares, Telecom Group Shares and Aerial Group Shares received by the TDS Voting Trust to the beneficiaries thereof, the TDS Voting Trust would continue to have at least 51.8% of the aggregate voting power of the Company with respect to all matters other than the election of directors and will be able to elect eight of the twelve directors, assuming no other changes.

ANTI-TAKEOVER CONSIDERATIONS

    The existence of the TDS Voting Trust is likely to deter any potential unsolicited or hostile takeover attempts or other efforts to obtain control of TDS and may make it more difficult for shareholders to sell shares of TDS at higher than market prices. Regardless of whether the Tracking Stock Proposal is implemented, the trustees of the TDS Voting Trust have advised the Company that they intend to maintain the ability to keep or dispose of voting control of TDS. Implementation of the Tracking Stock Proposal will allow TDS to issue Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, as well as Special Common Shares, which would not vote except in the election of certain directors and as required by law. This may preserve the ability of the TDS Voting Trust to continue to exercise control over a majority of TDS's voting power. Assuming TDS were to continue to issue additional common stock, implementation of the Tracking Stock Proposal and the Distribution is likely to limit or deter a merger proposal or tender offer that is not acceptable to the TDS Voting Trust. Consequently, the Tracking Stock Proposal and the Distribution might deprive shareholders of TDS of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace the current Board and management of TDS.

    The Restated Certificate and the Company's Bylaws also contain provisions which may serve to discourage or make more difficult a change in control of the Company without the support of the Board or without meeting various other conditions. In particular, the Restated Certificate includes a provision, similar to a provision currently included in the Articles, which authorizes the Board to consider various factors, including effects on customers, taxes, and the long-term and short-term interests of the Company, in the context of a proposal or offer to acquire or merge the corporation, or to sell its assets, and to reject such offer if the Board determines that the proposal is not in the best interests of the corporation based on such factors. In addition, the existence of the Tracking Stocks could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The provisions of the Restated Certificate and the Bylaws of TDS Delaware and the existence of the Tracking Stocks could, under certain circumstances, prevent shareholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control.

    Like the Articles, the Restated Certificate divides the Board into three classes, with staggered terms of office. Each year, one class is elected for a three-year term. This may have the effect of limiting or deterring a proxy contest for the removal of incumbent directors.

    TDS is not aware of any current intention of the TDS Voting Trust to dispose of any significant amount of Series A Common Shares of TDS or of any existing or planned effort on the part of any party to accumulate material amounts of Common Shares or Series A Common Shares, or to acquire control of TDS by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change TDS's management.

NO ASSURANCES AS TO MARKET PRICE

    Because there has been no prior market for the Cellular Group Shares, the Telecom Group Shares or the Aerial Group Shares, there can be no assurance as to the market price of such shares following issuance thereof. There can be no assurance that the combined market values of the Common Shares, Cellular Group Shares, Telecom Group Shares and Aerial Group Shares held by a shareholder immediately following the Distribution of the Tracking Stocks will equal or exceed the market value of the Common Shares held by such shareholder prior to the Company's announcement of the Tracking Stock Proposal, and the combined market value could be less than such market value of the Common Shares. Until an orderly market develops for the Tracking Stocks, their respective trading prices may fluctuate significantly. If an active trading market does develop in any of such shares, there can be no assurance that it will be maintained. The prices at which the shares of Tracking Stock will trade will be determined in the trading markets and may be influenced by many factors, including the consolidated results of the Company, as well as the respective performance of the TDS Group, Cellular Group, Telecom Group and Aerial Group, investors' expectations for the Company and each Group, trading volume and general economic and market conditions. There is no assurance that investors will assign value to each of the Tracking Stocks based on the reported financial results and fundamental operating prospects of the related Group. Financial effects of the Groups that affect the Company's consolidated results of operations or financial condition could affect the market prices of the Common Shares, Cellular Group Shares, Telecom Group Shares and Aerial Group Shares. In addition, the Company cannot predict the impact on the market values of each of the Tracking Stocks of certain terms of the securities, such as the ability of the Company to convert or redeem shares of the Tracking Stocks, the discretion of the Board to make various determinations or the impact on the market value of each of the Tracking Stocks of its voting power.

    The Company has received opinions from the Financial Advisors which state, among other things, that the Transactions would not have a material adverse effect from a financial point of view on the aggregate market value on a fully-distributed basis of the Common Shares and shares of Tracking Stock to be distributed in the Distribution with respect to the Common Shares, outstanding after such Transactions, as compared with the aggregate market value of the Common Shares immediately prior to the announcement of such Transactions. The Financial Advisors' opinions, attached hereto as EXHIBITS C-1 and C-2, are based on assumptions and qualifications set forth in the opinions and other factors deemed relevant. Such opinions assumed that the Transactions as currently contemplated had been effective as of the date of such opinions. The opinions do not address the possible market values of the Company's publicly traded common equity under any other circumstances. See "Proposal 1--Opinions of Financial Advisors."

NO ASSURANCE OF COMPLETION OF TRANSACTIONS

    This Proxy Statement/Prospectus describes the U.S. Cellular Merger, the Aerial Merger, the Telecom Public Offering and the Distribution as currently contemplated by the Board. Such Transactions are subject to various conditions and uncertainties and there can be no assurance that all or any of such Transactions will be completed or, if any are completed, that they will be completed on the terms described in the Proxy Statement/Prospectus.

TAX CONSIDERATIONS

    Subsequent to the Distribution, the Company might engage in one or more transactions involving shares of Tracking Stock (see "Proposal 1--Tracking Stock Proposal--Description of Terms of Tracking Stock"). Such a transaction might be tax-free, partially tax-free or fully taxable to the shareholder of Tracking Stock involved in such transaction.

                                    GENERAL

DATE, TIME AND PLACE OF SPECIAL MEETING

    The Special Meeting of Shareholders of the Company will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in
the Auditorium, on       ,       , 1998, at 10:00 a.m. Chicago time (the
"Special Meeting"), for the following purposes: (1) to consider and approve the Tracking Stock Proposal; (2) to consider and approve certain amendments or adjustments to employee benefit plans as a result of the Tracking Stock Proposal; (3) to consider and approve the 1998 Long-Term Incentive Plan of the Company; and (4) to transact such other business as may properly come before the Special Meeting or any and all adjournments thereof.

    If Proposal 1 is not approved, Proposal 2 and Proposal 3 will not be implemented even if they are approved. If Proposal 1 is approved, it will be implemented even if Proposal 2 and Proposal 3 are not approved.

    The Board of Directors has fixed the close of business on       , 1998 as
the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof.

    If you do not expect to be present, please sign and mail your proxy in the enclosed self-addressed envelope to Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606. If you hold more than one class of the Company's shares, you will receive a separate proxy for each holding. To assure that all of your shares are represented, you must return a proxy printed in black ink for Common Shares, including Common Shares owned through the TDS dividend reinvestment plan and through the TDS Tax-Deferred Savings Plan; a proxy printed in green ink for Series A Common Shares, including Series A Common Shares owned through the dividend reinvestment plan; a proxy printed in red ink for Preferred Shares issued before October 31, 1981; and a proxy printed in blue ink for Preferred Shares issued after October 31, 1981. Proxies given pursuant to this solicitation may be revoked at any time prior to the closing of polls at the Special Meeting (by written notice to the Secretary of the Company or attendance at the Special Meeting of Shareholders and notice to the Secretary of such revocation). Once the polls are closed, however, proxies may not be retroactively revoked.

VOTING INFORMATION

    To be approved, the Tracking Stock Proposal must receive the affirmative vote of the holders of a majority of the votes entitled to be cast by holders of Common Shares, Series A Common Shares and Preferred Shares, voting together as one group, and the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of Common Shares, Series A Common Shares, Preferred Shares issued before October 31, 1981 and Preferred Shares issued after October 31, 1981, each voting separately as a group. Abstentions from voting on such proposal and non-votes will not represent affirmative votes and will, therefore, effectively constitute votes against the matter for purposes of such vote. A majority of the votes entitled to be cast on the proposal by each voting group constitutes a quorum of that voting group for action on that proposal.

    The proposal to approve amendments and adjustments to employee stock plans and agreements related to the Tracking Stock Proposal will be approved if votes favoring the proposal cast by holders of Common Shares, Series A Common Shares and Preferred Shares, voting together as one group, exceed the votes cast within such group opposing such proposal, assuming that a quorum exists. A majority of the votes entitled to be cast on the proposal constitutes a quorum of that voting group for action on that proposal. Votes to abstain from voting on such proposal and non-votes will not represent votes cast in favor of or opposing such matter and will not affect the determination of whether such proposal is approved for purposes of such vote.

    The proposal to approve the 1998 Long-Term Incentive Plan of the Company will be approved if votes favoring the proposal cast by holders of Common Shares, Series A Common Shares and Preferred Shares, voting together as one group, exceed the votes cast within such group opposing such proposal, assuming that a quorum exists. A majority of the votes entitled to be cast on the proposal constitutes a quorum of that voting group for action on that proposal. Votes to abstain from voting on such proposal and non-votes will not represent votes cast in favor of or opposing such matter and will not affect the determination of whether such proposal is approved for purposes of such vote.

    On December 31, 1997, the Company had outstanding and entitled to vote
      Common Shares, par value $1.00 per share (excluding       treasury shares
and 484,012 shares held by a subsidiary of the Company);       Series A Common
Shares, par value $1.00 per share; and       Preferred Shares, without par
value, of which       Preferred Shares were issued before October 31, 1981
(Series A, B, D, G, H and N), and       Preferred Shares were issued after
October 31, 1981 (Series O, S, U, BB, DD, EE, GG, HH, II, JJ, KK, LL, QQ, RR, SS and TT). Each of the outstanding Common Shares and Preferred Shares is entitled to one vote on all matters to come before the Special Meeting and each of the outstanding Series A Common Shares is entitled to ten votes on all matters to come before the Special Meeting.

    The trustees of the TDS Voting Trust intend to vote in favor of all of the proposals, subject to approval by a vote of 75% in interest of the beneficiaries of record of the Tracking Stock Proposal. It is anticipated that the beneficiaries will approve the Tracking Stock Proposal by the requisite vote.

    A complete list of shareholders entitled to vote at the Special Meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of the Company, 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, for examination by any shareholder, beginning at least two business days after this notice of meeting and continuing through the Special Meeting.

                  DIVIDENDS AND PRICE RANGES OF COMMON SHARES

    The following table sets forth the high and low sales prices of the Common Shares on the AMEX as reported by the Dow Jones News Service, and the dividends paid per Common Share during the periods indicated:

                                                                                                    SALES PRICES
                                                                                                --------------------   DIVIDENDS
                                                                                                  HIGH        LOW        PAID
                                                                                                ---------  ---------  -----------
1995
  First Quarter...............................................................................  $   46.38  $   36.13   $    .095
  Second Quarter..............................................................................      39.38      36.00        .095
  Third Quarter...............................................................................      42.88      36.38        .095
  Fourth Quarter..............................................................................      43.25      35.63        .095
1996
  First Quarter...............................................................................  $   48.75  $   39.00   $     .10
  Second Quarter..............................................................................      48.88      43.38         .10
  Third Quarter...............................................................................      45.63      37.75         .10
  Fourth Quarter..............................................................................      40.50      34.75         .10
1997
  First Quarter...............................................................................  $   42.00  $   34.50   $    .105
  Second Quarter..............................................................................      40.50      36.25        .105
  Third Quarter...............................................................................      46.44      36.56        .105

    On December   , 1997, the trading day prior to the Company's announcement of the Tracking Stock Proposal, the closing sale price of the Common Shares was
$    per share, and on     , 1998, the closing price of the Common Shares was
    per share, as reported on the AMEX composite transactions.

    On              , 1998, there were      record holders of the Company's
Common Shares,      record holders of the Company's Series A Common Shares and record holders of the Preferred Shares. No public market exists for the Series A Common Shares or Preferred Shares.

                                DIVIDEND POLICY

    The Company has paid cash dividends on its Common Shares since 1974. The holders of Common Shares are currently entitled to receive the same or greater dividends on a per share basis as are paid to the holders of Series A Common Shares. It is the current policy of the Board to declare dividends on the Common Shares and Series A Common Shares at the same rate per share. The Company currently pays a quarterly dividend of $0.105 per Common Share and Series A Common Shares on a quarterly basis, or $0.42 annually per share.

    Following the Distribution, subject to the restrictions on the payment of dividends described above, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $0.48 per share. Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, this dividend rate would equate to a per share annual dividend of $0.32 per existing Common Share and Series A Common Share (the "Telecom Equivalent Dividend Rate"). Following the Distribution, the Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $0.10 per share. The total of this rate and the Telecom Equivalent Dividend Rate is equal to $0.42 per share per annum, which is the same as the current annual dividend rate on the existing Common Shares and Series A Common Shares. The intent is that, immediately after the Distribution, a current holder of Common Shares and Series A Common Shares would continue to receive an aggregate dividend which is at least equal to the aggregate dividend which such shareholder currently receives from the Company (not considering reductions in shares which may occur due to the payment of cash in lieu of fractional shares in the Distribution).

    With regard to the Cellular Group Shares and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group Shares or the Aerial Group Shares in the foreseeable future.

    The Company is a legal entity separate and distinct from its various subsidiaries. As a company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of U.S. Cellular, TDS Telecom, Aerial and other subsidiaries of the Company to pay dividends or make distributions to the Company and, accordingly, the ability of the Company to pay dividends on any class of its common stock, will depend on the respective earnings, financial requirements and contractual restrictions of such subsidiaries.

                                   PROPOSAL 1
                            TRACKING STOCK PROPOSAL

GENERAL

    The Tracking Stock Proposal would, among other things, create three new classes of common stock which are intended to separately reflect the performance of the Company's cellular telephone, landline telephone and personal communications services businesses, and change the state of incorporation of the Company from Iowa to Delaware. Capitalized terms used in the following description of the Tracking Stock Proposal and not otherwise defined have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. See "--Certain Definitions" and Exhibit G--Index of Certain Defined Terms.

    Under the Tracking Stock Proposal, shareholders of the Company are being asked to approve the Merger Agreement between the Company and TDS Delaware, which contemplates the Merger of the Company with and into TDS Delaware, with TDS Delaware continuing as the surviving corporation. A copy of the Merger Agreement is attached hereto as EXHIBIT A. TDS Delaware has been organized for the sole purpose of effecting the Merger. For purposes of the following discussion, the Company prior to the effectiveness of the Merger (the "Effective Time") is hereinafter sometimes referred to as "TDS Iowa." At the Effective Time, the separate existence of TDS Iowa will cease and TDS Delaware will succeed to the business of TDS Iowa, and TDS will cease to be subject to the Iowa Business Corporation Act ("IBCA") and become subject to the Delaware General Corporation Law ("DGCL").

    If the Tracking Stock Proposal is approved, immediately prior to the Effective Time, the Certificate of Incorporation of TDS Delaware would be amended and restated (the "Restated Certificate"). A copy of the proposed Restated Certificate is attached hereto as EXHIBIT B. The Restated Certificate would, among other things, authorize 475,000,000 shares of capital stock, and establish the rights, limitations and preferences of such shares. The Restated Certificate will authorize 326,664 Preferred Shares, $.01 par value ("Delaware Preferred Shares"), representing the number of issued Preferred Shares of TDS Iowa, and reclassify the 4,673,336 authorized but unissued Preferred Shares of TDS Iowa as Undesignated Shares, par value $.01 per share ("Undesignated Shares"). The authorized shares of capital stock would also include 470,000,000 shares of common stock, to consist of 100,000,000 Common Shares, $.01 par value ("Delaware Common Shares"); 25,000,000 Series A Common Shares, $.01 par value ("Delaware Series A Common Shares"); 20,000,000 Special Common Shares, $.01 par value ("Special Common Shares"); 140,000,000 Cellular Group Shares, $.01 par value; 90,000,000 Telecom Group Shares, $.01 par value; and 95,000,000 Aerial Group Shares, $.01 par value. The Cellular Group Shares, when issued, are intended to reflect the separate performance of the Cellular Group, which consists of the Company's interest in U.S. Cellular, a subsidiary of the Company which operates and invests in cellular telephone companies and properties; the Telecom Group Shares, when issued, are intended to reflect the separate performance of the Telecom Group, which consists of the Company's interest in TDS Telecom, a subsidiary of the Company which operates landline telephone companies and includes the notional allocation of certain TDS debt; and the Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Group, which consists of the Company's interest in Aerial, a subsidiary of the Company which is developing broadband personal communications services.

    Except as provided below under "Dissenting Shareholders' Rights," at the Effective Time, by virtue of the Merger, each of the Common Shares, $1.00 par value, of TDS Iowa consists of ("Iowa Common Shares") issued and outstanding immediately prior to the Effective Time will be converted into one fully paid Delaware Common Share; each of the Series A Common Shares, $1.00 par value, of TDS Iowa ("Iowa Series A Common Shares") issued and outstanding immediately prior to the Effective Time will be converted into one fully paid Delaware Series A Common Share, and each of the Preferred Shares of TDS Iowa, without par value ("Iowa Preferred Shares"), issued and outstanding immediately prior to the Effective Time will be converted into one fully paid share of a corresponding class of Delaware Preferred Shares. At the Effective Time, certificates which immediately prior to the Effective Time represented Iowa Common Shares, Iowa Series A Common Shares or Iowa Preferred Shares ("Iowa Shares"), other than certificates held by holders of Iowa Shares who have properly taken action to perfect dissenters' rights, will be deemed for all corporate purposes to represent the number of Delaware Common Shares, Delaware Series A Common Shares or Delaware Preferred Shares ("Delaware Shares"), into which such Iowa Shares shall have been converted.

    IT WILL NOT BE NECESSARY FOR SHAREHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES REPRESENTING IOWA SHARES FOR STOCK CERTIFICATES REPRESENTING DELAWARE SHARES. SHAREHOLDERS SHOULD RETAIN ALL CERTIFICATES WHICH REPRESENT SHARES OF THE

COMPANY SINCE SUCH CERTIFICATES WILL CONTINUE TO REPRESENT SHARES OF THE SAME CLASS OR SERIES OF TDS DELAWARE FOLLOWING THE MERGER.

    The reincorporation of the Company in Delaware will not result in any change in the business, management, board of directors, assets, liabilities or net worth of the Company, and the business of the Company will continue to be managed from its corporate headquarters in Chicago, Illinois. It will, however, allow the Company to benefit from Delaware's well-developed corporate laws, which are periodically updated and revised to meet changing business needs. Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has been established construing Delaware law and establishing public policies with respect to Delaware corporations. As a consequence, a greater measure of predictability is possible in Delaware with respect to corporate legal affairs than is available in other states. In addition, the Company believes that Delaware law will offer clearer guidance with respect to legal issues that may arise as a result of the existence of separate classes of Tracking Stock.

    There will be no change in control of the Company as a result of the Merger or the related Transactions. After the Merger, the TDS Voting Trust will continue to control the election of a majority of the Board and a majority of the voting power of TDS Delaware. However, if the Tracking Stock Proposal is approved, the number of directors that the TDS Voting Trust will elect will decrease by one director, and the number of directors that will be elected by the voting group which includes the holders of Preferred Shares issued before October 31, 1981 and Common Shares will increase by one director.

    The Merger Agreement may be amended prior to the Effective Time, either before or after shareholder approval thereof; provided, however, that the Merger Agreement may not be amended after such shareholder approval if such amendment would (i) alter or change the amount or kind of shares or other consideration to be received by shareholders in the Merger, (ii) alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the shareholders or (iii) otherwise violate applicable law.

    If the Tracking Stock Proposal is approved by the shareholders, the Merger will become effective following the filing of the Certificate of Merger with the Secretary of State of Delaware and Articles of Merger with the Secretary of State of Iowa. Subject to the receipt of all necessary regulatory consents and approvals, as discussed below, it is anticipated that this will take place promptly after the Special Meeting. However, the Merger Agreement provides that the Merger may be abandoned by the Board prior to the Effective Time, either before or after shareholder approval.

    Shareholders of the Company whose shares are not voted in favor of the Tracking Stock Proposal and who otherwise duly take all action required by statute will have statutory dissenter's rights under Iowa law. See "Dissenting Shareholders' Rights." If, in the judgment of the Board, an excessive number of shareholders assert dissenters' rights, it is contemplated that the Board may abandon the Tracking Stock Proposal, even if it is approved by shareholders.

THE TRANSACTIONS

    Subject to the approval of the Tracking Stock Proposal by shareholders and the effectiveness of the Merger, the Board intends to effect the Transactions discussed below. The Transactions will not require approval by shareholders of the Company. The Transactions are subject to various conditions and there can be no assurance that all or any of the Transactions will take place or that they will take place in the manner currently contemplated.

    TELECOM PUBLIC OFFERING. Promptly after approval of the Tracking Stock Proposal by shareholders and the effectiveness of the Merger, the Company intends to offer and sell Telecom Group Shares in a public offering for cash, and to allocate the net proceeds thereof to the Telecom Group. The Company intends to file with the SEC a registration statement on Form S-3 relating to the registration of between 10,000,000 and 17,000,000 Telecom Group Shares. This offering is expected to commence promptly after the approval of the Tracking Stock Proposal by shareholders and the effectiveness of the Merger, subject to prevailing market conditions and other factors. See "--The Telecom Group."

    U.S. CELLULAR MERGER. The Company has made an offer to issue Cellular Group Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by the Company pursuant to a merger between a subsidiary of the Company and U.S. Cellular. The TDS offer to the Board of Directors of U.S. Cellular proposes to exchange 1.14613 Cellular Group Shares for each issued Common Share of U.S. Cellular (other than shares held by the Company) in the U.S. Cellular Merger. This merger is subject to various conditions, including approval of the Tracking Stock Proposal by shareholders of the Company, effectiveness of the Merger, the negotiation of the other terms of a merger agreement between the Company and U.S. Cellular, approval of the U.S. Cellular Merger by the board of directors and the shareholders of U.S. Cellular, and final approval by the Board. The Common Shares of U.S. Cellular are currently traded on the AMEX under the symbol "USM." If the U.S. Cellular Merger is consummated as contemplated, U.S. Cellular would become a wholly-owned subsidiary of the Company and such Common Shares of U.S. Cellular would be delisted from the AMEX. In the U.S. Cellular Merger, holders of Common Shares of U.S. Cellular would receive Cellular Group Shares of TDS, which would be listed on the AMEX. If the U.S. Cellular Merger does not take place for any reason, U.S. Cellular may not become a wholly-owned subsidiary of the Company and the Common Shares of U.S. Cellular may continue to be publicly traded. Alternatively, although the Company has no current plans or intentions to do so, the Company may consider acquiring such Common Shares of U.S. Cellular in an exchange offer for Cellular Group Shares or other securities, in a tender offer for cash or through open market or private purchases, or taking other action to acquire some or all of the shares of U.S. Cellular not owned by the Company. See "--The Cellular Group."

    AERIAL MERGER. The Company has made an offer to issue Aerial Group Shares in exchange for all of the Common Shares of Aerial which are not owned by the Company pursuant to a merger between a subsidiary of the Company and Aerial. The TDS offer to the Board of Directors of Aerial proposes to exchange .91485 Aerial Group Shares for each issued Common Share of Aerial (other than shares held by the Company) in the Aerial Merger. This merger is subject to various conditions, including approval of the Tracking Stock Proposal by shareholders of the Company, effectiveness of the Merger, the negotiation of the other terms of a merger agreement between the Company and Aerial, approval of the Aerial Merger by the board of directors and the shareholders of Aerial, and final approval by the Board. The Common Shares of Aerial are currently traded on the Nasdaq National Market under the symbol "AERL." If the Aerial Merger is consummated as contemplated, Aerial would become a wholly-owned subsidiary of the Company and such Common Shares of Aerial would be delisted from the Nasdaq National Market. In the Aerial Merger, holders of Common Shares of Aerial would receive Aerial Group Shares of TDS, which would be listed on the AMEX. If the Aerial Merger does not take place for any reason, Aerial may not become a wholly-owned subsidiary of the Company and the Common Shares of Aerial may continue to be publicly traded. Alternatively, although the Company has no current plans or intentions to do so, the Company may consider acquiring such Common Shares of Aerial in an exchange offer for Aerial Group Shares or other securities, in a tender offer for cash or through open market or private purchases, or taking other action to acquire some or all of the shares of Aerial not owned by the Company. See "--The Aerial Group."

    THE DISTRIBUTION. After the completion of the Merger, the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, the Board intends to authorize the Distribution of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares in the form of a stock dividend to holders of Series A Common Shares and Common Shares. It is currently expected that the Distribution would take place in June 1998 or later. The Board intends to distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share with respect to each Common Share and Series A Common Share outstanding on the record date for the Distribution. The Distribution will be made to all shareholders in proportion to the number of Common Shares and Series A Common Shares owned on the Distribution record date. Although the Board presently intends to make the Distribution if the Merger and the other Transactions take place, the Board reserves the right not to effect all or any part of the Distribution even if the Tracking Stock Proposal is approved by the shareholders and the Merger and the other Transactions take place. In addition, the Board reserves the right to effect all or any part of the Distribution regardless of whether or not such other Transactions have taken place. No fractional shares of any of the Tracking Stocks will be issued or distributed as part of the Distribution, except as discussed below under "--Dividend Reinvestment Plans." If the number of shares of a particular Tracking Stock that a holder of Common Shares or Series A Common Shares is entitled to receive as part of the Distribution should include a fraction of a whole share, the Company will pay such holder the cash equivalent of such fractional share. As soon as practicable after the Distribution, Harris Trust and Savings Bank, the transfer agent for TDS, will mail to each record holder of Common Shares or Series A Common Shares on the Distribution record date three certificates, each representing the number of whole shares of each Tracking Stock Group, as the case may be, to which such holder is entitled and a check for any fractional shares.

    Because the Distribution is to be made to all shareholders of common stock in proportion to the number of Common Shares and Series A Common Shares owned on the Distribution record date by each shareholder, the relative ownership interest and voting power of each holder of whole Common Shares and Series A Common Shares will be substantially the same immediately after effectiveness of the Merger and the Distribution as it was immediately prior thereto, except with respect to the election of one director. With respect to the election of directors, the holders of Preferred Shares issued after October 31, 1981 and Series A Common Shares as such will elect one fewer director, and the holders of Preferred Shares issued before October 31, 1981 and Common Shares will vote in the election of one additional director together with holders of shares of Tracking Stock.

    The shares of Tracking Stock which would be issued in the Distribution would represent an Outstanding Interest of approximately 75% in each Tracking Group. When considering the shares of Tracking Stock which are contemplated to be issued in the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon the completion of all of the Transactions as contemplated, the TDS Group would have a Retained Interest of approximately 20% in each Tracking Group, along with all other interests held by the Company. The common equity interests in the TDS Group would be represented by the Delaware Series A Common Shares and the Delaware Common Shares.

    The distribution ratios for the Cellular Group Shares, the Telecom Group Shares and the Aerial Group Shares were determined by the Board in consultation with the Financial Advisors, and are based upon the desired initial trading ranges of such shares and other factors. The amount of the Retained Interest to be initially retained by the TDS Group with respect to each of the Tracking Groups was also established by the Board in consultation with the Financial Advisors, considering, among other factors, the desired initial trading range of the Common Shares.

    Since the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger are anticipated to precede the Distribution, after such other Transactions but before the Distribution, the Retained Interest of the TDS Group in each Tracking Group would initially be approximately 80% for the Telecom Group, 81% for the Cellular Group and 83% for the Aerial Group. Assuming completion of the Transactions as contemplated, approximately 20% of the common equity of the Company attributable to the Telecom Group would be represented by the Telecom Group Shares issued in the Telecom Public Offering, 19% of the common equity of the Company attributable to the Cellular Group would be represented by the Cellular Group Shares issued in the U.S. Cellular Merger, and 17% of the common equity of the Company attributable to the Aerial Group would be represented by the Aerial Group Shares issued in the Aerial Merger.

    In addition to the shares of each of the Tracking Stocks to be issued in the Transactions, shares of each of the Tracking Stocks are being reserved for issuance upon conversion, exercise or exchange subsequent to the Distribution of certain outstanding convertible securities issued by the Company, and certain options to purchase Common Shares that are outstanding under the Company's existing stock incentive plans. All such convertible securities and options will be adjusted upon the Distribution such that the security or option is convertible, or exercisable, as the case may be, into Common Shares and shares of each of the Cellular Group, Telecom Group and Aerial Group as if such convertible security, or option, was converted or exercised, as the case may be, immediately prior to the Distribution.

    The following table shows the number of shares of capital stock of TDS which would be issued in the Merger (based on shares outstanding as of November 30, 1997), the number of shares of TDS capital stock which would be issued if all of the Transactions are completed as contemplated, the number of shares which are expected to be reserved for issuance for certain purposes and the number of authorized shares which would be available for other purposes.

                                                                                       SHARES
                                                                                     ISSUABLE TO   AUTHORIZED    AVAILABLE
                                           ISSUED IN    ISSUED IN   ISSUED IN OTHER     THIRD         FOR           FOR
                                            MERGER     DISTRIBUTION TRANSACTIONS(2)  PARTIES(3)   ISSUANCE(4)    ISSUANCE
                                          -----------  -----------  ---------------  -----------  ------------  -----------
Preferred Shares........................      296,664      --             --              30,000       --           --
Undesignated Shares.....................      --           --             --             --            --         4,673,336
Common Shares...........................   53,878,129(1)     --           --           2,111,463    6,048,845    37,961,563
Series A Common Shares..................    6,933,233      --             --             --           175,567    17,891,200
Special Common Shares...................      --           --             --             --            --        20,000,000
  Total TDS Group Shares................   60,811,362      --             --           2,111,463    6,224,412    75,852,763
Cellular Group..........................      --       60,811,362       18,897,187    10,912,966    7,291,826    21,816,205
Telecom Group...........................      --       40,540,908       13,500,000     1,407,642    5,913,809    15,124,005
Aerial Group............................      --       40,540,908       11,453,996     2,779,917    6,867,084    19,844,459


                                           RETAINED       TOTAL
                                           INTEREST     AUTHORIZED
                                          -----------  ------------
Preferred Shares........................      --            326,664
Undesignated Shares.....................      --          4,673,336
Common Shares...........................      --        100,000,000
Series A Common Shares..................      --         25,000,000
Special Common Shares...................      --         20,000,000
  Total TDS Group Shares................      --        145,000,000
Cellular Group..........................   20,270,454   140,000,000
Telecom Group...........................   13,513,636    90,000,000
Aerial Group............................   13,513,636    95,000,000

------------

(1) Includes 484,012 Common Shares held by a subsidiary of the Company.

(2) The other Transactions include the U.S. Cellular Merger, the Telecom Public Offering and the Aerial Merger. See "--The Cellular Group," "--The Telecom Group" and "--The Aerial Group" for a discussion of how these numbers were determined.

(3) Includes shares issuable as Committed Acquisition Shares and shares issuable pursuant to the Pre-Distribution Convertible Securities by TDS, and shares which would become issuable as a result of the U.S. Cellular Merger and the Aerial Merger. See "--Certain Definitions."

(4) For further information with respect to the shares authorized for issuance, see "--The Cellular Group," "--The Telecom Group," "--The Aerial Group" and "--The TDS Group."

BACKGROUND AND REASONS FOR THE TRACKING STOCK PROPOSAL AND RELATED TRANSACTIONS; RECOMMENDATION OF THE BOARD

    THE BOARD HAS UNANIMOUSLY APPROVED THE TRACKING STOCK PROPOSAL AND BELIEVES ITS ADOPTION TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL.

    TDS's management and Board have extensively studied the Tracking Stock Proposal and the Transactions, and have consulted with financial and legal advisors of TDS with respect to the advisability and terms of such proposal and the related Transactions. The Board, including directors who are not trustees or beneficiaries of the TDS Voting Trust, and directors who are not officers of TDS, has unanimously approved the adoption of the Tracking Stock Proposal

    BACKGROUND. In recent years, a number of publicly held companies have adopted tracking stock capital structures. The Board and TDS's management have, for several years, considered various alternatives regarding TDS's capital structure as a means to enhance shareholder value, including the possibility of
(i) a spin-off to the Company's shareholders of all or part of one or more of its subsidiaries, (ii) public offerings of a portion of the Company's interests in one or more of its subsidiaries and (iii) the issuance of one or more tracking stocks which would be defined by reference to the performance of one or more of its subsidiaries. These deliberations resulted from the Board's and management's concern that the historical price performance of the Common Shares may not adequately reflect the value of the Company. The Board and management believed that the Company was being undervalued by the capital markets, in part because the capital markets focused primarily upon certain businesses and did not give full value to certain other businesses held by the Company. The Board believed that overall shareholder value could be enhanced if there was increased recognition in the investment community of the Company's subsidiaries and their individual lines of business and the value of the assets used in such businesses.

    Over the course of several months in 1997, management met with representatives of several investment banking firms and considered alternatives for enhancing shareholder value. Several investment banking firms outlined proposals involving tracking stocks. Following these meetings, management engaged the Financial Advisors and worked with such firms and with legal advisors in creating the preliminary terms of the Tracking Stock Proposal. The Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger and the Distributions were also conceived and developed during the course of the discussions with the Financial Advisors and legal advisors. The terms of the Tracking Stock Proposal and the Transactions were further refined and presented to the Board by management in October, 1997.

    On October 31, 1997 and November 17, 1997, the Board of TDS, including members of TDS's management, heard presentations from the Financial Advisors, and considered and discussed the proposal to create three new classes of Tracking Stock--the Cellular Group Shares, the Telecom Group Shares and the Aerial Group Shares--as a means to enhance shareholder value as well as the financial flexibility of TDS and its shareholders. The possibility of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger were also discussed. The terms, likely benefits and possible disadvantages of the Tracking Stock Proposal and the related Transactions were discussed. Following these discussions, the Board authorized TDS management to proceed with finalizing the terms of the Tracking Stock Proposal and the related Transactions, with the assistance of the Financial Advisors and legal advisors, and to present such terms to the Board at a subsequent meeting.

    Following these meetings, the Company's management, the Financial Advisors and legal advisors developed the terms of the Tracking Stock Proposal and related Transactions and proposed them to the Board. At meetings of the Board on December 15 and December 17, 1997, the directors discussed the proposed terms of the Tracking Stock Proposal and the related Transactions. After discussion of the Tracking Stock Proposal and related Transactions, on December 17, 1997, the Board determined that the Tracking Stock Proposal was the best alternative available to TDS to enhance shareholder value and that it was in the best interests of the Company and its shareholders. The Board, including directors who are not trustees or beneficiaries of the TDS Voting Trust, and directors who are not officers of TDS, unanimously approved the Tracking Stock Proposal and directed management to submit the proposal to the Company's shareholders at the Special Meeting. The Board also authorized the Telecom Public Offering, subject to approval of the Tracking Stock Proposal by the shareholders and the effectiveness of the Merger, and certain other conditions. In addition, the Board authorized management to make offers to U.S. Cellular and Aerial to acquire the Common Shares of U.S. Cellular and Aerial, respectively, which are not held by the Company pursuant to mergers between each of U.S. Cellular and Aerial and wholly-owned subsidiaries of the Company, subject to certain conditions, including approval by TDS shareholders of the Tracking Stock Proposal, the effectiveness of the Merger, the negotiation of the other terms of the merger agreements relating to such mergers and final TDS Board approval. The U.S. Cellular Merger and Aerial Merger are also subject to approval by the boards of directors and shareholders of U.S. Cellular and Aerial, respectively.

    REASONS. The Board believes that the division of the Company's interests in its principal businesses into the Tracking Groups would enable the Company to benefit in a variety of ways described below, while also maintaining the benefits of remaining a single entity, and would facilitate increased investor understanding of the different businesses. The Board believes that a capital structure which includes the three Tracking Stocks offers a number of potential benefits which outweigh its disadvantages, as described below, and that adoption of the Tracking Stock Proposal and the completion of the related Transactions is in the best interests of TDS and all of its shareholders. The Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the advantages or disadvantages of the proposal, although the following factors were considered important in its decision.

        GREATER MARKET RECOGNITION. The Tracking Stock Proposal is intended to result in greater market recognition of the value (individually and collectively) of the Company and the Company's three principal business groups, thereby enhancing shareholder value over the long term. The Board of Directors believes that overall shareholder value would be enhanced if there was increased recognition in the investment community of the Company's individual lines of business and the value of the assets used in such businesses. Additionally, a public market for each of TDS's three principal business groups should make it easier for the capital markets to understand and value the Company's businesses and assets. The Company should also be able to reduce its cost of capital because of the improved equity valuation that should result from the implementation of the Tracking Stock Proposal.

        INCREASED LIQUIDITY FOR U.S. CELLULAR AND AERIAL. The Board considered it important that the Tracking Stock Proposal would permit the Company to make offers to acquire the publicly-traded common equity of the Company attributable to U.S. Cellular and Aerial, subject to the conditions discussed above. Management believes that the Distribution of Cellular Group Shares and Aerial Group Shares would serve to increase the liquidity of the publicly-traded equity related to U.S. Cellular and Aerial. In order to maintain the benefits of consolidating U.S. Cellular and Aerial with TDS for tax purposes, including the preservation of the ability to spin-off such companies on a tax-free basis to shareholders, the publicly-traded Common Shares of U.S. Cellular and Aerial have been limited to less than 20% of the common equity of U.S. Cellular and Aerial. Management believes that the liquidity for U.S. Cellular and Aerial has been below the liquidity for many of their respective cellular and PCS peers and that this may have adversely affected the public market value of their equity. The Board has been advised by the Financial Advisors that the liquidity of the Cellular Group Shares and Aerial Group Shares should be superior to that of the Common Shares of U.S. Cellular and Aerial. Since the Cellular Group Shares and Aerial Group Shares would represent approximately 80% of the Company's equity interest in U.S. Cellular and Aerial (assuming the completion of the Transactions as contemplated), as compared to less than 20% currently, the Cellular Group Shares and the Aerial Group Shares should have greater liquidity than the existing U.S. Cellular and Aerial Common Shares. The Financial Advisors have advised the Company that this increased liquidity may increase the valuation of the Cellular Group Shares and Aerial Group Shares as compared to the recent public market values of the Common Shares of U.S. Cellular and Aerial.

        FINANCING FLEXIBILITY. The Tracking Stock Proposal should provide the Company with greater flexibility in raising capital and making acquisitions, with equity securities specifically related to the Tracking Groups. Because the Board does not expect to declare a dividend on the Cellular Group Shares or Aerial Group Shares for the foreseeable future, any issuance of such stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for capital investments. The Tracking Stock Proposal would provide the Company greater flexibility with regard to raising capital or making acquisitions for a Tracking Group's businesses, including strategic partnering transactions, independent of the other Groups by using equity securities specifically related to one of the Tracking Groups. The Tracking Stocks may also be used, rather than Common Shares, for TDS's employee stock purchase plans, stock option plans and other employee benefit plans. The listing of the Tracking Stocks on the AMEX will create a trading market, the existence of which would be an important factor in assessing the value of such stock in connection with and facilitating any such acquisition, financing or employee plan.

        SHAREHOLDER FLEXIBILITY. The issuance and sale of the Tracking Stocks would also provide shareholders with the opportunity to continue to invest in all of the TDS businesses through the TDS Group or any one or more of the Tracking Groups individually, depending upon their investment objectives. While investors currently have the opportunity to invest directly in U.S. Cellular or Aerial, the Telecom Group Shares would offer investors the opportunity to separately participate in the performance of TDS Telecom, as well as U.S. Cellular and Aerial. The Tracking Stock Proposal creates investment vehicles that meet the requirements of distinct investor groups--those looking for yield and income of a relatively mature business, in the case of the Telecom Group Shares; those looking for the growth potential of a less mature business, in the case of Cellular Group Shares; those looking to capitalize on the possible opportunities offered by new technologies, in the case of the Aerial Group Shares; and those interested in owning an interest in a diversified telecommunications company, in the case of the Common Shares--which should encourage proper valuation of the assets in each of the Groups.

        CONSOLIDATED ENTERPRISE. The Tracking Stock Proposal will retain for the Company the advantages of doing business as a single company. As part of a single entity, each Group would be in a position to benefit from synergies with the other, including synergies that may result from the eventual convergence of the telecommunications and wireless industries. In addition, by remaining a single entity, the Company will continue to enjoy certain strategic, financial and operational benefits that would not be available if the Groups were separate legal entities. It would also permit the Company to retain the advantages of tax consolidation and economies of scale. Furthermore, the Tracking Stock Proposal is not expected to have any material adverse impact on the Company's credit rating and cost of borrowing, which would occur if the Groups were divided into separate entities.

        ACCEPTANCE OF TRACKING STOCK CAPITAL STRUCTURES. The use by other companies of equity securities intended to reflect separately the performance of specific businesses has increased in the last several years and several large, well-known companies have adopted capital structures involving tracking stocks. The Financial Advisors have advised the Company that, in general, the market performance of many of such securities has been favorable and has been comparable to industry peers that are separate companies. The market appears to value such securities based on the performance of the underlying business, and tracking stocks are now generally well-followed by financial analysts and accepted by investors.

        TAX FACTORS. Implementation of the Tracking Stock Proposal should not be taxable to the Company or its shareholders. In comparison to a spin-off of the Company's shares of U.S. Cellular, TDS Telecom or Aerial to the holders of Common Shares and Series A Common Shares, implementation of the Tracking Stock Proposal allows for a tax-free distribution to the Company's shareholders without the significant limitations imposed by Section 355 of the Internal Revenue Code. Furthermore, the issuance of the Tracking Stocks will not prevent the Company from consolidating the operating results of the Tracking Groups for tax and accounting purposes.

        FUTURE ALTERNATIVES. The Tracking Stock Proposal will not preclude other alternatives to increase shareholder value. The Board will continue to review other alternatives that may be available to the Company to realize additional value from the assets attributed to each of the Groups. In determining whether to pursue a particular alternative, the Board, in exercising its business judgment, will consider various factors, including market conditions, the financial and other effects of any such alternative on the Company and the Groups, and the preservation of its ability to engage in other restructuring options at such time as such alternatives become desirable.

        ELECTION OF DIRECTORS. The Board also considered it significant that, as a result of the Tracking Stock Proposal, the election of one fewer director would be determined by the TDS Voting Trust, and that holders of Common Shares and, when issued, shares of the Tracking Stock, would be permitted to vote in the election of such one director.

        SUPPORT OF HOLDERS OF COMMON SHARES AND PREFERRED SHARES. A very important consideration for the Board was the fact that the holders of Common Shares, Preferred Shares issued before October 31, 1981 and Preferred Shares issued after October 31, 1981, would each vote separately as groups on the Tracking Stock Proposal. Therefore, the Merger and the Transactions, including the Distribution, will not take place unless the Tracking Stock Proposal is approved by a majority of the votes entitled to be cast by the holders of each of the Common Shares, Preferred Shares issued before October 31, 1981 and Preferred Shares issued after October 31, 1981, as well as the Series A Common Shares, each voting as a separate group. Although the TDS Voting Trust controls a majority of the votes of the Series A Common Shares, the TDS Voting Trust does not own or vote any Common Shares or Preferred Shares. In addition, management beneficially owns only about 1% of the Common Shares and owns no Preferred Shares. As a result, the Tracking Stock Proposal will not be approved unless it is supported by a majority of the shareholders who are not affiliated with the TDS Voting Trust or management.

        SUPPORT OF TDS VOTING TRUST. The Board also considered it important that the Tracking Stock Proposal would have the support of the trustees of the TDS Voting Trust which controls over 90% of the Series A Common Shares and a majority of the voting power of the Company. The trustees of the TDS Voting Trust have indicated to TDS's management that they would be unwilling to vote in favor of any proposal as shareholders of TDS which could result in the voting power of the TDS Voting Trust declining below 50%. On the other hand, the trustees of the TDS Voting Trust have indicated that they would support the Tracking Stock Proposal since it would enable TDS to issue shares of Tracking Stock, or other debt or equity securities convertible into shares of Tracking Stock, in acquisitions, public or private securities offerings or for other purposes, without reducing the voting power of the TDS Voting Trust below 50%.

        CONTINUITY OF LONG-TERM PLANS. The adoption of the Tracking Stock Proposal would reduce the risk of a disruption in the continuity of TDS's long-term plans and objectives that could otherwise result if the TDS Voting Trust should find it necessary to sell or distribute a significant block of stock for diversification, estate tax obligations or for other reasons. Implementation of the Tracking Stock Proposal would allow the trustees of the TDS Voting Trust to continue to exercise control over a majority of TDS's voting power even after the TDS Voting Trust distributes the shares of the Tracking Stocks to the beneficiaries thereof, and would permit additional estate planning flexibility, including the determination of the succession of voting control through bequests of Series A Common Shares to the heirs of beneficial holders. Thus the Tracking Stock Proposal may provide a basis for continuity pursuant to such plans and objectives, if and when such circumstances arise, and should reduce the risk that TDS could at some future date be compelled to consider a potential acquisition of TDS in an environment that could be dictated to TDS and the Board by the financial circumstances of participants in the TDS Voting Trust or by third parties who may be anticipating or speculating about such circumstances.

        EMPLOYEE COMPENSATION AND CONTINUITY. The ability to issue shares of one or more of the Tracking Stocks would increase TDS's flexibility in structuring compensation plans to tailor stock incentives to employees. The creation of three classes of stock that are intended to reflect separately distinct businesses increases the Company's ability to focus the management of the respective Groups and provide incentives for employees of each Group that are tied directly to the stock price performance of the Group in which they are employed. Implementation of the Tracking Stock Proposal may also allow employees to continue to concentrate on their responsibilities without undue concern that the future of TDS could be affected by real or perceived succession issues or a change in control that could otherwise be triggered by any substantial divestiture by the TDS Voting Trust in the future. By reducing the uncertainty that could result if the TDS Voting Trust should dispose of a significant block of Series A Common Shares, the Tracking Stock Proposal may, therefore, enhance the ability of TDS to attract and retain highly qualified key employees.

        BUSINESS RELATIONSHIPS. Implementation of the Tracking Stock Proposal may facilitate strategic partnering transactions and may enhance the existing and potential business relationships of TDS with parties who may in the future become concerned about changes in control of TDS in the event that the voting power of the TDS Voting Trust is ever diluted. TDS may be better able to attract joint venture and marketing partners willing to make long-term plans and commitments if TDS is perceived to not be vulnerable to a takeover or disruption due to uncertainty concerning TDS's control.

        BENEFITS OF DELAWARE REINCORPORATION. The Tracking Stock Proposal also contemplates that the Company will be reincorporated from Iowa to Delaware. The Company's Board believes that the best interests of the Company and its shareholders will be served by changing the Company's state of incorporation from Iowa to Delaware. The Board believes that the General Corporation Law of Delaware affords desirable flexibility and simplicity in the exercise of corporate powers which are not available to corporations that are organized under the laws of Iowa. Delaware is generally recognized as having a modern, flexible and nationally recognized corporate statute and a well-developed body of case law that provides predictability and certainty in business planning. Cases involving corporate law issues are decided in a separate Court of Chancery in Delaware, where judges have substantial experience and precedent in making their decisions. Due to the importance of corporate law in Delaware, the Delaware legislature puts a high priority on corporate law matters and is at the forefront of keeping the Delaware corporate statutes current in the face of changing business practices and legal developments. Corporate formalities and administrative procedures have been designed to be relatively simple and flexible in Delaware. Due to such factors, reincorporating in Delaware may reduce the impediments and increase the opportunities for structuring securities and financial transactions, which would facilitate acquisitions, raising capital and other financing transactions. Delaware law and courts are also more familiar to foreign investors and their advisors. As a result, foreign investment and financing opportunities may also be facilitated by reincorporating in Delaware. The Board therefore believes that the activities of the Company can be carried on to better advantage if the Company is able to operate under the corporate laws of Delaware. In addition, the Company believes that Delaware law will offer clearer guidance with respect to legal issues that may arise as a result of the existence of separate classes of Tracking Stock. However, shareholders in some instances may have fewer rights and less protection under Delaware law than under Iowa law. See "--Description of Restated Certificate of Incorporation of TDS Delaware" and "--Comparison of Shareholders' Rights Under Iowa and Delaware Law."

    CONSIDERATION OF POTENTIAL ADVERSE ASPECTS. While the Board has determined that implementation of the Tracking Stock Proposal is in the best interests of TDS and its shareholders, the Board recognizes that implementation of the Tracking Stock Proposal may have certain potentially adverse consequences, including the lack of assurance as to the degree to which the market price of the Tracking Stock will reflect the separate performance of the related Tracking Group and the uncertainty as to the impact of the proposal on the market price of the Common Shares, as well as the fact that implementation of the Tracking Stock Proposal will, to an extent, make the capital structure of the Company more complex, and may give rise to occasions when the interests of the holders of the various classes of common stock may diverge or appear to diverge. See "Risk Factors." The Board has given extensive consideration to the Tracking Stock Proposal and has determined that the positive aspects of the Tracking Stock Proposal outweigh any potentially adverse aspect and believes that the Tracking Stock Proposal would be in the best interests of TDS and its shareholders.

OPINIONS OF FINANCIAL ADVISORS

    Credit Suisse First Boston ("C.S. First Boston") and Salomon Brothers Inc and Smith Barney Inc. (collectively doing business as "Salomon Smith Barney") are acting as co-financial advisors to the Company in connection with the Tracking Stock Proposal and each is assisting the Company in the solicitation of proxies therefor (the "Financial Advisors").

    Each of C.S. First Boston and Salomon Smith Barney was asked to provide advice to the Board of Directors with respect to the effect of the Tracking Stock Proposal on (i) the market value of the Common Shares and the shares of Tracking Stock to be distributed in the Distribution with respect to the Common Shares (the "Proposed Common Equity") and (ii) the ability of TDS to raise equity capital through an offering or offerings of shares of common equity or securities convertible into common equity ("Equity Market Access").

    The opinion of each Financial Advisor states that the Transactions would not have a material adverse effect from a financial point of view on (i) the aggregate market value on a fully-distributed basis of the Proposed Common Equity outstanding after such Transactions as compared with the aggregate market value of the Common Shares immediately prior to the announcement of such Transactions or (ii) TDS's Equity Market Access immediately after such Transactions as compared to TDS's Equity Market Access prior to the announcement of the Transactions. The Financial Advisors' opinions, attached hereto as EXHIBITS C-1 and C-2, are based on assumptions and qualifications set forth in the opinions and other factors deemed relevant. Such opinions assumed that the Transactions as currently contemplated had been effective as of the date of such opinions. The opinions do not address the possible market value of the Proposed Common Equity or TDS's Equity Market Access under any other circumstances.

    The Company has agreed to pay the Financial Advisors (i) an advisory fee of $2,000,000, to be split equally between C.S. First Boston and Salomon Smith Barney, and payable upon the approval of the Tracking Stock Proposal by the Board, and public announcement thereof; (ii) an advisory fee of $2,000,000, to be split equally between C.S. First Boston and Salomon Smith Barney, payable upon the Distribution; and (iii) an incentive fee of no more than $3,000,000, to be split equally between C.S. First Boston and Salomon Smith Barney, payable
4 1/2 months after the Distribution. In general, an incentive fee is payable only if the post-Distribution value of the aggregate market value of the publicly-traded common equity exceeds 125% of the pre-announcement aggregate market value of the TDS Common Shares and, in such event, the amount of the fee which is payable is equal to $120,000 for each percentage point over 125%, up to a maximum of $3,000,000. The Company has also agreed to reimburse the Financial Advisors for reasonable out-of-pocket expenses (including fees and expenses of legal counsel) and has agreed to indemnify the Financial Advisors against certain liabilities, including liabilities under the Securities Act.

INTERESTS OF CERTAIN PERSONS

    The TDS Voting Trust and its trustees and beneficiaries have an interest in the implementation of the Tracking Stock Proposal because it may enhance the ability of the TDS Voting Trust to retain voting control of TDS. The trustees of the voting trust are LeRoy T. Carlson, Jr., a director and the President of TDS and the son of LeRoy T. Carlson, Chairman of TDS; Walter C.D. Carlson, a director of TDS and the son of LeRoy T. Carlson, Chairman of TDS, and the brother of LeRoy T. Carlson, Jr.; Donald C. Nebergall, a director of TDS; Letitia G.C. Carlson, a director of TDS and the daughter of LeRoy T. Carlson, Chairman of TDS, and the sister of LeRoy T. Carlson, Jr. and Walter C.D. Carlson; and Melanie J. Heald, the daughter of Lester O. Johnson, director emeritus of TDS. Directors of TDS who are beneficiaries of the TDS Voting Trust are LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson, Letitia G.C. Carlson and Donald C. Nebergall. Walter C.D. Carlson is a partner of the law firm of Sidley & Austin, which is counsel to the Company and is advising the Company regarding the Tracking Stock Proposal and related matters. Donald C. Nebergall is a consultant to TDS. In addition, certain directors may be considered to have an interest in the Tracking Stock Proposal as officers of the Company or its subsidiaries. Directors of the Company who are officers or employees of the Company or its subsidiaries are: LeRoy T. Carlson (Chairman of TDS), LeRoy T. Carlson, Jr. (President of TDS), Murray L. Swanson (Executive Vice President--Finance of TDS); Rudolph E. Hornacek (Vice President--Engineering of TDS); James Barr III (President of TDS Telecom); and Donald R. Brown (Senior Vice President of TDS Telecom). Shareholders are urged to carefully study and consider the Tracking Stock Proposal in light of the above interests.

THE COMPANY

    TDS is a diversified telecommunications service company with established cellular telephone, local telephone and radio paging operations and developing personal communications services ("PCS") operations. At September 30, 1997, the Company, through its subsidiaries, served approximately 2.7 million customer units in 37 states, including 1,357,000 cellular telephones, 506,600 telephone access lines, 65,000 PCS telephones, and 792,800 pagers. For the nine months ended September 30, 1997, cellular telephone operations provided 59% of the Company's consolidated revenues; telephone operations provided 32%; PCS operations provided 2%; and paging operations provided 7% of such revenues. The Company's long-term business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize the Company's expertise in customer-based telecommunications services. The Company conducts substantially all of its cellular operations through its majority-owned subsidiary U.S. Cellular (AMEX symbol "USM"), which is the eighth largest cellular telephone company in the United States, based on the aggregate number of population equivalents it owns. The Company conducts substantially all of its telephone operations through its wholly-owned subsidiary TDS Telecom. The Company conducts substantially all of its PCS business through its majority-owned subsidiary Aerial (NASDAQ National Market symbol "AERL"), which launched commercial service in the first half of 1997 and expects to complete initial construction of its PCS networks by the end of 1997.

    Notwithstanding the attribution of assets and liabilities, equity and items of income and expense among the Groups for the purpose of preparing the combined financial statements of the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group, the change in the capital structure of the Company contemplated by the Tracking Stock Proposal will not affect legal title to such assets or responsibility for such liabilities of the Company or any of its subsidiaries, except that TDS Delaware will succeed to the assets and liabilities of TDS Iowa. Holders of Cellular Group Shares, Telecom Group Shares, Aerial Group Shares, Common Shares and Series A Common Shares will be common shareholders of the Company and will be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities. The financial results of one or more of the Groups that affect the Company's consolidated results of operations or financial condition could affect the combined results of operations or financial condition of the TDS Group and the Tracking Groups and the market price of the Common Shares, the Cellular Group Shares, the Telecom Group Shares and the Aerial Group Shares. In addition, any net losses of any Group, dividends or distributions on, or repurchases of, any class of common stock, and dividends on, or certain repurchases of, Preferred Shares, will reduce funds of the Company legally available for the payment of dividends on all shares of common stock. Accordingly, the combined financial statements of the TDS Group, the Cellular Group, the Telecom Group and the Aerial Group should be read in conjunction with the consolidated financial statements of the Company.

    Reference is made to Annex I for a further description of the Company and the consolidated financial statements of the Company.

THE CELLULAR GROUP

    The Cellular Group Shares, when issued, are intended to reflect the separate performance of the Cellular Group, which consists of the Company's interest in U.S. Cellular, an 81%-owned subsidiary of the Company which operates and invests in cellular telephone companies and properties. The Cellular Group would also include such other businesses, assets and liabilities of the Company as the Board may in the future determine to attribute to the Cellular Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the Cellular Group, as determined by the Board.

    The U.S. Cellular Restated Certificate of Incorporation currently provides that U.S. Cellular may not own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction of, the ownership of interests in and/or the management of cellular telephone systems (the "Cellular Business"), unless it first obtains the written consent of the Company. If U.S. Cellular becomes a wholly-owned subsidiary of the Company, this provision is expected to be eliminated from the U.S. Cellular Restated Certificate of Incorporation. However, the Board intends to continue this provision as a policy with respect to the Cellular Group. Accordingly, the Cellular Group will generally only engage in the Cellular Business, unless the Board determines to permit the Cellular Group to pursue other opportunities. This will be done on a case-by-case basis. It is currently the intention of the Board that any businesses, opportunities, assets and liabilities attributed to the Cellular Group in the future would not include businesses, opportunities, assets and liabilities of the TDS Group, the Telecom Group or the Aerial Group. The Company could determine to pursue future business opportunities through one Group instead of the other Groups, or jointly through more than one of the Groups. The decision to allocate certain resources and financial support to a Group other than the Cellular Group may adversely affect the ability of the Cellular Group to obtain funds sufficient to implement its business strategies. See "--Management and Allocation Policies."

    Holders of Cellular Group Shares will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. There is no assurance as to the degree to which the market value of the Cellular Group Shares will reflect the separate performance of either the Cellular Group or U.S. Cellular.

    The Board currently intends to retain future earnings of the Cellular Group for the development of the business of the Cellular Group, and does not anticipate paying dividends on the Cellular Group Shares in the foreseeable future.

    As of November 30, 1997, there were issued and outstanding 87,231,658 shares of common stock of U.S. Cellular. As of such date, the Company held 70,743,836 shares of common stock of U.S. Cellular, representing approximately 81.1% of the outstanding shares of common stock of U.S. Cellular, and 16,487,822 shares of common stock of U.S. Cellular were held by persons other than the Company.

    The Company has made an offer to issue Cellular Group Shares in exchange for all of the Common Shares of U.S. Cellular which are not owned by the Company pursuant to a merger between a subsidiary of the Company and U.S. Cellular. The Company has offered to exchange 1.14613 Cellular Group Shares for each outstanding Common Share of U.S. Cellular (other than shares held by the Company) in the U.S. Cellular Merger. This would represent an aggregate of 18,897,187 Cellular Group Shares based on Common Shares of U.S. Cellular outstanding as of November 30, 1997. This exchange ratio was determined by dividing (i) the sum of the number of Cellular Group Shares proposed to be distributed in the Distribution and the Number of Shares Issuable with Respect to Retained Interest considering only the Distribution by (ii) the number of shares of common stock of U.S. Cellular held by the Company as of November 30, 1997.

    The U.S. Cellular Merger is subject to various conditions, including approval of the Tracking Stock Proposal by shareholders of the Company, effectiveness of the Merger, the negotiation of the other terms of a merger agreement between the Company and U.S. Cellular, approval of the U.S. Cellular Merger by the board of directors and the shareholders of U.S. Cellular and final approval by the Board. The Common Shares of U.S. Cellular are currently traded on the AMEX under the symbol "USM." If the U.S. Cellular Merger is consummated as contemplated, U.S. Cellular would become a wholly-owned subsidiary of the Company and such Common Shares would be delisted from the AMEX. In the U.S. Cellular Merger, holders of Common Shares of U.S. Cellular would receive Cellular Group Shares of TDS, which would be listed on the AMEX. If the U.S. Cellular Merger does not take place for any reason, U.S. Cellular may not become a wholly-owned subsidiary of the Company and the Common Shares of U.S. Cellular may continue to be publicly traded. Alternatively, although the Company has no current plans or intentions to do so, the Company may consider acquiring such Common Shares of U.S. Cellular in an exchange offer for Cellular Group Shares or other securities, in a tender offer for cash or through open market or private purchases, or taking other action to acquire some or all of the shares of U.S. Cellular not owned by the Company.

    Subject to the effectiveness of the Merger, and after the completion of the Merger, the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, the Board intends to authorize the Distribution of Cellular Group Shares in the form of a stock dividend to holders of Series A Common Shares and Common Shares. It is currently expected that the Distribution would take place in June 1998 or later. The Board intends to distribute one Cellular Group Share with respect to each Common Share and Series A Common Share outstanding on the Distribution record date. The Distribution will be made to all shareholders in proportion to the number of Common Shares and Series A Common Shares owned on the Distribution record date.

    The aggregate number of Cellular Group Shares proposed to be issued and distributed pursuant to the Distribution is intended initially to represent 75% of the common shareholders' equity value of the Company attributable to the Cellular Group. Accordingly, considering only the Distribution, the TDS Group would have a Retained Interest in the Cellular Group representing 25% of the common shareholders' equity value of the Company attributable to the Cellular Group. The number of Cellular Group Shares deemed to represent 100 percent of the common shareholders' equity value of the Company attributable to the Cellular Group for purposes of the Distribution will be determined by the Board at the time of the Distribution. This will be based on the number of outstanding Common Shares and Series A Common Shares at such time and the distribution ratio.

    If all of the Transactions are completed as contemplated, the issued Cellular Group Shares would initially reflect approximately 80% of the common shareholders' equity value of the Company attributable to the Cellular Group. The remaining 20% of the common shareholders' equity value of the Company initially attributable to the Cellular Group will be retained by the TDS Group as a Retained Interest. See "--Retained Interests."

    The Board reserves the right to effect all or any part of the Distribution of Cellular Group Shares even if the Telecom Public Offering, the U.S. Cellular Merger or the Aerial Merger have not been completed, or not to effect all or any part of the Distribution even if such other Transactions have taken place. The Board further reserves the right to modify the distribution ratio for the Cellular Group Shares or to modify the percentage interest to be retained by TDS through the Retained Interest in the Cellular Group.

    The following table shows the Cellular Group Shares that would be issued in connection with the U.S. Cellular Merger and the Distribution considering the exchange ratio offered by the Company and the intended distribution ratio, and the number of Cellular Group Shares issuable, authorized for issuance for various purposes and available for issuance (based on shares outstanding at November 30, 1997).

                                                                             PRO FORMA CELLULAR GROUP SHARES
                                                                      ---------------------------------------------
                                                                                        RETAINED
                                                                       OUTSTANDING      INTEREST         TOTAL
                                                                      --------------  -------------  --------------
U.S. Cellular Merger................................................      18,897,187       --            18,897,187
Distribution........................................................      60,811,362     20,270,454      81,081,816
                                                                      --------------  -------------  --------------
      Pro Forma Initial Shares......................................      79,708,549     20,270,454      99,979,003
                                                                      --------------  -------------  --------------
SHARES ISSUABLE TO THIRD PARTIES(1):
  Committed Acquisition Shares......................................         567,412       (567,412)       --
  Pre-Distribution Convertible Securities:
    TDS Preferred Shares............................................         969,025       (969,025)       --
    Existing Plans(1)...............................................         575,026       (575,026)       --
                                                                      --------------  -------------  --------------
      Subtotal......................................................       2,111,463     (2,111,463)       --
                                                                      --------------  -------------  --------------
ISSUABLE AS A RESULT OF U.S. CELLULAR MERGER:
  U.S. Cellular Employee Plans......................................         711,387       --               711,387
  U.S. Cellular LYONs...............................................       8,090,116       --             8,090,116
                                                                      --------------  -------------  --------------
      Subtotal......................................................       8,801,503       --             8,801,503
                                                                      --------------  -------------  --------------
SHARES RESERVED FOR ISSUANCE:
  Existing Plans(2).................................................         400,625       --               400,625
  1998 Long-Term Incentive Plan(3)..................................       2,888,613       --             2,888,613
  Tax-Deferred Savings Plan.........................................          70,000       --                70,000
  Acquisitions......................................................       3,932,588       --             3,932,588
                                                                      --------------  -------------  --------------
      Subtotal......................................................       7,291,826       --             7,291,826
                                                                      --------------  -------------  --------------

                                                                             PRO FORMA CELLULAR GROUP SHARES
                                                                      ---------------------------------------------
                                                                                        RETAINED
                                                                       OUTSTANDING      INTEREST         TOTAL
                                                                      --------------  -------------  --------------
PRO FORMA SHARES ISSUED, ISSUABLE AND RESERVED FOR ISSUANCE.........      97,913,341     18,158,991     116,072,332
Shares Available for Issuance.......................................      23,927,668       --            23,927,668
                                                                      --------------  -------------  --------------
      Total.........................................................     121,841,009     18,158,991     140,000,000
                                                                      --------------  -------------  --------------
                                                                      --------------  -------------  --------------

------------

(1) These shares would be issuable from the Retained Interest.

(2) See Proposal 2.

(3) See Proposal 3.

    Reference is made to Annex II for a further description of the Cellular Group and the combined financial statements of the Cellular Group.

THE TELECOM GROUP

    The Telecom Group Shares, when issued, are intended to reflect the separate performance of the Telecom Group, which includes the Company's interest in TDS Telecom, a wholly-owned subsidiary of the Company which operates landline telephone companies. The Telecom Group would also include such other businesses, assets and liabilities of the Company as the Board may in the future determine to attribute to the Telecom Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the Telecom Group, as determined by the Board.

    The Board intends to adopt a policy providing that the Telecom Group may not own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction of, the ownership of interests in and/or the management of landline telephone systems (the "Telecom Business"), unless it first obtains the consent of the Board. At the present time, the Telecom Group operates certain businesses which are not considered Telecom Business. The Telecom Group will initially be permitted to continue to operate these existing businesses. Except with respect to such existing businesses, the Telecom Group will generally only engage in the Telecom Business, unless the Board determines to permit the Telecom Group to pursue other opportunities. This will be done on a case-by-case basis. It is currently the intention of the Board that any businesses, opportunities, assets and liabilities attributed to the Telecom Group in the future would not include businesses, opportunities, assets and liabilities of the TDS Group, the Cellular Group or the Aerial Group. The Company could determine to pursue future business opportunities through one Group instead of the other Groups, or jointly through more than one of the Groups. The decision to allocate certain resources and financial support to a Group other than the Telecom Group may adversely affect the ability of the Telecom Group to obtain funds sufficient to implement its business strategies. See "--Management and Allocation Policies."

    Holders of Telecom Group Shares will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. There is no assurance as to the degree to which the market value of the Telecom Group Shares will reflect the separate performance of either the Telecom Group or TDS Telecom.

    Following the Distribution, subject to the legal restrictions on the payment of dividends described below, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $0.48 per share. Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, this dividend rate would equate to a per share annual dividend of $0.32 per existing Common Share and Series A Common Share (the "Telecom Equivalent Dividend Rate"). Following the Distribution, the Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $0.10 per share. The total of this rate and the Telecom Equivalent Dividend Rate is equal to $0.42 per share per annum, which is the same as the current annual dividend rate on the existing Common Shares and Series A Common Shares. The intent is that, immediately after the Distribution, a current holder of Common Shares and Series A Common Shares would continue to receive an aggregate dividend which is at least equal to the aggregate dividend which such shareholder currently receives from the Company (not considering reductions in shares which may occur due to the payment of cash in lieu of fractional shares in the Distribution).

    TDS currently holds 100% of the issued and outstanding capital stock of TDS Telecom.

    Promptly after approval of the Tracking Stock Proposal by shareholders and the effectiveness of the Merger, the Company intends to offer and sell Telecom Group Shares in a public offering for cash, and to allocate the net proceeds thereof to the Telecom Group. The Company intends to file with the SEC a registration statement on Form S-3 relating to the registration of between 10,000,000 and 17,000,000 Telecom Group Shares. This offering is expected to commence promptly after the approval of the Tracking Stock Proposal by shareholders and the effectiveness of the Merger, subject to prevailing market conditions and other factors.

    Subject to the effectiveness of the Merger, after the completion of the Merger, the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, the Board intends to authorize the Distribution of Telecom Group Shares in the form of a stock dividend to holders of Series A Common Shares and Common Shares. The Board intends to distribute two-thirds of a Telecom Group Share with respect to each Common Share and Series A Common Share outstanding on the Distribution record date.

    The aggregate number of Telecom Group Shares proposed to be issued and distributed pursuant to the Distribution is intended initially to represent 75% of the common shareholders' equity value of the Company attributable to the Telecom Group. Accordingly, considering only the Distribution, the TDS Group would have a Retained Interest in the Telecom Group representing 25% of the common shareholders' equity value of the Company attributable to the Telecom Group. The number of Telecom Group Shares deemed to represent 100 percent of the common shareholders' equity value of the Company attributable to the Telecom Group for purposes of the Distribution will be determined by the Board at the time of the Distribution. This will be based on the number of outstanding Common Shares and Series A Common Shares at such time and the distribution ratio.

    If all of the Transactions are completed as contemplated, the issued Telecom Group Shares would initially reflect approximately 80% of the common shareholders' equity value of the Company attributable to the Telecom Group. The remaining 20% of the common shareholders' equity value of the Company initially attributable to the Telecom Group will be retained by the TDS Group as a Retained Interest. See "--Retained Interests."

    The Board reserves the right to effect all or any part of the Distribution of Telecom Group Shares even if the Telecom Public Offering, the U.S. Cellular Merger or the Aerial Merger have not been completed, or not to effect all or any part of the Distribution even if such other Transactions have taken place. The Board further reserves the right to modify the distribution ratio for the Telecom Group Shares or to modify the percentage interest to be retained by TDS through the Retained Interest in the Telecom Group.

    The following table shows the Telecom Group Shares that would be issued in connection with the Telecom Public Offering and the Distribution considering the number of Telecom Group Shares being offered by the Company and the intended distribution ratio, and the number of Telecom Group Shares issuable, authorized for various purposes and available for issuance (based on shares outstanding at November 30, 1997).

                                                                             PRO FORMA TELECOM GROUP SHARES
                                                                      ---------------------------------------------
                                                                                        RETAINED
                                                                       OUTSTANDING      INTEREST         TOTAL
                                                                      --------------  -------------  --------------
Telecom Public Offering(1)..........................................      13,500,000       --            13,500,000
Distribution........................................................      40,540,908     13,513,636      54,054,544
                                                                      --------------  -------------  --------------
      Pro Forma Initial Shares......................................      54,040,908     13,513,636      67,554,544
                                                                      --------------  -------------  --------------
SHARES ISSUABLE TO THIRD PARTIES(2):
  Committed Acquisition Shares......................................         378,275       (378,275)       --
  Pre-Distribution Convertible Securities
    TDS Preferred Shares............................................         646,017       (646,017)       --
    Existing Plans(3)...............................................         383,350       (383,350)       --
                                                                      --------------  -------------  --------------
      Subtotal......................................................       1,407,642     (1,407,642)       --
                                                                      --------------  -------------  --------------
SHARES RESERVED FOR ISSUANCE:
  Existing Plans(3).................................................         267,084       --               267,084
  1998 Long-Term Incentive Plan(4)..................................       2,500,000       --             2,500,000
  Tax-Deferred Savings Plan.........................................         175,000       --               175,000
  Acquisitions......................................................       2,821,725       --             2,821,725
  Dividend Reinvestment Plan........................................         150,000       --               150,000
                                                                      --------------  -------------  --------------
      Subtotal......................................................       5,913,809       --             5,913,809
                                                                      --------------  -------------  --------------

                                                                             PRO FORMA TELECOM GROUP SHARES
                                                                      ---------------------------------------------
                                                                                        RETAINED
                                                                       OUTSTANDING      INTEREST         TOTAL
                                                                      --------------  -------------  --------------
PRO FORMA SHARES ISSUED, ISSUABLE AND RESERVED FOR ISSUANCE.........      61,362,359     12,105,994      73,468,353
Shares Available for Issuance.......................................      16,531,647       --            16,531,647
                                                                      --------------  -------------  --------------
      Total.........................................................      77,894,006     12,105,994      90,000,000
                                                                      --------------  -------------  --------------
                                                                      --------------  -------------  --------------

------------

(1) The Company intends to offer between 10,000,000 and 17,000,000 Telecom Group Shares. For purposes of this Proxy Statement/ Prospectus, the midpoint of this amount is assumed for all purposes.

(2) These shares would be issuable from the Retained Interest.

(3) See Proposal 2.

(4) See Proposal 3.

    Reference is made to Annex III for a further description of the Telecom Group and the combined financial statements of the Telecom Group.

THE AERIAL GROUP

    The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Group, which includes the Company's interest in Aerial, a subsidiary of the Company which is developing broadband personal communications services. The Aerial Group would also include such other businesses, assets and liabilities of the Company as the Board may in the future determine to attribute to the Aerial Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the Aerial Group, as determined by the Board.

    The Aerial Restated Certificate of Incorporation currently provides that Aerial may not own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction of, the ownership of interests in and/or the management of personal communications systems (the "PCS Business"), unless it first obtains the written consent of the Company. If Aerial becomes a wholly-owned subsidiary of the Company, this provision is expected to be eliminated from the Aerial Restated Certificate of Incorporation. However, the Board intends to continue this provision as a policy with respect to the Aerial Group. Accordingly, the Aerial Group will generally only engage in the PCS Business, unless the Board determines to permit the Aerial Group to pursue other opportunities. This will be done on a case-by-case basis. It is currently the intention of the Board that any businesses, opportunities, assets and liabilities attributed to the Aerial Group in the future would not include businesses, opportunities, assets and liabilities of the TDS Group, the Cellular Group or the Telecom Group. The Company could determine to pursue future business opportunities through one Group instead of the other Groups, or jointly through more than one of the Groups. The decision to allocate certain resources and financial support to a Group other than the Aerial Group may adversely affect the ability of the Aerial Group to obtain funds sufficient to implement its business strategies. See "--Management and Allocation Policies."

    Holders of Aerial Group Shares will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. There is no assurance as to the degree to which the market value of the Aerial Group Shares will reflect the separate performance of either the Aerial Group or Aerial.

    As of November 30, 1997, there were issued and outstanding 71,606,081 shares of common stock of Aerial. As of such date, the Company held 59,086,000 shares of common stock of Aerial, representing approximately 82.5% of the outstanding shares of common stock of Aerial, and 12,520,081 shares of common stock of Aerial were held by persons other than the Company.

    The Company has made an offer to issue Aerial Group Shares in exchange for all of the Common Shares of Aerial which are not owned by the Company pursuant to a merger between a subsidiary of the Company and Aerial. The Company has offered to exchange .91485 Aerial Group Shares for each outstanding Common Share of Aerial (other than shares owned by the Company) in the Aerial Merger. This would represent an aggregate of 11,453,996 Aerial Group Shares based on Common Shares of Aerial outstanding as of November 30, 1997. This exchange ratio was determined by dividing (i) the sum of the number of Aerial Group Shares proposed to be issued in the Distribution and the number of Shares Issuable with Respect to Retained Interest assuming only the Distribution by (ii) the number of shares of common stock of Aerial held by the Company as of November 30, 1997.

    The Aerial Merger is subject to various conditions, including approval of the Tracking Stock Proposal by shareholders of the Company, effectiveness of the Merger, the negotiation of the other terms of a merger agreement between the Company and Aerial, approval of the Aerial Merger by the board of directors and the shareholders of Aerial and final approval by the Board. The Common Shares of Aerial are currently traded on the Nasdaq National Market under the symbol "AERL." If the Aerial Merger is consummated as contemplated, Aerial would become a wholly-owned subsidiary of the Company and such Common Shares would be delisted from the Nasdaq National Market. In the Aerial Merger, holders of Common Shares of Aerial would receive Aerial Group Shares of TDS, which would be listed on the AMEX. If the Aerial Merger does not take place for any reason, Aerial may not become a wholly-owned subsidiary of the Company and the Common Shares of Aerial may continue to be publicly traded. Alternatively, although the Company has no current plans or intentions to do so, the Company may consider acquiring such Common Shares of Aerial in an exchange offer for Aerial Group Shares or other securities, in a tender offer for cash or through open market or private purchases, or taking other action to acquire some or all of the shares of Aerial not owned by the Company.

    After the completion of the Merger, the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, the Board intends to authorize the Distribution of Aerial Group Shares in the form of a stock dividend to holders of Series A Common Shares and Common Shares. The Board intends to distribute two-thirds of an Aerial Group Share with respect to each Common Share and Series A Common Share outstanding on the Distribution record date.

    The aggregate number of Aerial Group Shares proposed to be issued and distributed pursuant to the Distribution is intended initially to represent 75% of the common shareholders' equity value of the Company attributable to the Aerial Group. Accordingly, considering only the Distribution, the TDS Group would have a Retained Interest in the Aerial Group representing 25% of the common shareholders' equity value of the Company attributable to the Aerial Group. The number of Aerial Group Shares deemed to represent 100 percent of the common shareholders' equity value of the Company attributable to the Aerial Group for purposes of the Distribution will be determined by the Board at the time of the Distribution. This will be based on the number of outstanding Common Shares and Series A Common Shares at such time and the distribution ratio.

    If all of the Transactions are completed as contemplated, the issued Aerial Group Shares would initially reflect approximately 80% of the common shareholders' equity value of the Company attributable to the Aerial Group. The remaining 20% of the common shareholders' equity value of the Company initially attributable to the Aerial Group will be retained by the TDS Group as a Retained Interest. See "--Retained Interests."

    The Board reserves the right to effect all or any part of the Distribution of Aerial Group Shares even if the Telecom Public Offering, the U.S. Cellular Merger or the Aerial Merger have not been completed, or not to effect all or any part of the Distribution even if such other Transactions have taken place. The Board further reserves the right to modify the distribution ratio for the Aerial Group Shares or to modify the percentage interest to be retained by TDS through the Retained Interest in the Aerial Group.

    The Board currently intends to retain future earnings of the Aerial Group, if any, for the development of the Aerial Group, and does not anticipate paying dividends on the Aerial Group Shares in the foreseeable future.

    The following table shows the Aerial Group Shares that would be issued in connection with the Aerial Merger and the Distribution considering the exchange ratio offered by the Company and the intended distribution ratio, and the number of Aerial Group Shares issuable, authorized for various purposes and available for issuance (based on shares outstanding at November 30, 1997).

                                                                                         PRO FORMA AERIAL GROUP SHARES
                                                                                  -------------------------------------------
                                                                                                   RETAINED
                                                                                   OUTSTANDING     INTEREST         TOTAL
                                                                                  -------------  -------------  -------------
Aerial Merger...................................................................     11,453,996             --     11,453,996
Distribution....................................................................     40,540,908     13,513,636     54,054,544
                                                                                  -------------  -------------  -------------
      Pro Forma Initial Shares..................................................     51,994,904     13,513,636     65,508,540
                                                                                  -------------  -------------  -------------
SHARES ISSUABLE TO THIRD PARTIES:
  Committed Acquisition Shares..................................................        378,275       (378,275)      --
  Pre-Distribution Convertible Securities.......................................
    TDS Preferred Shares........................................................        646,017       (646,017)      --
    Existing Plans(1)...........................................................        383,350       (383,350)      --
                                                                                  -------------  -------------  -------------
      Subtotal..................................................................      1,407,642     (1,407,642)      --
                                                                                  -------------  -------------  -------------

                                                                                         PRO FORMA AERIAL GROUP SHARES
                                                                                  -------------------------------------------
                                                                                                   RETAINED
                                                                                   OUTSTANDING     INTEREST         TOTAL
                                                                                  -------------  -------------  -------------
ISSUABLE AS A RESULT OF AERIAL MERGER:
  Aerial Employee Plans.........................................................      1,372,275       --            1,372,275
                                                                                  -------------                 -------------
SHARES RESERVED FOR ISSUANCE:
  Existing Plans(1).............................................................        267,084       --              267,804
  1998 Long-Term Incentive Plan(2)..............................................      1,827,725       --            1,827,725
  Tax-Deferred Savings Plan.....................................................        200,000       --              200,000
  Acquisitions..................................................................      3,200,000       --            3,200,000
                                                                                  -------------  -------------  -------------
      Subtotal..................................................................      6,867,084       --            6,867,084
                                                                                  -------------  -------------  -------------
PRO FORMA SHARES ISSUED, ISSUABLE AND RESERVED FOR ISSUANCE.....................     61,641,905     12,105,994     73,747,899
Shares Available for Issuance...................................................     21,252,101       --           21,252,101
                                                                                  -------------  -------------  -------------
      Total Authorized..........................................................     82,894,006     12,105,994     95,000,000
                                                                                  -------------  -------------  -------------
                                                                                  -------------  -------------  -------------

------------

(1) These shares would be issuable from the Retained Interest.

(2) See Proposal 2.

(3) See Proposal 3.

    Reference is made to Annex IV for a further description of the Aerial Group and the combined financial statements of the Aerial Group.

THE TDS GROUP

    Upon the completion of all of the Transactions as contemplated, the Series A Common Shares and the Common Shares of TDS Delaware would represent an equity interest in the TDS Group, which would have a Retained Interest of approximately 20% of the common shareholders' equity value of the Company attributable to each Tracking Group, along with all other interests held by the Company. The TDS Group would also include such other assets and liabilities of the Company as the Board may in the future determine to attribute to the TDS Group and such other businesses, assets and liabilities as the Company or any of its subsidiaries may in the future acquire for the TDS Group, as determined by the Board.

    The Board intends to adopt a policy providing that the TDS Group may own, invest or otherwise have an interest in, lease, operate or manage any business other than a Cellular Business, a Telecom Business or a PCS Business. At the present time, the TDS Group owns interests in businesses which may be considered to include such other businesses. The TDS Group will continue to be permitted to operate these existing businesses. Except with respect to such existing businesses, the TDS Group will generally not engage in the Cellular Business, the Telecom Business or the PCS Business, unless the Board determines to permit the TDS Group to pursue such opportunities. This will be done on a case-by-case basis. It is currently the intention of the Board that any businesses, opportunities, assets and liabilities attributed to the TDS Group in the future would not include businesses, opportunities, assets and liabilities of the Cellular Group, the Telecom Group or the Aerial Group. The Company could determine to pursue future business opportunities through one Group instead of the other Groups, or jointly through more than one of the Groups. The decision to allocate certain resources and financial support to a Group other than the TDS Group may adversely affect the ability of the TDS Group to obtain funds sufficient to implement its business strategies. See "--Management and Allocation Policies."

    The Board expects to adopt a policy pursuant to which the benefits of tax deductions which cannot be utilized by any Tracking Group would be allocated to the TDS Group. The TDS Group would be required to compensate such Tracking Group for such tax benefits at such time as such Tracking Group would be able to utilize such tax benefits as a stand-alone entity. For example, the TDS Group will derive the benefits of the tax losses of Aerial until such time as Aerial would be able to utilize such tax benefits as a stand-alone entity.

    In structuring the terms of the Tracking Stock Proposal, the Board determined that the retention by the TDS Group of Retained Interests in the Cellular Group, the Telecom Group and the Aerial Group was appropriate. In making this determination, the Board concluded that it would be desirable for shareholders to have the option of continuing to maintain a common equity investment in all of the businesses of the Company and its subsidiaries by retaining ownership of the Common Shares and Series A Common Shares. The Board also determined that it would be desirable for the Company to have a Group which could enter into new ventures and possibly create additional tracking stocks for such ventures by designating series of Undesignated Shares. Such new shares of tracking stock could be distributed to the holders of Common Shares and Series A Common Shares upon the creation or separation of a business, sold for cash in a public or private offering to finance a new business for the benefit of the TDS Group or delivered in connection with the acquisition of a business by the TDS Group. The Company has no current plans to create any additional tracking stocks or to make any material investments in any new businesses.

    Holders of Common Shares and Series A Common Shares will be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. There is no assurance as to the degree to which the market value of the Common Shares will reflect the separate performance of either the TDS Group or its Retained Interests in the Tracking Groups.

    Following the Distribution, the Board currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $0.10 per share (the "TDS Group Dividend Rate"). Following the Distribution, the Board also intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $0.48 per share. Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, this dividend rate would equate to a per share annual dividend of $0.32 per existing Common Share and Series A Common Share (the "Telecom Equivalent Dividend Rate"). The total of the TDS Group Dividend Rate and the Telecom Equivalent Dividend Rate is equal to $0.42 per share per annum, as compared to the current annual dividend rate on the existing Common Shares and Series A Common Shares of $0.42 per share. The intent is that, immediately after the Distribution, a current holder of Common Shares and Series A Common Shares would continue to receive an aggregate dividend which is at least equal to the aggregate dividend which such shareholder currently receives from the Company (not considering reductions in shares which may occur due to the payment of cash in lieu of fractional shares in the Distribution).

    The following table shows the TDS Group Shares that would be issued in the Merger and the number of TDS Group Shares issuable, authorized for issuance for various purposes and available for issuance (based on shares outstanding at November 30, 1997).

                                                             SERIES A                           SPECIAL        TOTAL TDS
                                                           COMMON SHARES    COMMON SHARES    COMMON SHARES    GROUP SHARES
                                                          ---------------  ---------------  ---------------  --------------
To Be Issued in Merger..................................       6,933,233       53,878,129(1)       --            60,811,362
                                                          ---------------  ---------------  ---------------  --------------
SHARES ISSUABLE TO THIRD PARTIES:
  Committed Acquisition Shares..........................        --                567,412         --                567,412
  Pre-Distribution Convertible Securities
    TDS Preferred Shares................................        --                969,025         --                969,025
    Existing Plans......................................        --                575,026         --                575,026
                                                          ---------------  ---------------  ---------------  --------------
      Subtotal..........................................        --              2,111,463         --              2,111,463
                                                          ---------------  ---------------  ---------------  --------------
AUTHORIZED FOR ISSUANCE(2):
  Existing Plans(3).....................................        --                400,625         --                400,625
  1998 Long Term Incentive Plan(4)......................        --              1,800,000         --              1,800,000
  Other TDS Benefit Plans...............................        --                361,027         --                361,027
  Acquisitions..........................................        --              1,442,235         --              1,442,235
  Issuance for Cash.....................................        --              1,580,000         --              1,580,000
  Dividend Reinvestment Plan............................         175,567          464,958         --                640,525
                                                          ---------------  ---------------  ---------------  --------------
      Subtotal..........................................         175,567        6,048,845         --              6,224,412
                                                          ---------------  ---------------  ---------------  --------------
PRO FORMA SHARES ISSUED, ISSUABLE AND RESERVED FOR
 ISSUANCE...............................................       7,108,800       62,038,437         --             69,147,237
Shares Available for Issuance...........................      17,891,200       37,961,563       20,000,000       75,852,763
                                                          ---------------  ---------------  ---------------  --------------
      Total Authorized..................................      25,000,000      100,000,000       20,000,000      145,000,000
                                                          ---------------  ---------------  ---------------  --------------
                                                          ---------------  ---------------  ---------------  --------------

------------

(1) Includes 484,012 shares held by a subsidiary of TDS.

(2) Does not include shares authorized for issuance upon conversion of Series A Common Shares, based on the assumption that such shares will not be converted.

(3) See Proposal 2.

(4) See Proposal 3.

    Reference is made to Annex V for a further description of the TDS Group and the combined financial statements of the TDS Group.

EFFECT OF PRE-DISTRIBUTION CONVERTIBLE SECURITIES AND COMMITTED ACQUISITION
  SHARES

    After the Distribution, the Pre-Distribution Convertible Securities outstanding will be adjusted so that such Pre-Distribution Convertible Securities will be convertible into, or exercisable or exchangeable for, as the case may be, immediately after the Distribution, such number of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares in addition to the Common Shares such Pre-Distribution Convertible Securities were already convertible into, exercisable or exchangeable for, as the case may be, as if such conversion, exercise or exchange had occurred immediately prior to the Distribution. In addition, pursuant to the provisions of the acquisition agreements relating to the delivery of Committed Acquisition Shares, after the Distribution, Common Shares that are issuable as Committed Acquisition Shares will, immediately upon issuance and without any notice or any other action on the part of the Company or its Board or otherwise, include Cellular Group Shares, Telecom Group Shares and Aerial Group Shares in addition to each Common Share issuable in such acquisition as if such acquisition had occurred immediately prior to the Distribution. Approval of the Tracking Stock Proposal will also constitute approval by shareholders of the full adjustment of all Pre-Distribution Convertible Securities and obligations to deliver Committed Acquisition Shares as described in this paragraph, including shares reserved for issuance therefor.

    The obligations to deliver shares of common stock upon the conversion, exercise or exchange of Pre-Distribution Convertible Securities and with respect to any pre-Distribution Committed Acquisition Shares will be attributed to the TDS Group. As indicated above, the Pre-Distribution Convertible Securities that are currently convertible into Common Shares will become convertible into Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, as well as Common Shares, as a result of the Distribution, and Committed Acquisition Shares will require the delivery of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, as well as Common Shares, as a result of the Distribution. If and when such Pre-Distribution Convertible Securities are converted, exercised or exchanged, or upon the delivery of Committed Acquisition Shares, the shares to be issued upon such conversion, exercise, exchange or delivery will be issued from the Retained Interest of the TDS Group, or from authorized but unissued Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, provided that if shares of any Tracking Stock are issued from authorized but unissued shares for such purposes, the TDS Group will be charged, and such other Groups will be credited, with an amount equal to the product of the number of shares of Tracking Stock of such Groups which are issued upon such conversion, exercise, exchange or delivery, and the Market Value of one share of such Tracking Stock over the twenty-Trading Day period ending five Trading Days prior to the issuance of such shares. The consideration received by the Company upon the conversion, exercise or exchange of any Pre-Distribution Convertible Securities and with respect to the issuance of Committed Acquisition Shares will be attributed to the TDS Group. If any such consideration attributed to the TDS Group which is received in connection with the delivery of pre-Distribution Committed Acquisition Shares includes assets related to the Cellular Business, the Telecom Business or the Aerial Business, the TDS Board may cause the TDS Group to transfer such assets to the appropriate Tracking Group in consideration for an increase in the Number of Shares Issuable with Respect to Retained Interest or other consideration.

DESCRIPTION OF ARTICLES OF INCORPORATION OF TDS IOWA

    The Articles of Incorporation of the Company, as amended (the "Articles"), provide that the authorized capital stock consists of 100,000,000 Common Shares, $1.00 par value, 25,000,000 Series A Common Shares, $1.00 par value, and 5,000,000 Preferred Shares, without par value.

    PREFERRED SHARES. The Board is authorized by the Articles to issue Preferred Shares from time to time in series and to establish as to each series the designation and number of shares to be issued, the dividend rate, the redemption price and terms, if any, the amount payable upon voluntary or involuntary dissolution of TDS, sinking fund provisions, if any, voting rights, if any, and the terms of conversion into Common Shares, if provided for. The current number of authorized Preferred Shares is 5,000,000, of which 296,664 were issued and 30,000 shares were issuable as of November 30, 1997.

    VOTING RIGHTS. The Articles provide that the Board is divided into three classes. Each class is elected for a three-year term. With respect to the election of directors, the holders of Common Shares, and the holders of Preferred Shares issued before October 31, 1981 (all of which have voting rights), voting as a group, are entitled to elect 25% of the Board of TDS, rounded up to the nearest whole number. The holders of Series A Common Shares, and the holders of Preferred Shares issued after October 31, 1981 which have voting rights, voting as a group, currently elect the remaining members of the Board of TDS. The Board currently consists of twelve directors.

Accordingly, the holders of Common Shares and the holders of Preferred Shares issued before October 31, 1981 currently elect three directors and the holders of Series A Common Shares and Preferred Shares issued after October 31, 1981 which have voting rights, currently elect nine directors. There is no provision in the Articles permitting cumulative voting.

    The holders of Common Shares and all currently outstanding series of Preferred Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to ten votes per share. The holders of Common Shares, Series A Common Shares and Preferred Shares which have voting rights vote as a single class, except with respect to the election of directors as discussed above and with respect to certain amendments to the Articles (E.G., amendments having an effect on the holders of a class), as to which the IBCA grants class voting rights.

    If the number of Series A Common Shares issued and outstanding at any time falls below 500,000, because of the conversion of Series A Common Shares or otherwise, the holders of Series A Common Shares would lose the right to vote as a separate class (with the holders of Preferred Shares issued after October 31, 1981 which have voting rights) in the election of approximately 75% of the directors, and thereafter the holders of Series A Common Shares (with ten votes per share) would vote with the holders of Common Shares (with one vote per share) and all Preferred Shares which have voting rights, as a single class in the election of directors. It is unlikely that the number of outstanding Series A Common Shares will fall below 500,000, because more than 6,000,000 Series A Common Shares are held in the TDS Voting Trust, and the trustees of the TDS Voting Trust have indicated that they have no present intention of converting Series A Common Shares into Common Shares.

    DIVIDENDS. Subject to the satisfaction of all Preferred Share dividend preference and redemption provisions, holders of Common Shares are entitled to receive such dividends as may be declared from time to time by the Board. Unless the same, or greater, dividends, on a per share basis, are declared and paid at the same time on the Common Shares, no dividends may be declared or paid on the Series A Common Shares.

    SHARE DIVIDENDS. In the case of share dividends, the Articles provide that Common Shares may be paid to holders of Common Shares and proportionately to holders of Series A Common Shares; Series A Common Shares may be paid to holders of Common Shares and proportionately to holders of Series A Common Shares; and Common Shares may be paid to holders of Common Shares and Series A Common Shares may be paid proportionately to holders of Series A Common Shares. The Board is authorized to permit both the holders of Common Shares and Series A Common Shares to elect to receive cash in lieu of stock.

    DISTRIBUTION OF SUBSIDIARY IN DIVIDEND OR LIQUIDATION. The Articles provide that if a TDS subsidiary has classes of capital stock with relative rights, preferences and limitations vis-a-vis each other that, in the judgment of the Board, are similar in all material respects to the relative rights, preferences and limitations of the Common Shares vis-a-vis the Series A Common Shares, except for certain limited matters, then the Board will distribute the subsidiary shares in a dividend or upon liquidation to the extent practicable by distributing the subsidiary shares which correspond to the Common Shares, to the holders of Common Shares, and the subsidiary shares which correspond to the Series A Common Shares, to the holders of Series A Common Shares, provided that the same number of shares of subsidiary common stock on a combined basis must be distributed per Series A Common Share and Common Share.

    LIQUIDATION. Upon liquidation, holders of Common Shares and Series A Common Shares are entitled to receive a pro rata share of all assets available to shareholders after payment to holders of the Preferred Shares of the liquidation value thereof, plus a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed for each series of cumulative Preferred Shares by the Board, except as discussed above with respect to the distribution of a subsidiary in liquidation.

    PREEMPTIVE RIGHTS. The holders of Series A Common Shares have a preemptive right to purchase any additional Series A Common Shares sold for cash, including treasury shares. Holders of Common Shares and Preferred Shares have no preemptive rights under the Articles.

    CONVERSION RIGHTS. The Common Shares have no conversion rights. The Series A Common Shares are convertible, on a share-for-share basis, into Common Shares.

    CONSIDERATION OF COMMUNITY INTERESTS IN ACQUISITION PROPOSALS. Article IX of the Iowa Articles provides that, when evaluating any offer of another party to (i) make a tender or exchange offer for any equity of the Company; (ii) merge or consolidate the Company with another corporation; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, the Board may, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its shareholders, give due consideration to all factors the directors deem relevant, including, without limitation, (a) the effects on the customers of the Company or any of its subsidiaries, (b) not only the consideration being offered in relation to the then current market price for the Company's outstanding shares of capital stock, but also the Board's estimate of the future value of the Company (including the unrealized value of its properties and assets) as an independent going concern, and (c) the purpose of the Company and any of its subsidiaries to provide quality products and services on a long-term basis.

DESCRIPTION OF RESTATED CERTIFICATE OF INCORPORATION OF TDS DELAWARE

    The Restated Certificate will authorize 475,000,000 shares of capital stock, to consist of 326,664 Preferred Shares, par value $0.01 per share, 4,673,336 Undesignated Shares, par value $0.01 per share, 25,000,000 Series A Common Shares, par value $0.01 per share, 100,000,000 Common Shares, par value $0.01 per share, 20,000,000 Special Common Shares, par value $0.01 per share, 90,000,000 Telecom Group Shares, par value $0.01 per share, 140,000,000 Cellular Group Shares, par value $0.01 per share, and 95,000,000 Aerial Group Shares, par value $0.01 per share. The following describes the terms of the capital stock under the Restated Certificate in comparison to the Articles in general terms. In addition, the terms of the Tracking Stock are described in greater detail below under "--Description of Terms of Tracking Stock."

    PAR VALUE. The par value per share of each class of common stock will be changed from $1.00 under the Articles to $.01 and the par value per share of the Preferred Shares will be changed from no par value to par value of $.01 per share. This is being done solely for the purposes of reducing the amount of Delaware filing fees TDS Delaware will be required to pay in connection with the reincorporation.

    AUTHORIZED SHARES. The following table shows, with respect to each class of capital stock, the number of shares which would be issued in the Merger, the Distribution and the other Transactions as contemplated, the number of shares which would be reserved for issuance for certain purposes and the number of shares which would be available for issuance for other proper corporate purposes, of the shares of common stock (based on shares outstanding as of November 30, 1997).

                                                  SERIES A                 SPECIAL     CELLULAR     TELECOM      AERIAL
                                                   COMMON      COMMON       COMMON       GROUP       GROUP       GROUP
                                                   SHARES      SHARES       SHARES      SHARES       SHARES      SHARES
                                                 ----------  -----------  ----------  -----------  ----------  ----------
Issued in Merger...............................   6,933,233   53,878,129(1)
Issued in Distribution.........................      --          --           --       60,811,362  40,540,908  40,540,908
Issued in Other Transactions(2)................      --          --           --       18,897,187  13,500,000  11,453,996
                                                 ----------  -----------  ----------  -----------  ----------  ----------
  Pro Forma Outstanding........................   6,933,233   53,878,129      --       79,708,549  54,040,908  51,994,904
Shares Issuable by TDS to Third Parties(3).....      --        2,111,463      --        2,111,463   1,407,642   1,407,642
Shares Issuable Due to Other Transactions(2)...      --          --           --        8,801,503      --       1,372,275
Reserved for Issuance..........................     175,567    6,048,845      --        7,291,826   5,913,809   6,867,084
Available for Issuance.........................  17,891,200   37,961,563  20,000,000   21,816,205  15,124,005  19,844,459
Retained Interest..............................      --          --           --       20,270,454  13,513,636  13,513,636
                                                 ----------  -----------  ----------  -----------  ----------  ----------
  Total Authorized.............................  25,000,000  100,000,000  20,000,000  140,000,000  90,000,000  95,000,000
                                                 ----------  -----------  ----------  -----------  ----------  ----------
                                                 ----------  -----------  ----------  -----------  ----------  ----------

------------

(1) Includes 484,012 shares held by a subsidiary of the Company.

(2) The other Transactions include the U.S. Cellular Merger, the Aerial Merger and the Telecom Public Offering.

(3) Represents shares issuable as Committed Acquisition Shares and pursuant to Pre-Distribution Convertible Securities.

    In addition, there would be authorized and issued 326,664 Preferred Shares, and there would be authorized and available for issuance 4,673,000 Undesignated Shares.

    The shares proposed to be authorized pursuant to the Restated Certificate are necessary to implement the Tracking Stock Proposal and the related Transactions. Although most of the shares of Tracking Stock being authorized would be issued in the Transactions, the Tracking Stock Proposal would authorize a greater number of shares than is required for the Transactions as well as authorize Special Common Shares. The Board of TDS believes that it is desirable to have the additional authorized shares of common stock available for future financing and acquisition transactions, for conversions and for other general corporate purposes. Having such additional authorized shares of common stock available for issuance in the future will give TDS greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders' meeting. Unissued shares of common stock could be issued in circumstances that would serve to preserve control of TDS's then existing management. See "Risk Factors." The authorized but unissued shares of capital stock would be available for issuance by the Company from time to time, as determined by the Board, for any proper corporate purpose, which could include raising capital, payment of stock dividends, stock splits, providing compensation or benefits to employees, or acquiring or investing in other companies or businesses. Generally, no further action or authorization by the shareholders would be necessary prior to the issuance of the additional shares of the Tracking Stocks or any other shares of capital stock authorized pursuant to the Tracking Stock Proposal unless applicable laws or regulations would require such approval in a given instance. The Company has no current plans to issue any shares of Tracking Stock except in connection with the Transactions and as otherwise described herein. The Special Common Shares are being authorized in connection with the possible future conversion of shares of any class of Tracking Stock, as discussed herein. The Board has no current plans or intentions to convert any shares of Tracking Stock or to issue any Special Common Shares.

    INCREASES IN AUTHORIZED SHARES. As permitted by Delaware law, the Restated Certificate will permit the number of authorized shares of any class of capital stock to be increased or decreased (but not below the number of shares then outstanding in such class, respectively) by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote with respect to matters other than the election of directors. No similar authority exists under Iowa law. This provision in the Restated Certificate will give the Company increased flexibility to authorize additional shares of any class of capital stock for use for any corporate purpose, without the need to obtain the approval of a majority of the affected class or classes (as is the case under Iowa law), by obtaining the approval of the holders of a majority of the voting power of the shares of capital stock of the Company entitled to vote with respect to matters other than the election of directors, voting as a single group. The TDS Voting Trust presently holds a majority of the voting power of the Company.

    This provision may allow TDS Delaware to authorize and issue shares of capital stock under circumstances which could preserve the ability of the TDS Voting Trust to continue to exercise control over a majority of the voting power of TDS Delaware and, therefore, could deprive shareholders of TDS of an opportunity to sell their shares at a premium over market prices or make it more difficult to replace the current Board and management of TDS Delaware. See "Risk Factors." The TDS Voting Trust has no current intention to take any action to authorize any additional shares of capital stock, other than as described herein.

    ISSUED PREFERRED SHARES; REDESIGNATION OF AUTHORIZED BUT UNISSUED PREFERRED SHARES. The Articles presently authorize 5,000,000 Preferred Shares, of which 326,664 are issued and issuable, and 4,673,336 are authorized but unissued and available for issuance. The Restated Certificate will authorize 326,664 Preferred Shares, having substantially the same rights, limitations and privileges as the issued Preferred Shares, except as described herein. As a result of the Distribution, the outstanding Preferred Shares which are convertible into Common Shares will be adjusted so that such convertible Preferred Shares will be convertible into Cellular Group Shares, Telecom Group Shares and Aerial Group Shares in addition to the Common Shares as if such shares had been converted immediately prior to such action.

    All obligations with respect to the issued Preferred Shares will be attributed to the TDS Group. As indicated above, the Preferred Shares which are currently convertible into Common Shares will become convertible into Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, as well as Common Shares, as a result of the Distribution. If and when such Preferred Shares are converted, the shares to be issued upon such conversion will be issued either from the Retained Interest, or from authorized but unissued Cellular Group Shares, Telecom Group Shares and Aerial Group Shares, as the case may be, provided that, if such shares are issued from authorized but unissued shares, the TDS Group will be charged, and such other Groups will be credited, with an amount equal to the product of the number of shares of Tracking Stock of such Groups which are issued upon conversion and the Market Value of one share of such Tracking Stock over the twenty-Trading Day period ending five Trading Days prior to the issuance of such shares.

    The Restated Certificate would reclassify all of the 4,673,336 authorized but unissued Preferred Shares as Undesignated Shares. The Board would be authorized by the Restated Certificate to designate and issue Undesignated Shares in one or more classes or series of preferred or common stock from time to time, and to establish as to each class or series the designation and number of shares to be issued, the dividend rate, the redemption price and terms, if any, the amount payable upon voluntary or involuntary dissolution of TDS, sinking fund provisions, if any, voting rights, if any, the terms of conversion into shares of common stock, if provided for, and such other rights, preferences or limitations as may be provided in such designation. The Undesignated Shares will thereafter be available for designation and issuance as common or preferred stock from time to time for any proper corporate purpose, including issuances for cash, acquisitions, stock splits, stock dividends, stock option plans and funding of employee benefit plans. Generally, no further action or authorization by the shareholders would be necessary prior to the designation or issuance of the additional Undesignated Shares authorized pursuant to the Restated Certificate unless applicable laws or regulations would require such approval in a given instance. Having such additional authorized shares of stock available for designation and issuance in the future will give TDS greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders' meeting. Shares of common or preferred stock could be issued in circumstances that would serve to preserve control of TDS's then existing management. See "Risk Factors."

    The reclassification of the authorized but unissued Preferred Shares as Undesignated Shares would continue to permit classes or series of preferred stock to be designated and issued, and would also permit classes or series of common stock to be designated and issued to track new businesses or to separate existing businesses by any of the Groups. For instance, shares of tracking stock could be designated and issued for the benefit of the TDS Group. Such new shares of tracking stock could be distributed to the holders of Common Shares and Series A Common Shares upon the creation or separation of a business, sold for cash in a public or private offering to finance a new business for the benefit of the TDS Group or delivered in connection with the acquisition of a business by the TDS Group. Undesignated Shares could also be designated with respect to any other Group. For instance, a series of Undesignated Shares could be designated to represent the cellular telephone markets in which U.S. Cellular has a minority interest. These shares could then be sold for cash to obtain additional funds for the Cellular Group or distributed on a pro rata basis to the holders of Cellular Group Shares. The Company has no current plans to create any additional tracking stocks or to make any material investments in any new businesses.

    Any future designation and issuance of Undesignated Shares as preferred or common stock will be attributed to one or more of the Groups as may be determined by the Board at such time, taking into consideration the use of the proceeds of the issuance of such shares and any other relevant factors.

    VOTING RIGHTS. The Restated Certificate continues to provide that the Board will be divided into three classes and that each class will be elected for a three-year term. Each director of TDS Iowa at the time of the Merger will continue as a director of TDS Delaware of the same class immediately following the Merger.

    In the election of directors, the holders of Preferred Shares issued before October 31, 1981 and Common Shares would vote together with the holders of Tracking Stocks and any issued Special Common Shares, in the election of 25% of the directors (rounded up) plus one additional director (or four directors based on a Board of twelve directors). The Preferred Shares issued before October 31, 1981 and Common Shares would have one vote per share in the election of such directors and all other matters (other than the election of the directors described in the following paragraph). Accordingly, the holders of Preferred Shares issued before October 31, 1981 and Common Shares would have the power to vote in the election of one additional director in addition to the directors which they currently elect. The Tracking Stocks would have no votes except in the election of such directors and as otherwise required by law. In the election of such directors, each class of Tracking Stock would initially have one vote per share. Thereafter, the number of votes which shares of each class of Tracking Stock would have in the election of such directors would be adjusted or "float" based on the Market Capitalization of such class as compared to the aggregate Market Capitalization of all shares of Tracking Stock and the Common Shares and Preferred Shares issued before October 31, 1981, calculated over a twenty-Trading Day period ending ten Trading Days prior to the record date for each annual meeting of shareholders. See "--Description of Terms of Tracking Stock--Voting Rights." After adjustment of the voting power to reflect the relative market values, it is expected that the Cellular Group Shares would initially have more than one vote per share and that the Telecom Group Shares and Aerial Group Shares would have less than one vote per share based on presently anticipated market values.

    Under the Tracking Stock Proposal, the holders of Preferred Shares issued after October 31, 1981 and Series A Common Shares would vote in the election of 75% of the directors (rounded down), less one director. Based on a Board of twelve directors, the Series A Group would vote in the election of eight directors, as compared to nine directors currently. Each of the currently outstanding Preferred Shares issued after October 31, 1981 would continue to have one vote and Series A Common Shares would continue to have ten votes per share in the election of such directors, as well as all other matters (other than the election of the directors elected by the voting group described in the preceding paragraph).

    If the number of Series A Common Shares issued and outstanding at any time falls below 500,000, because of the conversion of Series A Common Shares or otherwise, the holders of Series A Common Shares would lose the right to vote as a separate class (with the holders of Preferred Shares issued after October 31, 1981 which have voting rights) in the election of approximately 75% of the directors less one director, and thereafter the holders of Series A Common Shares (with ten votes per share) would vote with the holders of all other classes of capital stock as a single class in the election of all directors. In such election, holders of Common Shares and any issued Special Common Shares would have one vote per share, holders of Tracking Stock would have per share voting rights which would float, as discussed above, and Preferred Shares would have the voting rights specified in the Restated

Certificate or designation. It is unlikely that the number of outstanding Series A Common Shares will fall below 500,000, because more than 6,000,000 Series A Common Shares are held in the TDS Voting Trust, and the trustees of the TDS Voting Trust have indicated that they have no present intention of converting Series A Common Shares into Common Shares.

    Actions submitted to a vote of shareholders other than the election of directors will generally be voted on only by holders of Common Shares, Series A Common Shares and series of Preferred Shares which have voting rights. Under the Restated Certificate, except as required under the DGCL, only the affirmative vote of the holders of a majority of the outstanding voting power of the Common Shares, Series A Common Shares and such voting Preferred Shares, voting as a group, will be required to amend the Restated Certificate, approve any merger or consolidation of TDS with or into any other corporation, approve the dissolution of TDS or approve any other matter required to be voted on by shareholders. However, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As discussed above, the Restated Certificate will permit the number of authorized shares of any class of capital stock to be increased or decreased (but not below the number of shares then outstanding in such class, respectively) by the affirmative vote of a majority of the voting power of the shares of capital stock entitled to vote with respect to matters other than the election of directors, without a class vote of the affected class.

    DIVIDENDS. Subject to the satisfaction of all Preferred Share dividend preference and redemption provisions, holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board.

    Dividends on each of the Common Shares, the Series A Common Shares and any issued Special Common Shares would be payable out of the lesser of assets of the Company legally available therefor and the Available Dividend Amount for the TDS Group. See "--Certain Definitions." Dividends on each class of Tracking Stock would be payable out of the lesser of assets of the Company legally available therefor and the Available Dividend Amount related to that Tracking Group, which is intended to be similar to the product of the Outstanding Interest Fraction and the amount that would be legally available for the payment of dividends on the particular Tracking Stock under the DGCL if that Tracking Group were a separate Delaware corporation. See "--Description of Terms of Tracking Stock." Subject to the foregoing provisions, notwithstanding the Available Dividend Amount for any Group, the respective amounts of prior dividends paid on, or liquidation rights of any shares of common stock, or any other factor, dividends may be declared and paid with respect to any class or series of common stock in equal or unequal amounts, except that, except as described below, unless the same dividends, on a per share basis, are declared and paid at the same time on any issued Special Common Shares, no dividends may be declared or paid on the Common Shares and, unless the same, or greater, dividends, on a per share basis, are declared and paid at the same time on the Common Shares and any issued Special Common Shares, no dividends may be declared or paid on the Series A Common Shares.

    Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. In making a determination as to the allocation of any future dividends among the classes or series of common stock, the Board expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups. See "Dividend Policy."

    Following the Distribution, the Board currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $0.10 per share (the "TDS Group Dividend Rate"). Following the Distribution, the Board also intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $0.48 per share. Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, this dividend rate would equate to a per share annual dividend of $0.32 per existing Common Share and Series A Common Share (the "Telecom Equivalent Dividend Rate"). The total of the TDS Group Dividend Rate and the Telecom Equivalent Dividend Rate is equal to $0.42 per share per annum, which is the same as the current annual dividend rate on the existing Common Shares and Series A Common Shares. The intent is that, immediately after the Distribution, a current holder of Common Shares and Series A Common Shares would continue to receive an aggregate dividend which is at least equal to the aggregate dividend which such shareholder currently receives from the Company (not considering reductions in shares which may occur due to the payment of cash in lieu of fractional shares in the Distribution).

    With regard to the Cellular Group Shares and the Aerial Group Shares, the Board currently intends to retain future earnings of the Cellular Group and Aerial Groups, if any, for the development of the businesses of the Cellular

Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group Shares or the Aerial Group Shares in the foreseeable future.

    SHARE DISTRIBUTIONS. In the case of dividends of shares of capital stock of the Company, the Restated Certificate provides that shares of common stock (or in each case, Convertible Securities convertible into or exercisable or exchangeable for such common stock) may be distributed only as follows: (i) Common Shares may be distributed on an equal per share basis to holders of Common Shares and holders of Series A Common Shares, and Special Common Shares may be distributed on an equal per share basis to holders of Special Common Shares; (ii) Series A Common Shares may be distributed on an equal per share basis to holders of Common Shares and holders of Series A Common Shares, and Special Common Shares may be distributed on an equal per share basis to holders of Special Common Shares; (iii) Common Shares may be distributed on an equal per share basis to holders of Common Shares, Series A Common Shares may be distributed on an equal per share basis to holders of Series A Common Shares and Special Common Shares may be distributed on an equal per share basis to holders of Special Common Shares; (iv) Special Common Shares may be distributed on an equal per share basis to holders of Series A Common Shares, Common Shares and Special Common Shares; (v) shares of any class of Tracking Stock may be distributed on an equal per share basis to the holders of Common Shares, Series A Common Shares and Special Common Shares up to the amount of the Number of Shares Issuable with Respect to Retained Interest in such shares of Tracking Stock; (vi) Cellular Group Shares may be distributed pro rata to the holders of Cellular Group Shares, in which case the Number of Shares Issuable with Respect to Retained Interest and the Number of Shares Issuable with Respect to Inter-Group Interest (if any) in the Cellular Group would also be proportionately adjusted; (vii) Telecom Group Shares may be distributed pro rata to the holders of Telecom Group Shares, in which case the Number of Shares Issuable with Respect to Retained Interest and the Number of Shares Issuable with Respect to Inter-Group Interest (if any) in the Telecom Group would also be proportionately adjusted; (viii) Aerial Group Shares may be distributed pro rata to the holders of Aerial Group Shares, in which case the Number of Shares Issuable with Respect to Retained Interest and the Number of Shares Issuable with Respect to Inter-Group Interest (if any) in the Aerial Group would also be proportionately adjusted; (ix) shares of a new class or series of capital stock which is intended to represent a subdivision or new business of a Group may be distributed on an equal per share basis to holders of common stock representing an interest in such Group; or (x) shares of Tracking Stock of the Tracking Group (the "Issuer Group") may be distributed to the holders of shares of Tracking Stock of another Tracking Group (the "Investor Group") up to the amount of the Number of Shares Issuable with Respect to Inter-Group Interest attributed to the Investor Group in the Issuer Group. Holders of Tracking Stock may not receive any TDS Group Shares as a dividend since a Tracking Group may not have an Inter-Group Interest in the TDS Group. The Board is authorized to permit the holders of common stock to elect to receive cash in lieu of stock.

    DISTRIBUTION OF TDS GROUP SUBSIDIARY IN DIVIDEND. The Restated Certificate provides that if the Board intends to distribute a subsidiary included in the TDS Group to the holders of shares of the Company in a dividend, the Board shall, to the extent practicable, distribute subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, distribute subsidiary shares corresponding to Common Shares to the holders of Common Shares, and distribute subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares, provided that the same number of shares of subsidiary common stock on a combined basis must be distributed for each Series A Common Share, Common Share and any issued Special Common Share. Holders of Tracking Stock will not be entitled to participate in a distribution of any shares of a subsidiary in a dividend or otherwise which is attributable to the TDS Group, since a Tracking Group may not hold an Inter-Group Interest in the TDS Group. The Restated Certificate provides that, if practicable, the Board must recapitalize such subsidiary through an amendment to its charter or otherwise, so that the shares of capital stock of such subsidiary substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Company, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner. The Restated Certificate provides further that, if Special Common Shares are outstanding but the subsidiary has no shares corresponding to Special Common Shares and it is impracticable to recapitalize the subsidiary as provided in the preceding sentence, the Board must distribute subsidiary shares corresponding to Common Shares to the holders of Special Common Shares.

    DISTRIBUTION OF TRACKING GROUP SUBSIDIARY IN DIVIDEND. The Restated Certificate provides that if the Board intends to distribute a subsidiary included in a Tracking Group other than a Qualifying Subsidiary or Qualifying Subsidiaries which hold all of the assets and liabilities of a Tracking Group (See "--Certain Definitions") to the holders of shares of Tracking Stock of such Tracking Group in a dividend, and if there is a Retained Interest in such Tracking Group, the Board shall, to the extent practicable, distribute subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of such Tracking Group with respect to the outstanding shares of such Tracking Group. Holders of TDS Group Shares and shares of any other Tracking Stock will not be entitled to participate in such distribution of any shares of a subsidiary in a dividend or otherwise which is attributable to another class of Tracking Stock, except with respect to a Retained Interest by the TDS Group or an Inter-Group Interest by another Tracking Group. The subsidiary shares relating to any Retained Interest or Inter-Group Interest may be retained by the Company for the benefit of the TDS Group or the other Tracking Group, respectively, or distributed pro rata to the holders of the TDS Group Shares or the applicable Tracking Stock, at the sole discretion of the Board. If the Board determines to distribute subsidiary shares with respect to such a Retained Interest or Inter-Group Interest, it must, to the extent practicable, distribute subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of another Tracking Group with respect to any such Inter-Group Interest, and distribute subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, subsidiary shares corresponding to Common Shares to the holders of Common Shares, and subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group, provided that the same number of shares of subsidiary common stock on a combined basis must be distributed for each Series A Common Share, Common Share and any issued Special Common Share. The Restated Certificate provides that, if practicable, the Board must recapitalize such subsidiary through an amendment to its charter or otherwise, so that the shares of capital stock of such subsidiary and the relative rights, limitations and preferences thereof substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Company and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner. The Restated Certificate provides further that, if the subsidiary has no shares corresponding to Special Common Shares and it is impracticable to recapitalize the subsidiary as provided in the preceding sentence, the Board must distribute subsidiary shares corresponding to Common Shares to the holders of Special Common Shares and to holders of Tracking Stock who would otherwise be entitled to receive subsidiary shares corresponding to Special Common Shares.

    LIQUIDATION RIGHTS. Subject to the following paragraph, in the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Shares or Undesignated Shares is entitled, the holders of the outstanding shares of common stock will be entitled to receive the remaining assets of the Company, regardless of the Group to which such assets are attributed, divided among the holders of common stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each Series A Common Share, Common Share and Special Common Share is attributed one Liquidation Unit, each Cellular Group Share is attributed 2.5 Liquidation Units, each Telecom Group Share is attributed 0.9 of a Liquidation Unit and each Aerial Group Share is attributed
1.1 Liquidation Units. The Liquidation Units per share were determined by the Board in consultation with the Financial Advisors, based on the anticipated initial trading ranges of the shares of common stock and other factors. The Liquidation Unit of each class or series of common stock will be adjusted by the Board as appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of common stock or any dividend or other distribution of shares with respect to such class of common stock. Whenever a change in the Liquidation Units with respect to any class or series of common stock occurs, the Company will prepare and distribute a notice of such change to all holders of shares of such class or series of common stock, together with a notice of such stock split, reverse split, distribution or other transaction requiring such change.

    Prior to the distribution of the remaining assets of the Company as set forth in the preceding paragraph, the Board may redeem all shares of Tracking Stock of all Tracking Groups in exchange for shares of a Qualifying Subsidiary or Qualifying Subsidiaries holding all of the assets and liabilities of the related Tracking Group, as described under "--Redemption in Exchange for Stock of Subsidiary." In such event, all shares of Tracking Stock would be redeemed immediately prior to the liquidation, dissolution or winding-up and the Series A Common Shares, Common Shares and any issued Special Common Shares would share pari passu in any assets remaining for distribution after such redemptions.

    A consolidation, merger, or reorganization of the Company with any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, will not be considered a dissolution, liquidation, or winding up of the Company within the meaning of these provisions.

    CONVERSION RIGHTS. None of the Common Shares, Cellular Group Shares, Telecom Group Shares, Aerial Group Shares nor Special Common Shares will be convertible at the option of the holder into another class of common stock or any other security of TDS. The Series A Common Shares will continue to be convertible on a share-for-share basis into Common Shares at any time and will be convertible on a share-for-share basis into Special Common Shares.

    PREEMPTIVE RIGHTS. None of the Common Shares, Cellular Group Shares, Telecom Group Shares, Aerial Group Shares nor Special Common Shares will carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of TDS or any other securities convertible into shares of any class of stock of TDS under the Restated Certificate. The Series A Common Shares will continue to have a preemptive right to acquire additional Series A Common Shares for cash, including treasury shares.

    MERGER CONSIDERATION. The Restated Certificate provides that in the event of a merger or consolidation of the Company, whether or not the Company is the surviving entity, the holders of Special Common Shares and Common Shares are entitled to receive the same per share consideration. For this purpose, the foregoing will be deemed to be satisfied if the consideration received by the holders of Special Common Shares consists of securities which have relative rights, preferences and limitations vis-a-vis the securities received by the holders of Common Shares that, in the judgment of the Board of Directors, are substantially similar to the relative rights, preferences and limitations of the Special Common Shares vis-a-vis the Common Shares, respectively.

    DISPOSITION OF ASSETS OF A TRACKING GROUP. The Restated Certificate provides that, in the event of a Disposition of all or substantially all of the properties and assets of a Tracking Group in one transaction or a series of related transactions, other than a transaction in which the Company receives primarily equity securities of an entity engaged or proposing to engage primarily in a similar or complementary business, and certain other circumstances, the Company must either: (i) distribute to holders of the affected Tracking Stock an amount in cash, securities or other property or any combination thereof equal to the product of (A) the Outstanding Interest Fraction (in the case of a Disposition involving substantially all, but not all of the assets of the Affected Tracking Group) or the Adjusted Outstanding Interest Fraction (in the case of a Disposition involving not less than all of the assets of the affected Tracking Group) and (ii) the Fair Value of the Net Proceeds of such Disposition, either by special dividend or by redemption of all or part of the outstanding shares of the affected Tracking Stock; or (ii) convert each outstanding share of the affected Tracking Stock into a number (or fraction) of Special Common Shares or shares of any other Tracking Stock (or any combination thereof on a pro rata basis) equal to 110% (the "Disposition Conversion Percentage") of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of (A) one share of Affected Tracking Stock to (B) the Market Value of one Special Common Share or such other share of Tracking Stock (or any combination thereof on a pro rata basis) during a forty-Trading Day period beginning on the 11th Trading Day after consummation of the Disposition. See "--Description of Terms of Tracking Stocks--Disposition of Assets of Tracking Group."

    The ratio of the Market Value of one share of Tracking Stock to be converted into such Special Common Share and/or share of another class of Tracking Stock could be influenced by many factors, including the results of operation of the Company and each of the Groups, the regulatory environment, trading volumes, share issuances and repurchases, and general economic and market conditions. Such a conversion could be effected at a time when the market value of the converted Tracking Stock or the shares issued in conversion thereof may be considered to be overvalued or undervalued. Such conversion would also have the effect of precluding holders of the converted Tracking Group from retaining their investment in a security intended to reflect separately the businesses and assets attributed to the converted Tracking Group. See "Risk Factors."

    CONVERSION AT OPTION OF COMPANY. The Company may, in the sole discretion of the Board, elect at any time to convert each outstanding share of any class of Tracking Stock into a number (or fraction) of Special Common Shares or shares of any other class of Tracking Stock, or any combination thereof on a pro rata basis, equal to the Optional Conversion Percentage of the average daily ratio of the Market Value of one share of Tracking Stock to be converted to the Market Value of one Special Common Share or such other share of Tracking Stock, calculated over the twenty-Trading Day period ending five Trading Days prior to the date of notice of such conversion. The Optional Conversion Percentage will initially be 115% and will be fixed for five years after the initial issuance date of the applicable Tracking Stock. Beginning on the fifth anniversary of such date, the Optional Conversion Percentage will decrease by one percent per year, until it is equal to 110% percent on the ninth anniversary of the initial issuance date and for all periods thereafter. See "--Description of Terms of Tracking Stocks--Conversion at Option of Company."

    The ratio of the Market Value of one share of Tracking Stock to be converted to such Special Common Share or share of another class of Tracking Stock could be influenced by many factors, including the results of operation of the Company and each of the Groups, the regulatory environment, trading volumes, share issuances and repurchases, and general economic and market conditions. Such a conversion could be effected at a time when the market value of the converted Tracking Stock or the shares issued in conversion thereof may be considered to be overvalued or undervalued. Such conversion would also have the effect of precluding holders of the converted Tracking Group from retaining their investment in a security intended to reflect separately the businesses and assets attributed to the converted Tracking Group. See "Risk Factors."

    REDEMPTION IN EXCHANGE FOR STOCK OF QUALIFYING SUBSIDIARY. Subject to certain restrictions, the Company could at any time, in the sole discretion of the Board, redeem without premium all outstanding shares of any class of Tracking Stock of a Tracking Group, in exchange for shares of a Qualifying Subsidiary or Qualifying Subsidiaries which hold all of the assets and liabilities of such Tracking Group. See "--Description of Terms of Tracking Stocks-- Redemption in Exchange for Stock of Subsidiary."

    REDEMPTION TO PROTECT LICENSES. As permitted by Delaware law, the Restated Certificate also includes a provision permitting the Company to redeem shares of capital stock (other than Series A Common Shares) to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency. No similar provision is included in the Articles because of differences in Iowa law. See "--Comparison of Shareholder's Rights Under Iowa and Delaware Law." Substantially similar provisions are included in the current Certificates of Incorporation of each of U.S. Cellular and Aerial, each of which is a Delaware corporation.

    The Board considers this provision important in order to permit the redemption of shares, if necessary, to avoid the loss of any franchise or license under the Communications Act of 1934, as amended (the "Communications Act") and the rules and regulations of the Federal Communications Commission (the "FCC"). Failure to comply with the requirements of the Communications Act and the FCC may result in denial or revocation of FCC licenses.

    The Restated Certificate would permit TDS Delaware to redeem any shares of capital stock (other than Series A Common Shares) from disqualified holders at their fair market value to the extent necessary to prevent the loss of or secure the reinstatement of, or to prevent the denial of applications for or the renewal of any governmental license or franchise held by TDS Delaware or any of its subsidiaries, or any person in which TDS has any direct or indirect ownership or voting interest, if the license or franchise is conditioned upon some or all of the holders of the corporation's stock, or persons entitled to vote such stock, possessing prescribed qualifications or any other condition. A disqualified holder is any holder of shares of capital stock of TDS Delaware whose holding of such shares on behalf of such holder or on behalf of any other person, either individually or when taken together with the holding or voting of shares of capital stock of TDS Delaware by any other holders or persons entitled to vote such shares, may result, in the good faith judgment of the Board, in the loss of, or the failure to secure the reinstatement of, or the denial of applications for or the renewal of, any license or franchise from any governmental agency held by TDS Delaware or any of its subsidiaries, or any person in which TDS has any direct or indirect ownership or voting interest.

    The redemption price of the shares to be redeemed will be equal to the lesser of (i) the fair market value of such shares or (ii) if such shares were purchased by the disqualified holder within one year of the redemption date, the disqualified holder's purchase price for such shares (the "Required Price"). The fair market value of a share of capital stock of any class or series of TDS Delaware means the average closing price for such a share for each of the 20 most recent days on which shares of capital stock of such class or series have traded preceding the day on which notice of redemption is given, except that if shares of capital stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "fair market value" will be determined by the Board in good faith. The redemption price of such shares may be paid in cash, securities or any combination thereof.

    TDS Delaware may redeem any shares in exchange for any debt or equity securities (other than Series A Common Shares or securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Series A Common Shares) of TDS Delaware, any of its subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as may be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board, has a value at the time of notice of redemption at least equal to the Required Price.

    If less than all the shares held by disqualified holders are to be redeemed, the shares to be redeemed will be selected in a manner to be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board.

    At least 30 days' written notice of the redemption date will be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), except that the redemption date may be the date on which written notice is given to record holders if the cash or securities necessary to effect the redemption is deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed.

    INDEMNIFICATION. The Restated Certificate provides that TDS Delaware shall indemnify directors and officers of TDS Delaware, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the DGCL, as more specifically provided in the Bylaws of TDS Delaware. No similar provision presently exists in the Iowa Articles. However, the indemnification provision included in the Restated Certificate is substantially similar to a provision included in the Iowa Bylaws, which provides that TDS shall indemnify directors and officers of TDS, its consolidated subsidiaries and certain other related entities, generally in the same manner and to the extent permitted by Iowa law. The Delaware Bylaws provide for indemnification and permit the advancement of expenses by TDS generally in the same manner and to the extent permitted by the DGCL, subject to compliance with certain requirements and procedures specified in the Delaware Bylaws. In general, the Delaware Bylaws require that any person seeking indemnification must provide TDS Delaware with sufficient documentation as described in the Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by TDS Delaware and provide security for such undertaking if considered necessary by TDS Delaware. In addition, the Delaware Bylaws specify that, except to the extent required by law, TDS Delaware does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of TDS Delaware or was otherwise involved in a crime or tort against TDS Delaware. For a comparison of the indemnification permitted under Delaware law and Iowa law, see "--Comparison of Shareholder's Rights Under Iowa and Delaware Law."

    CONSIDERATION OF COMMUNITY INTERESTS IN ACQUISITION PROPOSALS. Article IX of the Restated Certificate will include a provision similar to Article IX of the Iowa Articles and will also address certain matters presently addressed by Iowa law which are not addressed by Delaware Law. See "--Comparison of Shareholder's Rights Under Iowa and Delaware Law." Article IX of the Delaware Articles provides that, when evaluating any proposal or offer of another party to (i) make a tender or exchange offer for any equity of the Company; (ii) merge or consolidate the Company with another corporation; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, the Board may, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its shareholders, give due consideration to all factors the directors deem relevant, including, without limitation, (a) the effects on the customers of the Company or any of its subsidiaries or on such other constituencies of the Company or its subsidiaries that the Board considers relevant under the circumstances, (b) not only the consideration (after taking into account corporate and shareholder taxes) being offered in relation to the then current market price for the Company's outstanding shares of capital stock, but also the Board's estimate of the future value of the Company (including the unrealized value of its properties and assets) as an independent going concern, (c) the purpose of the Company and any of its subsidiaries to provide quality products and services on a long-term basis and (d) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. If, on the basis of such factors, the Board determines that a proposal or offer to acquire or merge the corporation, or to sell its assets, is not in the best interests of the corporation, it may reject the proposal or offer. If the Board determines to reject any such proposal or offer, the Board shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding, the proposal or offer, except as may be required by applicable law. Except to the extent required by applicable law, the consideration of any or all of such factors shall not be a violation of any duty of the directors to the shareholders or a group of shareholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the corporation or a shareholder or group of shareholders.

    This provision may serve to discourage or make more difficult a change in control of the Company without the support of the Board and could, under certain circumstances, prevent shareholders from profiting from an increase in the market value of their shares as a result of a change in control of the Company by delaying or preventing such change in control. See "Risk Factors."

    BYLAWS. The Restated Certificate provides that, in furtherance and not in limitation of the powers conferred by Delaware law, the Board of TDS Delaware is expressly authorized to adopt, amend or repeal the Bylaws of TDS Delaware, subject to any specific limitations on such power provided by any Bylaws adopted by the shareholders. Due to differences in Delaware and Iowa law, this provision is necessary in order to continue to permit the Company's Board to adopt, amend or repeal the Bylaws of the Company. See "--Comparison of Shareholders' Rights Under Iowa and Delaware Law." The Bylaws of TDS Delaware will be adopted by the Board of TDS Delaware.

    SECTION 203 OF DGCL. As permitted by Delaware law, the Restated Certificate will provide that TDS Delaware elects not to be governed by Section 203 of the DGCL. TDS is currently subject to a similar statute under the IBCA. See "--Comparison of Shareholder's Rights Under Iowa and Delaware Law." Since
Section 203 will not be applicable to TDS, it may be possible for a person to acquire the Series A Common Shares held by the TDS Voting Trust and to immediately complete a business combination with TDS, without complying with any of the exceptions to Section 203. The trustees of the TDS Voting Trust have advised the Company that they have no current plans or intentions of disposing of such Series A Common Shares.

    OTHER RIGHTS. The Restated Certificate expressly permits the Board to issue and sell shares of any class of capital stock even if the consideration which could be obtained by issuing or selling any other class of capital stock would be greater. The Restated Certificate also expressly permits the Board to purchase shares of any class of capital stock, even if the consideration which would be paid by purchasing another class of capital stock would be less.

    In no event will any of the Common Shares, Series A Common Shares, or Special Common Shares be split, subdivided or combined unless all such classes are proportionately split, subdivided or combined.

    The full text of the proposed Restated Certificate is set forth as EXHIBIT B to this Proxy Statement/Prospectus and is incorporated herein by reference. The above summary should be read in conjunction with, and is qualified in its entirety by reference to, such EXHIBIT B. See also "--Description of Terms of Tracking Stock."

    Shareholder approval of the Tracking Stock Proposal will also constitute approval of the Restated Certificate and the provisions thereof, including those which differ from or are in addition to those which are in the Iowa Articles, as described in this Proxy Statement/Prospectus.

DESCRIPTION OF TERMS OF TRACKING STOCK

    The following summarizes certain terms of the Tracking Stock which would be created by the Tracking Stock Proposal. See EXHIBIT F--ILLUSTRATION OF CERTAIN TERMS, for illustrations of certain of the provisions described under this section.

    VOTING RIGHTS. In the election of directors, the holders of Tracking Stock would vote together with the holders of Preferred Shares issued before October 31, 1981, Common Shares and any issued Special Common Shares, as well as any issued Undesignated Shares which have been designated to vote in such group (collectively, the "Public Holders"), in the election of 25% of the directors plus one additional director (or four directors based on a Board of twelve directors). Each of the Preferred Shares issued before October 31, 1981 and Common Shares, as well as any issued Special Common Shares (the "One-Vote Holders"), would have one vote per share in the election of such directors. In the election of such directors, each share of Tracking Stock would initially have one vote per share. Thereafter, the number of votes which shares of each class of Tracking Stock would have in the election of such directors would be adjusted or "float" in proportion to the aggregate Market Capitalization of such class as compared to the aggregate Market Capitalization of the shares held by the Public Holders, and would be calculated using Market Values over the twenty-Trading Day period ending ten Trading Days prior to the record date for each annual meeting of shareholders.

    In the election of directors elected by the Public Holders, the proportion of the total votes of the Public Holders which a class of Tracking Stock will have would be equal to the percentage (the "Voting Percentage") equal to 100% multiplied by the average daily ratio (calculated to three decimal places) of the aggregate Market Capitalization of the applicable class of Tracking Stock to the aggregate Market Capitalization of the Preferred Shares issued before October 31, 1981, Common Shares, Cellular Group Shares, Telecom Group Shares, Aerial Group Shares and Special Common Shares, if any are outstanding, and any outstanding Undesignated Shares which have been designated to vote with the Public Holders, calculated for the twenty-Trading Day period (the "Calculation Period") ending ten Trading Days prior to the record date for each annual meeting of shareholders (the "Adjustment Date"). In the election of such directors, the per share voting power of each class of Tracking Stock will be calculated on the basis that all shares of stock held by the One Vote Holders have one vote per share for such purposes.

    As an illustration, if on any Adjustment Date, the One-Vote Holders represent 20% of the Market Capitalization of the Public Holders, the shares of Tracking Stock in the aggregate would have 80% of the voting power of the Public Holders in the election of directors elected by the Public Holders. If there were 53,000,000 shares held by the One Vote Holders, each with one vote per share, the total voting power of the Public Holders would be 265,000,000 votes, determined by dividing 53,000,000 by 20%. The aggregate voting power of the shares of Tracking Stock would be 212,000,000 votes, determined by subtracting 53,000,000 from 265,000,000. The proportion of votes which each class of Tracking Stock would have in the aggregate would be determined by multiplying 265,000,000 by the Voting Percentage of that class of Tracking Stock. The number of votes per share of a class of Tracking Stock would be determined by dividing the aggregate voting power of such class, determined pursuant to the preceding sentence, by the average number of issued and outstanding shares of that class of Tracking Stock during the Calculation Period. Any shares held in the Retained Interest or Inter-Group Interest would not have any votes. See "--Retained Interest" and "--Inter-Group Interest."

    Accordingly, in the election of directors elected by the Public Holders, beginning on the first Adjustment Date prior to the record date for an annual meeting of shareholders after issuance of the Tracking Stock, each Cellular Group Share, Telecom Group Share and Aerial Group Share may have more or less than one vote per share. It is expected that the Cellular Group Shares would initially have more than one vote per share and that the Telecom Group Shares and Aerial Group Shares would initially have approximately one vote per share based on anticipated market values. The Market Capitalization of the classes of stock could be influenced by many factors, including the results of operations of the Company and each of the Groups, the regulatory environment, trading volume, share issuances and repurchases and general economic and market conditions. Such changes in the aggregate votes or relative voting power of the Tracking Stock could result from the market's reaction to a decision by the Company's management or Board that is perceived to disparately affect one class of common stock in comparison to another. See "Risk Factors."

    The periodic adjustments in the number of votes of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares will reduce the opportunity of investors in one Tracking Stock to acquire for the same aggregate consideration relatively greater voting power per share in the election of directors elected by the Public Holders than investors in the other classes. Because the adjustment of voting power will occur only annually, some disparity in the voting power purchasable for a specified dollar amount may exist among the Tracking Stocks from time to time.

    The "Market Capitalization" of any class or series of capital stock of the Company on any Trading Day means the product of (i) the Market Value of one share of such class or series on such trading day and (ii) the number of shares of such class or series outstanding on such Trading Day. The per share Market Value of the Preferred Shares shall be the liquidation value per share. For this purpose, if on any Adjustment Date with respect to an annual meeting, Special Common Shares are issued and outstanding but are not listed on a stock exchange or otherwise traded in the over-the-counter market, Special Common Shares will be deemed to have a Market Value per share equal to the per share Market Value of Common Shares with respect to that record date.

    The Tracking Stock will not be entitled to any votes per share except in the election of certain directors and to the extent that separate class or series votes are required by the DGCL. Actions submitted to a vote of shareholders other than the election of directors will generally be voted on only by holders of Common Shares, Series A Common Shares and series of Preferred Shares which have voting rights. Under the Restated Certificate, except as required under the DGCL, only the affirmative vote of the holders of a majority of the outstanding voting power of the Common Shares, Series A Common Shares and such voting Preferred Shares, voting as a group, will be required to amend the Restated Certificate, approve any merger or consolidation of TDS with or into any other corporation, approve the dissolution of TDS or approve any other matter required to be voted on by shareholders. However, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

    DIVIDENDS. Following the Distribution, subject to the legal restrictions on the payment of dividends described below, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $0.48 per share. Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, this dividend rate would equate to a per share annual dividend of $0.32 per existing Common Share and Series A Common Share (the "Telecom Equivalent Dividend Rate"). Following the Distribution, the Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $0.10 per share. The total of this rate and the Telecom Equivalent Dividend Rate is equal to $0.42 per share per annum, which is the same as the current annual dividend rate on the existing Common Shares and Series A Common Shares. The intent is that, immediately after the Distribution, a current holder of Common Shares and Series A Common Shares would continue to receive an aggregate dividend which is at least equal to the aggregate dividend which such shareholder currently receives from the Company (not considering reductions in shares which may occur due to the payment of cash in lieu of fractional shares in the Distribution).

    With regard to the Cellular Group Shares and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group Shares or the Aerial Group Shares in the foreseeable future.

    Any decision to pay dividends in the future will depend on the financial condition, results of operations and business requirements of the Company as a whole. In making a determination as to the allocation of any future dividends between the Cellular Group Shares, the Telecom Group Shares and the Aerial Group Shares, as well as the Common Shares, the Series A Common Shares and any issued Special Common Shares, the Board expects to follow a policy under which it will consider, among other factors, the relative financial condition, results of operations and business requirements of the respective Groups.

    The Company's assets consist almost entirely of investments in its subsidiaries. Furthermore, the initial assets of each of the Tracking Groups consist almost entirely of the Company's investment in a subsidiary (i.e., U.S. Cellular, TDS Telecom and Aerial). As a result, the Company's ability to pay dividends on any class of Tracking Stock is dependent in part on the earnings of, or other funds available to, such subsidiaries and the distribution or other payment of such earnings or other funds from such subsidiaries to the Company in the form of dividends, loans or other advances, payment or reimbursement of management fees and expenses and repayment of loans and advances from the Company. Such subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay the dividends on any class or series of preferred stock of the Company or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends or the making of loans and advances to the Company by such subsidiaries may be subject to statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

    Dividends on all classes of capital stock are limited to the assets of the Company legally available for the payment of dividends. The amount of assets of the Company legally available for the payment of dividends will be reduced by the amount of any net losses of the Groups and any dividends or distributions on, or repurchases of, any class of common stock, and dividends on, or certain repurchases of, Preferred Shares. Additionally, the assets of the Company available for the payment of dividends may be restricted by future loan agreements to which certain subsidiaries of the Company may enter into, or become subject to, and such loan agreements may contain provisions that restrict or otherwise limit the amount of dividends that those companies may pay.

    In addition to the limitations set forth in the foregoing paragraph, dividends will be further limited to an amount not in excess of the applicable Available Dividend Amount, which, in the case of a Tracking Group, is intended to be similar to the amount that would be legally available for the payment of dividends on a Tracking Group under the DGCL if the Tracking Group were a separate Delaware corporation. There can be no assurance that there will be an Available Dividend Amount with respect to any Group.

    The "Available Dividend Amount" for a Tracking Group, as of any date, means the product of the Outstanding Interest Fraction and either (i) the excess of
(a) an amount equal to the total assets of the Tracking Group less the total liabilities (not including preferred stock) of the Tracking Group as of such date over (b) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of the applicable Tracking Stock, each class or series of Preferred Shares attributed to the Tracking Group; or
(ii) in case there is no such excess, an amount equal to the Company Earnings (Losses) attributable to the Tracking Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. The "Company Earnings (Losses)" attributable to the Group, for any period, means the net earnings or losses of the Group for such period determined on a basis consistent with the determination of the net earnings or losses of the Group for such period as presented in the combined financial statements of the Group, including income and expenses of the Company attributed to the operations of the Group on a substantially consistent basis, including, without limitation, corporate administrative costs, net interest and income taxes. The "Available Dividend Amount," as of any date, means, with respect to the TDS Group, the greater of
(i) the amount of all surplus (as defined in the DGCL) of the Company or, if there is no surplus, the net profits (as contemplated by the DGCL) of the Company for the fiscal year in which such date occurs and/or the preceding fiscal year, less the sum of the Available Dividend Amount of all of the Tracking Groups, or (ii) an amount equal to the sum of the product of the Retained Interest Fraction and the Available Dividend Amount (if positive) with respect to each Tracking Group plus, without duplication, either (a) the excess of (i) an amount equal to the total assets of the TDS Group less the total liabilities (not including preferred stock) of the TDS Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding Series A Common Shares, Common Shares and any issued Special Common Shares, and each class or series of Preferred Shares or Undesignated Shares attributed to the TDS Group or (b) in case there is no such excess, an amount equal to Company Earnings (Losses) attributable to the TDS Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

    At the time of any dividend or other distribution on the outstanding Tracking Stock (including any dividend of the Fair Value of the Net Proceeds from the Disposition of all or substantially all of the properties and assets of a Tracking Group as described under "--Disposition of Assets of Tracking Group"), the TDS Group (if at such time there is a Retained Interest), or another Tracking Group (if at such time there is an Inter-Group Interest by such other Tracking Group in the Tracking Group making the dividend or distribution), will be credited, and the Tracking Group making the dividend or distribution be charged (in addition to the charge for the dividend or other distribution paid or distributed in respect of outstanding shares of Tracking Stock), with an amount equal to the product of (i) the aggregate amount of such dividend or distribution paid or distributed in respect of outstanding shares of Tracking Stock times (ii) a fraction, the numerator of which is (a) the Retained Interest Fraction or (b) any Inter-Group Interest Fraction in such Tracking Group, as the case may be, and the denominator of which is the Outstanding Interest Fraction for such Tracking Group, respectively.

    SHARE DISTRIBUTIONS. The right of holders of any class of Tracking Stock to receive a distribution of shares of capital stock of the Company is limited to the right to receive a (i) distribution of shares of Tracking Stock of such Tracking Group (or Convertible Securities convertible into or exercisable or exchangeable for such Tracking Stock), (ii) shares of Tracking Stock of another Tracking Group (or Convertible Securities convertible into or exercisable or exchangeable for such Tracking Group) up to the amount of any Inter-Group Interest in such other Tracking Group or (iii) shares of a new class or series of capital stock which is intended to represent a subdivision or new business of such Tracking Group. Holders of Tracking Stock may not receive any TDS Group Shares as a dividend since a Tracking Group may not have an Inter-Group interest in the TDS Group.

    DISTRIBUTION OF TRACKING GROUP SUBSIDIARY IN DIVIDEND. The Restated Certificate provides that if the Board intends to distribute a subsidiary included in a Tracking Group (other than a Qualifying Subsidiary or Qualifying Subsidiaries which hold all of the assets and liabilities of a Tracking Group) to the holders of shares of Tracking Stock of such Tracking Group in a dividend, and there is a Retained Interest in such Tracking Group, the Board shall, to the extent practicable, distribute subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of such Tracking Group with respect to the outstanding shares of such Tracking Group. Holders of TDS Group Shares and shares of any other Tracking Stock will not be entitled to participate in such distribution of any shares of a subsidiary in a dividend or otherwise which is attributable to another class of Tracking Stock, except with respect to a Retained Interest by the TDS Group or an Inter-Group Interest by another Tracking Group. The subsidiary shares relating to any Retained Interest or Inter-Group Interest may be retained by the Company for the benefit of the TDS Group or the other Tracking Group, respectively, or distributed pro rata to the holders of the TDS Group Shares or the applicable Tracking Stock, at the sole discretion of the Board. If the Board determines to distribute subsidiary shares with respect to such a Retained Interest or Inter-Group Interest, it must, to the extent practicable, distribute subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of another Tracking Group with respect to any such Inter-Group Interest, and distribute subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, subsidiary shares corresponding to Common Shares to the holders of Common Shares, and subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group, provided that the same number of shares of subsidiary common stock on a combined basis must be distributed for each Series A Common Share, Common Share and any issued Special Common Share. The Restated Certificate provides that, if practicable, the Board must recapitalize such subsidiary through an amendment to its charter or otherwise, so that the shares of capital stock of such subsidiary and the relative rights, limitations and preferences thereof substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Company and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner. The Restated Certificate provides further that, if the subsidiary has no shares corresponding to Special Common Shares and it is impracticable to recapitalize the subsidiary as provided in the preceding sentence, the Board must distribute subsidiary shares corresponding to Common Shares to the holders of Special Common Shares and to holders of Tracking Stock who would otherwise be entitled to receive subsidiary shares corresponding to Special Common Shares.

    DISTRIBUTION OF SUBSIDIARY OF TDS GROUP OR ANOTHER TRACKING GROUP. Holders of any class of Tracking Stock will not be entitled to participate in a distribution of any shares of a subsidiary in a dividend or otherwise which is attributable to the TDS Group. Holders of a class of Tracking Stock may, at the sole discretion of the Board, participate in a distribution of a subsidiary of any other Tracking Group, up to the amount of any Inter-Group Interest in such other Tracking Group. If there is a Retained Interest in the Tracking Group which is distributing subsidiary shares, all holders of Tracking Stock receiving a distribution of subsidiary shares would normally receive subsidiary shares corresponding to Special Common Shares.

    LIQUIDATION RIGHTS. Subject to the following paragraph, in the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Shares or Undesignated Shares is entitled, the holders of the outstanding shares of common stock will be entitled to receive the remaining assets of the Company, regardless of the Group to which such assets are attributed, divided among the holders of common stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each Series A Common Share, Common Share and Special Common Share is attributed one Liquidation Unit, each Cellular Group Share is attributed 2.5 Liquidation Units, each Telecom Group Share is attributed 0.9 of a Liquidation Unit and each Aerial Group Share is attributed
1.1 Liquidation Units. However, in the event of a liquidation, dissolution or winding-up of the Company, the amount to be received by each holder of the respective classes may not bear any relationship to the relative fair market values or the relative voting rights of the classes. The Liquidation Units per share were determined by the Board in consultation with the Financial Advisors, based on the anticipated initial trading ranges of the shares as common stock and other factors. The Liquidation Unit of each class or series of common stock will be adjusted by the Board as appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of common stock or any dividend or other distribution of shares with respect to such class of common stock. Whenever a change in the Liquidation Units with respect to any class or series of common stock occurs, the Company will prepare and distribute a notice of such change to all holders of shares of stock of such class or series of common stock, together with a notice of such stock split, reverse split, distribution or other transaction requiring such change.

    Prior to the distribution of the remaining assets of the Company as set forth in the preceding paragraph, the Board may redeem all shares of Tracking Stock of all Tracking Groups in exchange for shares of a Qualifying Subsidiary or Qualifying Subsidiaries holding all of the assets and liabilities of the related Tracking Group, as described under "--Redemption in Exchange for Stock of Subsidiary." In such event, all shares of Tracking Stock would be redeemed immediately prior to the liquidation, dissolution or winding-up and the Series A Common Shares, Common Shares and any issued Special Common Shares would share pari passu in any assets remaining for distribution after such redemptions.

    A consolidation, merger, or reorganization of the Company with any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, will not be considered a dissolution, liquidation, or winding up of the Company within the meaning of these provisions.

    CONVERSION AT THE OPTION OF THE HOLDER. No shares of any class of Tracking Stock are convertible into shares of any other class of common stock by the holder.

    PREEMPTIVE RIGHTS. No holders of shares of any class of Tracking Stock will have any preemptive right under the terms of the Restated Certificate to acquire or subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

    DISPOSITION OF ASSETS OF A TRACKING GROUP. If the Company disposes of all or substantially all of the properties and assets of a Tracking Group (defined as 80% or more of the then current market-value (as determined by the Board) of the properties and assets of such Tracking Group as of such date) (a "Disposition") in one transaction or a series of related transactions with any one or more persons, entities or groups, other than in a transaction referred to in the following sentence, the Company is required to take one of the actions listed in the third paragraph of this Section on or prior to the 90th Trading Day following the consummation of a Disposition. This requirement does not apply to a Disposition (i) in connection with the disposition by the Company of all of the Company's properties and assets in one transaction or a series of related transactions or in connection with the liquidation, dissolution or winding up of the Company, (ii) by dividend, other distribution or redemption in accordance with any provision described under "--Dividends," "--Share Distributions," "--Distribution of Tracking Group Subsidiary in Dividend," "--Redemption in Exchange for Stock of Subsidiary" or "--Liquidation," (iii) to any person, entity or group which the Company, directly or indirectly, after giving effect to the Disposition, controls or (iv) in connection with a Related Business Transaction. For purposes of this Section, the Tracking Group affected by the Disposition of its assets is referred to as the "Affected Tracking Group," and the Tracking Stock of such Affected Tracking Group is referred to as the "Affected Tracking Stock."

    The Related Business Transaction exception to the requirements in the following paragraph would enable the Company to enter into transactions in which the properties or assets of the Affected Tracking Group may be considered to be "disposed of " in exchange for equity securities of an entity engaged or proposing to engage in similar or complementary business areas to those of the Affected Tracking Group while maintaining the capital structure and delineation of the Tracking Stocks contemplated by the Tracking Stock Proposal. See "--Certain Definitions" for a definition of Related Business Transaction.

    Other than as described above, the Company is required to take one of the following actions in the event of a Disposition:

        (i) subject to the limitations described above under "--Dividends," declare and distribute a special dividend in cash, securities or other property or any combination thereof (other than a dividend or distribution of common stock of the Company) to the holders of the outstanding shares of the Affected Tracking Stock, in an aggregate amount equal to the product of the applicable Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Fair Value of the Net Proceeds of such Disposition;

        (ii) provided that there are assets of the Company legally available therefor and the Available Dividend Amount for the Affected Tracking Stock would have been sufficient to pay a dividend in lieu thereof as described in clause (i) of this paragraph, then:

       (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Affected Tracking Group, redeem all outstanding shares of the Affected Tracking Stock in exchange for cash, securities or other property (other than common stock of the Company) or any combination thereof in an aggregate amount equal to the product of the Adjusted Outstanding Interest Fraction for the Affected Tracking Group as of the date of such complete redemption and the Fair Value of the Net Proceeds of such Disposition; or

       (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Affected Tracking Group, apply an aggregate amount of cash, securities or other property (other than common stock of the Company) or any combination thereof equal to the product of the Affected Tracking Group's Outstanding Interest Fraction as of the date shares are selected for redemption and the Fair Value of the Net Proceeds of such Disposition to the redemption of outstanding shares of the Affected Tracking Stock, on a pro rata basis or by lot; or

        (iii) convert each outstanding share of the Affected Tracking Stock of the Affected Tracking Group into a number (or fraction) of fully paid and nonassessable Special Common Shares or shares of any other class of Tracking Stock (or any combination thereof on a pro rata basis) equal to the Disposition Conversion Percentage of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of (A) one share of Affected Tracking Stock to (B) the Market Value of one Special Common Share or such other share of Tracking Stock (or any combination thereof on a pro rata basis) during a forty-Trading Day period beginning on the 11th Trading Day after consummation of the Disposition.

        In the event of conversion of the Affected Tracking Stock into Special Common Shares or shares of another class of Tracking Stock, the Fair Value of the Net Proceeds of such Disposition will be attributed to the Group related to the shares which are issued upon such conversion (on a pro rata basis if a combination of such shares are issued).

        In the event there is no public market price for the Special Common Shares, the Market Value per share will be deemed to be the same as the per share Market Value of Common Shares.

    The Company may elect to pay the dividend or redemption price referred to in clause (i) or (ii) of the preceding paragraph either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or property (other than common stock of the Company), on a pro rata basis, that the Board determines will have an aggregate market value on a fully distributed basis, of not less than the amount of the Fair Value of the Net Proceeds of such Disposition.

    If the dividend or redemption is paid in securities of an issuer other than the Company (the "Successor"), and if there is a Retained Interest in the Tracking Group at such time, the Board shall, to the extent practicable, distribute Successor shares corresponding to Special Common Shares to the holders of Tracking Stock of such Tracking Group with respect to the outstanding shares of such Tracking Group. Holders of TDS Group Shares and shares of any other Tracking Stock will not be entitled to participate in such distribution of any shares of a Successor in a dividend or redemption which is attributable to another class of Tracking Stock, except with respect to a Retained Interest by the TDS Group or an Inter-Group Interest attributed to another Tracking Group. The Successor shares relating to any Retained Interest or Inter-Group Interest may be retained by the Company and attributed to the TDS Group or the other Tracking Group, respectively, or distributed pro rata to the holders of the TDS Group Shares or the applicable Tracking Stock, at the sole discretion of the Board. If the Board determines to distribute Successor shares with respect to such a Retained Interest or Inter-Group Interest, it must, to the extent practicable, distribute Successor shares corresponding to Special Common Shares to the holders of Tracking Stock of another Tracking Group with respect to any such Inter-Group Interest, and distribute Successor shares corresponding to Series A Common Shares to the holders of Series A Common Shares, Successor shares corresponding to Common Shares to the holders of Common Shares, and Successor shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group, provided that the same number of shares of Successor common stock on a combined basis must be distributed for each Series A Common Share, Common Share and any issued Special Common Share. If practicable, the Board must cause such Successor to be recapitalized through an amendment to its charter or otherwise, so that the issued and authorized shares of capital stock of such Successor and the relative rights, limitations and preferences thereof substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Company and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner.

    The option to convert the Affected Tracking Stock into Special Common Shares or shares of another class of Tracking Stock in the event of a Disposition provides the Company with additional flexibility by allowing the Company to deliver consideration in the form of Special Common Shares or shares of another class of Tracking Stock rather than cash or securities or other properties. This alternative could be used, for example, in circumstances when the Company did not have sufficient legally available assets under the DGCL to pay the full amount of an otherwise required dividend or redemption or when the Company desired to retain such proceeds. In addition, under current tax laws, the conversion of Affected Tracking Stock into Special Common Shares or shares of another class of Tracking Stock should not be taxable to shareholders, whereas a dividend or redemption would be taxable to shareholders. See "--Certain Federal Income Tax Considerations."

    The "Fair Value of the Net Proceeds" means the fair value of the gross proceeds of such Disposition after payment of or provision for certain specified costs, including taxes related to the Disposition or a dividend or redemption in connection therewith, transaction costs and liabilities and other obligations (contingent or otherwise), including obligations in respect of committed acquisitions, Preferred Shares or Convertible Securities attributed to such Tracking Group (without duplication). See "--Certain Definitions."

    The Board has complete discretion as to which option to select. However, once the disposition option selected by the Board is publicly announced, the selection becomes irrevocable. The Board is not required to select the disposition option which would result in the distribution with the highest value to the holders of the shares of the Affected Tracking Stock or with the smallest effect on the remaining classes and series of the Company's common stock. In the event of a Disposition, the Company is not required to make any payment or other distributions to the holders of Common Shares, Series A Common Shares, Special Common Shares or shares of any class of Tracking Stock other than the Affected Tracking Stock. However, the Company may, at the option of the Board, make a distribution to such other shareholders in respect of any Retained Interest or any Inter-Group Interest in the Affected Tracking Group existing at the time of a Disposition.

    The Company may, at any time prior to the first anniversary of a dividend on, or partial redemption of, a class of the Affected Tracking Stock following a Disposition, convert each remaining outstanding share of Affected Tracking Stock into a number (or fraction) of Special Common Shares or shares of any other class of Tracking Stock equal to the product of the Disposition Conversion Percentage and the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one Special Common Share or such other share of Tracking Stock during a twenty-Trading Day period ending on the fifth Trading Day prior to the date of notice of such conversion.

    The effect of using the Adjusted Outstanding Interest Fraction, instead of the Outstanding Interest Fraction, in the determination of amounts to be paid in redemption of shares of the Affected Tracking Stock following a Disposition of all of the properties and assets of the Affected Tracking Group is to allocate to the TDS Group a portion of the Fair Value of the Net Proceeds of the Disposition, in addition to the amount so allocated in respect of the Retained Interest, sufficient to provide for the delivery of the portion of the consideration deliverable by the Company with respect to Shares Issuable to Third Parties. To the extent such Shares Issuable to Third Parties are included in the determination of the Adjusted Outstanding Interest Fraction, the Company's obligations in respect of such securities would not be a reduction in the calculation of the Fair Value of the Net Proceeds. In the event any redemption of Tracking Stock is made in circumstances in which cash, securities or property are allocated to the TDS Group in respect of Shares Issuable to Third Parties (such cash, securities or other property, the "Reserved Property"), the Company will be permitted to segregate and hold such property separate (in the case of any Reserved Property other than Special Common Shares or shares of another class of Tracking Stock). In the event the Reserved Property is, for any reason, not delivered with respect to the obligations under the Shares Issuable to Third Parties, then the former holders of Tracking Stock shall have no interest in such Reserved Property, and such Reserved Property shall revert to the TDS Group, subject to escheat laws. In the event of any conversion of Tracking Stock into Special Common Shares or shares of any other Tracking Stock, the Company will reserve Special Common Shares or shares of such other class of Tracking Stock issuable with respect to Shares Issuable to Third Parties.

    If less than substantially all of the properties and assets of a Tracking Group are disposed of by the Company in one transaction, the Company would not be required to pay a dividend on, redeem or convert the outstanding shares of Tracking Stock related to such Group even if an additional transaction were consummated at a later time in which additional properties and assets of such Group were disposed of by the Company, which, together with the properties and assets disposed of in the first transaction, would have constituted substantially all of the properties and assets of such Group at the time of the first transaction, unless such transactions constituted a series of related transactions. The second transaction, however, could trigger such a requirement if, at the time of the second transaction, the properties and assets disposed of in such transaction constituted at least substantially all of the properties and assets of such Group at such time. If less than substantially all of the properties and assets of any Tracking Group were disposed of by the Company, the proceeds would be allocated to such Tracking Group, but the holders of Tracking Stock of such Group would not be entitled to receive any dividend or have their shares redeemed or converted for Special Common Shares or shares of any other Tracking Stock, although the Board could determine, in its sole discretion, to pay a dividend to the holders of shares of Tracking Stock of such Group in an amount related to the proceeds of such a disposition.

    At the time of any dividend made as a result of a Disposition referred to above, the TDS Group will be credited, and the Affected Tracking Group will be charged (in addition to the charge for the dividend paid in respect of outstanding shares of Affected Tracking Stock), with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times (ii) a fraction the numerator of which is the Retained Interest Fraction and the denominator of which is the Outstanding Interest Fraction of such Group.

    If any Inter-Group Interests in a Tracking Group exist at the time of any dividend made as a result of a Disposition referred to above, the Tracking Group holding such an Inter-Group Interest will be credited, and the Affected Tracking Group will be charged (in addition to the charge for the dividend paid in respect of outstanding shares of Affected Tracking Stock) with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction of the Affected Group.

    PROCEDURES RELATING TO DISPOSITION RIGHTS. Not later than the fifth Trading Day following the consummation of a Disposition referred to above, the Company will announce publicly by press release (i) the Fair Value of the Net Proceeds of such Disposition, (ii) the number of outstanding shares of Affected Tracking Stock, (iii) information describing and indicating the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of such shares into or for which Convertible Securities are then convertible, exercisable or exchangeable, and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), (iv) the Disposition Conversion Percentage, (v) the Outstanding Interest Fraction for the Affected Tracking Stock as of a recent date preceding the date of such notice and (vi) the Adjusted Outstanding Interest Fraction for the Affected Tracking Stock as of a recent date preceding the date of such notice. Not earlier than the 51st Trading Day and not later than the 55th Trading Day following the consummation of such Disposition, the Company will announce publicly by press release which of the redemption options or combinations thereof described under "--Disposition of Assets of Tracking Group" it has irrevocably determined to take. As noted under "--Disposition of Assets of Tracking Group," the Board has complete discretion to select which disposition option or combination thereof to employ in the event of a Disposition.

    If the Company determines to pay a dividend of cash, securities or other property or any combination thereof following a Disposition, as described in clause (i) of the third paragraph under "--Disposition of Assets of Tracking Group," the Company will, not later than the 55th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of the Affected Tracking Stock a notice setting forth (i) the record date for determining holders entitled to receive such dividend, which will be not earlier than the 65th Trading

Day and not later than the 70th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend (which will not be more than 90 Trading Days following the consummation of such Disposition),
(iii) the kind and amount of cash, securities or property or combination thereof to be distributed in respect of each share of the Affected Tracking Stock, (iv) the amount of the Fair Value of the Net Proceeds of such Disposition, (v) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, and (vi) the number of outstanding shares of the Affected Tracking Stock subject to the Disposition and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, are Pre-Distribution Convertible Securities).

    If the Company determines to undertake a redemption of a class of Tracking Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Affected Tracking Group with respect to the Fair Value of the Net Proceeds, as described in clause (ii)(A) of the third paragraph under "--Disposition of Assets of Tracking Group," the Company will cause to be given to each holder of outstanding shares of Tracking Stock of the Affected Tracking Group a notice setting forth (i) a statement that all of the shares of the Affected Tracking Stock outstanding on the redemption date will be redeemed,
(ii) the anticipated redemption date (which will not be more than 90 Trading Days following the consummation of such Disposition), (iii) the kind and amount of cash, securities or property or combination thereof to be paid as a redemption price in respect of shares of the Affected Tracking Stock outstanding on the redemption date, (iv) the amount of the Fair Value of the Net Proceeds of such Disposition, (v) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vi) the place or places where certificates for shares of Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for cash, securities or property or combination thereof, and (vii) the number of outstanding shares of the Affected Tracking Stock and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities). Such notice will be sent not less than 51 Trading Days nor more than 55 Trading Days prior to the redemption date.

    If the Company determines to undertake a partial redemption of Tracking Stock following a Disposition of substantially all (but not all) of the properties and assets of the Affected Tracking Group, as described in clause
(ii)(B) of the third paragraph under "--Disposition of Assets of Tracking Group," such partial redemption will be done on a pro rata basis or by lot. The Company will, not later than the 55th Trading Day following the consummation of such a Disposition, cause to be given to each holder of record of outstanding shares of the Affected Tracking Stock a notice setting forth (i) a statement that some of the shares of the Affected Tracking outstanding on the redemption date will be redeemed, specifying the number of such shares or how such number will be determined, (ii) a date not earlier than the 65th Trading Day and not later than the 70th Trading Day following the consummation of such Disposition which will be the date on which shares of the Affected Tracking Stock then outstanding will be selected for redemption, (iii) the anticipated redemption date (which will not be more than 90 Trading Days following the consummation of such Disposition), (iv) the kind and amount of cash, securities or property or combination thereof to be paid as a redemption price in respect of the shares of the Affected Tracking Stock, (v) the amount of the Fair Value of the Net Proceeds of such Disposition, (vi) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vii) the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), and (viii) a statement that the Company will not be required to register a transfer of any shares of the Affected Tracking Stock for a period of 15 Trading Days next preceding the date referred to in clause (ii) of this sentence. Promptly following the date referred to in clause (ii) of the preceding sentence, but not earlier than the 65th Trading Day and not later than the 70th Trading Day following the consummation of such Disposition, the Company will cause to be given to each holder of shares of the Affected Tracking Stock, a notice setting forth (i) the number of shares of Affected Tracking Stock held by such holder to be redeemed, (ii) a statement that such shares of Affected Tracking Stock will be redeemed, (iii) the redemption date (which will not be more than 90 Trading Days following the consummation of such Disposition), (iv) the kind and per share amount of cash, securities or property or combination thereof to be received by such holder with respect to each share of Affected Tracking Stock to be redeemed, including details as to the calculation thereof, and (v) the place or places where certificates for such shares of Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of cash, securities or property or combination thereof.

    In the event of any conversion following a Disposition, as described above in clause (iii) of the third paragraph under "--Disposition of Assets of Tracking Group," the Company will cause to be given to each holder of outstanding shares of the Affected Tracking Stock a notice setting forth (i) a statement that some or all of the outstanding shares of the Affected Tracking Stock will be converted, specifying the number of such shares or how such number shall be determined, (ii) the anticipated conversion date (which will not be more than 90 Trading Days following the consummation of such Disposition), (iii) the per share number (or fraction) of Special Common Shares or shares of another class of Tracking Stock, as applicable, to be received with respect to each share of Affected Tracking Stock, specifying the shares or the combination of such shares to be delivered, the Disposition Conversion Percentage and other details as to the calculation thereof, (iv) the place or places where certificates for shares of the Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered, and (v) the number of outstanding shares of the Affected Tracking Stock and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, are Pre-Distribution Convertible Securities). Such notice will be sent not less than 51 Trading Days nor more than 55 Trading Days prior to the conversion date.

    Upon the Company's decision to convert all of the remaining outstanding shares of the Affected Tracking Stock at any time prior to the first anniversary of a dividend on, or partial redemption of, shares of Affected Tracking Stock following a Disposition, as described above under "--Disposition of Assets of Tracking Group," the Company will announce publicly by press release (i) the number of outstanding shares of Affected Tracking Stock to be converted, (ii) the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), (iii) the Disposition Conversion Percentage and (iv) the Outstanding Interest Fraction for such Tracking Stock as of a recent date preceding the date of such notice. The Company will subsequently announce publicly by press release whether the shares of such Tracking Stock are being converted in exchange for Special Common Shares, shares of another Tracking Stock or a combination thereof on a pro rata basis.

    In the event of any conversion at any time prior to the first anniversary of a dividend on, or partial redemption of, shares of Affected Tracking Stock following a Disposition, as described in the preceding paragraph, the Company will cause to be given to each holder of outstanding shares of the Affected Tracking Stock a notice setting forth (i) a statement that all of the outstanding shares of the Affected Tracking Stock will be converted into a number or fraction of Special Common Shares or shares of any other class of Tracking Stock or combination thereof on a pro rata basis, (ii) the anticipated conversion date (which will not be more than 90 Trading Days following the following the press release that publicly announces such conversion), (iii) the per share number (or fraction) of Special Common Shares or shares of another class of Tracking Stock or combination thereof, as applicable, to be received with respect to each share of Affected Tracking Stock, specifying such number or fraction of shares or combination thereof, the Disposition Conversion Percentage and other details as to the calculation thereof, (iv) the place or places where certificates for shares of the Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered, and (v) the number of outstanding shares of the Affected Tracking Stock and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, are Pre-Distribution Convertible Securities). Such notice will be sent not less than 51 Trading Days nor more than 55 Trading Days prior to the conversion date.

    CONVERSION AT OPTION OF THE COMPANY. The Company may, at the sole discretion of the Board, at any time convert each outstanding share of any class of Tracking Stock (the "Converted Tracking Stock"), of any Tracking Group (the "Converted Tracking Group"), into a number of fully paid and nonassessable Special Common Shares or shares of another class of Tracking Stock or any combination thereof, equal to the applicable percentage set forth below (the "Optional Conversion Percentage") on the conversion date, of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Converted Tracking Stock to the Market Value of one Special Common Share or share of such other class of Tracking Stock (or any combination thereof on a pro rata basis), during a twenty-Trading Day period ending on the fifth Trading Day prior to the date of notice of such conversion:

                         12-MONTH PERIOD PRIOR TO                            OPTIONAL CONVERSION
                   ANNIVERSARY OF INITIAL ISSUANCE DATE                          PERCENTAGE
---------------------------------------------------------------------------  -------------------
First through Fifth........................................................            115%
Sixth......................................................................            114%
Seventh....................................................................            113%
Eighth.....................................................................            112%
Ninth......................................................................            111%
Thereafter.................................................................            110%

    In the event of the conversion of any class of Tracking Stock into Special Common Shares or shares of another class of Tracking Stock, the assets and liabilities of the Converted Tracking Group will be attributed to the Group related to the shares which are issued upon such conversion (on a pro rata basis if a combination of such shares are issued).

    In the event there is no public market for the Special Common Shares, the Market Value per share will be deemed to be the same as the per share Market Value of the Common Shares.

    The foregoing provisions would provide the Company the flexibility to recapitalize the capital structure of the Company in several ways. For instance, one Tracking Group could be combined with another Tracking Group. As an example, the Aerial Group Shares could be converted into Cellular Group Shares, in which case the resulting Cellular Group Shares would thereafter represent an equity interest in the Cellular Business and the PCS Business. In addition, the Company could convert any or all classes of Tracking Stock into Special Common Shares. For example, if the Telecom Group Shares were converted into Special Common Shares, the TDS Group would thereafter include the Telecom Business. If all shares of Tracking Stock were converted into Special Common Shares, the Special Common Shares, together with Common Shares and Series A Common Shares, would thereafter represent a common equity interest in all of the Company's businesses and all Tracking Groups would cease to exist. The optional conversion could be exercised at any time in the future if the Board determines that, under the circumstances, a combination of some or all of the businesses of the Company would be in the best interests of the Company and its shareholders. However, such conversion may be exercised by the Company at a time that is disadvantageous to holders of one or more of the shares of capital stock of the Company. See "Risk Factors." The Company has no current intentions or plans to convert any of the shares of Tracking Stock into Special Common Shares or shares of any other Tracking Stock or to combine any of the Groups.

    REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY. The Company, in the sole discretion of the Board, may at any time, redeem (at no premium) all of the outstanding shares of any class of Tracking Stock of a Tracking Group, for a number of outstanding shares of common stock of a Qualifying Subsidiary or Qualifying Subsidiaries that hold all of the assets and liabilities attributed to such Tracking Group equal to the product of the Adjusted Outstanding Interest Fraction multiplied by the number of all of the outstanding shares of the Qualifying Subsidiaries owned directly or indirectly by the Company, on a pro rata basis, provided that there are funds of the Company legally available therefor. The Company may retain the balance of the outstanding shares of the common stock of the Qualifying Subsidiaries in respect of the Retained Interest and any Inter-Group Interest in the Tracking Stock to be redeemed, or distribute such shares in respect thereof as discussed below.

    In the event that the Board, in its sole discretion, decides to redeem all of the outstanding shares of a class of Tracking Stock in exchange for a proportionate interest in the outstanding shares of any one or more Qualifying Subsidiaries that hold all of the assets and liabilities attributed to such Tracking Group, the percentage of the stock of the Qualifying Subsidiary or Qualifying Subsidiaries owned by the Company that is distributable in the redemption would be based on the Adjusted Outstanding Interest Fraction for that Tracking Stock. The effect of using the Adjusted Outstanding Interest Fraction, instead of the Outstanding Interest Fraction, for the shares of Tracking Stock to be redeemed, in the determination of shares of the Qualifying Subsidiaries deliverable in such a redemption, is to allocate to the TDS Group a portion of the shares of the Qualifying Subsidiaries, in addition to the number of such shares so allocated in respect of the Retained Interest, sufficient to provide for the delivery of the consideration deliverable by the Company with respect to Shares Issuable to Third Parties of the Affected Tracking Stock.

    In the event the Board determines to redeem the shares of any class of Tracking Stock for shares of a Qualifying Subsidiary, and if there is a Retained Interest in such Tracking Group, the Board must, to the extent practicable, distribute Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of such Tracking Group with respect to the Adjusted Outstanding Interest Fraction in such Tracking Group and, if the Board determines to distribute shares of such Qualifying Subsidiary to other shareholders with respect to any Retained Interest or Inter-Group Interest must, to the extent practicable, distribute Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of any other Tracking Stock with respect to any such Inter-Group Interest in such Tracking Group, and distribute Qualifying Subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, Qualifying Subsidiary shares corresponding to Common Shares to the holders of Common Shares, and Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group, provided that the same number of shares of Qualifying Subsidiary common stock on a combined basis must be distributed for each Series A Common Share, Common Share and any issued Special Common Share. If practicable, the Board must recapitalize such Qualifying Subsidiary or Qualifying Subsidiaries through an amendment to its charter or otherwise, so that the shares of capital stock of such subsidiary and the relative rights, limitations and preferences thereof substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Company and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner. However, if the Qualifying Subsidiary has no shares corresponding to Special Common Shares and it is impracticable to recapitalize the subsidiary as provided in the preceding sentence, the Board must distribute Qualifying Subsidiary shares corresponding to Common Shares to the holders of Tracking Stock which would otherwise be entitled to receive Qualifying Subsidiary shares corresponding to Special Common Shares, and to the holders of Special Common Shares in respect of any Retained Interest.

    A "Qualifying Subsidiary" for this purpose is a subsidiary of the Company that is either wholly-owned, directly or indirectly, by the Company or in which the Company's direct or indirect ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Company's interest in such subsidiary to holders of the Company's common stock to be tax-free to such holders, and which holds all of the assets and liabilities attributed to a Tracking Group. A Qualifying Subsidiary for this purpose may include an existing subsidiary of the Company that may in the future hold all of the assets and liabilities attributed to a Tracking Group or any future subsidiary of the Company that meets the definition of Qualifying Subsidiary and holds such assets and liabilities, whether or not created exclusively for such purpose. To the extent that any Qualifying Subsidiary did not hold all assets and liabilities attributable to the Tracking Stock to be redeemed, it is expected that such assets and/or liabilities would be transferred to such Qualifying Subsidiary prior to the redemption. To the extent that any such Qualifying Subsidiary held assets and/or liabilities in addition to those attributed to a Tracking Group, it is expected that in connection with any such redemption such additional assets or liabilities would either be attributed to such Tracking Group or transferred by such Qualifying Subsidiary to the TDS Group or to a different Tracking Group. Alternatively, in any such case, any then existing Retained Interest or Inter-Group Interest could be appropriately adjusted or other consideration that the Board may determine in its discretion to be appropriate could be paid by one Tracking Group to the TDS Group or such other Tracking Group. See "--Management and Allocation Policies."

    The ability of the Company to exercise its right to redeem the outstanding shares of Tracking Stock in exchange for a proportionate interest in shares of one or more Qualifying Subsidiaries may be limited by the tax consequences to the Company.

    PROCEDURES RELATING TO CONVERSION OR REDEMPTION OF TRACKING STOCK. Upon the Company's decision to convert or redeem all of the outstanding shares of any class of Tracking Stock as described under "--Conversion at the Option of the Company" or "--Redemption in Exchange for Stock of Subsidiary," the Company will announce publicly by press release (i) the number of outstanding shares of the class of Tracking Stock which will be converted or redeemed, (ii) the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), (iii) the Optional Conversion Percentage and details as to the calculation thereof and (iv) the Outstanding Interest Fraction and the Adjusted Outstanding Interest Fraction for such Tracking Stock as of a recent date preceding the date of such notice. The Company will subsequently announce publicly by press release whether the shares of such Tracking Stock are being converted in exchange for Special Common Shares, shares of another Tracking Stock or a combination thereof, or are being redeemed for shares of a Qualifying Subsidiary.

    Unlike the conversion feature described under "--Disposition of Assets of Tracking Group," the Company's decision to convert or redeem all of the outstanding shares of Tracking Stock as described under "--Conversion at the Option of the Company" or "--Redemption in Exchange for Stock of Subsidiary," is not an irrevocable decision, nor is its decision as to which securities the Company will use to redeem the Tracking Stock irrevocable. The conversion or redemption of all of the shares of Tracking Stock as described under "--Conversion at the Option of the Company" or "--Redemption in Exchange for Stock of Subsidiary" may be abandoned or modified by the Company at any time prior to the Company's delivery of the replacement securities in exchange for the converted or redeemed shares of Tracking Stock.

    If the Company determines to convert the shares of any class of Tracking Stock into Special Common Shares or shares of any other class of Tracking Stock or any combination thereof, as described above under "--Conversion at the Option of the Company," the Company will promptly cause to be given to each holder of shares of Tracking Stock to be converted a notice setting forth (i) a statement that all outstanding shares of such class of Tracking Stock will be converted in exchange for Special Common Shares or shares of any other class of Tracking Stock or any combination thereof, (ii) the anticipated conversion date (which will not be more than 90 Trading Days following the press release that publicly announces such conversion), (iii) the per share number (or fraction) of Special Common Shares, shares of another class of Tracking Stock or shares of a Qualifying Subsidiary as applicable, to be received with respect to each share of such Tracking Stock, specifying the shares or the combination of such shares to be delivered, the Optional Conversion Percentage and other details as to the calculation thereof, (iv) the place or places where certificates for shares of such Tracking Stock to be redeemed, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for Special Common Shares, shares of another class of Tracking Stock or both, and (v) the number of outstanding shares of such Tracking Stock and the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of such Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities). Such notice will be sent not less than 40 Trading Days nor more than 50 Trading Days prior to the conversion date.

    If the Company determines to redeem the shares of any class of Tracking Stock Shares into shares of a Qualifying Subsidiary as described above under "--Redemption in Exchange for Stock of Subsidiary," the Company will promptly cause to be given to each holder of shares of Tracking Stock to be redeemed a notice setting forth (i) a statement that all outstanding shares of such class of Tracking Stock will be redeemed in exchange for shares of a Qualifying Subsidiary, (ii) the anticipated redemption date (which will not be more than 90 Trading Days following the press release that publicly announces such redemption), (iii) the Adjusted Outstanding Interest Fraction for such Tracking Stock as of a recent date preceding the date of such notice, (iv) the place or places where certificates for shares of such Tracking Stock to be redeemed, properly endorsed or assigned for transfer (unless the Company waives such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Qualifying Subsidiary, and (v) the number of outstanding shares of such Tracking Stock and the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of such Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities). Such notice will be sent not less than 40 Trading Days nor more than 50 Trading Days prior to the redemption date.

    GENERAL PROVISIONS RELATING TO CONVERSIONS OR REDEMPTIONS. In each case in which a notice is required to be given to holders of outstanding shares of any class of Tracking Stock in accordance with the "--Procedures Relating to Disposition Rights" or "--Procedures Relating to Conversion or Redemption of Tracking Stock" (other than a notice to holders of shares selected for a partial redemption), notice shall also be given, within the required time period, to each holder of Convertible Securities that are convertible into or exercisable or exchangeable for shares of such Tracking Stock (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), which notice shall include, in addition to all of the information set forth in the corresponding notice to holders of shares of such Tracking Stock, a statement to the effect that the holders of such Convertible Securities will be entitled to receive the dividend, participate in the redemption of shares following a Disposition with respect to such Tracking Stock or in the selection of shares for conversion or redemption, participate in the conversion of shares or participate in the redemption of shares only if such holder appropriately converts, exercises or exchanges such Convertible Securities on or prior to the record date for the dividend, redemption date, date fixed for selection of shares to be redeemed or conversion date, as applicable, set forth in such notice. In the case of a conversion or redemption of shares of any class of Tracking Stock, the notice to holders of Convertible Securities shall also state what, if anything, such holders will be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following the conversion date or redemption date, as applicable.

    All notices required to be given under this section and as described under "--Procedures Relating to Disposition Rights" and "--Procedures Relating to Conversion or Redemption of Tracking Stock," will be sent to a holder by first class mail, postage prepaid, at the holder's address as the same appears on the transfer books of the Company. Neither the failure to mail any notice to any particular holder of shares of Tracking Stock or of Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of Tracking Stock or of Convertible Securities, or the validity of any redemption.

    The Company will not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of shares of Tracking Stock upon any conversion or redemption, dividend or other distribution described above. In connection with the determination of the number of shares of any class of capital stock that is issuable or the amount of securities that is deliverable to any holder of record upon any conversion or redemption, dividend or other distribution (including any fractions of shares or securities), the Company may aggregate the number of shares of Tracking Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of shares of Tracking Stock is a fraction, the Company will, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction will be (i) in the case of any fraction of a share of capital stock of the Company, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board.

    No adjustments in respect of dividends will be made upon the conversion or redemption of any shares of Tracking Stock; provided, however, that if the conversion or redemption date with respect to a class of Tracking Stock is subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of such class of Tracking Stock at the close of business on such record date will be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding a conversion or redemption by the Company of such shares or the Company's default in payment of the dividend or distribution due on such date.

    Before any holder of shares of any class of Tracking Stock will be entitled to receive certificates representing shares of any kind of capital stock, cash, securities or other property or combination thereof to be received by such holder with respect to any conversion or redemption of such Tracking Stock, such holder is required to surrender at such place as the Company will specify certificates for such shares, properly endorsed or assigned for transfer (unless the Company waives such requirement). The Company will as soon as practicable after surrender of certificates representing shares of such Tracking Stock deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash, securities or other property or combination thereof to which such person is entitled, together with any payment for fractional securities referred to above. The Company will not be required to register (i) a transfer of any shares of Tracking Stock for a period of 15 Trading Days preceding the conversion or redemption date or (ii) any shares of Tracking Stock selected for redemption.

    From and after any applicable conversion or redemption date, all rights of a holder of shares of any class of Tracking Stock that were converted or redeemed will cease except for the right, upon surrender of the certificates representing such Tracking Stock, to receive certificates representing shares of the kind and amount of capital stock or cash, securities or other property or combination thereof for which such shares of Tracking Stock were converted or redeemed, together with any payment for fractional securities, and such holder will have no other or further rights in respect of the Tracking Stock so converted or redeemed, including, but not limited to, any rights with respect to any capital stock, cash, securities or other property which are reserved or otherwise designated by the Company as being held for the satisfaction of the Company's obligations to pay or deliver any capital stock, cash, securities or other property upon the conversion, exercise or exchange of any Convertible Securities outstanding or with respect to any other Shares Issuable to Third Parties related to the conversion or redemption of such Tracking Stock as of the date of such redemption. No holder of a certificate that, immediately prior to the applicable conversion or redemption date for any class of Tracking Stock, represented shares of Tracking Stock which were converted or redeemed will be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock or other securities into or in exchange for which the shares of such Tracking

Stock were converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock or other securities. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion date or redemption date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock or other securities represented by the certificate or certificates issued upon such surrender.

    The Company will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock or other securities on the conversion or redemption of any class of Tracking Stock. The Company will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock or other securities in a name other than that in which the shares of Tracking Stock so converted or redeemed were registered and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

    EFFECT OF CONVERSION OR REDEMPTION ON SECURITIES CONVERTIBLE INTO TRACKING STOCK. Unless the provisions of the security provide specifically to the contrary, after any conversion or redemption date on which all outstanding shares of any class of Tracking Stock were converted or redeemed by the Company, any shares of such Tracking Stock that would be issuable on conversion, exercise or exchange of any pre-conversion or pre-redemption securities which are convertible, exercisable or exchangeable for shares of such Tracking Stock will, immediately upon issuance pursuant to such conversion, exercise or exchange and without any notice or any other action on the part of the Company or its Board or the holder of such security, be converted or redeemed in exchange for, as applicable, the kind and amount of shares of capital stock, cash, securities or other property that a holder of such pre-conversion or pre-redemption securities would have been entitled to receive as a result of the conversion or redemption had such pre-conversion or pre-redemption securities been converted, exercised or exchanged immediately prior to such conversion or redemption.

    If Convertible Securities, as well as any other obligations to deliver shares of a class of Tracking Stock to third parties, including obligations to deliver Committed Acquisition Shares, remain outstanding at the time of any redemption of all outstanding shares of any one of the Tracking Stocks following the Disposition of all (not merely substantially all) of the properties and assets of the that Tracking Group, the proportionate interest in the Fair Value of the Net Proceeds of the Disposition to be distributed to the holders of Affected Tracking Stock will be determined on the basis of the Adjusted Outstanding Interest Fraction for the Affected Tracking Group. Such determination will result in the allocation to the TDS Group of a portion of such Fair Value of the Net Proceeds, in addition to the portion attributable to any Retained Interest, sufficient to provide for the post-redemption delivery of the portion of the consideration (if any) deliverable by the Company on any conversion, exercise, exchange or delivery of Convertible Securities, Committed Acquisition Shares or otherwise, that is in substitution for shares of the Affected Tracking Group that would have been issuable upon such conversion, exercise, exchange or delivery if it had occurred prior to the redemption of all outstanding shares of such Tracking Stock.

    Similarly, if Convertible Securities, as well as any other obligations to deliver shares of a class of Tracking Stock to third parties, including obligations to deliver Committed Acquisition Shares, remain outstanding at the time of any redemption of all the outstanding shares of any class of Tracking Stock in exchange for stock of any one or more Qualifying Subsidiaries of the Company which hold all of the assets and liabilities of the related Tracking Group, the number of shares of such subsidiaries deliverable in redemption of the outstanding shares of such Tracking Group will be determined on the basis of the Adjusted Outstanding Interest Fraction for such Tracking Group, resulting in the allocation to the TDS Group of a portion of the shares of such subsidiaries, in addition to the number of shares so allocated in respect of any Retained Interest, sufficient to provide for the post-redemption delivery of the portion of the consideration (if any) deliverable by the Company upon any conversion, exercise, or exchange or delivery of Convertible Securities, Committed Acquisition Shares or otherwise, that is in substitution for shares of such Tracking Stock that would have been issuable upon such conversion, exercise, exchange or delivery if it had occurred prior to such redemption of all outstanding shares of such Tracking Stock.

THE RETAINED INTERESTS

    In structuring the terms of the Tracking Stock Proposal, the Board determined that the retention by the TDS Group of Retained Interests in the Cellular Group, Telecom Group and the Aerial Group was appropriate. In making this determination, the Board concluded that it would be desirable for shareholders to have the option of continuing to maintain a common equity investment in all of the businesses of the Company and its subsidiaries by retaining ownership of the Common Shares or Series A Common Shares. The Board also determined that it would be desirable for the Company to have a Group, such as the TDS Group, which could enter into new ventures and possibly create additional tracking stocks for such ventures by designating series of Undesignated Shares. Such new shares of tracking stock could be distributed to the holders of Common Shares and Series A Common Shares, sold for cash in a public or private offering for the benefit of the TDS Group or delivered in connection with the acquisition of a business by the TDS Group.

    If and when additional shares of one of the Tracking Stocks are issued (E.G., a public offering), the Board will identify whether the issuance is for the benefit of that Tracking Group or the TDS Group or both. If the issuance is for the benefit of the Tracking Group, the proceeds would be attributed to such Tracking Group and the shares issued would come from authorized but unissued shares of the Tracking Group, which would proportionately dilute the existing Outstanding Interest and the corresponding Retained Interest. If the issuance is for the benefit of the Retained Interest, the proceeds would be attributed to the TDS Group and the Retained Interest would be reduced accordingly. The Retained Interest in a Tracking Group may change pursuant to such issuances as well as any transfers of cash or other property between the TDS Group and the Tracking Group.

    With respect to transfers of cash or other property between the TDS Group and the Tracking Groups, there are no specific criteria for determining when such a transfer will be reflected as a borrowing or as an increase or reduction in a Retained Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    The Retained Interest in any Tracking Group may change pursuant to any subsequent transfers of cash or other property from the Company to the Tracking Group which are specifically designated by the Board as being made to alter the Retained Interest (in contrast to transfers made for other consideration such as transfers as loans or in purchase and sale transactions) or if outstanding shares of a Tracking Group are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TDS Group.

    The amount of the Retained Interest for a Tracking Group at any point in time would be expressed in terms of the "Number of Shares Issuable with Respect to Retained Interest," which is intended to provide a measure of any Retained Interest on a basis comparable to an investment in Tracking Stock. The full definition of "Number of Shares Issuable with Respect to Retained Interest" is set forth in "--Certain Definitions."

    The Retained Interest will not be represented by issued and outstanding shares of Tracking Stock. None of the Number of Shares Issuable with Respect to Retained Interest would be represented by outstanding Tracking Stock and, therefore, would not be entitled to any voting rights. Accordingly, the Company will not have any voting rights with respect to any Retained Interest, and the outcome of any vote of any class of Tracking Stock would be determined by the holders of the outstanding shares of such Tracking Stock. In addition, outstanding shares of Tracking Stock that are held by majority-owned subsidiaries of the Company (as to which the Company owns a majority of the shares entitled to vote in the election of directors) would not, in accordance with the DGCL, be entitled to vote on matters presented to shareholders or be counted for quorum purposes.

    The Board could, in its sole discretion, determine from time to time to have the Company contribute cash or other property as additional equity to any Tracking Group, and have this be reflected as an increase in the Number of Shares Issuable with Respect to Retained Interest. In such event, the Retained Interest Fraction with respect to such Tracking Group will increase and the related Outstanding Interest Fraction will decrease accordingly. The Board could, in its sole discretion, also determine from time to time to transfer cash or other property of a Tracking Group to the TDS Group and have such transfer reflected as a reduction in the Retained Interest, in which case the Number of Shares Issuable with Respect to Retained Interest would be decreased. In such event, such Retained Interest Fraction would decrease and the related Outstanding Interest Fraction would increase accordingly. The Board could, in its sole discretion, determine to make contributions or other transfers referred to in this paragraph after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of each of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    In general, if the Retained Interest is increased by a transfer of funds or other assets from the TDS Group to a Tracking Group, the Number of Shares Issuable with Respect to Retained Interest would be increased by an amount determined by dividing the amount of funds or value of assets transferred by the Market Value of a share of Tracking Stock of such Group as of the date of such transfer. Any transfer of funds or other assets from a Tracking Group to the TDS Group in respect of a decrease in the Number of Shares Issuable with Respect to Retained

Interest would be similarly calculated. To the extent outstanding shares of Tracking Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TDS Group, the Number of Shares Issuable with Respect to Retained Interest would increase on a share-for-share basis. Tracking Stock purchased with funds attributed to the TDS Group which remain outstanding (as a result of being held by a subsidiary included in the TDS Group) would not increase the Retained Interest but would represent an outstanding interest in the common shareholders' equity value of the TDS Group attributable to such Tracking Group. The Number of Shares Issuable with Respect to Retained Interest, if any, would also (i) be adjusted from time to time as appropriate to reflect (a) subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of any Tracking Stock, (b) dividends or distributions payable in shares of Tracking Stock to holders of such Tracking Stock and (c) reclassifications of Tracking Stock and (ii) be decreased by the number of shares of Tracking Stock (a) issued upon conversion, exercise or exchange of Convertible Securities that are attributed to the TDS Group or (b) issued by the Company as a dividend or distribution or by reclassification or exchange to holders of Common Shares, Series A Common Shares or Special Common Shares.

    For financial reporting purposes, shares of Tracking Stock acquired by subsidiaries of the TDS Group which remain outstanding following such acquisition would be combined with the Number of Shares Issuable with Respect to Retained Interest, if any, and reported as part of the TDS Group's interest in the related Tracking Group. Any differences between such reported interest and any then existing Retained Interest would be reconcilable by adding to any then existing Retained Interest the number of outstanding shares of Tracking Stock held by subsidiaries of the TDS Group. Because these shares would still be outstanding for purposes of the receipt of dividends and payment of redemption or liquidation amounts, the TDS Group would obtain substantially the same economic benefits from such outstanding shares as it would have received had such shares been retired or otherwise ceased to be outstanding following their purchase and added to the Number of Shares Issuable with Respect to Retained Interest.

    The authorized shares of Tracking Stock in excess of the total number of shares outstanding will be available for issuance or sale without further approval by the Company's shareholders and may be issued at any time at prices that would dilute the value of the outstanding shares of Tracking Stock. Whenever shares of Tracking Stock are subsequently issued or sold by the Company, the Company will identify (i) the number of shares of Tracking Stock issued and sold that represent a Retained Interest, if any, the sale of which shares will reduce the Number of Shares Issuable with Respect to Retained Interest on a share-for-share basis and the net proceeds of which sale will be reflected entirely in the combined financial statements of the TDS Group, and
(ii) the number of such shares that represent an additional equity interest in the Tracking Group, the sale of which shares will reduce the available shares of Tracking Stock and the net proceeds of which sale will be reflected entirely in the combined financial statements of the applicable Tracking Group. The Board expects to make such determination, in its sole discretion, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    In the event of any dividend or other distribution paid or distributed in respect of the outstanding shares of any class of Tracking Stock (other than in shares of Tracking Stock, which will result in the adjustment to the Number of Shares Issuable with Respect to Retained Interest ), the TDS Group's combined financial statements would be credited, and the related Tracking Group's combined financial statements would be charged (in addition to the charge for such dividend or other distribution paid upon outstanding shares of Tracking Stock), with an amount equal to the product of (i) the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding shares of Tracking Stock (including any dividend related to the Fair Value of the Net Proceeds from the Disposition of all or substantially all of the assets and properties of a Tracking Group), times (ii) a fraction, the numerator of which is the Retained Interest Fraction and the denominator of which is the Outstanding Interest Fraction for such Tracking Group.

    If shares of Tracking Stock are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TDS Group, the Number of Shares Issuable with Respect to Retained Interest would increase on a share-for-share basis and the related Retained Interest Fraction would increase and the related Outstanding Interest Fraction would decrease accordingly. If the purchase of shares of Tracking Stock were made with funds attributed to the Tracking Group, the Number of Shares Issuable with Respect to Retained Interest would not be increased, but the Retained Interest Fraction would increase and the Outstanding Interest Fraction would decrease accordingly. The Board would, in its sole discretion, determine whether purchases of Tracking Stock should be made with consideration attributed to the TDS Group or one of the Tracking Stock Groups, by considering such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    If the Number of Shares Issuable with Respect to Retained Interest is reduced to zero as a result of any combination of one or more of issuances or sales of shares of Tracking Stock for the benefit of the TDS Group or other events, shares of Tracking Stock could no longer be issued or sold by the Company for the benefit of the TDS Group unless a further Retained Interest is subsequently created or some other appropriate allocation is made. See "--Management and Allocation Policies." If the net proceeds of any issuance or sale by the Company of Tracking Stock are allocated to a Tracking Group, the Number of Shares Issuable with Respect to Retained Interest would not be reduced, but the Retained Interest Fraction would decrease and the Outstanding Interest Fraction would increase accordingly.

    The "Outstanding Interest Fraction" represents the percentage interest in the common shareholders' equity value of the Company attributable to a Tracking Group that is represented at any time by the outstanding shares of Tracking Stock, and the "Retained Interest Fraction" represents any remaining percentage interest in the common shareholders' equity value of the Company attributable to a Tracking Group that is attributed to the TDS Group by virtue of a Retained Interest. Assuming no Inter-Group Interest Fractions, the sum of the Outstanding Interest Fraction and the Retained Interest Fraction for a Tracking Group will always equal 100%. Should an Inter-Group Interest Fraction exist, the sum of such Inter-Group Interest Fraction(s), the Outstanding Interest Fraction and the Retained Interest Fraction, if any, for a Tracking Group will always equal 100%. See "-- Certain Definitions."

INTER-GROUP INTERESTS

    Initially, it is contemplated that no Tracking Group would have an Inter-Group Interest in any other Tracking Group. It is possible that one or more Inter-Group Interests could develop at some time in the future. For example, as the result of an inter-Group transfer of assets from the Cellular Group to the Aerial Group, the Cellular Group could acquire an interest in the Aerial Group. In such a hypothetical event, the Cellular Group would have an Inter-Group Interest in the Aerial Group for the benefit of the holders of the Cellular Group Shares. A Tracking Group may not have an Inter-Group Interest in the TDS Group.

    An Inter-Group Interest in a Tracking Group would be created only if a transfer of cash or other property from one of the Tracking Groups to another Tracking Group is specifically designated by the Board as being made to create an Inter-Group Interest (in contrast to transfers made for other consideration, such as cash transfers representing borrowings or in cash purchase or sale transactions) or if outstanding shares of a Tracking Group are retired or otherwise cease to be outstanding following their purchase with funds attributed to one of the Tracking Groups.

    With respect to transfers of cash or other property between the Tracking Groups, there are no specific criteria for determining when such a transfer will be reflected as an increase or reduction in borrowings between Tracking Groups or as a creation of, or an increase or reduction in, an Inter-Group Interest. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Tracking Groups, the investment objectives of the Tracking Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    For illustrative purposes hereof, the Tracking Group acquiring an Inter-Group Interest in one of the other Groups will be referred to as the "Investor Group" and the Tracking Group in which an Inter-Group Interest is being acquired will be referred to as the "Issuer Group."

    The amount of any Inter-Group Interest of the Investor Group in the Issuer Group (the "Inter-Group Interest in Issuer Group") at any point in time would be expressed in terms of the "Number of Shares Issuable with Respect to Inter-Group Interest" in the Issuer Group, which is intended to provide a measure of any Inter-Group Interest of the Investor Group in the Issuer Group on a basis comparable to an investment in shares of Tracking Stock of the Issuer Group (the "Issuer Group Shares").

    The Board could, in its sole discretion, determine from time to time to have the Company contribute cash or other property of the Investor Group as additional equity to the Issuer Group, which would increase the Number of Shares Issuable with Respect to Inter-Group Interest in Issuer Group as described below. In such event, the Inter-Group Interest Fraction will increase and the Issuer Group Outstanding Interest Fraction will decrease accordingly. The Board could, in its sole discretion, also determine from time to time to transfer cash or other property of the

Issuer Group from the Issuer Group to the Investor Group in respect of a reduction in its Inter-Group Interest in Issuer Group, in which case the Number of Shares Issuable with Respect to the Inter-Group Interest would be decreased as described below. In such event, the Inter-Group Interest Fraction would decrease and the Issuer Group Outstanding Interest Fraction would increase accordingly. The Board could, in its sole discretion, determine to make contributions or other transfers referred to in this paragraph after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the each of Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    If an Inter-Group Interest in Issuer Group is created by a transfer of funds or other assets from the Investor Group to the Issuer Group, the Number of Shares Issuable with Respect to Inter-Group Interest in Issuer Group would be increased by an amount determined by dividing the amount of funds or value of assets transferred by the Market Value of an Issuer Group Share as of the date of such transfer. In the event a subsequent transfer of funds or other assets from the Investor Group to the Issuer Group is determined by the Board to be made in respect of an increase in the Inter-Group Interest in Issuer Group, the Number of Shares Issuable with Respect to Inter-Group Interest in Issuer Group would be increased by an amount determined by dividing the amount of the additional funds or value of the additional assets transferred by the Market Value of an Issuer Group Share as of the date of such transfer. Any decrease in the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group resulting from a transfer of funds or other assets from the Issuer Group to the Investor Group determined by the Board to be made in respect of such a transfer would be similarly calculated. To the extent outstanding Issuer Group Shares are retired or otherwise cease to be outstanding following their purchase with funds attributed to the Investor Group, the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group would increase on a share-for-share basis. Issuer Group Shares purchased with funds attributed to the Investor Group which remain outstanding (as a result of being held by a subsidiary included in the Investor Group) would not create an Inter-Group Interest or increase any then existing Inter-Group Interest in the Issuer Group but would represent an outstanding interest in the common shareholders' equity value of the Company attributable to the Issuer Group. The Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group, if any, would also (i) be adjusted from time to time as appropriate to reflect (a) subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Issuer Group Shares, (b) dividends or distributions payable in Issuer Group Shares to holders of Issuer Group Shares and (c) reclassifications of Issuer Group Shares and (ii) be decreased by the number of shares of Issuer Group Shares (a) issued upon conversion, exercise or exchange of Convertible Securities that are attributed to the Investor Group or (b) issued by the Company as a dividend or distribution or by reclassification or exchange to holders of Investor Group Shares. The Inter-Group Interest in the Issuer Group, if any, would not be represented by outstanding Issuer Group Shares and would have no voting rights.

    For financial reporting purposes, shares of Tracking Stock acquired by subsidiaries of the Company included in an Investor Group which remain outstanding following such acquisition would be combined with the Investor Group's Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group, if any, and reported as the Investor Group's interest in the Issuer Group. Any differences between such reported interest and any then existing Inter-Group Interest in the Issuer Group Shares would be reconcilable by adding to any then existing Inter-Group Interest the number of outstanding Issuer Group Shares held by the consolidated subsidiaries of the Company included in the Investor Group. Because these shares would still be outstanding for purposes of the receipt of dividends and payment of redemption or liquidation amounts, the Investor Group would obtain substantially the same economic benefits from such outstanding shares as it would have received had such shares been retired or otherwise ceased to be outstanding following their purchase and added to the Investor Group's Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group.

    The authorized Issuer Group Shares in excess of the total number of shares outstanding will be available for issuance or sale without further approval by the Company's shareholders and may be issued at any time at prices that would dilute the value of the outstanding Issuer Group Shares. If there is an Inter-Group Interest in the future, whenever Issuer Group Shares are subsequently issued or sold by the Company, the Company will identify (i) the number of Issuer Group Shares issued and sold that represent the Inter-Group Interest, if any, the sale of which shares will reduce the Number of Shares Issuable with Respect to Inter-Group Interest in Issuer Group on a share-for-share basis and the net proceeds of which sale will be reflected entirely in the combined financial statements of the Investor Group, and (ii) the number of such shares that represent an additional equity interest in the Issuer Group, the sale of which shares will reduce the available shares of the Issuer Group and the net proceeds of which sale will be reflected entirely in the combined financial statements of the Issuer Group. The Board expects to make such determination, in its sole discretion, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    In the event of any dividend or other distribution paid or distributed in respect of the outstanding Issuer Group Shares, (other than in Issuer Group Shares, which will result in the adjustment to the Number of Shares Issuable with Respect to Retained Interest in the Issuer Group ), an Investor Group's combined financial statements would be credited, and the Issuer Group's combined financial statements would be charged (in addition to the charge for such dividend or other distribution paid upon outstanding Issuer Group Shares), with an amount equal to the product of (i) the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding Issuer Group Shares (including any dividend related to the Fair Value of the Net Proceeds from the Disposition of all or substantially all of the assets and properties of the Issuer Group), times (ii) a fraction, the numerator of which is the Inter-Group Interest Fraction in the Issuer Group and the denominator of which is the Issuer Group Outstanding Interest Fraction.

    If Issuer Group Shares are retired or otherwise cease to be outstanding following their purchase with funds attributed to the Investor Group, the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group would increase on a share-for-share basis and the Issuer Group Inter-Group Interest Fraction would increase and the Issuer Group Outstanding Interest Fraction would decrease accordingly. If the purchase of Issuer Group Shares were made with funds attributed to the Issuer Group, the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group would not be increased, but the Issuer Group Inter-Group Interest Fraction would increase and the Issuer Group Outstanding Interest Fraction would decrease accordingly. The Board would, in its sole discretion, determine whether purchases of Tracking Stock of one Group should be made with consideration attributed to such Group, the TDS Group or one of the other Tracking Groups, by considering such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

    If the Number of Shares Issuable with Respect to Inter-Group Interest is reduced to zero as a result of any combination of one or more issuances or sales of Issuer Group Shares for the benefit of the Investor Group, Issuer Group Shares could no longer be issued or sold by the Company for the account of the Investor Group unless a further Inter-Group Interest in the Issuer Group is subsequently created or unless some other appropriate allocation is made. If the net proceeds of any issuance or sale by the Company of Issuer Group Shares are allocated to the Issuer Group, the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group would not be reduced, but the Inter-Group Interest Fraction in the Issuer Group would decrease and the Issuer Group Outstanding Interest Fraction would increase accordingly.

    The "Issuer Group Outstanding Interest Fraction" represents the percentage interest in the common shareholders' equity value of the Company attributable to the Issuer Group that is represented at any time by the outstanding Issuer Group Shares, and the "Issuer Group Inter-Group Interest Fraction" represents any percentage interest in the common shareholders' equity value of the Company attributable to the Issuer Group that is attributed to the Investor Group by virtue of an Inter-Group Interest. The sum of: (i) the Issuer Group Retained Interest, if any, (ii) Issuer Group Outstanding Interest Fraction and (iii) the Issuer Group Inter-Group Interest Fractions, would always equal 100% for any Issuer Group. See "--Certain Definitions."

MANAGEMENT AND ALLOCATION POLICIES

    If the Tracking Stock Proposal is approved by shareholders, the Company will prepare and include in its filings with the SEC under the Exchange Act, consolidated financial statements of the Company and combined financial statements of the Cellular Group (for so long as shares of the Cellular Group are outstanding), the Telecom Group (for so long as shares of the Telecom Group are outstanding), the Aerial Group (for so long as shares of the Aerial Group are outstanding) and the TDS Group (for so long as any shares of Tracking Stock are outstanding). Except for the financial statements included in this Proxy Statement/Prospectus, the Company does not intend to provide separate combined financial statements for the TDS Group, Cellular Group, Telecom Group and Aerial Group until Cellular Group Shares, Telecom Group Shares or Aerial Group Shares are first issued, as applicable. The combined financial statements of each Group, taken together and after giving effect to inter-Group eliminations, would effectively comprise the consolidated financial statements of the Company. The combined financial statements of each Group will principally reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto. Consistent with the Restated Certificate and applicable policies, the Group financial information could also include allocated portions of individual assets and liabilities that are not separately identified with the operations of a specific Group. Notwithstanding allocations of assets and liabilities for the purpose of preparing each Group's combined financial statements, holders of each series of common stock would continue to be subject to risks associated with an investment in the Company and all of its businesses, assets and liabilities.

    Subject to the consummation of the U.S. Cellular Merger and the Aerial Merger, or other transactions pursuant to which U.S. Cellular or Aerial become wholly-owned subsidiaries of the Company, the Company intends to terminate certain intercompany agreements between the Company and U.S. Cellular and Aerial, respectively. Thereafter, all of the relationships between the Company and such subsidiaries would be determined solely under the management and allocation policies described herein, similarly to TDS Telecom, which is currently a wholly-owned subsidiary of TDS. Many of such policies would continue substantially the same arrangements which presently exist between the Company and U.S. Cellular or Aerial pursuant to the intercompany agreements, but the Company would have no contractual obligation to continue such policies after the intercompany agreements have been terminated.

    If the Tracking Stock Proposal is approved by shareholders, upon initial issuance of the Cellular Group Shares, Telecom Group Shares or Aerial Group Shares, cash management, taxes and allocation of principal corporate activities among the Groups would be based upon methods that management of the Company believes to be reasonable and would be reflected in the respective Group financial information as follows:

         (i) Any debt incurred or preferred stock issued by the Company would be attributed to a Group by the Board based on the use of proceeds thereof and other factors. All debt incurred or preferred stock issued by the Company's subsidiaries would (unless the Board otherwise provides) be specifically attributed to and reflected on the combined financial statements of the Group that includes the entity which incurred the debt or issued the preferred stock. The Board could, however, determine from time to time that debt incurred or preferred stock issued by entities included in a Group should be specifically attributed to and reflected on the combined financial statements of one of the other Groups to the extent that the debt is incurred or the preferred stock is issued for the benefit of such other Group.

        (ii) After the initial issuance of shares of Tracking Stock, (a) all financial impacts of issuances of additional shares of stock, the proceeds of which are attributed to the applicable Group, will be to such extent reflected in the combined financial statements of such Group, and (b) all financial impacts of issuances of stock, the proceeds of which are attributed to the TDS Group or one of the other Groups in respect of a reduction in any Retained Interest or Inter-Group Interest of another Tracking Group will be to such extent reflected in the combined financial statements of the TDS Group or such other Group, as the case may be. Financial impacts of dividends or other distributions on shares of a class of common stock will be attributed entirely to the Group making the dividend or distribution, except that dividends or other distributions will (if at the time there is a Retained Interest or an Inter-Group Interest in the Group making the dividend or distribution) result in the TDS Group or the Group with the Retained Interest or Inter-Group Interest, as the case may be, being credited, and the Group making the dividend or distribution being charged (in addition to the charge for the dividend or other distribution paid on the outstanding Tracking Stock), with an amount equal to the product of (x) the aggregate amount of such dividend or other distribution paid or distributed in respect of outstanding common stock and (y) a fraction, the numerator of which is the Retained Interest Fraction or the Inter-Group Interest Fractions (if any), as the case may be, and the denominator of which is the Outstanding Interest Fraction for such common stock. Financial impacts of repurchases of stock the consideration for which is charged to the related Group will be to such extent reflected in the combined financial statements of such Group, and financial impacts of repurchases of stock the consideration for which is charged to the TDS Group or another Group will be to such extent reflected in the combined financial statements of the TDS Group or such other Group and will result in the creation of a, or an increase in any then existing, Retained Interest or Inter-Group Interest, as the case may be, in such other Group.

        (iii) To the extent cash needs of one Group exceed cash provided by such Group, one of the other Groups may transfer funds to such Group. The Company has provided and will continue to provide centralized cash management functions under which cash receipts of certain entities attributed to the other Groups will be remitted to the TDS Group and certain cash disbursements of the other Groups will be funded by the TDS Group on a daily basis. Such transfers of funds among the Groups will be reflected as borrowings or, if determined by the Board, reflected as the creation of a, or an increase in any then existing, Retained Interest or an Inter-Group Interest of the TDS Group or such other Group, as the case may be, in such recipient Group or, in the case of a reverse transfer from such recipient Group, reflected as a reduction in the Retained Interest or Inter-Group Interest in such recipient Group. There are no specific criteria for determining when a transfer will be reflected as borrowings or as an increase or reduction in a Retained Interest or an Inter-Group Interest. The

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    Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

        (iv) Loans from one Group to another Group would bear interest at such rates and have such repayment schedules and other terms as are established from time to time by, or pursuant to procedures established by, the Board. The Board expects to make such determinations, either in specific instances or by setting generally applicable policies from time to time, after consideration of such factors as it deems relevant, including, without limitation, the needs of the Company, the financing needs and objectives of the Groups, the investment objectives of the Groups, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions.

        (v) In the event of a transfer of funds or other assets from one Group to another Group that the Board has determined to reflect as creating or increasing the Retained Interest or an Inter-Group Interest of such other Group, the Number of Shares Issuable with Respect to Retained Interest in such Tracking Group or the applicable Inter-Group Interest in the Issuer Group would be increased by an amount determined by dividing the amount of funds or the value of the assets transferred by the Market Value of an Issuer Group Share as of the date of such transfer, and the applicable Retained Interest Fraction or the applicable Inter-Group Interest Fraction, as the case may be, would be increased and the applicable Outstanding Interest Fraction would be decreased accordingly. In the event of a transfer of funds or other assets from one Group to another Group that the Board has determined to reflect as a decrease in the Retained Interest or an Inter-Group Interest of such other Group, the Number of Shares Issuable with Respect to Retained Interest or the applicable Inter-Group Interest in the Issuer Group would be decreased by an amount determined by dividing the amount of funds or the value of the assets transferred by the Market Value of an Issuer Group Share as of the date of such transfer, and the applicable Retained Interest Fraction or the applicable Inter-Group Interest Fraction, as the case may be, would be decreased and the applicable Outstanding Interest Fraction would be increased accordingly.

        (vi) The combined balance sheets of each Group would reflect any net loans to or borrowings from the other Groups based on actual or estimated costs. Similarly, the respective combined statements of operations of each of the Groups would reflect interest income or expense, as the case may be, associated with any such loans or borrowings and the respective combined statements of cash flows of each of the Groups would reflect changes in the amounts of any such loans or borrowings deemed outstanding. Amounts borrowed by a Group from another Group, will be reflected on that Group's financial statements as indebtedness to the applicable lender.

       (vii) Certain corporate general and administrative costs (including, but not limited to, certain corporate, legal, finance, accounting, tax, data processing, employee benefit and insurance costs) would be charged to the Tracking Groups at rates set at the beginning of each year based on projected utilization for that year, based on actual costs incurred or based on another reasonable method of allocation. The balance of such costs would be reflected in the combined financial statements of the TDS Group. The utilization-based or other allocation-based charges would be set at levels that corporate management believes to be reasonable, taking into account relevant factors, including the costs that the Groups might incur for comparable services on a stand-alone basis. Certain other corporate general and administrative costs related specifically to management of a Group would be allocated entirely to such Group. The scope of the services charged to the Groups on an allocated basis could be adjusted from time to time depending on various factors, including the extent to which it is determined that services should instead be performed directly by employees of entities attributed to such Group or by outside vendors.

       (viii) Certain companies with operations that would be attributed to one Group may from time to time provide services to companies attributed to one or more other Groups, and certain companies attributed to one Group may provide use of facilities to companies attributed to one or more other Group. Generally, services and rights to use facilities provided pursuant to contractual arrangements to which a member of one Group that is not a wholly-owned subsidiary of the Company is a party will continue to be provided in accordance with the terms of such arrangements. Charges for other services and rights to use facilities will be allocated at levels that corporate management believes to be reasonable, taking into account relevant factors, including the costs that the Groups might incur for comparable services on a stand-alone basis.

        (ix) The Company has entered into Tax Allocation Agreements with each of U.S. Cellular and Aerial pursuant to which the Company and each of U.S. Cellular and Aerial have agreed to join in the filing of consolidated Federal income tax returns with TDS and its subsidiaries which are part of the TDS affiliated Group for tax purposes. Under such agreements, at the present time TDS does not reimburse U.S. Cellular or Aerial on a current basis for their respective losses or credits, if any, used by the TDS affiliated group. Instead, TDS is required to compensate (by an offset to amounts U.S. Cellular or Aerial would otherwise be required to reimburse TDS for Federal income taxes) for TDS's use of such tax benefits at such time as U.S. Cellular or Aerial could utilize such benefits as a stand-alone entity. After all loss and credit carryforwards have either been utilized or expired, U.S. Cellular and Aerial are required to reimburse TDS for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of U.S. Cellular or Aerial, as the case may be, calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group.

        Under the Tax Allocation Agreements, if U.S. Cellular or Aerial ceases to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular or Aerial or its subsidiaries are required to pay a greater amount of federal income tax than they would have paid if they had not been members of the TDS group, after June 30, 1987 in the case of U.S. Cellular and after December 31, 1995 in the case of Aerial, TDS must reimburse U.S. Cellular or Aerial, as the case may be, for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by either U.S. Cellular or Aerial or its subsidiaries after either U.S. Cellular or Aerial leaves the TDS group would be disregarded. No reimbursement will be required on account of the income of any subsidiary of U.S. Cellular or Aerial if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS. Rules similar to those described above are applied to any state or local franchise or income tax liabilities to which TDS and either U.S. Cellular or Aerial and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

        These Tax Allocation Agreements will continue unless and until U.S. Cellular or Aerial become wholly-owned subsidiaries of TDS, in which event they are expected to be terminated. However, the terms of such agreements are expected to be continued to be followed as policies on substantially similar terms, except to the extent of changes in circumstances, or as otherwise determined to be appropriate by the Board. The benefits of tax deductions and the obligations to compensate such subsidiaries at such times as such subsidiaries are able to utilize tax benefits as a stand-alone entity, will be attributed to the TDS Group.

        The Board expects to follow a policy with respect to the Telecom Group which is similar to the policies which are expected to be followed for U.S. Cellular and Aerial based on the existing Tax Allocation Agreements. Under this policy, in general, TDS Telecom would continue to join in the filing of consolidated income tax returns with TDS and its subsidiaries which are part of the TDS affiliated group for tax purposes. Provided that the Telecom Group continues to have taxable income, the Telecom Group will be required to reimburse the TDS Group for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of the Telecom Group calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. In the event that the Telecom Group incurs any tax losses which it cannot utilize, the tax benefits of such losses would be allocated to the TDS Group, and the TDS Group would be required to reimburse the Telecom Group at such time that it would be able to utilize such tax benefits as a stand-alone entity.

        (x) The Board expects to determine, either in specific instances or by setting generally applicable policies from time to time, whether to allocate resources and financial support to or pursue business opportunities or operational strategies through one Group or one or more of the other Groups, after consideration of such factors as it deems relevant.

    Notwithstanding the policies described above, determinations with respect to the transfer of funds from one Group to one of the other Groups would be made at the discretion of the Board, except to the extent that the Company is contractually obligated to make a transfer of funds to an entity included in a Group. Nothing in the foregoing policies (as opposed to any such contractual obligation) obligates the Board to cause a Group to provide funds to one of the other Groups if the Board determines that it is in the best interests of the Company not to do so.

    The above management and allocation policies could be modified or rescinded by the Board, in its sole discretion, without approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. The Board intends that any determination it might make to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of different classes or series of common stock, would be made by the Board considering the best interests of the Company and its shareholders.

    Any determinations made by the Board under any provision described above will be final and binding on all shareholders of the Company, except as may otherwise be required by law. Such a determination would not be binding only if it were established that the determination was made in breach of a fiduciary duty of the Board.

COMPARISON OF SHAREHOLDER'S RIGHTS UNDER IOWA AND DELAWARE LAW

    In addition to the differences in the charter documents described above, the rights of shareholders under Delaware law and the Restated Certificate and Bylaws of TDS Delaware will differ in a number of respects from the rights of shareholders under Iowa law and the Articles and the Bylaws of TDS Iowa. Although it is impracticable to compare all of the aspects in which the rights of the shareholders of TDS Iowa and TDS Delaware will differ, the following is a summary of significant differences, as well as similarities, in such rights.

    VOTING TRUST. The TDS Voting Trust, which became effective on June 30, 1989, provides by its terms that it will expire on June 30, 2009, unless extended. The TDS Voting Trust is presently governed by Iowa law. Under the current IBCA, a voting trust may not be established for more than ten years, unless extended. In connection with the Reincorporation, the TDS Voting Trust will be amended to be governed by Delaware law. After the Merger, it will be possible to amend the TDS Voting Trust to provide for a longer term or no expiration date since Delaware law does not have any limitation on the term of a voting trust. The trustees of the TDS Voting Trust have informed the Company that no decisions have been made with respect to the term thereof subsequent to the Merger. Although the Board was cognizant of this potential change, it was not one of the purposes of the Tracking Stock Proposal.

    BOARD OF DIRECTORS. Both Iowa and Delaware law permit the Board to be divided into up to three classes with staggered terms of office. Like the Articles, the Restated Certificate divides the Board into three classes, with staggered terms of office. Immediately after the Merger, the Board of TDS Delaware, like the Board of TDS Iowa, will consist of twelve members divided into three classes with terms of three years each. After the Merger, the Board of TDS Delaware will consist of the same persons who are directors of TDS Iowa at the time of the Merger. The initial terms of the directors of TDS Delaware will expire at the same time that the terms of such directors would have expired if the Reincorporation had not taken place.

    ELECTION OF DIRECTORS. Under Iowa law, the election of a director of TDS Iowa requires the affirmative vote of a majority of votes cast by Iowa Shares entitled to vote with respect to such matter. Iowa law provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. The Articles do not provide for cumulative voting in the election of directors.

    The election of a director of TDS Delaware will require the affirmative vote of a plurality of the voting power of the Delaware Shares present in person or represented by proxy at the meeting and entitled to vote on the election of such director. Under Delaware law, cumulative voting in the election of directors is not required unless provided in the certificate of incorporation. The Restated Certificate does not provide for cumulative voting.

    REMOVAL OF DIRECTORS. Under Iowa law, the shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. The Articles do not provide that directors may be removed only for cause. However, if a director of an Iowa corporation is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director.

    Under Delaware law, unless the certificate of incorporation provides otherwise, shareholders may remove directors of a corporation with a classified board only for cause. The Restated Certificate provides that directors may be removed with cause by a vote of holders of a majority of the voting power of shares entitled to vote in the election of such directors, and may be removed without cause only by a vote of holders of at least 80% of the voting power of the shares entitled to vote in the election of such directors.

    PERSONAL LIABILITY OF DIRECTORS. Both the IBCA and the DGCL permit corporations to adopt provisions in their certificates of incorporation to eliminate or limit the personal liability of corporate directors to the corporation or its shareholders for monetary damages for violations of their fiduciary duty. However, neither the Iowa statute nor the Delaware statute permits a corporation to eliminate or limit the liability of a director for any act or omission occurring before the effectiveness of the liability limitation provision and, thereafter, for any breach of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, for any transaction from which the director derived an improper personal benefit or for approving an unlawful distribution by the corporation.

    In order to continue to give the directors substantially the same protection as they presently have under Iowa law, the Restated Certificate contains the provisions permitted by Delaware law as described in the preceding paragraph, which are substantially the same as the provisions included in the Articles.

    MEETINGS OF SHAREHOLDERS. Under Iowa law, special meetings of the shareholders of certain corporations, including TDS, may be called by the board of directors, a person or persons so authorized by the articles of incorporation or bylaws, or by holders of at least fifty percent of the votes entitled to be cast on any issue proposed to be considered at the special meeting. The TDS Iowa Bylaws authorize the principal executive officer to call special meetings of shareholders. Under Delaware law, special meetings of the shareholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or the bylaws. The Delaware Bylaws will provide that special meetings of shareholders may be called by the Chairman or President, or by holders of at least fifty percent of the votes entitled to be cast thereat.

    SHAREHOLDER ACTION BY WRITTEN CONSENT. Under Iowa law, unless otherwise provided in the articles of incorporation, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or vote, if one or more written consents, describing the action taken, are signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted. The Iowa Articles do not modify this provision. In addition, prior notice of the action is not required, unless Iowa law requires that notice of any proposed action be given to shareholders not entitled to vote, in which case written notice must be given to all shareholders at least ten days before the action is taken.

    Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken or is required to be taken at any annual meeting or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if one or more written consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Restated Certificate does not limit the ability of shareholders to take action by consent. As a result, Delaware law may provide greater flexibility for TDS shareholders to take action by consent, subject to SEC and AMEX requirements.

    ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS. The Bylaws of TDS Iowa include an advance notice procedure for shareholders to make nominations of candidates for election to the board of directors or to bring other business before an annual meeting of shareholders of TDS Iowa. The Bylaws of TDS Delaware will contain a substantially similar provision.

    PROXIES. Under Iowa law, a proxy is not valid after eleven months from its date unless a longer period is expressly provided in the form of proxy. Under Delaware law, a proxy is not valid after three years from its date, unless such proxy provides for a longer period. However, the Delaware Bylaws provide that a proxy will not be valid after eleven months from its date unless such proxy provides for a longer period.

    PREEMPTIVE RIGHTS. Under Iowa law, the shareholders of a corporation do not have a preemptive right to acquire unissued shares of the corporation, except to the extent the articles of incorporation so provide. The Iowa Articles provide that the holders of Series A Common Shares have a preemptive right to acquire additional Series A Common Shares for cash.

    Delaware law provides that no shareholder has any preemptive right to subscribe to additional shares of stock unless and except to the extent that such right is expressly granted in the certificate of incorporation. The Restated Certificate provides that the holders of Series A Common Shares will have the same preemptive rights as are currently provided under the Iowa Articles.

    AMENDMENTS TO CHARTER. Unless the IBCA or the articles of incorporation require a greater vote or a vote by voting groups, an amendment to the Articles must be approved by the affirmative vote of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights and the affirmative vote of a majority of the votes cast for or opposing the action by every other voting group entitled to vote on the amendment. Under the IBCA, shareholders of a class of capital stock are entitled to vote as a separate class (even such shares are nonvoting) on a proposed amendment to the Articles if such amendment would: (i) increase or decrease the aggregate number of authorized shares of the class; (ii) effect an exchange or reclassification of all or part of the shares of the class into shares of another class; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of that class; (iv) change the designation, rights, preferences or limitations of all or part of the shares of the class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to, the shares of the class; (vii) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class; (viii) limit or deny an existing preemptive right of all or part of the shares of the class; or (ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class. As a result, in the case of an amendment to the Articles on any matter which falls into one of the foregoing categories, the holders of the Common Shares, Series A Common Shares and Preferred Shares, as the case may be, are entitled to vote as a class or voting group.

    Amendments to the Restated Certificate require the approval of the holders of a majority of the voting power of all outstanding Delaware Shares. In addition, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. As permitted by Delaware law, the Restated Certificate will permit the number of authorized shares of any class of capital stock to be increased or decreased (but not below the number of shares then outstanding in such class, respectively) by the affirmative vote of a majority of the voting power of the shares of capital stock entitled to vote with respect to matters other than the election of directors.

    SHARE EXCHANGES, MERGERS AND CONSOLIDATIONS. Iowa law permits share exchanges and mergers but does not provide for consolidations. In general, under Iowa law, unless the articles of incorporation require a greater vote or a vote by voting groups, a share exchange or merger must be approved by each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by the voting group. Separate voting by voting groups is required on a plan of merger if the plan contains a provision that, if contained in a proposed amendment to articles of incorporation, would require action by one or more separate voting groups on the proposed amendment and, on a plan of share exchange, by each class or series of shares included in the exchange, with each class or series constituting a separate voting group. Under Iowa law, action by the shareholders of the surviving corporation on a plan of merger is not required if all of the following apply: (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after; (iii) the number of shares entitled to vote unconditionally in the election of directors outstanding immediately after the merger, plus the number of such voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of such voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of shares entitled to participate without limitation in distributions outstanding immediately after the merger, plus the number of such participating shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of such participating shares outstanding immediately before the merger.

    Delaware law permits mergers and consolidations but does not provide for share exchanges as permitted by Iowa law. Under Delaware law, the approval of the holders of a majority of the voting power of the outstanding Delaware Shares entitled to vote with respect to such matter would be required to authorize mergers and consolidations. Unlike Iowa law, separate voting by class or voting group is not required for the approval of a merger under the DGCL. Under Delaware law, unless required by its certificate of incorporation, no vote of shareholders of the surviving corporation is necessary to approve a merger if all of the following apply: (i) the agreement of merger does not amend the certificate of incorporation of the surviving corporation; (ii) each share of stock of the surviving corporation outstanding immediately prior to the merger is to be an identical share of the surviving corporation after the merger; and
(iii) either no shares or securities convertible into shares of common stock of the surviving corporation are to be issued under the plan of merger, or the shares of the common stock of the surviving corporation to be issued under the plan of merger or upon conversion of any other securities to be issued under such plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the merger.

    SALES OF ASSETS. Under Iowa law, unless the articles of incorporation require a greater vote or a vote by voting groups, a sale of substantially all assets not in the ordinary course of business must be approved by a majority of all the votes entitled to be cast on the transaction.

    Under Delaware law, the approval of the holders of a majority of the voting power of the outstanding Delaware Shares entitled to vote with respect to such matter would be required to authorize the sale of all or substantially all of the property or assets of TDS Delaware.

    DISSOLUTIONS. Under Iowa law, unless the articles of incorporation require a greater vote or a vote by voting groups, a proposal to dissolve must be approved by a majority of all the votes entitled to be cast on that proposal.

    Under Delaware law, the approval of the holders of a majority of the voting power of the outstanding Delaware Shares entitled to vote with respect to such matter would be required to authorize a dissolution.

    APPRAISAL RIGHTS. Under Iowa law, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions: (i) consummation of a plan of merger to which the corporation is a party if either (a) shareholder approval is required for the merger under Iowa law or the articles of incorporation and the shareholder is entitled to vote on the merger or (b) the corporation is a subsidiary that is merged with its parent under the short-form merger provisions of Iowa law; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; (iv) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of (a) alters or abolishes a preferential right of the shares, (b) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or (v) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    Under Delaware law, appraisal rights will be generally available for the shares of any class of stock of TDS Delaware only in connection with a merger or consolidation, provided that no appraisal rights will be available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national securities exchange or a national market system or (ii) held of record by more than 2,000 shareholders. However, if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights will be available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange or a national market system or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. However, appraisal rights are not available if the corporation is the surviving corporation and no vote of its shareholders is required for the merger.

    ANTI-TAKEOVER LAW. The IBCA currently has a provision which restricts the completion of certain unsolicited or hostile business combinations. Under Iowa law, a corporation is prohibited from engaging in any "business combination" (which is broadly defined in the statute) with an "interested shareholder" (defined as a person beneficially owning 15% or more of a corporation's voting stock) for a period of three years following the time that such person became an interested shareholder unless: (i) before such person became an interested shareholder, the board of directors approved the transaction in which the shareholder became an interested shareholder; (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors and officers or employee stock ownership plans that do not provide for confidential voting by plan participants); or (iii) at or following the time such person became an interested shareholder, the business combination is approved by the board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested shareholder.

    Section 203 of the DGCL is substantially similar to the Iowa statute, as described above. However, as permitted by Delaware law, the Restated Certificate will provide that TDS Delaware elects not to be governed by such provision. Since Section 203 will not be applicable to TDS, it may be possible for a person to acquire the Series A Common Shares held by the TDS Voting Trust and to immediately complete a business combination with TDS, without complying with any of the exceptions to Section 203. The trustees of the TDS Voting Trust have advised the Company that they have no current plans or intentions of disposing of such Series A Common Shares.

    DIVIDENDS AND STOCK REPURCHASES. No distribution, including a purchase, redemption or other acquisition of the corporation's shares, may be made by an Iowa corporation if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

    A Delaware corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment may not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). Under Delaware law, a corporation may purchase or redeem shares of its own stock only when its capital is not impaired and such purchase or redemption would not cause any impairment of the capital of the corporation, except that a corporation may purchase or redeem out of capital any of its preferred shares if such shares will be retired upon their acquisition and the capital of the corporation will be reduced in accordance with Delaware law. Under Delaware law, a corporation may not purchase any of its redeemable shares for more than the price at which they may then be redeemed.

    TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS. Under Iowa law, a conflict of interest transaction is not voidable by the corporation solely because of the director's interest in the transaction if any one of the following is true: (i) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or committee authorized, approved or ratified the transaction; (ii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction; or (iii) the transaction was fair to the corporation. A conflict of interest transaction can be authorized, approved or ratified by the affirmative vote of a majority of the directors on the board of directors or on the committee, who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director. A conflict of interest transaction may also be authorized, approved or ratified if it receives the vote of a majority of the shares entitled to be counted under Iowa law. Shares owned or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity in which an interested director has an interest may not be counted in a vote of shareholders to determine whether to authorize, approve or ratify a conflict of interest transaction.

    Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or employees and those of its subsidiaries (including directors who are also officers or employees) without shareholder approval when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such contracts or transactions are neither void nor voidable if the material facts as to the director's or officer's interest are made known to the disinterested directors or the shareholders of the corporation, who thereafter approve the contract or transaction in good faith, or the contract or transaction is fair to the corporation as of the time it is approved or ratified by the board of directors, a committee thereof or the shareholders. Such a contract or transaction may be approved by only one disinterested director and all shares may be counted in a vote to approve such contract or transaction. As a result, TDS Delaware will have greater flexibility to approve contracts and other transactions with directors under Delaware law.

    BYLAWS. Under Iowa law, a corporation's board of directors may generally adopt, amend or repeal the corporation's bylaws unless the articles of incorporation reserve such power exclusively to the shareholders. The Iowa Articles do not reserve such power to the shareholders. As a result, the Company's Bylaws may be amended or repealed by the Board. Nevertheless, Iowa law provides further that a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

    Delaware law provides that the original bylaws of a corporation may be adopted, amended or repealed by the incorporators, by the initial directors if they were named in the certificate of incorporation or by the directors before a corporation has received any payment for any of its stock. After a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws is conferred on the shareholders entitled to vote, provided that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. Therefore, the Restated Certificate must expressly confer power upon the directors in order to permit the directors to amend or repeal the Bylaws of TDS Delaware. However, Delaware law provides that the fact that such power has been conferred upon the directors does not divest the shareholders of the power, nor limit their power, to adopt, amend or repeal bylaws. As a result, the Restated Certificate provides that, in furtherance and not in limitation of the powers conferred by Delaware law, the Board of TDS Delaware is expressly authorized to adopt, amend or repeal the Bylaws of TDS Delaware, subject to any specific limitations on such power provided by any Bylaws adopted by the shareholders. See "--Description of Restated Certificate of Incorporation of TDS Delaware."

    REDEMPTION TO PROTECT LICENSES. The DGCL expressly states that any stock of a corporation which holds (directly or indirectly) a license or franchise from a governmental agency to conduct its business or is a member of a national securities exchange, which license, franchise or membership is conditioned upon some or all of the holders of its stock possessing prescribed qualifications, may be made subject to redemption by the corporation to the extent necessary to prevent the loss of such license, franchise or membership or to reinstate it. The IBCA has no similar provisions. As permitted by Delaware law, the Restated Certificate includes a provision permitting the Company to redeem shares of capital stock (other than Series A Common Shares) to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency. See "--Description of Restated Certificate of Incorporation of TDS Delaware."

    INDEMNIFICATION. Under Iowa law, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director, against liability incurred in the proceeding if the individual acted in good faith and reasonably believed that the individual's conduct was in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the individual's conduct was unlawful. Nevertheless, a corporation may not indemnify a director in a derivative action (as defined below) in which the director was adjudged liable to the corporation, or in any other proceeding in which the director was adjudged liable, on the basis that a personal benefit was improperly received. Indemnification permitted in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

    Iowa law also provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who was wholly successful on the merits or otherwise against reasonable expenses incurred in defending the proceedings. Iowa law provides that a court may order indemnification if the court determines that a director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standard of conduct required or was adjudged liable, except that if the director or officer was adjudged liable, indemnification is limited to reasonable expenses incurred.

    Iowa law further permits a corporation to advance reasonable expenses incurred by a director, officer, employee or agent of a corporation if, among other things, such person undertakes to repay the advance if it is determined that such person did not meet the standard of conduct required for indemnification.

    An Iowa corporation may purchase and maintain insurance on individuals against liability arising from the individual's capacity as a director, officer, employee or agent, whether or not the corporation would have the power to indemnify that individual against the same liability. The Company has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

    The indemnification and advancement of expenses permitted by Iowa law is not exclusive of any other rights which a person may have under the articles of incorporation, bylaws, agreements or otherwise, provided that an Iowa corporation may not provide indemnification for any breach of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, for approving a distribution which was unlawful, or for any transaction from which the director derived an improper personal benefit.

    Under the DGCL, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

    Delaware law also provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

    Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

    The DGCL provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law. TDS Delaware will continue the existing directors' and officers' liabilities policy of TDS Iowa.

    The Restated Certificate provides that TDS Delaware shall indemnify directors and officers of TDS Delaware, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the DGCL, as more specifically provided in the Bylaws of TDS Delaware. See "--Description of Restated Certificate of Incorporation of TDS Delaware."

    CONSIDERATION OF COMMUNITY INTERESTS IN ACQUISITION PROPOSALS. Under Iowa law, in determining what is in the best interest of the corporation when considering a tender offer or proposal of acquisition, merger, consolidation or similar proposal, the board of directors may consider, in addition to considering the effects of any action on the shareholders, (i) the effects of the action on the corporation's employees, suppliers, creditors and customers;
(ii) the effects of the action on the communities in which the corporation operates and/or (iii) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. If, on the basis of such community interest factors, the board of directors determines that a proposal or offer to acquire or merge the corporation is not in the best interests of the corporation, it may reject the proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors has no obligation to facilitate, to remove any barriers to, or to refrain from impeding, the proposal or offer. Under Iowa law, the consideration of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the directors to the shareholders, or a group of shareholders, even if the directors reasonably determine that a community interest factor or factors outweigh the financial or other benefits to the corporation or a shareholder or group of shareholders. Delaware law has no similar provision. However, the Restated Certificate includes a provision which includes substantially the provisions included under Iowa law. See "--Description of Restated Certificate of Incorporation of TDS Delaware."

DISSENTING SHAREHOLDERS' RIGHTS

    Under Iowa law, all shareholders are entitled to assert dissenters' rights with respect to the Merger. However, even if the shareholders approve the Merger, the Board of TDS reserves the right not to effect the Merger if, in its sole determination, the number of dissenting shareholders is excessive so as to make the Merger inadvisable. In such event, the Tracking Stock Proposal would not be adopted and TDS would remain an Iowa corporation.

    The trustees of the TDS Voting Trust have advised the Company that they do not intend to exercise dissenters' rights with respect to the Merger. The TDS Voting Trust holds over 90% of the Series A Common Shares.

    A holder of Iowa Shares who dissents from the Merger and exercises dissenter's rights will be generally required to treat the difference between the tax basis of the Iowa Shares held by such shareholder and the amount received through the exercise of such appraisal rights as capital gain or loss, although depending on the holder's particular circumstances, the amount received through the exercise of such rights might be dividend income to the extent of TDS Iowa's current and accumulated earnings and profits.

    Any shareholder who wishes to assert dissenters' rights must (i) deliver to the Company before the vote on the actions proposed in this Proxy
Statement/Prospectus is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed actions are effectuated and (ii) not vote his or her shares in favor of the proposal entitling such shareholder to the fair value of his or her shares.

    Within ten days after the proposed corporate action is authorized by the shareholders, the Company must send a written dissenters' notice to each dissenting shareholder who has delivered to the Company written notice of the shareholder's intent to demand payment for such shareholder's shares and who has not voted his or her shares in favor of the proposal. The written dissenters' notice must (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, (ii) inform holders of uncertificated shares of the extent to which transfer of the shares will be restricted after the payment demand is received, (iii) supply a form for demanding payment that meets statutory requirements, (iv) set a date by which the Company must receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the Company delivered the written dissenters' notice to the dissenting shareholder and (v) be accompanied by a copy of the Iowa statute pertaining to dissenters' rights.

    Any shareholder sent a dissenters' notice must (i) demand payment, (ii) certify whether the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and (iii) deposit the shareholder's certificates in accordance with the terms of the notice. Except as otherwise required by law, as soon as the proposed action is taken by the Company, or upon receipt of a payment demand, whichever is later, the Company shall pay each dissenter who demanded payment the amount the Company estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment by the Company must be accompanied by (i) the Company's financial statements for the latest fiscal year, as well as the Company's latest available interim statements, (ii) a statement of the Company's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Iowa code section
490.1328 and (v) a copy of the IBCA section which sets forth the procedure to be followed by a shareholder in the event that such shareholder is dissatisfied with the Company's payment or offer.

    A dissenter may notify the Company within 30 days of the Company's offer for payment for the dissenter's shares in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate less any payment made by the Company or reject the Company's previously made offer and demand payment of the fair value of the dissenter's shares and interest due if (i) the dissenter believes that the amount paid or offered by the Company is less than the fair value of the dissenter's shares or that the interest due was incorrectly calculated, (ii) the Company fails to make payment within 60 days of the date set for demanding payment or (iii) the Company, having failed to take the proposed action, does not return deposited certificates or uncertificated shares within 60 days after the date set for demanding payment.

    If the Company and any dissenting shareholder are unable to agree on a fair value for such dissenting shareholder's shares, the Company shall commence a proceeding in the district court of Wapello County, Iowa asking for a judicial determination of the fair value of such shares and accrued interest. Such proceeding must be commenced by the Company within 60 days after receiving the dissenter's demand for payment of the dissenter's estimated fair value of such dissenter's shares. The Company shall notify all dissenters and make such dissenters, whether or not residents of the State of Iowa, whose demands remain unsettled, parties to the proceeding. Each dissenter made a party to the proceeding is generally entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the Company.

    The foregoing description of the rights of dissenting shareholders is qualified in its entirety by reference to the applicable provisions of the IBCA attached as EXHIBIT E to this Proxy Statement/Prospectus, which the shareholders are encouraged to carefully review.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material United States federal income tax consequences of the Merger and the Distribution. The discussion does not address all aspects of federal taxation that may be relevant to particular shareholders of the Company, and it may not be applicable to shareholders who, for federal income tax purposes, are subject to special tax treatment, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities or tax-exempt organizations or to shareholders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. The discussion does not address the effect of any applicable state, local or foreign laws or any federal tax laws other than those pertaining to the income tax. EACH SHAREHOLDER OF THE COMPANY SHOULD CONSULT SUCH SHAREHOLDER'S OWN

TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER AND THE DISTRIBUTION.

    The discussion is based on the Internal Revenue Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to shareholders of the Company discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger and at the time of the Distribution, including certain representations made or to be made by the Company and others. This discussion assumes that shareholders of the Company hold their Preferred Shares, Series A Common Shares and Common Shares of the Company as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and, except as specifically discussed below, assumes that such shareholders will not exercise appraisal rights as described above under "Dissenting Shareholders' Rights."

    THE MERGER. In the opinion of Sidley & Austin, counsel to the Company, for United States federal income tax purposes:

         (i) The Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Internal Revenue Code, and the Company and TDS Delaware will each be a party to the reorganization;

        (ii) no gain or loss will be recognized by the Company or TDS Delaware as a result of the Merger;

        (iii) no gain or loss will be recognized by the shareholders of the Company upon the conversion of their Preferred Shares, Series A Common Shares and Common Shares of the Company into Preferred Shares, Series A Common Shares and Common Shares of TDS Delaware, respectively, pursuant to the Merger;

        (iv) the aggregate tax bases of the Preferred Shares, Series A Common Shares and Common Shares of TDS Delaware received in exchange for Preferred Shares, Series A Common Shares and Common Shares of the Company, respectively, pursuant to the Merger will be the same as the aggregate tax bases of such Preferred Shares, Series A Common Shares and Common Shares of the Company, respectively; and

        (v) the holding periods for Preferred Shares, Series A Common Shares and Common Shares of TDS Delaware issued in exchange for Preferred Shares, Series A Common Shares and Common Shares of the Company, respectively, pursuant to the Merger will include the holder's holding periods for such Preferred Shares, Series A Common Shares and Common Shares of the Company, respectively.

    A shareholder of the Company who exercises appraisal rights as described above under "Dissenting Shareholders' Rights" should, in general, treat the difference between the tax basis of the Preferred Shares, the Series A Common Shares and Common Shares of the Company held by such shareholder with respect to which such rights are exercised and the amount received through the exercise of such rights other than any interest awarded by a court with respect to such rights as capital gain or loss for federal income tax purposes although, depending on the shareholder's particular circumstances, the amount received through the exercise of such rights other than any interest awarded by a court with respect to such rights might be treated for federal income tax purposes as dividend income. Any interest awarded by a court to a shareholder of TDS Iowa with respect to exercised appraisal rights generally will be includable in such shareholder's income as ordinary income.

    A shareholder of the Company that, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (a "Non-U.S. Shareholder") generally will not be subject to federal income tax (by withholding or otherwise) on any gain realized on the receipt of Preferred Shares, Series A Common Shares or Common Shares of TDS Delaware in exchange for Series A Common Shares or Common Shares of the Company pursuant to the Merger.

    THE DISTRIBUTION. In the opinion of Sidley & Austin, counsel to the Company, for United States federal income tax purposes:

         (i) the Distribution will not result in income, gain or loss to the Company;

        (ii) the Distribution will not result in income, gain or loss to any shareholder of the Company, except with respect to cash, if any, received in lieu of fractional Cellular Group Shares, Telecom Group Shares or Aerial Group Shares;

        (iii) a shareholder's tax basis for Series A Common Shares prior to the Distribution will be allocated after the Distribution among such shareholder's Series A Common Shares and Cellular Group Shares, Telecom

    Group Shares and Aerial Group Shares (including fractional shares, if any, for which cash is received) received in the Distribution (pursuant to a deemed exchange for Series A Common Shares) in proportion to their relative fair market values at the time of the Distribution;

        (iv) a shareholder's tax basis for Common Shares prior to the Distribution will be allocated after the Distribution among such shareholder's Common Shares and Cellular Group Shares, Telecom Group Shares and Aerial Group Shares (including fractional shares, if any, for which cash is received) received in the Distribution (pursuant to a deemed exchange for Common Shares) in proportion to their relative fair market values at the time of the Distribution;

        (v) a shareholder's holding period for Cellular Group Shares, Telecom Group Shares and Aerial Group Shares received in the Distribution (pursuant to a deemed exchange for Series A Common Shares) will include such shareholder's holding period for the Series A Common Shares deemed surrendered therefor;

        (vi) a shareholder's holding period for Cellular Group Shares, Telecom Group Shares and Aerial Group Shares received in the Distribution (pursuant to a deemed exchange for Common Shares) will include such shareholder's holding period for the Common Shares deemed surrendered therefor;

       (vii) a shareholder who receives cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between such shareholder's basis in the fractional share (determined under clause (iii) or (iv) above) and the amount of cash received; and

       (viii) neither Cellular Group Shares, Telecom Group Shares nor Aerial Group Shares will be "section 306 stock" within the meaning of the Internal Revenue Code.

    The Internal Revenue Service (the "Service") announced in 1987 that it was studying and would not issue advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but the dividend rights of which are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In 1995 the Service withdrew such stock from its list of matters under consideration and reiterated that it would not issue advance rulings regarding such stock. There are no court decisions or other authorities that bear directly on transactions similar to the Distribution. It is possible, therefore, that the Service could assert that the Cellular Group Shares, Telecom Group Shares and Aerial Group Shares represent property other than stock of the Company. If such shares were treated as property other than stock of the Company, the Company or its subsidiaries (i) would recognize a significant taxable gain on the Distribution of the Cellular Group Shares, Telecom Group Shares and Aerial Group Shares in an amount equal to the excess of the fair market value of such stock over its federal income tax basis to the Company or its subsidiaries and (ii) the Company could lose its ability to file consolidated federal income tax returns with U.S. Cellular, TDS Telecom and Aerial (one consequence being that dividends paid or deemed to be paid by U.S. Cellular, TDS Telecom or Aerial to the Company would be taxable to the Company, subject to any applicable dividends received deduction). Furthermore, the receipt of Cellular Group Shares, Telecom Group Shares or Aerial Group Shares by a shareholder of the Company might be treated as a fully taxable dividend to such shareholder in an amount equal to the fair market value of such stock (subject, in the case of shareholders of the Company that are corporations, to any applicable dividends received deduction). As indicated above, however, it is the opinion of counsel that the Service would not prevail in any such assertion.

    Dividend payments received by a Non-U.S. Shareholder of Cellular Group Shares, Telecom Group Shares or Aerial Group Shares with respect to such shares will be subject to the withholding of United States federal income tax in the same manner as dividends received by such Non-U.S. Shareholder on Series A Common Shares and Common Shares. A Non-U.S. Shareholder will generally be subject to federal income tax on any gain realized on the taxable sale or exchange of Cellular Group Shares, Telecom Group Shares or Aerial Group Shares if (i) the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Shareholder within the United States, (ii) the gain is derived from sources within the United States and the Non-U.S. Shareholder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of such sale or exchange, (iii) the Non-U.S. Shareholder is subject to tax pursuant to the provisions of federal tax law applicable to certain United States expatriates, or (iv) the Company is a "United States real property holding corporation" under the Foreign Investment in Real Property Tax Act of 1980 and the Non-U.S. Shareholder has owned, directly or indirectly, more than five percent of the value of all outstanding shares of the Tracking Group in question at any time during the five-year period ending at the time of the sale or exchange. The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not determined or established whether it will be a United States real property holding corporation in the future.

    Certain non-corporate holders of Cellular Group Shares, Telecom Group Shares or Aerial Group Shares might be subject to backup withholding at a rate of 31% on the payment of dividends on such stock. Backup withholding will apply only if the shareholder (i) fails to furnish his, her or its Taxpayer Identification Number ("TIN") which, for an individual, is his or her Social Security number,
(ii) furnishes an incorrect TIN, (iii) is notified by the Service that he, she or it has failed properly to report payments of interest or dividends, or (iv) under certain circumstances, fails to certify under penalties of perjury that he, she or it has furnished a correct TIN and has not been notified by the Service that he, she or it is subject to backup withholding for failure to report payments of interest or dividends. Shareholders should consult their tax advisors regarding their qualifications for a tax exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a holder of Cellular Group Shares, Telecom Group Shares or Aerial Group Shares will be allowed as a credit against such shareholder's federal income tax liability and may entitle such shareholder to a refund, provided that the required information is furnished to the Service.

    The foregoing is for general information only. Shareholders should consult their own tax advisors as to the federal, state, local and foreign tax consequences of the Merger and the Distribution and of the holding of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares.

SECURITIES LAW CONSEQUENCES OF THE MERGER

    The Company has been advised by counsel that shareholders who hold Iowa Shares which may be sold without registration under the Securities Act of 1933, as amended (the "Securities Act") before the Merger will have, after the Merger, Delaware Shares which may be sold without registration under the Securities Act. Shareholders holding restricted Iowa Shares, and affiliates of TDS Delaware (as defined in the Securities Act), will have Delaware Shares which are subject to the same restrictions on transfer as those to which their Iowa Shares are presently subject. For purposes of computing compliance with the holding period requirements of Rule 144 under the Securities Act, shareholders will be deemed to have acquired their Delaware Shares on the date they acquired their Iowa Shares.

    Cellular Group Shares, Telecom Group Shares and Aerial Group Shares received in the Distribution, other than any shares received by affiliates of TDS within the meaning of the Securities Act, may be offered for sale and sold without registration under the Securities Act in the same manner as the Common Shares or Series A Common Shares with respect to which they were distributed. Holders of restricted shares and affiliates of TDS, as defined in the Securities Act, including the TDS Voting Trust, will continue to be subject to the restrictions specified in Rule 144 under the Securities Act with respect to shares of Tracking Stock received in the Distribution.

    Executive officers, directors and holders of more than 10% of any class of registered equity securities of the Company will continue to be subject to the short-swing profit prohibitions and reporting obligations contained in Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as is the case presently with respect to the Common Shares, and the Series A Common Shares since they can be converted into Common Shares. Furthermore, because the Cellular Group Shares, Telecom Group Shares, Aerial Group Shares and Special Common Shares would be entitled to vote in the election of directors, holders of Cellular Group Shares, Telecom Group Shares, Aerial Group Shares and any issued Special Common Shares will be subject to Section 13(d) of the Exchange Act and the rules thereunder, which generally require public disclosure of acquisitions of more than five percent of a class of voting equity securities that is registered under the Exchange Act. Common Shares (and Series A Common Shares, since they are convertible into Common Shares) will continue to be subject to
Section 13(d). Persons or groups who are not now subject to the requirements of
Section 16 or 13(d) may, after the Distribution, become subject to such requirements with respect to the ownership of Cellular Group Shares, Telecom Group Shares, Aerial Group Shares or Special Common Shares, if and when issued.

    After the Merger, TDS Delaware will continue to be a publicly held company and its Common Shares, Cellular Group Shares, Telecom Group Shares and Aerial Group Shares will be registered under the Exchange Act with the SEC. TDS Delaware will file periodic reports and other documents with the SEC and provide to its shareholders the same types of information that TDS Iowa has previously filed and provided, as well as additional financial and other information related to the Groups.

LISTING ON THE AMEX

    The Common Shares of TDS Iowa are listed on the AMEX under the symbol "TDS" and the Common Shares of TDS Delaware as the surviving company will continue to be listed on the AMEX immediately following the Merger under the symbol "TDS." Application is also being made to list each of the Tracking Stocks on the AMEX.

STOCK TRANSFER AGENT AND REGISTRAR

    The Harris Trust and Savings Bank will continue to act as transfer agent and registrar for the Preferred Shares, Common Shares and Series A Common Shares and will also act as transfer agent for shares of Tracking Stock upon issuance thereof.

ACCOUNTING TREATMENT

    For financial reporting purposes, the historical financial statements and accounts of TDS Iowa will be carried forward to TDS Delaware as a result of the Merger. The financial statements of TDS appearing elsewhere in this Proxy Statement/Prospectus have been restated to reflect the effects of the Tracking Stock Proposal.

REGULATORY APPROVALS AND CONSENTS

    The Merger requires the consent of, or notice to, the FCC, several state utility regulatory commissions and certain other third parties. The Merger is expected to be consummated as soon as practicable after shareholder approval and following receipt of all regulatory approvals and other consents which are necessary for the transfer of all material licenses, permits or franchises or other rights of the Company and its subsidiaries. Due to the fact that the Merger simply represents a change in the Company's state of incorporation rather than a change in control of the Company, it is expected that the Company will duly receive all necessary regulatory approvals and other consents. However, the Board reserves the right to abandon the Merger if, in the judgment of the Board, circumstances arise which make proceeding with the Merger inadvisable, such as the imposition of unacceptable conditions to the receipt of such approvals or consents.

DIVIDEND REINVESTMENT PLANS

    The Company's Common Share Automatic Dividend Reinvestment and Stock Purchase Plan ("Common Share DRIP") and the Series A Common Share Automatic Dividend Reinvestment Plan ("Series A DRIP") will be adopted and continued by TDS Delaware on the effective date of the Merger. Shareholders then participating in such plans will automatically become participants in the corresponding TDS Delaware plans. TDS Delaware will adopt a similar dividend reinvestment plan for the holders of Telecom Group Shares ("Telecom DRIP") since the Board intends to pay dividends on the Telecom Group Shares. Shareholders participating in the Common Share DRIP or the Series A DRIP at the time of the Distribution will automatically become participants in the Telecom DRIP with respect to the Telecom Group Shares distributed to participants of such plans. Since the Board does not currently intend to pay dividends on the Cellular Group Shares or the Aerial Group Shares, no dividend reinvestment plans for such shares are expected to be adopted at this time. However, TDS Delaware has requested the Transfer Agent to create a bookkeeping entry facility for the Cellular Group Shares and the Aerial Group Shares so that Shareholders participating in the Common Share DRIP or the Series A DRIP will not be required to take possession of certificates for such shares received in the Distribution with respect to shares distributed under the Common Share DRIP or the Series A DRIP. Accordingly, shareholders receiving shares of Tracking Stock in the Distribution with respect to shares held in the Common Share DRIP or the Series A DRIP will automatically have all whole and fractional Telecom Group Shares credited to the Telecom DRIP and will have all whole and fractional Cellular Group Shares and Aerial Group Shares credited in bookkeeping entry form. Shareholders will be permitted to receive certificates representing whole shares plus cash in lieu of fractional shares at any time after the Distribution upon request to the Transfer Agent.

EMPLOYEE BENEFIT PLANS

    The Company's 1996 Employee Stock Purchase Plan, 1988 Stock Option and Stock Appreciation Rights Plan, 1994 Long-Term Incentive Plan and certain Stock Option and Appreciation Rights Agreements were previously approved by shareholders. Each such TDS benefit plan and agreement, as amended, as well as all other employee benefit plans and agreements of TDS Iowa, will be assumed and adopted by TDS Delaware upon the effectiveness of the Merger. Approval of the Tracking Stock Proposal will also constitute approval by the shareholders of the adoption of such plans and agreements by TDS Delaware, including all shares reserved for issuance thereunder. In connection with the Merger, Shareholders are also being asked to approve the amendment and adjustment of certain of such plans and agreements to reflect the effects of the Tracking Stock Proposal and the Distribution, and to adopt a new plan which will permit the grant of stock awards relating to shares of Tracking Stock. See "Proposal 2" and "Proposal 3."

CERTAIN DEFINITIONS

    As used in this Proxy Statement/Prospectus, unless the context requires otherwise, the following terms have the meanings specified below:

    "ADJUSTED OUTSTANDING INTEREST FRACTION," as of any date, means, with respect to a particular class of Tracking Stock, a fraction the numerator of which is the aggregate number of shares of such class of Tracking Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of outstanding shares, (b) the Number of Shares Issuable with Respect to Retained Interest for such class of Tracking Stock as of such date,
(c) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest by all other Tracking Groups in such Tracking Stock, if any, and (d) the Number of Shares Issuable to Third Parties with respect to such Tracking Stock.

    "ADJUSTMENT DATE," means the date which is ten Trading Days before the record date for each annual meeting of shareholders of the Company.

    "AERIAL" means Aerial Communications, Inc., a Delaware corporation.

    "AERIAL GROUP" means, as of any date that any shares of Aerial Group Shares have been issued and continue to be outstanding: (a) the interest of the Company or of any of its subsidiaries in Aerial and its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their businesses, assets and liabilities, (b) all businesses, assets and liabilities of the Company or any of its subsidiaries to the extent attributed to the Aerial Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of Aerial or its subsidiaries (or a successor as described in clause (a) of this sentence), (c) all businesses, assets and liabilities contributed or otherwise transferred to the Aerial Group from the TDS Group or any of the other Tracking Groups, (d) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the Aerial Group, as determined by the Board, (e) a proportionate undivided interest in each and every business, asset and liability attributed to another Tracking Group equal to the Inter-Group Interest Fraction, if any, of the Aerial Group in such other Tracking Group and (f) such adjustments to the foregoing as may be contemplated by the Restated Certificate or which may be determined in good faith by the Board.

    "AERIAL MERGER" means the proposed merger between Aerial and a wholly-owned subsidiary of TDS pursuant to which Aerial Group Shares would be issued in exchange for all outstanding Common Shares of Aerial not owned by TDS and Aerial would become a wholly-owned subsidiary of TDS.

    "AFFECTED TRACKING GROUP" means a Tracking Group which is affected by a Disposition of all or substantially all of its assets, as provided under "--Disposition of Assets of Tracking Group."

    "AFFECTED TRACKING STOCK" means a class of Tracking Stock which is affected by a Disposition of all or substantially all of the assets of the related Group, as provided under "--Disposition of Assets of Tracking Group."

    "AMEX" means the American Stock Exchange.

    "AVAILABLE DIVIDEND AMOUNT," as of any date, means, with respect to any Tracking Group, the product of the Outstanding Interest Fraction of such Tracking Group and either (a) the excess of (i) an amount equal to the total assets of such Tracking Group less the total liabilities (not including preferred stock) of such Tracking Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of such class of Tracking Stock and each class or series of Preferred Shares or Undesignated Shares attributed to such Tracking Group or (b) in case there is no such excess, an amount equal to Company Earnings (Losses) attributable to such Tracking Group (if positive) for the fiscal year in which such date occurs and/ or the preceding fiscal year. The Available Dividend Amount is intended to be similar to an amount equal to the product of the Outstanding Interest Fraction and the amount that would be legally available for the payment of dividends on shares of Tracking Stock under Delaware law if the related Tracking Group were a separate Delaware corporation. The "Available Dividend Amount" as of any date, means, with respect to the TDS Group, the greater of (x) the amount of all surplus (as defined in the DGCL) of the Company or, if there is no surplus, the net profits (as contemplated by the DGCL) of the Company for the fiscal year in which such date occurs and/or the preceding fiscal year (if positive), less the sum of the Available Dividend Amounts of all of the Tracking Groups, or (y) an amount equal to the sum of the Retained Interest Available Dividend Amounts (if positive) with respect to all of the Tracking Groups, plus, without duplication, either (a) the excess of (i) an amount equal to the total assets of the TDS Group less the total liabilities (not including preferred stock) of the TDS Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding Series A Common Shares, Common Shares and any issued Special Common Shares, and each class or series of Preferred Shares or Undesignated Shares attributed to the TDS Group or (b) in case there is no such excess, an amount equal to Company Earnings (Losses) attributable to the TDS Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

    "BOARD" means the Board of Directors of the Company.

    "CELLULAR GROUP" means, as of any date that any shares of Cellular Group Shares have been issued and continue to be outstanding: (a) the interest of the Company or of any of its subsidiaries in U.S. Cellular and its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective businesses, assets and liabilities,
(b) all businesses, assets and liabilities of the Company or any of its subsidiaries to the extent attributed to the Cellular Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of U.S. Cellular or any of its subsidiaries (or a successor as described in clause (a) of this sentence), (c) all businesses, assets and liabilities contributed or otherwise transferred to the Cellular Group from the TDS Group or any of the other Tracking Groups, (d) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the Cellular Group, as determined by the Board, (e) a proportionate undivided interest in each and every business, asset and liability attributed to another Tracking Group equal to the Inter-Group Interest Fraction, if any, of the Cellular Group in such other Tracking Group and (f) such adjustments to the foregoing as may be contemplated by the Restated Certificate or which may be determined in good faith by the Board.

    "COMMITTED ACQUISITION SHARES" as of any date, means (a) Common Shares that the Company had, prior to such date, agreed to issue in connection with acquisitions, but as of such date had not been issued, and (b) Common Shares that are issuable upon conversion, exercise or exchange of Convertible Securities that the Company had, prior to such date, agreed to issue in connection with acquisitions, but as of such date had not been issued, in each case including obligations of the Company to issue Cellular Group Shares, Telecom Group Shares and Aerial Group Shares as a result of the Distribution pursuant to anti-dilution provisions in the acquisition agreements providing for the issuance of Common Shares or Convertible Securities which are convertible into or exercisable or exchangeable for Common Shares, without duplication of any Common Shares issuable upon conversion, exercise or exchange of Convertible Securities.

    "COMMON SHARES" means the Common Shares, par value $1.00 per share, of TDS Iowa, which will be converted into Common Shares, par value $.01 per share, of TDS Delaware in the Merger.

    "COMMON STOCK" means shares of capital stock of the Company designated as common stock, including Series A Common Shares, Common Shares, Special Common Shares, Cellular Group Shares, Telecom Group Shares and Aerial Group Shares.

    "COMPANY" means Telephone and Data Systems, Inc., an Iowa corporation, and unless the context requires otherwise, its successor, Telephone and Data Systems, Inc., a Delaware Corporation.

    "COMPANY EARNINGS (LOSS)" for any period, with respect to any Group, means the net earnings or loss of such Group for such period determined on a basis consistent with the determination of the net earnings or loss of such Group for such period as presented in the combined financial statements of such Group for such period, including income and expenses of the Company attributed to the operations of such Group on a substantially consistent basis, including without limitation, corporate, general and administrative costs, net interest and income taxes.

    "CONVERTED TRACKING STOCK" means a class of Tracking Stock which has been selected for conversion by the Company as provided under "--Optional Conversion by the Company."

    "CONVERTIBLE SECURITIES" means any securities of the Company, including preferred stock, options and other rights (other than common stock), that are convertible into, exchangeable for or evidence the right to purchase any shares of any series of common stock, whether upon conversion, exercise or exchange, pursuant to anti-dilution provisions of such securities or otherwise.

    "DGCL" means the Delaware General Corporation Law.

    "DISPOSITION" means the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise) of all or substantially all of the properties or assets of a Tracking Group, as described under "--Disposition of Assets of a Tracking Group."

    "DISTRIBUTION" means the contemplated distribution of all or any part of the Cellular Group Shares, Telecom Group Shares and/or Aerial Group Shares to be made to the holders of Common Shares and Series A Shares, as described in this Proxy Statement/Prospectus.

    "FAIR VALUE OF NET PROCEEDS" means, as of any date, with respect to any Disposition of any of the business, assets and liabilities of a Tracking Group, an amount, if any, equal to the fair value of the gross proceeds of such Disposition less any payment of, or reasonable provision for, (a) any taxes related to the Disposition or in respect of any resulting dividend or redemption, including deferred taxes, but not including any deductions or other offsets which may be available to the Company which are not attributed to such Tracking Group, (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, that Tracking Group, including, without limitation, obligations with respect to committed acquisitions and Convertible Securities attributed to the Tracking Group, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments, and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of Preferred Shares attributed to such Tracking Group (without duplication). For purposes of this definition, any businesses, assets and liabilities of the affected Tracking Group which the Board determines to retain after such Disposition shall be deemed to constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise). To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board shall determine the fair value of such securities or property, including for the purpose of determining comparable value thereof if the Board determines to pay a dividend or redemption price in cash or securities or other property as provided under the terms of the Tracking Stock.

    "GROUP" means the Aerial Group, the Cellular Group, the Telecom Group and the TDS Group and any other Group so designated by the Board.

    "IBCA" means the Iowa Business Corporation Act.

    "INTER-GROUP INTEREST," as of any date, means that part of the Company's equity interest in a Tracking Group which is retained (or subsequently acquired) by the Company and attributed to a Group other than the TDS Group.

    "INTER-GROUP INTEREST FRACTION," as of any date, with respect to any Investor Group, means a fraction the numerator of which is the Number of Shares Issuable with Respect to Inter-Group Interest in an Issuer Group by such Investor Group as of such date, and the denominator of which is the sum of (a) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest in such Issuer Group by all Investor Groups as of such date, (b) the aggregate number of shares of Tracking Stock of such Issuer Group outstanding as of such date and (c) the Number of Shares Issuable with Respect to Retained Interest in such Issuer Group as of such date.

    "ISSUER GROUP" means a Tracking Group in which there is an Inter-Group Interest by an Investor Group.

    "INVESTOR GROUP" means a Tracking Group which holds an Inter-Group Interest in an Issuer Group.

    "LIQUIDATION UNIT" means the number or fraction associated with each share of common stock which determines the proportionate amount of assets such share is entitled to upon the liquidation, dissolution or winding-up of the Company as described under "--Description of Restated Certificate of Incorporation of TDS Delaware-- Liquidation Rights."

    "MARKET CAPITALIZATION" of any class or series of capital stock of the Company on any Trading Day means the product of (a) the Market Value of one share of such class or series on such Trading Day and (b) the number of shares of such class or series outstanding on such Trading Day.

    "MARKET VALUE" of a share of any class or series of capital stock of the Company on any day means the average of the high and low reported sale prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the American Stock Exchange or such other national securities exchange or the Nasdaq National Market on which such class or series is listed, or if the shares of such class or series are not quoted on the American Stock Exchange or any other national securities exchange or the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board; provided, that if the Special Common Shares or Series A Common Shares are not trading on a national securities exchange or the Nasdaq National Market, and if bid and asked prices are not available for the Special Common Shares or the Series A Common Shares, the Market Value of a Special Common Share or a Series A Common Share, as applicable, shall be deemed to be the same as a Common Share for purposes of determining Market Value under "Description of Terms of Tracking Stock--Voting Rights,--Dispositions of Assets of a Tracking Group,--Conversion at Option of the Company and--Liquidation"; and provided further, that for purposes of determining Market Values under "Description of Terms of Tracking Stock--Voting Rights,--Disposition of Assets of a Tracking Group,--Conversion at Option of the Company and-- Liquidation," (a) the "Market Value" of a share of any series of common stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of common stock will be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board and (b) the "Market Value" of a share of any series of common stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of common stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of common stock in shares of such series of common stock, will be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

    "MERGER" means the proposed merger of TDS Iowa with and into TDS Delaware, with TDS Delaware as the surviving corporation, pursuant to which the Company would be reincorporated from Iowa to Delaware.

    "MERGER AGREEMENT" means the Agreement and Plan of Merger between TDS Iowa and TDS Delaware, with respect to the Merger.

    "NUMBER OF SHARES ISSUABLE WITH RESPECT TO INTER-GROUP INTEREST" means, with respect to any Tracking Group (for purposes of this definition, the "Issuer Group"), the number of Issuer Group Shares (the "Issuer Group Shares") which are attributed to, and that could be issued or sold by the Company for the benefit of, another Tracking Group (for purposes of this definition, the "Investor Group"). Initially, the Number of Shares Issuable with Respect to Inter-Group Interest in each Tracking Group shall be zero, and shall from time to time thereafter, as applicable, be:

        (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Issuer Group Shares and dividends or distributions of Issuer Group Shares to the holders thereof and other reclassifications of the Issuer Group Shares;

        (b) decreased (but not to less than zero) by (i) the aggregate number of Issuer Group Shares issued or sold by the Company, for cash, securities or other property, the proceeds of which are attributed to the Investor Group,
    (ii) the aggregate number of Issuer Group Shares issued or delivered upon conversion, exercise or exchange of Convertible Securities (other than Pre-Distribution Convertible Securities), the proceeds of which are attributed to the Investor Group, (iii) the aggregate number of Issuer Group Shares issued or delivered by the Company as a dividend or distribution to holders of shares of the Investor Group, (iv) the aggregate number of Issuer Group Shares issued or delivered upon the conversion, exercise or exchange of any Convertible Securities (other than Pre-Distribution Convertible Securities) issued or delivered by the Company as a dividend or distribution or by reclassification or exchange to holders of shares of the Investor Group, and (v) the aggregate number of Issuer Group Shares (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board) of assets or properties attributed to the Issuer Group that are transferred from the Issuer Group to the Investor Group in consideration of a reduction in the Number of Shares Issuable with Respect to Inter-Group Interest by the Investor Group in the Issuer Group, divided by the Market Value of one Issuer Group Share as of the date of such transfer;

        (c) increased by (i) the aggregate number of any Issuer Group Shares which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the Investor Group and (ii) a number (rounded, if necessary, to the nearest whole number) equal to the fair value (as determined by the Board) of assets or properties theretofore attributed to the Investor Group that are contributed to the Issuer Group in consideration of an increase in the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group by the Investor Group, divided by the Market Value of one Issuer Group Share as of the date of such contribution; and

        (d) adjusted as may be appropriate to reflect other transactions between the Issuer Group and the Investor Group, as determined in good faith by the Board.

        Whenever a change in the Number of Shares Issuable with Respect to Inter-Group Interest with respect to any Group occurs, the Company shall prepare and file a statement of such change with the Secretary of the Company.

    "NUMBER OF SHARES ISSUABLE WITH RESPECT TO RETAINED INTEREST" means the number of shares of a class of Tracking Stock of a Tracking Group (for purposes of this definition, the "Issuer Group") that are attributed to, and could be issued or sold by the Company for the account of, the TDS Group in respect of a Retained Interest by the TDS Group in such Issuer Group. The Number of Shares Issuable with Respect to Retained Interest shall initially be determined by the Board, and shall from time to time thereafter, as applicable, be:

        (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Issuer Group Shares, and dividends or distributions of Issuer Group Shares to the holders thereof and other reclassifications of Issuer Group Shares;

        (b) decreased (but not to less than zero) by (i) the aggregate number of Issuer Group Shares issued or sold by the Company, for cash, securities or other property, the proceeds of which are attributed to the TDS Group, (ii) the aggregate number of Issuer Group Shares issued or delivered upon conversion, exercise or exchange of Convertible Securities (including Pre-Distribution Convertible Securities), the proceeds of which are attributed to the TDS Group, (iii) the aggregate number of Issuer Group Shares issued or delivered by the Company as a dividend or distribution to holders of Common Shares, Series A Shares or Special Common Shares, (iv) the aggregate number of Issuer Group Shares issued or delivered upon the conversion, exercise or exchange of any Convertible Securities issued or delivered by the Company as a dividend or distribution or by reclassification or exchange to holders of shares of Common Shares, Series A Shares or Special Common Shares, and (v) the aggregate number of Issuer Group Shares (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board) of assets or properties attributed to the Issuer Group that are transferred from the Issuer Group to the TDS Group in consideration of a reduction in the Number of Shares Issuable with Respect to Retained Interest in the Issuer Group, divided by the Market Value of one Issuer Group Share as of the date of such transfer;

        (c) increased by (i) the aggregate number of any Issuer Group Shares which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TDS Group and (ii) a number (rounded, if necessary, to the nearest whole number) equal to the fair value (as determined by the Board) of assets or properties theretofore attributed to the TDS Group that are contributed to the Issuer Group in consideration of an increase in the Number of Shares Issuable with Respect to Retained Interest in the Issuer Group, divided by the Market Value of one Issuer Group Share as of the date of such contribution; and

        (d) adjusted as may be appropriate to reflect other transactions between the Issuer Group and the TDS Group, as determined in good faith by the Board.

        Whenever a change in the Number of Shares Issuable with Respect to Retained Interest in any Tracking Group occurs, the Company shall prepare and file a statement of such change with the Secretary of the Company.

    "NUMBER OF SHARES ISSUABLE TO THIRD PARTIES" means, as of any date, the number of shares of any class of common stock which represent Shares Issuable to Third Parties, as may be determined in good faith by the Board, considering any relevant factors, including whether the holders of Convertible Securities would receive an economic benefit from the conversion, exercise or exchange of such Convertible Securities which exceeds the economic cost thereof, or the economic benefit of not converting, exercising or exchanging such Convertible Securities.

    "OUTSTANDING INTEREST," as of any date, means, with respect to any class of Tracking Stock, that part of the Company's interest in a Tracking Group which is represented by outstanding shares of such Tracking Stock.

    "OUTSTANDING INTEREST FRACTION," as of any date, shall mean, with respect to any class of Tracking Stock, a fraction the numerator of which is the aggregate number of shares of such class of Tracking Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares, (b) the Number of Shares Issuable with Respect to Retained Interest of such class of Tracking Stock as of such date and (c) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest by all other Tracking Groups in such Tracking Stock, if any.

    "PRE-DISTRIBUTION CONVERTIBLE SECURITIES" means Convertible Securities that are outstanding on the record date for the Distribution and are, prior to such date, convertible into or exercisable or exchangeable for either Common Shares or Series A Common Shares, assuming the record date for the Distribution of Cellular Group Shares, Telecom Group Shares and Aerial Group shares is the same date. If the record date for any such shares is not the same date, the Board shall determine which Convertible Securities issued after the first record date relating to any part of the Distribution shall represent Pre-Distribution Convertible Securities.

    "PREFERRED SHARES" means the Preferred Shares, without par value per share, of TDS Iowa, which will be converted into Preferred Shares, par value $.01 per share, of TDS Delaware in the Merger.

    "QUALIFYING SUBSIDIARY" or "QUALIFYING SUBSIDIARIES" means a Subsidiary or Subsidiaries of the Company (a) in which (i) the Company's ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Company's interest in such Subsidiary to the holders of common stock of the Company that is tax-free to such holders or (ii) the Company owns, directly or indirectly, all of the issued and outstanding capital stock and (b) which currently or at any time in the future hold(s) all of the assets and liabilities attributed to a Tracking Group.

    "RELATED BUSINESS TRANSACTION" means any Disposition of all or substantially all of the properties and assets of a Tracking Group in which the Company receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of such Tracking Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of such Tracking Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Tracking Group prior to such Disposition, as determined in good faith by the Board.

    "RESTATED CERTIFICATE" means the Restated Certificate of Incorporation of TDS Delaware.

    "RETAINED INTEREST," as of any date, means that part of the Company's equity interest in a Tracking Group, which is retained (or subsequently acquired) by the Company and attributed to the TDS Group for the benefit of the Common Shares, Series A Common Shares and any issued Special Common Shares.

    "RETAINED INTEREST AVAILABLE DIVIDEND AMOUNT," as of any date, means, with respect to any Tracking Group, the product of (a) a fraction, the numerator of which is the Retained Interest Fraction and the denominator of which is the Outstanding Interest Fraction with respect to such Tracking Group multiplied by
(b) the Available Dividend Amount of such Tracking Group.

    "RETAINED INTEREST FRACTION," as of any date, means, with respect to any class of Tracking Stock, a fraction the numerator of which is the Number of Shares Issuable with Respect to Retained Interest of such class of Tracking Stock as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to Retained Interest as of such date, (b) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest by all other Tracking Groups in such Tracking Stock, if any, and (c) the aggregate number of shares of such class of Tracking Stock outstanding as of such date.

    "SERIES A COMMON SHARES" means the Series A Common Shares, par value $1.00 per share, of TDS Iowa, which will be converted into Series A Common Shares, par value $.01 per share, of TDS Delaware in the Merger.

    "SHARES ISSUABLE TO THIRD PARTIES" means, as of any date, shares of any class of common stock which are issuable (a) as Committed Acquisition Shares,
(b) pursuant to the conversion, exercise or exchange of Convertible Securities or (c) otherwise.

    "SUBSIDIARY" means, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

    "TDS" or "TDS IOWA" means Telephone and Data Systems, Inc., an Iowa corporation.

    "TDS DELAWARE" means Telephone and Data Systems, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

    "TDS GROUP" means, as of any date that any shares of any class of Tracking Stock have been issued and continue to be outstanding: (a) the interest of the Company and all of its subsidiaries, (including any successors thereto by merger, consolidation or sale of all or substantially all of its assets) and their respective businesses, assets and liabilities, other than (except as provided in clause (e) of this definition) the interest of the Company and its subsidiaries in Aerial and its subsidiaries, TDS Telecom and its subsidiaries, U.S. Cellular and its subsidiaries, and any other subsidiaries attributed by the Board to a Group other than the TDS Group (including any successors thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective businesses, assets and liabilities; (b) all businesses, assets and liabilities of the Company or any of its subsidiaries to the extent attributed to the TDS Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of the TDS Group or any of its subsidiaries (or a successor as described in clause (a) of this sentence); (c) all businesses, assets and liabilities contributed or otherwise transferred to the TDS Group from any of the Tracking Groups; (d) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the TDS Group, as determined by the Board; (e) a proportionate undivided interest in each and every business, asset and liability attributed to a Tracking Group equal to the Retained Interest Fraction of the TDS Group in such other Tracking Group; and (f) such other businesses, assets and liabilities and such adjustments to the foregoing as may be contemplated hereby or which may be approved by the Board.

    "TDS GROUP SHARES" means the Series A Common Shares, Common Shares and any issued Special Common Shares of the Company and any other shares designated as TDS Group Shares by the Board.

    "TDS TELECOM" means TDS Telecommunications Corporation, a Delaware corporation.

    "TDS VOTING TRUST" means the voting trust which expires June 30, 2009, that controls a majority of the voting power of TDS in the election of directors and all other matters.

    "TELECOM GROUP" means, as of any date that any shares of Telecom Group Stock have been issued and continue to be outstanding: (a) the interest of the Company or of any of its subsidiaries in TDS Telecom, and its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective businesses, assets and liabilities, (b) all businesses, assets and liabilities of the Company or any of its subsidiaries to the extent attributed to the Telecom Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of TDS Telecom or any of its subsidiaries (or a successor as described in clause (a) of this sentence), (c) all businesses, assets and liabilities contributed or otherwise transferred to the Telecom Group from the TDS Group or any other Tracking Group, (d) the interest of the Company or any of its subsidiaries in the businesses, assets and liabilities acquired by the Company or any of its subsidiaries for the Telecom Group, as determined by the Board, (e) a proportionate undivided interest in each and every business, asset and liability attributed to another Tracking Group equal to the Inter-Group Interest Fraction, if any, of the Telecom Group in such other Tracking Group and (f) such adjustments to the foregoing as may be contemplated by the Restated Certificate or which may be determined in good faith by the Board.

    "TRACKING GROUP" means the Aerial Group, the Cellular Group and the Telecom Group, and any other business group designated as a Tracking Group by the Board.

    "TRACKING STOCK" means the Aerial Group Shares, the Cellular Group Shares and the Telecom Group Shares, and any other shares of capital stock of the Company which the Board designates as Tracking Stock.

    "TRACKING STOCK PROPOSAL" means the proposal to reincorporate the Company from Iowa to Delaware and to authorize a capital structure which will permit the issuance of shares of Tracking Stock.

    "TRADING DAY" means each weekday other than a day on which the relevant class of common stock of the Company is not traded on any national securities exchange or quoted on the Nasdaq National Market or on the over-the-counter market.

    "TRANSACTIONS" means the Aerial Merger, the Distribution, the Telecom Public Offering and the U.S. Cellular Merger.

    "UNDESIGNATED SHARES" means the Undesignated Shares, par value $.01 per share, of TDS Delaware to be authorized by the Restated Certificate.

    "U.S. CELLULAR" means United States Cellular Corporation, a Delaware corporation.

    "U.S. CELLULAR MERGER" means the proposed merger between U.S. Cellular and a wholly-owned subsidiary of TDS pursuant to which Cellular Group Shares would be issued in exchange for all outstanding Common Shares of U.S. Cellular not owned by TDS and U.S. Cellular would become a wholly-owned subsidiary of TDS.

                                   PROPOSAL 2
                AMENDMENT AND ADJUSTMENT OF EMPLOYEE STOCK PLANS

    Subject to the approval of the Tracking Stock Proposal by the shareholders, the Board of Directors recommends approval of amendments and adjustments to the Company's employee stock plans and a stock option agreement (the "Existing Plans") to conform the Existing Plans to the changes in the Company's capital structure being made by the Tracking Stock Proposal. The amendments and adjustments to the Existing Plans would provide that options and stock appreciation rights granted under the Existing Plans would be adjusted so that, as a result of the Distribution, participants who are entitled to acquire one Common Share pursuant to the Existing Plans will be entitled to acquire one Common Share and such number or fraction of shares of Tracking Stock as were distributed with respect to each Common Share (the "Distribution Ratio") at the original exercise price. In order to permit the issuance of Tracking Stock pursuant to the Existing Plans, it is also necessary to authorize a proportionate amount of Tracking Stock for the Existing Plans. Accordingly, in the event of the Distribution, shares of Tracking Stock will be authorized under the Existing Plans in an amount equal to the number of unissued Common Shares authorized under the Existing Plans times the Distribution Ratio. The amendments and adjustments to the Existing Plans will not make any changes to the terms of the Existing Plans except to authorize the issuance of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares in addition to the Common Shares previously authorized.

    The following table shows the number of Common Shares currently reserved for issuance under the Existing Plans, and the number of Cellular Group Shares, Telecom Group Shares and Aerial Group Shares proposed to be authorized for issuance pursuant to the Existing Plans based on the expected Distribution Ratio for such shares.

                                                                                 CURRENTLY
                                                                                AUTHORIZED
                                                                                    BUT         PROPOSED TO BE AUTHORIZED
                                                                                 UNISSUED    -------------------------------
                                                                                -----------  CELLULAR    TELECOM    AERIAL
                                                                                  COMMON       GROUP      GROUP      GROUP
                                                                                  SHARES      SHARES     SHARES     SHARES
                                                                                -----------  ---------  ---------  ---------
1994 Long-Term Incentive Plan:
  Issuable....................................................................     396,776     396,776    264,517    264,517
  Authorized..................................................................     400,625     400,625    267,084    267,084
                                                                                -----------  ---------  ---------  ---------
    Subtotal..................................................................     797,401     797,401    531,601    531,601
Issuable Pursuant to 1988 Stock Option and Stock Appreciation Rights Plan.....     124,250     124,250     82,833     82,833
Issuable Pursuant to Stock Option Agreement...................................      54,000      54,000     36,000     36,000
                                                                                -----------  ---------  ---------  ---------
    Total.....................................................................     975,651     975,651    650,434    650,434
                                                                                -----------  ---------  ---------  ---------
                                                                                -----------  ---------  ---------  ---------
Distribution Ratio                                                                                   1        2/3        2/3

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS AND ADJUSTMENTS TO THE EMPLOYEE STOCK PLANS AND AGREEMENTS.

                                   PROPOSAL 3
                   APPROVAL OF 1998 LONG-TERM INCENTIVE PLAN

    Subject to the approval by shareholders of the Tracking Stock Proposal and the effectiveness of the merger of TDS Iowa into TDS Delaware, the Board has determined that it is in the best interest of the Company and the shareholders to approve the Telephone and Data Systems, Inc. 1998 Long-Term Incentive Plan (the "Plan"). The purposes of the Plan are (i) to align the interests of the shareholders of the Company and selected employees of the Company and certain of its affiliates who receive awards under the Plan by increasing the interest of such employees in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining key executive and management employees of the Company and certain of its affiliates, and (iii) to motivate such employees to act in the long-term best interests of the Company's shareholders The Plan was adopted by the Board of Directors on December 17, 1997.

DESCRIPTION OF THE PLAN

    GENERAL. Under the Plan, the Company may grant incentive stock options ("ISOs") and nonqualified options, stock appreciation rights ("SARs"), bonus stock awards which are vested upon grant, stock awards which may be subject to a restriction period or specified performance measures or both, performance shares and Employer match awards for deferred bonus payments, as described below. A total of 2,000,000 Common Shares, 3,200,000 Aerial Communications Group Common Shares, 3,600,000 United States Cellular Group Common Shares and 2,500,000 TDS Telecommunications Group Common Shares (collectively, "Plan Stock") have been reserved for issuance under the Plan, subject to adjustment in the event of a stock split, stock dividend or other changes in capital structure. No grants may be made under the Plan after ten years after its effective date. Certain employees of the Company and of affiliates of the Company who are selected by the Committee are eligible to participate in the Plan. The maximum number of shares of Plan Stock with respect to which options, SARs, bonus stock awards, stock awards and performance shares may be granted during any three-calendar year period to any participant in the Plan is 500,000.

    ADMINISTRATION. The Plan is administered by a committee (the "Committee") made up of two or more members of the Board of Directors, each of whom may be an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the Plan, the Committee is authorized to select employees for participation in the Plan and to determine the form, amount and timing of each grant of an award and, if applicable, the number of shares of Plan Stock subject to each award granted thereunder, the purchase price or base price per share of Plan Stock upon the exercise of the award, the time and conditions of exercise or settlement of the award, and all other terms and conditions of such award. The Committee may establish performance measures that must be attained (i) during a performance period in order for an employee eligible to participate in the Plan to be granted a performance stock option, (ii) during the applicable restriction period or performance period as a condition to the award recipient's receipt of shares of Plan Stock subject to the award in the case of a restricted stock award or receipt of shares of Plan Stock or cash in the case of performance share award, or (iii) as a condition to exercisability of all or a portion of an option or SAR. The performance measures are one or more of the following: the attainment by a share of stock of a specified fair market value for a specified period of time, earnings per share, return on equity, return on capital, earnings on investments, cash flows, revenues, sales, costs, market share, attainment of cost reduction goals, customer count, attainment of business efficiency measures (I.E., cost per gross or net customer addition, revenue per customer, customer turnover rate, ratios of employees to volume measures of business, and population in licensed or operating markets), financing costs, ratios of capital spending and investment to volume of business measures and customer satisfaction survey results. In the case of an option or SAR granted at fair market value on the date of grant, such performance measures also may include the attainment of individual performance objectives, or any other criteria and objectives established by the Committee or any combination thereof.

    The Committee may delegate some or all of its power and authority under the Plan to the Chairman of the Board and Chief Executive Officer or other executive officer of the Company as it deems appropriate; provided, however, that such Committee may not delegate its power and authority regarding (A) the selection for participation in the Plan of (i) the Chief Executive Officer of the Company (or any employee who is acting in such capacity), one of the four highest compensated officers of the Company (other than the Chief Executive Officer), or any other person deemed to be a "covered employee" within the meaning of section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the exercise period of the option to be granted to such employee, or (ii) an officer or other person subject to section 16 of the Exchange Act, or (B) decisions concerning the timing, pricing or number of shares subject to an award granted to such an employee, officer or other person who is, or who in the Committee's judgment is likely to be, a covered employee.

    EFFECTIVE DATE, TERMINATION AND AMENDMENT. The Plan will become effective as of the effective date of the merger of TDS Iowa into TDS Delaware and will terminate ten years thereafter, unless terminated earlier by the Board of Directors. The Board of Directors generally may amend the Plan at any time except that, without the approval of the shareholders of the Company, no amendment may, among other things, (i) increase the number of shares of any class of Plan Stock available under the Plan, or (ii) reduce the minimum purchase price of a share of Plan Stock subject to an option or base price of an SAR.

    EMPLOYEE STOCK OPTIONS. The Plan provides for the grant of ISOs and nonqualified stock, and that the Committee will determine the exercise period and the purchase price of shares of Plan Stock at the time of grant, provided that the purchase price per shares of Plan Stock subject to an ISO is not less than 100% of the fair market value of such shares of stock on the date of grant. The exercise of an option entitles the optionee thereof to receive (subject to withholding tax) whole shares of Plan Stock (which may be restricted stock). The aggregate fair market value (determined as of the date the option is granted) of the stock with respect to which ISOs are exercisable for the first time by the optionee in any calendar year (under the Plan and any other incentive stock option plan of the Company) may not exceed $100,000. ISOs granted under the Plan may not be exercised after ten years from the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, the exercise price of any ISOs granted under the Plan may not be less than 110% of the fair market value of the stock on the date of grant, and the exercise period may not exceed five years from the date of grant. ISOs granted under the Plan are not transferable other than pursuant to a beneficiary designation effective on the award recipient's death. Nonqualified options granted under the Plan are not transferable by the optionee other than (a) pursuant to a beneficiary designation effective on the award recipient's death,
(b) pursuant to a court order entered in connection with a dissolution of marriage or child support, or (c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the agreement evidencing the grant of such award, by transfer to a permitted transferee (determined under the terms of the Plan). All stock options will become immediately exercisable upon certain changes of control of the Company.

    STOCK APPRECIATION RIGHTS. The Plan provides for the grant of SARs. The number of shares of Plan Stock subject to an SAR, the period for the exercise of an SAR, the base price of an SAR and any performance measures applicable to an SAR will be determined by the Committee, provided that the base price per share of Plan Stock subject to an SAR shall not be less than 100% of the fair market value of a share of stock on the date of grant. The exercise of an SAR entitles the holder thereof to receive (subject to withholding taxes) whole shares of Plan Stock (which may be restricted stock), cash or a combination thereof with a value equal to the difference between the fair market value of the stock on the exercise date and the base price of the SAR, multiplied by the number of shares of Plan Stock with respect to which such SAR is issued. SARs granted under the Plan are not transferable by the award recipient other than (a) pursuant to a beneficiary designation effective on the award recipient's death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support or (c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the agreement evidencing the grant of such award, by transfer to a permitted transferee (determined under the terms of the Plan). All SARs will become immediately exercisable upon certain changes of control of the Company.

    BONUS STOCK AND RESTRICTED STOCK AWARDS. The Plan provides for the grant of bonus stock awards, which are vested upon grant. The Plan also provides for stock awards which may be subject to a restriction period ("restricted stock"). An award of restricted stock may be subject to specified performance measures for the applicable restriction period. The terms of restricted stock, the restriction period and any performance measures will be determined by the Committee. Shares of restricted stock will be subject to forfeiture if the holder does not remain continuously in the employment of the Company or any affiliate or during the restriction period or, if the restricted stock is subject to performance measures, if such performance measures are not attained during the restriction period. Stock awards granted under the Plan are not transferable by the award recipient other than (a) pursuant to a beneficiary designation effective on the award recipient's death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support or
(c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the agreement evidencing the grant of such award, by transfer to a permitted transferee (determined under the terms of the Plan). Subject to the change in control provisions of the Plan and unless otherwise specified in the agreement with respect to a particular restricted stock award, (i) in the event of a termination of employment by reason of disability, retirement after age 65, resignation with prior consent of the board of directors of the award recipient's employer or death, any applicable restriction period will terminate and any applicable performance measures will be deemed satisfied at the target level and (ii) in the event of a termination of employment for any other reason, the portion of a restricted stock award which is then subject to a restriction period will be forfeited and canceled. All restriction periods applicable to restricted stock awards will lapse and any performance measures will be deemed satisfied at the target level upon certain changes of control of the Company.

    PERFORMANCE SHARE AWARDS. The Plan provides for the grant of performance share awards. Each performance share is a right, contingent upon the attainment of performance measures within a specified performance period, to receive shares of Plan Stock, which may be a restricted stock, or the fair market value of such shares in cash or a combination thereof, as specified by the agreement evidencing the award. The number of shares of Plan Stock subject to a performance award, the applicable performance measures and performance period, and the terms of a performance share award will be determined by the Committee. If the specified performance measures are not attained during the applicable performance period, then the award recipient forfeits all rights to receive the shares of Plan Stock subject to the performance share award. Performance share awards granted under the Plan are not transferable by the award recipient other than (a) pursuant to a beneficiary designation effective on the award recipient's death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support or (c) to the extent permitted under
(i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the agreement evidencing the grant of such award, by transfer to a permitted transferee (determined under the terms of the Plan). Subject to the change in control provisions of the Plan and unless otherwise specified in the agreement with respect to a performance share award,
(i) in the event of a termination of employment by reason of disability, retirement after age 65, resignation with prior consent of the board of directors of the award recipient's employer or death, any applicable performance period will terminate and any applicable performance measures will be deemed satisfied at the target level and (ii) in the event of a termination of employment for any other reason, the portion of a performance share award which is then subject to a performance period will be forfeited and canceled. All performance periods applicable to performance share awards will lapse and any performance measures will be deemed satisfied at the target level upon certain changes of control of the Company.

    EMPLOYER MATCH AWARDS. The Plan permits an employee selected by the Committee to elect to defer all or a portion of his annual bonus under the Plan to a deferred compensation account, provided, however, that the amount subject to such deferral election with respect to any year shall not exceed $250,000. If a selected employee elects to defer all or a portion of his annual bonus under the Plan, an Employer match award will be allocated to the employee's deferred compensation account in an amount equal to a percentage specified by the Committee of the employee's deferred annual bonus amount, provided that such percentage shall not exceed 33 1/3%. An employee will be fully vested in the deferred bonus amounts credited to his deferred compensation account. One-third of the Employer match awards credited to the employee's deferred compensation account shall become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of the Company or an affiliate on such date and the amount credited to his deferred compensation account has not been distributed before such date. An employee's deferred compensation account will be deemed to be invested in phantom shares of the class of Plan Stock which reflects the performance of his employer at the time the employee earned the annual bonus. An employee will receive an amount equal to his vested deferred compensation account balance when he terminates employment with the Company and all of its affiliates, provided, however, that an employee may elect to receive all or a portion of his deferred annual bonus, any related vested Employer match awards and all deemed investment earnings on such amounts at an earlier date if (i) such election is made at the time the employee elects to defer the bonus amount and (ii) such earlier date is at least two years after the date of his deferral election. In addition, the Committee may approve a distribution of all or a portion of an employee's vested deferred compensation account in the event of an unforeseeable emergency causing severe financial hardship. Amounts credited to an employee's deferred compensation account under the Plan are not transferable by the award recipient other than (a) pursuant to a beneficiary designation effective on the award recipient's death or (b) pursuant to a court order entered in connection with a dissolution of marriage or child support. Subject to the change in control provisions of the Plan and unless otherwise specified in the agreement with respect to an Employer match award, (i) in the event of a termination of employment by reason of disability, retirement after age 65, resignation with prior consent of the board of directors of the award recipient's employer or death, any Employer match award will become vested and
(ii) in the event of a termination of employment for any other reason, any unvested Employer match award will be forfeited. All Employer match awards will become fully vested upon certain changes of control of the Company.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the U.S. federal income tax consequences of awards made under the Plan.

    STOCK OPTIONS. An award recipient will not recognize any income upon the grant of a stock option. An award recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction. An award recipient will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for the longer of two years from the date the option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such two or one year periods, then in the year of such disposition the award recipient generally will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the exercise price, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

    SARS. An award recipient will not recognize any taxable income upon the grant of an SAR. An award recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of an SAR equal to the fair market value of any unrestricted shares of Plan Stock delivered and the amount of cash paid by the Company upon such exercise, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies. If restricted stock is delivered upon exercise of an SAR, the tax consequences associated with such restricted stock shall be determined in accordance with the section below titled "Restricted Stock".

    BONUS STOCK. An award recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding) in respect of an award of shares of bonus stock at the time such shares are awarded in an amount equal to the then fair market value of such shares and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

    RESTRICTED STOCK. An award recipient will not recognize taxable income at the time of an award of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the award recipient makes an election to be taxed at the time restricted stock is granted. If such election is made, the award recipient will recognize compensation taxable as ordinary income at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the award recipient will recognize compensation taxable as ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the award recipient, except to the extent the limit of Section 162(m) of the Code applies. In addition, an award recipient receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize taxable compensation (subject to income tax withholding), rather than dividend income, in an amount equal to the dividends paid, and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

    PERFORMANCE SHARES. An award recipient will not recognize taxable income upon the grant of performance shares and the Company will not be entitled to a tax deduction at such time. Upon the settlement of performance shares in the form of unrestricted shares of Plan Stock or cash or a combination of both, the award recipient will recognize compensation taxable as ordinary income (and subject to income tax withholding) in an amount equal to the fair market value of any shares delivered and any cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the limit of
Section 162(m) of the Code applies. Upon the settlement of performance shares in the form of restricted stock, the tax consequences associated with such restricted stock shall be determined in accordance with the immediately preceding section titled "Restricted Stock".

    DEFERRAL OF ANNUAL BONUS AMOUNT AND EMPLOYER MATCH AWARD. An award recipient will not recognize taxable income (i) on any annual bonus amount which he elects not to receive currently by deferring such amount into a deferred compensation account or (ii) upon the grant of an Employer match award, and the Company will not be entitled to a tax deduction at such time. At the time the award recipient receive a distribution from his deferred compensation account, the award recipient will recognize the distributed amount as compensation taxable as ordinary income (and subject to income tax withholding), and the Company will be entitled to a corresponding deduction, except to the extent the limit of Section 162(m) of the Code applies.

    AWARDS GRANTED TO EXECUTIVES, EMPLOYEES AND EMPLOYEE GROUPS. No awards have been made under the Plan. It is anticipated that nonqualified stock option awards will be granted in 1998 to certain executives and employees of the Company based on the achievement of certain individual performance measures in 1997. It is also anticipated that Employer match awards will be made to executives' and employees' deferred compensation accounts as described above.

        BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth at December 31, 1997, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned by each director and nominee for director of the Company, by the principal executive officer and the other four most highly compensated executive officers and by all directors and executive officers as a group.

                                                                                          AMOUNT AND
                                                                                           NATURE OF
                NAME OF INDIVIDUAL OR                                                     BENEFICIAL      PERCENT OF
              NUMBER OF PERSONS IN GROUP                        TITLE OF CLASS           OWNERSHIP(1)        CLASS
------------------------------------------------------  ------------------------------  ---------------  -------------
LeRoy T. Carlson, Jr.,
Walter C.D. Carlson,
Letitia G.C. Carlson,
Donald C. Nebergall and
Melanie J. Heald(2)...................................          Series A Common Shares                              %

LeRoy T. Carlson, Jr.,
C. Theodore Herbert and
Michael G. Hron(3)....................................  Common Shares                                               %
                                                                Series A Common Shares                              %

LeRoy T. Carlson, Jr.,
C. Theodore Herbert and
Michael G. Hron(4)....................................  Common Shares                                               %

LeRoy T. Carlson(5)...................................  Common Shares                                               %
                                                                Series A Common Shares                              %

LeRoy T. Carlson, Jr. (6)(12).........................  Common Shares                                               %

Walter C.D. Carlson(7)................................  Common Shares                                               %

Letitia G.C. Carlson(8)...............................  Common Shares                                               %

Murray L. Swanson(9)(12)..............................  Common Shares                                               %
                                                                Series A Common Shares                              %

Rudolph E. Hornacek(10)...............................  Common Shares                                               %
                                                                Series A Common Shares                              %

James Barr III(12)....................................  Common Shares                                               %

Donald C. Nebergall(11)...............................  Common Shares                                               %

Donald R. Brown(12)...................................  Common Shares                                               %
                                                                Series A Common Shares                              %

Herbert S. Wander.....................................                --                                            %

George W. Off.........................................                --                                            %

Martin L. Solomon.....................................  Common Shares                                               %

H. Donald Nelson......................................  Common Shares                                               %
                                                                Series A Common Shares                              %

Donald W. Warkentin...................................  Common Shares                                               %

All directors and executive officers as a group (
persons)(12)..........................................  Common Shares                                               %
                                                                Series A Common Shares                              %


                NAME OF INDIVIDUAL OR                   PERCENT OF VOTING
              NUMBER OF PERSONS IN GROUP                      POWER
------------------------------------------------------  -----------------
LeRoy T. Carlson, Jr.,
Walter C.D. Carlson,
Letitia G.C. Carlson,
Donald C. Nebergall and
Melanie J. Heald(2)...................................               %
LeRoy T. Carlson, Jr.,
C. Theodore Herbert and
Michael G. Hron(3)....................................               %
                                                                     %
LeRoy T. Carlson, Jr.,
C. Theodore Herbert and
Michael G. Hron(4)....................................               %
LeRoy T. Carlson(5)...................................               %
                                                                     %
LeRoy T. Carlson, Jr. (6)(12).........................               %
Walter C.D. Carlson(7)................................               %
Letitia G.C. Carlson(8)...............................               %
Murray L. Swanson(9)(12)..............................               %
                                                                     %
Rudolph E. Hornacek(10)...............................               %
                                                                     %
James Barr III(12)....................................               %
Donald C. Nebergall(11)...............................               %
Donald R. Brown(12)...................................               %
                                                                     %
Herbert S. Wander.....................................               %
George W. Off.........................................               %
Martin L. Solomon.....................................               %
H. Donald Nelson......................................               %
                                                                     %
Donald W. Warkentin...................................               %
All directors and executive officers as a group (
persons)(12)..........................................               %
                                                                     %

------------

*   Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate longstanding relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C.D. Carlson, Prudence
    E. Carlson, Letitia G.C. Carlson (children of LeRoy T. Carlson and Margaret
    D. Carlson) and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(3) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Employees' Pension Trust I.

(4) Voting and investment control with respect to Company-match shares is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not
    include      shares acquired by trust employee contributions which are voted by plan participants.

(5) Includes      Series A Common Shares held by Mr. Carlson's wife. Mr. Carlson
    disclaims beneficial ownership of such shares. Does not include      Series
    A Common Shares held for the benefit of LeRoy T. Carlson,      Series A
    Common Shares held for the benefit of Mr. Carlson's wife or      Series A
    Common Shares held for the benefit of certain grandchildren of Mr. Carlson
    (an aggregate of      shares, or    % of class) in the voting trust
    described in footnote (2). Beneficial ownership is disclaimed as to Series A Common Shares held for the benefit of his wife and grandchildren in such voting trust.

(6) Does not include      Series A Common Shares (   % of class) held in the
    voting trust described in footnote (2), of which      shares are held for
    the benefit of LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with
    respect to an aggregate of      Series A Common Shares held for the benefit
    of his wife, his children and others in such voting trust.

(7) Does not include      Series A Common Shares (   % of class) held in the
    voting trust described in footnote (2), of which      shares are held for
    the benefit of Walter C.D. Carlson. Beneficial ownership is disclaimed with
    respect to an aggregate of      Series A Common Shares held for the benefit
    of his wife and children in such voting trust.

(8) Does not include      Series A Common Shares (  % of class) held in the
    voting trust described in footnote (2), of which      shares are held for
    the benefit of Letitia G.C. Carlson. Beneficial ownership is disclaimed with
    respect to an aggregate of      Series A Common Shares held for the benefit
    of her husband and child in such voting trust.

(9) Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(10) Includes Series A Common Shares held as custodian for his children.

(11) Does not include      Series A Common Shares (  % of class) held as trustee
    under trusts for the benefit of the heirs of LeRoy T. and Margaret D.
    Carlson and an educational institution, or      Series A Common Shares held
    for the benefit of Donald C. Nebergall, which are included in the voting trust described in footnote (2).

(12) Includes the following number of Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within 60 days: Mr. LeRoy T. Carlson,
         shares; Mr. LeRoy T. Carlson, Jr.,      shares; Mr. Swanson,
    shares; Mr. Barr,      shares; Mr. Hornacek,      shares; Mr. Warkentin,
         shares; all other executive officers,      shares; and all directors
    and officers as a group,      shares.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

    In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of December 31, 1997, information regarding each person who is known to the Company to beneficially own more than 5% of any class of voting securities of TDS, based on publicly available information and the Company's stock records as of such date. The nature of beneficial ownership in this table is sole voting and investment power except as otherwise set forth in footnotes thereto.

 SHAREHOLDER'S NAME AND                              SHARES OF     PERCENT OF    PERCENT OF VOTING
         ADDRESS               TITLE OF CLASS       CLASS OWNED       CLASS            POWER
-------------------------  ----------------------  -------------  -------------  -----------------
The Equitable Companies
 Inc.(1)
 787 Seventh Avenue
 New York, New York 10019           Common Shares                            %                %
Franklin Mutual Advisers,
 Inc. (2)
 51 John F. Kennedy
 Parkway
 Short Hills, New Jersey
 07078                              Common Shares                            %                %
The Capital Group
 Companies, Inc.(3)
 333 South Hope Street
 Los Angeles, California
 90071                              Common Shares                            %                %
Massachusetts Financial
 Services Company (4)
 500 Boylston Street
 Boston, Massachusetts
 02116                              Common Shares                            %                %
Merrill, Lynch, Pierce,
 Fenner & Smith, Inc.
 Post Office Box 2658
 Jersey City, New Jersey
 07303                           Preferred Shares                            %                %
William and Betty
 McDaniel
 160 Stowell Road
 Salkum, Washington 98582        Preferred Shares                            %                %
Roland G. and Bette B.
 Nehring
 5253 North Dromedary
 Road
 Phoenix, Arizona 85018          Preferred Shares                            %                %
The Peterson Revocable
 Living Trust
 Kenneth M. & Audrey M.
 Peterson, Trustees
 108 Avocado Lane
 Weslaco, Texas 78596            Preferred Shares                            %                %
Regional Operations
 Group, Inc.
 312 South 3rd Street
 Minneapolis, Minnesota
 55440                           Preferred Shares                            %                %

------------

*   Less than 1%

(1) Based on the most recent Schedule 13G (Amendment No.   ) filed with the SEC.
    Includes shares held by the following affiliates: The Equitable Life
    Assurance Society of the United States--     shares; Alliance Capital
    Management, L.P.--     shares; Wood, Struthers & Winthrop Management
    Corp.--     shares; and Donaldson Lufkin & Jenrette Securities
    Corporation--     shares. In such Schedule 13G, Equitable reported sole
    voting power with respect to      shares, shared voting power with respect
    to      shares, sole dispositive power with respect to      shares and
    shared dispositive power with respect to      shares. Alpha Assurance
    I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies, Inc.

(2) Based on the most recent Schedule 13D filed with the SEC (Amendment No.   ).
    Such Schedule 13D reports that Franklin Mutual Advisers, Inc. exercised sole voting and investment power with respect to all such shares. Such Schedule 13D is also filed on behalf of Franklin Resources, Inc., the parent holding company of Franklin Mutual Advisers, Inc., and by Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of such parent holding company. Subsequent to February 28, 1998, Franklin Mutual Advisers, Inc. filed an amendment to such Schedule 13D to report, among other things, that
    an advisory contract with one of its advisory clients who owned      Common
    Shares terminated as of March 10, 1997.

(3) Based on a Schedule 13G filed with the SEC. Such Schedule 13G reported that Capital Guardian Trust Company, Capital Research and Management Company and Capital International S.A., subsidiaries of The Capital Group, Inc.,
    exercised sole voting and investment discretion with respect to      and
         shares, respectively. Beneficial ownership was disclaimed with respect to all such shares.

(4) Based on a Schedule 13G filed with the SEC. Such Schedule 13G reported that Massachusetts Financial Services Company exercised sole voting and investment power with respect to all such shares.

                             SHAREHOLDER PROPOSALS

    Proposals of shareholders intended to be presented at the 1998 Special Meeting of Shareholders must be received by the Company at its principal executive offices not later than December 19, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                            SOLICITATION OF PROXIES

    Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, telegraph or personal interview. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of
$     plus out-of-pocket expenses. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

    The Company anticipates that certain employees of the Financial Advisors may communicate in person, by telephone or otherwise with certain institutions or other persons who are shareholders or representatives of shareholders of the Company for the purpose of assisting in the solicitation of proxies by the Board of Directors. The Financial Advisors will not receive any fees for or in connection with such solicitation apart from the fees they are otherwise entitled to receive as described above.

                                    EXPENSES

    The cost of adopting and implementing the Tracking Stock Proposal is
estimated to be approximately $     , and such costs have been or will be
charged against TDS's pre-tax earnings. The costs include the fees and expenses of the Financial Advisors, MacKenzie Partners, Inc., legal fees, AMEX listing fees, transfer agent fees, printing costs, stock certificate engraving, mailing costs, and FCC and state filing fees and taxes.

                                    EXPERTS

    The audited consolidated financial statements of TDS and the audited financial statements of each of the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group included in this Proxy Statement/ Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports included herein. The financial statements referred to above have been included in reliance upon the authority of such firm as an expert in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the legality of the shares of common stock of TDS Delaware and certain United States federal income taxation matters will be passed upon by Sidley & Austin, Chicago. Walter C.D. Carlson, a director of TDS and a beneficiary and trustee of the voting trust which controls TDS, is a partner of Sidley & Austin. Michael G. Hron and William S. DeCarlo, the Secretary and Assistant Secretary of TDS and certain TDS subsidiaries, respectively, and Stephen P. Fitzell and Sherry S. Treston, the Secretary and Assistant Secretary of certain TDS subsidiaries, respectively, are partners of Sidley & Austin.

                                 OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters properly are brought before the Special Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                          By order of the Board of Directors

                                          Michael G. Hron
                                          SECRETARY

   ALL SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THEIR PROXIES PROMPTLY.

                               INDEX TO EXHIBITS

EXHIBIT A            --  Agreement and Plan of Merger...................................................        A-1
EXHIBIT B            --  Proposed Restated Certificate of Incorporation of TDS Delaware.................        B-1
EXHIBIT C-1          --  Opinion of Credit Suisse First Boston..........................................       C1-1
EXHIBIT C-2          --  Opinion of Salomon Smith Barney................................................       C2-1
EXHIBIT D            --  1998 Long-Term Incentive Plan..................................................        D-1
EXHIBIT E            --  Dissenters' Rights Under Iowa Law..............................................        E-1
EXHIBIT F            --  Illustration of Certain Terms..................................................        F-1
EXHIBIT G            --  Index of Certain Defined Terms.................................................        G-1

                                INDEX TO ANNEXES

ANNEX I              --  THE COMPANY
                         Description of the Company's Business..........................................        I-1
                         Management's Discussion and Analysis for Three Years Ended December 31, 1996...         I-
                         Consolidated Financial Statements for Three Years Ended December 31, 1996......         I-
                         Management's Discussion and Analyses for Nine Months Ended September 30, 1997
                         and 1996.......................................................................         I-
                         Financial Statements for Nine Months Ended September 30, 1997 and 1996.........         I-

ANNEX II             --  THE CELLULAR GROUP
                         Description of Cellular Business...............................................       II-1
                         Management's Discussion and Analysis for Three Years Ended December 31, 1996...        II-
                         Financial Statements for Three Years Ended December 31, 1996...................        II-
                         Management's Discussion and Analyses for Nine Months Ended September 30, 1997
                         and 1996.......................................................................        II-
                         Financial Statements for Nine Months Ended September 30, 1997 and 1996.........        II-

ANNEX III            --  THE TELECOM GROUP
                         Description of Telecom Business................................................      III-1
                         Management's Discussion and Analysis for Three Years Ended December 31, 1996...       III-
                         Financial Statements for Three Years Ended December 31, 1996...................       III-
                         Management's Discussion and Analyses for Nine Months Ended September 30, 1997
                         and 1996.......................................................................       III-
                         Financial Statements for Nine Months Ended September 30, 1997 and 1996.........       III-

ANNEX IV             --  THE AERIAL GROUP
                         Description of Aerial Business.................................................       IV-1
                         Management's Discussion and Analysis for Three Years Ended December 31, 1996...        IV-
                         Financial Statements for Three Years Ended December 31, 1996...................        IV-
                         Management's Discussion and Analyses for Nine Months Ended September 30, 1997
                         and 1996.......................................................................        IV-
                         Financial Statements for Nine Months Ended September 30, 1997 and 1996.........        IV-

ANNEX V              --  THE TDS GROUP
                         Description of TDS Group.......................................................        V-1
                         Management's Discussion and Analysis for Three Years Ended December 31, 1996...         V-
                         Financial Statements for Three Years Ended December 31, 1996...................         V-
                         Management's Discussion and Analyses for Nine Months Ended September 30, 1997
                         and 1996.......................................................................         V-
                         Financial Statements for Nine Months Ended September 30, 1997 and 1996.........         V-

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger, dated as of              , 1998 (the
"Merger Agreement"), between Telephone and Data Systems, Inc., an Iowa corporation ("TDS Iowa"), and Telephone and Data Systems, Inc., a Delaware corporation ("TDS Delaware"), (collectively, the "Constituent Corporations");

                              W I T N E S S E T H:

    WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of such corporation and its shareholders that TDS Iowa be merged with and into TDS Delaware, with TDS Delaware being the surviving corporation (the "Merger"); and, except as set forth herein, that in such Merger all outstanding shares of capital stock of TDS Iowa be converted into corresponding shares of capital stock of TDS Delaware as hereinafter provided; and

    WHEREAS, the Board of Directors of each of the Constituent Corporations has approved this Merger Agreement;

    NOW, THEREFORE, in consideration of the premises and of mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 The effective time of the Merger (the "Effective Time") shall occur at the latest of (i) the time and date that a certificate of merger is duly filed with the Secretary of State of the State of Delaware with respect to the Merger or such later date and time as is set forth therein and (ii) the time and date that articles of merger are duly filed with the Secretary of State of the State of Iowa with respect to the Merger or such later date and time as is set forth herein.

    SECTION 1.2 At the Effective Time, TDS Iowa shall be merged with and into TDS Delaware, with TDS Delaware being the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the corporate existence of TDS Iowa shall cease and TDS Delaware, as the Surviving Corporation, shall succeed to all the business, properties, assets and liabilities of TDS Iowa and TDS Delaware. The Merger shall have the effect set forth in Section 259(a) of the Delaware General Corporation Law; the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Constituent Corporations, and all obligations belonging to or due each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation without further act or deed; title to any real estate or any interest in the real estate vested in either Constituent Corporation shall not revert or in any way be impaired by reason of the Merger; the Surviving Corporation shall thenceforth be liable for all the pre-existing obligations of each Constituent Corporation, including liabilities to dissenting shareholders.

    SECTION 1.3 From and after the Effective Time, the Certificate of Incorporation of TDS Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until altered, amended or repealed in accordance with the laws of the State of Delaware and the Certificate of Incorporation of the Surviving Corporation.

    SECTION 1.4 From and after the Effective Time, the Bylaws of TDS Delaware, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with the laws of the State of Delaware and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    SECTION 1.5 The number of directors in each class of directors of TDS Iowa immediately prior to the Effective Time shall be the number of directors in each class of directors of TDS Delaware from and after the Effective Time until such number is altered in accordance with the laws of the State of Delaware and the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of TDS Iowa immediately prior to the Effective Time shall be the directors of TDS Delaware from and after the Effective Time and shall hold office from and after the Effective Time in the same classes as in effect immediately prior to the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

    SECTION 1.6 The officers of TDS Iowa immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time and shall hold the same offices from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed or elected and qualified.

    SECTION 1.7 At the Effective Time, each agreement, option or other right to acquire shares of capital stock of TDS Iowa outstanding immediately prior to the Effective Time shall, automatically and without further act of TDS Iowa, TDS Delaware or any holder thereof, become an agreement, option or such other right to acquire shares of capital stock of TDS Delaware, as the Surviving Corporation, subject to the same terms and conditions and the same price applicable to such agreement, option or other right immediately prior to the Effective Time.

    SECTION 1.8 Except as contemplated herein, the assets, liabilities, reserves and accounts of TDS Iowa and TDS Delaware shall be taken up or continued on the books of the Surviving Corporation in the amounts at which such assets, liabilities, reserves and accounts shall have been carried on the books of TDS Iowa and TDS Delaware immediately prior to the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Merger, including any Dissenting Shares (as hereinafter defined).

    SECTION 1.9 The Surviving Corporation hereby consents to be sued and served with process in the State of Iowa in any proceeding in the State of Iowa to enforce against the Surviving Corporation any obligation of TDS Iowa, or to enforce the rights of a dissenting shareholder of TDS Iowa, and the Surviving Corporation hereby irrevocably appoints the Secretary of the State of Iowa as its agent to accept service of process in any such proceeding in the State of Iowa.

                                   ARTICLE II
                              CONVERSION OF SHARES

    SECTION 2.1 At the Effective Time, all of the shares of capital stock of TDS Delaware issued or outstanding immediately prior to the Effective Time shall, automatically and without further act of TDS Iowa, TDS Delaware or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

    SECTION 2.2 At the Effective Time and as a result of the Merger, each issued share of capital stock (including any such share held as a treasury share) of TDS Iowa shall, automatically and without further act of either of the Constituent Corporations or of the holder thereof, be extinguished and converted into corresponding issued shares of capital stock of the Surviving Corporation as follows:

    EACH SHARE OF TDS IOWA          SHARES OF SURVIVING CORPORATION
-------------------------------  -------------------------------------
Common Share                     One Common Share
Series A Common Share            One Series A Common Share
Series A Preferred Share         One Series A Preferred Share
Series B Preferred Share         One Series B Preferred Share
Series D Preferred Share         One Series D Preferred Share
Series G Preferred Share         One Series G Preferred Share
Series H Preferred Share         One Series H Preferred Share
Series N Preferred Share         One Series N Preferred Share
Series O Preferred Share         One Series O Preferred Share
Series S Preferred Share         One Series S Preferred Share
Series U Preferred Share         One Series U Preferred Share
Series BB Preferred Share        One Series BB Preferred Share
Series DD Preferred Share        One Series DD Preferred Share
Series EE Preferred Share        One Series EE Preferred Share

    EACH SHARE OF TDS IOWA          SHARES OF SURVIVING CORPORATION
-------------------------------  -------------------------------------
Series GG Preferred Share        One Series GG Preferred Share
Series HH Preferred Share        One Series HH Preferred Share
Series II Preferred Share        One Series II Preferred Share
Series JJ Preferred Share        One Series JJ Preferred Share
Series KK Preferred Share        One Series KK Preferred Share
Series LL Preferred Share        One Series LL Preferred Share
Series QQ Preferred Share        One Series QQ Preferred Share
Series RR Preferred Share        One Series RR Preferred Share
Series SS Preferred Share        One Series SS Preferred Share
Series TT Preferred Share        One Series TT Preferred Share

    SECTION 2.3 (a) Each person who, as a result of the Merger holds one or more certificates which theretofore represented one or more shares of TDS Iowa shall surrender such certificate to the Surviving Corporation (or to any agent designated for such purpose by it) and, upon such surrender, the Surviving Corporation shall, within a reasonable time, deliver to such person in substitution and exchange therefor one or more certificates evidencing the number of shares of any class of capital stock of the Surviving Corporation which such person is entitled to receive in accordance with the terms of this Merger Agreement in substitution for the number of shares of TDS Iowa theretofore represented by each certificate so surrendered; PROVIDED, HOWEVER, that such holders shall not be required to surrender any such certificates until such certificates would normally be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

    (b) If there be delivered to the Surviving Corporation (or to an agent designated for such purpose by it) by any person who is unable to produce a certificate for surrender to the Surviving Corporation in accordance with
Section 2.3(a):

         (i) evidence to the satisfaction of the Surviving Corporation that such certificate has been lost, wrongfully taken or destroyed, and

        (ii) such security or indemnity as may be requested or required by the Surviving Corporation to save it harmless, and

        (iii) evidence to the satisfaction of the Surviving Corporation that such person was the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present such certificate for exchange pursuant to this Merger Agreement, then the Surviving Corporation, in the absence of actual notice to it that any shares of TDS Iowa theretofore represented by any such certificate have been acquired by a bona fide purchaser, may deliver to such person one or more certificates evidencing the share of the Surviving Corporation, that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate.

    (c) If one or more shares of the Surviving Corporation, issuable as provided in this Merger Agreement upon surrender of a certificate formerly representing shares of TDS Iowa, are to be issued to a person other than the person in whose name such surrendered certificate was registered on the books of TDS Iowa at the Effective Time, it shall be a condition precedent to the issuance of each such share of the Surviving Corporation that such surrendered certificate shall be properly endorsed and otherwise in proper form for transfer and accompanied by such documents as may be required by the Surviving Corporation, in its discretion, and that the person surrendering such certificate pay to the Surviving Corporation (or to any agent designated for such purpose by it) any transfer or other taxes required by reason of issuance of one or more shares of the Surviving Corporation to a person other than the registered holder of such surrendered certificate, or establish to the satisfaction of the Surviving Corporation (or of such agent) that such tax has been paid or is not payable.

    SECTION 2.4 The provisions of Sections 2.1 through 2.3 inclusive shall not apply to TDS Iowa Shares (the "Dissenting Shares") held by TDS Iowa shareholders who do not vote such TDS Iowa Shares in favor of the approval and adoption of this Merger Agreement and the Merger and who deliver a written notice to TDS Iowa in the manner required by Division XIII of the Iowa Business Corporation Act, stating the intention to demand payment of the fair value of such TDS Iowa Shares if the Merger is effected, and if such holders of TDS Iowa Shares take all other action required in the manner provided in Division XIII of the Iowa Business Corporation Act. Such holders shall be entitled to payment for such TDS Iowa Shares in accordance with the provisions of Division XIII of the Iowa Business Corporation Act if applicable.

                                  ARTICLE III
                     TERMINATION AND ABANDONMENT; AMENDMENT

    SECTION 3.1 The Merger contemplated by this Merger Agreement may be terminated and abandoned by the Board of Directors of either of the Constituent Corporations at any time prior to the Effective Time and for any reason, without notice of such action to the other Constituent Corporation, notwithstanding approval of this Merger Agreement by the stockholders of one or both of the Constituent Corporations.

    SECTION 3.2 From time to time and at any time prior to the Merger Date, the Merger Agreement may be amended by an agreement in writing executed in the same manner as this Merger Agreement, after authorization of such action by the Boards of Directors of the Constituent Corporations, but no such amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either of the Constituent Corporations shall (a) alter or change the amount or kind of shares or other consideration to be received by the stockholders in the Merger, (b) alter or change any of the terms and conditions of this Merger Agreement if such alternation or change would adversely affect the holders of any class or series of stock of such Constituent Corporation or (c) otherwise violate applicable law.

                                   ARTICLE IV
                                 MISCELLANEOUS

    SECTION 4.1 EXPENSES OF MERGER. From and after the Effective Time, TDS Delaware shall pay all unpaid expenses of carrying this Merger Agreement into effect and accomplishing the Merger.

    SECTION 4.2 FURTHER ASSURANCES. If, at any time from and after the Effective Time, TDS Delaware shall consider or be advised that if any further assignment or assurance in law is necessary or desirable to vest in TDS Delaware the title to any property or rights of TDS Iowa, the proper officers of TDS Delaware are hereby authorized, in the name of TDS Iowa, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in TDS Delaware and otherwise to carry out the purposes of this Merger Agreement.

    SECTION 4.3 APPROVAL. This Merger Agreement shall be submitted for approval by the shareholders of TDS Iowa at an annual or special meeting of shareholders.

    IN WITNESS WHEREOF, this Merger Agreement has been executed on behalf of the
Constituent Corporations by their duly authorized officers on this     day of
             , 1998.

                                                         TELEPHONE AND DATA SYSTEMS, INC.,
                                                         an Iowa corporation

                                                         By:
                                                                    -------------------------------------------
                                                                    LeRoy T. Carlson
                                                                    Chairman
Attest:

By:
           -------------------------------------------
           Michael G. Hron
           Secretary

                                                         TELEPHONE AND DATA SYSTEMS, INC.
                                                         a Delaware corporation

                                                         By:
                                                                    -------------------------------------------
                                                                    LeRoy T. Carlson, Jr.
                                                                    President
Attest:

By:
           -------------------------------------------
           Michael G. Hron
           Secretary

             SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BETWEEN
                           TDS IOWA AND TDS DELAWARE

                                                                       EXHIBIT B

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        TELEPHONE AND DATA SYSTEMS, INC.

    Telephone and Data Systems, Inc., a corporation organized and existing under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

    FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1997. The Corporation hereby restates and integrates and further amends the Certificate of Incorporation of the Corporation by revising such document in its entirety as follows:

                                   ARTICLE I

    The name of the Corporation is Telephone and Data Systems, Inc.

                                   ARTICLE II

    The period of its duration is perpetual.

                                  ARTICLE III

    The Corporation shall have unlimited power to engage in, and to do any lawful act concerning, any and all lawful business for which corporations may be organized under the Delaware General Corporation Law above mentioned.

                                   ARTICLE IV

A.  AUTHORIZED SHARES

    1. Subject to paragraph 3 of this Section A and Section B.1, the aggregate number of shares of capital stock which the Corporation is authorized to issue is 475,000,000 shares, and the designation of each class or series, the number of shares of each class or series and the par value of the shares of each class or series, are as follows:

                CLASS                        SERIES         NO. OF SHARES       PAR VALUE
-------------------------------------  -------------------  --------------  -----------------
Common Shares                          None                    100,000,000   $.01 per share
Series A Common Shares                 None                     25,000,000   $.01 per share
Special Common Shares                  None                     20,000,000   $.01 per share
United States Cellular Group Common    None                    140,000,000   $.01 per share
  Shares
TDS Telecommunications Group Common    None                     90,000,000   $.01 par value
  Shares
Aerial Communications Group Common     None                     95,000,000   $.01 par value
  Shares
Undesignated Shares                    See Section B.1           4,673,336   $.01 par value
Preferred Shares                       See below                   326,664   $.01 par value

PREFERRED SHARES ORIGINALLY ISSUED BY TDS IOWA BEFORE OCTOBER 31, 1981 ("PRE-81
                               PREFERRED SHARES")

 SERIES     NO. OF SHARES
---------  ---------------
    A             1,395
    B             1,955
    D               646
    G             1,368
    H             1,188
    N             3,134

PREFERRED SHARES ORIGINALLY ISSUED BY TDS IOWA AFTER OCTOBER 31, 1981 ("POST-81
                               PREFERRED SHARES")

 SERIES    NO. OF SHARES
---------  -------------
    O               684
    S             1,209
    U             1,100
   BB            18,500
   DD            47,940
   EE             8,667
   GG            35,247
   HH             2,627
   II             3,946
   JJ             1,310
   KK             1,403
   LL             1,487
   QQ             8,368
   RR            29,490
   SS           125,000
   TT            30,000

    2. As of the effective date of this Restated Certificate of Incorporation, the series of Preferred Shares set forth above shall have the preferences, qualifications, limitations, restrictions and rights set forth in this Restated Certificate of Incorporation, including Attachment I hereto, which Attachment is incorporated herein and made a part hereof.

    3. The number of authorized Common Shares, Series A Common Shares, Special Common Shares, Cellular Group Common Shares, Telecom Group Common Shares, Aerial Group Common Shares or Undesignated Shares may be increased or decreased at any time or from time-to-time (but not below the number of such shares then outstanding in such class, respectively) by the affirmative vote of the holders of a majority of the voting power of shares of capital stock of the Corporation entitled to vote on all matters (not including shares entitled to vote only in the election of directors or as otherwise required by law) pursuant to paragraph 8(c) of Section B of this Article IV.

    4. The Board shall have the authority to designate, prior to the time of the first issuance of shares of any class or series of Tracking Stock (as defined in Section B.19), the number of such shares which shall constitute the Number of Shares Issuable with Respect to Retained Interest and the Number of Shares Issuable with Respect to Inter-Group Interest, if any.

    5. As of the first date of issuance of any class of Tracking Stock, the outstanding series of Preferred Shares shall be attributed entirely to the TDS Group. After the first date of issuance of any class of Tracking Stock, any series of Undesignated Shares which are designated and issued, as preferred or common stock, shall be attributed entirely to one Group or among two or more Groups, as may be determined by the Board, taking into consideration the use of proceeds from and purposes for such issuance and other factors.

    6. As of the first date of issuance of any class of Tracking Stock, all Pre-Distribution Convertible Securities (as defined in Section B.19) shall be attributed entirely to the TDS Group. After the first date of issuance of any class of Tracking Stock, any Convertible Securities which are issued shall be attributed entirely to one Group or among two or more Groups, as may be determined by the Board, taking into consideration the use of proceeds from and purposes for such issuance and other factors.

    7. As of the first date of issuance of any class of Tracking Stock, any Committed Acquisition Shares shall be attributed entirely to the TDS Group. After the first date of issuance of any class of Tracking Stock, any Committed Acquisition Shares shall be attributed entirely to one Group or among two or more Groups, as may be determined by the Board, taking into consideration the use of proceeds from and purposes for such issuance and other factors.

    B. PREFERENCES, QUALIFICATIONS, LIMITATIONS, RESTRICTIONS AND RIGHTS OF SHARES. The preferences, qualifications, limitations, restrictions, and the special or relative rights of the Common, Series A Common, Special Common, Cellular Group Common, Telecom Group Common, Aerial Group Common, Undesignated and Preferred Shares are:

    1. ISSUE OF UNDESIGNATED SHARES IN SERIES. Authority is hereby vested in the Board to divide any or all of the Undesignated Shares into one or more classes or series of common or preferred stock, and to further divide any of those classes or series, and to fix and determine as to each class or series so established:

        (a) the designation of such class or series, the number of shares to constitute such class or series and par value or stated value thereof;

        (b) the rate of dividend and the terms thereof;

        (c) the price at and terms and conditions by which shares may be redeemed;

        (d) the amount payable upon shares in event of voluntary or involuntary liquidation;

        (e) sinking fund provisions for the redemption or purchase of shares;

        (f) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of, or subject to mandatory, conversion;

        (g) voting rights, if any, but in no event more than ten votes per share in connection with any matter; and

        (h) such other designations, preferences and relative, participating, optional or other special rights, and qualifications or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issuance of such stock adopted by the Board. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside this Restated Certificate of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board pursuant to the foregoing authority vested in it by this Restated Certificate of Incorporation, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board. The term "facts" as used in this paragraph includes, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the Corporation.

    2.  DIVIDENDS.

        (a) Except as otherwise set forth in Attachment I hereto or as otherwise provided in any designation of a class or series of Undesignated Shares at the time that such class or series is originally established: (i) the holders of Preferred Shares and of each class or series of Undesignated Shares which has been designated as preferred stock shall be entitled to receive, when and as declared by the Board, dividends at the rate fixed for such series, and no more, payable in quarterly installments on the first days of March, June, September and December in each year; (ii) dividends on all series of Preferred Shares and all classes and series of Undesignated Shares which have been designated as preferred stock shall be cumulative from and after the respective dates of issuance; (iii) no dividends shall be declared on the shares of any series of Preferred Shares or any class or series of Undesignated Shares which have been designated as preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all Preferred Shares, and all classes and series of Undesignated Shares which have been designated as preferred stock, outstanding during such prior dividend periods; (iv) no dividends shall be declared on the shares of any series of Preferred Shares, or any class or series of Undesignated Shares which have been designated as preferred stock, unless a dividend for the same period shall be declared at the same time upon all series of Preferred Shares and all classes and series of Undesignated Shares which have been designated as preferred stock, outstanding during said period, in like proportion to the dividend rate upon such shares; and (v) no dividends shall be paid on any shares of Common Stock unless full dividends on all series of Preferred Shares, and all classes and series of Undesignated Shares which have been designated as preferred stock, for all past dividend periods and for the current dividend period, shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

        (b) Dividends on any class or series of Common Stock may be declared and paid only out of the lesser of (i) assets of the Company legally available therefor and (ii) the Available Dividend Amount (as defined in paragraph 19 of this Section B) with respect to such class or series. Subject to the foregoing, the Board shall have the authority to declare and pay dividends on all or less than all of the classes or series of Common Stock in equal or unequal amounts, notwithstanding the amount of assets available for dividends on any class or series, the respective voting and liquidation rights of any class or series, the amount of prior dividends declared on any class or series or any other factor; PROVIDED, HOWEVER, that no dividends shall be declared or paid on the Series A Common Shares unless the same, or greater, dividends, on a per share basis, are declared and paid at the same time on the Common Shares and the Special Common Shares, and if dividends shall be declared or paid on the Common Shares or the Special Common Shares, the same dividends, on a per share basis, shall be declared and paid at the same time on the Special Common Shares and the Common Shares, respectively, except, in each case, as otherwise expressly provided in this Restated Certificate of the Corporation.

    3. SHARE DISTRIBUTIONS. Notwithstanding anything to the contrary herein, if at any time a dividend or other distribution is to be paid in shares of Common Stock on shares of Common Stock, such dividend or other distribution shall be paid as only as follows (including, in each case, Convertible Securities which are exercisable for or convertible or exchangeable into such shares to be distributed):

        (a) Common Shares may be distributed on an equal per share basis to holders of Common Shares, Series A Common Shares may be distributed on an equal per share basis to holders of Series A Common Shares, and Special Common Shares may be distributed on an equal per share basis to holders of Special Common Shares (if any are then outstanding);

        (b) Common Shares may be distributed on an equal per share basis to holders of Common Shares and Series A Common Shares, and Special Common Shares may be distributed on an equal per share basis to holders of Special Common Shares (if any are then outstanding);

        (c) Series A Common Shares may be distributed on an equal per share basis to holders of Common Shares and Series A Common Shares, and Special Common Shares may be distributed on an equal per share basis to holders of Special Common Shares (if any are then outstanding);

        (d) Special Common Shares may be distributed on an equal per share basis to holders of Common Shares, Series A Common Shares and Special Common Shares (if any are then outstanding);

        (e) shares of a class or series of Tracking Stock may be distributed on an equal per share basis to holders of that class or series of Tracking Stock;

        (f) shares of a new class or series of capital stock which is intended to represent a subdivision or new business of a Group may be distributed on an equal per share basis to holders of common stock representing an interest in such Group;

        (g) shares of any class or series of Tracking Stock of a Tracking Group may be distributed on an equal per share basis to holders of Common Shares, Series A Common Shares and Special Common Shares (if any are then outstanding), but only if the sum of (i) the number of shares of such class or series of Tracking Stock to be so distributed (or the number of such shares which would be issuable at such time upon the exercise, conversion or exchange of any Convertible Securities to be so distributed) and (ii) the Number of Shares Issuable to Third Parties related to such class or series of Tracking Stock which are then are attributable to the TDS Group, is less than or equal to the Number of Shares Issuable with Respect to Retained Interest in such Tracking Group; and

        (h) shares of any class or series of Tracking Stock of a Tracking Group (for this purpose, the "Issuer Group"), may be distributed on an equal per share basis to holders of a class or series of Tracking Stock of any other Tracking Group (for this purpose, the "Investor Group"), but only if the sum of (i) the number of shares of such class or series of Tracking Stock of the Issuer Group to be so distributed (or the number of such shares which would be issuable at such time upon the exercise, conversion or exchange of any Convertible Securities to be so distributed) and (ii) the Number of Shares Issuable to Third Parties related to the class or series of Tracking Stock of the Issuer Group which are then are attributable to the Investor Group, is less than or equal to the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer Group by the Investor Group.

    In the case of any such share dividend the Board may permit the holders of Common Stock to elect to receive cash in lieu of shares of stock. In any dividend or distribution of Common Stock, the same number of shares of Common Stock on a per share basis shall be distributed with respect to Common Shares, Series A Common Shares and Special Common Shares.

    4. DISTRIBUTION OF TDS GROUP SUBSIDIARY IN DIVIDEND. Subject to paragraph 2(b) of Section B of Article IV, if at any time a distribution is to be made of shares of capital stock of a subsidiary included in the TDS Group (for this purpose, a "TDS Group Subsidiary"), such TDS Group Subsidiary shares may only be distributed to the holders of Series A Common Shares, Common Shares and any issued Special Common Shares and, in such event, the Board shall, to the extent practicable, distribute TDS Group Subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, distribute TDS Group Subsidiary shares corresponding to Common Shares to the holders of Common Shares, and distribute TDS Group Subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares, if any are then outstanding; PROVIDED, HOWEVER, that the same number of shares of common stock of the TDS Group Subsidiary must be distributed with respect to each Series A Common Share, Common Share and any issued Special Common Share. If practicable, the Board shall recapitalize such TDS Group Subsidiary through an amendment to its charter or otherwise, such that the relative rights, limitations and preferences of the shares of capital stock of such TDS Group Subsidiary substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Corporation and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner; PROVIDED, HOWEVER, that if Special Common Shares are then outstanding but the TDS Group Subsidiary has no shares corresponding to Special Common Shares and the Board determines that it is impracticable to recapitalize the subsidiary as provided in this sentence, the Board shall distribute TDS Group Subsidiary shares corresponding to Common Shares of such TDS Group Subsidiary to the holders of Special Common Shares.

    5. DISTRIBUTION OF TRACKING GROUP SUBSIDIARY IN DIVIDEND. Subject to paragraph 2(b) of Section B of Article IV, if at any time a distribution is to be made of shares of capital stock of a subsidiary (for this purpose, a Non-Qualifying Subsidiary") included in a Tracking Group (for this purpose, the "Distributing Group"), other than a Qualifying Subsidiary or Qualifying Subsidiaries holding all of the assets and liabilities of a Tracking Group, and if there is a Retained Interest in such Distributing Group, the Board shall, to the extent practicable, distribute Non-Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of such Distributing Group equal to the product of the Outstanding Interest Fraction multiplied by the number of all of the outstanding shares of the Non-Qualifying Subsidiary owned directly or indirectly by the Corporation, on a pro rata basis. The Board, in its sole discretion, may cause the Corporation to retain the balance of the outstanding shares of the common stock of the Non-Qualifying Subsidiaries in respect of the Retained Interest and any Inter-Group Interest in the Distributing Group or, in the sole discretion of the Board, Non-Qualifying Subsidiary shares may be distributed to the holders of TDS Group Shares or shares of any other Tracking Stock as follows: (a) if the Board determines to distribute Non-Qualifying Subsidiary shares to the holders of TDS Group Shares with respect to the Retained Interest, it shall, to the extent practicable, distribute Non-Qualifying Subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, subsidiary shares corresponding to Common Shares to the holders of Common Shares, and subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group, PROVIDED, that the same number of shares of Non-Qualifying Subsidiary common stock must be distributed with respect to each Series A Common Share, Common Share and any issued Special Common Share and (b) if the Board determines to distribute Non-Qualifying Subsidiary shares to the holders of any class or series of Tracking Stock of a Tracking Group other than the Distributing Group with respect to any Inter-Group Interest by such Tracking Group in the Distributing Group, it must, to the extent practicable, distribute Non-Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of such other Tracking Group with respect to any such Inter-Group Interest in the Distributing Group. If practicable, the Board shall recapitalize such Non-Qualifying Subsidiary through an amendment to its charter or otherwise, such that the relative rights, limitations and preferences of the shares of capital stock of the Non-Qualifying Subsidiary substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Corporation and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner; PROVIDED, that if the Non-Qualifying Subsidiary has no shares corresponding to Special Common Shares and the Board determines that it is impracticable to recapitalize such subsidiary as provided in this sentence, the Board shall distribute Non-Qualifying Subsidiary shares corresponding to Common Shares to the holders of Special Common Shares and to holders of any class of Tracking Stock who would otherwise be entitled to receive subsidiary shares corresponding to Special Common Shares.

    6.  CERTAIN PROVISIONS RELATING TO LIQUIDATION.

        (a) Subject to paragraph 6(b) of this Section B, in the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Shares or Undesignated Shares is entitled, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation, regardless of the Group to which such assets are attributed in accordance with this Article IV, divided among the holders of Common Stock in accordance with the per share "Liquidation Units" attributable to each class of Common Stock. Each Series A Common Share, Common Share and Special Common Share is hereby attributed one Liquidation Unit, each Cellular Group Common Share is hereby attributed 2.5 Liquidation Units, each Telecom Group Common Share is hereby attributed .9 of a Liquidation Unit and each Aerial Group Common Share is hereby attributed 1.1 Liquidation Units. The Liquidation Unit of each class or series of Common Stock shall be adjusted by the Board as appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of Common Stock or any dividend or other distribution of shares with respect to such class of Common Stock. Whenever a change in the Liquidation Units with respect to any class or series of Common Stock occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation and distribute a notice of such change to all holders of shares of such class or series of Common Stock, together with a notice of such stock split, reverse split, distribution or other transaction requiring such change.

        (b) Prior to the distribution of the remaining assets of the Corporation as set forth in paragraph 6(a) of this Section B, the Board may redeem all shares of Tracking Stock of all Tracking Groups in exchange for shares of a Qualifying Subsidiary or Qualifying Subsidiaries holding all of the assets and liabilities of the related Tracking Group pursuant to paragraph 13 of this Section B.

        (c) A consolidation, merger, or reorganization of the Corporation with any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be considered a dissolution, liquidation, or winding up of the Corporation within the meaning of these provisions.

    7. PREEMPTIVE RIGHTS. No holder of shares of any class or series of the Corporation shall have any preemptive right pursuant to this Restated Certificate of Incorporation to subscribe for or acquire any unissued or treasury shares or other securities of the Corporation of the same or any other class or series, whether such shares or securities be hereby or hereafter authorized, except that holders of Series A Common Shares shall have a preemptive right to acquire unissued or treasury Series A Common Shares or securities convertible into or exchangeable for Series A Common Shares or carrying a right to subscribe to or acquire Series A Common Shares; PROVIDED, HOWEVER, that no preemptive right shall exist to acquire any Series A Common Shares sold otherwise than for cash.

    8.  VOTING.

        (a) With respect to the election of directors, the holders of (i) Pre-81 Preferred Shares, (ii) Common Shares, (iii) Special Common Shares, (iv) shares of all classes or series of Tracking Stock and (v) any series of Undesignated Shares which, at the time such series of Undesignated Shares was originally established, provided that the holders of such series shall vote in the election of directors together with the holders of Pre-81 Preferred Shares, Common Shares, Special Common Shares and shares of Tracking Stock (for this purpose, the "Public Holders"), voting together as one group, shall be entitled to elect at each annual meeting that number of directors which (together with all directors whose terms do not expire at the time of such meeting and who were previously elected by such holders) constitutes 25% of the total number of directors of the Corporation (rounded up to the nearest whole number), plus one director, and for this purpose the total number of directors of the Corporation shall be determined without regard to any director(s) whom the holders of one or more classes or series of Undesignated Shares have elected or have the right to elect (without regard to this Section B.8), and in such election each holder of Common Shares and Special Common Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation, the holders of Tracking Stock shall have the votes set forth in paragraph 8(d) of this Section B, the holders of series of Pre-81 Preferred Shares shall have the voting rights set forth on Attachment I hereto and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such series of Undesignated Shares was originally established.

        (b) The holders of (i) Post-81 Preferred Shares, (ii) Series A Common Shares and (iii) any class or series of Undesignated Shares which, at the time such class or series of Undesignated Shares was originally established, provided that the holders of such class or series shall vote in the election of directors together with the holders of Post-81 Preferred Shares and Series A Common Shares (for this purpose, the "Series A Holders"), voting together as one group, shall be entitled to elect at each annual meeting that number of directors which (together with all directors whose terms do not expire at the time of such meeting and who were previously elected by such holders) are not elected by the Public Holders, as provided in paragraph 8(a) of this Section B, subject to the rights, if any, of the holders of any class or series of Undesignated Shares to elect one or more directors (without regard to this Section B.8), and in such election each holder of Series A Common Shares shall be entitled to ten votes for each share of such stock standing in the name of the holder on the books of the Corporation, the holders of series of Post-81 Preferred Shares shall have the voting rights set forth on Attachment I hereto and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such class or series of Undesignated Shares was originally established.

        (c) With respect to all matters other than the election of directors, each holder of a series of Pre-81 Preferred Shares or Post-81 Preferred Shares shall have the voting rights set forth on Attachment I hereto, each holder of Common Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation, each holder of Series A Common Shares shall be entitled to ten votes for each share of such stock standing in the name of the holder on the books of the Corporation and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such class or series of Undesignated Shares was originally established. Neither the holders of Special Common Shares nor the holders of shares of any class of Tracking Stock shall be entitled to vote with respect to any matter other than the election of directors as set forth in subparagraph (a) of this paragraph 8, unless such holders must vote as required by the DGCL or other applicable law or regulation.

        (d) Upon the first issuance of shares of any class or series of Tracking Stock, each of such shares shall be entitled to one vote per share in the election of directors elected by the Public Holders; PROVIDED, HOWEVER, if shares of a class of Tracking Stock have been traded on a national securities exchange or the Nasdaq Stock Market, or traded in the over-the-counter market, for at least 25 Trading Days immediately prior to any Adjustment Date (as hereinafter defined), the votes per share which each share of a class of Tracking Stock shall have in the election of directors at each annual meeting of shareholders pursuant to paragraph 8(a) of this Section B shall be equal to the quotient (calculated to three decimal places) determined by dividing the Aggregate Votes (as hereinafter defined) of such class of Tracking Stock on the Adjustment Date for such annual meeting, by the average daily number of outstanding shares of such class of Tracking Stock during the Calculation Period (as hereinafter defined) for such Adjustment Date. The Aggregate Votes of a class of Tracking Stock on an Adjustment Date shall be equal to the product of the Market Capitalization Percentage (as hereinafter defined) of such class of Tracking Stock multiplied by the Aggregate Public Holder Votes (as hereinafter defined) on the Adjustment Date for such annual meeting. The Aggregate Public Holder Votes shall be equal to the quotient (calculated to the nearest whole number) determined by dividing the sum of the average daily number of outstanding Pre-81 Preferred Shares, Common Shares and Special Common Shares (the "One-Vote Shares") during the Calculation Period, by the Market Capitalization Percentage of the One-Vote Shares. The Market Capitalization Percentage of any class of Tracking Stock and of the One-Vote Shares shall be equal to the average daily ratio (represented as a percentage calculated to three decimal places) of the Market Capitalization of such class of Tracking Stock or the aggregate Market Capitalization of the One-Vote Shares, as the case may be, to the aggregate Market Capitalization of all shares held by the Public Holders, calculated for the twenty-Trading Day period (the "Calculation Period") ending ten Trading Days prior to the record date for each annual meeting of shareholders (the "Adjustment Date"). The number of votes per share to which shares of classes of Tracking Stock shall be entitled at any time in connection with the election or removal of directors by the Public Holders shall be such number of votes per share that were determined on the last preceding Adjustment Date relating to an annual meeting of shareholders of the Corporation, and such number of votes per share to which shares of Tracking Stock shall be entitled shall not be changed until the next succeeding Adjustment Date for the next succeeding annual meeting of shareholders of the Corporation.

        (e) In the event the number of issued and outstanding Series A Common Shares at any time falls below 500,000, then with respect to the election of directors at the next annual meeting and at each annual meeting thereafter, the holders of all outstanding Preferred Shares, Common Shares, Series A Common Shares, Special Common Shares, Cellular Group Common Shares, Telecom Group Common Shares and Aerial Group Common Shares, and any class or series of Undesignated Shares which, at the time such class or series of Undesignated Shares was originally established, provided that the holders of such class or series shall vote in the election of directors with the Public Holders or the Series A Holders, shall be entitled to elect all of the directors of the Corporation standing for election at any meeting of shareholders, subject to the rights, if any, of the holders of one or more classes or series of Undesignated Shares to elect one or more directors (without regard to this Section B.8), and in each such election of directors each holder of Pre-81 Preferred Shares or Post-81 Preferred Shares shall have the voting rights set forth on Attachment I hereto, each holder of Common Shares and each holder of Special Common Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation, each holder of Series A Common Shares shall be entitled to ten votes for each share of such stock standing in the name of the holder on the books of the Corporation, the holders of Tracking Stock shall have the votes set forth in paragraph 8(f) of this Section B and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such class or series of Undesignated Shares was originally established.

        (f) In the event the number of issued and outstanding Series A Common Shares at any time falls below 500,000, the votes per share which each share of a class of Tracking Stock shall have in the election of directors at each annual meeting of shareholders shall be equal to the quotient (calculated to three decimal places) determined by dividing the Adjusted Aggregate Votes (as hereinafter defined) of such class of Tracking Stock on the Adjustment Date for such annual meeting by the average daily number of outstanding shares of such class of Tracking Stock during the Calculation Period for such Adjustment Date. The Adjusted Aggregate Votes of a class of Tracking Stock on an Adjustment Date shall be equal to the product of the Adjusted Market Capitalization Percentage (as hereinafter defined) of such class of Tracking Stock multiplied by the Aggregate Director Votes (as hereinafter defined) on the Adjustment Date for such annual meeting. The Aggregate Director Votes shall be equal to the quotient (calculated to the nearest whole number) determined by dividing (i) the sum of (A) the average daily number of One-Vote Shares and (B) the product of 10 and the average daily number of Series A Common Shares, in each case during the Calculation Period, by (ii) the Aggregate Market Capitalization Percentage of the One-Vote Shares and the Series A Common Shares. The Aggregate Market Capitalization Percentage of the One-Vote Shares and the Series A Common Shares shall be equal to the average daily ratio (expressed as a percentage calculated to three decimal places) of the aggregate Market Capitalization of the One-Vote Shares and the Series A Common Shares to the aggregate Market Capitalization of all shares of capital stock which are entitled to vote in the election of directors pursuant to paragraph 8(e) of this Section B, calculated during the Calculation Period ending on the Adjustment Date for an annual meeting. The Adjusted Market Capitalization Percentage of any class of Tracking Stock shall be equal to the average daily ratio (expressed as a percentage calculated to three decimal places) of the Market Capitalization of such class of Tracking Stock to the aggregate Market Capitalization of all shares of capital stock which are entitled to vote in the election of directors pursuant to paragraph 8(e) of this Section B, calculated during the Calculation Period ending on the Adjustment Date for an annual meeting. The number of votes per share to which shares of classes of Tracking Stock shall be entitled at any time in connection with the election or removal of directors shall be such number of votes per share that were determined on the last preceding Adjustment Date relating to an annual meeting of shareholders of the Corporation, and such number of votes per share to which shares of Tracking Stock shall be entitled shall not be changed until the next succeeding Adjustment Date for the next succeeding annual meeting of shareholders of the Corporation.

    9. CONVERSION AT THE OPTION OF THE HOLDER. Each outstanding Series A Common Share shall be convertible into one Common Share or one Special Common Share at any time at the holder's choice. Any such conversion shall be effected by the presentation and surrender of the certificates representing the Series A Common Shares to be converted at the office of the Corporation or at such other place as may from time to time be designated by the Corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, the holder of such stock shall be entitled to receive in exchange therefor certificates for fully paid and non-assessable Common Shares or Special Common Shares, as the case may be, of the Corporation at the rate aforesaid, and such holder shall be registered as the holder of such Common Shares or Special Common Shares, as the case may be.

    10.  DISPOSITION OF ASSETS OF A TRACKING GROUP.

        (a) If the Corporation disposes of all or substantially all of the properties and assets of a Tracking Group (defined as 80% or more of the then current market-value (as determined by the Board) of the properties and assets of such Tracking Group as of such date), whether by sale, transfer, assignment, merger, consolidation, contribution of assets or stock or otherwise (a "Disposition"), in one transaction or a series of related transactions with any one or more persons, entities or groups, other than in a transaction referred to in the following sentence, the Corporation shall take one of the actions listed in paragraph 10(b) of this Section B on or prior to the 90th Trading Day following the consummation of a Disposition. This requirement shall not apply to a Disposition (i) in connection with the disposition by the Corporation of all of the Corporation's properties and assets in one transaction or a series of related transactions or in connection with the liquidation, dissolution or winding up of the Corporation, (ii) by dividend, other distribution or redemption in accordance with any provision described under paragraphs 2, 3, 4, 5, 6 or 13 of this Section B, (iii) to any person, entity or group which the Corporation, directly or indirectly, after giving effect to the Disposition, controls (as determined by the Board) or (iv) in connection with a Related Business Transaction. For purposes of this paragraph 10, the Tracking Group affected by the Disposition of its assets is referred to as the "Affected Tracking Group" and the Tracking Stock of such Affected Tracking Group is referred to as the "Affected Tracking Stock."

        (b) Other than as described in paragraph (a), the Corporation shall take one of the following actions in the event of a Disposition:

             (i) subject to paragraph 2(b) of this Section B, declare and distribute a special dividend in cash, securities or other property (other than a dividend or distribution of Common Stock of the Corporation) or any combination thereof to the holders of the outstanding shares of the Affected Tracking Stock, in an aggregate amount equal to the product of the applicable Outstanding Interest Fraction as of the record date for determining the holders entitled to receive such dividend and the Fair Value of the Net Proceeds of such Disposition, such dividend to be distributed equally on a share-for-share basis to all outstanding shares of the Affected Tracking Stock, except as provided in paragraph 2(d) of this Section B;

            (ii) provided that there are assets of the Corporation legally available therefor and the Available Dividend Amount for the Affected Tracking Stock would have been sufficient to pay a dividend in lieu thereof as described in subparagraph (i) of this paragraph, then:

              (A) if such Disposition involves all (not merely substantially all) of the properties and assets of the Affected Tracking Group, redeem all outstanding shares of the Affected Tracking Stock in exchange for cash, securities or other property (other than Common Stock of the Corporation) or any combination thereof on a pro rata basis in an aggregate amount equal to the product of the Adjusted Outstanding Interest Fraction for the Affected Tracking Group as of the date of such complete redemption and the Fair Value of the Net Proceeds of such Disposition, such aggregate amount to be allocated on a pro rata basis to all outstanding shares of the Affected Tracking Stock, except as provided in paragraph 2(d) of this Section B; or

              (B) if such Disposition involves substantially all (but not all) of the properties and assets of the Affected Tracking Group, apply an aggregate amount of cash, securities or other property (other than Common Stock of the Corporation) or any combination thereof equal to the product of the Affected Tracking Group's Outstanding Interest Fraction as of the date shares are selected for redemption and the Fair Value of the Net Proceeds of such Disposition to the redemption of outstanding shares of the Affected Tracking Stock, on a pro rata basis or by lot, such aggregate amount to be allocated on a pro rata basis (except as provided in paragraph 2(d) of this Section B) to the shares of the Affected Tracking Stock to be redeemed in a manner such that there shall be redeemed the number of whole shares of Affected Tracking Stock which have in the aggregate an average Market Value during the forty-Trading Day period beginning on the 11th Trading Day following the consummation of the Disposition closest to the product of the Outstanding Interest Fraction as of the date such shares are selected for redemption multiplied by the Fair Value of the Net Proceeds of such Disposition (but in no event more than all of the shares of Affected Tracking Stock then outstanding); or

            (iii) convert each outstanding share of the Affected Tracking Stock of the Affected Tracking Group into a number (or fraction) of fully paid and non-assessable Special Common Shares or shares of any other class of Tracking Stock (or any combination thereof on a pro rata basis) equal to 110% (the "Disposition Conversion Percentage") of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of
       (y) one share of Affected Tracking Stock to (z) the Market Value of one Special Common Share or such other share of Tracking Stock (or any combination thereof on a pro rata basis) during a forty-Trading Day period beginning on the 11th Trading Day after consummation of the Disposition.

               In the event of the conversion of the Affected Tracking Stock into Special Common Shares or shares of another class of Tracking Stock, the Fair Value of the Net Proceeds of such Disposition shall be attributed to the Group related to the shares which are issued upon such conversion (on a pro rata basis if a combination of such shares are issued).

        (c) The Corporation may elect to pay the dividend or redemption price referred to in subparagraph (i) or (ii) of paragraph 10(b) of this Section B either in the same form as the proceeds of the Disposition were received or in any other combination of cash or securities or property (other than Common Stock of the Corporation) that the Board determines will have an aggregate market value on a fully distributed basis of not less than the amount equal to:

             (i) in the case of subparagraph (i) or clause (B) of subparagraph
       (ii) of this paragraph 10(b), the product of the applicable Outstanding Interest Fraction and the Fair Value of the Net Proceeds of such Disposition; or

            (ii) in the case of clause (A) of subparagraph (ii) of this paragraph 10(b), the product of the applicable Adjusted Outstanding Interest Fraction and the Fair Value of the Net Proceeds of such Disposition.

        (d) If the dividend or redemption referred to in paragraph 10(b) of Section B is paid in securities of an issuer other than the Corporation (the "Successor"), and if there is a Retained Interest in the Affected Tracking Group at such time, the Board shall, to the extent practicable, distribute Successor shares corresponding to Special Common Shares to the holders of shares of the Affected Tracking Stock. In the event of a Disposition, the Corporation shall not be required to make any payment or other distributions to the holders of TDS Group Shares or shares of any class of Tracking Stock other than the Affected Tracking Stock. The Successor shares relating to any Retained Interest or Inter-Group Interest at the time of the Disposition may be retained by the Corporation and attributed to the TDS Group or the other Tracking Group, respectively, or some or all of such shares may be distributed pro rata to the holders of the TDS Group Shares or the applicable Tracking Stock, respectively, in the sole discretion of the Board. If the Board determines to distribute Successor shares with respect to such a Retained Interest or Inter-Group Interest, it shall, to the extent practicable, distribute Successor shares corresponding to Special Common Shares to the holders of Tracking Stock of another Tracking Group with respect to any such Inter-Group Interest, and distribute Successor shares corresponding to Series A Common Shares to the holders of Series A Common Shares, Successor shares corresponding to Common Shares to the holders of Common Shares, and Successor shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group; PROVIDED that the same number of shares of Successor common stock on a combined basis must be distributed for each Series A Common Share, Common Share and any issued Special Common Share. If practicable, the Board shall cause such Successor to be recapitalized through an amendment to its charter or otherwise, such that the shares of capital stock of such Successor and the relative rights, limitations and preferences thereof substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Corporation and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner.

        (e) Subject to the terms of paragraph 10(b) of this Section B, the Board shall have complete discretion as to which option in paragraph 10(b) to select; PROVIDED, HOWEVER, that once the disposition option selected by the Board is publicly announced pursuant to paragraph 11 of this Section B, the selection shall be irrevocable. The Board shall not be required to select the option which results in the distribution with the highest value to the holders of the shares of the Affected Tracking Stock or with the smallest effect on the remaining classes and series of the Corporation's Common Stock. In the event of a Disposition, the Corporation shall not be required to make any payment or other distributions to the holders of Common Shares, Series A Common Shares, Special Common Shares or shares of any class of Tracking Stock other than the Affected Tracking Stock; PROVIDED, HOWEVER, the Corporation may, in the sole discretion of the Board, make a distribution to such other shareholders in respect of any Retained Interest or any Inter-Group Interest in the Affected Tracking Group existing at the time of a Disposition; PROVIDED FURTHER, that if the dividend or redemption referred to in paragraph 10(b) of this Section B is paid in securities of a Successor, and if there is a Retained Interest in the Affected Tracking Group at such time, the Board shall make any such distribution in the manner provided pursuant to paragraph 10(d) of this Section B.

        (f) The Corporation may, in the sole discretion of the Board, at any time prior to the first anniversary of a dividend on, or partial redemption of, shares of Affected Tracking Stock following a Disposition, convert each remaining outstanding share of Affected Tracking Stock into a number (or fraction) of Special Common Shares or shares of any other class of Tracking Stock (or combination thereof on a pro rata basis) equal to the product of the Disposition Conversion Percentage and the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one Special Common Share or such other share of Tracking Stock (or any combination thereof on a pro rata basis) during a twenty-Trading Day period ending on the fifth Trading Day prior to the date of notice of such conversion.

        (g) To the extent that any Shares Issuable to Third Parties are included in the determination of the Adjusted Outstanding Interest Fraction, the Corporation's obligations in respect of such securities shall not be a reduction in the calculation of the Fair Value of the Net Proceeds. In the event any redemption of Tracking Stock is made in circumstances in which cash, securities or property are allocated to the TDS Group in respect of Shares Issuable to Third Parties (such cash, securities or other property being referred to herein as the "Reserved Property"), the Corporation shall be permitted to segregate and hold such property separate (in the case of any Reserved Property other than Special Common Shares or shares of another class of Tracking Stock). In the event the Reserved Property is, for any reason, not delivered with respect to the obligations relating to such Shares Issuable to Third Parties, such Reserved Property shall revert to the TDS Group, subject to escheat laws, and the former holders of the Affected Tracking Stock shall have no interest in such Reserved Property. In the event of any conversion of Tracking Stock into Special Common Shares or shares of any other class of Tracking Stock, the Corporation shall duly reserve Special Common Shares or shares of such other class of Tracking Stock or both issuable with respect to Shares Issuable to Third Parties of the Affected Tracking Stock.

        (h) At the time of any dividend made as a result of a Disposition, the TDS Group shall be credited, and the Affected Tracking Group shall be charged (in addition to the charge for the dividend paid in respect of outstanding shares of Affected Tracking Stock), with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times
    (ii) a fraction the numerator of which is the Retained Interest Fraction and the denominator of which is the Outstanding Interest Fraction of such Tracking Group.

        (i) If any Inter-Group Interests in a Tracking Group exist at the time of any dividend made as a result of a Disposition, each Tracking Group holding such an Inter-Group Interest in the Affected Tracking Group shall be credited, and the Affected Tracking Group shall be charged (in addition to the charge for the dividend paid in respect of outstanding shares of Affected Tracking Stock) with an amount equal to the product of (i) the aggregate amount paid in respect of such dividend times (ii) a fraction the numerator of which is the Inter-Group Interest Fraction and the denominator of which is the Outstanding Interest Fraction of the Affected Tracking Group.

        (j) In the case of a Disposition in a series of related transactions, the Disposition shall be deemed to have been consummated upon the consummation of the last of the series of related transactions.

        (k) The Board shall determine the redemption date or conversion date pursuant to Section B.11 hereof.

    11.  PROCEDURES RELATING TO DISPOSITION RIGHTS.

        (a) Not later than the fifth Trading Day following the consummation of a Disposition referred to above, the Corporation shall announce publicly by press release (i) the Fair Value of the Net Proceeds of such Disposition,
    (ii) the number of outstanding shares of Affected Tracking Stock, (iii) information describing and indicating the number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of such shares into or for which Convertible Securities are then convertible, exercisable or exchangeable, and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), (iv) the Disposition Conversion Percentage, (v) the Outstanding Interest Fraction for the Affected Tracking Stock as of a recent date preceding the date of such notice and (vi) the Adjusted Outstanding Interest Fraction for the Affected Tracking Stock as of a recent date preceding the date of such notice. Not earlier than the 51st Trading Day and not later than the 55th Trading Day following the consummation of such Disposition, the Corporation shall announce publicly by press release which of the redemption options thereof described in paragraph 10(b) of this Section B it has irrevocably determined to take and the kind of capital stock or cash, securities or other property or combination thereof to be delivered pursuant to the option selected.

        (b) If the Corporation determines to pay a dividend of cash, securities or other property or combination thereof following a Disposition, as described in subparagraph (i) of paragraph 10(b) of Section B, the Corporation shall, not later than the 55th Trading Day following the consummation of such Disposition, cause to be given to each holder of outstanding shares of the Affected Tracking Stock a notice setting forth (i) the record date for determining holders entitled to receive such dividend, which shall be not earlier than the 65th Trading Day and not later than the 70th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend (which shall not be more than 90 Trading Days following the consummation of such Disposition), (iii) the kind and amount of cash, other securities or property or combination thereof to be distributed in respect of each share of the Affected Tracking Stock, (iv) the amount of the Fair Value of the Net Proceeds of such Disposition, (v) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, and (vi) the number of outstanding shares of the Affected Tracking Stock subject to the Disposition and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, are Pre-Distribution Convertible Securities).

        (c) If the Corporation determines to undertake a redemption of a class of Tracking Stock following a Disposition of all (not merely substantially all) of the properties and assets of the Affected Tracking Group with respect to the Fair Value of the Net Proceeds, as described in clause (A) of subparagraph (ii) of paragraph 10(b) of this Section B, the Corporation shall cause to be given to each holder of outstanding shares of Tracking Stock of the Affected Tracking Group a notice setting forth (i) a statement that all of the shares of the Affected Tracking Stock outstanding on the redemption date shall be redeemed, (ii) the anticipated redemption date (which shall not be more than 90 Trading Days following the consummation of such Disposition), (iii) the kind and amount of cash, securities or property or combination thereof to be paid as a redemption price in respect of shares of the Affected Tracking Stock outstanding on the redemption date, (iv) the amount of the Fair Value of the Net Proceeds of such Disposition, (v) the Adjusted Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vi) the place or places where certificates for shares of Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of cash, securities or property, and (vii) the number of outstanding shares of the Affected Tracking Stock and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities). Such notice shall be sent not less than 51 Trading Days nor more than 55 Trading Days prior to the redemption date.

        (d) If the Corporation determines to undertake a partial redemption of Tracking Stock following a Disposition of substantially all (but not all) of the properties and assets of the Affected Tracking Group as described in clause (B) of subparagraph (ii) of paragraph 10(b)of this Section B, such partial redemption shall be done on a pro rata basis or by lot. The Corporation shall, not later than the 55th Trading Day following the consummation of such a Disposition, cause to be given to each holder of record of outstanding shares of the Affected Tracking Stock a notice setting forth (i) a statement that some of the shares of the Affected Tracking Stock outstanding on the redemption date shall be redeemed, specifying the number of such shares or how such number shall be determined, (ii) a date not earlier than the 65th Trading Day and not later than the 70th Trading Day following the consummation of such Disposition which shall be the date on which shares of the Affected Tracking Stock then outstanding shall be selected for redemption, (iii) the anticipated redemption date (which shall not be more than 90 Trading Days following the consummation of such Disposition), (iv) the kind and amount of cash, securities or property or combination thereof to be paid as a redemption price in respect of the shares of the Affected Tracking Stock, (v) the amount of the Fair Value of the Net Proceeds of such Disposition, (vi) the Outstanding Interest Fraction as of a recent date preceding the date of such notice, (vii) the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), and (viii) a statement that the Corporation shall not be required to register a transfer of any shares of the Affected Tracking Stock for a period of 15 Trading Days next preceding the date referred to in clause (ii) of this sentence. Promptly following the date referred to in clause (ii) of the preceding sentence, but not earlier than the 65th Trading Day and not later than the 70th Trading Day following the consummation of such Disposition, the Corporation shall cause to be given to each holder of shares of the Affected Tracking Stock, a notice setting forth
    (i) the number of shares of Affected Tracking Stock held by such holder to be redeemed, (ii) a statement that such shares of Affected Tracking Stock shall be redeemed, (iii) the anticipated redemption date (which shall not be more than 90 Trading Days following the consummation of such Disposition),
    (iv) the kind and amount of cash, other securities or property to be received by such holder with respect to each share of Affected Tracking Stock to be redeemed, including details as to the calculation thereof, and
    (v) the place or places where certificates for such shares of Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of such cash, other securities or property or combination thereof.

        (e) In the event of any conversion following a Disposition, as described in subparagraph (iii) of paragraph 10(b) of this Section B, the Corporation shall cause to be given to each holder of outstanding shares of the Affected Tracking Stock a notice setting forth (i) a statement that all of the outstanding shares of the Affected Tracking Stock shall be converted into a number or fraction of Special Common Shares or shares of any other class of Tracking Stock or combination thereof on a pro rata basis, and the calculation pursuant to which such number or fraction was determined or will be determined, (ii) the anticipated conversion date (which shall not be more than 90 Trading Days following the consummation of such Disposition), (iii) the per share number (or fraction) of Special Common Shares or shares of another class of Tracking Stock or combination thereof, as applicable, to be received with respect to each share of Affected Tracking Stock, specifying such number or fraction of shares or combination thereof, the Disposition Conversion Percentage and other details as to the calculation thereof, (iv) the place or places where certificates for shares of the Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered, and (v) the number of outstanding shares of the Affected Tracking Stock and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, are Pre-Distribution Convertible Securities). Such notice shall be sent not less than 51 Trading Days nor more than 55 Trading Days prior to the conversion date.

        (f) Upon the Corporation's decision to convert all of the remaining outstanding shares of the Affected Tracking Stock as described in paragraph 10(f), the Corporation shall announce publicly by press release (i) the number of outstanding shares of Affected Tracking Stock to be converted,
    (ii) the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), (iii) the Disposition Conversion Percentage and (iv) the Outstanding Interest Fraction for such Tracking Stock as of a recent date preceding the date of such notice. The Corporation shall subsequently announce publicly by press release whether the shares of such Tracking Stock are being converted in exchange for Special Common Shares, shares of another Tracking Stock or a combination thereof on a pro rata basis.

        (g) In the event of any conversion as described paragraph 10(f) of this Section B, the Corporation shall cause to be given to each holder of outstanding shares of the Affected Tracking Stock a notice setting forth (i) a statement that all of the outstanding shares of the Affected Tracking Stock shall be converted into a number or fraction of Special Common Shares or shares of any other class of Tracking Stock or combination thereof on a pro rata basis, specifying the shares or combination thereof, (ii) the anticipated conversion date (which shall not be more than 90 Trading Days following the press release that publicly announces such conversion), (iii) the per share number (or fraction) of Special Common Shares or shares of another class of Tracking Stock or combination thereof, as applicable, to be received with respect to each share of Affected Tracking Stock, specifying such number or fraction of shares or combination thereof, the Disposition Conversion Percentage and other details as to the calculation thereof, (iv) the place or places where certificates for shares of the Affected Tracking Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered, and (v) the number of outstanding shares of the Affected Tracking Stock and the Number of Shares Issuable to Third Parties of the Affected Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of the Affected Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, are Pre-Distribution Convertible Securities). Such notice shall be sent not less than 51 Trading Days nor more than 55 Trading Days prior to the conversion date.

    12. CONVERSION AT OPTION OF THE CORPORATION. The Corporation may, in the sole discretion of the Board, at any time convert each outstanding share of any class of Tracking Stock (the "Converted Tracking Stock") of any Tracking Group (the "Converted Tracking Group") into a number of fully paid and non-assessable Special Common Shares or shares of another class of Tracking Stock or any combination thereof on a pro rata basis, equal to the applicable percentage set forth below (the "Optional Conversion Percentage") on a conversion date selected by the Board pursuant to Section B.14 hereof, of the average daily ratio (calculated to the nearest five decimal places) of the Market Value of one share of Converted Tracking Stock to the Market Value of one Special Common

Share or share of such other class of Tracking Stock or any combination thereof on a pro rata basis, during a twenty-Trading Day period ending on the fifth Trading Day prior to the date of notice of such conversion, on a pro rata basis:

                              12-MONTH PERIOD PRIOR TO                                 OPTIONAL CONVERSION
                        ANNIVERSARY OF INITIAL ISSUANCE DATE                               PERCENTAGE
-------------------------------------------------------------------------------------  -------------------
First through Fifth..................................................................            115%
Sixth................................................................................            114%
Seventh..............................................................................            113%
Eighth...............................................................................            112%
Ninth................................................................................            111%
Thereafter...........................................................................            110%

    In the event of the conversion of any class of Tracking Stock into Special Common Shares or shares of another class of Tracking Stock, the assets and liabilities of the Converted Tracking Group shall be attributed to the Group related to the shares which are issued upon such conversion (on a pro rata basis if a combination of such shares are issued).

    13.  REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY.

        (a) Subject to paragraph 2(b) of this Section B, the Corporation, in the sole discretion of the Board, may at any time redeem (at no premium) all of the outstanding shares of any class of Tracking Stock (the "Redeemed Tracking Stock") of a Tracking Group (the "Redeemed Tracking Group"), for a number of outstanding shares of common stock of a Qualifying Subsidiary or Qualifying Subsidiaries holding all of the assets and liabilities attributed to the Redeemed Tracking Group equal to the product of the Adjusted Outstanding Interest Fraction of the Redeemed Tracking Group multiplied by the number of all of the outstanding shares of the Qualifying Subsidiaries owned directly or indirectly by the Corporation, on a pro rata basis. The Corporation shall retain the balance of the outstanding shares of the common stock of the Qualifying Subsidiaries as (i) Reserved Property with respect to the obligations related to the Number of Shares Issuable to Third Parties used in calculating such Adjusted Outstanding Interest Fraction, or (ii) in respect of the Retained Interest and any Inter-Group Interest in the Converted Tracking Group; PROVIDED, HOWEVER, in the sole discretion of the Board, shares of common stock of the Qualifying Subsidiaries retained in respect of the Retained Interest and any Inter-Group Interest in such Tracking Group may be distributed as provided in paragraph 13(b) of this Section B.

        (b) In the event the Board determines to redeem the shares of any class of Tracking Stock for shares of a Qualifying Subsidiary, and if there is a Retained Interest in such Tracking Group, the Board shall, to the extent practicable, distribute Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of Tracking Stock of such Tracking Group with respect to the Adjusted Outstanding Interest Fraction in such Tracking Group and, if the Board determines to distribute shares of such Qualifying Subsidiary to other shareholders with respect to any Retained Interest or Inter-Group Interest shall, to the extent practicable, distribute Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of any other Tracking Stock with respect to any such Inter-Group Interest in such Tracking Group, and distribute Qualifying Subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares, Qualifying Subsidiary shares corresponding to Common Shares to the holders of Common Shares, and Qualifying Subsidiary shares corresponding to Special Common Shares to the holders of Special Common Shares with respect to any Retained Interest in such Tracking Group, provided that the same number of shares of Qualifying Subsidiary common stock on a combined basis shall be distributed for each Series A Common Share, Common Share and any issued Special Common Share. If practicable, the Board shall recapitalize such Qualifying Subsidiary or Qualifying Subsidiaries through an amendment to its charter or otherwise, such that the shares of capital stock of such subsidiary and the relative rights, limitations and preferences thereof substantially correspond to the Series A Common Shares, Common Shares and Special Common Shares of the Corporation and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner; PROVIDED that, if the Qualifying Subsidiary has no shares corresponding to Special Common Shares and it is impracticable to recapitalize the subsidiary as provided in this sentence, the Board shall distribute Qualifying Subsidiary shares corresponding to Common Shares to the holders of Tracking Stock which would otherwise be entitled to receive Qualifying Subsidiary shares corresponding to Special Common Shares, and shall distribute Qualifying Subsidiary shares corresponding to Common Shares to the holders of Special Common Shares in respect of the Retained Interest.

    14.  PROCEDURES RELATING TO CONVERSION OR REDEMPTION OF TRACKING STOCK.

        (a) Upon the Corporation's decision to convert or redeem all of the outstanding shares of any class of Tracking Stock as described in paragraphs 12 or 13 of this Section B, the Corporation shall announce publicly by press release (i) the number of outstanding shares of the class of Tracking Stock which will be converted or redeemed, (ii) the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and into or for which Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities), (iii) the Optional Conversion Percentage and other details as to the calculation thereof, and (iv) the Outstanding Interest Fraction and the Adjusted Outstanding Interest Fraction for such Tracking Stock as of a recent date preceding the date of such notice. The Corporation shall subsequently announce publicly by press release whether the shares of such Tracking Stock are being converted in exchange for Special Common Shares, shares of another Tracking Stock or a combination thereof on a pro rata basis, or are being redeemed for shares of a Qualifying Subsidiary. A notice by the Corporation that the Corporation is considering a conversion or redemption or is seeking a ruling from the Internal Revenue Service relating to a possible conversion or redemption shall not constitute an announcement of a decision with respect to a redemption or conversion pursuant to this paragraph 14.

        (b) The Corporation's decision to convert or redeem all of the outstanding shares of Tracking Stock as described in paragraphs 12 or 13 of this Section B shall be revocable, and the determination of the Board with respect to which securities the Corporation shall use to convert or redeem such Tracking Stock shall be revocable, and any such conversion or redemption may be abandoned or modified by the Corporation, in the sole discretion of the Board, at any time prior to the Corporation's delivery of the replacement securities in exchange for the converted or redeemed shares of Tracking Stock.

        (c) If the Corporation determines to convert the shares of any class of Tracking Stock into Special Common Shares or shares of any other class of Tracking Stock or any combination thereof, as described in paragraph 12 of this Section B, the Corporation shall promptly cause to be given to each holder of shares of Tracking Stock to be converted a notice setting forth
    (i) a statement that all outstanding shares of such class of Tracking Stock shall be converted in exchange for Special Common Shares or shares of any other class of Tracking Stock or any combination thereof on a pro rata basis, specifying the shares or combination thereof, (ii) the anticipated conversion date (which shall not be more than 90 Trading Days following the press release that publicly announces such a conversion), (iii) the per share number (or fraction) of Special Common Shares or shares of another class of Tracking Stock or combination thereof, as applicable, to be received with respect to each share of the Converted Tracking Stock, specifying such number or fraction of shares or combination thereof, the Optional Conversion Percentage and other details as to the calculation thereof, (iv) the place or places where certificates for shares of such Tracking Stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for Special Common Shares, shares of another class of Tracking Stock or both, and (v) the number of outstanding shares of such Tracking Stock to be redeemed and the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of such Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities). Such notice shall be sent not less than 40 Trading Days nor more than 50 Trading Days prior to the conversion date.

        (d) If the Corporation determines to redeem the shares of any class of Tracking Stock Shares into shares of a Qualifying Subsidiary as described in paragraph 13 of this Section B, the Corporation shall promptly cause to be given to each holder of shares of Tracking Stock to be redeemed a notice setting forth (i) a statement that all outstanding shares of such class of Tracking Stock shall be redeemed in exchange for shares of a Qualifying Subsidiary, (ii) the anticipated redemption date (which shall not be more than 90 Trading Days following the press release that publicly announces such a redemption), (iii) the Adjusted Outstanding Interest Fraction for such Tracking Stock as of a recent date preceding the date of such notice,
    (iv) the place or places where certificates for shares of such Tracking Stock are to be redeemed, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), are to be surrendered for delivery of certificates for shares of common stock of the Qualifying Subsidiary, and
    (v) the number of outstanding shares of such Tracking Stock and the Number of Shares Issuable to Third Parties of such Tracking Stock, including the number of such shares which are issuable as Committed Acquisition Shares and the number of shares of such Tracking Stock into or for which outstanding Convertible Securities are then convertible, exercisable or exchangeable and the conversion, exercise or exchange prices thereof (and stating which, if any, of such Convertible Securities are Pre-Distribution Convertible Securities). Such notice shall be sent not less than 40 Trading Days nor more than 50 Trading Days prior to the redemption date.

    15.  GENERAL PROVISIONS RELATING TO CONVERSIONS AND REDEMPTIONS.

        (a) In each case in which a notice is required to be given to holders of outstanding shares of any class of Tracking Stock in accordance with paragraphs 11 or 14 (other than a notice to holders of shares selected for a partial redemption), notice shall also be given, within the required time period, to each holder of Convertible Securities that are convertible into or exercisable or exchangeable for shares of such Tracking Stock (unless provision for such notice is otherwise made pursuant to the terms of such Convertible Securities), which notice shall include, in addition to all of the information set forth in the corresponding notice to holders of shares of such Tracking Stock, a statement to the effect that the holders of such Convertible Securities shall be entitled to receive the dividend, participate in the redemption of shares following a Disposition with respect to such Tracking Stock or in the selection of shares for conversion or redemption, participate in the conversion of shares or participate in the redemption of shares in exchange for stock of the Qualifying Subsidiaries only if such holder appropriately converts, exercises or exchanges such Convertible Securities on or prior to the record date for the dividend, redemption date, date fixed for selection of shares to be redeemed or conversion date, as applicable, set forth in such notice. In the case of a conversion or redemption of shares of any class of Tracking Stock, the notice to holders of Convertible Securities shall also state what, if anything, such holders shall be entitled to receive pursuant to the terms of such Convertible Securities if such holders convert, exercise or exchange such Convertible Securities following the conversion date or redemption date, as applicable.

        (b) All notices required to be given in accordance with this paragraph 15 or paragraphs 11 or 14 shall be sent to a holder by first class mail, postage prepaid, at the holder's address as the same appears on the transfer books of the Corporation. Neither the failure to mail any notice to any particular holder of shares of Tracking Stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Tracking Stock or of Convertible Securities, or the validity of any conversion or redemption.

        (c) The Corporation shall not be required to issue or deliver fractional shares of any class of capital stock or any fractional securities to any holder of shares of Tracking Stock upon any conversion or redemption, dividend or other distribution described in paragraphs 10, 12 or 13 of this Section B. In connection with the determination of the number of shares of any class of capital stock that is issuable or the amount of securities that is deliverable to any holder of record upon any conversion or redemption, dividend or other distribution (including any fractions of shares or securities), the Corporation may aggregate the number of shares of Tracking Stock held at the relevant time by such holder of record. If the number of shares of any class of capital stock or the amount of securities remaining to be issued or delivered to any holder of shares of Tracking Stock is a fraction, the Corporation shall, if such fraction is not issued or delivered to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the fair market value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction shall be (i) in the case of any fraction of a share of capital stock of the Corporation, the product of such fraction and the Market Value of one share of such capital stock and (ii) in the case of any other fractional security, such value as is determined by the Board.

        (d) No adjustments in respect of dividends shall be made upon the conversion or redemption of any shares of Tracking Stock; PROVIDED, HOWEVER, that if the conversion or redemption date with respect to a class of Tracking Stock is subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of shares of such class of Tracking Stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, notwithstanding a conversion or redemption by the Corporation of such shares or the Corporation's default in payment of the dividend or distribution due on such date.

        (e) Before any holder of shares of any class of Tracking Stock shall be entitled to receive certificates representing shares of any kind of capital stock or cash, securities or other property or combination thereof to be received by such holder with respect to any conversion or redemption of such Tracking Stock, such holder shall be required to surrender at such place as the Corporation shall specify certificates for such shares, properly endorsed or assigned for transfer (unless the Corporation waives such requirement). The Corporation shall as soon as practicable after surrender of certificates representing shares of such Tracking Stock deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock or cash, securities or other property or combination thereof to which such person is entitled, together with any payment for fractional securities referred to above. The Corporation shall not be required to register (i) a transfer of any shares of Tracking Stock for a period of 15 Trading Days preceding the conversion date or redemption date or (ii) any shares of Tracking Stock selected for redemption.

        (f) From and after any applicable conversion or redemption date, all rights of a holder of shares of any class of Tracking Stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such Tracking Stock, to receive certificates representing shares of the kind and amount of capital stock or cash, securities or other property or combination thereof for which such shares of Tracking Stock were converted or redeemed, together with any payment for fractional securities, and such holder shall have no other or further rights in respect of the Tracking Stock so converted or redeemed, including, but not limited to, any rights with respect to any shares of capital stock or cash, securities or other property or combination thereof which are reserved or otherwise designated by the Corporation as being held for the satisfaction of the Corporation's obligations to pay or deliver any shares of capital stock, cash, securities or other property or combination thereof upon the conversion, exercise or exchange of any outstanding Convertible Securities or with respect to any other Shares Issuable to Third Parties related to the conversion or redemption of such Tracking Stock as of the date of such conversion or redemption. No holder of a certificate that, immediately prior to the applicable conversion or redemption date for any class of Tracking Stock, represented shares of Tracking Stock which were converted or redeemed shall be entitled to receive any dividend or other distribution with respect to shares of any kind of capital stock or other securities into or in exchange for which the shares of such Tracking Stock were converted or redeemed until surrender of such holder's certificate for a certificate or certificates representing shares of such kind of capital stock or other securities. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the conversion date or redemption date, as the case may be, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock or other securities represented by the certificate or certificates issued upon such surrender.

        (g) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock or other securities on the conversion or redemption of any class of Tracking Stock. The Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of any shares of capital stock or other securities in a name other than that in which the shares of Tracking Stock so converted or redeemed were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

    16.  EFFECTS ON CONVERTIBLE SECURITIES.

        (a) The following provisions with respect to Convertible Securities shall apply only to the extent that the terms of such Convertible Securities do not provide for adjustments in the event of a conversion or redemption described in paragraphs 10, 12 or 13 of this Section B.

        (b) After any conversion date or redemption date on which all outstanding shares of any class of Tracking Stock were converted or redeemed, any share of such class of Tracking Stock that is to be issued on conversion, exchange or exercise of any Convertible Security shall, immediately upon such conversion, exchange or exercise and without any notice or any other action on the part of, the Corporation or its Board or the holder of such Convertible Security:

             (i) in the event the shares of such class of Tracking Stock outstanding on such conversion date were converted into Special Common Shares or shares of another class of Tracking Stock or combination thereof pursuant to the provisions described in subparagraph (iii) of paragraph 10(b), paragraph 10(f) or paragraph 12 of this Section B, be converted into the number of Special Common Shares or shares of another class of Tracking Stock or combination thereof that the number of shares of such class of Tracking Stock, that were to be issued upon such conversion, exchange or exercise, would have received had such shares been outstanding on such conversion date; or

            (ii) in the event the shares of such class of Tracking Stock outstanding on such redemption date were redeemed pursuant to the provisions described in subparagraph (ii)(A) of paragraph 10(b) of this Section B or redeemed for shares of capital stock of a Qualifying Subsidiary or Qualifying Subsidiaries pursuant to paragraph 13 of this Section B, be redeemed, to the extent of funds of the Corporation legally available therefor, for the kind and amount of cash, securities or property or any combination thereof, or shares of capital stock of a Qualifying Subsidiary or Qualifying Subsidiaries, that the number of shares of such class of Tracking Stock, that were to be issued upon such conversion, exchange or exercise, would have received had such shares been outstanding on such redemption date.

        (c) If determined to be appropriate in the sole discretion of the Board, any such capital stock or cash, securities or property or any combination thereof to be delivered upon such conversion or redemption may be irrevocably transferred in trust for the benefit of holders of such Convertible Securities.

    17.  OTHER PROVISIONS.

        (a) The Board shall have the power to issue or sell any class or series of stock herein or hereafter authorized, for such consideration as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of shares of another class or series, and as otherwise permitted by law.

        (b) The Board shall have the power to purchase any class or series of stock herein or hereafter authorized for such consideration as the Board shall from time to time, in its discretion, determine, whether or not lesser consideration could be paid upon the purchase of shares of another class or series, and as otherwise permitted by law.

        (c) If the Corporation shall in any manner split, subdivide or combine the outstanding Common Shares, Series A Common Shares or Special Common Shares, all outstanding Common Shares, Series A Common Shares and Special Common Shares shall be proportionally split, subdivided or combined in the same manner and on the same basis.

        (d) In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Special Common Shares and Common Shares shall be entitled to receive the same consideration per share as a result of such merger or consolidation; provided, that this requirement shall be deemed to be satisfied if the consideration received by the holders of Special Common Shares consists of securities which have relative rights, preferences and limitations vis-a-vis the securities received by the holders of Common Shares that, in the judgment of the Board, are substantially similar in all material respects to the relative rights, preferences and limitations of the Special Common Shares vis-a-vis the Common Shares, respectively.

        (e) Every reference in this Restated Certificate of Incorporation or under Delaware law to a majority or other proportion of shares of capital stock shall, to the extent permitted under Delaware law, refer to a majority or such other proportion of the votes entitled to be cast by such shares of capital stock.

        (f) In accordance with Section 203(b)(3) of the DGCL, the Corporation expressly elects not be governed by Section 203 of the DGCL.

        (g) Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders before a meeting of shareholders shall be given in the manner provided in the Bylaws of the Corporation.

    18.  REDEMPTION TO PROTECT LICENSES.

        (a) Notwithstanding any other provision of this Restated Certificate of Incorporation, as amended, to the contrary, any outstanding shares of stock of the Corporation (other than Series A Common Shares) shall be subject to redemption by the Corporation, by action of the Board, if in the judgment of the Board such action should be taken, pursuant to Section 151(b)(2) of the Delaware General Corporation Law or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of, or to prevent the denial of applications for or the renewal of, any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries, or of any person in which the Corporation has any ownership or voting interest, direct or indirect, to conduct any portion of the business of the Corporation or any of its Subsidiaries, or any person in which the Corporation has any ownership or voting interest, direct or indirect, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock, or any other person with the right to vote such stock or on whose behalf such stock is owned or voted, possessing prescribed qualifications or any other condition. The terms and conditions of such redemption shall be as follows:

             (i) The redemption price of the shares to be redeemed pursuant to this paragraph 18 shall be equal to the lesser of (A) the Fair Market Value of such shares or (B) if such shares were purchased by such Disqualified Holder within one year of the Redemption Date, such Disqualified Holder's purchase price for such shares;

            (ii) The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

            (iii) If less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

            (iv) At least 30 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); PROVIDED that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

            (v) From and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

            (vi) Such other terms and conditions as the Board shall determine.

        (b) For purposes of this paragraph 18:

        "DISQUALIFIED HOLDER" shall mean any holder of shares of stock of the Corporation whose holding of such stock on behalf of such holder or on behalf of any other person involving any beneficial or other indirect ownership interest or voting power with respect to such stock, either individually or when taken together with the holding or voting of shares of stock of the Corporation by any other holders or persons entitled to vote such stock, may result, in the good faith judgment of the Board, in the loss of, or the failure to secure the reinstatement of, or the denial of applications for or the renewal of, any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries or of any person in which the Corporation has any ownership or voting interest to conduct any portion of the business of the Corporation or any of its Subsidiaries or of any person in which the Corporation has any ownership or voting interest, direct or indirect.

        "FAIR MARKET VALUE" of a share of the Corporation's stock of any class or series shall mean the average Closing Price for such a share for each of the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this paragraph 18; PROVIDED, HOWEVER, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board in good faith. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq Stock Market or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board in good faith.

        A "PERSON" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or similar organization, a government or any political subdivision thereof, or any other legal entity.

        "REDEMPTION DATE" shall mean the date fixed by the Board for the redemption of shares of stock of the Corporation pursuant to this paragraph 18.

        "REDEMPTION SECURITIES" shall mean any debt or equity securities (other than Series A Common Shares or securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Series A Common Shares) of the Corporation, any of its Subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to subparagraph
    (a)(iv) of this paragraph 18, at least equal to the price required to be paid pursuant to subparagraph (a)(i) of this paragraph 18 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

    19. DEFINITIONS. In addition to the definitions set forth above in this Restated Certificate of Incorporation, unless the context requires otherwise, the following terms shall have the meanings specified below:

    "ADJUSTED OUTSTANDING INTEREST FRACTION," as of any date, shall mean, with respect to a particular class of Tracking Stock, a fraction the numerator of which is the aggregate number of shares of such class of Tracking Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of outstanding shares, (b) the Number of Shares Issuable with Respect to Retained Interest for such class of Tracking Stock as of such date,
(c) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest by all other Tracking Groups in such Tracking Stock, if any, as of such date and
(d) the Number of Shares Issuable to Third Parties with respect to such Tracking Stock as of such date.

    "AERIAL" shall mean Aerial Communications, Inc., a Delaware corporation.

    "AERIAL GROUP" shall mean, as of any date that any Aerial Group Common Shares have been issued and continue to be outstanding:

        (a) the interest of the Corporation or any of its subsidiaries in Aerial and its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective businesses, assets and liabilities, except any of such businesses, assets or liabilities which have been attributed by the Board to another Group;

        (b) all businesses, assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to the Aerial Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of Aerial or any of its subsidiaries (or a successor as described in clause (a) of this sentence);

        (c) all businesses, assets and liabilities contributed or otherwise transferred to the Aerial Group from the TDS Group or any of the other Tracking Groups;

        (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Aerial Group, as determined by the Board;

        (e) a proportionate undivided interest in each and every business, asset and liability attributed to another Tracking Group equal to the Inter-Group Interest Fraction, if any, of the Aerial Group in such other Tracking Group; and

        (f) such other businesses, assets and liabilities and such adjustments to the foregoing as may be contemplated hereby or which may be determined in good faith by the Board.

    If a Retained Interest in the Aerial Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to Aerial Group Common Shares payable in cash, securities or other property of the Corporation attributed to the Aerial Group, other than Aerial Group Common Shares, the TDS Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is the Aerial Group's Retained Interest Fraction and the denominator of which is the Aerial Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than Aerial Group Common Shares so distributed to the holders of Aerial Group Common Shares, the Aerial Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the TDS Group.

    If an Inter-Group Interest in the Aerial Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to Aerial Group Common Shares payable in cash, securities or other property of the Corporation attributed to the Aerial Group other than Aerial Group Common Shares, the Tracking Group(s) holding the Inter-Group Interest(s) in the Aerial Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is the Inter-Group Interest Fraction in the Aerial Group in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Aerial Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than Aerial Group Common Shares so distributed to the holders of Aerial Group Common Shares, the Aerial Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the Tracking Group holding the Inter-Group Interest in the Aerial Group.

    From and after any transfer of cash, securities or other property from the Aerial Group to the TDS Group or to another Tracking Group, the Aerial Group shall no longer include the cash, securities or other property so transferred and the TDS Group or such other Tracking Group, as the case may be, shall include such cash, securities or other property, and from and after any transfer of cash, securities or other property from the TDS Group or another Tracking Group to the Aerial Group, the TDS Group or such other Tracking Group, as the case may be, shall no longer include the cash, securities or other property so transferred and the Aerial Group shall include such cash, securities or other property.

    "AERIAL GROUP COMMON SHARES," shall mean the Aerial Communications Group Common Shares, par value $0.01 per share.

    "AVAILABLE DIVIDEND AMOUNT," as of any date, shall mean, with respect to any Tracking Group, the product of the Outstanding Interest Fraction of such Tracking Group and either (a) the excess of (i) an amount equal to the total assets of such Tracking Group less the total liabilities (not including preferred stock) of such Tracking Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding shares of such class of Tracking Stock of such Tracking Group and each class or series of Preferred Shares or Undesignated Shares attributed to such Tracking Group or (b) in case there is no such excess, an amount equal to Corporation Earnings (Losses) attributable to such Tracking Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year. The Available Dividend Amount for a Tracking Group is intended to be similar to an amount equal to the product of the Outstanding Interest Fraction and the amount that would be legally available for the payment of dividends on shares of Tracking Stock under Delaware law if the related Tracking Group were a separate Delaware corporation. The "Available Dividend Amount" as of any date, shall mean, with respect to the TDS Group, the greater of (x) the amount of all surplus (as defined in the DGCL) of the Corporation or, if there is no surplus, the net profits (as contemplated by the DGCL) of the Corporation for the fiscal year in which such date occurs and/or the preceding fiscal year (if positive), less the sum of the Available Dividend Amounts of all of the Tracking Groups, or
(y) an amount equal to the sum of the Retained Interest Available Dividend Amounts (if positive) with respect to all of the Tracking Group, plus, without duplication, either (a) the excess of (i) an amount equal to the total assets of the TDS Group less the total liabilities (not including preferred stock) of the TDS Group as of such date over (ii) the aggregate par value of, or any greater amount determined to be capital in respect of, all outstanding Series A Common Shares, Common Shares and any issued Special Common Shares, and each class or series of Preferred Shares or Undesignated Shares attributed to the TDS Group or
(b) in case there is no such excess, an amount equal to Corporation Earnings (Losses) attributable to the TDS Group (if positive) for the fiscal year in which such date occurs and/or the preceding fiscal year.

    "BOARD" shall mean the Board of Directors of the Corporation.

    "CELLULAR GROUP" shall mean, as of any date that any shares of Cellular Group Stock have been issued and continue to be outstanding:

        (a) the interest of the Corporation or any of its subsidiaries in U.S. Cellular and its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective businesses, assets and liabilities, except any of such businesses, assets or liabilities which have been attributed by the Board to another Group;

        (b) all businesses, assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to the Cellular Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of U.S. Cellular or any of its subsidiaries (or a successor as described in clause (a) of this sentence);

        (c) all businesses, assets and liabilities contributed or otherwise transferred to the Cellular Group from the TDS Group or any of the other Tracking Groups;

        (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Cellular Group, as determined by the Board;

        (e) a proportionate undivided interest in each and every business, asset and liability attributed to another Tracking Group equal to the Inter-Group Interest Fraction, if any, of the Cellular Group in such other Tracking Group; and

        (f) such other businesses, assets and liabilities and such adjustments to the foregoing as may be contemplated hereby or which may be determined in good faith by the Board.

    If a Retained Interest in the Cellular Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to Cellular Group Common Shares payable in cash, securities or other property of the Corporation attributed to the Cellular Group, other than Cellular Group Common Shares, the TDS Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is the Cellular Group's Retained Interest Fraction and the denominator of which is the Cellular Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than Cellular Group Common Shares so distributed to the holders of Cellular Group Common Shares, the Cellular Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the TDS Group.

    If an Inter-Group Interest in the Cellular Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to Cellular Group Common Shares payable in cash, securities or other property of the Corporation attributed to the Cellular Group other than Cellular Group Common Shares, the Tracking Group holding the Inter-Group Interest in the Cellular Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is the Inter-Group Interest Fraction in the Cellular Group in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Cellular Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than Cellular Group Common Shares so distributed to the holders of Cellular Group Common Shares, the Cellular Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the Tracking Group holding the Inter-Group Interest in the Cellular Group.

    From and after any transfer of cash, securities or other property from the Cellular Group to the TDS Group or to another Tracking Group, the Cellular Group shall no longer include the cash, securities or other property so transferred and the TDS Group or such other Tracking Group, as the case may be, shall include such cash, securities or other property, and from and after any transfer of cash, securities or other property from the TDS Group or another Tracking Group to the Cellular Group, the TDS Group or such other Tracking Group, as the case may be, shall no longer include the cash, securities or other property so transferred and the Cellular Group shall include such cash, securities or other property.

    "CELLULAR GROUP COMMON SHARES" means the United States Cellular Group Common Shares, par value $0.01 per share.

    "COMMITTED ACQUISITION SHARES" as of any date, shall mean (a) Common Shares that the Corporation had, prior to such date, agreed to issue in connection with acquisitions, but as of such date had not been issued, and (b) Common Shares that are issuable upon conversion, exercise or exchange of Convertible Securities that the Corporation had, prior to such date, agreed to issue in connection with acquisitions, but as of such date had not been issued, in each case including obligations of the Corporation to issue Cellular Group Common Shares, Telecom Group Common Shares and Aerial Group Common Shares as a result of the Distribution pursuant to anti-dilution provisions in the acquisition agreements providing for the issuance of Common Shares or Convertible Securities which are convertible into or exercisable or exchangeable for Common Shares, without duplication of any Common Shares issuable upon conversion, exercise or exchange of Convertible Securities.

    "COMMON STOCK" shall mean shares of capital stock of the Corporation designated as common stock, including Series A Common Shares, Common Shares, Special Common Shares, Cellular Group Common Shares, Telecom Group Common Shares and Aerial Group Common Shares.

    "CORPORATION EARNINGS (LOSS)" for any period, with respect to any class of Common Stock, shall mean the net earnings or loss of the related Group for such period determined on a basis consistent with the determination of the net earnings or loss of such Group for such period as presented in the combined financial statements of such Group for such period, including income and expenses of the Corporation attributed to the operations of such Group on a substantially consistent basis, including without limitation, corporate, general and administrative costs, net interest and income taxes.

    "CONVERTIBLE SECURITIES" shall mean any securities of the Corporation, including preferred stock, options and other rights (other than Common Stock), that are convertible into, exchangeable for or evidence the right to purchase any shares of any class or series of Common Stock, whether upon conversion, exercise or exchange, pursuant to anti-dilution provisions of such securities or otherwise.

    "DGCL" shall mean the Delaware General Corporation Law.

    "DISTRIBUTION" shall mean the contemplated initial distribution of Cellular Group Shares, Telecom Group Shares and/or Aerial Group Shares or any part thereof to be made to the holders of Common Shares and Series A Common Shares.

    "FAIR VALUE OF NET PROCEEDS" shall mean, as of any date, with respect to any Disposition of any of the businesses, assets and liabilities of a Tracking Group, an amount, if any, equal to the fair value of the gross proceeds of such Disposition less any payment of, or reasonable provision for, (a) any taxes related to such Disposition or in respect of any resulting dividend or redemption, including deferred taxes, but not including any deductions or other offsets which may be available to the Corporation which are not attributed to such Tracking Group, (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities and other obligations (contingent or otherwise) of, or attributed to, that Tracking Group, including, without limitation, obligations with respect to committed acquisitions and Convertible Securities attributed to the Tracking Group, any indemnity or guarantee obligations incurred in connection with the Disposition or any liabilities for future purchase price adjustments, and any preferential amounts plus any accumulated and unpaid dividends and other obligations in respect of any class or series of Preferred Shares or Undesignated Shares attributed to such Tracking Group (without duplication). For purposes of this definition, any businesses, assets and liabilities of the affected Tracking Group which the Board determines to retain after such Disposition shall be deemed to constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise). To the extent the proceeds of any Disposition include any securities or other property other than cash, the Board shall determine the fair value of such securities or property, including for the purpose of determining the comparable value thereof if the Board determines to pay a dividend or redemption price in cash or securities or other property as provided in this Restated Certificate of Incorporation.

    "GROUP" shall mean the Aerial Group, the Cellular Group, the Telecom Group and the TDS Group and any other Group so designated by the Board.

    "INITIAL ISSUANCE DATE" shall mean, with respect to a class of stock, the initial date of issuance of shares of such class of stock.

    "INTER-GROUP INTEREST," as of any date, shall mean that part of the Corporation's equity interest in a Tracking Group which is deemed to be held (or subsequently acquired) by the Corporation and attributed to a Group other than the TDS Group. A Tracking Group may not hold an Inter-Group interest in the TDS Group.

    "INTER-GROUP INTEREST FRACTION," as of any date, with respect to any Investor Group, shall mean a fraction the numerator of which is the Number of Shares issuable with Respect to Inter-Group Interest in an Issuer Group by such Investor Group as of such date and the denominator of which is the sum of (a) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest in such Issuer Group by all Investor Groups as of such date, (b) the aggregate number of shares of Tracking Stock of such Issuer Group outstanding as of such date and (c) the Number of Shares Issuable with Respect to Retained Interest in such Issuer Group as of such date.

    "ISSUER GROUP" shall mean a Tracking Group in which there is an Inter-Group Interest by an Investor Group.

    "INVESTOR GROUP" means a Tracking Group which holds an Inter-Group Interest in an Issuer Group.

    "MARKET CAPITALIZATION" of any class or series of capital stock of the Corporation on any Trading Day shall mean the product of (a) the Market Value of one share of such class or series on such Trading Day and (b) the number of shares of such class or series outstanding at the close of business on such Trading Day.

    "MARKET VALUE" of a share of any class or series of capital stock of the Corporation on any day shall mean the average of the high and low reported sale prices regular way of a share of such class or series on such day (if such day is a Trading Day, and if such day is not a Trading Day, on the Trading Day immediately preceding such day) or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case on the American Stock Exchange or such other national securities exchange or the Nasdaq National Market on which such class or series is listed, or if the shares of such class or series are not quoted on the American Stock Exchange or any other national securities exchange or the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such class or series as determined by the Board; PROVIDED, that if the Special Common Shares or Series A Common Shares are not trading on a national securities exchange or the Nasdaq National Market, and if bid and asked prices are not available for the Special Common Shares or the Series A Common Shares, the Market Value of a Special Common Share or a Series A Common Share, as applicable, shall be deemed to be the same as a Common Share for purposes of determining Market Value under Sections 8, 10 and 12 hereof; and PROVIDED FURTHER, that for purposes of determining Market Values under Sections 8, 10 and 12 hereof (a) the "Market Value" of a share of any series of Common Stock on any day prior to the "ex" date or any similar date for any dividend or distribution paid or to be paid with respect to such series of Common Stock shall be reduced by the fair market value of the per share amount of such dividend or distribution as determined by the Board and (b) the "Market Value" of a share of any series of Common Stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such series of Common Stock or (ii) the "ex" date or any similar date for any dividend or distribution with respect to any such series of Common Stock in shares of such series of Common Stock, shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution.

    "MERGER," shall mean the merger of TDS Iowa with and into the Corporation.

    "NUMBER OF SHARES ISSUABLE WITH RESPECT TO INTER-GROUP INTEREST" shall mean, with respect to any Tracking Group (for purposes of this definition, the ("Issuer Group"), the number of shares of Tracking Stock of the Issuer Group (the ("Issuer Group Shares") which are attributed to, and that could be issued or sold by the Corporation for the benefit of, another Tracking Group (for purposes of this definition, the ("Investor Group"). Initially, the Number of Shares Issuable with Respect to Inter-Group Interest in each Tracking Group shall be zero, and shall from time to time thereafter, as applicable, be:

        (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Issuer Group Shares and dividends or distributions of Issuer Group Shares to the holders thereof and other reclassifications of the Issuer Group Shares;

        (b) decreased (but not to less than zero) by (i) the aggregate number of Issuer Group Shares issued or sold by the Corporation, for cash, securities or other property, the proceeds of which are attributed to the Investor Group, (ii) the aggregate number of Issuer Group Shares issued or delivered upon conversion, exercise or exchange of Convertible Securities, the proceeds of which are attributed to the Investor Group, (iii) the aggregate number of Issuer Group Shares issued or delivered by the Corporation as a dividend or distribution to holders of shares of the Investor Group, (iv) the aggregate number of Issuer Group Shares issued or delivered upon the conversion, exercise or exchange of any Convertible Securities issued or delivered by the Corporation as a dividend or distribution or by reclassification or exchange to holders of shares of the Investor Group, and
    (v) the aggregate number of Issuer Group Shares (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board) of assets or properties attributed to the Issuer Group that are transferred from the Issuer Group to the Investor Group in consideration of a reduction in the Number of Shares Issuable with Respect to Inter-Group Interest by the Investor Group in the Issuer Group, divided by the Market Value of one Issuer Group Share as of the date of such transfer;

        (c) increased by (i) the aggregate number of any Issuer Group Shares which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the Investor Group and (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board) of assets or properties theretofore attributed to the Investor Group that are contributed to the Issuer Group in consideration of an increase in the Number of Shares Issuable with Respect to Inter-Group Interest in the Issuer

    Group by the Investor Group, divided by the Market Value of one Issuer Group Share as of the date of such contribution; and

        (d) adjusted as may be appropriate to reflect other transactions between the Issuer Group and the Investor Group, as determined in good faith by the Board.

    Whenever a change in the Number of Shares Issuable with Respect to Inter-Group Interest with respect to any Group occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

    "NUMBER OF SHARES ISSUABLE WITH RESPECT TO RETAINED INTEREST" shall mean the number of shares of a class of Tracking Stock of a Tracking Group (for purposes of this definition, the "Issuer Group") that are attributed to, and could be issued or sold by the Corporation for the account of, the TDS Group in respect of a Retained Interest by the TDS Group in such Issuer Group. The Number of Shares Issuable with Respect to Retained Interest shall initially be determined by the Board, and shall from time to time thereafter, as applicable, be:

        (a) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Issuer Group Shares, and dividends or distributions of Issuer Group Shares to the holders thereof and other reclassifications of Issuer Group Shares;

        (b) decreased (but not to less than zero) by (i) the aggregate number of Issuer Group Shares issued or sold by the Corporation, for cash, securities or other property, the proceeds of which are attributed to the TDS Group,
    (ii) the aggregate number of Issuer Group Shares issued or delivered upon conversion, exercise or exchange of Convertible Securities (including Pre-Distribution Convertible Securities), the proceeds of which are attributed to the TDS Group, (iii) the aggregate number of Issuer Group Shares issued or delivered by the Corporation as a dividend or distribution to holders of Common Shares, Series A Common Shares or Special Common Shares, (iv) the aggregate number of Issuer Group Shares issued or delivered upon the conversion, exercise or exchange of any Convertible Securities issued or delivered by the Corporation as a dividend or distribution or by reclassification or exchange to holders of shares of Common Shares, Series A Common Shares or Special Common Shares, and (v) the aggregate number of Issuer Group Shares (rounded, if necessary, to the nearest whole number), equal to the aggregate fair value (as determined by the Board) of assets or properties attributed to the Issuer Group that are transferred from the Issuer Group to the TDS Group in consideration of a reduction in the Number of Shares Issuable with Respect to Retained Interest in the Issuer Group, divided by the Market Value of one Issuer Group Share as of the date of such transfer;

        (c) increased by (i) the aggregate number of any Issuer Group Shares which are retired or otherwise cease to be outstanding following their purchase with funds attributed to the TDS Group and (ii) a number (rounded, if necessary, to the nearest whole number), equal to the fair value (as determined by the Board) of assets or properties theretofore attributed to the TDS Group that are contributed to the Issuer Group in consideration of an increase in the Number of Shares Issuable with Respect to Retained Interest in the Issuer Group, divided by the Market Value of one Issuer Group Share as of the date of such contribution; and

        (d) adjusted as may be appropriate to reflect other transactions between the Issuer Group and the TDS Group, as determined in good faith by the Board.

        Whenever a change in the Number of Shares Issuable with Respect to Retained Interest in any Tracking Group occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation.

    "NUMBER OF SHARES ISSUABLE TO THIRD PARTIES" shall mean, as of any date, the number of shares of any class or series of Common Stock (such shares are herein referred to as "Shares Issuable to Third Parties") which are issuable (a) as Committed Acquisition Shares, (b) pursuant to the conversion, exercise or exchange of Convertible Securities or (c) otherwise, other than shares which are deemed to be issuable with respect to a Retained Interest or with respect to an Inter-Group Interest, as may be determined in good faith by the Board considering any relevant factors, including whether the holders of Convertible Securities would derive an economic benefit from the conversion, exercise or exchange of such Convertible Securities which exceeds the economic cost thereof or the economic benefit of not converting, exercising or exchanging such Convertible Securities.

    "OUTSTANDING INTEREST FRACTION," as of any date, shall mean, with respect to any class of Tracking Stock, a fraction the numerator of which is the aggregate number of shares of such class of Tracking Stock outstanding on such date and the denominator of which is the sum of (a) such aggregate number of shares, (b) the Number of Shares Issuable with Respect to Retained Interest of such class of Tracking Stock as of such date and (c) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest by all other Tracking Groups in such Tracking Stock, if any, as of such date.

    "PRE-81 PREFERRED SHARES," as of any date shall mean the series of Preferred Shares of the Corporation which are issued in the Merger in exchange for series of Preferred Shares of TDS Iowa that were originally issued before October 31, 1981, as identified in Section A of Article IV.

    "PRE-DISTRIBUTION CONVERTIBLE SECURITIES" shall mean Convertible Securities that are outstanding on the record date for the Distribution and are, prior to such date, convertible into or exercisable or exchangeable for either Common Shares or Series A Common Shares; PROVIDED, if the record date for the Distribution of any of the Cellular Group Shares, Telecom Group Shares or Aerial Group Shares is not the same date, the Board shall determine which, if any, Convertible Securities (or proportion thereof) that are issued after the first record date for any part of the Distribution, shall represent Pre-Distribution Convertible Securities.

    "POST-81 PREFERRED SHARES," as of any date shall mean the series of Preferred Shares of the Corporation which are issued in the Merger in exchange for series of Preferred Shares of TDS Iowa that were originally issued after October 31, 1981, as identified in Section A of Article IV.

    "QUALIFYING SUBSIDIARY" or "QUALIFYING SUBSIDIARIES" as of any date shall mean a Subsidiary or Subsidiaries of the Corporation (a) in which (i) the Corporation's ownership and voting interest is sufficient to satisfy the requirements of the Internal Revenue Service for a distribution of the Corporation's interest in such Subsidiary to the holders of Common Stock of the Corporation that is tax-free to such holders or (ii) the Corporation owns, directly or indirectly, all of the issued and outstanding capital stock and (b) which hold(s) all of the assets and liabilities attributed to a Tracking Group.

    "RELATED BUSINESS TRANSACTION" shall mean any Disposition of all or substantially all of the properties and assets of a Tracking Group in which the Corporation receives as proceeds of such Disposition primarily equity securities (including, without limitation, capital stock, convertible securities, partnership or limited partnership interests and other types of equity securities, without regard to the voting power or contractual or other management or governance rights related to such equity securities) of the purchaser or acquiror of such assets and properties of such Tracking Group, any entity which succeeds (by merger, formation of a joint venture enterprise or otherwise) to such assets and properties of such Tracking Group or a third party issuer, which purchaser, acquiror or other issuer is engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Tracking Group prior to such Disposition, as determined in good faith by the Board.

    "RETAINED INTEREST AVAILABLE DIVIDEND AMOUNT," as of any date, shall mean, with respect to a Tracking Group, the product of (a) a fraction, the numerator of which is the Retained Interest Fraction and the denominator of which is the Outstanding Interest Fraction with respect to such Tracking Group multiplied by
(b) the Available Dividend Amount of such Tracking Group.

    "RETAINED INTEREST FRACTION," as of any date, shall mean, with respect to any class of Tracking Stock, a fraction the numerator of which is the Number of Shares Issuable with Respect to Retained Interest of such class of Tracking Stock as of such date and the denominator of which is the sum of (a) such Number of Shares Issuable with Respect to Retained Interest as of such date, (b) the aggregate Number of Shares Issuable with Respect to Inter-Group Interest by all other Tracking Groups in such Tracking Stock, if any, as of such date, and (c) the aggregate number of shares of such class of Tracking Stock outstanding as of such date.

    "SHARES ISSUABLE TO THIRD PARTIES" shall have the meaning set forth in the definition of "Number of Shares Issuable to Third Parties."

    "SUBSIDIARY" shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

    "TDS GROUP" shall mean, as of any date that any shares of any class or series of Tracking Stock have been issued and continue to be outstanding:

        (a) the interest of the Corporation and all of its subsidiaries, (including any successors thereto by merger, consolidation or sale of all or substantially all of its assets) and their respective properties and assets, other than (except as provided in paragraph (e) of this definition) the interest of the Corporation and its subsidiaries in Aerial and its subsidiaries, TDS Telecom and its subsidiaries, U.S. Cellular and its subsidiaries, and any other subsidiaries attributed by the Board to a Group other than the TDS Group (including any successors thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with Related Business Transactions) and their respective businesses, assets and liabilities;

        (b) all businesses, assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to the TDS Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of the TDS Group or any of its subsidiaries (or a successor as described in clause (a) of this sentence);

        (c) all businesses, assets and liabilities contributed or otherwise transferred to the TDS Group from any of the Tracking Groups;

        (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the TDS Group, as determined by the Board;

        (e) a proportionate undivided interest in each and every business, asset and liability attributed to a Tracking Group equal to the Retained Interest Fraction of the TDS Group in such other Tracking Group; and

        (f) such other businesses, assets and liabilities and such adjustments to the foregoing as may be contemplated hereby or which may be determined in good faith by the Board.

    If a Retained Interest in any Tracking Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to holders of Tracking Stock of such Tracking Group payable in cash, securities or other property of the Corporation attributed to such Tracking Group, other than shares of Tracking Stock, the TDS Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is such Tracking Group's Retained Interest Fraction and the denominator of which is such Tracking Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than shares of Tracking Stock so distributed to the holders of such shares of Tracking Stock, such Tracking Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the TDS Group.

    From and after any transfer of cash, securities or other property from a Tracking Group to the TDS Group, such Tracking Group shall no longer include the cash, securities or other property so transferred and the TDS Group shall include such cash, securities or other property and from and after any transfer of cash, securities or other property from the TDS Group to a Tracking Group, the TDS Group shall no longer include the cash, securities or other property so transferred and such Tracking Group shall include such cash, securities or other property.

    "TDS GROUP SHARES" shall mean the Series A Common Shares, Common Shares and any issued Special Common Shares of the Corporation and any other shares of capital stock designated by the Board as TDS Group Shares.

    "TDS IOWA" shall mean Telephone and Data Systems, Inc., an Iowa corporation.

    "TDS TELECOM" shall mean TDS Telecommunications Corporation, a Delaware corporation.

    "TELECOM GROUP" shall mean, as of any date that any shares of Telecom Group Stock have been issued and continue to be outstanding:

        (a) the interest of the Corporation or any of its subsidiaries in TDS Telecom and its subsidiaries (including any successor thereto by merger, consolidation or sale of all or substantially all of its assets, whether or not in connection with a Related Business Transaction) and their respective businesses, assets and liabilities, except any of such businesses, assets or liabilities which have been attributed by the Board to another Group;

        (b) all businesses, assets and liabilities of the Corporation or any of its subsidiaries to the extent attributed to the Telecom Group by the Board, whether or not such businesses, assets or liabilities are businesses, assets and liabilities of TDS Telecom or any of its subsidiaries (or a successor as described in clause (a) of this sentence);

        (c) all businesses, assets and liabilities contributed or otherwise transferred to the Telecom Group from the TDS Group or any of the other Tracking Groups;

        (d) the interest of the Corporation or any of its subsidiaries in the businesses, assets and liabilities acquired by the Corporation or any of its subsidiaries for the Telecom Group, as determined by the Board;

        (e) a proportionate undivided interest in each and every business, asset and liability attributed to another Tracking Group equal to the Inter-Group Interest Fraction, if any, of the Telecom Group in such other Tracking Group; and

        (f) such other businesses, assets and liabilities and such adjustments to the foregoing as may be contemplated hereby or which may be determined in good faith by the Board.

    If a Retained Interest in the Telecom Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to Telecom Group Common Shares payable in cash, securities or other property of the Corporation attributed to the Telecom Group, other than Telecom Group Common Shares, the TDS Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is the Telecom Group's Retained Interest Fraction and the denominator of which is the Telecom Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than Telecom Group Common Shares so distributed to the holders of Telecom Group Common Shares, the Telecom Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the TDS Group.

    If an Inter-Group Interest in the Telecom Group is then existing and if the Corporation shall pay a dividend or make any other distribution with respect to Telecom Group Common Shares payable in cash, securities or other property of the Corporation attributed to the Telecom Group other than Telecom Group Common Shares, the Tracking Group holding the Inter-Group Interest in the Telecom Group shall be deemed to hold an amount or fair value thereof (as determined in good faith by the Board) of such cash, securities or other property equal to the amount or fair value so distributed multiplied by a fraction the numerator of which is the Inter-Group Interest Fraction in the Telecom Group in effect immediately prior to the record date for such dividend or other distribution and the denominator of which is equal to the Telecom Group's Outstanding Interest Fraction in effect immediately prior to the record date for such dividend or other distribution and, to the extent interest or dividends are paid or other distributions are made on any securities other than Telecom Group Common Shares so distributed to the holders of Telecom Group Common Shares, the Telecom Group shall no longer include a corresponding ratable amount or fair value of the kind of assets paid as such interest or dividends or other distributions in respect of such securities deemed to be held by the Tracking Group holding the Inter-Group Interest in the Telecom Group.

    From and after any transfer of cash, securities or other property from the Telecom Group to the TDS Group or to another Tracking Group, the Telecom Group shall no longer include the cash, securities or other property so transferred and the TDS Group or such other Tracking Group, as the case may be, shall include such cash, securities or other property, and from and after any transfer of cash, securities or other property from the TDS Group or another Tracking Group to the Telecom Group, the TDS Group or such other Tracking Group, as the case may be, shall no longer include the cash, securities or other property so transferred and the Telecom Group shall include such cash, securities or other property.

    "TELECOM GROUP COMMON SHARES" shall mean the TDS Telecommunications Group Common Shares, par value $0.01 per share.

    "TRACKING GROUP" shall mean the Aerial Group, the Cellular Group and the Telecom Group, and any other business group designated as a Tracking Group by the Board.

    "TRACKING STOCK" shall mean the Aerial Group Common Shares, the Cellular Group Common Shares and the Telecom Group Common Shares, and any other shares of capital stock of the Corporation which the Board designates as Tracking Stock.

    "TRADING DAY" shall mean each weekday other than a day on which the relevant class of Common Stock of the Corporation is not traded on any national securities exchange or quoted on the Nasdaq Stock Market or on the over-the-counter market.

    "U.S. CELLULAR" shall mean United States Cellular Corporation, a Delaware corporation.

    20. DETERMINATIONS BY BOARD. The Board of Directors shall make such determinations with respect to the businesses, assets and liabilities to be attributed to the Groups, the items of income and expenses for purposes of determining the Corporation Earnings (Loss) attributable to the Groups, the application of the provisions of this Article IV to transactions to be engaged in by the Corporation and the powers, preferences and relative, participating, optional and other special rights of the holders of the classes of Common Stock, and the qualifications and restrictions thereon, provided by the Restated Certificate of Incorporation of the Corporation, as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights, including, without limiting the foregoing, the determinations referred to in the following paragraphs of this paragraph 20. A record of any such determination shall be filed with the records of the actions of the Board of Directors.

        (a) Upon any acquisition by the Corporation or its subsidiaries of any assets or business, or any assumption of liabilities, outside of the ordinary course of business of any then existing Group, the Board of Directors shall determine whether such assets, business and liabilities (or an interest therein) shall be for the benefit of one Group or that an interest therein shall be partly for the benefit of one or more Groups.

        (b) Upon any issuance of any shares of Tracking Stock at a time when the Number of Shares Issuable with Respect to Retained Interest or the Number of Shares Issuable with Respect to Inter-Group Interest is more than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such Tracking Stock so issued should reduce the Number of Shares Issuable with Respect to Retained Interest or the Number of Shares Issuable with Respect to Inter-Group Interest, as the case may be.

        (c) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of a class of Tracking Stock, if at the time such Convertible Securities are issued the Number of Shares Issuable with Respect to Retained Interest or the Number of Shares Issuable with Respect to Inter-Group Interest is greater than zero, the Board of Directors shall determine whether, upon conversion, exchange or exercise of such Convertible Securities, the issuance of shares of such Tracking Stock pursuant thereto shall, in whole or in part, reduce the Number of Shares Issuable with Respect to Retained Interest or the Number of Shares Issuable with Respect to Inter-Group Interest, taking into consideration the use of the proceeds of such issuance of Convertible Securities and any other relevant factors.

        (d) Upon any repurchase by the Corporation or any subsidiary thereof of shares of any class of Tracking Stock, the Board of Directors shall determine, based on the source of funds used and any other relevant factors, whether all or any part of the shares of such Tracking Stock so purchased shall increase the Number of Shares Issuable with Respect to Retained Interest or the Number of Shares Issuable with Respect to Inter-Group Interest, as the case may be.

    Subject to applicable law, any determinations made in good faith by the Board under any provision of this Article IV or any certificate of designation filed pursuant hereto, and any determinations with respect to any Group or the rights of holders of any class or series of capital stock made pursuant to or in furtherance of this Article IV, shall be final and binding on all shareholders.

                                   ARTICLE V

    The address of the registered office of the Corporation is Corporation Trust Company, in the County of New Castle, and the name of its registered agent at such address is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                   ARTICLE VI

    A. NUMBER AND CLASSES OF DIRECTORS. The number of directors of the Corporation shall be fixed by or pursuant to the Bylaws of the Corporation, but shall not be less than three. The directors shall be divided into three classes and each class shall be as nearly equal in number as possible. The term of office of directors of the second class shall expire at the annual meeting of shareholders in 1998; that of the third class shall expire at the annual meeting of shareholders in 1999; and that of the first class shall expire at the annual meeting of shareholders in 2000. At each annual meeting after such classification, the number of directors equal to the number of the class, the term of which expired at the time of such meeting, shall be elected to hold office until the third succeeding annual meeting of shareholders. If the number of directors fixed by or pursuant to the Bylaws of the Corporation is changed at any time, any newly created directorships or any decrease in directorships shall be so apportioned among the classes by the Board so as to make all classes as nearly equal in number as possible; PROVIDED, HOWEVER, that no decrease in the number of directors shall shorten the term of any incumbent director.

    B. REMOVAL. Any one or more of or all of the directors may be removed with cause only by a vote of the holders of at least a majority of the voting power of shares then entitled to vote in the election of such directors, and any one or more or all of the directors may be removed without cause only by a vote of the holders of at least 80% of the voting power of the shares then entitled to vote in the election of such directors.

    C. BALLOTS. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

                                  ARTICLE VII

    To the extent permitted by the DGCL or any other applicable law presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of any fiduciary duty owed to the Corporation or its shareholders; PROVIDED that this provision shall not relieve a director from liability (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for transactions from which the director derives an improper personal benefit or (d) under Section 174 of the DGCL. This Article shall not apply to acts or omissions occurring prior to its effectiveness. No amendment to, expiration of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, expiration or repeal.

                                  ARTICLE VIII

    The Board of the Corporation, when evaluating any proposal or offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation; (b) merge or consolidate the Corporation with another corporation; or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all factors the directors deem relevant, including without limitation (i) the effects on the customers of the Corporation or any of its subsidiaries or on such other constituencies of the Corporation as the Board considers relevant under the circumstances; (ii) not only the consideration being offered (after taking into account corporate and shareholder taxes) in relation to the then current market price for the Corporation's outstanding shares of capital stock, but also the Board's estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern;
(iii) the purpose of the Corporation, and any of its subsidiaries, to provide quality products and services on a long-term basis; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the Corporation. If, on the basis of such factors, the Board so determines that a proposal or offer to acquire or merge the Corporation, or to sell its assets, is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board determines to reject any such proposal or offer, the Board shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding the proposal or offer except as may be required by applicable law. Except to the extent required by applicable law, the consideration of any or all of such factors shall not be a violation of the business judgment rule or of any duty of the directors to the shareholders or a group of shareholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the Corporation or a shareholder or group of shareholders.

                                   ARTICLE IX

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                   ARTICLE X

    Subject to the last sentence of this paragraph, each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as it may be in effect from time to time. The right of indemnity provided herein shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, agreement, vote of shareholders or directors, or otherwise. The Corporation may provide indemnification to any such person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader or otherwise differ from those set forth herein. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation regarding the manner and conditions under which indemnification shall be provided hereunder by the Corporation and the extent thereof from time to time as deemed appropriate by the Board in the best interests of the Corporation.

    SECOND:    The Board of Directors of the Corporation, at a meeting duly called at which a quorum existed, duly adopted resolutions proposing and approving this Restated Certificate of Incorporation of the Corporation.

    THIRD:    Pursuant to Section 228 of the DGCL, the adoption of this Restated
Certificate of Incorporation was consented to in writing by the sole shareholder of the Corporation.

    FOURTH:    This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Telephone and Data Systems, Inc. has caused this Restated Certificate to be signed by its President, and attested by its
Secretary this     day of              , 1998.

                                TELEPHONE AND DATA SYSTEMS, INC.

                                By:
                                     --------------------------------------
                                     LeRoy T. Carlson, Jr.
                                     PRESIDENT

ATTEST:

By:
   ---------------------------
   Michael G. Hron
   SECRETARY

                                  ATTACHMENT I
                                       TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        TELEPHONE AND DATA SYSTEMS, INC.

1. $6.00 CUMULATIVE VOTING SERIES A PREFERRED STOCK, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this preferred stock shall be "$6.00 Cumulative Voting Series A Preferred Stock" (hereinafter referred to as "Series A Preferred Stock").

    (b) DIVIDENDS--The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the board of directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of six dollars ($6.00) per annum per share and no more. The dividends, when payable, shall be paid quarterly on the first days of January, April, July, and October in each year, before any dividends shall be declared or paid upon or set apart for the common stock of the Company for that year. Such dividends upon the preferred stock shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of six dollars ($6.00) per annum shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart but without interest, before any dividend shall be paid upon or set apart for the common stock. Whenever the full dividend upon the preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the common stock may be declared by the board of directors out of the remainder of the assets available therefor.

    (c) REDEMPTION--The Corporation may, at the option of the board of directors, redeem the whole or any part of the outstanding Series A Preferred Stock at any time after January 3, 1974. If such redemption is made, the holders of any shares of Series A Preferred Stock redeemed shall be entitled to receive:

    $105.00 per share if redeemed on or before January 3, 1975;

    $104.50 if redeemed after January 3, 1975 but on or before January 3, 1976;

    $104.00 if redeemed after January 3, 1976 but on or before January 3, 1977;

    $103.50 if redeemed after January 3, 1977 but on or before January 3, 1978;

    $103.00 if redeemed after January 3, 1978 but on or before January 3, 1979;

    $102.50 if redeemed after January 3, 1979 but on or before January 3, 1980;

    $102.00 if redeemed after January 3, 1980 but on or before January 3, 1981;

    $101.50 if redeemed after January 3, 1981 but on or before January 3, 1982;

    $101.00 if redeemed after January 3, 1982 but on or before January 3, 1983;

    $100.50 if redeemed after January 3, 1983 but on or before January 3, 1984;

    $100.00 if redeemed after January 3, 1984;

plus an amount equal to all dividends accrued and unpaid to the redemption date.

    Notice of election to redeem shall be mailed to each holder of stock to be redeemed not less than thirty (30) days prior to the date upon which the stock is to be redeemed. In case less than all of the outstanding Series A Preferred Stock is to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata or otherwise, may be determined by the board of directors. If on or before the redemption date named in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the preferred stock so called for redemption, then, notwithstanding that any certificate of the preferred stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated, and all rights with respect to such preferred stock so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and determine, except only the right of the holder to receive the redemption price therefor, but without interest. Stock redeemed pursuant to the provisions hereof or any Series A Preferred Stock purchased or otherwise acquired shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the shares accordingly.

    (d) VOTING RIGHTS--The holders of the shares of Series A Preferred Stock shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and shall vote together with the holders of the common stock of the Corporation as one class.

    (e) PREEMPTIVE RIGHTS--No holder of any shares of Series A Preferred Stock shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares be hereby or hereafter authorized; and no holder of Series A Preferred Stock shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the board of directors may from time to time determine.

    (f) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the common stock, to receive out of the assets of the Company $100.00 per share of Series A Preferred Stock. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to stockholders are not sufficient to make payment in full to the holders of the Series A Preferred Stock, payment shall be made to such holders ratably in accordance with the number of shares held by them and, in case there shall then be more than one series of the Preferred Stock ratably in accordance with the respective distributive amount to which such holders shall be entitled.

2. $7.00 CUMULATIVE CONVERTIBLE VOTING SERIES B PREFERRED STOCK, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this preferred stock shall be "$7.00 Cumulative Convertible Voting Series B Preferred Stock" (hereinafter referred to as "Series B Preferred Stock").

    (b) DIVIDENDS--The holders of the Series B Preferred Stock shall be entitled to receive, when and as declared by the board of directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of seven dollars ($7.00) per annum per share and no more. The dividends, when payable, shall be paid quarterly on the first days of March, June, September and December in each year, before any dividends shall be declared or paid upon or set apart for the common stock of the Company for that year. Such dividends upon the Series B Preferred Stock shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of seven dollars ($7.00) per annum shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart but without interest, before any dividend shall be paid upon or set apart for the common stock. Provided, however, that no dividends shall be declared on the shares of any series of preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all preferred stock outstanding during such prior dividend periods, and further provided, that no dividends shall be declared on the shares of any series of preferred stock unless a dividend for the same period shall be declared at the same time upon all preferred stock outstanding during said period in like proportion to the dividend rate upon such shares. Whenever the full dividend upon all the preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the common stock may be declared by the board of directors out of the remainder of the assets available therefor.

    (c) REDEMPTION--The Corporation may, at the option of the board of directors, redeem the whole or any part of the outstanding Series B Preferred Stock at any time commencing five years after the date of issuance. If such redemption is made, the holders of any shares of Series B Preferred Stock redeemed shall be entitled to receive $100 per share plus an amount equal to all dividends accrued and unpaid to the redemption date.

    Notice of election to redeem shall be mailed to each holder of Series B Preferred Stock to be redeemed not less than thirty (30) days prior to the date upon which such stock is to be redeemed. In case less than all of the outstanding Series B Preferred Stock is to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata or otherwise, may be determined by the board of directors. If on or before the redemption date named in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the Series B Preferred Stock so called for redemption, then, notwithstanding that any certificate of the Series B Preferred Stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated, and all rights with respect to such Series B Preferred Stock so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest. Stock redeemed pursuant to the provisions hereof or any Series B Preferred Stock purchased or otherwise acquired shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the shares accordingly.

    (d) VOTING RIGHTS--The holders of the shares of Series B Preferred Stock shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and shall vote together with the holders of the common stock and the holders of other series of the preferred stock of the Corporation as one class.

    (e) PREEMPTIVE RIGHTS--No holder of any shares of Series B Preferred Stock shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class or series, whether such shares be hereby or hereafter authorized; and no holder of Series B Preferred Stock shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the board of directors may from time to time determine.

    (f)  CONVERSION--

        (1) The Series B Preferred Stock shall be convertible into Common Stock as hereinafter provided, and, when and as so converted, such Series B Preferred Stock shall be canceled and retired and shall not be reissued as such. Any holder of the Series B Preferred Stock may at any time prior to five years from the date of issuance convert such stock into full shares of the Common Stock of the Corporation at the rate of ten (10) shares of Common Stock for each share of Series B Preferred Stock. On presentation and surrender to the Corporation at its Offices of the certificates for shares of the Series B Preferred Stock to be converted, the holder of such stock shall be entitled to receive in exchange therefor certificates for shares of the fully paid and non-assessable Common Stock of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series B Preferred Stock in the manner aforesaid shall not affect the right of the holder of such stock to receive dividends accrued but unpaid on such shares as of the dividend payment date immediately prior to conversion.

        (2) The number of shares of Common Stock into which each share of Series B Preferred Stock is convertible, shall be subject to adjustment from time to time as in clauses (A) and (B) of this subparagraph (2):

           (A) In case the Corporation shall (i) pay a dividend on its Common Stock in shares of the Corporation, (ii) subdivide its outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each share of Series B Preferred Stock shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth of a common share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of shares of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock.

        (4) Fractional shares of Common Stock shall not be issued upon conversion of Series B Preferred Stock nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For the purposes of this paragraph (f), the term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of change in par value, or from par value to no par value, or from no par value to par value.

    (g) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the common stock, to receive out of the assets of the Company $100.00 per share of Series B Preferred Stock. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to stockholders are not sufficient to make payment in full to the holders of the Series B Preferred Stock, payment shall be made to such holders ratably in accordance with the number of shares held by them and, in case there shall then be more than one series of the Preferred Stock outstanding at that time, ratably in accordance with the respective distributive amount to which such holders shall be entitled.

3. 6.00 CUMULATIVE CONVERTIBLE VOTING SERIES D PREFERRED STOCK, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this preferred stock shall be $6.00 Cumulative Convertible Voting Series D Preferred Stock (hereinafter referred to as "Series D Preferred Stock").

    (b) DIVIDENDS--The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the board of directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of six dollars ($6.00) per annum per share and no more. The dividends, when payable, shall be paid quarterly on the first days of March, June, September, and December in each year, before any dividends shall be declared or paid upon or set apart for the common stock of the Company for that year. Such dividends upon the Series D Preferred Stock shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of six dollars ($6.00) per annum shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart but without interest, before any dividend shall be paid upon or set apart for the common stock. Provided, however, that no dividends shall be declared on the shares of any series of preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all preferred stock outstanding during said prior dividend periods, and further provided, that no dividends shall be declared on the shares of any series of preferred stock unless a dividend for the same period shall be declared at the same time upon all preferred stock outstanding during said period in like proportion to the dividend rate upon such shares. Whenever the full dividend upon all the preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the common stock may be declared by the board of directors out of the remainder of the assets available therefor.

    (c) REDEMPTION--The Corporation may, at the option of the board of directors, redeem the whole or any part of the outstanding Series D Preferred Stock at any time commencing ten years after the date of issuance. If such redemption is made, the holders of any shares of Series D Preferred Stock redeemed shall be entitled to receive $100 per share plus an amount equal to all dividends accrued and unpaid to the redemption date.

    Notice of election to redeem shall be mailed to each holder of Series D Preferred Stock to be redeemed not less than thirty (30) days prior to the date upon which such stock is to be redeemed. In case less than all of the outstanding Series D Preferred Stock is to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata or otherwise, may be determined by the board of directors. If on or before the redemption date named in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the Series D Preferred Stock so called for redemption then, notwithstanding that any certificate of the Series D Preferred Stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated, and all rights with respect to such Series D Preferred Stock so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest. Stock redeemed pursuant to the provisions hereof or any Series D Preferred Stock purchased or otherwise acquired shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the shares accordingly.

    (d) VOTING RIGHTS--The holders of the shares of Series D Preferred Stock shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and shall vote together with the holders of the common stock and the holders of other series of the preferred stock of the Corporation as one class.

    (e) PREEMPTIVE RIGHTS--No holder of any shares of Series D Preferred Stock shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class or series, whether such shares be hereby or hereafter authorized; and no holder of Series D Preferred Stock shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the board of directors may from time to time determine.

    (f)  CONVERSION--

        (1) The Series D Preferred Stock shall be convertible into Common Stock as hereinafter provided and, when and as so converted, such Series D Preferred Stock shall be canceled and retired and shall not be reissued as such. Any holder of the Series D Preferred Stock may at any time commencing two (2) years and terminating upon the expiration of ten (10) years from the date of issuance convert such stock into full shares of the Common Stock of the Corporation at the rate of ten (10) shares of Common Stock for each share of Series D Preferred Stock. On presentation and surrender to the Corporation at its offices of the certificates for shares of the Series D Preferred Stock to be converted, the holder of such stock shall be entitled to receive in exchange therefor certificates for shares of the fully paid and non-assessable Common Stock of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series D Preferred Stock in the manner aforesaid shall not affect the right of the holder of such stock to receive dividends accrued but unpaid on such shares as of the dividend payment date immediately prior to conversion.

        (2) The number of shares of Common Stock into which each share of Series D Preferred Stock is convertible, shall be subject to adjustment from time to time as in clauses (A) and (B) of this subparagraph (2):

           (A) In case the Corporation shall (i) pay a dividend on its Common Stock in shares of the Corporation, (ii) subdivide its outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each share of Series D Preferred Stock shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth of a share of Common Stock; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon conversion of shares of Series D Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series D Preferred Stock.

           (4) Fractional shares of Common Stock shall not be issued upon conversion of Series D Preferred Stock nor shall cash adjustments be made for fractional shares upon such conversion.

           (5) For the purposes of this paragraph (f), the term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of this Restated Certificate of Incorporation, or
       (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of change in par value, or from par value to no par value, or from no par value to par value.

    (g) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the common stock, to receive out of the assets of the Company $100.00 per share of Series D Preferred Stock. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to stockholders are not sufficient to make payment in full to the holders of the Series D Preferred Stock, payment shall be made to such holders ratably in accordance with the number of shares held by them and, in case there shall then be more than one series of the Preferred Stock outstanding at that time, ratably in accordance with the respective distributive amount to which such holders shall be entitled.

4. $7.00 CUMULATIVE CONVERTIBLE VOTING SERIES G PREFERRED STOCK, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this preferred stock shall be $7.00 Cumulative Convertible Voting Series G Preferred Stock (hereinafter referred to as "Series G Preferred Stock").

    (b) DIVIDENDS--The holders of the Series G Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of seven dollars ($7.00) per annum per share. The dividends, when payable, shall be paid quarterly on the first days of March, June, September and December in each year, before any dividends shall be declared or paid upon or set apart for the common stock of the Company for that year. Such dividends upon the Series G Preferred Stock shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of seven dollars ($7.00) per annum shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart before any dividend shall be paid upon or set apart for the common stock. Provided however, that no dividends shall be declared on the shares of any series of preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all preferred stock outstanding during said prior dividend periods, and further provided, that no dividends shall be declared on the shares of any series of preferred stock unless a dividend for the same period shall be declared at the same time upon all preferred stock outstanding during said period in like proportion to the dividend rate upon such shares. Whenever the full dividend upon all the preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the common stock may be declared by the Board of Directors out of the remainder of the assets available therefor.

    (c) REDEMPTION--Commencing ten years after the date of issuance, the Corporation may, at the option of the Board of Directors, redeem in any one year all or any part of the outstanding shares of Series G Preferred Stock at a price of $100.00 per share.

    Notice of redemption shall be mailed to each holder of Series G Preferred Stock to be redeemed not less than thirty (30) days prior to the date upon which the stock is to be redeemed. In case less than all of the outstanding Series G Preferred Stock is to be redeemed, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata or otherwise, may be determined by the Board of Directors. If on or before the redemption date named in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the Series G Preferred Stock so called for redemption then, notwithstanding that any certificate of the Series G Preferred Stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated and all rights with respect to such Series G Preferred Stock so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and determine, except only the right of the holder to receive the redemption price therefor, but with interest on the unpaid dividends calculated only until the date of redemption and without any further interest whatsoever. Stock redeemed pursuant to the provisions hereof or any Series G Preferred Stock purchased or otherwise acquired by the Corporation shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the shares accordingly.

    (d) VOTING RIGHTS--The holders of the shares of Series G Preferred Stock shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and shall vote together with the holders of the common stock and the holders of other series of the preferred stock of the Corporation as one class.

    (e) PREEMPTIVE RIGHTS--No holder of any shares of Series G Preferred Stock shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class or series, whether such shares be hereby or hereafter authorized; and no holder of Series G Preferred Stock shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the Board of Directors may from time to time determine, unless otherwise restricted by the terms of this statement of designations, powers and preferences.

    (f)  CONVERSION--

        (1) The Series G Preferred Stock shall be convertible into Common Stock as hereinafter provided and, when and as so converted, such Series G Preferred Stock shall be canceled and retired and shall not be reissued as such.

        (2) Any holder of the Series G Preferred Stock, at any time commencing immediately upon the issuance of the Series G Preferred Stock and terminating upon the expiration of ten years from the date of issuance, may convert such stock into full shares of the Common Stock of the Corporation at the rate of nine (9) shares of Common Stock for each share of Series G Preferred Stock upon 90 days written notice.

        (3) On presentation and surrender to the Corporation at its offices of the certificates for shares of the Series G Preferred Stock to be converted, the holder of such stock shall be entitled to receive in exchange therefor certificates for shares of the fully paid and non-assessable Common Stock of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the Board of Directors of the Corporation. Conversion of Series G Preferred Stock in the manner aforesaid shall not affect the right of the holder of such stock to receive dividends accrued but unpaid on such shares as of the dividend payment date immediately prior to conversion.

        (4) The number of shares of Common Stock into which each share of Series G Preferred Stock is convertible shall be subject to adjustment from time to time as in clauses (A) and (B) of this subparagraph (4):

           (A) In case the Corporation shall (i) pay a dividend on its Common Stock in shares of the Corporation, (ii) subdivide its outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each share of Series G Preferred Stock shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth of a common share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account by any subsequent adjustment.

        (5) The Corporation shall at all times reserve and keep available out of its authorized Common Stock solely for the purpose of issue upon conversion of shares of Series G Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series G Preferred Stock.

        (6) Fractional shares of Common Stock shall not be issued upon conversion of Series G Preferred Stock nor shall cash adjustments be made for fractional shares upon such conversion.

        (7) For the purpose of this paragraph (f), the term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of change in par value, or from par value to no par value, or from no par value to par value.

    (g) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series G Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the common stock, to receive out of the assets of the Company $100.00 per share of Series G Preferred Stock. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to stockholders are not sufficient to make payment in full to the holders of the Series G Preferred Stock, payment shall be made to such holders ratably in accordance with the number of shares held by them and, in case there shall then be more than one series of the

Preferred Stock outstanding at that time, ratably in accordance with the respective distributive amount to which such holders shall be entitled.

5. $7.00 CUMULATIVE CONVERTIBLE VOTING SERIES H PREFERRED STOCK, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this preferred stock shall be $7.00 Cumulative Convertible Voting Series H Preferred Stock (hereinafter referred to as "Series H Preferred Stock").

    (b) DIVIDENDS--The holders of the Series H Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of seven dollars ($7.00) per annum per share. The dividends, when payable, shall be paid quarterly on the first days of March, June, September and December in each year, before any dividends shall be declared or paid upon or set apart for the common stock of the Company for that year. Such dividends upon the Series H Preferred Stock shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of seven dollars ($7.00) per annum shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart before any dividend shall be paid upon or set apart for the common stock. Provided, however, that no dividends shall be declared on the shares of any series of preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all preferred stock outstanding during said prior dividend periods, and further provided, that no dividends shall be declared on the shares of any series of preferred stock unless a dividend for the same period shall be declared at the same time upon all preferred stock outstanding during said period in like proportion to the dividend rate upon such shares. Whenever the full dividend upon all the preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the common stock may be declared by the Board of Directors out of the remainder of the assets available therefor.

    (c)  REDEMPTION--

        (1) Unless the holder of Series H Preferred Stock elects not to have his shares redeemed in any one or more years in accordance with this subparagraph (c)(1) by so informing the Corporation at any time or times in writing (which election, if made, shall be irrevocable and shall forever bar redemption of the Series H Preferred Stock except in accordance with the provisions of subparagraph (c)(2)), the Corporation will redeem more than twenty percent of the shares of Series H Preferred Stock then held by each holder of Series H Preferred Stock at an aggregate price of $119.06 per share on the anniversary of the date of issuance of the Series H Preferred Stock in the following years: 1981, 1984, 1987 and 1989 through and including 1995.

        (2) Beginning on the twenty-first anniversary of the date of issuance of the Series H Preferred Stock, the holders of Series H Preferred Stock shall have the right, at their option, to have the Corporation redeem any or all of the outstanding shares of Series H Preferred Stock at a price of $100.00 per share.

        (3) If, on or before the applicable redemption date named above, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the Series H Preferred Stock so called for redemption, then, notwithstanding that any certificate of the Series H Preferred Stock so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of redemption so designated and all rights with respect to such Series H Preferred Stock so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and determine, except only the right of the holder to receive the redemption price therefor, but with interest on the unpaid dividends calculated only until the date of redemption and without any further interest whatsoever.

        (4) Stock redeemed pursuant to any of the provisions of paragraph (c) or any Series H Preferred Stock purchased or otherwise acquired by the Corporation shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the shares accordingly.

    (d) VOTING RIGHTS--The holders of the shares of Series H Preferred Stock shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and shall vote together with the holders of the common stock and the holders of other series of the preferred stock of the Corporation as one class.

    (e) PREEMPTIVE RIGHTS--No holder of any shares of Series H Preferred Stock shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class or series, whether such shares be hereby or hereafter authorized; and no holder of Series H Preferred Stock shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the Board of Directors may from time to time determine, unless otherwise restricted by the terms of this statement of designations, powers and preferences.

    (f)  CONVERSION--

        (1) The Series H Preferred Stock shall be convertible into Common Stock as hereinafter provided and, when and as so converted, such Series H Preferred Stock shall be canceled and retired and shall not be reissued as such.

        (2) Any holder of the Series H Preferred Stock, at any time commencing immediately upon the issuance of the Series H Preferred Stock and terminating upon the expiration of ten years from the date of issuance, may convert such stock into full shares of the Common Stock of the Corporation at the rate of nine (9) shares of Common Stock for each share of Series H Preferred Stock upon 90 days written notice to the Corporation by the holder of the Series H Preferred Stock. The Corporation, at its option, may consent to shorter notice.

        (3) On presentation and surrender to the Corporation at its offices of the certificates for shares of the Series H Preferred Stock to be converted, the holder of such stock shall be entitled to receive in exchange therefor certificates for shares of the fully paid and non-assessable Common Stock of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the Board of Directors of the Corporation. Conversion of Series H Preferred Stock in the manner aforesaid shall not affect the right of the holder of such stock to receive dividends accrued but unpaid on such shares as of the dividend payment date immediately prior to conversion.

        (4) The number of shares of Common Stock into which each share of Series H Preferred Stock is convertible shall be subject to adjustment from time to time as in clauses (A) and (B) of this subparagraph (4):

           (A) In case the Corporation shall (i) pay a dividend on its Common Stock in shares of the Corporation, (ii) subdivide its outstanding Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each share of Series H Preferred Stock shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth of a common share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account by any subsequent adjustment.

        (5) The Corporation shall at all times reserve and keep available out of its authorized Common Stock solely for the purpose of issue upon conversion of shares of Series H Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series H Preferred Stock.

        (6) Fractional shares of Common Stock shall not be issued upon conversion of Series H Preferred Stock nor shall cash adjustments be made for fractional shares upon such conversion.

        (7) For the purposes of this paragraph (f), the term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of change in par value, or from par value to no par value, or from no par value to par value.

    (g) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series H Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of the Common Stock, to receive out of the assets of the Company $100.00 per share of Series H Preferred Stock. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to stockholders are not sufficient to make payment in full to the holders of the Series H Preferred Stock, payment shall be made to such holders ratably in accordance with the number of shares held by them and, in case there shall then be more than one series of the Preferred Stock outstanding at that time, ratably in accordance with the respective distributive amount to which such holders shall be entitled.

6. $8.00 CUMULATIVE CONVERTIBLE AND REDEEMABLE VOTING SERIES N PREFERRED STOCK, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this series of Preferred Shares shall be "$8.00 Cumulative Convertible and Redeemable Voting Series N Preferred Shares" (hereinafter referred to as the "Series N Preferred Shares").

    (b) DIVIDENDS--The holders of the Series N Preferred Shares shall be entitled to receive, when and as declared by the board of directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of eight dollars ($8.00) per annum per share and no more. The dividends, when payable, shall be paid quarterly on the first days of March, June, September and December in each year, before any dividends shall be declared or paid upon or set apart for the Common Shares or Series A Common Shares of the Corporation for that quarter. Such dividends upon the Series N Preferred Shares shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of eight dollars ($8.00) per annum shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart but without interest, before any dividend shall be paid upon or set apart for the Common Shares or Series A Common Shares; provided, however, that no dividends shall be declared on the shares of any series of preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all preferred stock outstanding during such prior dividend periods, and further provided that no dividends shall be declared on the shares of any series of preferred stock unless a dividend for the same period shall be declared at the same time upon all preferred stock outstanding during said period in like proportion to the dividend rate upon such shares. Whenever the full dividend upon all the series of the preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the Common Shares or Series A Common Shares may be declared by the board of directors out of the remainder of the assets available therefor.

    (c)  REDEMPTION--

        (1) Unless such shares have been converted pursuant to paragraph (f) hereof prior to the sixth anniversary of the date of issue thereof, the Corporation shall, beginning with the seventh anniversary of the date of issue thereof, and annually thereafter on each subsequent anniversary of the date of issue thereof, redeem one-fourteenth of the number of Series N Preferred Shares outstanding on the sixth anniversary of the date of issue thereof, until all such shares have been redeemed, and the holders thereof shall be entitled to receive $100.00 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date.

        (2) Notice of any redemption shall be mailed to each holder of Series N Preferred Shares to be redeemed not less than thirty (30) days prior to the date upon which such stock is to be redeemed. If on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of Series N Preferred Shares so called for redemption then, notwithstanding that any certificate representing Series N Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of such redemption so specified, and all rights with respect to such Series N Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest. Series N Preferred Shares redeemed pursuant to the provisions hereof or any such shares purchased or otherwise acquired shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the number of outstanding Series N Preferred Shares accordingly.

    (d) VOTING RIGHTS--The holders of Series N Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and shall vote together with the holders of the common stock and the holders of other series of the preferred stock of the Corporation as one class.

    (e) PREEMPTIVE RIGHTS--No holder of any Series N Preferred Shares shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class or series, whether such shares be hereby or hereafter authorized; and no holder of Series N Preferred Shares shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the board of directors may from time to time determine.

    (f)  CONVERSION--

        (1) The Series N Preferred Shares shall be convertible into the Corporation's Common Shares as hereinafter provided, and when and as so converted, such Series N Preferred Shares shall be canceled and retired and shall not be reissued as such. Commencing upon the issuance and terminating at the close of business on the third anniversary thereof, the Series N Preferred Shares may be converted, upon thirty (30) days' written notice to the Corporation into Common Shares of the Corporation at the rate of ten
    (10) Common Shares for each Series N Preferred Share. Thereafter, until the close of business on the sixth anniversary of the date of issue, the Series N Preferred Shares may be converted, upon thirty (30) days' written notice to the Corporation, into Common Shares of the Corporation at the rate of nine (9) Common Shares for each Series N Preferred Share. On presentation and surrender to the Corporation at its offices of the certificates representing Series N Preferred Shares to be converted, the holder thereof shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series N Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to conversion.

        (2) The number of Common Shares into which each Series N Preferred Shares is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In case the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation, (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series N Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Shares; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account by any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series N Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series N Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series N Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For the purposes of this paragraph (f), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

    (g) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series N Preferred Shares shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Common Shares or Series A Common Shares, to receive out of the assets of the Corporation $100.00 per Series N Preferred Share. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to stockholders are not sufficient to make payment in full to the holders of the Series N Preferred Shares, payment shall be made to such holders ratably in accordance with the number of shares held by them, and in case there shall then be more than one series of the preferred stock outstanding at that time, ratably in accordance with the respective distributive amount to which such holders shall be entitled.

7. $9.00 CUMULATIVE CONVERTIBLE AND REDEEMABLE VOTING SERIES O PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this series of Preferred Shares shall be "$9.00 Cumulative Convertible and Redeemable Voting Series O Preferred Shares" (hereinafter referred to as the "Series O Preferred Shares").

    (b) DIVIDENDS--The holders of the Series O Preferred Shares shall be entitled to receive, when and as declared by the board of directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, preferential dividends at the rate of nine dollars ($9.00) per annum per share and no more. The dividends, when payable, shall be paid quarterly on the first days of March, June, September and December in each year (prorated if the period such stock is outstanding prior to the first quarterly dividend date is less than a calendar quarter), before any dividends shall be declared or paid upon or set apart for the Common Shares or Series A Common Shares of the Corporation for that quarter. Such dividends upon the Series O Preferred Shares shall be cumulative from the date of issue thereof so that if dividends for any past dividend period at the rate of nine dollars ($9.00) per annum per share shall not have been paid thereon or declared and a sum sufficient for payment thereof set apart, the deficiency shall be fully paid or set apart but without interest, before any dividend shall be paid upon or set apart for the Common Shares or Series A Common Shares; provided, however, that no dividends shall be declared on the shares of any series of preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all preferred stock outstanding during such prior dividend periods, and further provided that no dividends shall be declared on the shares of any series of preferred stock unless a dividend for the same period shall be declared at the same time upon all preferred stock outstanding during said period in like proportion to the dividend rate upon such shares. Whenever the full dividend upon all series of preferred stock for all past dividend periods shall have been paid and the full dividend thereon for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart, dividends upon the Common Shares or Series A Common Shares may be declared by the board of directors out of the remainder of the assets available therefor.

    (c)  REDEMPTION--

        (1) Unless such shares have been converted pursuant to paragraph (f) hereof prior to January 1, 1990, the Corporation may, at its option from time to time and in such amounts as it may determine, redeem the Series O Preferred Shares for $100.00 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date.

        (2) Unless such shares have been converted pursuant to paragraph (f) hereof prior to January 1, 1990, the holder of Series O Preferred Shares may, at the holder's option, during the period commencing January 1, 1990 and ending December 31, 1999, elect to have redeemed in any one year as much as one-third (1/3) of the number of Series O Preferred Shares held by such person on January 1, 1990.

        (3) Notice of an election under either of the redemption provisions in subparagraphs (c)(1) and (c)(2) above shall be mailed (A) in case of a redemption at the election of the Corporation to each holder of Series O Preferred Shares to be redeemed or (B) in the case of a redemption at the election of the holder of Series O Preferred Shares to the Corporation not less than thirty (30) days prior to the date upon which such stock is to be redeemed. In case less than all of the outstanding Series O Preferred Shares are to be redeemed by the Corporation, the amount to be redeemed and the method of effecting such redemption, whether by lot or pro rata or otherwise, may be determined by the Board of Directors. If on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of the Series O Preferred Shares so called for or requesting redemption, then, notwithstanding that any certificate representing Series O Preferred Shares so called for or requesting redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of such redemption so specified, and all rights with respect to such Series O Preferred Shares so called for or requesting redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest. Series O Preferred Shares redeemed pursuant to the provisions hereof or any such shares purchased or otherwise acquired shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the number of outstanding Series O Preferred Shares accordingly.

    (d)  VOTING RIGHTS--

        (1) For all purposes, the holders of Series O Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) Subject to the rights, if any, of the holders of one or more series of Preferred Shares, voting as a class, to elect one or more directors, in the election of directors, the holders of Series O Preferred Shares shall vote together as one class with the Series A Common Shares. The total number of directors of the Corporation shall be determined without regard to any director(s) whom the holders of one or more series of Preferred Shares, voting as a class, have elected or have the right to elect. In the event the number of issued and outstanding Series A Common Shares at any time falls below 500,000, then with respect to the election of directors at the next annual meeting thereafter the holders of Common Shares, Series A Common Shares and Preferred Shares shall be entitled to elect all of the directors of the Corporation.

    (e) PREEMPTIVE RIGHTS--No holder of any Series O Preferred Shares shall have any preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class or series, whether such shares be hereby or hereafter authorized; and no holder of Series O Preferred Shares shall have any preemptive right to acquire any shares which may be held in the treasury of the Corporation; all such additional or treasury shares may be sold for such consideration at such time and to such person or persons as the board of directors may from time to time determine.

    (f)  CONVERSION--

        (1) (A) The Series O Preferred Shares shall be convertible into the Corporation's Common Shares as hereinafter provided, and when and as so converted, such Series O Preferred Shares shall be canceled and retired and shall not be reissued as such. Commencing upon issuance and terminating at the close of business on December 31, 1988, the Series O Preferred Shares may be converted, upon sixty (60) days' written notice to the Corporation, into Common Shares of the Corporation at the rate of nine (9) Common Shares for each Series O Preferred Share. Thereafter, until the close of business on December 31, 1989, the Series O Preferred Shares may be converted, upon sixty (60) days' written notice to the Corporation, into Common Shares of the Corporation at the rate of eight (8) Common Shares for each Series O Preferred Share. On presentation and surrender to the Corporation at its offices of the certificates representing the Series O Preferred Shares to be converted, the holder thereof shall be entitled to receive in exchange therefor certificates for fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series O Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to conversion.

           (B) Notwithstanding the provisions of clause (A) above, if the Market Value (as defined below) of a Common Share does not exceed $12.875 per share on each of five consecutive trading days for at least two periods of five days each from the date of issuance to December 31, 1987, then the Corporation will deliver additional Common Shares to qualified shareholders, in an amount equal to the Price Differential (as defined below). The payment of additional Common Shares is limited to those shareholders electing to receive stock in connection with the acquisition of Chatham Telephone Company and others who receive such stock from such shareholders through inheritance or gift, and who complete the conversion of their Series O Preferred Shares, as provided herein, prior to August 1, 1988, and is further limited to those Common Shares owned by the shareholder on August 1, 1988 which were (i) issued in the original distribution of Series O Preferred Shares, or (ii) acquired pursuant to a conversion of Series O Preferred Shares (the "Qualified Shares"). For purposes of calculating the number of additional Common Shares to be issued, the value of each additional Common Share being issued shall be the highest average Market Value for two periods of five consecutive trading days from the date of issuance through December 31, 1987. This value is referred to hereinafter as the "Additional Share Value." The number of additional Common Shares to be issued shall be determined by dividing the Price Differential by the Additional Share Value. No fractional shares will be issued in connection with the payment of additional shares. An equivalent amount of cash for such fractional shares shall be distributed based upon the Additional Share Value.

        For purposes hereof:

          1. "Market Value" means the high sales price of a Common Share, as reported in the Wall Street Journal.

          2. "Price Differential" means the difference between the highest average Market Value for five (5) consecutive trading days during the period from the date of issuance through December 31, 1987, and $12.875, multiplied by the number of Qualified Shares.

        (2) The number of Common Shares into which each Series O Preferred Share is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In case the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation, (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series O Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which the holder would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account by any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series O Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series O Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series O Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For the purposes of this paragraph (f), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

    (g) LIQUIDATION RIGHTS--In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Series O Preferred Shares shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Common Shares or Series A Common Shares, to receive out of the assets of the Corporation $100.00 per Series O Preferred Share. If upon any such dissolution, liquidation or winding up, the assets of the Corporation available for payment to shareholders are not sufficient to make payment in full to the holders of the Series O Preferred Shares, payment shall be made to such holders ratably in accordance with the number of shares held by them and, in case there shall then be more than one series of preferred stock outstanding at that time, ratably in accordance with the respective distributive amount to which such holders shall be entitled.

8. $10.50/$7.00 CUMULATIVE AND CONVERTIBLE VOTING SERIES S PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this series of Preferred Shares shall be "$10.50/$7.00 Cumulative and Convertible Voting Series S Preferred Shares" (hereinafter referred to as the "Series S Preferred Shares").

    (b) DIVIDENDS--The rate of dividend payable upon Series S Preferred Shares shall be ten and 50/100 dollars ($10.50) per share per annum during the first year after issuance and seven and no/100 dollars ($7.00) per share per annum thereafter.

    (c)  VOTING RIGHTS--

        (1) With respect to all matters, each holder of Series S Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series S Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (d)  CONVERSION--

        (1) The Series S Preferred Shares shall be convertible into the Corporation's Common Shares as hereinafter provided, and when and as so converted, such Series S Preferred Shares shall be canceled and retired and shall not be reissued as such. Commencing upon issuance and terminating four
    (4) years thereafter, the Series S Preferred Shares may be converted, upon written notice to the Corporation, into Common Shares of the Corporation at the rate of four (4) Common Shares for each Series S Preferred Share. On presentation and surrender to the Corporation at its offices of the certificate representing the Series S Preferred Shares to be converted, the holder thereof shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series S Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to conversion.

        (2) The number of Common Shares into which each Series S Preferred Share is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In case the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series S Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequently to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account by any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series S Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series S Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series S Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For the purposes of this paragraph (d), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

    (e) LIQUIDATION--The amount payable upon each Series S Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all accumulated and unpaid dividends thereon.

9. $8.50 CUMULATIVE, NON-CONVERTIBLE, REDEEMABLE AND VOTING SERIES U PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this series of Preferred Shares shall be "$8.50 Cumulative, Non-Convertible, Redeemable and Voting Series U Preferred Shares" (hereinafter referred to as "Series U Preferred Shares").

    (b) DIVIDENDS--The rate of dividend payable upon Series U Preferred Shares shall be eight and 50/100 dollars ($8.50) per share per annum. Such dividends shall be cumulative from and commence to accrue on the date of issuance.

    (c)  REDEMPTION--

        (1) After the fifth anniversary of the date of issuance, the Corporation may, at its option, redeem annually up to twenty percent (20%) of the Series U Preferred Shares outstanding on such fifth anniversary for $100.00 per share. After the tenth anniversary of their issuance, the Corporation may at any time redeem, in whole or in part, the then outstanding Series U Preferred Shares for $100.00 per share. In addition to the redemption price, the following shall be paid:

           (A) any accrued and unpaid dividends with respect to each Series U Preferred Share redeemed, and

           (B) an amount equal to $2.125 for each Series U Preferred Share redeemed MULTIPLIED BY the number of days between the date fixed for redemption and the March 1, June 1, September 1, or December 1 immediately preceding the date fixed for redemption and DIVIDED BY 90.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be delivered to each holder of Series U Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than thirty (30) days prior to the date upon which such stock is to be redeemed. If on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holder of the Series U Preferred Shares so called for redemption, then, notwithstanding that any certificate representing Series U Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of such redemption so specified, and all rights with respect to such Series U Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such redemption date, except only the right of the holder to receive the redemption price therefor, but without interest. The Series U Preferred Shares purchased or otherwise acquired shall not be reissued but shall be canceled and proceedings shall be taken in the manner prescribed by statute to reduce the number of Preferred Shares which the Corporation is authorized to issue by the number of shares canceled.

    (d)  VOTING RIGHTS--

        (1) With respect to all matters, each holder of Series U Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series U Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e)  CONVERSION--The Series U Preferred Shares shall not be convertible.

    (f) LIQUIDATION--The amount payable upon each Series U Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all accumulated and unpaid dividends thereon.

10. $9.00 CUMULATIVE AND CONVERTIBLE VOTING SERIES BB PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this series of Preferred Shares shall be $9.00 Cumulative, Convertible and Redeemable Voting Series BB Preferred Shares" (hereinafter referred to as the "Series BB Preferred Shares").

    (b) DIVIDENDS--The rate of dividend payable upon Series BB Preferred Shares shall be nine and no/100 dollars ($9.00) per share per annum.

    (c)  REDEMPTION--

        (1) Unless the Series BB Preferred Shares have been converted, or written notice to convert has been received prior to the expiration of the conversion period set forth in paragraph (e) hereof, then commencing with the tenth anniversary of the issuance of the Series BB Preferred Shares and ending ten years thereafter, the Corporation may, at its sole option, at any time thereafter, redeem up to two thousand (2,000) shares per annum of the then outstanding Series BB Preferred Shares for $100.00 per share, plus an amount equal to all dividends accrued and unpaid thereon on the redemption date.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be delivered to the Corporation not less than thirty (30) days prior to the date upon which such stock is to be redeemed. If on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holder of Series BB Preferred Shares so offered for redemption, then, notwithstanding that any certificate representing Series BB Preferred Shares so offered for redemption shall have not been so surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of such redemption so specified, and all rights with respect to such Series BB Preferred Shares so offered for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date shall cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest.

    (d)  VOTING RIGHTS--

        (1) With respect to all matters, each holder of Series BB Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series BB Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e)  CONVERSION--

        (1) The Series BB Preferred Shares shall be convertible into the Corporation's Common Shares as hereinafter provided. Commencing upon issuance and terminating ten (10) years thereafter, the Series BB Preferred Shares may be converted, upon written notice to the Corporation, into Common Shares of the Corporation at the rate of six (6) Common Shares for each Series BB Preferred Share. On presentation and surrender to the Corporation at its offices of the certificate representing the Series BB Preferred Shares to be converted, the holder thereof shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series BB Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to conversion.

        (2) The number of Common Shares into which each Series BB Preferred Share is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In case the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares, or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series BB Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series BB Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series BB Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series BB Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For the purposes of this paragraph (e), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation at the date of this Restated Certificate of Incorporation, or
    (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

    (f) LIQUIDATION--The amount payable upon each Series BB Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all accumulated and unpaid dividends thereon.

11. $7.00 CUMULATIVE, CONVERTIBLE AND REDEEMABLE VOTING SERIES DD PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION.--The designation of this series of Preferred Shares shall be $7.00 Cumulative, Convertible and Redeemable Voting Series DD Preferred Shares (hereinafter referred to as the "Series DD Preferred Shares").

    (b) DIVIDENDS.--The rate of dividend payable upon Series DD Preferred Shares shall be seven and no/100 dollars ($7.00) per share per annum.

    (c) CONVERTIBILITY.--Commencing upon issuance and terminating on the day before the fifteenth anniversary thereof, the Series DD Preferred Shares shall be convertible, at the election of the holder of Series DD Preferred Shares and upon surrender to the Corporation of the certificate or certificates representing the shares to be converted, into fully paid and non-assessable TDS Common Shares, $1.00 par value (hereinafter referred to as the "Common Shares"), at the rate of five and one-quarter (5.25) Common Shares for each Series DD Preferred Share. Certificates representing any Series DD Preferred Shares surrendered for conversion shall be delivered to the Corporation duly endorsed, or accompanied by proper instruments of transfer, to the Corporation or in blank, together with a written notice to the Corporation of the holder's election to make the conversion and of the name or names in which the certificate or certificates for Common Shares shall be issued. The Corporation shall pay all documentary, stamp, and similar taxes that may be payable in respect of the issue or delivery of Common Shares upon conversion of any Series DD Preferred Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Shares the full number of Common Shares that would be deliverable upon the conversion of Series DD Preferred Shares then outstanding.

    If at any time the Corporation elects to redeem part or all of the outstanding Series DD Preferred Shares (pursuant to paragraph (e) of this Statement of Designation, Preferences and Rights), the holders of the Series DD Preferred Shares that the Corporation elects to redeem shall be entitled to convert those shares to Common Shares by delivering to the Corporation, not less than ten (10) days before the redemption date specified in the Corporation's notice of redemption, a written notice of the holder's election to convert part or all of his Series DD Preferred Shares to Common Shares, together with the certificate or certificates representing the Series DD Preferred Shares to be converted duly endorsed (or accompanied by proper instruments of transfer) to the Corporation or in blank.

    The number of Common Shares into which each Series DD Preferred Share is convertible shall be subject to adjustment from time to time as set forth below:

    In case the Corporation shall (1) pay a dividend on its Common Shares (in shares of the Corporation), (2) subdivide its outstanding Common Shares, (3) combine the outstanding Common Shares into a smaller number of shares or (4) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series DD Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he or she would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequent to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification. Fractional Common Shares shall not be issued upon conversion of Series DD Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

    (d) LIQUIDATION VALUE.--Each Series DD Preferred Share shall have a liquidation value of $100.00.

    (e) REDEEMABILITY.--The Series DD Preferred Shares shall be redeemable upon the second anniversary of their issuance, and on each anniversary thereafter through the sixth such anniversary, at the election of the holder of

Series DD Preferred Shares, which election shall be made not less than ten (10) days before each such anniversary. The Corporation shall redeem on a pro-rata basis for each holder, up to twenty percent (20%) of the number of Series DD Preferred Shares issued and outstanding on each anniversary of their issuance without premium, upon payment to the holder of Series DD Preferred Shares to be redeemed of $100.00 per share PLUS

        (1) any accrued and unpaid dividends with respect to each Series DD Preferred Share redeemed, and

        (2) an amount equal to $1.75 for each Series DD Preferred Share redeemed MULTIPLIED BY the number of days between the date fixed for redemption and the March 1, June 1, September 1, or December 1 immediately preceding the date fixed for redemption and DIVIDED BY 90.

The right of redemption provided in the preceding sentence shall not be cumulative. In the event that a holder of Series DD Preferred Shares fails to exercise its right of redemption during any year, such right of redemption with respect to the Series DD Preferred Shares eligible for redemption during such year shall lapse. A holder of Series DD Preferred Shares shall exercise its right of redemption by mailing to the Corporation written notice of its election to redeem Series DD Preferred Shares, together with a certificate or certificates representing the Series DD Preferred Shares to be redeemed, duly endorsed or accompanied by proper instruments of transfer. The foregoing right of redemption may only be exercised if the price of the Common Shares at the time the holder of Series DD Preferred Shares gives notice of his or her desire to have Series DD Preferred Shares redeemed is below $19.00 per share (or such equivalent price as may exist as a result of any stock split, stock dividend, reclassification or similar event).

    After the fifteenth anniversary of their issuance, the Series DD Preferred Shares outstanding may be redeemed at the election of the Corporation from time to time in whole or in part, without premium, upon payment to the holder of Series DD Preferred Shares to be redeemed of $100 per share PLUS

        (1) any accrued and unpaid dividends with respect to each Series DD Preferred Share redeemed, and

        (2) an amount equal to $1.75 for each Series DD Preferred Share redeemed MULTIPLIED BY the number of days between the date fixed for redemption and the March 1, June 1, September 1, or December 1 immediately preceding the date fixed for redemption and DIVIDED BY 90.

Notice of any redemption shall be mailed to each holder of Series DD Preferred Shares to be redeemed not less than thirty (30) days prior to the date upon which such stock is to be redeemed. If on or before the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holders of Series DD Preferred Shares so called for redemption then, notwithstanding that any certificate representing Series DD Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of such redemption so specified, and all rights with respect to such Series DD Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall forthwith after such redemption date cease and terminate, except only the right of the holder to receive the redemption price therefor, but without interest.

    (f) VOTING RIGHTS.--With respect to all matters, each holder of Series DD Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation. With respect to the election of directors, the holders of Series DD Preferred Shares shall have class voting rights (voting together with the holders of (1) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (2) Series A Common Shares) to the extent provided in
Article IV of the Restated Certificate of Incorporation of the Corporation.

    (g) LIQUIDATION PREFERENCE.--For purposes of Article IV of this Restated Certificate of Incorporation, the "fixed amount payable" for the Series DD Preferred Shares shall be $100.00 per share.

12. $6.00 CUMULATIVE, CONVERTIBLE, REDEEMABLE AND VOTING SERIES EE PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION--The designation of this series of Preferred Shares shall be "$6.00 Cumulative, Convertible, Redeemable and Voting Series EE Preferred Shares" (hereinafter referred to as the "Series EE Preferred Shares").

    (b) DIVIDENDS--The rate of dividend payable upon Series EE Preferred Shares shall be six and no/100 dollars ($6.00) per share per annum. Such dividends shall be cumulative from and commence to accrue on the date of issuance.

    (c)  REDEMPTION--

        (1) After the twentieth anniversary of the date of issuance, the Corporation may, at its option, at any time redeem all or a portion of the then outstanding Series EE Preferred Shares for $100.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be delivered to each holder of Series EE Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than thirty (30) days prior to the date upon which such stock is to be redeemed. If, on the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment on demand to the holder of Series EE Preferred Shares so called for redemption, then notwithstanding that any certificate representing Series EE Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the date of such redemption so specified, and all rights with respect to such Series EE Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such redemption date, except only the right of the holder to receive the redemption price therefor, but without interest.

    (d)  VOTING RIGHTS--

        (1) With respect to all matters, each holder of Series EE Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series EE Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e)  CONVERSION--

        (1) Commencing upon issuance and terminating at the close of business on the day before the tenth anniversary of the date of issuance, each outstanding Series EE Preferred Share may be converted, upon fifteen (15) days' written notice into four and one-half (4.5) Common Shares. On presentation and surrender to the Corporation at its offices of the certificate representing the Series EE Preferred Shares to be converted, the holder thereof shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series EE Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to conversion.

        (2) The number of Common Shares into which each Series EE Preferred Share is convertible shall be subject to adjustment from time to time. In the event the Corporation shall (A) pay a dividend on its Common Shares (in Common Shares of the Corporation) of more than 20% of the number of outstanding Common Shares, (B) subdivide its outstanding Common Shares, (C) combine the outstanding Common Shares into a smaller number of shares or (D) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series EE Preferred Share shall be entitled to receive, upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made after the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series EE Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series EE Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series EE Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For the purposes of this paragraph (e), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation on the date this Restated Certificate of Incorporation is filed with the Delaware Secretary of State, or (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value.

    (f) LIQUIDATION--The amount payable upon each Series EE Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all accumulated and unpaid dividends thereon.

13. $5.00 CUMULATIVE CONVERTIBLE AND REDEEMABLE VOTING SERIES GG PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION.--The designation of this series of Preferred Shares shall be "$5.00 Cumulative Convertible and Redeemable Voting Series GG Preferred Shares" (hereinafter referred to as the "Series GG Preferred Shares').

    (b) DIVIDENDS.--Each holder of a share of Series GG Preferred Shares shall be entitled to receive, when, as and if declared by the board of directs of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series GG Preferred Shares is outstanding at a per annum dividend rate of five dollars ($5.00) per share. Such dividends shall be cumulative from and commence to accrue on the date of original issuance of such Series GG Preferred Shares (the "Issue Date").

    (c)  REDEMPTION.--

        (1) Unless the Series GG Preferred Shares have been converted or the Corporation shall have received prior to the tenth anniversary of the Issue Date written notice of election to convert in accordance with paragraph (e) hereof, on or after the tenth anniversary of the Issue Date, the Series GG Preferred Shares shall be redeemable, in whole or in part from time-to-time, at the option of the Corporation, upon giving notice as provided in subparagraph (c)(2) hereof, at a redemption price (the "Redemption Price") equal to the product of the number of Series GG Preferred Shares called for redemption times the sum of (A) $100.00 per Series GG Preferred Share plus
    (B) all dividends accrued and unpaid thereon through the date set for redemption (the "Redemption Date"); provided, however, that prior to the twelfth anniversary of the Issue Date the Corporation shall have redeemed all the Series GG Preferred Shares outstanding. The Redemption Price payable on any Redemption Date shall be payable, at the option of Corporation, (x) in cash (by certified check) or (y) by the issuance of Common Shares of the Corporation to the record holder of such Series GG Preferred Shares being redeemed. In the event that the Corporation elects to pay the Redemption Price by issuing its Common Shares, the number of Common Shares to be issued shall be calculated based upon the closing price on the American Stock Exchange (or, if the Corporation's Common Shares are not listed on the American Stock Exchange on the first trading day immediately preceding the date notice is given, the closing price of such Common Shares on (in order if more than one applies) any national securities exchange, any regional securities exchange, the highest bid price quoted through the National Association of Securities Dealers Automated Quotation System or the highest bid price reported by dealers in the over-the-counter market) of the Corporation's Common Shares on the first trading day immediately preceding the date that the notice of redemption is mailed to record holders.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be mailed (by first class, postage prepaid) to each holder of Series GG Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than thirty (30) days prior to the Redemption Date. If on or before the Redemption Date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to the holder of Series GG Preferred Shares so called for redemption upon such holder's surrender of such Series GG Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series GG Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series GG Preferred Shares so called for redemption, including any right to vote or otherwise participate, in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

           (d) Each such notice of redemption shall state:

              (1) the Redemption Date;

              (2) the number of Series GG Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder;

              (3) whether the Redemption Price will be paid in cash (by certified check) or by the issuance of Common Shares of the Corporation, and, if payment is to be made by the issuance of Common Shares, the number of Common Shares to be issued to such holder;

              (4) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and

              (5) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date.

    On or after the Redemption Date each holder of shares of Series GG Preferred Shares to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case fewer than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless the Corporation shall default in payment of the Redemption Price) all dividends on the shares of Series GG Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever.

    (e)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series GG Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series GG Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (f)  CONVERSION.

        (1) Commencing upon the Issue Date and terminating at the close of business on the day before the tenth anniversary of the Issue Date, the outstanding Series GG Preferred Shares may be converted at any time, upon fifteen (15) days' written notice mailed to the Corporation (by first class, postage prepaid), into 2.3 Common Shares for each Series GG Preferred Share. On presentation and surrender of the certificate(s) representing the Series GG Preferred Shares to be converted to the Corporation at its offices, the holder thereof shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series GG Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to the date of conversion (the "Conversion Date").

        (2) The number of Common Shares into which each Series GG Preferred Shares is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In the event the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation, (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series GG Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made after the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series GG Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series GG Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series GG Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For purposes of this paragraph (e), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation on the date this Restated Certificate of Incorporation is filed with the Delaware Secretary of State, or (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

        (6) Each such notice of conversion shall state:

           (A) The Conversion Date (which shall be at least fifteen (15) days subsequent to the date of mailing of such notice); and

           (B) The number of Series GG Preferred Shares to be converted, if less than all the shares held by such holder.

    The holder shall deliver his certificate(s) representing such Series GG Preferred Shares to be converted to the Corporation with the notice of conversion. In case fewer than all the shares represented by such certificate are converted, a new certificate shall be issued representing the unconverted shares. From and after the Conversion Date (unless the Corporation shall default in issuing the Common Shares on the Conversion Date) all dividends on such shares of Series GG Preferred Shares shall cease to accrue and such shares shall not be outstanding for any purpose whatsoever.

    (g) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series GG Preferred Shares in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all dividends accrued and unpaid dividends thereon.

14. REDEEMABLE VOTING SERIES HH PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of this series of Preferred Shares shall be "Redeemable Voting Series HH Preferred Shares" (hereinafter referred to as the "Series HH Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series HH Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series HH Preferred Shares are outstanding at a per annum dividend rate of six dollars ($6.00) per share. Such dividends shall be payable as declared and cumulative from and commence to accrue on the date of original issuance of such Series HH Preferred Shares (the "Issue Date").

    (c)  REDEMPTION AT ELECTION OF HOLDER.

        (1) The Series HH Preferred Shares shall be redeemable, in whole or in part, at the option of the holder thereof, on March 1, 1992, upon written notice given by such holder, between September 1, 1991 and December 1, 1991 and on the first day of March in calendar years 1997 through 2012, upon written notice given by such holder between the first day of September and the first day of December of the immediately preceding calendar year, of the holder's election to have the Corporation redeem such shares on March 1st of the next succeeding calendar year (the "Redemption Date"). Notice of an election under the redemption provision above shall be mailed (by first class, postage prepaid) to the office or agency maintained by the Corporation for that purpose and each notice shall state the number of Series HH Preferred Shares to be redeemed, if less than all the shares held by the holder giving such notice.

        (2) Except as provided in the preceding paragraph, the Series HH Preferred Shares shall not be subject to redemption and shall not be subject to the election by the holder thereof to have the Corporation redeem such Series HH Preferred Shares.

        (3) Upon receipt of written notice from the holder of its election to redeem, the Corporation shall redeem the Series HH Preferred Shares to be redeemed pursuant to such notice of redemption on the Redemption Date. The redemption price (the "Redemption Price") of the Series HH Preferred Shares shall be equal to the product of the number of Series HH Preferred Shares elected to be redeemed multiplied by the sum of (A) $100.00 per share plus
    (B) all dividends accrued and unpaid, whether declared or undeclared, thereon through the Redemption Date. The Redemption Price payable on any Redemption Date shall be paid by check mailed to the holder within 30 days of the Redemption Date.

        (4) If on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to any holder of the Series HH Preferred Shares to be redeemed pursuant to such notice of redemption upon such holder's surrender of such Series HH Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series HH Preferred Shares to be so redeemed shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series HH Preferred Shares to be so redeemed, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (5) Each holder who has given notice pursuant to subparagraph (c)(1) above shall deliver the certificate representing the Series HH Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by such certificate are to be redeemed, a new certificate shall be issued representing the shares which were not so redeemed.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series HH Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series HH Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series HH Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.

15. REDEEMABLE VOTING SERIES II PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of this series of Preferred Shares shall be "Redeemable Voting Series II Preferred Shares" (hereinafter referred to as the "Series II Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series II Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series II Preferred Shares are outstanding at a per annum dividend rate of six dollars ($6.00) per share. Such dividends shall be payable as declared and cumulative from and commence to accrue on the date of original issuance of such Series II Preferred Shares (the "Issue Date").

    (c)  REDEMPTION AT ELECTION OF HOLDER.

        (1) The Series II Preferred Shares shall be redeemable, in whole or in part, at the option of the holder thereof, on March 1, 1993, upon written notice given by such holder, between September 1, 1992 and December 1, 1992 and on the first day of March in calendar years 1997 through 2012, upon written notice given by such holder between the first day of September and the first day of December of the immediately preceding calendar year, of the holder's election to have the Corporation redeem such shares on March 1st of the next succeeding calendar year (the "Redemption Date"). Notice of an election under the redemption provision above shall be mailed (by first class, postage prepaid) to the office or agency maintained by the Corporation for that purpose and each notice shall state the number of Series II Preferred Shares to be redeemed, if less than all the shares held by the holder giving such notice.

        (2) Except as provided in the preceding paragraph, the Series II Preferred Shares shall not be subject to redemption and shall not be subject to the election by the holder thereof to have the Corporation redeem such Series II Preferred Shares.

        (3) Upon receipt of written notice from the holder of its election to redeem, the Corporation shall redeem the Series II Preferred Shares to be redeemed pursuant to such notice of redemption on the Redemption Date. The redemption price (the "Redemption Price") of the Series II Preferred Shares shall be equal to the product of the number of Series II Preferred Shares elected to be redeemed multiplied by the sum of (A) $100.00 per share plus
    (B) all dividends accrued and unpaid, whether declared or undeclared, thereon through the Redemption Date. The Redemption Price payable on any Redemption Date shall be paid by check mailed to the holder within 30 days of the Redemption Date.

        (4) If on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to any holder of the Series II Preferred Shares to be redeemed pursuant to such notice of redemption upon such holder's surrender of such Series II Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series II Preferred Shares to be so redeemed shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series II Preferred Shares to be so redeemed, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (5) Each holder who has given notice pursuant to subparagraph (c)(1) above shall deliver the certificate representing the Series II Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by such certificate are to be redeemed, a new certificate shall be issued representing the shares which were not so redeemed.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series II Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series II Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series II Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.

16. REDEEMABLE VOTING SERIES JJ PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of this series of Preferred Shares shall be "Redeemable Voting Series JJ Preferred Shares" (hereinafter referred to as the "Series JJ Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series JJ Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series JJ Preferred Shares are outstanding at a per annum dividend rate of six dollars ($6.00) per share. Such dividends shall be payable as declared and cumulative from and commence to accrue on the date of original issuance of such Series JJ Preferred Shares (the "Issue Date").

    (c)  REDEMPTION AT ELECTION OF HOLDER.

        (1) The Series JJ Preferred Shares shall be redeemable, in whole or in part, at the option of the holder thereof, on March 1, 1994, upon written notice given by such holder, between September 1, 1993 and December 1, 1993 and on the first day of March in calendar years 1997 through 2012, upon written notice given by such holder between the first day of September and the first day of December of the immediately preceding calendar year, of the holder's election to have the Corporation redeem such shares on March 1st of the next succeeding calendar year (the "Redemption Date"). Notice of an election under the redemption provision above shall be mailed (by first class, postage prepaid) to the office or agency maintained by the Corporation for that purpose and each notice shall state the number of Series JJ Preferred Shares to be redeemed, if less than all the shares held by the holder giving such notice.

        (2) Except as provided in the preceding paragraph, the Series JJ Preferred Shares shall not be subject to redemption and shall not be subject to the election by the holder thereof to have the Corporation redeem such Series JJ Preferred Shares.

        (3) Upon receipt of written notice from the holder of its election to redeem, the Corporation shall redeem the Series JJ Preferred Shares to be redeemed pursuant to such notice of redemption on the Redemption Date. The redemption price (the "Redemption Price") of the Series JJ Preferred Shares shall be equal to the product of the number of Series JJ Preferred Shares elected to be redeemed multiplied by the sum of (A) $100.00 per share plus
    (B) all dividends accrued and unpaid, whether declared or undeclared, thereon through the Redemption Date. The Redemption Price payable on any Redemption Date shall be paid by check mailed to the holder within 30 days of the Redemption Date.

        (4) If on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to any holder of the Series JJ Preferred Shares to be redeemed pursuant to such notice of redemption upon such holder's surrender of such Series JJ Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series JJ Preferred Shares to be so redeemed shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series JJ Preferred Shares to be so redeemed, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (5) Each holder who has given notice pursuant to subparagraph (c)(1) above shall deliver the certificate representing the Series JJ Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by such certificate are to be redeemed, a new certificate shall be issued representing the shares which were not so redeemed.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series JJ Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series JJ Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series JJ Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.

17. REDEEMABLE VOTING SERIES KK PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of this series of Preferred Shares shall be "Redeemable Voting Series KK Preferred Shares" (hereinafter referred to as the "Series KK Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series KK Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series KK Preferred Shares are outstanding at a per annum dividend rate of six dollars ($6.00) per share. Such dividends shall be payable as declared and cumulative from and commence to accrue on the date of original issuance of such Series KK Preferred Shares (the "Issue Date").

    (c)  REDEMPTION AT ELECTION OF HOLDER.

        (1) The Series KK Preferred Shares shall be redeemable, in whole or in part, at the option of the holder thereof, on March 1, 1995, upon written notice given by such holder, between September 1, 1994 and December 1, 1994 and on the first day of March in calendar years 1997 through 2012, upon written notice given by such holder between the first day of September and the first day of December of the immediately preceding calendar year, of the holder's election to have the Corporation redeem such shares on March 1st of the next succeeding calendar year (the "Redemption Date"). Notice of an election under the redemption provision above shall be mailed (by first class, postage prepaid) to the office or agency maintained by the Corporation for that purpose and each notice shall state the number of Series KK Preferred Shares to be redeemed, if less than all the shares held by the holder giving such notice.

        (2) Except as provided in the preceding paragraph, the Series KK Preferred Shares shall not be subject to redemption and shall not be subject to the election by the holder thereof to have the Corporation redeem such Series KK Preferred Shares.

        (3) Upon receipt of written notice from the holder of its election to redeem, the Corporation shall redeem the Series KK Preferred Shares to be redeemed pursuant to such notice of redemption on the Redemption Date. The redemption price (the "Redemption Price") of the Series KK Preferred Shares shall be equal to the product of the number of Series KK Preferred Shares elected to be redeemed multiplied by the sum of (A) $100.00 per share plus
    (B) all dividends accrued and unpaid, whether declared or undeclared, thereon through the Redemption Date. The Redemption Price payable on any Redemption Date shall be paid by check mailed to the holder within 30 days of the Redemption Date.

        (4) If on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to any holder of the Series KK Preferred Shares to be redeemed pursuant to such notice of redemption upon such holder's surrender of such Series KK Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series KK Preferred Shares to be so redeemed shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series KK Preferred Shares to be so redeemed, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (5) Each holder who has given notice pursuant to subparagraph (c)(1) above shall deliver the certificate representing the Series KK Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by such certificate are to be redeemed, a new certificate shall be issued representing the shares which were not so redeemed.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series KK Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series KK Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series KK Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.

18. REDEEMABLE VOTING SERIES LL PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of this series of Preferred Shares shall be "Redeemable Voting Series LL Preferred Shares" (hereinafter referred to as the "Series LL Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series LL Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series LL Preferred Shares are outstanding at a per annum dividend rate of six dollars ($6.00) per share. Such dividends shall be payable as declared and cumulative from and commence to accrue on the date of original issuance of such Series LL Preferred Shares (the "Issue Date").

    (c)  REDEMPTION AT ELECTION OF HOLDER.

        (1) The Series LL Preferred Shares shall be redeemable, in whole or in part, at the option of the holder thereof, on March 1, 1996, upon written notice given by such holder, between September 1, 1995 and December 1, 1995 and on the first day of March in calendar years 1997 through 2012, upon written notice given by such holder between the first day of September and the first day of December of the immediately preceding calendar year, of the holder's election to have the Corporation redeem such shares on March 1st of the next succeeding calendar year (the "Redemption Date"). Notice of an election under the redemption provision above shall be mailed (by first class, postage prepaid) to the office or agency maintained by the Corporation for that purpose and each notice shall state the number of Series LL Preferred Shares to be redeemed, if less than all the shares held by the holder giving such notice.

        (2) Except as provided in the preceding paragraph, the Series LL Preferred Shares shall not be subject to redemption and shall not be subject to the election by the holder thereof to have the Corporation redeem such Series LL Preferred Shares.

        (3) Upon receipt of written notice from the holder of its election to redeem, the Corporation shall redeem the Series LL Preferred Shares to be redeemed pursuant to such notice of redemption on the Redemption Date. The redemption price (the "Redemption Price") of the Series LL Preferred Shares shall be equal to the product of the number of Series LL Preferred Shares elected to be redeemed multiplied by the sum of (A) $100.00 per share plus
    (B) all dividends accrued and unpaid, whether declared or undeclared, thereon through the Redemption Date. The Redemption Price payable on any Redemption Date shall be paid by check mailed to the holder within 30 days of the Redemption Date.

        (4) If on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to any holder of the Series LL Preferred Shares to be redeemed pursuant to such notice of redemption upon such holder's surrender of such Series LL Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series LL Preferred Shares to be so redeemed shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series LL Preferred Shares to be so redeemed, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (5) Each holder who has given notice pursuant to subparagraph (c)(1) above shall deliver the certificate representing the Series LL Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by such certificate are to be redeemed, a new certificate shall be issued representing the shares which were not so redeemed.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series LL Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series LL Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series LL Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.

19. REDEEMABLE VOTING SERIES QQ PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of the series of Preferred Shares created by this resolution shall be "Redeemable Voting Series QQ Preferred Shares" (hereinafter referred to as the "Series QQ Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series QQ Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, cumulative dividends during each fiscal quarter to the extent set forth below. Such dividends shall commence to accrue (whether or not declared), without interest, with the fiscal quarter ending December 31, 1991, at a per annum rate of four dollars ($4.00) per share and shall be paid (if and when declared) in cash on the first business day after the end of the quarter for which accrued; provided, however, that any dividends accrued with respect to the first thirteen quarters after September 30, 1991, shall be paid by issuing additional Series QQ Preferred Shares at the annual rate of .04 of a share for each outstanding Series QQ Preferred Share; and such dividends shall accrue thereafter at a per annum rate of six dollars ($6.00) per share. If with respect to any of the first thirteen quarters after September 30, 1991, any of the additional Series QQ Preferred Shares to be paid in satisfaction of the dividend then accrued are not issued, then, for the purpose of determining the cumulative dividends to which each holder of Series QQ Preferred Shares shall thereafter be entitled to receive with respect to subsequent fiscal quarters ended on or before December 31, 1994, the additional Series QQ

Preferred Shares not so issued shall be deemed to have been issued as of the first business day following the fiscal quarter for which accrued and to accrue dividends commencing with the quarter in which deemed to be issued.

    (c)  REDEMPTION AT ELECTION OF CORPORATION.

        (1) Unless the holder shall have elected to have the Series QQ Preferred Shares redeemed in accordance with subparagraph (d)(1) hereof, the Series QQ Preferred Shares shall thereafter be redeemable in whole but not in part by the Corporation, upon giving notice as provided in subparagraph (c)(2) hereof, by delivering, at the option of the Corporation, on any date set for redemption (the "Redemption Date"), for each Series QQ Share (A) 4.35003 (the "Redemption Ratio") fully paid and non-assessable Common Shares, par value $1.00 per share ("USCC Common Shares"), of United States Cellular Corporation, a Delaware corporation ("USCC"), or (B) that number of Common Shares, par value $1.00 per share, of the Corporation ("TDS Common Shares") having a Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio, or (C) a combination of USCC Common Shares and TDS Common Shares having an aggregate Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio, or
    (D) cash (paid by certified check) equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be mailed (by first class, postage prepaid) to each holder of Series QQ Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than thirty (30) days prior to the Redemption Date. If the Corporation elects to redeem any of the Series QQ Preferred Shares in cash and, on or before the Redemption Date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to the holders of Series QQ Preferred Shares so called for redemption upon such holders' surrender of such Series QQ Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series QQ Preferred Shares so called for redemption shall not have been surrendered for cancellation, all rights with respect to such Series QQ Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (3) Each notice of redemption shall state:

           (A) the Redemption Date;

           (B) the number of Series QQ Preferred Shares to be redeemed;

           (C) whether the Redemption Price will be paid in cash (by certified check), by the issuance of TDS Common Shares, by the transfer of USCC Common Shares, or by a combination thereof; and

           (D) the place where certificates for the Series QQ Preferred Shares are to be surrendered for payment of the Redemption Price.

        (4) Each holder of Series QQ Preferred Shares to be redeemed shall present and surrender his certificate for such shares to the Corporation at the place designated in such notice. Within two business days after the date of such presentation or, if later, upon the Redemption Date, the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date (unless the Corporation shall default in payment of the Redemption Price), all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate, such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

        (5) For purposes of this Statement, (A) the "Market Value" per share of TDS Common Shares or USCC Common Shares at any time as of which such value is to be determined shall be deemed to be the average "Closing Price" (as defined below) for TDS or USCC Common Shares, as the case may be, for the five trading days ending on the fifth business day preceding the relevant Redemption Date, Accelerated Redemption Date or effective date of a Going Private Transaction of the type referred to in clause (d)(4)(C) below, (B) a "business day" means a day on which the New York Stock Exchange or other principal stock exchange or over-the-counter market on which the TDS or USCC Common Shares, as the case may be, are traded was open for at least one-half of its normal business day, and (C) the "Closing Price" on any day shall be the last sale price of such shares, regular way, as reported in a composite published report of transactions which includes transactions on the exchange or other principal markets in which such shares are traded or, if there is no such composite report as to any such day, the last reported sale price, regular way (or if there is no such reported sale on such day, the average of the closing reported bid and asked prices) on the principal United States securities trading market (whether a stock exchange, National Association of Securities Dealers Automated Quotation System or otherwise) on which such shares are traded.

    (d)  REDEMPTION AT ELECTION OF HOLDER.

        (1) The Series QQ Preferred Shares outstanding on January 1, 1995, shall be redeemable in whole or in part at the option of the holder thereof on January 31, 1995, upon written notice given by such holder at the office or agency maintained by the Corporation for that purpose.

        (2) Each Series QQ Preferred Share tendered to the Corporation for redemption pursuant to subparagraph (d)(1) above shall be redeemed by the Corporation on the date specified in the notice (and permitted by this Statement) referred to in subparagraph (d)(1) above (which shall be the "Redemption Date" of such shares), by delivering, at the option of the Corporation, (A) that number of fully paid and non-assessable USCC Common Shares determined by multiplying one (1) by the Redemption Ratio, or (B) that number of TDS Common Shares having a Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio, or (C) a combination of USCC Common Shares and TDS Common Shares having an aggregate Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio.

        (3) Upon presentation and surrender of the certificate representing the Series QQ Preferred Shares to be redeemed, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the fully paid and non-assessable TDS Common Shares, USCC Common Shares, or a combination thereof, determined in the manner set forth in subparagraph (d)(2) above. In addition, if any additional Series QQ Preferred Shares that were to be issued in payment of dividends accrued with respect to the first thirteen quarters after September 30, 1991, were not issued prior to the Redemption Date, then such holder shall also receive, in satisfaction of such dividends, the additional TDS Common Shares, USCC Common Shares, or a combination thereof, determined in the manner set forth in subparagraph (d)(2) above, which such holder would have received if such additional shares had been issued and had been tendered for redemption.

        (4) The amount and kind of securities or property to be delivered pursuant to subparagraph (c)(1) or (d)(2) above shall be subject to adjustment from time to time as follows:

           (A) In case USCC shall (i) take a record of the holders of USCC Common Shares for the purpose of entitling them to receive a dividend payable in USCC Common Shares, (ii) subdivide the outstanding USCC Common Shares, or (iii) combine the outstanding USCC Common Shares into a smaller number of shares, the Redemption Ratio shall be adjusted (or further adjusted in the case of successive such events) so that each holder of Series QQ Preferred Shares shall thereafter be entitled upon the redemption of each share thereof held by him to receive for each such share the number of USCC Common Shares which he would have owned or been entitled to receive after the happening of that one of the events described above which shall have happened had such Series QQ Preferred Share been redeemed immediately prior to the happening of such event in exchange for USCC Common Shares, such entitlement to become effective immediately after the opening of business on the day next following (x) the record date for such dividend, or (y) the day upon which such subdivision or combination shall become effective.

           (B) In case USCC shall take a record of the holders of USCC Common Shares for the purpose of entitling them to receive an Extraordinary Dividend (as hereinafter defined), the holder of each Series QQ Preferred Share shall be entitled in each such case to an additional cash payment upon the redemption of such share in an amount equal to the amount of cash and the fair market value as of such record date of any property other than cash that such holder would have been entitled to receive as a result of such Extraordinary Dividend had such Series QQ Preferred Share been redeemed immediately prior to such record date in exchange for USCC Common Shares. As used herein the term "Extraordinary Dividend" means any dividend upon USCC Common Shares payable in cash and/or in property other than cash if and to the extent that on the record date thereof the amount of such cash and the fair market value of such property per USCC Common Share (when added to all other dividends (other than any dividend referred to in clause (d)(4)(A) above) previously paid on USCC Common Shares during the same Payment Period

       (as hereinafter defined)) exceeds ten percent of the average Closing Price for USCC Common Shares for the five trading days ending on such record date; provided, however, that the term "Extraordinary Dividend" shall not include any dividend referred to in clause (d)(4)(A) above. As used herein the term "Payment Period" means each consecutive 12-month period commencing on October 1, 1991, and each anniversary thereof.

           (C) In case USCC shall effect a Going Private Transaction (as hereinafter defined) in which the consideration to be received by the holders of USCC Common Shares consists of equity securities of TDS, then, notwithstanding any provision of this Statement to the contrary, upon the subsequent redemption of the Series QQ Preferred Shares, each Series QQ Preferred Share tendered to the Corporation for redemption pursuant to subparagraph (c)(2) or (d)(1) above shall be redeemed by the Corporation on the Redemption Date specified in the redemption notice (and otherwise permitted by this Statement) by delivering that number of TDS Common Shares having a Market Value as of the effective date of such Going Private Transaction equal to the Market Value on such date of that number of USCC Common Shares for which such Series QQ Preferred Share might have been redeemed immediately prior to such Going Private Transaction, plus that number of USCC Common Shares which the holder of such Series QQ Preferred Share would have been entitled to receive if all of the additional Series QQ Preferred Shares to be issued in payments of accrued dividends for the first thirteen quarters after September 30, 1991, pursuant to the proviso in paragraph (b) above, had been issued and immediately redeemed for USCC Common Shares on the last business day immediately preceding the effective date of such Going Private Transaction. The TDS Common Shares to be delivered pursuant to this clause (d)(4)(C) shall be subject to adjustment from time to time after the effective date of a Going Private Transaction of the type referred to in this clause pursuant to clauses (d)(4)(A) and (B) as if such clauses referred to TDS and TDS Common Shares rather than USCC and USCC Common Shares, respectively.

           (D) No adjustment in the number of TDS or USCC Common Shares, as the case may be, to which any holder is entitled pursuant to the application of clause (d)(4)(A) above shall be required unless such adjustment would require an increase or decrease of at least 1/10th of a TDS or USCC Common Share, as the case may be; provided, however, that any adjustments which by reason of this clause (D) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

        (5) Each holder who has given notice pursuant to subparagraph (d)(1) above shall deliver the certificate representing the Series QQ Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

    (e) REDEMPTION IN THE EVENT OF ORGANIC CHANGE. In case USCC shall propose to effect any reorganization or reclassification of USCC Common Shares, consolidate or merge with another corporation, or sell to another corporation all or substantially all of its assets in such a way that holders of its outstanding USCC Common Shares shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other property with respect to or in exchange for such USCC Common Shares (collectively, any "Organic Change"), and immediately after such Organic Change TDS or USCC would no longer be under common control within the meaning of Rule 405 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (a "Disaffiliation Transaction"), or USCC or TDS shall propose to effect any transaction or series of transactions of the type described in paragraph (a)(3)(i) of Rule 13e-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, in which USCC is the "issuer", which has one of the effects described in paragraph (a)(3)(ii) of such Rule (a "Going Private Transaction"), and in which the consideration to be received by the holders of USCC Common Shares is something other than equity securities of TDS, then TDS shall deliver a notice of redemption (as described in subparagraph (c)(3) above) to each holder of Series QQ Preferred Shares at least ten business days prior to the earliest date (the "Effective Date") on which holders of USCC Common Shares shall become entitled to receive stock, securities, cash or other property in connection with such Disaffiliation Transaction or such Going Private Transaction. Such notice of redemption shall specify the Effective Date and each Series QQ Preferred Share shall be redeemed on a date (the "Accelerated Redemption Date") which is not later than the last business day preceding such Effective Date by the delivery by the Corporation of that number of USCC Common Shares for which such Series QQ Preferred Share might have been redeemed immediately prior to such Disaffiliation Transaction or such Going Private Transaction, plus that number of USCC Common Shares which the holder of such Series QQ Preferred Share would have been entitled to receive if all of the additional Series QQ Preferred Shares to be issued in payment of accrued dividends for the first thirteen fiscal quarters after September 30, 1991, pursuant to the proviso in paragraph (b) above, had been issued and immediately redeemed for USCC Common Shares on the Accelerated Redemption Date.

    (f) NO FRACTIONAL SHARES. No fractional TDS Common Shares or USCC Common Shares shall be issued upon the redemption of Series QQ Preferred Shares, nor shall cash adjustments be made for fractional shares upon such redemption.

    (g) TERMINOLOGY. For purposes of this Statement, the term "TDS Common Shares" and the term "USCC Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation and the Common Shares of USCC, respectively, on the date this Statement is filed with the Delaware Secretary of State, or (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

    (h)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series QQ Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series QQ Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (i) PREFERENCE VALUE IN LIQUIDATION. The amount payable upon each Series QQ Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.

20. $7.50 CUMULATIVE CONVERTIBLE AND REDEEMABLE VOTING SERIES RR PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of this series of Preferred Shares shall be "$7.50 Cumulative Convertible and Redeemable Voting Series RR Preferred Shares" (hereinafter referred to as the "Series RR Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series RR Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter that such Series RR Preferred Share is outstanding at a per annum dividend rate of seven dollars and fifty cents ($7.50) per share. Such dividends shall be cumulative from and shall commence to accrue on the date of original issuance of such Series RR Preferred Shares (the "Issue Date").

    (c)  REDEMPTION.

        (1) Unless the Series RR Preferred Shares have been converted or the Corporation shall have received prior to the fifth anniversary of the Issue Date written notice of election to convert in accordance with paragraph (e) hereof, on or after the fifth anniversary of the Issue Date, the Series RR Preferred Shares shall be redeemable, in whole or in part from time to time, at the option of the Corporation, upon giving notice as provided in subparagraph (c)(2) hereof, at a redemption price (the "Redemption Price") equal to the sum of (A) $100.00 for each Series RR Preferred Share called for redemption plus (B) all dividends accrued and unpaid thereon through the date set for redemption (the "Redemption Date"). The Redemption Price payable on any Redemption Date shall be payable, at the option of the Corporation, (x) in cash (by certified check) or (y) by the issuance of Common Shares of the Corporation to the record holder of such Series RR Preferred Shares being redeemed. In the event that the Corporation elects to pay the Redemption Price by issuing its Common Shares, the number of Common Shares to be issued shall be calculated (and rounded to the nearest whole share) based upon the arithmetical average of the closing price on the American Stock Exchange (or, if the Corporation's Common Shares are not listed on the American Stock Exchange (in order if more than one applies), the closing price of such Common Shares on any national securities exchange or on any regional securities exchange, the highest bid price quoted through the National Association of Securities Dealers Automated Quotation System, or the highest bid price reported by dealers in the over-the-counter market) of the Corporation's Common Shares for the thirty (30) trading days ending on the third trading day prior to the Redemption Date.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be mailed (by first class, postage prepaid) to each holder of Series RR Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than thirty (30) days prior to the Redemption Date. If on or before the Redemption Date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to the holder of Series RR Preferred Shares so called for redemption upon such holder's surrender of such Series RR Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series RR Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series RR Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (3) Each such notice of redemption shall state:

           (A) the Redemption Date;

           (B) the number of Series RR Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder;

           (C) whether the Redemption Price will be paid in cash (by certified check) or by the issuance of Common Shares of the Corporation;

           (D) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and

           (E) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date.

        (5) On or after the Redemption Date each holder of shares of Series RR Preferred Shares to be redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case fewer than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless the Corporation shall default in payment of the Redemption Price) all dividends on the Series RR Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series RR Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series RR Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e)  CONVERSION.

        (1) Commencing upon the Issue Date and terminating at the close of business on the day before the fifth anniversary of the Issue Date, each outstanding Series RR Preferred Share may be converted at any time, upon written notice mailed to the Corporation (by first class, postage prepaid), into 2.06 Common Shares. A holder of Series RR Preferred Shares shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid (rounded to the nearest whole share) within fifteen (15) days following the later of (A) receipt by the Corporation of written notice of intent to convert, and (B) presentation and surrender to the Corporation at its offices of the certificates representing the Series RR Preferred Shares to be converted (the "Conversion Date"), all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series RR Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of any dividend payment date prior to the Conversion Date.

        (2) The number of Common Shares into which each Series RR Preferred Share is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In the event the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation, (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series RR Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which such holder would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made after the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

           (B) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series RR Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series RR Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series RR Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For purposes of this paragraph (e), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation on the date this Statement is filed with the Delaware Secretary of State, or (B) any other class of stock resulting from successive changes or reclassification of such class consisting solely of a change in par value, or a change from no par value to par value.

        (6) Each notice of conversion shall state the number of Series RR Preferred Shares to be converted, if less than all the shares held by such holder. In case fewer than all the shares represented by such certificate are converted, a new certificate shall be issued representing the unconverted shares. From and after the Conversion Date (unless the Corporation shall default in issuing the Common Shares on the Conversion
    Date), all dividends on such converted shares of Series RR Preferred Shares shall cease to accrue and such shares shall not be outstanding for any purpose whatsoever.

    (f) PREFERENCE VALUE IN LIQUIDATION. The amount payable with respect to each Series RR Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all dividends accrued and unpaid thereon.

21. $5.50 CUMULATIVE CONVERTIBLE AND REDEEMABLE VOTING SERIES SS PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of the series of Preferred Shares created by this resolution shall be "$5.50 Cumulative Convertible and Redeemable Voting Series SS Preferred Shares" (hereinafter referred to as the "Series SS Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series SS Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter to the extent set forth below. Such dividends shall be cumulative from and shall commence to accrue (whether or not declared) on the date of original issuance of such Series SS Preferred Shares (the "Issue Date"), at a per annum dividend rate of five dollars and fifty cents ($5.50) per share.

    (c)  REDEMPTION.

        (1) On or after the fifth anniversary of the Issue Date, the Series SS Preferred Shares shall be redeemable, in whole or in part from time to time, at the option of the Corporation, on a date (the "Optional Redemption Date") which is the first business day after a dividend payment date, pursuant to a notice as provided in subparagraph (c)(3) hereof, at a redemption price (the "Optional Redemption Price") equal to the sum of

    (A) $100.00 for each Series SS Preferred Share called for redemption plus
    (B) all dividends accrued and unpaid thereon through the Optional Redemption Date. The Optional Redemption Price payable on any Optional Redemption Date shall be payable (i) in cash (by certified check), or (ii) in the event that the Average Closing Price (as defined below) for the Common Shares of the Corporation exceeds $44.44, then, at the option of the Corporation (to be exercised, if at all, in its notice of redemption) by (I) the issuance to the record holder of the Series SS Preferred Shares being redeemed of 2.25 Common Shares (subject to adjustment as set forth in paragraph (e)(2) hereof) for each Series SS Preferred Share so redeemed plus (II) the payment in cash of all dividends accrued and unpaid thereon through the Optional Redemption Date. If a holder, subsequent to receiving a notice of redemption of less than all of such holder's Series SS Preferred Shares and at least fifteen (15) days prior to the Redemption Date, elects to convert any Series SS Preferred Shares, then the number of shares to be redeemed from such holder on such Redemption Date shall be reduced by the lesser of (x) the number of Series SS Preferred Shares called for redemption from such holder and (y) the number of such shares converted by such holder. For purposes hereof, the term "Average Closing Price" shall mean the arithmetical average of the closing price on the American Stock Exchange of the Common Shares of the Corporation for the five trading days ending on the fifth business day preceding the relevant Redemption Date and, if the Common Shares of the Corporation are not listed on the American Stock Exchange then, in order, if more than one applies, the arithmetical average of the closing price of such Common Shares on any national securities exchange or on any regional securities exchange, the highest bid price quoted through the National Association of Securities Dealers Automated Quotation System, or the highest bid price reported by dealers in the over-the-counter market.

        (2) If an Optional Redemption Date has not occurred by the tenth anniversary of the Issue Date (the "Mandatory Redemption Date" and, together with the Optional Redemption Date, the "Redemption Date"), the Corporation shall, on the Mandatory Redemption Date, redeem all Series SS Preferred Shares then outstanding at a redemption price (the "Mandatory Redemption Price" and, together with the Optional Redemption Price, the "Redemption Price") equal to the sum of (A) $100.00 for each Series SS Preferred Share outstanding on the Mandatory Redemption Date plus (B) all dividends accrued and unpaid thereon through the Mandatory Redemption Date. The Mandatory Redemption Price shall be payable in cash by certified check.

        (3) Notice of (A) an election under the redemption provision in subparagraph (c)(1) above, or (B) the Mandatory Redemption Date, shall be mailed (by registered mail, return receipt requested) to each holder of Series SS Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than sixty (60) days prior to the Redemption Date. If, on or before the Redemption Date specified in such notice, the funds or Common Shares necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to the holder of Series SS Preferred Shares so called for redemption upon such holder's surrender of such Series SS Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series SS Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series SS Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (4) Each such notice of redemption shall state:

           (A) the Redemption Date;

           (B) the number of Series SS Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder (subject in each case to the right of the holder to convert such shares prior to the Redemption Date);

           (C) in the case of an Optional Redemption Date, whether the Optional Redemption Price will be paid in cash (by certified check) or, in the event the Average Closing Price exceeds $44.44, by the issuance of Common Shares of the Corporation;

           (D) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and

           (E) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date.

        (5) On or after a Redemption Date, each holder of shares of Series SS Preferred Shares to be redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case fewer than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after a Redemption Date (unless the Corporation shall default in payment of the Redemption Price) all dividends on the Series SS Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series SS Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series SS Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e)  CONVERSION.

        (1) At any time and from time to time after the Issue Date, any holder of Series SS Preferred Shares may convert all or any portion of the Series SS Preferred Shares held by such holder into Common Shares at a conversion ratio (subject to adjustment as set forth below) of 2.25 Common Shares for each Series SS Preferred Share so converted; provided, however, that, in the case of Series SS Preferred Shares called for redemption or shares to be redeemed on the Mandatory Redemption Date, the right of the holder thereof to convert such shares shall expire fifteen (15) days prior to the Redemption Date. A holder of Series SS Preferred Shares shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid (with the aggregate number of such Common Shares rounded to the nearest whole share) within fifteen (15) days following presentation and surrender by such holder to the Corporation at its offices of the certificates representing the Series SS Preferred Shares to be converted (the "Conversion Date"), all under suitable regulations (which shall not be inconsistent with the provisions hereof, which shall not materially impair the rights of the holder, and of which the holder shall receive advance notice) to be prescribed by the board of directors of the Corporation. Conversion of Series SS Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive (on the Conversion Date if such dividends shall be legally payable by the Corporation on such date, or as promptly after the Conversion Date as such dividends shall be legally payable) dividends accrued but unpaid thereon as of any dividend payment date prior to the Conversion Date.

        (2) The number of Common Shares to be exchanged for each Series SS Preferred Share that is converted pursuant to subparagraph (e)(1) or redeemed in accordance with subparagraph (c)(1) shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In the event the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation, (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series SS Preferred Share shall be entitled to receive in exchange for such share upon the conversion or redemption thereof the number of shares of the Corporation which such holder would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. The adjustments provided for in this clause (A) shall be cumulative if more than one event requiring an adjustment shall occur between the Issue Date and the Conversion Date or Redemption Date, as the case may be.

           (B) No adjustment pursuant to this paragraph (e) shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

           (C) Promptly after any adjustment pursuant to this paragraph (e), the Corporation shall give written notice thereof to all holders of Series SS Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series SS Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series SS Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series SS Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For purposes of this paragraph (e), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation on the date this Statement is filed with the Delaware Secretary of State, or (B) any other class of stock resulting from successive changes or reclassification of such class consisting solely of a change in par value, or a change from no par value to par value.

        (6) Each notice of conversion shall state the number of Series SS Preferred Shares to be converted, if less than all the shares held by such holder. In case fewer than all the shares represented by such certificate are converted, a new certificate shall be issued representing the unconverted shares. From and after the Conversion Date (unless the Corporation shall default in issuing the Common Shares on the Conversion
    Date), all dividends on such converted shares of Series SS Preferred Shares shall cease to accrue and such shares shall not be outstanding for any purpose whatsoever.

    (f) PREFERENCE VALUE IN LIQUIDATION. The amount payable with respect to each Series SS Preferred Share in the event of either voluntary or involuntary liquidation of the Corporation shall be $100.00, plus a sum equal to the amount of all dividends accrued and unpaid thereon.

22. $5.00 CUMULATIVE CONVERTIBLE AND REDEEMABLE VOTING SERIES TT PREFERRED SHARES, $.01 PAR VALUE, LIQUIDATION VALUE $100.00 PER SHARE

    (a) DESIGNATION. The designation of the series of Preferred Shares created by this resolution shall be "$5.00 Cumulative Convertible and Redeemable Voting Series TT Preferred Shares" (hereinafter referred to as the "Series TT Preferred Shares").

    (b) DIVIDENDS. Each holder of a Series TT Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, out of funds of the Corporation legally available therefor, cumulative dividends during each fiscal quarter to the extent set forth below. Such dividends shall be cumulative from and shall commence to accrue (whether or not declared) on the date of original issuance of such Series TT Preferred Shares (the "Issue Date"), at a per annum dividend rate of five dollars ($5.00) per share.

    (c)  REDEMPTION.

        (1) On or after the tenth anniversary of the Issue Date, the Series TT Preferred Shares shall be redeemable, in whole or in part from time to time, at the option of the Corporation, on a date (the "Redemption Date") which is the first business day after a dividend payment date, pursuant to a notice as provided in subparagraph (c)(2) hereof, at a redemption price (the "Redemption Price") equal to the sum of (A) $100.00 for each Series TT Preferred Share called for redemption plus (B) all dividends accrued and unpaid thereon through the Redemption Date. The Redemption Price payable on any Redemption Date shall be payable (i) in cash (by certified check), or
    (ii) by the issuance of Common Shares of the Corporation to the record holder of such Series TT Preferred Shares being redeemed. In the event that the Corporation elects to pay the Redemption Price by issuing its Common Shares, the number of Common Shares to be issued shall be calculated (and rounded to the nearest whole share) based upon the arithmetical average of the closing price on the American Stock Exchange (or, if the Corporation's Common Shares are not listed on the American Stock Exchange (in order if more than one applies), the closing price of such Common Shares on any national securities exchange or on any regional securities exchange, the highest bid price quoted through the National Association of Securities Dealers Automated Quotation System, or the highest bid price reported by dealers in the over-the-counter market) of the Corporation's Common Shares for the thirty (30) trading days ending on the third trading day prior to the Redemption Date. If a holder, subsequent to receiving a notice of redemption of such holder's Series TT Preferred Shares and at least fifteen
    (15) days prior to the Redemption Date, properly elects to convert any Series TT Preferred Shares, then the number of shares to be redeemed from such holder on such Redemption Date shall be reduced by the lesser of (x) the number of Series TT Preferred Shares called for redemption from such holder and (y) the number of such shares converted by such holder.

        (2) Notice of an election under the redemption provision in subparagraph
    (c)(1) above shall be mailed (by registered mail, return receipt requested) to each holder of Series TT Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than sixty (60) days prior to the Redemption Date. If, on or before the Redemption Date specified in such notice, the funds or Common Shares necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to the holder of Series TT Preferred Shares so called for redemption upon such holder's surrender of such Series TT Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series TT Preferred Shares so called for redemption shall not have been surrendered for cancellation, the dividends thereon shall cease to accrue from and after the Redemption Date, and all rights with respect to such Series TT Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

        (3) Each such notice of redemption shall state:

           (A) the Redemption Date;

           (B) the number of Series TT Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder (subject, if applicable, to the right of the holder to convert such shares prior to the Redemption Date);

           (C) whether the Redemption Price will be paid in cash (by certified check) or by the issuance of Common Shares of the Corporation;

           (D) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and

           (E) that dividends on the shares to be redeemed shall cease to accrue on such Redemption Date.

        (4) On or after a Redemption Date, each holder of shares of Series TT Preferred Shares to be redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case fewer than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after a Redemption Date (unless the Corporation shall default in payment of the Redemption Price) all dividends on the Series TT Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation and such shares shall not be deemed to be outstanding for any purpose whatsoever.

    (d)  VOTING RIGHTS.

        (1) With respect to all matters, each holder of Series TT Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

        (2) With respect to the election of directors, the holders of Series TT Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

    (e)  CONVERSION.

        (1) At any time and from time to time for the period commencing on the Issue Date and terminating on the tenth anniversary of the Issue Date, any holder of Series TT Preferred Shares may convert all or any portion of the Series TT Preferred Shares held by such holder into Common Shares at a conversion ratio (subject to adjustment as set forth below) of 1.818 Common Shares for each Series TT Preferred Share so converted; provided, however, that, in the case of Series TT Preferred Shares called for redemption, the right of the holder thereof to convert such shares shall expire fifteen (15) days prior to the Redemption Date. A holder of Series TT Preferred Shares shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid (with the aggregate number of such Common Shares rounded to the nearest whole share) within fifteen (15) days following presentation and surrender by such holder to the Corporation at its offices of the certificates representing the Series TT Preferred Shares to be converted (the "Conversion Date"), all under suitable regulations (which shall not be inconsistent with the provisions hereof, which shall not materially impair the rights of the holder, and of which the holder shall receive advance notice) to be prescribed by the board of directors of the Corporation. Conversion of Series TT Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive (on the Conversion Date if such dividends shall be legally payable by the Corporation on such date, or as promptly after the Conversion Date as such dividends shall be legally payable) dividends accrued but unpaid thereon as of any dividend payment date prior to the Conversion Date.

        (2) The number of Common Shares to be exchanged for each Series TT Preferred Share that is converted pursuant to subparagraph (e)(1) or redeemed in accordance with subparagraph (c)(1) shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

           (A) In the event the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation, (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series TT Preferred Share shall be entitled to receive in exchange for such share upon the conversion or redemption thereof the number of shares of the Corporation which such holder would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. The adjustments provided for in this clause (A) shall be cumulative if more than one event requiring an adjustment shall occur between the Issue Date and the Conversion Date or Redemption Date, as the case may be.

           (B) No adjustment pursuant to this paragraph (e) shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

           (C) Promptly after any adjustment pursuant to this paragraph (e), the Corporation shall give written notice thereof to all holders of Series TT Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

        (3) The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series TT Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series TT Preferred Shares.

        (4) Fractional Common Shares shall not be issued upon conversion of Series TT Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

        (5) For purposes of this paragraph (e), the term "Common Shares" shall mean (A) the class of stock designated as the Common Shares of the Corporation on the date this Statement is filed with the Delaware Secretary of State, or (B) any other class of stock resulting from successive changes or reclassification of such class consisting solely of a change in par value, or a change from no par value to par value.

        (6) Each notice of conversion shall state the number of Series TT Preferred Shares to be converted, if less than all the shares held by such holder. In case fewer than all the shares represented by such certificate are converted, a new certificate shall be issued representing the unconverted shares. From and after the Conversion Date (unless the Corporation shall default in issuing the Common Shares on the Conversion
    Date), all dividends on such converted shares of Series TT Preferred Shares shall cease to accrue and such shares shall not be outstanding for any purpose whatsoever.

    (f) PREFERENCE VALUE IN LIQUIDATION. The amount payable with respect to each Series TT Preferred Share in the event of either voluntary or involuntary liquidation of the Corporation shall be $100.00, plus a sum equal to the amount of all dividends accrued and unpaid thereon.

                                * * * * * * * *

                                                                     EXHIBIT C-1

               OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

                                 December 17, 1997

Board of Directors
Telephone and Data Systems, Inc.
30 North LaSalle Street
Chicago, Illinois 60602

Dear Sirs:

    We have reviewed a proposal (the "Proposal") by Telephone and Data Systems, Inc. (the "Company") as set forth in the preliminary Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), a form of which was presented to the Company's Board of Directors on December 15, 1997, to: (i) create three new classes of common stock, which are intended to reflect separately the performance of the Company's cellular telephone, landline telephone and personal communications service businesses (the "Tracking Stocks"), and (ii) change the state of incorporation of the Company from Iowa to Delaware (the "Reincorporation").

    The Proposal would, among other things, authorize three new classes of common stock, to be designated as United States Cellular Group Common Shares (the "Cellular Group Common Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Common Shares") and Aerial Communications Group Common Shares (the "Aerial Group Common Shares"). The Cellular Group Common Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which primarily includes the Company's interest in United States Cellular Corporation, currently an approximately 81%-owned subsidiary of the Company which operates and invests in cellular telephone companies and properties ("U.S. Cellular"). The Telecom Group Common Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes the Company's interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of the Company which operates landline telephone companies ("TDS Telecom"). The Aerial Group Common Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), and together with the Cellular Group and the Telecom Group, the "Tracking Group"), which primarily includes the Company's interest in Aerial Communications, Inc., currently an approximately 83%-owned subsidiary of the Company which is developing broadband personal communications services ("Aerial").

    According to the Proposal, the Company intends to: (i) offer and sell Telecom Group Common Shares in a public offering for cash, (the "Telecom Public Offering"), and allocate the net proceeds thereof to the Telecom Group; (ii) issue Cellular Group Common Shares in exchange for all of the shares of common stock of U.S. Cellular which are not owned by the Company pursuant to a merger between a subsidiary of the Company and U.S. Cellular (the "U.S. Cellular Merger"); (iii) issue Aerial Group Common Shares in exchange for all of the shares of common stock of Aerial which are not owned by the Company pursuant to a merger between a subsidiary of the Company and Aerial (the "Aerial Merger"); and (iv) distribute Cellular Group Common Shares, Telecom Group Common Shares and Aerial Group Common Shares (the "Distributed Group Shares") in the form of a stock dividend on a pro rata basis to holders of Series A Common Shares and Common Shares of the Company such that, after the events described in (i), (ii) and (iii) have occurred, approximately 20% of the common shareholders' value of each Tracking Group stock would initially be retained in a residual group (the "Distribution"; the Common Shares of the Company and the Distributed Group Shares distributed to the holders of Common Shares of the Company referred to together as the "Proposed Common Equity"). You have informed us that it is currently anticipated that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger. The U.S. Cellular Merger, the Aerial Merger and the Distribution are intended to be tax-free to shareholders (except with respect to any cash received in lieu of fractional shares). The Telecom Public Offering, U.S. Cellular Merger, Aerial Merger, Distribution, and Reincorporation are herein collectively referred to as the Recapitalization (the "Recapitalization").

                                      C1-1

    You have asked us to advise you with respect to the effect of the implementation of the Recapitalization on (i) the market value of the Proposed Common Equity and (ii) the ability of the Company to raise equity capital through an offering or offerings of shares of common equity or securities convertible into common equity ("Equity Market Access"), assuming that such proposed Recapitalization was effective as of the date hereof. The terms of the Tracking Stocks and the proposed Recapitalization are set forth in the Proxy Statement/Prospectus, and all capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Proxy Statement/ Prospectus.

    We have assumed with your consent that, immediately prior to the proposed Recapitalization, the Company Common Shares, the Series A Common Shares, the Preferred Shares, the U.S. Cellular Common and Series A Common Shares and the Aerial Common and Series A Common Shares (the "Initial Shares") will continue to be the only classes of capital stock of the Company, U.S. Cellular, and Aerial, respectively, which are outstanding; that, other than in connection with the proposed Recapitalization, there will be no material change in the number of Initial Shares outstanding prior to the implementation of the proposed Recapitalization; and that, immediately after the proposed Recapitalization, the Company Common Shares, the Series A Common Shares, the Preferred Shares and the Tracking Stocks will be the only classes of capital stock then outstanding. We have also assumed that the U.S. Cellular Merger and the Aerial Merger are consummated on the terms set forth in the Proxy Statement/ Prospectus. We have further assumed that, prior to the proposed Recapitalization, the Initial Shares which are currently listed will continue to be listed on their respective exchanges or trading markets, and that, following the proposed Recapitalization, the Company's Common Shares and the Tracking Stocks will be eligible for, and will be the only capital stock of the Company listed on, the American Stock Exchange.

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Proxy Statement/Prospectus. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company and the Tracking Group and the potential impact of changes in the competitive environment and in the Company's and the Tracking Group's business plans and strategies on those forecasts, business and prospects.

    We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies which have multiple classes of stock outstanding which reflect the performance of specific lines of business, and we have considered the financial terms of the different classes of stock of such companies. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Proxy Statement/Prospectus) and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and the Tracking Group. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Tracking Group, nor have we been furnished with any such evaluations or appraisals. We are not expressing any opinion as to what the actual value of the Tracking Stocks will be when issued to the Company's stockholders pursuant to the Recapitalization or the prices at which such Tracking Stocks will trade subsequent to the Recapitalization. In addition, we are not expressing any opinion whatsoever as to the individual merits of the U.S. Cellular Merger, the Aerial Merger, or the Telecom Public Offering, or any opinion whatsoever with respect to the Reincorporation. Our opinion does not address the Company's underlying business decision to effect the Recapitalization and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Recapitalization.

    Our analysis is necessarily based on financial, economic, market, and other conditions as they exist and can be evaluated on the date of this letter and assumes the Recapitalization was effective as of the date hereof, and we note that such conditions may change prior to the expected date of consummation of the Recapitalization. The Recapitalization may cause a change in perception by some investors of the future plans of the Company or the holders of Series A Common Shares. Consequently, our opinion assumes that the market has had a reasonable opportunity to understand and evaluate the Recapitalization. In addition, the Tracking Stocks which would be issued to the public shareholders of the Company in the proposed Distribution might trade initially at market prices below those at which they would trade on a fully distributed basis.

                                      C1-2

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the proposed Recapitalization and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, that this opinion may be included in its entirety, or appropriately described or referred to, in any communication by the Company or the Board of Directors to the stockholders of the Company or the Securities and Exchange Commission, including the preliminary and definitive proxy statement/prospectus of the Company relating to the Recapitalization; provided, that we have had the opportunity to review and comment on such communication prior to the filing with the Securities and Exchange Commission and prior to its dissemination to stockholders.

    We have acted as financial advisor to the Company in connection with the Recapitalization and will receive a fee for our services, a portion of which is contingent upon the consummation of the Recapitalization.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company, US Cellular and Aerial for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    In the past, we have performed certain investment banking services for the Company, US Cellular and Aerial and their affiliates and have received customary fees for such services.

    Based upon and subject to the foregoing, it is our opinion that, assuming that the proposed Recapitalization had been effective as of the date hereof, the Recapitalization would not have a material adverse effect from a financial point of view on (i) the aggregate market value on a fully-distributed basis of the Proposed Common Equity outstanding after such Recapitalization as compared with the aggregate market value of the Company Common Shares outstanding immediately prior to the announcement of such Recapitalization or (ii) the Company's Equity Market Access after such Recapitalization as compared to the Company's Equity Market Access prior to the announcement of such Recapitalization.

Sincerely,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                      C1-3

                                                                     EXHIBIT C-2

                        OPINION OF SALOMON SMITH BARNEY

                                 December 17, 1997

Board of Directors
Telephone and Data Systems, Inc.
30 North LaSalle Street
Chicago, Illinois 60602

Dear Sirs:

    We have reviewed a proposal (the "Proposal") by Telephone and Data Systems, Inc. (the "Company") as set forth in the preliminary Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), a form of which was presented to the Company's Board of Directors on December 15, 1997, to: (i) create three new classes of common stock, which are intended to reflect separately the performance of the Company's cellular telephone, landline telephone and personal communications service businesses (the "Tracking Stocks"), and (ii) change the state of incorporation of the Company from Iowa to Delaware (the "Reincorporation").

    The Proposal would, among other things, authorize three new classes of common stock, to be designated as United States Cellular Group Common Shares (the "Cellular Group Common Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Common Shares") and Aerial Communications Group Common Shares (the "Aerial Group Common Shares"). The Cellular Group Common Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which primarily includes the Company's interest in United States Cellular Corporation, currently an approximately 81%-owned subsidiary of the Company which operates and invests in cellular telephone companies and properties ("U.S. Cellular"). The Telecom Group Common Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes the Company's interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of the Company which operates landline telephone companies ("TDS Telecom"). The Aerial Group Common Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), and together with the Cellular Group and the Telecom Group, the "Tracking Group"), which primarily includes the Company's interest in Aerial Communications, Inc., currently an approximately 83%-owned subsidiary of the Company which is developing broadband personal communications services ("Aerial").

    According to the Proposal, the Company intends to: (i) offer and sell Telecom Group Common Shares in a public offering for cash, (the "Telecom Public Offering"), and allocate the net proceeds thereof to the Telecom Group; (ii) issue Cellular Group Common Shares in exchange for all of the shares of common stock of U.S. Cellular which are not owned by the Company pursuant to a merger between a subsidiary of the Company and U.S. Cellular (the "U.S. Cellular Merger"); (iii) issue Aerial Group Common Shares in exchange for all of the shares of common stock of Aerial which are not owned by the Company pursuant to a merger between a subsidiary of the Company and Aerial (the "Aerial Merger"); and (iv) distribute Cellular Group Common Shares, Telecom Group Common Shares and Aerial Group Common Shares (the "Distributed Group Shares") in the form of a stock dividend on a pro rata basis to holders of Series A Common Shares and Common Shares of the Company such that, after the events described in (i), (ii) and (iii) have occurred, approximately 20% of the common shareholders' value of each Tracking Group stock would initially be retained in a residual group (the "Distribution"; the Common Shares of the Company and the Distributed Group Shares distributed to the holders of Common Shares of the Company referred to together as the "Proposed Common Equity"). You have informed us that it is currently anticipated that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger. The U.S. Cellular Merger, the Aerial Merger and the Distribution are intended to be tax-free to shareholders (except with respect to any cash received in lieu of fractional shares). The Telecom Public Offering, U.S. Cellular Merger, Aerial Merger, Distribution, and Reincorporation are herein collectively referred to as the Recapitalization (the "Recapitalization").

                                      C2-1

    You have asked us to advise you with respect to the effect of the implementation of the Recapitalization on (i) the market value of the Proposed Common Equity and (ii) the ability of the Company to raise equity capital through an offering or offerings of shares of common equity or securities convertible into common equity ("Equity Market Access"), assuming that such proposed Recapitalization was effective as of the date hereof. The terms of the Tracking Stocks and the proposed Recapitalization are set forth in the Proxy Statement/Prospectus, and all capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Proxy Statement/ Prospectus.

    We have assumed with your consent that, immediately prior to the proposed Recapitalization, the Company Common Shares, the Series A Common Shares, the Preferred Shares, the U.S. Cellular Common and Series A Common Shares and the Aerial Common and Series A Common Shares (the "Initial Shares") will continue to be the only classes of capital stock of the Company, U.S. Cellular, and Aerial, respectively, which are outstanding; that, other than in connection with the proposed Recapitalization, there will be no material change in the number of Initial Shares outstanding prior to the implementation of the proposed Recapitalization; and that, immediately after the proposed Recapitalization, the Company Common Shares, the Series A Common Shares, the Preferred Shares and the Tracking Stocks will be the only classes of capital stock then outstanding. We have also assumed that the U.S. Cellular Merger and the Aerial Merger are consummated on the terms set forth in the Proxy Statement/ Prospectus. We have further assumed that, prior to the proposed Recapitalization, the Initial Shares which are currently listed will continue to be listed on their respective exchanges or trading markets, and that, following the proposed Recapitalization, the Company's Common Shares and the Tracking Stocks will be eligible for, and will be the only capital stock of the Company listed on, the American Stock Exchange.

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Proxy Statement/Prospectus. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company and the Tracking Group and the potential impact of changes in the competitive environment and in the Company's and the Tracking Group's business plans and strategies on those forecasts, business and prospects.

    We have also considered certain financial and stock market data of the Company, and we have compared those data with similar data for other publicly held companies which have multiple classes of stock outstanding which reflect the performance of specific lines of business, and we have considered the financial terms of the different classes of stock of such companies. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Proxy Statement/Prospectus) and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and the Tracking Group. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Tracking Group, nor have we been furnished with any such evaluations or appraisals. We are not expressing any opinion as to what the actual value of the Tracking Stocks will be when issued to the Company's stockholders pursuant to the Recapitalization or the prices at which such Tracking Stocks will trade subsequent to the Recapitalization. In addition, we are not expressing any opinion whatsoever as to the individual merits of the U.S. Cellular Merger, the Aerial Merger, or the Telecom Public Offering, or any opinion whatsoever with respect to the Reincorporation. Our opinion does not address the Company's underlying business decision to effect the Recapitalization and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Recapitalization.

    Our analysis is necessarily based on financial, economic, market, and other conditions as they exist and can be evaluated on the date of this letter and assumes the Recapitalization was effective as of the date hereof, and we note that such conditions may change prior to the expected date of consummation of the Recapitalization. The Recapitalization may cause a change in perception by some investors of the future plans of the Company or the holders of Series A Common Shares. Consequently, our opinion assumes that the market has had a reasonable opportunity to understand and evaluate the Recapitalization. In addition, the Tracking Stocks which would be issued to the public shareholders of the Company in the proposed Distribution might trade initially at market prices below those at which they would trade on a fully distributed basis.

                                      C2-2

    It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the proposed Recapitalization and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, that this opinion may be included in its entirety, or appropriately described or referred to, in any communication by the Company or the Board of Directors to the stockholders of the Company or the Securities and Exchange Commission, including the preliminary and definitive Proxy Statement/Prospectus of the Company relating to the Recapitalization; provided, that we have had the opportunity to review and comment on such communication prior to the filing with the Securities and Exchange Commission and prior to its dissemination to stockholders.

    We have acted as financial advisor to the Company in connection with the Recapitalization and will receive a fee for our services, a portion of which is contingent upon the consummation of the Recapitalization.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company, US Cellular and Aerial for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    In the past, we have performed certain investment banking services for the Company, US Cellular and Aerial and their affiliates and have received customary fees for such services.

    Based upon and subject to the foregoing, it is our opinion that, assuming that the proposed Recapitalization had been effective as of the date hereof, the Recapitalization would not have a material adverse effect from a financial point of view on (i) the aggregate market value on a fully-distributed basis of the Proposed Common Equity outstanding after such Recapitalization as compared with the aggregate market value of the Company Common Shares outstanding immediately prior to the announcement of such Recapitalization or (ii) the Company's Equity Market Access after such Recapitalization as compared to the Company's Equity Market Access prior to the announcement of such Recapitalization.

Sincerely,

SALOMON SMITH BARNEY

                                      C2-3

                                                                       EXHIBIT D

                        TELEPHONE AND DATA SYSTEMS, INC.
                         1998 LONG-TERM INCENTIVE PLAN

                                   ARTICLE I
                                    PURPOSE

    The purposes of the Telephone and Data Systems, Inc. 1998 Long-Term Incentive Plan (the "Plan") are (i) to align the interests of the stockholders of Telephone and Data Systems, Inc., a Delaware Corporation (the "Company"), and selected employees of the Company and certain of its Affiliates who receive awards under the Plan by increasing the interest of such employees in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining key executive and management employees of the Company and certain of its Affiliates, and (iii) to motivate such employees to act in the long-term best interests of the Company's stockholders.

                                   ARTICLE II
                                  DEFINITIONS

    For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.

    2.1 "Aerial Group Stock" shall mean the class of shares of the Company designated "Aerial Communications Group Common Shares" in its Restated Certificate of Incorporation that is intended to reflect the separate performance of the Aerial Communications Group (as defined in the Restated Certificate of Incorporation), which primarily includes Aerial Communications, Inc., an Affiliate of the Company.

    2.2 "Affiliate" shall mean a corporation which owns directly or indirectly at least 50% of the outstanding stock of the Company or the combined voting power of such outstanding stock or a corporation at least 50% of whose outstanding stock or the combined voting power of such outstanding stock is owned directly or indirectly by the Company.

    2.3 "Agreement" shall mean a written agreement between the Company and an award recipient evidencing an award granted hereunder.

    2.4  "Board" shall mean the Board of Directors of the Company.

    2.5 "Bonus Stock" shall mean shares of Stock awarded hereunder that are not subject to a Restriction Period or Performance Measures.

    2.6 "Bonus Stock Award" shall mean an award of Bonus Stock that may be awarded at the Committee's discretion.

    2.7 "Bonus Year" shall mean the calendar year for which an annual bonus is payable.

    2.8 "Cellular Group Stock" shall mean the class of fshares of the Company designated "United States Cellular Group Common Shares" in its Restated Certificate of Incorporation that is intended to reflect the separate performance of the United States Cellular Group (as defined in the Restated Certificate of Incorporation), which primarily includes United States Cellular Corporation, an Affiliate of the Company.

    2.9  "Change of Control" shall have the meaning set forth in Section 8.9.

    2.10  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    2.11 "Committee" shall mean a Committee designated by the Board, consisting of two or more members of the Board.

    2.12 "Common Stock" shall mean the class of shares of the Company designated as "Common Shares" in its Restated Certificate of Incorporation.

    2.13 "Deferred Compensation Account" shall mean a book reserve maintained by the Company for the purpose of measuring the amount of deferred compensation payable to an employee.

    2.14 "Disability" shall mean a total physical disability which, in the Committee's judgment, prevents an award recipient from performing substantially such award recipient's employment duties and responsibilities for a continuous period of at least six months.

    2.15 "Distributable Balance" shall mean the balance in an employee's Deferred Compensation Account that is distributable upon the earlier of (i) the employee's termination of employment, and (ii) the distribution date specified by the employee.

    2.16 "Employer" shall mean the Company or any Affiliate of the Company designated by the Committee and approved by the Board.

    2.17 "Employer Match Award" shall mean an amount credited to an employee's Deferred Compensation Account pursuant to Section 7.2 hereof that is based upon the amount deferred by the employee pursuant to Section 7.1.

    2.18 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    2.19 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    2.20 "Fair Market Value" of a share of Stock shall mean its closing sale price on the principal national stock exchange on which the Stock is traded on the date as of which such value is being determined, or, if there shall be no reported sale for such date, on the next preceding date for which a sale was reported; PROVIDED, HOWEVER if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

    2.21 "Incentive Stock Option" shall mean an option to purchase shares of Stock that meets the requirements of section 422 of the Code (or any successor provision) and that is intended by the Committee to constitute an Incentive Stock Option.

    2.22 "Legal Representative" shall mean a guardian, legal representative or other person acting in a similar capacity with respect to an optionee.

    2.23 "Mature Shares" shall mean shares of Stock (i) for which the holder thereof has good title, free and clear of all liens and encumbrances, and (ii) which such holder has held for at least six months or has purchased on the open market.

    2.24 "Non-Qualified Stock Option" shall mean an option to purchase shares of Stock that is not an Incentive Stock Option.

    2.25 "Performance Measures" shall mean criteria and objectives established by the Committee that must be attained (i) during a Performance Period in order for an employee eligible to participate in the Plan to be granted a Performance Stock Option, (ii) during the applicable Restriction Period or Performance Period as a condition to the award recipient's receipt of shares of Stock subject to the award in the case of a Restricted Stock Award or receipt of shares of Stock or cash in the case of Performance Share Award, or (iii) as a condition to exercisability of all or a portion of an option or SAR. Such criteria and objectives may be any one or more of the following: the attainment by a share of Stock of a specified Fair Market Value for a specified period of time, earnings per share, return on equity, return on capital, earnings on investments, cash flows, revenues, sales, costs, market share, attainment of cost reduction goals, customer count, attainment of business efficiency measures (I.E., cost per gross or net customer addition, revenue per customer, customer turnover rate, ratios of employees to volume of business measures and population in licensed or operating markets), financing costs, ratios of capital spending and investment to volume of business measures and customer satisfaction survey results. In the case of an option or SAR granted at Fair Market Value as of the date of grant, such criteria may also include the attainment of individual performance objectives, or any other criteria and objectives established by the Committee or any combination thereof.

    2.26 "Performance Period" shall mean a period designated by the Committee during which Performance Measures shall be measured.

    2.27 "Performance Share" shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive one share of Stock, which may be Restricted Stock, or, in lieu of all or a portion thereof, the Fair Market Value of such Performance Share in cash.

    2.28  "Performance Share Award" shall mean an award of Performance Shares.

    2.29 "Performance Stock Option" shall mean an option to purchase shares that is granted in the event specified Performance Measures during a specified Performance Period are attained.

    2.30  "Permanent and Total Disability" shall have the meaning set forth in section 22(e)(3) of the Code (or any successor thereto).

    2.31  "Permitted Transferee" shall mean (i) the award recipient's spouse,
(ii) any of the award recipient's lineal descendants, lineal ancestors or siblings, (iii) the award recipient's mother-in-law or father-in-law, or any son-in-law, daughter-in-law, brother-in-law or sister-in-law, (iv) a trust of which one or more of the persons described in clauses (i), (ii) or (iii) are the only beneficiaries during the term the award is held by a Permitted Transferee,
(v) a partnership in which no other person is a partner other than the award recipient or one or more of the persons described in clauses (i)-(vii) hereof,
(vi) a limited liability company in which no person is a member other than the award recipient or one or more of the persons described in clauses (i)-(vii) hereof, or (vii) any other person approved in writing by the Committee prior to any transfer of an award, PROVIDED THAT any person described in clauses (i) -
(vii) hereof has entered into a written agreement with the Company to withhold shares of Stock which would otherwise be delivered to such person to pay any federal, state, local or other taxes that may be required to be withheld of paid in connection with such exercise in the event that the award recipient does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid.

    2.32 "Restricted Stock" shall mean shares of Stock that are subject to a Restriction Period.

    2.33  "Restricted Stock Award" shall mean an award of Restricted Stock.

    2.34 "Restriction Period" shall mean any period designated by the Committee during which the Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award.

    2.35 "SAR" shall mean a stock appreciation right that entitles the holder thereof to receive upon exercise of the SAR shares of Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Stock on the date of exercise over the base price of a share of Stock subject to such SAR, multiplied by the number of shares of Stock with respect to which such SAR is exercised.

    2.36 "Stock" shall mean Common Stock, Aerial Group Stock, Cellular Group Stock, TDS Telecom Group Stock and any other equity security that (i) is designated by the Board to be available for stock option grants under the Plan or (ii) becomes available for grants under the Plan by reason of a conversion, stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off or other similar change in capitalization or event or any distribution to holders of shares of Common Stock, Aerial Group Stock, Cellular Group Stock or TDS Telecom Group Stock.

    2.37  "Stock Award" shall mean a Restricted Stock Award or a Bonus Stock
Award.

    2.38 "TDS Telecom Group Stock" shall mean the class of shares of the Company designated "TDS Telecommunications Group Common Shares" in its Restated Certificate of Incorporation that is intended to reflect the separate performance of the TDS Telecommunications Group (as defined in the Restated Certificate of Incorporation), which primarily includes TDS Telecommunications Corporation, an Affiliate of the Company.

                                  ARTICLE III
                         ELIGIBILITY AND ADMINISTRATION

    3.1 ELIGIBILITY. Participants in the Plan shall consist of such employees of the Employers as the Committee in its sole discretion may select from time to time. The Committee's selection of an employee to participate in the Plan at any time shall not require the Committee to select such employee to participate in the Plan at any other time.

    3.2 COMMITTEE ADMINISTRATION. (a) IN GENERAL. The Plan shall be administered by the Committee in accordance with the terms of the Plan. The Committee, in its discretion, shall select employees for participation in the Plan and shall determine the form, amount and timing of each grant of an award and, if applicable, the number of shares of Stock subject to each award, the purchase price or base price per share of Stock purchasable upon exercise of the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form and terms of the Agreement evidencing the award. Any one or a combination of the following awards may be made under the Plan to eligible persons: (i) options to purchase shares in the form of Incentive Stock Options or Non-Qualified Stock Options, (ii) SARs, (iii) Stock Awards in the form of Restricted Stock or Bonus Stock, (iv) Performance Share Awards and (v) Employer Match Awards. The Committee may, in its sole discretion and for any reason at any time, take action such that (A) any or all outstanding options and SARs shall become exercisable in part or in full, (B) the Restriction Period applicable to any outstanding Restricted Stock Award shall terminate or shall be of a shorter duration, (C) the Performance Period applicable to any outstanding Performance Share Award shall terminate or be of a shorter duration, (D) the Performance Measures applicable to any outstanding Performance Share Award or to any outstanding Restricted Stock Award shall be deemed to be attained at the maximum or any other level, and (E) all or a portion of the amount in a Deferred Compensation Account attributable to an Employer Match Award shall become nonforfeitable. The Committee shall interpret the Plan and establish any rules and procedures the Committee deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as restricting or limiting competitive employment or other activities. All such interpretations, rules, procedures and conditions shall be conclusive and binding on the parties. A majority of the members of the Committee shall constitute a quorum. The acts of the Committee shall be either
(i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

    (b) DELEGATION. The Committee may delegate some or all of its power and authority hereunder to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; PROVIDED, HOWEVER, that the Committee may not delegate its power and authority with regard to (A) the selection for participation in the Plan of (i) the Chief Executive Officer of the Company (or any employee who is acting in such capacity), one of the four highest compensated officers of the Company (other than the Chief Executive Officer), or any other individual deemed to be a 'covered employee' within the meaning of section 162(m) of the Code or who, in the Committee's judgment, is likely to be a covered employee at any time during the exercise period of the option to be granted to such employee, or (ii) an officer or other person subject to section 16 of the Exchange Act, or (B) decisions concerning the timing, pricing or number of shares subject to an award granted to such an employee, officer or other person who is, or who in the Committee's judgment is likely to be, a covered employee.

    (c) INDEMNIFICATION. No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and each member of the Board and the Committee and the President and Chief Executive Officer and each such other executive officer who is designated by the Committee to exercise any power or authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company's articles of incorporation or by-laws, and under any directors' and officers' liability insurance which may be in effect from time to time.

    3.3  SHARES AVAILABLE.  Subject to adjustment as provided in Section 6.7,
(i) 2,000,000 shares of Common Stock, (ii) 3,200,000 shares of Aerial Tracking Stock, (iii) 3,600,000 shares of Cellular Tracking Stock and (iv) 2,500,000 shares of TDS Telecom Tracking Stock shall be available under the Plan. Such shares of Common Stock, Aerial Tracking Stock, Cellular Tracking Stock, TDS Telecom Tracking Stock and shares of each other class of Stock that become available under the Plan shall be reduced by the sum of the aggregate number of shares of such class of Stock then subject to outstanding award under the Plan. The maximum number of shares with respect to which awards of Bonus Stock, Performance Shares, Stock Options, SARs, Restricted Stock, or any combination thereof may be granted to any individual employee during any three-calendar year period shall be 500,000, subject to any adjustments provided hereunder. To the extent that an outstanding award expires or terminates unexercised or is canceled or forfeited, the shares of Stock subject to such expired, unexercised, canceled or forfeited portion of such award shall again be available under the Plan. Shares of Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Stock, or authorized and issued shares of Stock reacquired and held as treasury shares or otherwise or a combination thereof.

                                   ARTICLE IV
                  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    4.1 STOCK OPTIONS. (a) IN GENERAL. The Committee may, in its discretion, grant options to purchase shares of Stock to such employees as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Non-Qualified Stock Option. Each Incentive Stock Option shall be granted within ten years of the effective date of the Plan. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under the Plan or any other plan of the Company or any of its subsidiaries) exceeds $100,000, such options shall constitute Non-Qualified Stock Options. Options shall be subject to the terms and conditions set forth in this Section
4.1 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    (b) NUMBER OF SHARES AND PURCHASE PRICE. The number of shares of Stock subject to an option and the purchase price per share of Stock purchasable upon exercise of the option shall be determined by the Committee; PROVIDED, HOWEVER, that the purchase price per share of Stock purchasable upon exercise of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date such option is granted; PROVIDED FURTHER, that if an Incentive Stock Option shall be granted to an employee who owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company or any of its subsidiaries ('Ten Percent Holder'), the purchase price per share of Stock shall be at least 110% of its Fair Market Value on the date such option is granted.

    (c) OPTION PERIOD AND EXERCISABILITY. The period during which an option may be exercised shall be determined by the Committee; PROVIDED, HOWEVER, that no Incentive Stock Option shall be exercised later than ten years after its date of grant; PROVIDED FURTHER, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall be exercised within five years of its date of grant. The Committee may, in its discretion, establish Performance Measures which must be satisfied during a Performance Period as a condition either to a grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. An option may be exercised only with respect to whole shares of Stock.

    (d) METHOD OF EXERCISE. An option may be exercised (i) by giving written notice to the Vice President-Human Resources of the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefor (in full, unless another arrangement for such payment which is satisfactory to the Company has been made) either (A) in cash, (B) in Mature Shares having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold whole shares of Stock which would otherwise be delivered upon exercise of the option having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or
(E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, and (ii) by executing such documents and taking any other actions as the Company may reasonably request. The Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(E) in the preceding sentence. If payment of the purchase price is to be made pursuant to clause (B) or (C) (or a combination thereof) of the first sentence of this Section 4.1(d), then any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No share of Stock shall be delivered until the full purchase price therefor has been paid.

    4.2 STOCK APPRECIATION RIGHTS. (a) IN GENERAL. The Committee may, in its discretion, grant SARs to such employees as may be selected by the Committee. SARs shall be subject to the terms and conditions set forth in this Section 4.2 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    (b) NUMBER OF SHARES AND BASE PRICE. The number of shares of Stock subject to an SAR award shall be determined by the Committee. The base price of an SAR shall be determined by the Committee; PROVIDED, HOWEVER, that such base price per share of Stock subject to such SAR shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of such SAR.

    (c) EXERCISE PERIOD AND EXERCISABILITY. The Agreement relating to an award of an SAR shall specify whether such award may be settled in shares of Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee. The Committee may, in its discretion, establish Performance Measures that must be attained as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in installments and in part or in full at any time. An SAR may be exercised only with respect to whole shares of Stock. If an SAR is exercised with respect to shares of Restricted Stock, a certificate or certificates representing such shares of Restricted Stock shall be issued in accordance with
Section 5.4 and the holder of such shares of Restricted Stock shall have rights of a stockholder of the Company as determined pursuant to Section 5.2(b). Prior to the exercise of an SAR for shares of Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Stock subject to such SAR.

    (d) METHOD OF EXERCISE. An SAR may be exercised (i) by giving written notice to the Vice President-Human Resources of the Company specifying the whole number of shares of Stock with respect to which the SAR is being exercised and
(ii) by executing such documents and taking any such other actions as the Company may reasonably request.

    4.3 TERMINATION OF EMPLOYMENT. (a) DISABILITY. Unless otherwise specified in the Agreement evidencing the grant of an option or SAR and, in the case of an Incentive Stock Option, subject to Section 4.3(f), if an award recipient ceases to be employed by any Employer by reason of Disability, then the option or SAR held by such award recipient shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such award recipient's termination of employment and after such date may be exercised by such award recipient (or such award recipient's Legal Representative) for a period of 12 months after the effective date of such award recipient's termination of employment or until the expiration of the term of such option or SAR, whichever period is shorter. If the award recipient shall die within such period (or other period specified in the Agreement), then the option or SAR shall be exercisable by the beneficiary or beneficiaries duly designated by the award recipient or, if none, the executor or administrator of the award recipient's estate or, if none, the person to whom the award recipient's rights under such option or SAR shall pass by will or by applicable laws of descent and distribution, to the same extent such option or SAR was exercisable by the award recipient on the date of the award recipient's death, for a period ending on the later of (i) the last day of such period and (ii) 90 days after the date of the award recipient's death.

    (b) RETIREMENT OR RESIGNATION WITH PRIOR CONSENT OF THE BOARD. Unless otherwise specified in the Agreement evidencing the grant of an option or SAR and, in the case of an Incentive Stock Option, subject to Section 4.3(f), if any award recipient ceases to be employed by any Employer by reason of the award recipient's retirement after attainment of age 65 or by reason of the award recipient's resignation of employment at any age with the prior consent of the board of directors of such award recipient's Employer, then the option or SAR held by such award recipient shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such award recipient's retirement or resignation, as the case may be, and after such date may be exercised by such award recipient (or such award recipient's Legal Representative) for a period of 90 days after such effective date or until the expiration of the term of such option or SAR, whichever period is shorter. If the award recipient who has so retired or resigned shall die within such period (or other period specified in the Agreement), then the option or SAR shall be exercisable by the beneficiary or beneficiaries duly designated by the award recipient or, if none, the executor or administrator of the award recipient's estate or, if none, the person to whom the award recipient's rights under such option or SAR shall pass by will or by the applicable laws of descent and distribution, to the same extent such option or SAR was exercisable by the award recipient on the date of the award recipient's death, for a period ending 180 days after the effective date of such award recipient's retirement or resignation.

    (c) TRANSFER OF EMPLOYMENT. Unless otherwise specified in the Agreement evidencing the grant of an option or SAR, and in the case of an Incentive Stock Option, subject to Section 4.3(f), if an award recipient ceases to be employed by any Employer by reason of the award recipient's transfer of employment to an Affiliate that is not an Employer, then any option or SAR held by the award recipient shall be exercisable during the award recipient's continuous period of employment with one or more Affiliates, but only to the extent that such option or SAR is exercisable on the date of the award recipient's transfer of employment from an Employer to an Affiliate.

    (d) DEATH. Unless otherwise specified in the Agreement evidencing the grant of an option or SAR and, in the case of an Incentive Stock Option, subject to Section 4.3(f), if an award recipient ceases to be employed by any Employer by reason of death, then the option or SAR held by such award recipient shall be exercisable only to the extent that such option or SAR is exercisable on the date of such award recipient's death, and after such date may be exercised by the beneficiary or beneficiaries duly designated by the award recipient or, if none the executor or administrator of the award recipient's estate or, if none, the person to whom the award recipient's rights under such option or SAR shall pass by will or by the applicable laws of descent or distribution for a period of 180 days after the date of death or until the expiration of the term of such option or SAR, whichever period is shorter.

    (e) OTHER TERMINATION OF EMPLOYMENT. Unless otherwise specified in the Agreement evidencing the grant of an option or SAR and, in the case of an Incentive Stock Option, subject to Section 4.3(f), if an award recipient ceases to be employed by any Employer for any reason other than Disability, retirement after attainment of age 65, resignation of employment with the prior consent of the board of directors of such award recipient's Employer, a transfer to an Affiliate that is not an Employer or death, the option or SAR held by such award recipient shall be exercisable only to the extent that such option or SAR is exercisable on the effective date of such award recipient's termination of employment and after such date may be exercised by such award recipient (or such award recipient's Legal Representative) for a period of 30 days after such effective date or until the expiration of the term of such option or SAR, whichever period is shorter. If the award recipient shall die within such period (or other period specified in the Agreement), then the option or SAR held by such award recipient shall be exercisable only to the extent that such option or SAR is exercisable on the date of such award recipient's death, and after such date may be exercised by the beneficiary or beneficiaries duly designated by the award recipient or, if none, the executor or administrator of the award recipient's estate or, if none, the person to whom the award recipient's rights under such option or SAR shall pass by will or by the applicable laws of descent or distribution for a period of 120 days after the date of death or until the expiration of the term of such option or SAR, whichever period is shorter. Notwithstanding anything in this
Section 4.3 to the contrary, if an award recipient ceases to be employed by an Employer on account of such award recipient's negligence, willful misconduct, competition with the Company or an Affiliate or misappropriation of confidential information of the Company or an Affiliate, then the option or SAR shall terminate on the date the award recipient's employment with such Employer terminates, unless such option or SAR terminates earlier pursuant to Section 8.10.

    (f) TERMINATION OF EMPLOYMENT--INCENTIVE STOCK OPTIONS. Each Incentive Stock Option held by an award recipient who ceases to be employed by any Employer by reason of death or Permanent and Total Disability shall be exercisable only to the extent that such option is exercisable on the date of such award recipient's death or on the effective date of such award recipient's termination of employment by reason of Permanent and Total Disability, as the case may be. In the case of the award recipient's Permanent and Total Disability, the option may thereafter be exercised by such award recipient (or such award recipient's Legal Representative) for a period of one year (or such shorter period as the Committee may specify in the Agreement) after the effective date of such award recipient's termination of employment by reason of Permanent and Total Disability or until the expiration of the term of such Incentive Stock Option, whichever period is shorter. In the case of the award recipient's death, the option may thereafter be exercised by the beneficiary or beneficiaries duly designated by the award recipient or, if none, the executor or administrator of the award recipient's estate or, if none, the person to whom the award recipient's rights under such option shall pass by will or by the applicable laws of descent and distribution for a period of one year (or such other period as the Committee may specify in the Agreement) after the date of such award recipient's death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

    Each Incentive Stock Option held by an award recipient who ceases to be employed by any Employer for any reason other than death or Permanent and Total Disability shall be exercisable only to the extent such option is exercisable on the effective date of such award recipient's termination of employment, and may thereafter be exercised by such award recipient (or such award recipient's Legal Representative) for a period of three months after the effective date of such award recipient's termination of employment or until the expiration of the term of the Incentive Stock Option, whichever period is shorter. Notwithstanding anything in this Section 4.3 to the contrary, if an award recipient ceases to be employed by an Employer on account of such award recipient's negligence, willful misconduct, competition with the Company or an Affiliate or misappropriation of confidential information of the Company or an Affiliate, then the Incentive Stock Option shall terminate on the date the award recipient's employment with such Employer terminates, unless such Incentive Stock Option terminates earlier pursuant to Section 8.10.

    If an award recipient dies during the exercise period specified in the Agreement evidencing the grant of such option following termination of employment by reason of Permanent and Total Disability, or if the award recipient dies during the three-month period following termination of employment for any reason other than death or Permanent and Total Disability, then each Incentive Stock Option held by such award recipient shall be exercisable only to the extent such option is exercisable on the date of the award recipient's death and may thereafter be exercised by the beneficiary or beneficiaries duly designated by the award recipient or, if none, the executor or administrator of the award recipient's estate or, if none, the person to whom the award recipient's rights under such option shall pass by will or by the applicable laws of descent and distribution for a period of one year (or such shorter period as the Committee may specify in the Agreement) after the date of death or until the expiration of the term of such Incentive Stock Option, whichever period is shorter.

                                   ARTICLE V
                                  STOCK AWARDS

    5.1 STOCK AWARDS. The Committee may, in its discretion, grant Stock Awards to such employees as may be selected by the Committee. The Agreement relating to a Stock Award shall specify the number of shares of Stock subject to the award, the purchase price (if any) and whether the Stock Award is a Restricted Stock Award or Bonus Stock Award. Stock Awards shall be subject to the terms and conditions set forth in this Article V and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    5.2 RESTRICTED STOCK AWARDS. (a) VESTING AND FORFEITURE. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Stock subject to such award in accordance with a schedule based upon either (y) the attainment of specified Performance Measures during the specified Restriction Period or (z) the award recipient's periods of employment with any Employer or Affiliate during the specified Restriction Period, and for (ii) the forfeiture of the shares of Stock subject to such award (w) if such specified Performance Measures are not attained during the specified Restriction Period or (x) if the holder of such award terminates such employment during the specified Restriction Period.

    (b) RIGHTS WITH RESPECT TO RESTRICTED STOCK AWARDS. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Stock; PROVIDED, HOWEVER, that a distribution with respect to shares of Stock, other than a distribution in cash, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Stock with respect to which such distribution was made.

    (c) DISABILITY, RETIREMENT, RESIGNATION WITH PRIOR CONSENT OF THE BOARD AND DEATH. Unless otherwise specified in the Agreement evidencing the grant of a Restricted Stock Award, if an award recipient ceases to be employed by any Employer by reason of Disability, retirement after attainment of age 65, resignation of employment of any age with prior consent of the board of directors of such award recipient's Employer or death, then the Restriction Period applicable to such Restricted Stock Award shall terminate as of the effective date of the award recipient's termination of employment and any applicable Performance Measures shall be deemed attained of the target level. Notwithstanding the first sentence of this subsection (c), if an award recipient ceases to be employed by an Employer on account of such award recipient's negligence, willful misconduct, competition with the Company or an Affiliate or misappropriation of confidential information of the Company or an Affiliate, then the Restricted Stock Award shall terminate on the date the award recipient's employment with such Employer terminates, unless such Restricted Stock Award terminates earlier pursuant to Section 8.10.

    (d) TRANSFER OF EMPLOYMENT. Unless otherwise specified in the Agreement evidencing the grant of a Restricted Stock Award, if an award recipient ceases to be employed by any Employer by reason of the award recipient's transfer of employment to an Affiliate that is not an Employer, then the award recipient's employment with such Affiliate shall be deemed to be employment with an Employer solely for the purpose of determining whether any applicable service requirement is satisfied during the Restriction Period.

    (e) OTHER TERMINATION OF EMPLOYMENT. Unless otherwise specified in the Agreement evidencing the grant of a Restricted Stock Award, if an award recipient ceases to be employed by any Employer for any reason other than Disability, retirement after attainment of age 65, resignation of employment with the prior consent of the board of directors of such award recipient's Employer, a transfer to an Affiliate that is not an Employer or death, then the Company shall cancel such award to the extent it is subject to a Restriction Period on the effective date of such award recipient's termination of employment, unless such Restricted Stock Award terminates earlier pursuant to
Section 8.10.

    5.3 SHARE CERTIFICATES. During the Restriction Period, a certificate or certificates representing a Restricted Stock Award may be registered in the holder's name and may bear a legend, in addition to any legend which may be required pursuant to Section 8.7, indicating that the ownership of the shares of Stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, that would permit transfer to the Company of all or a portion of the shares of Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period, or upon the grant of a Bonus Stock Award, in each case subject to the Company's right to require payment of any taxes in accordance with Section 8.6, a certificate or certificates evidencing ownership of the requisite number of shares of Stock shall be delivered to the holder of such award.

                                   ARTICLE VI
                            PERFORMANCE SHARE AWARDS

    6.1 PERFORMANCE SHARE AWARDS. The Committee may, in its discretion, grant Performance Share Awards to such employees as may be selected by the Committee. Performance Share Awards shall be subject to the terms and conditions set forth in this Section 6.1 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.

    (a) NUMBER OF PERFORMANCE SHARES AND PERFORMANCE MEASURES. The number of Performance Shares subject to any award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.

    (b) VESTING AND FORFEITURE. The Agreement relating to a Performance Share Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such award upon the attainment of specified Performance Measures during the specified Performance Period, and for the forfeiture of such award if the Performance Measures are not attained during the Performance Period.

    (c) SETTLEMENT OF VESTED PERFORMANCE SHARE AWARDS. The Agreement relating to a Performance Share Award (i) shall specify whether such award may be settled in shares of Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Stock subject to such award. If a Performance Share Award is settled in shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.4 and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 5.2(b). Prior to the settlement of a Performance Share Award in shares of Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Stock subject to such award.

    6.2 TERMINATION OF EMPLOYMENT. (a) DISABILITY, RETIREMENT, RESIGNATION WITH PRIOR CONSENT OF THE BOARD AND DEATH. Unless otherwise specified in the Agreement evidencing the grant of a Performance Share Award, if an award recipient ceases to be employed by any Employer by reason of Disability, retirement after attainment of age 65, resignation of employment at any age with prior consent of the board of directors of such award recipient's Employer or death, then any current Performance Period applicable to such award shall thereupon terminate as of the effective date of the award recipient's termination of employment and Performance Measures shall be deemed satisfied at the target level. Notwithstanding the immediately preceding sentence, if an award recipient ceases to be employed by an Employer on account of such award recipient's negligence, willful misconduct, competition with the Company or an Affiliate or misappropriation of confidential information of the Company or an Affiliate, then the Performance Share Award shall terminate on the date the award recipient's employment with such Employer terminates, unless such Performance Share Award terminates earlier pursuant to Section 8.10.

    (b) TRANSFER OF EMPLOYMENT. Unless otherwise specified in the Agreement evidencing the grant of a Performance Share Award, if an award recipient ceases to be employed by any Employer by reason of the award recipient's transfer of employment to an Affiliate that is not an Employer, then the award recipient's employment with such Affiliate shall be deemed to be employment with an Employer solely for the purpose of determining whether any applicable service requirement is satisfied during the Performance Period.

    (c) OTHER TERMINATION. Unless otherwise specified in the Agreement evidencing the grant of a Performance Share Award, if an award recipient ceases to be employed by any Employer for any reason other than Disability, retirement after attainment of age 65, resignation of employment at any age with prior consent of the board of directors of such award recipient's Employer or death, then the portion of such award which is subject to a Performance Period on the effective date of such holder's termination of employment shall be forfeited and such portion shall be canceled by the Company, unless such Performance Share Award terminates earlier pursuant to Section 8.10.

                                  ARTICLE VII
            DEFERRED COMPENSATION ACCOUNTS AND EMPLOYER MATCH AWARDS

    7.1 DEFERRED COMPENSATION AWARDS. The Committee may, in its discretion, permit an employee selected by the Committee to make an irrevocable election (i) not to receive currently any whole percentage of his gross annual bonus payment and (ii) to have an amount equal to such percentage credited to the employee's Deferred Compensation Account (such election, a "deferral election"); PROVIDED, HOWEVER, that the amount subject to such deferral election with respect to any Bonus Year shall not exceed $250,000. Any deferral election shall be made prior to the last day of the calendar year preceding the Bonus Year with respect to which such bonus is earned. Notwithstanding the preceding sentence, (i) in the year in which the Plan becomes effective, an employee selected by the Committee may make such a deferral election within 30 days after the Plan's effective date (as defined in Section 8.1) and (ii) in the first year in which an employee is selected for participation in the Plan pursuant to this Section 7.1, the employee may make a deferral election within 30 days after the date of his selection. Amounts so credited to the employee's Deferred Compensation Account (as adjusted for deemed investment returns) shall be 100% vested at all times.

    7.2 EMPLOYER MATCH AWARDS. At the time the Committee selects an employee for participation in the Plan pursuant to Section 7.1, the Committee may also grant such an employee an Employer Match Award to be made in accordance with the Agreement evidencing such award. Employer Match Awards shall be subject to the terms and conditions set forth in this Section 7.2 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable. As of the date on which an amount (the "deferred amount") is credited to an employee's Deferred Compensation Account pursuant to Section 7.1, there also shall be credited to the employee's Deferred Compensation Account an Employer Match Award equal to a percentage of such deferred amount specified by the Committee not in excess of 33 1/3%. One-third of the Employer Match Award so credited to the employee's Deferred Compensation Account (as adjusted for deemed investment returns pursuant to Section 7.3) shall become nonforfeitable on each of the first three anniversaries of the last day of the Bonus Year, if such employee is an employee of an Employer or an Affiliate on such a date and the amount credited to his Deferred Compensation Account has not been distributed before such date; PROVIDED, HOWEVER if the employee's employment terminates by reason of retirement after attainment of age 65, resignation at any age with prior consent of the board of directors of the employee's Employer, Disability or death, all Employer Match Awards (as adjusted for deemed investment returns pursuant to Section 7.3) credited to the employee's Deferred Compensation Account shall become nonforfeitable upon such termination of employment. Notwithstanding the previous sentence, if an employee ceases to be employed by an Employer on account of such employee's negligence, willful misconduct, competition with the Company or an Affiliate or misappropriation of confidential information of the Company or an Affiliate, then any Employer Match Award shall terminate on the date the employee's employment with such Employer terminates, unless such Employer Match Award terminates earlier pursuant to Section 8.10. Any Employer Match Awards and any deemed investment returns credited to an employee's Deferred Compensation Account shall be an expense allocated to the employee's Employer for the related Bonus Year.

    7.3 DEEMED INVESTMENT OF DEFERRED COMPENSATION ACCOUNT. Amounts credited to an employee's Deferred Compensation Account pursuant to Sections 7.1 and 7.2 above shall be deemed to be invested in whole and fractional phantom shares of Stock as specified below at the Fair Market Value thereof on the date as of which the amount is credited to the Deferred Compensation Account. If the employee's Employer for the Bonus Year with respect to which an amount is credited to his Deferred Compensation Account is the Company, then such credited amount shall be deemed to be invested in whole and fractional phantom shares of Common Stock. If the employee's Employer for the Bonus Year with respect to which an amount is credited to his Deferred Compensation Account is a member of the Aerial Communications Group, then such credited amount shall be deemed to be invested in whole and fractional phantom shares of Aerial Group Stock. If the employee's Employer for the Bonus Year with respect to which an amount is credited to his Deferred Compensation Account is a member of the United States Cellular Group, then such credited amount shall be deemed to be invested in whole and fractional phantom shares of Cellular Group Stock. If the employee's Employer for the Bonus Year with respect to which an amount is credited to his Deferred Compensation Account is a member of the TDS Telecommunications Group, then such credited amount shall be deemed to be invested in whole and fractional phantom shares of TDS Telecom Group Stock. In the event the employment of an employee with a Deferred Compensation Account balance is transferred to another Employer, the amounts credited to his Deferred Compensation Account on the date of such employment transfer shall continue to be invested in the same class of phantom shares of Stock as on such date, and any amount credited to his Deferred Compensation Account for service after such transfer shall be credited in the class of phantom shares determined in reference to the identity of his new Employer.

    7.4 PAYMENT OF DEFERRED COMPENSATION ACCOUNT. An employee shall receive a distribution of the Distributable Balance (as determined below) of his Deferred Compensation Account after such employee terminates employment with the Employers and Affiliates, PROVIDED, HOWEVER that an employee may irrevocably elect, at the time he makes a deferral election pursuant to Section 7.1, to receive a distribution of the amount so deferred, the related vested Employer Match Awards and any deemed investment earnings thereon (or any portion thereof) at any earlier date that is at least two years after the date such election is made. As of the earlier of the distribution date elected by the employee and the date the employee terminates his employment (the "determination date"), the Company shall compute the Distributable Balance in the Deferred Compensation Account. This Distributable Balance shall include (i) all bonus deferrals made through the current month reduced by any distributions of such bonus deferrals made prior to the determination date, (ii) all nonforfeitable Employer Match Awards reduced by any distributions of Employer Match Awards made prior to the determination date and (iii) any deemed investment earnings and losses attributable to the amounts included under (i) and (ii) as determined pursuant to Section 7.3. In the event that an employee becomes disabled, his employment shall for these purposes be deemed to terminate on the first day of the month following the month in which the employee became disabled (thus, the Distributable Balance shall be computed as of the preceding month). Payment of deferred compensation under these events will be in accordance with the employee's payment method election, provided such election is made prior to the calendar year in which the distribution is made. If no such timely election is made, then payment will be made in the form of a single sum payment. All payments of deferred compensation hereunder will be made in (i) whole shares of Stock and in the class or classes of Stock in which the Deferred Compensation Account is deemed invested under Section 7.3 above, and (ii) cash equal to the Fair Market Value of any fractional share. If an employee dies before the entire Distributable Balance has been paid, then the Company shall pay the Distributable Balance to the employee's designated beneficiary.

    7.5 HARDSHIP WITHDRAWALS. In the event of an unforeseeable emergency causing a severe financial hardship, an employee may request a payment of all or a portion of his nonforfeitable Deferred Compensation Account in an amount equal to that which is reasonably necessary to satisfy the emergency by submitting a written request to the Committee accompanied with documentation evidencing the employee's financial hardship. The Committee shall review the request and shall determine, in its sole discretion, whether a severe financial hardship exists. A severe financial hardship means a hardship to the employee resulting from a sudden and unexpected illness or accident of the employee or of a dependent (as defined in section 152(a) of the Code) of the employee, loss of the employee's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the employee. The circumstances that will constitute an emergency will depend upon the facts of each case, but, in any event, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the employee's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan. Examples of what are not considered to be unforeseeable emergencies include the need to send the employee's child to college or the desire to purchase a home.

                                  ARTICLE VIII
                                    GENERAL

    8.1 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective as of the effective date of the merger of Telephone and Data Systems, Inc., an Iowa corporation, into the Company and shall terminate ten years thereafter unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination. Grants of awards hereunder may be made at any time on or after the effective date and prior to the termination of the Plan.

    8.2 AMENDMENTS AND ADJUSTMENTS TO PERFORMANCE MEASURES. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval under applicable law; PROVIDED, HOWEVER, that, except as provided in Section 8.8, no amendment shall be made without stockholder approval if such amendment (a) would increase the maximum number of shares of any class of Stock available for issuance under the Plan or (b) would reduce the minimum purchase price in the case of an option or SAR. No amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

    At any time prior to the issuance or delivery of any shares of Stock or the payment of any cash in connection with an award subject to Performance Measures, the Committee may revise the Performance Measures applicable to an award and any related computation of payment if unforeseen events occur during the applicable Performance Period or Restriction Period that have a substantial effect on the Performance Measures and which, in the judgment of the Committee, make the application of the Performance Measures unfair unless such revision is made; PROVIDED, HOWEVER, that no such revision shall be made with respect to an award to the extent that the Committee determines that such revision would cause payment under the award to fail to be deductible in full by the Company under section 162(m) of the Code.

    8.3 AGREEMENT. Each award granted under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of the award and, upon execution by each party and delivery of the Agreement to the Vice President-Human Resources of the Company, such award shall be effective as of the effective date set forth in the Agreement.

    8.4 DESIGNATION OF BENEFICIARIES. Each employee may designate a beneficiary with respect to each of his awards and his Deferred Compensation Account by executing and filing with the Company during his lifetime a beneficiary designation. The employee may change or revoke any such designation by executing and filing with the Company during his lifetime a new beneficiary designation. If any designated beneficiary predeceases the employee, or if any corporation, partnership, trust or other entity which is a designated beneficiary is terminated, dissolved, becomes insolvent, or is adjudicated bankrupt prior to the date of the employee's death, or if the employee fails to designate a beneficiary, then the following persons in the order set forth below shall receive the entire amount which the previous designated beneficiary would have been entitled to receive:

         i) the employee's spouse, if living; otherwise

         ii) the employee's then living descendants, per stirpes; and otherwise

        iii) the employee's estate.

    8.5 TRANSFERABILITY. No Incentive Stock Option shall be transferable other than to a beneficiary determined pursuant to Section 8.4. An employee's Deferred Compensation Account shall not be transferable other than (a) to beneficiary pursuant to Section 8.4 or (b) pursuant to a court order entered in connection with a dissolution of marriage or child support. No other award shall be transferable other than (a) to a beneficiary determined pursuant to Section 8.4,
(b) pursuant to a court order entered in connection with a dissolution of marriage or child support, (c) to the extent permitted by (i) securities laws relating to the registration of securities subject to employee benefit plans and
(ii) the Agreement evidencing the grant of such award, by transfer to a Permitted Transferee. No award or Deferred Compensation Account balance may otherwise be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any such attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award or Deferred Compensation Account balance, such award and all rights thereunder shall immediately become null and void and any Employer Match Awards credited to such Deferred Compensation Account shall be forfeited.

    8.6 TAX WITHHOLDING. Prior to (i) the issuance or delivery of any shares of Stock, (ii) the payment of any cash pursuant to an award made hereunder or
(iii) any distribution from an employee's Deferred Compensation Account, the Company shall have the right to require payment by the recipient thereof of any federal, state, local or any other taxes which may be required to be withheld or paid in connection with such award or distribution. As determined by the Committee at the time of the grant of an award or a deferral to an employee's Deferred Compensation Account, an Agreement may provide that (i) the Company shall withhold whole shares of Stock which would otherwise be delivered to the recipient, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the "Tax Date") in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery to the Company of Mature Shares the aggregate Fair Market Value of which shall be determined as of the Tax Date, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered the aggregate Fair Market Value of which shall be determined as of the Tax Date, (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C) in each case to the extent set for in the Agreement relating to the award; PROVIDED, HOWEVER, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(E). An Agreement may provide for shares of Stock to be delivered or withheld having an aggregate Fair Market Value in excess of the minimum amount required to be withheld. Any fraction of a share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

    8.7 RESTRICTIONS ON SHARES. Each award granted hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

    8.8 ADJUSTMENT. In the event of any conversion, stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, spin-off, combination of shares in a reverse stock split or other similar event, (a) the number and class of securities deemed to be held in each Deferred Compensation Account shall be adjusted by the Committee, (b) the number and class of securities subject to each outstanding Stock Award and each outstanding Performance Share Award shall be adjusted by the Committee and (c) each holder of an option or SAR shall be entitled to receive upon the exercise of an option or SAR, at a price determined by the Committee in its sole discretion, such shares of Stock or other securities, the value of which shall be determined by the Committee to be equivalent to the value of shares of Stock to which the holder would be entitled had the holder exercised such option or SAR prior to the occurrence of such event. If any other event shall occur which in the judgment of the Board would warrant an adjustment to (i) the number and class of securities deemed to be held in each Deferred Compensation Account,
(ii) the number and class of securities subject to each outstanding Stock Award and each outstanding Performance Share Award, (iii) the number or designation of the class or classes of securities available under the Plan or (iv) the number or designation of the class or classes of securities subject to each outstanding option or SAR or the purchase price of a share of Stock subject to the option or SAR, or any combination of adjustments provided for in clauses (i), (ii), (iii) and (iv), then such adjustments shall be authorized by the Board and made by the Committee upon such terms and conditions as it may deem equitable and appropriate. To the extent that any such event or any action taken under this
Section 8.8 shall increase the number of shares of Stock or other security subject to an outstanding Stock Award or Performance Share Award or held in Deferred Compensation Accounts, or entitle a holder of an option or SAR to purchase additional shares of Stock or other security, the shares of Stock available under the Plan shall be deemed to include such additional shares of Stock or other security. If any such adjustment would result in a fractional security being generally available under the Plan, then such fractional security shall be disregarded. If any such adjustment would result in a fractional security being subject to an award under the Plan, then the Company shall pay the holder of such an award, in connection with the first vesting or exercise of such award occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting or exercise date over (B) the purchase price of such security. Any determination made by the Committee under this Section 8.8 shall be final, binding and conclusive on all holders of awards granted under the Plan.

    8.9 CHANGE IN CONTROL. (a) Notwithstanding any other provision of the Plan or any provision of any agreement, in the event of a Change in Control, (i) any Restriction Periods applicable to outstanding Restricted Stock Awards shall lapse, (ii) any Performance Periods applicable to outstanding Performance Share Awards shall lapse; (iii) any Performance Measures applicable to outstanding Performance Share Awards and to outstanding Restricted Stock Awards (if any) shall be deemed to be satisfied at the target level, (iv) all outstanding options or SARs shall become immediately exercisable in full and (v) all amounts deemed to be held in Deferred Compensation Accounts shall become nonforfeitable. In the event of a Change in Control pursuant to Section (b)(3) below, there may be substituted for each share of Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Stock shall be converted pursuant to such Change in Control. In the event of such a substitution, the purchase price per share of stock then subject to an outstanding award under the Plan shall be appropriately adjusted by the Committee, but in no event shall the aggregate purchase price for such shares be greater than the aggregate purchase price for the shares of Stock subject to such award prior to the Change in Control.

    (b) For purposes of the Plan, "Change in Control" shall mean:

        (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the "Outstanding Voting Securities"), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 8.9(b), or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child,
    (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) PROVIDED THAT all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2009, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the "Exempted Persons");

        (2) individuals who, as of the effective date of the merger of Telephone and Data Systems, Inc., an Iowa corporation, into the Company, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; PROVIDED THAT any individual who becomes a director of the Company subsequent to the effective date of the merger of Telephone and Data Systems, Inc., an Iowa corporation, into the Company, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and PROVIDED FURTHER, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

        (3) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 51% of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (V) the Company or an Affiliate, (W) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (X) the corporation resulting from such Corporate Transaction,
    (Y) the Exempted Persons, (Z) and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 25% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (4) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

    8.10 FORFEITURE OF AWARD UPON COMPETITION WITH COMPANY OR ANY AFFILIATE OR MISAPPROPRIATION OF CONFIDENTIAL INFORMATION. Notwithstanding any other provision herein, on or after any date on which an award recipient (a) enters into competition with the Company or an Affiliate, or (b) misappropriates confidential information of the Company or an Affiliate, as determined by the Company in its sole discretion, any option, SAR, Restricted Stock Award or Performance Share Award then held by the award recipient shall be forfeited and any balance credited to the award recipient's Deferred Compensation Account attributable to Employer Match Awards shall be forfeited, in each case regardless of whether such award or account balance would otherwise be nonforfeitable.

    For purposes of the preceding sentence, an award recipient shall be treated as entering into competition with the Company or an Affiliate if such award recipient (i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or an Affiliate or with any prospective customer which has been contacted or solicited by or on behalf of the Company or an Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company or an Affiliate, or (ii) otherwise competes with the Company or an Affiliate in any manner or otherwise engages in the business of the Company or an Affiliate.

    An award recipient shall be treated as misappropriating confidential information of the Company or an Affiliate if such award recipient (i) uses confidential information (as described below) for the benefit of anyone other than the Company or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by the Company or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any information or takes any confidential information or reproductions thereof from the facilities of the Company or an Affiliate, or
(iii) upon termination of employment or upon the request of the Company or an Affiliate, fails to return all confidential information then in the award recipient's possession. "Confidential information" shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, or financial information of the Company or an Affiliate.

    8.11 NO RIGHT OF PARTICIPATION OR EMPLOYMENT. No person shall have any right to participate in the Plan. Neither the Plan nor any award granted hereunder shall confer upon any person any right to continued employment by the Company or any of its subsidiaries or affiliates or affect in any manner the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any person at any time without liability hereunder.

    8.12 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Stock of the Company that are subject to an award granted hereunder unless and until such person becomes a stockholder of record with respect to such shares of Stock.

    8.13 GOVERNING LAW. The Plan, each award granted hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of [Delaware] and construed in accordance therewith without giving effect to principles of conflicts of laws.

    8.14 SEVERABILITY. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

                                                                       EXHIBIT E

        SECTIONS 490.1301 ET SEQ., OF THE IOWA BUSINESS CORPORATION ACT
                              (DISSENTERS' RIGHTS)
                                 DIVISION XIII
                               DISSENTERS' RIGHTS
                    (AS OF THE DATE OF THIS PROXY STATEMENT)

                                     PART A

490.1301 DEFINITIONS FOR DIVISION XIII IN THIS DIVISION:

    1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

    2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

    4. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    7. "Shareholder" means the record shareholder or the beneficial shareholder.

490.1302 SHAREHOLDERS' RIGHT TO DISSENT

    1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

           (1) Shareholder approval is required for the merger by section
       490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

           (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

        b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

        c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

        d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

           (1) Alters or abolishes a preferential right of the shares.

           (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

           (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

           (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

           (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

           (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

        e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

490.1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS

    1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

    2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

        a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

        b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

                                     PART B

490.1320 NOTICE OF DISSENTERS' RIGHTS

    1.  If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

    2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

490.1321 NOTICE OF INTENT TO DEMAND PAYMENT

    1.  If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

        a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

        b. Not vote the dissenting shareholder's shares in favor of the proposed action.

    2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

490.1322 DISSENTERS' NOTICE

    1.  If proposed corporate action creating dissenters' rights under section
490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

    2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

        a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

        b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

        c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

        d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

        e.  Be accompanied by a copy of this division.

490.1323 DUTY TO DEMAND PAYMENT

    1. A shareholder sent a dissenters' notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

    2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324 SHARE RESTRICTIONS

    1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

    2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325 PAYMENT

    1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section
490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

    2.  The payment must be accompanied by all of the following:

        a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

        b. A statement of the corporation's estimate of the fair value of the shares.

        c.  An explanation of how the interest was calculated.

        d. A statement of the dissenter's right to demand payment under section 490.1328.

        e.  A copy of this division.

490.1326 FAILURE TO TAKE ACTION

    1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

490.1327 AFTER-ACQUIRED SHARES

    1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

    1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

        a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

        b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

        c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

                                     PART C

490.1330 COURT ACTION

    1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

        a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

        b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

490.1331 COURT COSTS AND COUNSEL FEES

    1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

    2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

        a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

        b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

    3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                       EXHIBIT F

                         ILLUSTRATION OF CERTAIN TERMS

    The following illustrations demonstrate the method of calculation of the Retained Interest and an Inter-Group Interest in any Tracking Group which the Company may create, and the application of certain terms of the Tracking Stock Proposal based on the assumptions set forth herein. For purposes hereof, the Cellular Group is used as an example to illustrate the application of certain terms applicable to all Tracking Stocks and Tracking Groups. Also for purposes of illustration, 140 million shares are used as the number of authorized Cellular Group Shares, 80 million shares are used as the number of Cellular Group Shares issued in the Distribution and the U.S. Cellular Merger, 20 million shares are used as the Number of Shares Issuable with Respect to Retained Interest in the Cellular Group immediately following the Distribution and the U.S. Cellular Merger and 5 million shares are used as the pre-Distribution Number of Shares Issuable to Third Parties. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions illustrated in this Annex had occurred. Actual calculations may be slightly different due to rounding. The following illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in the Proxy Statement/Prospectus and the other Exhibits and Appendices thereto. Please note that the following illustrations are purely hypothetical and the numbers used herein (including assumptions of market values) were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Capitalized terms used herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus. See Exhibit G--Index of Certain Defined Terms.

    At any given time, the Outstanding Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to a Tracking Group that is represented by the outstanding shares of Tracking Stock of that Tracking Group, will be equal to the quotient of:

                   Outstanding Shares of such Tracking Stock

    ------------------------------------------------------------------------

    Outstanding Shares of such Tracking Stock + Number of Shares Issuable with Respect to Retained Interest in such Tracking Group + Number of Shares Issuable with Respect to Inter-Group Interest(s) in such Tracking Group by other Tracking Group(s)

    The balance of the equity of the Tracking Group is represented by the Retained Interest held by the TDS Group and any other Tracking Group's Inter-Group Interest in such Tracking Group.

    At any given time, the Retained Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to a Tracking Group that is attributable to the TDS Group, will be equal to the quotient of:

 Number of Shares Issuable with Respect to Retained Interest in the applicable
                                 Tracking Group

    ------------------------------------------------------------------------

    Outstanding Shares of such Tracking Stock + Number of Shares Issuable with Respect to Retained Interest in such Tracking Group + Number of Shares Issuable with Respect to Inter-Group Interest(s) in such Tracking Group by other Tracking Group(s)

    At any given time, the Inter-Group Interest Fraction, which represents the percentage interest in the equity value of the Company attributable to a Tracking Group that is attributed to other Tracking Groups, will be equal to the quotient of:

Number of Shares Issuable with Respect to Inter-Group Interest in the applicable
                                 Tracking Group

    ------------------------------------------------------------------------

    Outstanding Shares of such Tracking Stock + Number of Shares Issuable with Respect to Retained Interest in such Tracking Group + Number of Shares Issuable with Respect to Inter-Group Interest(s) in such Tracking Group by other Tracking Group(s)

    For a particular Tracking Group, the sum of the Outstanding Interest Fraction, the Retained Interest Fraction and the Inter-Group Interest Fraction(s) will always equal 100%.

    The Adjusted Group Outstanding Interest Fraction is a measure that differs from the Outstanding Interest Fraction in that it takes into account the dilutive effect of certain convertible securities and options, shares committed for acquisitions or otherwise. It is used instead of the Outstanding Interest Fraction in certain situations and would be equal to the quotient of:

                      Outstanding Shares of Tracking Stock
    ------------------------------------------------------------------------

  Outstanding Shares of such Tracking Stock + Number of Shares Issuable with Respect to Retained Interest in such Tracking Group + Number of Shares Issuable with Respect to Inter-Group Interest(s) in such Tracking Group by other Tracking Group(s) + Number of Shares Issuable to Third Parties of such Tracking Stock

                     PURCHASES OF SHARES OF TRACKING STOCK

    The following two illustrations reflect the purchase by the Company of 5 million shares of Cellular Group Shares, which are retired or otherwise cease to be outstanding following their purchase. For purposes of these illustrations, it is assumed that no Inter-Group Interest in the Cellular Group exists.

    A.  PURCHASE WITH TRACKING GROUP FUNDS

    Assume all such shares are identified as having been purchased with funds attributed to the Cellular Group, with the Cellular Group being charged with the consideration paid for such shares.

Shares previously issued and
  outstanding.............................                  80 million
Shares purchased..........................                  (5) million
Total shares issued and outstanding after
  purchase................................                  75 million

- The Number of Shares Issuable with Respect to Retained Interest in the Cellular Group by the TDS Group would not be changed by the purchase of any shares of Cellular Group Shares which are purchased with funds attributed to the Cellular Group.

- The Cellular Group Outstanding Interest Fraction would be 79%, calculated as follows:

                                   75 million
                            ------------------------

                            75 million + 20 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 21% in the Cellular Group.

- In this case, the TDS Group would be credited, and the Cellular Group would be charged, with an amount equal to 27% (representing the ratio of the Retained Interest Fraction (21%) to the Cellular Group Outstanding Interest Fraction (79%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Cellular Group Shares (other than a dividend or other distribution payable in shares of Cellular Group Shares or in certain other securities). If, for example, a dividend of $1 per share were declared and paid on the 75 million shares of Cellular Group Shares outstanding (an aggregate of $75 million), the TDS Group would be credited with $20 million, and the Cellular Group would be charged with that amount in addition to the $75 million dividend on the outstanding Cellular Group Shares (a total of $95 million).

- The Company would have 65 million authorized and unissued shares of Cellular Group Shares (140 million minus 75 million issued and outstanding).

    B.  PURCHASE WITH TDS GROUP FUNDS

    Assume all such shares are identified as having been purchased with funds attributed to the TDS Group, with the TDS Group being charged with the consideration paid for such shares.

Shares previously issued and
  outstanding.............................                 80 million
Shares purchased..........................                 (5) million
Total shares issued and outstanding after
  purchase................................                 75 million

- The Number of Shares Issuable with Respect to Retained Interest would be increased by the number of shares of Cellular Group Shares which are so purchased with funds attributed to the TDS Group.

Number of Shares Issuable with Respect to
  Retained Interest prior to purchase.....                 20 million
Shares purchased..........................                 (5) million
Number of Shares Issuable with Respect to
  Retained Interest after purchase........                 25 million

- The Cellular Group Outstanding Interest Fraction would be 75%, calculated as follows:

                                   75 million
                            ------------------------

                            75 million + 25 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 25% in the Cellular Group.

- In this case, the TDS Group would be credited, and the Cellular Group would be charged, with an amount equal to 33% (representing the ratio of the Retained Interest Fraction (25%) to the Cellular Group Outstanding Interest Fraction (75%)) of the aggregate amount of any dividend or other distribution paid on the outstanding shares of Cellular Group Shares (other than a dividend or other distribution payable in shares of Cellular Group Shares or in certain other securities). If, for example, a dividend of $1 per share were declared and paid on the 75 million shares of Cellular Group Shares outstanding (an aggregate of $75 million), the TDS Group would be credited with $25 million, and the Cellular Group would be charged with that amount in addition to the $75 million dividend on the outstanding Cellular Group Shares (a total of $100 million).

- The Company would have 65 million authorized and unissued Cellular Group Shares (140 million minus 75 million issued and outstanding).

         TRANSFERS OF ASSETS BETWEEN THE TDS GROUP AND A TRACKING GROUP

    A.  CONTRIBUTION OF ASSETS FROM THE TDS GROUP TO A TRACKING GROUP

    The following illustration reflects the contribution by the TDS Group to the Cellular Group of $150 million of assets attributed to the TDS Group in return for an increase in the Retained Interest on a date on which the Market Value of the Cellular Group Shares is $50 per share and the Number of Shares Issuable with Respect to Retained Interest is 20 million.

Shares previously issued and
  outstanding.............................                  80 million
Newly issued shares.......................                  --
Total shares issued and outstanding after
  contribution............................                  80 million

- The Number of Shares Issuable with Respect to Retained Interest would be increased to reflect the contribution to the Cellular Group of assets theretofore attributed to the TDS Group. The increase in the Number of Shares Issuable with Respect to Retained Interest would be calculated by dividing the value of the contribution by the per share Market Value of the Cellular Group Shares. Thus, the $150 million contribution by the TDS Group to the Cellular Group would result in an increase of 3 million shares (an amount equal to $150 million divided by $50).

Number of Shares Issuable with Respect to
  Retained Interest prior to
  contribution............................                  20 million
Adjustment to reflect contribution to the
  Cellular Group of assets attributed to
  the TDS Group ($150 divided by $50).....                   3 million
Number of Shares Issuable with Respect to
  Retained Interest after contribution....                  23 million

- The Cellular Group Outstanding Interest Fraction would be 78%, calculated as follows:

                                   80 million
                            ------------------------

                            80 million + 23 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 22% in the Cellular Group.

- In this case, the TDS Group would be credited, and the Cellular Group would be charged, with an amount equal to 28% (representing the ratio of the Retained Interest Fraction (22%) to the Cellular Group Outstanding Interest Fraction (78%)) of the aggregate amount of any dividend or other distribution paid on the outstanding Cellular Group Shares (other than a dividend or other distribution payable in Cellular Group Shares or in certain other securities).

- The Company would have 60 million authorized and unissued Cellular Group Shares (140 million minus 80 million issued and outstanding).

    B.  TRANSFER OF ASSETS FROM A TRACKING GROUP TO THE TDS GROUP

The following illustration reflects the transfer by the Cellular Group to the TDS Group of $150 million of assets attributed to the Cellular Group in return for a reduction in the Retained Interest on a date on which the Market Value of the Cellular Group Shares is $50 per share and the Number of Shares Issuable with Respect to Retained Interest is 20 million.

Shares previously issued and
  outstanding.............................                  80 million
Shares purchased..........................                  --
Total shares issued and outstanding after
  transfer................................                  80 million

- The Number of Shares Issuable with Respect to Retained Interest would be decreased to reflect the contribution to the TDS Group of assets theretofore attributed to the Cellular Group. The decrease in the Number of Shares Issuable with Respect to Retained Interest would be calculated by dividing the value of the contribution by the per share Market Value of the Cellular Group Shares. Thus, the $150 million contribution by the Cellular Group to the TDS Group would result in a decrease of 3 million shares (an amount equal to $150 million divided by $50).

Number of Shares Issuable with Respect to
  Retained Interest prior to transfer.....                  20 million
Adjustment to reflect transfer to the TDS
  Group of assets attributed to the
  Cellular Group ($150 divided by $50)....                  (3) million
Number of Shares Issuable with Respect to
  Retained Interest after transfer........                  17 million

    The Cellular Group will not make transfers of assets to the TDS Group in reduction of the Retained Interest if the effect would be to reduce the Number of Shares Issuable with Respect to Retained Interest to less than zero. The Cellular Group cannot have an Inter-Group Interest in the TDS Group.

- The Cellular Group Outstanding Interest Fraction would be 82%, calculated as follows:

                                   80 million
                            ------------------------

                            80 million + 17 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 18% in the Cellular Group.

- In this case, the TDS Group would be credited, and the Cellular Group would be charged, with an amount equal to 22% (representing the ratio of the Retained Interest Fraction (18%) to the Cellular Group Outstanding Interest Fraction (82%)) of the aggregate amount of any dividend or other distribution paid on the outstanding Cellular Group Shares (other than a dividend or other distribution payable in Cellular Group Shares or in certain other securities).

- The Company would have 60 million authorized and unissued Cellular (140 million minus 80 million issued and outstanding).

                    FUTURE OFFERINGS OF TRACKING GROUP STOCK

    The following illustrations reflect the sale by the Company of 10 million Cellular Group Shares on a date on which the Number of Shares Issuable with Respect to Retained Interest is 20 million shares.

A. OFFERING FOR TRACKING GROUP

    The following example assumes all such Cellular Group Shares issued pursuant to the offering are identified as issued for the account of the Cellular Group, with the net proceeds credited to the Cellular Group:

Shares previously issued and
  outstanding.............................                  80 million
Newly issued shares.......................                  10 million
Total shares issued and outstanding after
  offering................................                  90 million

- The Number of Shares Issuable with Respect to Retained Interest would not be changed by the issuance of any Cellular Group Shares for the account of the Cellular Group.

-   The Outstanding Interest Fraction would be 82%, calculated as follows:

                                   90 million
                            ------------------------

                            90 million + 20 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 18% in the Cellular Group.

- The Company would have 50 million authorized and unissued Cellular Group Shares remaining (140 million minus 90 million issued and outstanding).

B. OFFERING FOR THE TDS GROUP

    The following example assumes all such Cellular Group Shares issued pursuant to the offering are identified as issued for the account of the TDS Group with respect to the Retained Interest, with the net proceeds credited to the TDS
Group:

Shares previously issued and
  outstanding.............................                  80 million
Newly issued shares.......................                  10 million
Total shares issued and outstanding after
  offering................................                  90 million

- The Number of Shares Issuable with Respect to Retained Interest would decrease by the number of Cellular Group Shares issued for the account of the TDS Group.

Number of Shares Issuable with Respect to
  Retained Interest prior to offering.....                  20  million
Shares issued in offering.................                 (10) million
Number of Shares Issuable with Respect to
  Retained Interest after offering........                  10  million

- The Cellular Group Outstanding Interest Fraction would be 90%, calculated as follows:

                                   90 million
                            ------------------------

                            90 million + 10 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 10% in the Cellular Group.

- The Company would have 50 million authorized and unissued Cellular Group Shares (140 million minus 90 million issued and outstanding).

         OFFERINGS OF CONVERTIBLE SECURITIES FOLLOWING THE DISTRIBUTION

    If the Company were to issue any debt or preferred stock which was convertible into shares of Tracking Stock, the Retained Interest Fraction and the Outstanding Interest Fraction would be unchanged at the time of such issuance. If any shares of Tracking Stock were issued upon the conversion of such Convertible Security, however, then the Retained Interest Fraction and the Outstanding Interest Fraction would be affected in a manner similar to that shown above under "Offering for the Tracking Group", if such Convertible Security were attributed to the Tracking Group, or under "Offering for the TDS Group," if such Convertible Security were attributed to the TDS Group. The conversion, exercise or exchange of Pre-Distribution Convertible Securities will be attributed to the TDS Group.

                     TRACKING GROUP COMMON STOCK DIVIDENDS

    The following illustrations reflect stock dividends of a Tracking Stock on the outstanding Tracking Stock of the same Tracking Group, and on the outstanding TDS Group Shares, respectively, on a date on which the Number of Shares Issuable with Respect to Retained Interest is 20 million shares.

A. TRACKING STOCK DIVIDEND ON TRACKING GROUP SHARES

    The following example assumes that the Company declares a stock dividend of one-fourth of one Cellular Group Share on each outstanding Cellular Group Share.

Shares previously issued and
  outstanding.............................                  80 million
Newly issued shares.......................                  20 million
Total shares issued and outstanding after
  dividend................................                 100 million

- The Number of Shares Issuable with Respect to Retained Interest would be increased proportionately to reflect the stock dividend payable in Cellular Group Shares to holders of Cellular Group Shares.

Number of Shares Issuable with Respect to
  Retained Interest prior to dividend.....                  20 million
Adjustment to reflect dividend of shares
  on outstanding Cellular Group Shares....                   5 million
Number of Shares Issuable with Respect to
  Retained Interest after dividend........                  25 million

- The Outstanding Cellular Group Interest Fraction would be 80%, calculated as follows:

                                  100 million
                            ------------------------

                            100 million + 25 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 20% in the Cellular Group. The Cellular Group Outstanding Interest Fraction and the Retained Interest Fraction would be unchanged from the corresponding percentages prior to the dividend.

- The Company would have 40 million authorized and unissued Cellular Group Shares remaining (140 million minus 100 million issued and outstanding).

B. TRACKING STOCK DIVIDEND ON TDS GROUP SHARES

    The following example assumes that an aggregate of 60 million TDS Group Shares are outstanding and the Company declares a stock dividend of one-tenth of one Cellular Group Share on each outstanding TDS Group Share.

Cellular Group Shares previously issued
  and outstanding.........................                  80 million
Newly issued Cellular Group Shares........                   6 million
Total Cellular Group Shares issued and
  outstanding after dividend..............                  86 million

- Any dividend of Cellular Group Shares on the outstanding TDS Group Shares will be treated as a dividend payable from the Number of Shares Issuable with Respect to Retained Interest in the Cellular Group. As a result, the Number of Shares Issuable with Respect to Retained Interest would decrease by an amount equal to the number of Cellular Group Shares distributed on the outstanding TDS Group Shares pursuant to the stock dividend.

Number of Cellular Group Shares Issuable
  with Respect to Retained Interest prior
  to dividend.............................                  20 million
Cellular Group Shares distributed on
  outstanding TDS Group Shares............                  (6) million
Number of Cellular Group Shares Issuable
  with Respect to Retained Interest after
  dividend................................                  14 million

- The Company will not distribute to holders of TDS Group Shares as a dividend a number of Cellular Group Shares exceeding the Number of Shares Issuable with Respect to Retained Interest by the TDS Group in the Cellular Group.

- The Cellular Group Outstanding Interest Fraction would be 86%, calculated as follows:

                                   86 million
                            ------------------------

                            86 million + 14 million

    The Retained Interest Fraction would accordingly represent a TDS Group interest of 14% in the Cellular Group.

- The Company would have 54 million authorized and unissued Cellular Group Shares remaining (140 million minus 86 million issued and outstanding).

         CERTAIN CONVERSION, REDEMPTION AND SPECIAL DIVIDEND PROVISIONS

    The following illustrations reflect (a) conversion of the Cellular Group Shares at the option of the Company, (b) mandatory dividend, redemption or conversion of the Cellular Group Shares following the Disposition of all or substantially all of the properties and assets of the Cellular Group and (c) redemption of all the Cellular Group Shares in exchange for stock of a subsidiary holding all the assets and liabilities of the Cellular Group, in each case assuming that (i) the number of outstanding Cellular Group Shares is 80 million shares, (ii) the Number of Shares Issuable with Respect to Retained Interest is 20 million shares and (iii) the pre-Distribution Number of Shares Issuable to Third Parties is 5 million.

                    CONVERSION AT THE OPTION OF THE COMPANY

    The following example assumes that the Company elects to convert the Cellular Group Shares into TDS Group Special Common Shares at the Optional Conversion Percentage and the post-Distribution Number of Shares Issuable to Third Parties (with respect to the Cellular Group) is 5 million.

- The Adjusted Outstanding Cellular Group Shares would be 110 million (representing the sum of (i) the number of outstanding Cellular Group Shares, (ii) the Number of Shares Issuable with Respect to Retained Interest, (iii) the pre-Distribution Number of Shares Issuable to Third Parties (with respect to the Cellular Group) and

    (iv) the post-Distribution Number of Shares Issuable to Third Parties (with respect to the Cellular Group)), calculated as follows:

                80 million + 20 million + 5 million + 5 million

- If the Company elected to convert the Cellular Group Shares into Special Common Shares, assuming that the Market Value of one Cellular Group Share on each Trading Day during the twenty-Trading Day period ending on the 5th Trading Day prior to the date of notice of such conversion is $50 and the Market Value of one Special Common Share (or Common Share, if there is no public market value for the Special Common Shares) on each Trading Day during such period is $20, the Cellular Group Shares would be converted into Special Common Shares at a ratio of 2.875 Special Common Shares for each Cellular Group Share (representing 115% of the average daily ratio during such period of the Market Value of one Cellular Group Share to the Market Value of one Special Common Share). The Optional Conversion Percentage is fixed at 115% for the first five years after the initial issuance date of the applicable Tracking Stock, and then declines 1% per year until it is 110% on the ninth anniversary of the initial issuance date and for all periods thereafter.

                    DISPOSITION OF ASSETS OF TRACKING GROUP

    The following example assumes that a Disposition of all (not merely substantially all) of the properties and assets of the Cellular Group occurs and the Fair Value of the Net Proceeds from such Disposition equal $5 billion.

- If the Company elected to redeem all outstanding Cellular Group Shares, the aggregate redemption price would be $3.64 billion (representing the product of the Adjusted Outstanding Interest Fraction for the Cellular Group and the Fair Value of the Net Proceeds of such Disposition), calculated as follows:

                                   80 million
                 __________________________________________ X $5 billion

                80 million + 20 million + 5 million + 5 million

    In this case each outstanding Cellular Group Share would be redeemed in exchange for $45.50 per share (representing the quotient of the aggregate redemption price ($3.64 billion) and the number of outstanding Cellular Group Shares (80 million)). If any Shares Issuable to Third Parties remain outstanding at the time of any redemption of all outstanding Cellular Group Shares following the disposition of all (not merely substantially all) of the properties and assets of the Cellular Group, the proportionate interest in the Fair Value of the Net Proceeds of the Disposition to be distributed to the holders of Cellular Group Shares will be determined on the basis of the Adjusted Outstanding Interest Fraction, which will result in the allocation to the TDS Group of a portion of such Fair Value of the Net Proceeds, in addition to the portion attributable to any Retained Interest in the Cellular Group, sufficient to provide for the delivery of the portion of the consideration (if any) deliverable by the Company with respect to the Shares Issuable to Third Parties.

- If the Company elected to convert the Cellular Group Shares into Special Common Shares, assuming that the Market Value of one Cellular Group Share on each Trading Day during the forty-Trading Day period beginning on the 11th Trading Day following the consummation of such Disposition is $50 and the Market Value of one Special Common Share (or Common Share, if there is no public market value for the Special Common Shares) on each Trading Day during such period is $20, the Cellular Group Shares would be converted into Special Common Shares at a ratio of 2.75 Special Common Shares for each Cellular Group Share (representing 110% of the average daily ratio during such period of the Market Value of one Cellular Group Share to the Market Value of one Special Common Share).

    The following example assumes that a Disposition of substantially all (but not all) of the properties and assets of the Cellular Group occurs and the Fair Value of the Net Proceeds from the Disposition equal $4 billion.

- If the Company elected to pay a dividend to the holders of Cellular Group Shares, the aggregate amount of the dividend would be $3.2 billion (representing the product of the Outstanding Interest Fraction and the Fair Value of the Net Proceeds of the Disposition), calculated as follows:

                                   80 million
                            ____________________ X $4 billion

                            80 million + 20 million

    In this case, the TDS Group would be credited, and the Cellular Group would be charged, with $800 million, an amount equal to 25% (representing the ratio of the Retained Interest Fraction (20%) and the Outstanding Interest Fraction (80%)) of the aggregate amount of such dividend.

- If the Company elected to redeem Cellular Group Shares, the aggregate redemption price would be $3.2 billion (representing the product of the Outstanding Interest Fraction and the Fair Value of the Net Proceeds of such Disposition), calculated as follows:

                                   80 million
                            ____________________ X $4 billion

                            80 million + 20 million

    In this case, assuming that the average Market Value of one of Cellular Group Share for the forty-Trading Day period beginning on the 11th Trading Day following the consummation of such Disposition is $50, an aggregate of 64 million (equal to the quotient of the aggregate redemption price and such average Market Value) outstanding Cellular Group Shares would be redeemed in exchange for $50 per share.

- If the Company elected to convert Cellular Group Shares into Special Common Shares, assuming that the Market Value of one Cellular Group Share on each Trading Day during the forty-Trading Day period beginning on the 11th Trading Day following the consummation of such Disposition was $50 and the Market Value of one Special Common Share (or Common Share, if there is no public market value for the Special Common Shares) on each Trading Day during such period was $20, the Cellular Group Shares would be converted into Special Common Shares at a ratio of 2.75 (representing 110% of the average daily ratio during such period of the Market Value of one Cellular Group Share to the Market Value of one share of Special Common Share) Special Common Shares for each Cellular Group Share.

                 REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

    The following example assumes that the Company elects to redeem all of the outstanding Cellular Group Shares in exchange for shares of common stock of U.S. Cellular and that U.S. Cellular is a wholly-owned subsidiary of the Company. Prior to the redemption, the Company would recapitalize U.S. Cellular so that its capital structure included shares which were substantially similar to the Series A Common Shares, Common Shares and Special Common Shares and increase the number of authorized shares to permit the redemption to take place. For this purpose, assume that the total number of outstanding shares of common stock of U.S. Cellular is 110 million after such recapitalization, consisting of an appropriate number of shares which correspond to the same number of shares of Series A Common Shares, Common Shares and Special Common Shares which are then issued and outstanding.

- In this case, Cellular Group Shares would be redeemed in exchange for an aggregate number of shares of common stock of U.S. Cellular corresponding to Special Common Shares equal to 80 million (representing the product of the Adjusted Outstanding Interest Fraction and the number of shares of common stock of U.S. Cellular), calculated as follows:

                            80 million
           __________________________________________ X 110 million U.S.
    Cellular Common Shares

           80 million + 20 million + 5 million + 5 million

    In this case each outstanding Cellular Group Share would be redeemed in exchange for one share of common stock of U.S. Cellular corresponding to Special Common Shares, and the Company would retain 30 million shares of common stock of U.S. Cellular corresponding to Series A Common Shares, Common Shares and Special Common Shares. Of such shares, 10 million would correspond to Special Common Shares and would be held by the TDS Group to be used in connection with Shares Issuable to Third Parties. The remaining shares would be held by the TDS Group for the benefit of the holders of TDS Group Shares or, alternatively, the Board could elect to distribute such shares of U.S. Cellular to the holders of TDS Group Shares. In such event, holders of Series A Common Shares would receive U.S. Cellular shares corresponding to Series A Common Shares, holders of Common Shares would receive U.S. Cellular shares corresponding to Common Shares and holders of Special Common Shares, if any, would receive U.S. Cellular shares corresponding to Special Common Shares.

                                                                       EXHIBIT G

                         INDEX OF CERTAIN DEFINED TERMS

TERM                                                                                                                       PAGE
----------------------------------------------------------------------------------------------------------------------  -----------
Adjusted Outstanding Interest Fraction
Adjustment Date
Aerial
Aerial Group
Aerial Group Shares
Aerial Merger
Affected Tracking Group
Affected Tracking Stock
AMEX
Articles
Available Dividend Amount
Beneficial Shareholder
Board
Business Combination
C.S. First Boston
Calculation Period
Cellular Business
Cellular Group
Cellular Group Shares
Committed Acquisition Shares
Common Share DRIP
Common Share Group
Common Shares
Common Stock
Communications Act
Company
Company Earning (Loss)
Constituent Corporations
Converted Tracking Stock
Convertible Securities
Corporation
Delaware Common Shares
Delaware Preferred Shares
Delaware Series A Common Shares
Delaware Shares
Derivative Action
DGCL
Disposition
Disposition Conversion Percentage
Dissenter
Dissenting Shares
Distribution
Distribution Ratio
Effective Time
Equity Market Access
Exchange Act
Existing Plans
Fair Market Value
Fair Value
Fair Value of Net Proceeds
FCC
Financial Advisors

TERM                                                                                                                       PAGE
----------------------------------------------------------------------------------------------------------------------  -----------
Fully Distributed Market Value
Group
IBCA
Inter-Group Interest
Inter-Group Interest Fraction
Interest
Interested Shareholder
Investor Group
Iowa Common Shares
Iowa Preferred Shares
Iowa Series A Common Shares
Iowa Shares
Issuer Group
Issuer Group Inter-Group Interest Fraction
Issuer Group Outstanding Interest Fraction
Liquidity
Market Capitalization
Market Value
Merger
Merger Agreement
Number of Shares Issuable to Third Parties
Number of Shares Issuable with Respect to Inter-Group Interest
Number of Shares Issuable with Respect to Retained Interest
Offering for the TDS Group
Offering for the Tracking Group
Optional Conversion Percentage
Outstanding Interest
Outstanding Interest Fraction
PCS
PCS Business
Plan
Plan Stock
Pre-Distribution Convertible Securities
Preferred Shares
Proxy Statement/Prospectus
Public Holders
Qualifying Subsidiary
Record Shareholder
Redemptions Date
Registration Statement
Related Business Transaction
Required Price
Reserved Property
Restated Certificate
Retained Interest
Retained Interest Fraction
Salomon Smith Barney
SEC
Securities Act
Series A Common Shares
Series A DRIP
Series A Holders
Shareholder
Shares Issuable to Third Parties
Special Common Shares
Subsidiary

TERM                                                                                                                       PAGE
----------------------------------------------------------------------------------------------------------------------  -----------
Successor
Surviving Corporation
TDS Delaware
TDS Group
TDS Group Dividend Rate
TDS Group Shares
TDS
TDS Iowa
TDS Telecom
TDS Voting Trust
Telecom Business
Telecom DRIP
Telecom Equivalent Dividend Rate
Telecom Group Shares
Telecom Public Offering
Telecom Group
Tracking Group
Tracking Stock
Tracking Stock Proposal
Traded Common Equity
Trading Day
Transactions
Undesignated Shares
U. S. Cellular
U. S. Cellular Group
U. S. Cellular Merger
Voting Percentage

                                                                         ANNEX I

          DESCRIPTION OF BUSINESS OF TELEPHONE AND DATA SYSTEMS, INC.

    Telephone and Data Systems, Inc. (the "Company" or "TDS"), is a diversified telecommunications service company with established cellular telephone, local telephone and radio paging operations and developing personal communications services ("PCS") operations. At September 30, 1997, the Company served approximately 2.7 million customer units in 37 states, including 1,357,000 cellular telephones, 506,600 telephone access lines, 65,000 PCS telephones and 792,800 pagers. For the nine months ended September 30, 1997, cellular operations provided 59% of the Company's consolidated revenues; telephone operations provided 32%; PCS operations provided 2%; and paging operations provided 7%. The Company's long-term business development strategy is to expand its existing operations through internal growth and acquisitions and to explore and develop other telecommunications businesses that management believes will utilize the Company's expertise in customer-based telecommunications.

    The Company conducts substantially all of its cellular operations through its 80.9%-owned subsidiary, United States Cellular Corporation [AMEX: USM]. U.S. Cellular provides cellular telephone service to 1,357,000 customers through 132 majority-owned and managed ("consolidated") cellular systems serving approximately 16% of the geography and approximately 9% of the population of the 48 contiguous United States. Since 1985, when the Company began providing cellular service in Knoxville, Tennessee, the Company has expanded its cellular networks and customer service operations to cover 141 managed markets in 26 states as of September 30, 1997. In total, the Company now operates nine market clusters, of which five have a total population of more than two million, and each of which has a total population of more than one million, plus one other unclustered market. Overall, 82% of the Company's 25.1 million population equivalents are in markets which are consolidated, 1% are in managed but not consolidated markets and 17% are in markets in which the Company holds an investment interest.

    The Company conducts substantially all of its telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"). TDS Telecom currently operates 105 telephone companies serving 506,600 access lines in 28 states. TDS Telecom is expanding by offering additional lines of telecommunications products and services to existing customers and through the selective acquisition of local exchange telephone companies serving rural and suburban areas. TDS Telecom has acquired 22 telephone companies and divested one telephone company since the beginning of 1992. These net acquisitions added 90,400 access lines during this five-year period, while internal growth added 112,200 lines.

    The Company conducts substantially all of its broadband personal communications services ("PCS") operations through its 82.6%-owned subsidiary, Aerial Communications, Inc. [NASDAQ: AERL]. Aerial provides PCS service in the Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus Major Trading Areas ("MTAs") (collectively, the "PCS Markets"). The PCS Markets include approximately 27.6 million population equivalents. Aerial has commenced service in all its markets and provided service to nearly 65,000 PCS telephones as of September 30,1997.

    The Company conducts substantially all of its radio paging operations through its 82.0%-owned subsidiary, American Paging, Inc. [AMEX: APP]. American Paging offers radio paging and related services through its subsidiaries. Since the beginning of 1992, the number of pagers in service increased from 236,800 to 792,800 at September 30, 1997, primarily from internal growth. APP provides service in 21 states and the District of Columbia through 35 sales and service offices. American Paging's service areas cover a total population of approximately 76 million.

    The Company was incorporated in Iowa in 1968. The Company's executive offices are located at 30 North LaSalle Street, Chicago, Illinois 60602. Its telephone number is 312-630-1900.

    Unless the context indicates otherwise: (I) references to "TDS" or the "Company" refer to Telephone and Data Systems, Inc., and its subsidiaries; (ii) references to "USM" or "U.S. Cellular" refer to United States Cellular Corporation and its subsidiaries; (iii) references to "TDS Telecom" refer to TDS Telecommunications Corporation and its subsidiaries; (iv) references to "AERL" or "Aerial" refer to Aerial Communications, Inc. and its subsidiaries;(v) references to "APP" or "American Paging" refer to American Paging, Inc. and its subsidiaries; (vi) references to "MSA" or to a particular city refer to the Metropolitan Statistical Area, as designated by the U.S. Office of Management and Budget and used by the Federal Communications Commission ("FCC") in designating metropolitan cellular market areas; (vii) references to "RSA" refer to the Rural Service Area, as used by the FCC in designating non-MSA cellular market areas; (viii) references to cellular "markets" or "systems" refer to MSAs, RSAs or both; (ix) references to "MTA" refer to Major Trading Areas, as used by the FCC in designating Personal Communications Services ("PCS") markets; (x) references to "population equivalents" mean the population of a market, based on 1996 Donnelley Marketing Service Estimates, multiplied by the percentage interests that the Company owns or has the right to acquire in an entity licensed, designated to receive a license or expected to receive a construction permit ("licensee") by the FCC to construct or operate a cellular or a PCS system in such market.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
  STATEMENT

    This business description, contains "forward- looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's beliefs and expectations are forward-looking statements. These statements contain potential risks and uncertainties and therefore, actual results may differ materially. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

    Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; changes in competition in markets in which TDS operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; availability of future financing; start-up of PCS operations; and unanticipated changes in growth in cellular and PCS customers, penetration rates, churn rates and the mix of products and services offered in the Company's markets. Readers should evaluate any statements in light of these important factors.

                         CELLULAR TELEPHONE OPERATIONS

    The Company's cellular operations are conducted through U.S. Cellular and subsidiaries. U.S. Cellular serves 1,357,000 customers through 132 majority-owned and managed cellular systems at September 30, 1997. Overall, U.S. Cellular owned 25.1 million population equivalents in 202 markets.

THE CELLULAR TELEPHONE INDUSTRY

    Cellular telephone technology provides high-quality, high-capacity communications services to in-vehicle and hand-held portable cellular telephones. Cellular technology is a major improvement over earlier mobile telephone technologies. Cellular telephone systems are designed for maximum mobility of the customer. Access is provided through system interconnections to local, regional, national and world-wide telecommunications networks. Cellular telephone systems also offer a full range of ancillary services such as conference calling, call-waiting, call-forwarding, voice mail, facsimile and data transmission.

    Cellular telephone systems divide each service area into smaller geographic areas or "cells." Each cell is served by radio transmitters and receivers operating on discrete radio frequencies licensed by the FCC. All of the cells in a system are connected to a computer-controlled Mobile Telephone Switching Office ("MTSO"). The MTSO is connected to the conventional ("landline") telephone network and potentially other MTSOs. Each conversation on a cellular phone involves a transmission over a specific set of radio frequencies from the cellular phone to a transmitter/receiver at a cell site. The transmission is forwarded from the cell site to the MTSO and from there may be forwarded to the landline telephone network to complete the call. As the cellular telephone moves from one cell to another, the MTSO determines radio signal strength and transfers ("hands off") the call from one cell to the next. This hand-off is not noticeable to either party on the phone call.

    The FCC currently grants only two licenses to provide cellular telephone service in each market. However, competition for customers includes competing communications technologies such as conventional landline and mobile telephone, Specialized Mobile Radio ("SMR") systems and radio paging. PCS has become available in certain areas of the United States, including U.S. Cellular's markets, and U.S. Cellular expects PCS competitors to initiate service in all of its markets in the next one or two years. Additionally, emerging technologies such as Enhanced Specialized Mobile Radio ("ESMR") and mobile satellite communication systems may prove to be competitive with cellular service in the future in some or all U.S. Cellular markets.

    The services available to cellular customers and the sources of revenue available to cellular system operators are similar to those provided by conventional landline telephone companies. Customers are charged a separate fee for system access, airtime, long-distance calls, and ancillary services. Cellular system operators often provide service to customers of other operators' cellular systems while the customers are temporarily located within the operators' service areas. Customers using service away from their home system are called "roamers." Roaming is available because technical standards require that analog cellular telephones be compatible in all market areas in the United States. The system that provides the service to these roamers will generate usage revenue. Many operators, including U.S. Cellular, charge premium rates for this roaming service.

    There are a number of recent technical developments in the cellular industry. Currently, while most of the MTSOs process information digitally, most of the radio transmission is done on an analog basis. During 1992, a new transmission technique was approved for implementation by the cellular industry. Time Division Multiple Access ("TDMA") technology was selected as one industry standard by the cellular industry and has been deployed in several markets, including U.S. Cellular's operations in Tulsa, Oklahoma and in its Florida/Georgia and New England market clusters. Another digital technology, Code Division Multiple Access ("CDMA"), is being deployed by U.S. Cellular in its Knoxville, Tennessee market. U.S. Cellular also expects to deploy some TDMA and CDMA digital radio channels in other markets in the near future. Digital radio technology offers several advantages, including greater privacy, less transmission noise, greater system capacity and potentially lower incremental costs for additional customers. The conversion from analog to digital radio technology has begun on an industry-wide basis; however this process is expected to take a number of years.

    The cellular telephone industry is characterized by high initial fixed costs. Accordingly, if and when revenues less variable costs exceed fixed costs, incremental revenues should yield an operating profit. The amount of profit, if any, under such circumstances is dependent on, among other things, prices and variable marketing costs which in turn are affected by the amount and extent of competition. Until technological limitations on total capacity are approached, additional cellular system capacity can normally be added in increments that closely match demand and at less than the proportionate cost of the initial capacity.

CELLULAR OPERATIONS

    A significant portion of the aggregate market value of TDS's Common Shares is represented by the market value of TDS's interest in U.S. Cellular. From its inception in 1983 until 1993, U.S. Cellular had principally been in a start-up phase. Until that time, U.S. Cellular's activities had been concentrated significantly on the acquisition of interests in cellular licensees and on the construction and initial operation of cellular systems. The development of a cellular system is capital-intensive and requires substantial investment prior to and subsequent to initial operation. U.S. Cellular experienced operating losses and net losses from its inception until 1993. Since 1994, U.S. Cellular has generated operations-driven net income and has significantly increased its operating cash flows during that time. Management anticipates increasing growth in cellular units in service and revenues as U.S. Cellular continues to expand through internal growth. Marketing and system operations expenses associated with this expansion may reduce the rate of growth in operating cash flow and operating income during the period of increased growth. In addition, U.S. Cellular anticipates that the seasonality of revenue streams and operating expenses may cause U.S. Cellular's operating income to vary from quarter to quarter.

    While U.S. Cellular produced operating income and net income during 1994, 1995, 1996 and through the first nine months of 1997, changes in any of several factors may reduce U.S. Cellular's growth in operating income and net income over the next few years. These factors include: (I) the growth rate in U.S. Cellular's customer base; (ii) the usage and pricing of cellular services; (iii) the churn rate; (iv) the cost of providing cellular services, including the cost of attracting new customers; (v) the introduction of competition from PCS and other emerging technologies; and (vi) continuing technological advances which may provide competitive alternatives to cellular service.

    U.S. Cellular is building a substantial presence in selected geographic areas throughout the United States where it can efficiently integrate and manage cellular telephone systems. Its cellular interests include regional market clusters in the following areas: Iowa/Missouri, Wisconsin/Illinois/Indiana, Eastern North Carolina/South Carolina, Virginia, West Virginia/Maryland/Pennsylvania/Ohio, Oregon/California, Washington/Oregon/Idaho,
Maine/New Hampshire/Vermont, Eastern Tennessee/Western North Carolina, Oklahoma/Missouri/Kansas, Texas/ Oklahoma, Florida/Georgia and Southwestern Texas. See "U.S. Cellular's Cellular Interests." U.S. Cellular has acquired its cellular interests through the wireline application process (17%), including settlements and exchanges with other applicants, and through acquisitions (83%), including acquisitions from TDS and third parties.

CELLULAR SYSTEMS DEVELOPMENT

    ACQUISITIONS. During the last five years, U.S. Cellular has expanded its size, particularly in contiguous or adjacent markets, through acquisitions which have been aimed at strengthening U.S. Cellular's position in the cellular industry. This growth has resulted primarily from acquisitions of interests in mid-sized and rural markets and has been based on obtaining interests with rights to manage the underlying market.

    U.S. Cellular has increased its population equivalents by 16% from approximately 22.3 million at December 31, 1992, to approximately 25.9 million at September 30, 1997. Markets managed by U.S. Cellular have increased from 116 markets at December 31, 1992, to 141 markets at September 30, 1997. As of September 30, 1997, 89% of the Company's population equivalents represented interests in markets U.S. Cellular manages compared to 84% at December 31, 1992.

    Recently, the pace of acquisitions has slowed as industry-wide consolidation has reduced the number of markets available for acquisition. U.S. Cellular's population equivalents grew at a compound annual rate of only 3% over the last five years due to the increased number of exchange and divestiture transactions in the past few years.

    U.S. Cellular may continue to make opportunistic acquisitions or exchanges in markets that further strengthen its market clusters and in other attractive markets. U.S. Cellular also seeks to acquire minority interests in markets where it already owns the majority interest. There can be no assurance that U.S. Cellular, or TDS for the benefit of U.S. Cellular, will be able to negotiate additional acquisitions or exchanges on terms acceptable to it or that regulatory approvals, where required, will be received. U.S. Cellular plans to retain minority interests in certain cellular markets which it believes will earn a favorable return on investment. Other minority interests may be exchanged for interests in markets which enhance U.S. Cellular's market clusters or may be sold for cash or other consideration. U.S. Cellular also continues to evaluate the disposition of certain managed interests which are not essential to its corporate development strategy.

    U.S. Cellular, or TDS for the benefit of U.S. Cellular, has historically negotiated acquisitions of cellular interests from third parties primarily in consideration for U.S. Cellular's or TDS's equity securities. Cellular interests acquired by TDS in these transactions have been assigned to U.S. Cellular. At that time, U.S. Cellular reimbursed TDS for the value of TDS securities issued in such transactions, generally by issuing Common Shares to TDS or by increasing the balance due TDS under U.S. Cellular's Revolving Credit Agreement in amounts equal to the value of TDS securities delivered at the time the acquisitions were completed. The fair market value of the U.S. Cellular securities issued to TDS in connection with these transactions was equal to the fair market value of the TDS securities delivered in the transactions and was determined at the time the transactions were completed.

    In the past four years, U.S. Cellular has also negotiated substantial divestitures and exchanges of cellular interests with third parties. The consideration received from these divestitures of non-strategic markets has primarily been cash, which has been used to reduce debt or for general corporate purposes. The exchanges have included the divestiture of controlling interests in non-strategic markets in exchange for controlling interests in markets which further enhance U.S. Cellular's clusters.

    COMPLETED ACQUISITIONS. During the first nine months of 1997, U.S. Cellular completed the acquisition of a controlling interest in one market and several additional minority interests representing approximately 327,000 population equivalents for an aggregate consideration of $48.7 million in cash.

    COMPLETED DIVESTITURES AND EXCHANGES. During the first nine months of 1997, U.S. Cellular sold a controlling interest in one market partition and minority interests in two other markets, representing approximately 183,000 population equivalents, for an aggregate consideration of $34.5 million in cash.

    PENDING ACQUISITIONS, DIVESTITURES, AND EXCHANGES. At September 30, 1997, U.S. Cellular had entered into an agreement to acquire a majority interest in one market, representing approximately 202,000 population equivalents, for consideration totaling $32.5 million. The consideration paid to the sellers will be approximately 759,000 TDS Common Shares. U.S. Cellular will reimburse TDS for the value of these shares by issuing approximately 996,000 U.S. Cellular Common Shares to TDS when the transaction is completed. U.S. Cellular also has an agreement pending to divest a majority interest in the wireline licensee in one market, representing 174,000 population equivalents, for $20.0 million in cash. These acquisition and divestiture transactions are both expected to be completed by year-end.

    In October 1997, U.S. Cellular completed the exchange with BellSouth Corporation it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interest in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interest in 10 markets and minority interest in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction, which is being treated as a like-kind exchange. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    U.S. Cellular expects that this transaction will have a net positive effect on its operating cash flow after the transition of operations is complete, which is expected to occur in the next 12 to 18 months. As it includes the divestiture of investment interests in exchange for majority interests, the transaction may also significantly reduce investment income in the future.

    Additionally, in November 1997 U.S. Cellular and TDS entered into agreements with AirTouch Communications, Inc. ("AirTouch") to divest certain minority interests in 11 markets, nine of which are owned by U.S. Cellular and two of which are owned by TDS. U.S. Cellular will receive approximately 4,000,000 shares of AirTouch common stock and approximately $50 million in cash. The nine interests U.S. Cellular will divest represent approximately 750,000 pops. The two interests owned by TDS which are being divested were to have been sold to U.S. Cellular pursuant to an agreement entered into in 1996; these interests will instead be sold directly to AirTouch by TDS. TDS will reimburse U.S. Cellular so that U.S. Cellular will receive an equivalent amount of consideration and record an equivalent book and tax gain as though it had made the sale and not TDS. All of the previously mentioned divestiture transactions with AirTouch are expected to be completed by early 1998. U.S. Cellular anticipates that these divestitures, in the aggregate, will result in a substantial book gain. The completion of all of the divestiture transactions with AirTouch may significantly reduce investment income and cash distributions from investment entities in the future.

    TDS and U.S. Cellular maintain shelf registration of their respective Common Shares and Preferred Shares under the Securities Act of 1933 for issuance specifically in connection with acquisitions.

    The Company has had voting control of U.S. Cellular since U.S. Cellular's incorporation. TDS owned an aggregate of 69,747,348 shares of common stock of U.S. Cellular at September 30, 1997, representing over 80% of the combined total of U.S. Cellular's outstanding Common and Series A Common Shares and over 95% of their combined voting power.

CELLULAR INTERESTS AND CLUSTERS

    U.S. Cellular operates clusters of adjacent cellular systems in nearly all of its markets, enabling its customers to benefit from larger service areas than otherwise possible. Where U.S. Cellular offers wide-area coverage, its customers enjoy uninterrupted service within the designated area. Customers may also make outgoing calls and receive incoming calls within this area without special roaming arrangements. In addition to benefits to customers, clustering also has provided to U.S. Cellular certain economies in its capital and operating costs. These economies are made possible through increased sharing of facilities, personnel and other costs and have resulted in a reduction of U.S. Cellular's per customer cost of service. The extent to which U.S. Cellular benefits from these revenue enhancements and economies of operation is dependent on market conditions, population size of each cluster and engineering considerations.

    U.S. Cellular may continue to make opportunistic acquisitions and exchanges which will complement its established market clusters. From time to time, U.S. Cellular may also consider exchanging or selling its interests in markets which are not essential to its long-term strategies.

    U.S. Cellular owned interests in cellular telephone systems in 202 markets at September 30, 1997, representing 25.1 million population equivalents. Including all pending acquisition, exchange and divestitures transactions,

U.S. Cellular owned or had the right to acquire interests in cellular telephone systems in 192 markets at September 30, 1997, representing 25.9 million population equivalents. The following table summarizes the growth in U.S. Cellular's population equivalents in recent years and the development status of these population equivalents.

                                                                                                DECEMBER 31,
                                                            SEPTEMBER 30,   -----------------------------------------------------
                                                                 1997         1996       1995       1994       1993       1992
                                                            --------------  ---------  ---------  ---------  ---------  ---------
                                                                                  (THOUSANDS OF POPULATION EQUIVALENTS)(1)
Operational Markets:
  Majority-Owned and Managed..............................        20,461       20,276     19,958     18,556     18,807     14,749
  Minority-Owned and Managed (2)..........................           401          401        513      1,206      1,179      2,069
  Markets to be Managed, Net of Markets to be Divested (3)
    To Be Majority-Owned..................................         2,042          213        272      2,212      1,026      1,859
    To Be Minority-Owned (2)..............................        --           --         --         --              8          5
                                                                 -------    ---------  ---------  ---------  ---------  ---------
    Total Markets Managed and to be Managed...............        22,904       20,890     20,743     21,974     21,020     18,682
  Minority Interest in Markets Managed by
    Others................................................         2,953        4,501      3,990      3,745      3,547      3,642
                                                                 -------    ---------  ---------  ---------  ---------  ---------
    Total.................................................        25,857       25,391     24,733     25,719     24,567     22,324
                                                                 -------    ---------  ---------  ---------  ---------  ---------
                                                                 -------    ---------  ---------  ---------  ---------  ---------

---------

(1) Based on 1996 Donnelley Marketing Services estimates for all years.

(2) Includes markets where U.S. Cellular has the right to acquire an interest but does not currently own an interest.

(3) Includes markets which are operational but which are currently managed by third parties.

    The following section details U.S. Cellular's cellular interests, including those it owned or had the right to acquire as of September 30, 1997. The table presented therein lists clusters of markets that U.S. Cellular manages or anticipates managing. U.S. Cellular's market clusters show the areas in which U.S. Cellular is currently focusing its development efforts. These clusters have been devised with a long-term goal of allowing delivery of cellular service to areas of economic interest and along corridors of economic activity. The number of population equivalents represented by U.S. Cellular's cellular interests may have no direct relationship to the number of potential cellular customers or the revenues that may be realized from the operation of the related cellular systems.

                       U.S. CELLULAR'S CELLULAR INTERESTS

    The table below sets forth certain information with respect to the interests in cellular markets which U.S. Cellular and TDS owned or had the right to acquire pursuant to definitive agreements as of September 30, 1997.

                                                                                                                 TOTAL CURRENT
                                                                                                                      AND
                                                                                                                  ACQUIRABLE
                                                                                                      1996        POPULATION
                                   CLUSTER/MAJOR SERVICE AREA                                      POPULATION     EQUIVALENTS
------------------------------------------------------------------------------------------------  -------------  -------------
MIDWEST REGIONAL MARKET CLUSTER:
  Iowa/Missouri.................................................................................      3,418,000      3,201,000
  Wisconsin/Illinois/Indiana....................................................................      6,067,000      5,738,000
                                                                                                  -------------  -------------
    Total Midwest Regional Market Cluster.......................................................      9,485,000      8,939,000
                                                                                                  -------------  -------------
MID-ATLANTIC REGIONAL MARKET CLUSTER:
  Eastern North Carolina/South Carolina.........................................................      2,349,000      2,319,000
  Virginia......................................................................................      1,151,000      1,143,000
  West Virginia/Maryland/Pennsylvania/Ohio......................................................      1,387,000      1,260,000
                                                                                                  -------------  -------------
    Total Mid-Atlantic Regional Market Cluster..................................................      4,887,000      4,722,000
                                                                                                  -------------  -------------
NORTHWEST REGIONAL MARKET CLUSTER:
  Oregon/California.............................................................................      1,029,000        957,000
  Washington/Oregon/Idaho.......................................................................      1,471,000      1,256,000
                                                                                                  -------------  -------------
    Total Northwest Regional Market Cluster.....................................................      2,500,000      2,213,000
                                                                                                  -------------  -------------
MAINE/NEW HAMPSHIRE/VERMONT MARKET CLUSTER:.....................................................      1,689,000      1,632,000
                                                                                                  -------------  -------------
FLORIDA/GEORGIA MARKET CLUSTER:.................................................................      1,520,000      1,373,000
                                                                                                  -------------  -------------
TEXAS/OKLAHOMA/MISSOURI/KANSAS REGIONAL MARKET CLUSTER:
  Oklahoma/Missouri/Kansas......................................................................      1,412,000        874,000
  Texas/Oklahoma................................................................................        694,000        498,000
                                                                                                  -------------  -------------
    Total Texas/Oklahoma/Missouri/Kansas Regional Market Cluster:...............................      2,106,000      1,372,000
                                                                                                  -------------  -------------
EASTERN TENNESSEE/WESTERN NORTH CAROLINA MARKET CLUSTER:........................................      1,610,000      1,299,000
SOUTHWESTERN TEXAS MARKET CLUSTER:..............................................................      1,224,000      1,213,000
                                                                                                  -------------  -------------
Other Operations:...............................................................................        141,000        141,000
                                                                                                  -------------  -------------
Total Managed Markets...........................................................................     25,162,000     22,904,000
Markets Managed by Others.......................................................................                     2,953,000
                                                                                                                 -------------
Total Population Equivalents....................................................................                    25,857,000
                                                                                                                 -------------
                                                                                                                 -------------

    Pursuant to the completion of the exchange transaction with BellSouth in October 1997, U.S. Cellular acquired and divested interests in certain markets. The effect on population and population equivalents owned is summarized below. (The BellSouth transaction is included in the U.S. Cellular's Cellular Interests table presented above.)

                                                                                                                    TOTAL
                                                                                                                 POPULATION
                                                                                                                 EQUIVALENTS
                                                                                                                    TO BE
                                                                                                      1996        ACQUIRED
                                                                                                   POPULATION    (DIVESTED)
                                                                                                   -----------  -------------
Markets acquired from BellSouth..................................................................    4,050,000     3,971,000
Markets traded to BellSouth:
Markets Managed by U.S. Cellular (1).............................................................    1,960,000    (1,957,000)
Markets Managed by Others........................................................................                 (1,085,000)
                                                                                                                -------------
    Total Markets traded to BellSouth............................................................                 (3,042,000)
Markets to be Divested (2)
Markets Managed by U.S. Cellular.................................................................      236,000      (174,000)
Markets Managed by Others........................................................................                   (287,000)
                                                                                                                -------------
    Total Markets to be Divested.................................................................                   (461,000)
                                                                                                                -------------
      Net Population Equivalents to be Acquired Related to BellSouth Transaction.................                    468,000
                                                                                                                -------------
                                                                                                                -------------

------------

(1) In addition to these interests, TDS delivered directly to BellSouth interests in two markets.

(2) As a result of the transaction with BellSouth, U.S. Cellular expects to divest its interest in these markets.

    SYSTEM DESIGN AND CONSTRUCTION. U.S. Cellular designs and constructs its systems in a manner it believes will permit it to provide high-quality service to mobile, transportable and portable cellular telephones, generally based on market and engineering studies which relate to specific markets. Engineering studies are performed by U.S. Cellular personnel or independent engineering firms. U.S. Cellular's switching equipment is digital, which reduces noise and crosstalk and is capable of interconnecting in a manner which reduces costs of operation. While digital microwave interconnections are typically made between the MTSO and cell sites, primarily analog radio transmission is used between cell sites and the cellular telephones themselves.

    In accordance with its strategy of building and strengthening market clusters, U.S. Cellular has selected high capacity digital cellular switching systems that are capable of serving multiple markets through a single MTSO. U.S. Cellular's cellular systems are designed to facilitate the installation of equipment which will permit microwave interconnection between the MTSO and the cell site. U.S. Cellular has implemented such microwave interconnection in most of the cellular systems it manages. In other systems in which U.S. Cellular owns a majority interest and where it is believed to be cost-efficient, such microwave technology will also be implemented. Otherwise, such systems will rely upon landline telephone connections or microwave links owned by others to link cell sites with the MTSO. Although the installation of microwave network interconnection equipment requires a greater initial capital investment, a microwave network enables a system operator to avoid the current and future charges associated with leasing telephone lines from the landline telephone company, while generally improving system reliability. In addition, microwave facilities can be used to connect separate cellular systems to allow shared switching, which reduces the aggregate cost of the equipment necessary to operate both systems.

    U.S. Cellular expanded its internal network in 1996 to encompass all of its managed markets. This network provides automatic call delivery for U.S. Cellular's customers and handoff between adjacent markets. The network has also been extended through links with certain systems operated by several other carriers, including GTE, US West, Ameritech, BellSouth, Centennial Cellular Corp., Southwestern Bell, AT&T Wireless Communications, Vanguard Cellular Systems and others. Additionally, U.S. Cellular has implemented certain Signal Transfer Points which have allowed it to interconnect efficiently with network providers such as Illuminet and the North American Cellular Network.

    During 1997, U.S. Cellular has extended the network for its customers through interconnection with additional system operators for call delivery and hand-off. This expanded network increases the area in which customers can automatically receive incoming calls, and should also reduce the incidence of "tumbling" electronic serial number fraud due to the pre-call validation feature of networked systems. In addition, the extension of these networks will allow for the termination of wireless-to-wireless traffic without the inherent costs that are otherwise incurred if this traffic is routed through the landline network.

    U.S. Cellular believes that currently available technologies will allow sufficient capacity on U.S. Cellular's networks to meet anticipated demand over the next few years.

COSTS OF SYSTEM CONSTRUCTION AND FINANCING

    Construction of cellular systems is capital-intensive, requiring substantial investment for land and improvements, buildings, towers, MTSOs, cell site equipment, microwave equipment, engineering and installation. U.S. Cellular, consistent with FCC control requirements, uses primarily its own personnel to engineer and oversee construction of each cellular system it owns and operates. In so doing, U.S. Cellular expects to improve the overall quality of its systems and to reduce the expense and time required to make them operational.

    The costs (exclusive of license costs) of the systems in which U.S. Cellular owns an interest have historically been financed through capital contributions or intercompany loans from U.S. Cellular to the entities owning the systems, and through certain vendor financing.

MARKETING

    U.S. Cellular's marketing plan is centered around rapid penetration of its market clusters, increasing customer awareness of cellular service and reducing churn through both the building of brand awareness and the implementation of marketing programs. The marketing plan stresses the value of U.S. Cellular's service offerings and incorporates combinations of rate plans and cellular telephone equipment which are designed to meet the needs of a variety of customer segments and their usage patterns. U.S. Cellular's distribution channels include direct sales personnel, agents and retail service centers in the vast majority of its markets. In late 1996, U.S. Cellular implemented its new site on the WorldWideWeb to support its marketing efforts and to be a future distribution channel. Customers may now order U.S. Cellular service through this web site. These U.S. Cellular-owned and managed locations are designed to market cellular service to the consumer segment in a familiar setting.

    U.S. Cellular manages each cluster of markets from an administrative office with a local staff, which typically includes sales, customer service, engineering and in some cases installation personnel. Direct sales consultants market cellular service to business customers throughout each cluster. Retail associates work out of the retail locations and market cellular service primarily to the consumer and small business segment. U.S. Cellular maintains an ongoing training program to improve the effectiveness of sales consultants and retail associates by focusing their efforts on obtaining customers and maximizing the sale of high-user packages. These packages provide for customers to obtain a minimum amount of usage at discounted rates per minute, at fixed prices which are charged even if usage falls below a defined monthly minimum amount.

    U.S. Cellular continues to expand its relationships with agents, dealers and non-U.S. Cellular retailers to obtain customers. Agents and dealers are independent business people who obtain customers for U.S. Cellular on a commission basis. U.S. Cellular's agents are generally in the business of selling cellular telephones, cellular service packages and other related products. U.S. Cellular's dealers include car stereo companies and other companies whose customers are also potential cellular customers. The non-U.S. Cellular retailers include car dealers, major appliance dealers, office supply dealers and mass merchants.

    U.S. Cellular opened its first retail locations in late 1993, expanding to 240 stand-alone retail stores by September 30, 1997. These U.S. Cellular-owned and operated businesses utilize rental facilities in high-traffic areas. U.S. Cellular has implemented a uniform appearance of these stores, with all having similar displays and layouts. The retail centers' hours of business match those of the retail trade in the local marketplace, often staying open on weekends and later in the evening than a typical business supplier. To fully serve customer needs, these stores sell accessories to complement the phones and services U.S. Cellular has traditionally provided. During 1996, U.S. Cellular further expanded its retail presence by opening smaller retail kiosks within larger merchandiser and grocery stores. At September 30, 1997, U.S. Cellular had opened over 140 "stores within a store," primarily in Wal-Mart locations.

    In addition to its own retail centers, U.S. Cellular actively pursues national retail accounts, as agents for U.S. Cellular, which yield new customer additions in multiple markets. Agreements have been entered into with such national distributors as Ford Motor Company, General Motors, Radio Shack, Best Buy, Circuit City, Staples, Office Depot and Sears, Roebuck & Co. in certain of U.S. Cellular's markets. Upon the sale of a cellular telephone by one of these national distributors, U.S. Cellular receives, often exclusively within the territories served, the resulting cellular customer.

    U.S. Cellular uses a variety of direct mail, billboard, radio, television and newspaper advertising to stimulate interest by prospective customers in purchasing its cellular service and to establish familiarity with U.S. Cellular's name. In 1997, U.S. Cellular increased its focus on brand advertising, using the tag line "The Way People Talk Around Here"(SM) to promote the United States Cellular-Registered Trademark- brand. Advertising is directed at gaining customers, improving customers' awareness of the United States Cellular brand, increasing existing customers usage and increasing the public awareness and understanding of the cellular services offered by U.S. Cellular. U.S. Cellular attempts to select the advertising and promotion media that are most appealing to the targeted groups of potential customers in each local market. U.S. Cellular utilizes local advertising media and public relations activities and establishes programs to enhance public awareness of U.S. Cellular, such as providing telephones and service for public events and emergency uses.

CUSTOMERS AND SYSTEM USAGE

    Cellular customers come from a wide range of occupations. They typically include a large proportion of individuals who work outside of their offices, such as people in the construction, real estate, wholesale and retail distribution businesses, and professionals. Increasingly, U.S. Cellular is providing cellular service to consumers and to customers who use their cellular telephones for security purposes. Although many of U.S. Cellular's customers still use in-vehicle cellular telephones, most new customers are selecting portable cellular telephones. These units have become more compact and fully featured as well as more attractively priced, and they appeal to newer segments of the customer population.

    U.S. Cellular's cellular systems are used most extensively during normal business hours between 7:00 am and 6:00 pm. On average, the local retail customers in U.S. Cellular's consolidated systems used their cellular systems approximately 105 minutes per unit each month and generated retail revenue of approximately $37 per month during the first nine months of 1997, compared to 106 minutes and $41 per month in the first nine months of 1996. Revenue generated by roamers, together with local retail, toll and other revenues, brought U.S. Cellular's total average monthly service revenue per customer unit in consolidated markets to $57 during the first nine months of 1997. Average monthly service revenue per customer unit decreased approximately 13% during the first nine months of 1997 compared to the same period in 1996. This decrease is related to the industry-wide trend of newer customers tending to use fewer minutes during peak business hours, which has reduced the average local retail revenue per minute, and to declining contribution of inbound roaming revenue per customer. U.S. Cellular believes that its customer base is growing faster than that of the cellular industry as a whole, which has a dilutive effect on inbound roaming revenue per customer. U.S. Cellular anticipates that average monthly service revenue per customer unit will continue to decline as its distribution channels provide additional customers who generate lower revenue per local minute of use and as roaming revenues grow more slowly. However, this effect is more than offset by U.S. Cellular's increasing number of customers; therefore, U.S. Cellular expects total revenues to continue to grow for the next few years.

    In addition to revenue from local retail customers, U.S. Cellular generates revenue from roaming customers and other services. U.S. Cellular's roaming service allows a customer to place or receive a call in a cellular service area away from the customer's home market area. U.S. Cellular has entered into "roaming agreements" with operators of other cellular systems covering virtually all systems in the United States and Canada. These agreements offer customers the opportunity to roam in these systems. These reciprocal agreements automatically pre-register the customers of U.S. Cellular's systems in the other carriers' systems. Also, a customer of a participating system roaming (i.e. traveling) in a U.S. Cellular market where this arrangement is in effect is able to make and receive calls on U.S. Cellular's system. The charge for this service is typically at premium rates and is billed by U.S. Cellular to the customer's home system, which then bills the customer. U.S. Cellular has entered into agreements with other cellular carriers to transfer roaming usage at agreed-upon rates. In some instances, based on competitive factors, U.S. Cellular may charge a lower amount to its customers than the amount actually charged to U.S. Cellular by another cellular carrier for roaming.

    The following table summarizes certain information about customers and market penetration in U.S. Cellular's managed operations.

                                                 NINE MONTHS
                                                 ENDED OR AT                  YEAR ENDED OR AT DECEMBER 31,
                                                SEPTEMBER 30,   ----------------------------------------------------------
                                                     1997           1996           1995           1994           1993
                                                --------------  -------------  -------------  -------------  -------------
                                                                                  (DOLLARS IN THOUSANDS)
Majority-owned and managed markets:
  Cellular markets in operation (1)...........            132             131            137            130            116
  Total population of markets in service
    (000s)....................................         21,844          21,712         22,309         21,314         19,383
  Customer Units:
    at beginning of period (2)................      1,073,000         710,000        421,000        261,000        150,800
    additions during period (2)...............        494,000         561,000        426,000        250,000        165,300
    disconnects during period (2).............        210,000         198,000        137,000         90,000         55,100
    at end of period (2)......................      1,357,000       1,073,000        710,000        421,000        261,000
  Market penetration at end
    of period (3).............................          6.21%           4.94%          3.18%          1.98%          1.35%
Consolidated revenues (4).....................   $    634,122   $     680,068  $     480,316  $     327,630  $     210,344
Depreciation expense..........................         68,735          74,631         57,302         39,520         25,665
Amortization expense..........................         25,906          34,208         32,156         25,934         19,362
Operating income (loss).......................        110,511          87,366         42,755         17,385         (8,656)
Construction expenditures.....................        247,957         248,123        210,878        167,164         92,915
Identifiable assets...........................   $  2,340,079   $   2,116,592  $   1,890,621  $   1,584,142  $   1,275,569


                                                   1992
                                                -----------

Majority-owned and managed markets:
  Cellular markets in operation (1)...........           92
  Total population of markets in service
    (000s)....................................       15,014
  Customer Units:
    at beginning of period (2)................       97,000
    additions during period (2)...............       88,600
    disconnects during period (2).............       34,800
    at end of period (2)......................      150,800
  Market penetration at end
    of period (3).............................        1.00%
Consolidated revenues (4).....................  $   139,929
Depreciation expense..........................       16,606
Amortization expense..........................       13,033
Operating income (loss).......................      (12,705)
Construction expenditures.....................       56,033
Identifiable assets...........................  $   858,795

---------

(1) Represents the number of markets in which U.S. Cellular owned at least a 50% interest and which it managed, including its reseller operation in 1992. The revenues and expenses of these cellular markets are included in U.S. Cellular's consolidated revenues and expenses.

(2) Represents the approximate number of revenue-generating cellular telephones served by the cellular markets referred to in footnote (1). The revenue generated by such cellular telephones is included in consolidated revenues.

(3) Computed by dividing the number of customer units at the end of the period by the total population of markets in service as estimated by Donnelley Marketing Service for the respective years.

(4) Consolidated revenues for 1997 reflect U.S. Cellular's change in financial reporting presentation of certain credits given to customers on their monthly bills. 1993-1996 consolidated revenues have been reclassified to conform to 1997 presentation.

    The following table summarizes, by operating cluster, the total population, U.S. Cellular's customer units and penetration for U.S. Cellular's consolidated markets as of September 30, 1997.

                                 OPERATING CLUSTERS                                    POPULATION     CUSTOMERS   PENETRATION
------------------------------------------------------------------------------------  -------------  -----------  -----------
Iowa/Missouri.......................................................................      3,148,000      224,000       7.12%
Wisconsin/Illinois/Indiana..........................................................      1,951,000      106,000        5.43
Eastern North Carolina/South Carolina...............................................      2,349,000      119,000        5.07
Virginia............................................................................        949,000       55,000        5.80
West Virginia/Maryland/Pennsylvania/Ohio............................................      1,138,000       62,000        5.45
Oregon/California...................................................................      1,029,000       63,000        6.12
Washington/Oregon/Idaho.............................................................      1,370,000       93,000        6.79
Indiana/Kentucky....................................................................      1,801,000      114,000        6.33
Maine/New Hampshire/Vermont.........................................................      1,689,000       94,000        5.57
Eastern Tennessee/Western North Carolina............................................      1,429,000      108,000        7.56
Oklahoma/Missouri/Kansas............................................................      1,412,000      104,000        7.37
Texas/Oklahoma......................................................................        694,000       42,000        6.05
Florida/Georgia.....................................................................      1,520,000      105,000        6.91
Southwestern Texas..................................................................      1,224,000       52,000        4.25
Other Operations....................................................................        141,000       16,000       11.35
                                                                                      -------------  -----------  -----------
                                                                                         21,844,000    1,357,000       6.21%
                                                                                      -------------  -----------  -----------
                                                                                      -------------  -----------  -----------

PRODUCTS AND SERVICES

    CELLULAR TELEPHONES AND INSTALLATION. There are a number of different types of cellular telephones, all of which are currently compatible with cellular systems nationwide. U.S. Cellular offers a full range of vehicle-mounted, transportable and hand-held portable cellular telephones. Features offered in some of the cellular telephones include hands-free calling, repeat dialing, horn alert and others.

    U.S. Cellular negotiates volume discounts from its cellular telephone suppliers. U.S. Cellular discounts cellular telephones to meet competition or to stimulate sales by reducing the cost of becoming a cellular customer. In these instances, where permitted by law, customers are generally required to sign a service contract with U.S. Cellular. U.S. Cellular also cooperates with cellular equipment manufacturers in local advertising and promotion of cellular equipment.

    U.S. Cellular has established service and/or installation facilities in many of its local markets to ensure quality installation and service of the cellular telephones it sells. These facilities allow U.S. Cellular to improve its service by promptly assisting customers who experience equipment problems. Additionally, U.S. Cellular maintains a repair facility in Tulsa, Oklahoma, which handles more complex service and repair issues.

    CELLULAR SERVICES U.S. Cellular's customers are able to choose from a variety of packaged pricing plans which are designed to fit different calling patterns. U.S. Cellular has developed and introduced its new consumer line of products under the CarryPhone brand. These products include a) Express, a pre-packaged phone plus price plan aimed at the convenience buyer; b) TalkTracker, a cellular phone with usage prepaid; and c) Home and Away, a combination cordless and cellular phone in a single package. U.S. Cellular's customer bills typically show separate charges for custom-calling features, airtime in excess of the packaged amount, and toll calls. Custom-calling features provided by U.S. Cellular include wide-area call delivery, call forwarding, call waiting, three-way calling and no-answer transfer. U.S. Cellular also offers a voice message service in many of its markets. This service, which functions like a sophisticated answering machine, allows customers to receive messages from callers when they are not available to take calls.

REGULATION

    REGULATORY ENVIRONMENT. The operations of U.S. Cellular are subject to FCC and state regulation. The cellular telephone licenses held by U.S. Cellular are granted by the FCC for the use of radio frequencies and are an important component of the overall value of the assets of the Company. The construction, operation and transfer of cellular systems in the United States are regulated to varying degrees by the FCC pursuant to the Communications Act of 1934 (the "Communications Act"). In 1996, Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which amended the Communications Act. The 1996 Act mandates significant changes in existing telecommunications rules and policies to promote competition, ensure the availability of telecommunications services to all parts of the nation and to streamline regulation of the telecommunications industry to remove regulatory burdens, as competition develops and makes regulation unnecessary. The FCC has promulgated regulations governing construction and operation of cellular systems, licensing (including renewal of licenses) and technical standards for the provision of cellular telephone service under the Communications Act, and is implementing the legislative objectives of the 1996 Act, as discussed below.

    LICENSING. For cellular telephone licensing purposes, the FCC has divided the United States into separate geographic markets (MSAs and RSAs). In each market, the allocated cellular frequencies are divided into two equal blocks. During the application process, the FCC reserved one block of frequencies for non-wireline applicants and another block for wireline applicants. Subject to FCC approval, a cellular system may be sold to either a wireline or non-wireline entity, but no entity which controls a cellular system may own an interest in another cellular system in the same MSA or RSA.

    The completion of acquisitions involving the transfer of control of a cellular system requires prior FCC approval. Acquisitions of minority interests generally do not require FCC approval. Whenever FCC approval is required, any interested party may file a petition to dismiss or deny the application for approval of the proposed transfer.

    The FCC must be notified each time an additional cell is constructed which enlarges the service area of a given market. The FCC's rules also generally require persons or entities holding cellular construction permits or licenses to coordinate their proposed frequency usage with neighboring cellular licensees in order to avoid electrical interference between adjacent systems. The height and power of base stations in the cellular system are regulated by FCC rules, as are the types of signals emitted by these stations. In addition to regulation by the FCC, cellular systems are subject to certain Federal Aviation Administration ("FAA") regulations with respect to the siting and construction of cellular transmitter towers and antennas as well as local zoning requirements.

    Beginning in 1996, the FCC has also imposed a requirement that all licensees register and obtain FCC registration numbers for all of their antenna towers which require prior FAA clearance. U.S. Cellular is currently engaged in this registration process. All new towers must be registered at the time of construction and existing towers are being registered on a staggered state-by-state basis, to be concluded in May 1998. The FCC is currently considering whether to take action to pre-empt moratoria imposed by certain localities on the construction of wireless towers. U.S. Cellular has supported such FCC action.

    Beginning in October, 1997, cellular systems, which previously were "categorically excluded" from having to evaluate their facilities to ensure their compliance with federal "radio frequency" (RF) radiation requirements, were made subject to those requirements. After October, 1997, all new cellular facilities must be in compliance when they are brought into service. Existing facilities must be brought into compliance with the requirements when their licenses are renewed. U.S. Cellular believes that the great majority of its existing facilities already comply with the requirements and the remainder will be brought into compliance as required.

    Initial cellular telephone licenses were granted for ten-year periods. The FCC has established standards for conducting comparative renewal proceedings between a cellular licensee seeking renewal of its license and challengers filing competing applications. The FCC has: (I) established criteria for comparing the renewal applicant to challengers, including the standards under which a renewal expectancy will be granted to the applicant seeking license renewal; (ii) established basic qualifications standards for challengers; and
(iii) provided procedures for preventing possible abuses in the comparative renewal process. The FCC has concluded that it will award a renewal expectancy if the licensee has (i) provided "substantial" performance, which is defined as "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal," and (ii) complied with FCC rules, policies and the Communications Act. If a renewal expectancy is awarded to an existing licensee, its license is renewed and competing applications are not considered.

    U.S. Cellular's Tulsa and Knoxville licenses were renewed in 1995, and U.S. Cellular's Des Moines, Iowa; Peoria, Illinois; and Roanoke, Virginia licenses were renewed in 1996. In September, 1997, U.S. Cellular filed license renewal applications for its Davenport, Iowa; Tallahassee, Florida; Asheville, North Carolina; Manchester, New Hampshire; Columbia, Missouri; Wichita Falls, Texas; Gainesville, Florida; Lewiston, Maine; Joplin, Missouri; Cedar Rapids, Iowa; LaCrosse, Wisconsin; Bangor, Maine; Fort Pierce, Florida; Victoria, Texas; Evansville, Indiana and Owensboro, Kentucky licenses. Those applications were unopposed and are now grantable. On October 30, 1997, U.S. Cellular assigned its Evansville and Owensboro licenses to a subsidiary of BellSouth Cellular Corporation as part of the larger U.S. Cellular-BellSouth transaction. As part of the same transaction, BellSouth assigned its Appleton, Wisconsin; Rockford, Illinois; Green Bay, Wisconsin and Janesville, Wisconsin licenses to U.S. Cellular. Unopposed grantable renewal applications are pending for those licenses as well. U.S. Cellular expects all of those license renewal applications to be granted shortly.

    U.S. Cellular conducts and plans to conduct its operations in accordance with all relevant FCC rules and regulations and anticipates being able to qualify for a renewal expectancy in its upcoming renewal filings. Accordingly, U.S. Cellular believes that current regulations will have no significant effect on its operations and financial condition. However, changes in the regulation of cellular operators or their activities and of other mobile service providers could have a material adverse effect on U.S. Cellular's operations.

    The FCC has also provided that five years after the initial licenses are granted, unserved areas within markets previously granted to licensees may be applied for by both wireline and non-wireline entities and by third parties. Accordingly, many unserved area applications have been filed by U.S. Cellular and others. U.S. Cellular's strategy with respect to system construction in its markets has been and will be to build cells covering areas within such markets that U.S. Cellular considers economically feasible to serve or might conceivably wish to serve and to do so within the five-year period following issuance of the license. In cases where applications for unserved areas are filed which are mutually exclusive and would result in overlapping service areas, the FCC decides between the competing applicants by an auction process.

    Pursuant to 1993 amendments to the Communications Act, cellular service is classified as a Commercial Mobile Radio Service ("CMRS"), in that it is service offered to the public, for a fee, which is interconnected to the public switched telephone network. The FCC has determined that it will forebear from requiring CMRS carriers to comply with a number of statutory provisions otherwise applicable to common carriers, such as the filing of tariffs.

    RECENT EVENTS. There are certain regulatory proceedings currently pending before the FCC which are of particular importance to the cellular industry. In one proceeding, the FCC has imposed new "enhanced 911" regulations on cellular carriers. Enhanced 911 capabilities would enable cellular systems to determine the precise location of the person making the emergency call. The new rules will require cellular carriers to work with local public safety officials to process 911 calls, including those made from mobile telephones not registered with the cellular system, and will require cellular systems to improve their ability to locate wireless 911 callers over a five-year period.

    The FCC has adopted a limited expansion of the obligation of cellular carriers to serve the subscribers of broadband PCS providers, among others, even though the subscribers involved have no pre-existing service relationship with that carrier. Under these new policies, broadband PCS providers may offer their subscribers handsets which are capable of operating over broadband PCS and cellular networks so that when their subscribers are out of range of broadband PCS networks, they will be able to obtain non-automatic access to cellular networks. The FCC expects that implementation of these roaming capabilities will promote competition between broadband PCS and cellular service providers.

    The FCC has adopted requirements which will make it possible for subscribers to retain, at the same location, their existing telephone numbers when they switch from one service provider to another. This numbering portability will include switching between Local Exchange Carriers ("LECs") and other wireline providers, between wireless service providers and between LEC/wireline and wireless providers. LECs have implementation deadlines by the end of 1998. Broadband PCS, cellular and certain other wireless providers have phased implementation deadlines in 1998 and 1999.

    In another proceeding, the FCC in 1996 adopted rules regarding the method by which cellular carriers and LECs shall compensate each other for interconnecting cellular and local exchange facilities. The FCC rules provided for symmetrical and reciprocal compensation between LECs and cellular carriers, and also prescribed interim interconnection proxy rates, which are much lower than the rates formerly paid by cellular carriers to LECs. Symmetrical and reciprocal compensation means they must pay each other at the same rate. The U.S. Court of Appeals for the Eighth Circuit has vacated the FCC's rules. However, the FCC's rules requiring reciprocal and symmetrical compensation remain in effect as applied to the cellular industry. Interconnection rate issues will be decided by the states. Whether the issue is decided by the states or the federal government, cellular carriers in the future can be expected to pay lower rates to LECs than they previously paid. This result is expected to be favorable to the wireless industry and somewhat unfavorable to LECs.

    The FCC is also proceeding to implement the 1996 Act. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a Federal-state Joint Board. Much of this implementation is proceeding in numerous, concurrent proceedings with aggressive deadlines. The Company cannot predict the full extent, nature and interrelationships among state and federal implementation and other responses to the 1996 Act.

    The primary purpose and effect of the new law is to open all telecommunications markets to competition. The 1996 Act makes most direct or indirect state and local barriers to competition unlawful. It directs the FCC to preempt all inconsistent state and local laws and regulations, after notice and comment proceedings. It also enables electric and other utilities to engage in telecommunications service through qualifying subsidiaries.

    Only narrow powers over competitive entry are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provisions and necessary for universal services, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices in rural telephone company service areas.

    The 1996 Act establishes principles and a process for implementing a modified "universal service" policy. This policy seeks nationwide, affordable service and access to advanced telecommunications and information services. It calls for reasonably comparable urban and rural rates and services. The 1996 Act also requires universal service to schools, libraries and rural health facilities at discounted rates. The FCC has implemented the mandate of the 1996 Act to create a new universal service support mechanism "to ensure that all Americans have access to telecommunications services." The 1996 Act requires all interstate telecommunications providers, including wireless service providers, to "make an equitable and non-discriminatory contribution," to support the cost of providing universal service, unless their contribution would be de minimis. At present, the provision of landline telephone service in high cost areas is subsidized by access charges and other payments by interexchange carriers to LECs. The obligation to make payments to support universal service has been expanded to include other telecommunications service providers, including cellular carriers. Such payments, which are to be based on a percentage of the total "billed revenue" of carriers for a given previous half year, are to begin being made in the first quarter of 1998. Carriers are free to pass such charges on to their customers. Cellular carriers are also eligible to receive universal service support payments in certain circumstances under the new systems if they provide specified services in "high cost" areas. U.S. Cellular has sought designation as an "eligible telecommunications carrier" qualified to receive universal service support in certain states.

    The FCC has also allocated a total of 140 megahertz ("MHZ") to broadband PCS, 20 MHZ to unlicensed operations and 120 MHZ to licensed operations, consisting of two 30 MHZ blocks in each of the 51 Major Trading Areas ("MTAs") and one 30 MHZ block and three 10 MHZ blocks in each of 493 Basic Trading Areas ("BTAs"). Cellular operators and those entities under common ownership with them are permitted to participate in the ownership of PCS licenses, except for those PCS licenses reserved for small businesses, and licenses for PCS service areas in which the cellular operator owns a 20% or greater interest in a cellular licensee, the service area of which covers 10% or more of the population of the PCS service area. In the latter case, the cellular license is limited to two 10 MHZ PCS channel blocks.

    PCS technology is currently under development and is similar in some respects to cellular technology. Where it has become commercially available, this technology is capable of offering increased capacity for wireless two-way and one-way voice, data and multimedia communications services and will result in increased competition with U.S. Cellular's operations. The ability of these future PCS licensees to complement or compete with existing cellular licensees will be affected by future FCC rule-makings. These and other future technological and regulatory developments in the wireless telecommunications industry and the enhancement of current technologies will likely create new products and services that are competitive with the services currently offered by U.S. Cellular. There can be no assurance that U.S. Cellular will not be adversely affected by such technological and regulatory developments.

    Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones might be linked to cancer. U.S. Cellular has reviewed relevant scientific information and, based on such information, is not aware of any credible evidence linking the usage of portable cellular telephones with cancer. As noted above, FCC rules went into effect in October 1997, dealing, INTER ALIA, with RF emissions from cellular towers of less than 10 meters in height, building mounted antennas and cellular telephones. It is anticipated that U.S. Cellular will be able to comply with RF tower emission standards and U.S. Cellular believes that the cellular telephones it currently sells comply with the standards.

    STATE AND LOCAL REGULATION. U.S. Cellular is also subject to state and local regulation in some instances. In 1981, the FCC preempted the states from exercising jurisdiction in the areas of licensing, technical standards and market structure. In 1993, Congress preempted states from regulating the entry of cellular systems into service and the rates charged by cellular systems to customers. The siting and construction of the cellular facilities, including transmitter towers, antennas and equipment shelters are still subject to state or local zoning and land use regulations. However, in 1996, Congress amended the Communications Act to provide that states could not discriminate against wireless carriers in tower zoning proceedings and had to decide on zoning requests with reasonable speed. In addition, states may still regulate other terms and conditions of cellular service.

    The FCC is required to forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary. Further, the FCC is empowered under certain circumstances to preempt state regulatory authorities if a state is obstructing the Communications Act's basic purposes.

    U.S. Cellular and its subsidiaries have been and intend to remain active participants in proceedings before the FCC and, through its membership in state associations of wireless providers, before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. U.S. Cellular is unable to predict the scope, pace or financial impact of policy changes which could be adopted in these proceedings.

COMPETITION

    U.S. Cellular's principal competitor for cellular telephone service in each market is the licensee of the second cellular system in that market. Since each competitor operates its cellular system on a 25 MHZ frequency block licensed by the FCC using comparable technology and facilities, competition for customers between the two systems in each market is principally on the basis of quality of service, price, size of area covered, services offered and responsiveness of customer service. The competing entities in many of the markets in which U.S. Cellular has an interest have financial resources which are substantially greater than those of U.S. Cellular and its partners in such markets.

    The FCC's rules require all operational cellular systems to provide, on a nondiscriminatory basis, cellular service to resellers which purchase blocks of mobile telephone numbers from an operational system and then resell them to the public.

    In addition to competition from the other cellular licensee in each market, there is also competition from, among other technologies, conventional mobile telephone and SMR systems, both of which are able to connect with the landline telephone network. U.S. Cellular believes that conventional mobile telephone systems and conventional SMR systems are competitively disadvantaged because of technological limitations on the capacity of such systems. The FCC has previously given approval, through waivers of its rules, to ESMR, an enhanced SMR system. ESMR systems may have cells and frequency reuse like cellular thereby potentially eliminating any current technological limitation. The first ESMR systems were implemented in 1993 in Los Angeles and are being implemented in many other cities across the United States. ESMR providers have initiated service in several areas where U.S. Cellular operates cellular systems. Although less directly a substitute for cellular service, wireless data services and one-way paging service (and in the future, two-way paging services) may be adequate for those who do not need full two-way voice service.

    PCS providers have initiated service in many markets across the United States, including a number of markets where U.S. Cellular has operations. PCS providers offer digital, wireless communications services to their customers. Similar technological advances or regulatory changes in the future may make available other alternatives to cellular service, thereby creating additional sources of competition. U.S. Cellular expects PCS operators to continue deployments of PCS across all of the U.S. Cellular markets over the next one or two years. U.S. Cellular anticipates that PCS competitors will build out the larger metropolitan areas before the mid-sized metropolitan and rural areas where U.S. Cellular operates. As a result, the effects of PCS competition may not reach U.S. Cellular's markets as quickly as they may reach other cellular operators' markets.

    Continuing technological advances in the communications field make it difficult to predict the extent of additional future competition for cellular systems. For example, the FCC has allocated radio channels to a mobile satellite system in which transmissions from mobile units to satellites would augment or replace transmissions to cell sites, and several consortia to provide such service have been formed. Such a system is designed primarily to serve the communications needs of remote locations and a mobile satellite system could provide viable competition for land-based cellular systems in such areas. It is also possible that the FCC may in the future assign additional frequencies to cellular telephone service to provide for more than two cellular telephone systems per market.

                              TELEPHONE OPERATIONS

    The Company's telephone operations are conducted through TDS Telecom and 105 telephone subsidiaries. These telephone companies, ranging in size from less than 500 to more than 50,000 access lines, serve 506,600 access lines in 28 states.

    TDS Telecom provides modern, high-quality local and long-distance telephone service. Local service is provided by TDS Telecom's operating telephone subsidiaries. Long-distance or toll service is provided through connections with long-distance carriers, primarily AT&T and the Bell Operating Companies ("BOCs").

    Future growth in telephone operations is expected to be derived from providing service to new or presently unserved establishments, from business expansion in the areas served by TDS Telecom and others, from upgrading existing customers to higher grades of service, from increased usage of the network through both local and long-distance calling, from providing additional services made possible by advances in technology and from the acquisition of additional telephone companies.

    The following table summarizes certain information regarding TDS Telecom's telephone operations.

                                           NINE MONTHS
                                           ENDED OR AT                       YEAR ENDED OR AT DECEMBER 31,
                                          SEPTEMBER 30,   -------------------------------------------------------------------
                                               1997           1996           1995          1994         1993         1992
                                          --------------  -------------  -------------  -----------  -----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Telephone Operations
Access lines*...........................        506,600         484,500        425,900      392,500      356,200      321,700
% Residential...........................           78.7            79.9           80.6         81.3         82.0         83.1
% Business (nonresidential).............           21.3            20.1           19.4         18.7         18.0         16.9
Total revenues..........................   $    338,700   $     402,629  $     354,841  $   306,341  $   268,122  $   238,095
% Local service.........................           26.8            27.4           26.8         26.8         26.9         27.4
% Network access and long-distance......           56.5            58.5           61.6         60.0         59.3         57.9
Depreciation and amortization expense...   $     74,241   $      88,967  $      77,354  $    68,878  $    59,562  $    51,946
Operating income........................         76,708         103,358         98,240       91,606       78,585       72,218
Construction expenditures...............         96,717         144,440        104,372      115,483       80,818       65,652
Total identifiable assets...............   $  1,192,035   $   1,181,084  $   1,058,241  $   984,563  $   829,489  $   723,855

---------

* An "access line" is a single or multi-party circuit between the customer's establishment and the central switching office.

TELEPHONE ACQUISITIONS

    TDS continually reviews attractive opportunities to acquire operating telephone companies. Since January 1, 1992, TDS has acquired 22 telephone companies serving a total of 90,400 access lines for an aggregate consideration totaling $297.1 million. Historically, TDS has assigned the acquired telephone companies to TDS Telecom as an equity contribution. The consideration, paid by TDS, consisted of $59.5 million in cash and notes, 155,000 Preferred Shares and
5.2 million Common Shares of TDS. TDS Telecom also sold one telephone company serving 1,100 access lines in 1995.

    The Company continually evaluates acquisition opportunities. Telephone holding companies and others actively compete for the acquisition of telephone companies and such acquisitions are subject to the consent or approval of regulatory agencies in most states and, in some cases, to federal waivers that may affect the form of regulation or amount of interstate cost recovery of acquired telephone exchanges. While management believes that it will be successful in making additional acquisitions, there can be no assurance that the Company will be able to negotiate additional acquisitions on terms acceptable to it or that regulatory approvals, where required, will be received.

    The Company maintains shelf registration of its Common Shares and Preferred Shares under the Securities Act of 1933 for issuance specifically in connection with acquisitions.

    It is the Company's policy to preserve, insofar as possible, the local management of each telephone company it acquires. The Company provides the telephone subsidiaries with centralized purchasing and general management and other services, at cost plus a reasonable rate of return on invested capital. These services afford the subsidiaries expertise in the following areas: finance, accounting and treasury services; marketing; customer service; traffic; engineering and construction; customer billing; rate administration; credit and collection; and the development of administrative and procedural practices.

CONSTRUCTION AND DEVELOPMENT PROGRAM

    In accordance with TDS Telecom's strategy of providing its customers with first-to-market telecommunications solutions and then maintaining a high quality of on-going service, TDS Telecom has continued through 1997 and into 1998 its program of enhancing and expanding its service providing network. By building its network to take full advantage of advanced telecommunications technologies such as Signaling System 7 (SS7), fiber optic fed Digital Serving Areas (DSAs), Integrated Services Digital Network (ISDN), and Advanced Calling Services (ACS), TDS Telecom intends meet competition by providing its customers with high-quality telecommunications services. In 1997 TDS Telecom brought 105,900 more customers the capabilities of SS7, 130,500 more customers the functionality of ACS, deployed 310 route miles of fiber optic cable, deployed 210 DSAs, and enabled 67,900 more customers to subscribe to the advanced performance of ISDN. By the end of 1997 the cumulative statistics, as presented in the following table, show that TDS Telecom will have enabled a large majority of its customers to subscribe to these advanced telecommunications capabilities:

                                                                                 # EQUIPPED     % EQUIPPED
                                                                                    LINES          LINES
                                                                                 -----------  ---------------
                                                                                    1997           1997
                                                                                 -----------  ---------------
Signaling System 7.............................................................     483,157            88%
Advanced Calling Services......................................................     483,157            88%
Integrated Services Digital Network............................................     383,043            57%

    As TDS Telecom upgrades and expands its service providing network to provide advanced and reliable telecommunications services, TDS Telecom is also standardizing its network for the most efficient and effective mode of operation. At the heart of TDS Telecom's efforts to standardize network elements is the initiative to reduce costs and improve service reliability by centralizing the monitoring and management of TDS Telecom's service providing network. Strategic alliances with Lucent Technologies and Siemens Stromberg-Carlson to modernize and standardize TDS Telecom's switching platform with the Lucent 5ESS-2000 and Siemens EWSD switches will assist TDS Telecom in implementing its 24 hour-a-day/7 day-per-week Network Management Center. In return, the Network Management Center will continuously monitor TDS Telecom's service providing network in an effort to proactively identify and correct network faults prior to the customer being alerted to any interruption or degradation of service. During 1997 an additional 2 host and 8 remote Lucent switches and 9 host and 32 remote Siemens switches were deployed representing 33,501 and 46,227 lines respectively. In 1998, plans have been developed to upgrade older switching platforms with the installation of 2 host and 6 remote Lucent switches and 4 host and 9 remote Siemens switches, representing 9,695 Lucent and 21,335 Siemens equipped lines. By the end of 1998 the Network Management Center will be proactively monitoring 100% of TDS Telecom's service providing network.

    While continually working to improve its core operations of its Local Exchange Carrier (LEC) business, TDS Telecom is also seeking to recognize the opportunities that are presenting themselves in adjacent areas of the telecommunications industry. In 1997 TDS Telecom has continued to expand its investments into its competitive businesses: TDS DATACOM, the structured wiring entity, TDSNET its Internet service provider, and TDS METROCOM its Competitive Local Exchange Company (CLEC). In 1997, TDS DATACOM operated in 15 markets. TDSNET expanded its operation in 1997 by adding an additional 15 operating markets to bring its total markets to 90. TDS METROCOM began building its facilities in 1997 and is expected to be operational in the Madison, WI. market in 1998. TDS Telecom seeks to recognize supplemental revenue opportunities that the newer business operations of TDS DATACOM, TDSNET, and TDS METROCOM present to TDS Telecom as it faces an increasingly competitive telecommunications industry.

    TDS Telecom's total 1997 capital budget is $130.0 million compared to actual capital expenditures of $144.4 million in 1996 and $104.4 million in 1995. Financing for the 1997 capital additions are expected to be primarily provided by internally generated funds and supplemented by federal long-term financing.

FEDERAL FINANCING

    TDS Telecom's primary sources of long-term financing for additions to telephone plant and equipment have been the Rural Utilities Service ("RUS"), the Rural Telephone Bank ("RTB") and the Federal Financing Bank ("FFB"), agencies of the United States of America. The RUS has made primarily 35-year loans to telephone companies since 1949, at interest rates of 2% and 5%, for the purpose of improving telephone service in rural areas. Currently, the RUS is authorized to issue hardship loans at a 5% interest rate and other loans at an interest rate approximating the government's rate for instruments of comparable maturity. The RTB, established in 1971, makes loans at interest rates based on its average cost of money (6.54% for its fiscal year ended September 30, 1997), and in some cases makes loans concurrently with RUS loans. In addition, the RUS guarantees loans made to telephone companies by the FFB at the federal cost of money (6.55% for a 35-year note at September 30, 1997).

    Substantially all of TDS Telecom's telephone plant is pledged or is subject to mortgages securing obligations of the operating telephone companies to the RUS, RTB and FFB. The amount of dividends on common stock that may be paid by the operating telephone companies is limited by certain financial requirements set forth in the mortgages.

    Effective October 6, 1997, the RUS has revised its regulations on the amount of allowable distributions a borrower can make in any calendar year. For those companies with greater than 40% net worth to total assets, the amount of distribution is now unlimited. The majority of the telephone subsidiaries exceed this percentage. However, actual determination of allowable distributions under the new procedures cannot be made pending State regulatory approval, if required.

    At September 30, 1997, TDS Telecom's operating telephone companies had unadvanced loan commitments under the RUS, RTB and FFB loan programs aggregating approximately $118.7 million, at a weighted average annual interest rate of 6.04%, to finance specific construction activities in 1997 and future years. These loan commitments are generally issued for five-year periods and may be extended under certain circumstances. TDS Telecom's operating telephone companies intend to make further applications for additional loans from the RUS, RTB and FFB as their needs arise. There is no assurance that these applications will be accepted or what the terms or interest rates of any future loan commitments will be.

ACCESS REVENUES

    TDS Telecom's operating telephone subsidiaries receive access revenue as compensation for carrying interstate and intrastate long-distance traffic on its network. The interstate and intrastate access rates charged include the cost of providing service plus a fair rate of return. Access revenues account for approximately 55% of the revenue generated by TDS Telecom's local exchange carrier ("LEC") subsidiaries.

    TDS Telecom filed an interstate access rate tariff for one of its operating subsidiaries in 1997. TDS Telecom concurs in the National Exchange Carrier Association ("NECA") interstate common line and traffic sensitive tariffs for the remainder of its LEC subsidiaries. These operating companies participate in the access revenue pools administered by NECA, which collect and distribute revenue from interstate access services. The FCC created NECA and it operates subject to FCC rules and oversight.

    The FCC regulates interstate toll rates and other matters relating to interstate telephone service. On May 16,1997, the FCC released its Order on access reform. The Order applies primarily to price cap LECs. However, non-price cap companies, such as TDS Telecom, were also affected in a few areas by this Order. The FCC is expected to release an order for non-price cap companies in early 1998. Depending on the outcome of the order for non-price cap companies, the source and nature of the operating companies' recovery of costs from the interstate jurisdiction will be affected.

    The 1996 Act provides for reciprocal compensation for parties to any interconnection arrangement. The FCC issued a 1996 order governing the compensation arrangements between LECs and wireless providers. LECs must charge wireless carriers cost-based rates and must now pay access charges to wireless carriers to terminate calls from LEC customers. Since this order raises interconnection costs, the operating companies may adjust their charges to recover such increased costs.

    On October 7, 1997, the FCC released a Notice of Proposed Rulemaking ("NPRM") on jurisdictional separations reform. In the NPRM, the FCC reviews the current procedures for separating LECs' service costs between the state and federal jurisdictions. Many of the proposals in the NPRM seek to limit costs assigned to the interstate jurisdiction and seek to assign greater costs to the intrastate jurisdiction. To the extent that the costs are not made up in the new federal and state universal service mechanisms, TDS Telecom may seek rate increases to offset any reductions in interstate revenues.

    Where applicable and subject to state regulatory approval, TDS Telecom's LEC subsidiaries utilize intrastate access tariffs and participate in intrastate revenue pools. However, many intrastate toll revenue pooling arrangements, a source of substantial revenues to TDS Telecom's LECs, have been replaced with access-charge-based arrangements. In these cases, access charges are typically set to generate revenue flows similar to those realized in the pooling process. The impact of the 1996 Act has accelerated the pace of regulatory re-evaluation at both the state and federal level. To the extent that state-ordered access charge revisions reduce revenues, TDS Telecom may seek adjustments in other rates. Given the many regulatory issues still unresolved, TDS Telecom cannot predict the cumulative nature or extent of impacts from regulatory reform.

FEDERAL SUPPORT REVENUES

    To promote universal service, the FCC developed a number of federal support mechanisms to keep telephone rates affordable for both high-cost, rural areas and low-income customers. Many of TDS Telecom's LEC subsidiaries provide telephone service in rural areas and all of them offer service to low-income customers.

    The 1996 Act codified universal service; set forth clear principles for ensuring affordable access to modern telephone service nationwide; established discounts for schools, libraries and rural health care facilities; and established a federal-state joint board to make recommendations to the FCC regarding implementation of the universal service provisions of the 1996 Act. On May 8, 1997, the FCC released its Order on universal service, adopting many of the joint board's recommendations. The FCC adopted the use of forward-looking proxy cost models to determine costs rather than relying on actual costs. However, rural LECs will continue to receive support based on their actual costs for a three year period, beginning January 1, 1998. After December 31, 2000, rural LECs will transition to the use of proxy cost models over an additional three year period. To date, no proxy cost models have proven to provide sufficient and predictable support for rural LECS.

    The FCC's Order also mandated that all telecommunications providers contribute to the universal service fund beginning January 1, 1998. However, the Order allows companies to recover these contributions through their interstate access rates.

    The final rules to implement the universal service provisions of the 1996 Act will involve development of new support mechanisms and changes in the eligibility criteria. In addition, some of TDS Telecom's LEC subsidiaries operate in states where support and rate structures are either being re-evaluated or have already been changed. Full recovery of universal service costs in the future through interstate and intrastate mechanisms is uncertain. If interstate or intrastate support decrease, TDS Telecom's LEC subsidiaries may pursue local service rate increases to recover the difference.

    In the past, telephone company acquisition and investment decisions assumed the ability to recover the cost and a reasonable rate of return through local service, access and support revenues. Significant changes in the universal service funding system will affect the Company's acquisition strategy. The company can no longer assume it will recover its acquisition and investment costs and a reasonable rate of return given the changes in universal service, access reform, and separations reform. TDS Telecom is pursuing a strategy of network modernization to maintain a strong competitive position. The speed of such network modernization may depend on favorable support and access policies on the federal and state levels.

REGULATION

    TDS Telecom's LEC subsidiaries are regulated by state regulatory agencies and TDS Telecom seeks to maintain positive relationships with these regulators. Rate setting, including local rates, intrastate toll rates and intrastate access charges, is subject to state commission approval. TDS Telecom will continue to pursue necessary changes in rate structures to ensure affordable rates and reasonable earnings.

    State regulators can approve service areas, service standards, accounting and related matters. In some states, construction plans, borrowing, depreciation rates, affiliated charge transactions and certain other financial transactions are also subject to regulatory approval. States have traditionally regulated entry into local markets by designating a single carrier to be the universal service provider. However, the 1996 Act has almost completely pre-empted state authority over market entry. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provision and necessary for universal services, public safety, and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices in rural telephone company service areas.

    The 1996 Act establishes a general duty for all telecommunications carriers, including wireless providers, to interconnect with other carriers. Congress prescribed a more specific list of interconnection requirements for all LECs including resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation. The FCC has adopted or is considering rules and policies implementing the provisions of the 1996 Act.

    Unless exempted, or granted suspension or modification, incumbent LECs have additional obligations: (a) to negotiate in good faith terms of interconnection;
(b) to comply with more detailed interconnection terms, including non-discrimination and unbundling their network and service components so competitors may provide only those elements they choose to provide; -C- to offer their retail services at wholesale rates to facilitate resale by their competitors; and (d) to allow other carriers to place equipment necessary for interconnection or access on their premises.

    Many of the FCC determinations made to implement the 1996 law and to facilitate competition in local service and other telephone services involve investment and upgrades to TDS LECs' networks. These investments and upgrades include requirements to implement local number portability so subscribers may change to competitors' services without changing their telephone numbers, network signaling information that must be provided to certain other carriers and payphone providers and other changes that require additional investments and expenses. TDS Telecom is seeking to comply with these requirements, and is pursuing policies that provide a fair opportunity to recover its costs, but in some cases is asking for waivers or delayed implementation deadlines. A new law also requires LECs to provide certain communications for law enforcement purposes. The full cost and the adequacy of the government compensation are not yet known, but the LEC industry is pursuing regulatory policies that cover any shortfall in available government compensation.

    As defined in the 1996 Act, TDS Telecom's LEC subsidiaries qualify as rural telephone companies. Therefore, they enjoy an exemption from the incumbent LEC requirements until they receive a bonafide request for interconnection and the state commission lifts the exemption. The FCC has also adopted extensive rules for state commissions to follow in mediating and arbitrating interconnection negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, standards for state commission approval of interconnection agreements and recourse to the FCC if a state commission fails to act. A federal appellate decision striking down FCC pricing regulations for interconnection and several rules that limited the TDS telephone companies' ability to obtain regulatory relief from stricter interconnection requirements for incumbent telephone companies has been taken to the U.S. Supreme Court in petitions for certiorari. TDS cannot predict the outcome of this or the numerous other court and FCC proceedings stemming from the 1996 Act.

    TDS Telecom seeks to maintain and enhance existing revenue streams despite heightened earnings review activity by state regulators and the advent of local exchange competition sparked by the 1996 Act. TDS Telecom is preparing for competition even though its operating subsidiaries remain governed by state regulators. For example, TDS Telecom is seeking the necessary pricing flexibility to adjust its rate structures to a more competitive model. TDS Telecom is also participating in state regulatory and legislative processes to ensure that any telecommunications reform measures treat rural areas fairly and continue to provide sufficient contributions to high cost rural service areas to keep TDS LEC's rates affordable. The ongoing changes in public policy and introduction of competition might affect the earnings of the operating subsidiaries and TDS Telecom is not able to predict the impact.

    While the majority of TDS Telecom's LEC subsidiaries continue to operate in a rate-of-return environment, a number of state commissions are negotiating, or have agreed to alternative regulation plans with LECs. Price regulation, the most common form of alternative regulation, focuses on the price of telecommunication services. TDS Telecom's LEC subsidiaries in Alabama, Arkansas and Michigan are currently operating in a price-regulated environment, whereby the commissions in those states are no longer reviewing earnings. For several years, the RBOCs and some of the nation's larger LECs have operated under an FCC "price cap" plan, where earnings can only be increased through productivity improvements. When LECs achieve a rate of return above an allowed return, taking into account required productivity gains, they must share the excess gains with their customers.

    For 1997, TDS Telecom's telephone subsidiaries have neither elected price caps nor an alternative FCC plan, which was designed for smaller LECs. Instead, the operating subsidiaries will continue to abide by traditional rate-of-return regulation for interstate purposes. Since approximately one-third of TDS Telecom's telephone subsidiaries serve high-cost areas, important averaging mechanisms associated with the NECA pooling process would be lost if

TDS Telecom elected either of the alternatives to traditional rate-of-return regulation. However, the FCC periodically considers whether to initiate a proceeding to lower the allowed rate-of-return for rate-of-return LECs. The FCC also plans to reform the rules that govern how LECs, on their own or through the National Exchange Carrier Association, charge interstate companies for local distribution of their long distance calls. Some of the reforms already adopted for price cap regulated LECs, if expanded to cover the TDS LECs, could reduce the interstate costs recovered.

    NECA is requesting access charge changes from the FCC which would use a "banded" rate structure to help pool members with lower costs charge more competitive rates. The FCC has not acted on this matter yet.

    Access to affordable long-distance service in rural areas was achieved because the FCC ordered AT&T to provide nationwide average rates. As a result of increasing competition, the FCC lifted all regulations relating to AT&T's interstate services in 1996. However, the 1996 Act preserves interstate toll rate averaging and endorses a nationwide policy that interstate and intrastate long- distance rates of all long-distance carriers should not be higher in rural areas than in urban areas they serve. The statute is intended to ensure affordable long distance services even in TDS Telecom's most remote exchanges.

COMPETITION

    The 1996 Act will help introduce a new wave of competition in the telecommunications industry. The 1996 Act embraced competition in telecommunications as a national policy and also started the process of deregulation. The 1996 Act applies expanded interconnection and other requirements to local exchange telephone companies for the purpose of stimulating competition. The Act establishes a framework for local service competition and it establishes different standards for different types of telecommunications carriers. The Act defines rural telephone companies ("RTC") and provides them with an exemption from certain incumbent LEC obligations. All TDS Telecom LECs meet the RTC definition and fall under the exemption. At a minimum, this may delay certain forms of competition occurring in TDS Telecom LEC service areas while additional regulatory issues are resolved. However, some TDS Telecom LECs already face requests, filed by potential competitors, seeking to terminate their exemptions.

    TDS Telecom believes there will eventually be open entry into nearly every aspect of the telephone industry, including local service, interstate and intrastate toll, switched and special access services and customer premises equipment. Accordingly, TDS Telecom expects competition in the telephone business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services. To face this increasing competition, TDS Telecom's strategy is to positioned itself to provide high-quality customer relationships and to provide complete solutions to customers' telecommunication needs.

    To position TDS Telecom as a customer-intimate organization with high-quality customer relationships, TDS Telecom is dedicating resources to establishing a Virtual Business Office ("VBO"). The VBO is an environment that is technically equipped to enable multiple local business offices to perform customer contact functions as if they were a "virtual" office in the eyes of the customer. VBO is TDS Telecom's solution to connect offices together to better use resources and preserve local presence. Through extended availability that coincides with customers' schedules and expectations, VBO will help provide greater market coverage and customer service on the customer's terms. It will also enable the business office teams to deliver high-quality service to the customer through more efficient call answering capabilities, provide continued focused local service to walk-in customers, and leverage voice and customer service application technology.

    TDS Telecom is providing its operating telephone companies with the most advanced central office switching equipment possible in order to offer customers up-to-date technology such as Advanced Calling Services, high-speed data access, ISDN and Internet access and services. TDS Telecom plans to provide its customers bundled service offerings and become a single source for their telecommunications needs. Developing these services also provides an opportunity to provide a greater range of service in both the basic telephony and the more competitive marketplaces. In 1997, TDS Telecom significantly grew its competitive market offerings with products and services like LAN and data structured wiring, Internet access and web hosting, and resale of Direct Broadcast Satellite. TDS Telecom also decided to enter the Madison, Wisconsin market as a facility based competitive local exchange carrier through its subsidiary TDS Metrocom. TDS Metrocom has begun construction of a switched SONET fiber optic network in the Madison area. TDS Metrocom will provide advanced voice and data services to the Madison marketplace in 1998. TDS Telecom will continue to seek additional attractive opportunities in competitive markets during 1998.

                            BROADBAND PCS OPERATIONS

    The Company's broadband PCS operations are conducted through Aerial Communications, Inc. and subsidiaries. Aerial is a provider of Personal Communications Services in the Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus Major Trading Areas. The PCS Markets include approximately 27.6 million population equivalents. Aerial has constructed networks for its PCS Markets using Global System for Mobile Communication ("GSM") technology. Aerial has commenced service in all its markets and serves nearly 65,000 PCS telephones at September 30, 1997. By year end 1997, Aerial expects its system coverage to total approximately 80% of the six MTAs' total population.

THE WIRELESS TELECOMMUNICATIONS INDUSTRY

    OVERVIEW. Wireless service is currently available using analog or digital technology. Most wireless services currently transmit voice and data signals over analog-based networks by varying the amplitude or frequency of one continuous electronic signal transmitted over a single radio channel. Analog technology currently has several limitations, including inconsistent service quality, lack of privacy, limited capacity and less reliability in transferring data without errors. Aerial has chosen GSM, which utilizes a digital technology, for use in the PCS Markets. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This additional capacity, along with improvements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet).

    While digital technology serves generally to reduce transmission interference relative to analog technology, coding methods in the 8 Kb vocoder cellular digital handsets which have been deployed by several digital wireless operators using TDMA technology cause a perceptible decline in voice quality. This gap in voice quality has proven to be a significant barrier to cellular operators attempting to switch their customers from analog to digital service. Manufacturers have developed enhanced 13 Kb vocoder digital handsets for both PCS and digital cellular networks using GSM or CDMA technology and an 8Kb vocoder using TDMA technology. These new handsets are expected to offer digital voice transmission comparable to wireline quality.

    PCS spectrum differs from existing cellular and specialized mobile radio ("SMR") spectrum in three basic ways: frequency, spectrum and geographic division. PCS networks will operate in a higher-frequency range (1850-1990 MHZ) compared to the cellular and SMR frequency (800-900 MHZ). PCS is comprised of 30 or 10 MHZ spectrum versus 25 MHZ spectrum for cellular networks. As a result of the improved capacity of the infrastructure and large allocation of spectrum in the A, B and C PCS frequency Blocks, PCS will have more capacity for new wireless services such as data and video transmission. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs and 493 Basic Trading Areas ("BTAs") as opposed to cellular's 306 Metropolitan Statistical Areas ("MSAs") and 428 Rural Service Areas ("RSAs"). An MTA license generally covers a much larger geographic area than a BTA, MSA or RSA license.

    OPERATION OF WIRELESS NETWORKS. Wireless service areas are divided into smaller geographic areas called "cells", each of which contains an antenna and a base transceiver station ("BTS") consisting of a low-power transmitter, a receiver and signaling equipment. The cells are typically configured on a grid in a honeycomb-like pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. The BTS in each cell is connected by microwave, fiber optic cable or telephone wires to a switching office ("mobile switching center" or "MSC"). The MSC controls the operation of the wireless telephone network for its entire service area, performing inter-BTS hand-offs, managing call delivery to handsets, allocating calls among the cells within the network and connecting calls to local landline telephone systems or to long-distance telephone carriers. Wireless service providers have interconnection agreements with various local exchange carriers and interexchange carriers, thereby integrating the wireless telephone network with landline telecommunications systems. Because two-way wireless networks are fully interconnected with landline telephone networks and long-distance networks, customers can receive and originate both local and long-distance calls from their wireless telephones.

    The signal strength of a transmission between a handset and a BTS antenna declines as the handset moves away from the BTS antenna. The MSC and the BTSs monitor the signal strength of calls in process. When the signal strength of a call declines to a predetermined level, the call may be "handed off" to another BTS that can establish a stronger signal with the handset. If a handset leaves the service area of the wireless service provider, the call is disconnected unless an appropriate technical interface is established to hand off the call to an adjacent service provider's system.

    Operators of wireless networks frequently agree to provide service to customers from other compatible networks who are temporarily located or traveling through the operator's service area. Such customers are called "roamers." Agreements among network operators allocate revenues received from roamers. With automatic roaming, wireless customers are preregistered in certain networks outside their home service area and receive service automatically while they are roaming. Other roaming features permit calls to a customer to follow the customer into different networks, so that the customer will continue to receive calls in a different network just as if the customer were within his or her service area.

    Wireless customers generally are charged separately for monthly access, air time, long-distance calls and custom-calling features (although custom-calling features may be included in monthly access charges in certain pricing plans). Wireless network operators pay fees to local exchange and long-distance telephone companies for access to their networks and toll charges based on standard or negotiated rates. When wireless operators provide service to roamers from other networks, they generally charge roamer air-time usage rates, which usually are higher than standard air-time usage rates for their own customers, and additionally may charge daily access fees. Special, discounted rate roaming arrangements, often between neighboring operators who wish to stimulate usage in their respective territories, provide for reduced roaming fees and no daily access fees.

TECHNOLOGY

    With GSM technology, Aerial offers easy-to-use, interactive menu-driven phones, and advanced features such as caller identification and a smart card, as well as more complex features such as text messaging, which allows the GSM handset to function as a two-way messaging device. In the future, Aerial intends to increasingly emphasize services which are expected to increase the size and scope of the wireless market such as wireless data and information services as well as wireless local loop services. Aerial anticipates that PCS will ultimately offer a competitive alternative to wireline telephone service as PCS networks are constructed and PCS operators form strategic alliances.

    GSM is not compatible with other PCS or cellular technologies. However, compatibility can be achieved through the use of handsets that support multiple technologies. Aerial expects that compatibility between GSM and the existing analog cellular systems will be achieved with the use of dual-mode handsets. Dual-mode handsets are expected to be available in 1998. Because analog cellular service is available nationwide, Aerial expects that PCS customers will be able to roam into service areas served by analog cellular providers.

    To date, seventeen other North American PCS licensees have implemented or announced their intention to utilize the GSM protocol in the construction of their networks. GSM committed providers in the U.S. have licenses to cover approximately 260 million POPs (representing approximately 98% of the population of the United States) and approximately 25 million POPs in Canada, although their can be no assurance that all the licensees will build-out their licensed territory. GSM systems are currently in commercial operation in over 700 North American cities with more than one million customers. Aerial anticipates that its customers will be able to roam substantially throughout the United States, either on other GSM-based PCS networks or by using dual-mode handsets that can also be used on existing cellular networks.

    Aerial is a member of the North American GSM Alliance LLC ("GSM Alliance"), an all-digital wireless PCS network of U.S. and Canadian carriers. The GSM Alliance was established to create a national network and develop seamless wireless communications for customers, whether at home, away or abroad. The GSM Alliance's collaborative efforts focus on serving the wireless customer efficiently by addressing the areas of roaming, customer care, national distribution, and data communications. Aerial is also a part of the GSM North America consortium, which is the North American interest group for the GSM MoU Association. Formed in 1995, GSM North America brings together service providers and equipment manufacturers to identify and resolve issues related to making GSM the premier PCS digital technology.

PRODUCTS AND SERVICES

    Aerial offers coverage in those areas of the PCS Markets where most of the population lives and works. Subsequent construction of its PCS networks will provide urban and suburban coverage which is competitive with that of current cellular operators. Aerial provides roaming capabilities, through agreements with other GSM and cellular operators.

    Aerial's two primary sources of revenues are similar to those available to other cellular system providers. Service revenue primarily consists of charges for access, airtime and value-added services provided to Aerial's retail customers who use the network operated by Aerial, and charges for long-distance calls made on Aerial's systems. Equipment sales revenue consists of the sale of handsets and related accessories to retailers, independent agents and end user customers. At September 30, 1997, Aerial had nearly 65,000 customers. Service revenues and equipment sales revenues totaled $12.9 million and $12.9 million, respectively, for the nine months ended September 30, 1997.

    Aerial provides the following services and features:

    THE SMART CARD. GSM technology employs a Smart Card which contains a microchip containing detailed information about a customer's service profile. The Smart Card allows Aerial to initiate services or change a customer's service package from a remote location. The Smart Card also allows customers to roam onto other participating GSM-based networks by using their cards in handsets compatible with the local network.

    FEATURE-RICH HANDSETS. As part of its basic service package, Aerial provides easy-to-use, interactive menu-driven phones that enable customers to utilize the features available in a GSM network. These handsets primarily use words and easy-to-use menus rather than numeric codes to operate handset functions such as call-forwarding, call-waiting and text messaging.

    SHORT TEXT MESSAGING. GSM technology allows for the capability to send and receive short text messages, similar to two-way radio paging services. This service allows Aerial to offer a quicker and less expensive form of wireless communication when a full conversation is not necessary.

    ENHANCED SECURITY. Aerial's service provides greater security from eavesdropping and cloning than existing wireless service. Greater conversation security is provided by the encryption code of the digital GSM signal. Greater fraud protection is provided because GSM handsets require the use of a Smart Card with a sophisticated authentication scheme, the replication of which is virtually impossible.

    As the market for wireless telecommunications services continues to develop, Aerial expects to offer advanced wireless applications such as mobile data services, wireless private branch exchange applications, wireless local loop services and other individually customized wireless products and services.

MARKETING AND DISTRIBUTION

    Aerial's marketing objective is to create demand for its PCS service by clearly differentiating its service offerings. Aerial believes the strength of its marketing efforts will be a key contributor to its success. Aerial has developed overall marketing strategies as well as certain, specific local marketing strategies for each PCS Market.

    Aerial's mass marketing efforts emphasize the value of Aerial's high-quality, innovative services and are supported by heavily promoting the Aerial brand name. This is supported by a substantial advertising program.

    Aerial offers its services and products through traditional cellular sales channels as well as through new, lower cost channels. Aerial utilizes traditional sales channels which include mass merchandisers and retail outlets, company retail stores, sales agents and a direct sales force. National distributors include Best Buy, Circuit City, Office Depot, Office Max and Radio Shack in certain markets. Aerial currently also distributes its services and products through over 50 company retail locations (mall stores, strip mall stores and kiosks). Based in part upon the remote activation feature of the GSM Smart Card, Aerial also intends to develop distribution innovations such as simplified retail sales processes and lower-cost channels which include inbound telesales, affinity marketing programs, neighborhood sales and on-line sales.

AERIAL'S PCS MARKETS

    The PCS markets cover large areas which, in general, have attractive demographic characteristics including growing populations, high population densities, favorable commuting patterns, high median household incomes and favorable business climates. Aerial believes the geographic diversity of the PCS markets mitigates adverse consequences which may result from an economic slowdown in one particular region.

COMPETITION

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades to existing analog cellular networks, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. Accordingly, Aerial expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Aerial will compete directly with up to five other PCS providers in each of its PCS Markets. The other successful bidders in the FCC's broadband Block A and Block B PCS auction in each of the six PCS Markets were PCS PrimeCo (Houston and Tampa-St. Petersburg-Orlando), Sprint Spectrum (Minneapolis, Pittsburgh and Kansas City) and AT&T Wireless Services, Inc. (Columbus). Aerial also expects that existing cellular providers in the PCS Markets, most of which have an infrastructure in place and have been operational for a number of years, will upgrade their networks to provide comparable services in competition with Aerial. Principal cellular providers in the PCS Markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Corporation, AirTouch Communications, Inc., Southwestern Bell, Bell Atlantic-NYNEX Mobile and Ameritech Cellular. Additionally, Aerial competes with SMR provider Nextel Communications, Inc. in each of its six PCS Markets.

    Aerial also expects to compete with other communications technologies that now exist, such as paging, enhanced specialized mobile radio ("ESMR") and global satellite networks, and expects to compete with cellular and PCS resellers. In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers and with cable operators who expand into the offering of traditional communications services over their cable systems. In addition, Aerial may face competition from technologies that may be introduced in the future.

    All of such competition is expected to be intense. There can be no assurance that Aerial will be able to compete successfully in this environment or that new technologies and products that are more commercially effective than Aerial's technologies and products will not be developed. In addition, many of Aerial's competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of Aerial and have significantly greater experience than Aerial in testing new or improved telecommunications products and services and obtaining regulatory approvals. Some competitors are expected to market other services, such as cable television access, with their wireless telecommunications service offerings. Several of Aerial's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States.

    Handsets used for GSM-based PCS networks will not be automatically compatible with cellular systems, and vice versa. Aerial expects dual-mode handsets to be available in 1998, which will permit its customers to roam by using the existing cellular wireless network in other markets. Until then, this lack of interoperability may impede Aerial's ability to attract current cellular customers or potential new wireless communication customers that desire the ability to access service providers in several markets.

    Aerial anticipates that market prices for two-way wireless services generally will decline in the future based on increased competition. Aerial will compete to attract and retain customers principally on the basis of services and enhancements, its customer service, the size and location of its service areas and pricing. Aerial's ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors, which could adversely affect Aerial's operating margins.

REGULATION

    REGULATORY ENVIRONMENT. The FCC regulates the licensing, construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the Communications Act, and the rules, regulations and policies promulgated by the FCC thereunder. Under the Communications Act, the FCC is authorized to allocate, grant and deny licenses for PCS frequencies, establish regulations governing the interconnection of PCS networks with wireline and other wireless carriers, grant or deny license renewals and applications for transfer of control or assignment of PCS licenses, and impose forfeitures for violations of FCC regulations.

    In addition, the 1996 Act, which amended the Communications Act, mandates significant changes in existing telecommunications rules and policies to promote competition, ensure the availability of telecommunications services to all parts of the nation and to streamline regulation of the telecommunications industry to remove regulatory burdens, as competition develops and makes regulation less necessary. The FCC promulgated and continues to promulgate regulations governing construction and operation of wireless providers, licensing (including renewal of licenses) and technical standards for the provision of PCS services under the Communications Act, and is implementing the legislative objectives of the 1996 Act, as discussed below.

    PCS LICENSING. The FCC established PCS service areas in the United States and its possessions and territories based upon Rand McNally's market definition of 51 MTAs comprised of 493 smaller BTAs. Each MTA consists of at least two BTAs.

    The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks ("A" and "B" Blocks) licensed for each of the 51 MTAs, one 30 MHz block ("C" Block) licensed for each of the 493 BTAs, and three 10 MHz blocks ("D," "E" and "F" Blocks) licensed for each of the 493 BTAs. A PCS license has been awarded for each MTA and BTA in every block, for a total of more than 2,000 licenses. This means that in any PCS service area as many as six licensees could be operating separate PCS networks. Under the FCC's rules, a broadband PCS licensee may own combinations of licenses with total aggregate spectrum coverage of up to 45 MHz in a single geographic area. The FCC adopted comprehensive rules that outlined the bidding process, described the bidding application and payment process, established penalties for certain bid withdrawals, default or disqualification and established regulatory safeguards.

    On November 9, 1995, in Cincinnati Bell Telephone Co. v. FCC (Case No. 94-3701/4113), the United States Court of Appeals for the Sixth Circuit granted two petitions for review of an FCC order that had barred certain common ownership of cellular and PCS interests in the same market, and remanded the case to the FCC for further proceedings. Neither of the two petitioners had been barred by cross interests from applying for any of the authorizations the FCC later granted to Aerial. Aerial is watching the FCC proceedings closely.

    The grants of licenses to Aerial are conditioned upon timely compliance with the FCC's build-out requirements, I.E., coverage of one-third of the population of a PCS market within five years of initial license grant and coverage of two-thirds of that population within ten years.

    The FCC also imposes a requirement that all licensees register and obtain FCC registration numbers for all of their antenna towers which require prior FAA clearance. Aerial is currently engaged in this registration process. All new towers must be registered at the time of construction.

    The FCC licenses granted to Aerial are issued for a ten-year period expiring June 23, 2005 and may be renewed. In the event challengers file competing applications in response to any of Aerial's renewal filings, the FCC has rules and policies providing that the application of the licensee seeking renewal will be granted and the application of the challenger will not be considered in the event that the broadband PCS licensee involved has (i) provided "substantial" performance, which is defined as "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal" and (ii) substantially complied with FCC rules, policies and the Communications Act. Although Aerial is unaware of any circumstances which would prevent the approval of any future renewal applications, there can be no assurance that Aerial's licenses will be renewed by the FCC in the future. Moreover, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or revoke or modify licenses.

    The FCC has proceedings in process which could open up other frequency bands for wireless telecommunications and PCS-like services. There can be no assurance that such proceedings will not result in additional wireless competition.

    In addition, there are citizenship requirements, assignment requirements and other federal regulations and requirements which may affect the business of Aerial.

    RECENT EVENTS. There are certain regulatory proceedings currently pending before the FCC which are of particular importance to the broadband PCS industry.

    In one proceeding, the FCC has imposed new "enhanced 911" regulations in broadband PCS systems to determine the precise location of the person making the emergency call. The new rules require broadband PCS providers to work with local public safety officials to process 911 calls, including those made from mobile telephones not registered with the broadband PCS provider, and to meet phased deadlines for implementing these capabilities.

    The FCC has adopted a limited expansion of the obligation of cellular carriers to serve the subscribers of broadband PCS providers, among others, even though the subscribers involved have no pre-existing service relationship with that carrier. Under these new policies, broadband PCS providers may offer their subscribers handsets which are capable of operating over broadband PCS and cellular networks so that when their subscribers are out of range of broadband PCS networks, they will be able to obtain non-automatic access to cellular networks. The FCC expects that implementation of these roaming capabilities will promote competition between broadband PCS and cellular service providers.

    The FCC has adopted requirements which will make it possible for subscribers to retain, at the same location, their existing telephone numbers when they switch from one service provider to another. This numbering portability will include switching between LEC and other wireline providers, between wireless service providers and between LEC/wireline and wireless providers. LECs have implementation deadlines by the end of 1998. Broadband PCS, cellular and certain other wireless providers have phased implementation deadlines in 1998 and 1999.

    Beginning in October 1997, broadband PCS systems, which previously were "categorically excluded" from having to evaluate their facilities to ensure their compliance with federal "radio frequency" (RF) radiation requirements, were made subject to those requirements. After October 1997, all new broadband PCS facilities must be in compliance when they are brought into service.

    The FCC is also proceeding to implement the 1996 Act. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a Federal-state Joint Board. Much of this implementation is proceeding in numerous, concurrent proceedings with aggressive deadlines. Aerial cannot predict the full extent and nature of developments of the 1996 Act, which will depend, in part, upon interrelationships among state and federal regulators.

    The primary purpose and effect of the new law is to open all telecommunications markets to competition-including local telephone service. The 1996 Act makes most direct or indirect state and local barriers to competition unlawful. It directs the FCC to preempt all inconsistent state and local laws and regulations, after notice and comment proceedings. It also enables electric and other utilities to engage in telecommunications service through qualifying subsidiaries.

    Only narrow powers over competitive entry are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provision and necessary for universal services, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices of state and local regulators.

    Since enactment, the FCC has adopted orders implementing the local competition provisions of the 1996 Act. The FCC found that broadband PCS and certain other wireless providers are entitled to reciprocal compensation, may not be charged for LEC-originated traffic or for code opening/per-number fees, and may obtain LEC interconnection subject to the terms of the 1996 Act. Appeals were taken to the United States Court of Appeals for the Eighth Circuit from these FCC orders by numerous parties alleging that the FCC has exceeded its statutory mandate, among other matters. On July 18, 1997, the Eighth Circuit vacated the FCC's rules prescribing interim rates for reciprocal compensation because it has held that the 1996 Act requires that rate issues are to be decided by the states. It upheld the authority of the FCC to order LECs to interconnect with broadband PCS and other wireless providers and to issue rules relating to certain terms of interconnection between LECs and such providers.

    The 1996 Act establishes principles and a process for implementing a modified "universal service" policy. This policy seeks nationwide, affordable service and access to advanced telecommunications and information services. It calls for reasonably comparable urban and rural rates and services. The 1996 Act also requires universal service to schools, libraries and rural health facilities at discounted rates. In a series of Orders adopted in May, July and August, 1997, the FCC established universal service support mechanisms which require telecommunications providers, including all wireless carriers, to contribute. Aerial has made the required Universal Service Worksheet filings and expects to make the required periodic payments starting in the first quarter of 1998.

    STATE AND LOCAL REGULATION. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues and transfers of control, among other matters. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

    The FCC has pending numerous petitions for pre-emption of state and local regulations which allege such regulations prohibit or impair the provision of interstate or intrastate telecommunications services. It has also requested public comment on a petition requesting pre-emption of moratoria imposed by state and local governments on siting of telecommunications facilities, the imposition of state taxes on the gross receipts of CMRS providers and other proposed state taxes based on the asset value of CMRS licenses awarded by the FCC. The FCC has been actively involved in educating state and local regulatory and zoning authorities as to the prohibitions in the 1996 Act against the creation of unreasonable and discriminatory zoning, taxation or other barriers to new wireless providers.

    The FCC is required to forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

    Aerial and its subsidiaries have been and intend to remain active participants in proceedings before the FCC and before state and local regulatory and zoning authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. Aerial is unable to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings.

                            RADIO PAGING OPERATIONS

    The Company manages its radio paging business through American Paging, Inc. and subsidiaries. American Paging provides wireless communications messaging services in the United States with operations concentrated in Florida and in the Mid-Atlantic and Midwest regions.

WIRELESS MESSAGING INDUSTRY

    Wireless communications messaging technology uses an assigned radio frequency, licensed by the FCC, to contact a customer within a geographic service area. Subscriber devices are small, lightweight, easy-to-use, battery-operated devices which receive messages by the broadcast of a radio signal. To contact a customer, a message is initiated by placing a telephone call to the customer's subscriber device number or through computer software which enables a computer to transmit a text message via the modem line. The message is received by a computerized paging switch which generates a signal sent to microprocessor-controlled radio transmitters within the service area. These radio transmitters are connected to the paging terminal either through land-line or satellite links. The transmitters broadcast a digital or analog signal that is received by the pager and delivered as alphanumeric text, numerical display, tone or voice message.

    The wireless messaging industry started in 1949 when the FCC allocated certain radio frequencies for exclusive use in providing one-way and two-way types of mobile communications services. The industry grew slowly during its first thirty years as the quality and reliability of equipment was developed and the market began to perceive the benefits of wireless communications. Until the 1980s, the industry was highly fragmented with a large number of small, local operators. During that decade, acquisitions of many firms by regional telephone companies and others greatly consolidated the industry. Several large industry acquisitions have occurred in the 1990s which has resulted in further consolidation of the paging industry.

    Manufacturers of subscriber devices and transmission equipment have produced innovative technological advances which are expected to continue to broaden the potential market size for wireless messaging services and support the industry's rapid growth rate. Micro circuitry, liquid crystal display technology and digital signal processing have all expanded the capability and capacity of messaging services while reducing equipment and air-time costs and equipment size. Narrowband Personal Communication Services ("PCS") technology is expected to greatly expand the messaging capacity of the infrastructure and provide advanced two-way messaging and data services.

    Recent technological innovations in subscriber devices and transmission protocols have resulted in the development of acknowledgment paging and two-way paging. In acknowledgment paging, the subscriber devices can initiate a return message to the original message sender, informing him or her that the message was successfully received. In two-way paging, the subscriber devices enable the user to initiate, receive and/or reply to messages and pages through a built-in keyboard and miniaturized transmitter. In addition, the subscriber devices can communicate with other devices such as pagers, fax machines, and computers through electronic mail addresses.

    The following table summarizes certain information about American Paging's operations.

                                                  NINE MONTHS
                                                  ENDED OR AT                   YEAR ENDED OR AT DECEMBER 31,
                                                 SEPTEMBER 30,   -----------------------------------------------------------
                                                      1997          1996         1995         1994        1993       1992
                                                 --------------  -----------  -----------  -----------  ---------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
Pagers in service..............................        792,800       777,400      784,500      652,800    460,900    322,200
Total revenues.................................   $     71,758   $   104,187  $   107,150  $    92,065  $  75,363  $  54,716
Depreciation and amortization expense..........         23,658        33,777       24,692       17,178     13,392     10,412
Operating (loss)...............................        (24,845)      (36,626)      (8,997)        (169)      (721)    (5,447)
Additions to property and equipment............         13,594        32,517       26,527       28,966     21,454     14,277
Identifiable assets............................   $    142,569   $   153,374  $   159,170  $   146,107  $  74,923  $  57,080

DEVELOPMENT

    American Paging's business strategy is to enhance the customers' business and solve their communications problems by utilizing quality employees and leading-edge wireless messaging technology while creating excellent returns for shareholders. American Paging also strives to be a company that people enjoy doing business with through consistent positive customer interactions. American Paging's business strategy is based on the following elements:

    QUALITY CUSTOMER SERVICE. American Paging's centralized Customer Telecare Center ("CTC") located in Oklahoma City, Oklahoma can provide full customer service to the entire customer base 24-hours-per-day, seven-days-per-week. Customer service representatives at the CTC, which are organized based on geographic regions, have the capability to fulfill sales orders, add additional services and answer technical and billing questions. American Paging experienced difficulties in converting to the CTC in 1996, but has gradually improved customer satisfaction levels throughout 1997 as a result of improvements in customer communication and workflow processes.

    SPECTRUM DEVELOPMENT. American Paging owns five regional narrowband PCS licenses which provide coverage equivalent to that of a nationwide license. Each of the five licenses consists of a 50 kHz outbound channel on frequency 930.625 MHZ paired with a 12.5 kHz return channel on frequency 901.80625 MHz. During 1997, American Paging launched North America's first commercial two-way paging network utilizing the ReFLEX25-Registered Trademark-protocol in Pittsburgh, Pennsylvania. Testing of the network occurred in the second half of 1997 with commercial sales expected during the first quarter of 1998. The licenses enable American Paging to introduce two-way wireless messaging communications services including acknowledgment paging, data and telemetry services, wireless e-mail and digitized voice messaging. These services will be initially available in the Western Pennsylvania market with potential expansion throughout the rest of the United States.

    American Paging also owns an exclusive nationwide Private Carrier Paging ("PCP") channel on frequency 929.3375 MHZ. American Paging believes this license will enable it to offer competitive regional and nationwide wireless messaging services. American Paging's Minnesota, Oklahoma, Texas and Washington, DC systems currently utilize this frequency.

    The narrowband PCS licenses and the PCP license will provide American Paging with significant spectrum capacity upon which to offer future wireless messaging services. Significant funds will be required as American Paging proceeds with development of its narrowband PCS licenses and PCP license. There can be no assurance that American Paging will be successful in developing these licenses due to such factors as the inability to obtain sufficient financing at a reasonable cost, availability of the supporting infrastructure and related subscriber device equipment, competition, regulatory developments or other factors.

    TECHNOLOGICAL LEADERSHIP. American Paging invests in state-of-the-art communication network technology which provides high transmission quality, data speed and system capacity, while also providing strong system management tools which allow American Paging to efficiently and effectively operate the systems. American Paging utilizes FLEX-Registered Trademark- protocol technology for all new transmitters installed on its one-way networks which increases system capacity and will allow a more cost effective migration to narrowband PCS technology and other future wireless messaging services. American Paging also utilizes satellite-based digital technology which reduces maintenance and eliminates more expensive terrestrial radio links, site costs and repeater equipment. American Paging's satellite-controlled systems cover portions of Arizona, Minnesota, Wisconsin, Illinois, Oklahoma, Florida, Texas and Washington, DC. American Paging is converting all other wide-area systems to this satellite-based digital technology.

    In order to reduce the cost of providing service, American Paging implemented a plan in 1997 to migrate the existing customer base from its current 19 frequencies and 43 networks to no more than three frequencies supported by six nationwide networks. During this three to four year migration period, American Paging expects to dismantle and sell some of the older, less efficient systems. In addition, American Paging intends to relocate some existing transmitters to more heavily populated areas in order to expand coverage, improve quality and gain new customers.

PAGING OPERATIONS

    American Paging provides local, statewide, regional and nationwide advanced, one-way digital wireless messaging communications services to customers in 21 states and the District of Columbia through its 35 sales and service offices. American Paging offers local and regional paging coverage throughout Florida, the Midwest (including all or parts of Minnesota, Wisconsin, Missouri, Illinois, Indiana and Kentucky), the Mid-Atlantic (including all or parts of Maryland, Pennsylvania, Virginia and Washington, D.C.) and in portions of Oklahoma, Texas, Arizona and Utah. One-way paging services are also offered in portions of Ohio, Iowa and Southern California, through various transmitter-sharing agreements with nonaffiliated service providers. American Paging expects to begin commercial sales on its two-way network in the Western Pennsylvania in the first quarter of 1998. Nationwide one-way and two-way paging services are offered through American Paging's alliances with nonaffiliated service providers.

    Generally, a one-way wireless messaging system consists of a control center, transmitters and dedicated links (wire, fiber optic, radio, or satellite) between the control center and the transmitters and the subscriber devices themselves. The control center is interconnected with the public switched telephone network ("PSTN") and receives messages from landline telephones. Messages received at the control center are matched to each subscriber device's unique telephone number, or "cap code," translated into digital signals and forwarded over dedicated links to transmitters that broadcast the message over a specified frequency. If the subscriber device to which the message is directed is in the transmitter coverage area, it will recognize its "cap code" and indicate to its wearer that it has received a message.

    A one-way wireless messaging system can be migrated to a two-way system through modification of the control center and additional receivers. The new network configuration provides continuity between existing one-way transmitters and receivers and the narrowband PCS network. The network configuration also provides the receiver network for return messages generated from two-way subscriber devices. The narrowband PCS network will be capable of services such as guaranteed delivery, short response messaging and gateways to the Internet.

    A paging operator is generally assigned a block of numbers by the local telephone company in its service area. These numbers are assigned to individual subscriber devices. When the number assigned to the subscriber device is called from the PSTN, messages can be transmitted automatically by terminal equipment in the control center without the intervention of a live operator.

    American Paging currently provides four types of subscriber devices in all of its markets: alphanumeric text display, numeric, tone and voice. Alphanumeric text display service allows customers to receive, store and display full text messages, consisting of both numbers and letters up to 240 characters long, which are sent from either a data entry device, message dispatch operator or via computer modem through messaging software. A numeric display pager permits a caller to transmit to the customer a numeric message that may consist of a telephone number, an account number or coded numeric information. It has the memory capability to store several such numeric messages which can be recalled by the customer when desired. A tone pager notifies the customer that a message has been received by emitting an audible beep, displaying a flashing light or vibrating. In the case of voice service, the notification is followed by a brief voice message.

MARKETING STRATEGY

    American Paging directs its marketing efforts at value-oriented customers who appreciate its high degree of technical reliability and high level of customer service. American Paging's marketing strategy is designed to increase market share and operating cash flow by achieving rapid growth at modest cost per net customer unit added. Continuing quality improvements, including new services and products, help stimulate this growth while controlling costs.

    American Paging generates its revenues from (I) service usage billed on a flat-rate or measured-service basis, (ii) subscriber device rentals, (iii) subscriber device warranties, maintenance and repair, (iv) loss protection, (v) voice mail usage on a flat-rate or measured-service basis, (vi) activation fees,
(vii) the sale of subscriber device accessories and (viii) service usage of value-added services such as information services, text dispatching, second telephone numbers or group calls. Service to end users is provided directly by American Paging in most cases.

    American Paging markets its services directly through its direct sales force, company-owned retail stores, and indirectly through third-party resellers and agents. The direct sales staff is responsible for the development of large and medium business accounts and for the promotion of nationwide paging services. Company-owned retail stores focus on serving consumer and small business accounts as do indirect agents. American Paging sells subscriber devices to agents at a small mark-up or at cost. Agents then sell the subscriber devices to customers who purchase the services directly from American Paging. American Paging provides sales support to its agents, including promotional material and end-user information.

    American Paging provides services under marketing agreements with third-party marketing organizations, or resellers. American Paging offers air time in bulk quantities at wholesale rates to resellers who then "re-sell" the air time to end users at a mark-up. Resellers incur the cost to acquire customers as well as to service, bill and collect revenues from the customer. They also assume the cost of the subscriber device for those who lease rather than purchase.

COMPETITION

    American Paging faces significant competition in all of its markets. Competition for subscribers in most geographic markets American Paging serves is based primarily on price, quality of services offered and the geographic area covered. A number of American Paging's competitors, which include local, regional and national paging companies and certain regional telephone companies, possess greater financial, technical and other resources than American Paging. Moreover, certain competitors in the wireless messaging business offer wider coverage in certain geographic areas than does American Paging and certain competitors follow a low-price discounting strategy to expand market share. If any of such companies were to devote additional resources to the wireless messaging business or increase competitive pressure in American Paging's markets, American Paging's results of operations could be adversely affected.

    A number of wireless communication technologies, including cellular telephone service, broadband PCS, enhanced SMR and others, are competitive forms of technology used in, or projected to be used for, wireless two-way communications. Cellular telephone technology provides an alternative communications system for customers who are frequently away from fixed-wire or landline communications systems (i.e., ordinary telephones). American Paging believes that paging will remain one of the lowest-cost forms of wireless messaging due to the low-cost infrastructure associated with paging systems, as well as advances in technology that will provide for reduced paging costs.

    Broadband PCS technology is currently available in selected markets and development continues in many other markets throughout the United States. Broadband PCS Technology is similar in design to cellular technology and will offer increased capacity for wireless two-way communication as well as short-text messaging. Accordingly, this technology is expected to result in increased competition for American Paging.

    American Paging believes the services offered by narrowband PCS technology will be complementary to the services and functionality of cellular and broadband PCS. Future technological developments in the wireless telecommunications industry and the enhancement of current technologies will likely create new products and services that are competitive with the wireless messaging services currently offered by American Paging. There can be no assurance that American Paging would not be adversely affected by such technology changes.

REGULATION

    REGULATORY ENVIRONMENT. American Paging's paging operations are subject to regulation by the FCC and by state regulatory agencies. The FCC exercises broad authority to regulate market entry and rates and shares responsibilities with state regulatory authorities over a broad range of other matters.

    The construction, operation and transfer of American Paging's systems in the United States are regulated to varying degrees by the FCC pursuant to the Communications Act. In addition, the 1996 Act, which amended the Communications Act, mandates significant changes in existing telecommunications rules and policies to promote competition, ensure the availability of telecommunications services to all parts of the nation and to streamline regulation of the telecommunications industry to remove regulatory burdens, as competition develops and makes regulation unnecessary. The FCC has promulgated regulations governing construction and operation of wireless systems, licensing (including renewal of licenses) and technical standards for the provision of wireless services under the Communications Act, and is implementing the legislative objectives of the 1996 Act, as discussed below.

    LICENSING. The FCC is responsible for awarding licenses for radio frequencies used by American Paging and its subsidiaries to provide its one-way and two-way message and other service offerings. It also establishes and enforces the licensing, technical and operating rules which govern operations on those frequencies, the terms and conditions under which the wireless systems of American Paging and its subsidiaries are interconnected with and obtain services and facilities from other service providers such as local exchange carriers and others with respect to interstate services and adjudicates any consumer or other complaints filed under the Communications Act with respect to service providers subject to its jurisdiction. The FCC also imposes a requirement that all licensees register and obtain FCC registration numbers for all of their antenna towers which require prior FAA clearance. American Paging is currently engaged in this registration process. All new towers must be registered at the time of construction.

    The FCC licenses granted to American Paging are issued for up to ten years at the end of which time renewal applications must be filed with the FCC. Most of American Paging's current licenses expire between 1998 and 2001. FCC renewals are generally granted so long as American Paging is in compliance with FCC regulations. Although American Paging is unaware of any circumstances which would prevent the approval of any pending or future renewal applications, no assurance can be given that American Paging's licenses will be renewed by the FCC in the future. Moreover, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or revoke or modify licenses. No license granted to American Paging has ever been involuntarily revoked or modified.

    The Communications Act requires licensees, such as American Paging, to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license, or any rights thereunder. The Communications Act also requires prior approval by the FCC of acquisitions of other paging companies by American Paging. The FCC has approved all transfers of control for which American Paging has sought approval. American Paging also routinely applies for FCC authority to use frequencies, modify the technical parameters of existing licenses, expand its service territory and provide new services. Although there can be no assurance that any future requests for approval or applications filed by American Paging will be approved or acted upon in a timely manner by the FCC, or that the FCC will grant the relief requested, American Paging has no reason to believe that any such requests, applications or relief will not be approved or granted.

    Pursuant to 1993 amendments to the Communications Act, a paging service is classified as a CMRS, to the extent that it is a service offered to the public, for a fee, which is interconnected to the public switched telephone network. These 1993 amendments prohibit state and local authorities from limiting CMRS market entry and regulating CMRS rates.

    RECENT EVENTS. The FCC adopted certain significant decisions during 1997. In one decision, the FCC amended its environmental protection rules to adopt new guidelines and procedures for evaluating the environmental effects of RF emissions. Beginning in October 1997, paging systems, which previously were "categorically excluded" from having to evaluate their facilities to ensure their compliance with federal "radio frequency" (RF) radiation requirements, were made subject to those requirements. After October 1997, all new paging facilities must be in compliance when they are brought into service.

    In addition, in February of 1997, the FCC adopted market area licensing rules to replace site-by-site licensing of paging base stations and granted nationwide exclusive authority for American Paging to operate on 929.3375 MHZ under those new rules. The FCC has also recently announce its intention to hold spectrum auctions for 929/931 MHZ paging channels in 1998.

    The FCC also established a phased program which requires per-call compensation to be paid to pay-phone service providers by subscribers to 800 numbers, among others. American Paging and numerous other paging providers who offer 800 number calling features as a means of accessing their networks will be required to compensate pay phone service providers under these new requirements.

    During 1997 the FCC implemented significant changes in existing regulation of the telecommunications industry under the 1996 Act. Some of these specific changes, potentially affecting CMRS providers, including paging and narrowband PCS providers, are summarized below.

    The primary purpose and effect of the new law is to open all telecommunications markets to competition. The 1996 Act makes most direct or indirect state and local barriers to competition unlawful. It directs the FCC to preempt all inconsistent state and local laws and regulations, after notice and comment proceedings. It also enables electric and other utilities to engage in telecommunications service through qualifying subsidiaries.

    Only narrow powers over competitive entry are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provision and necessary for universal services, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices in rural telephone company service areas.

    Since enactment, the FCC has adopted orders implementing the local competition provisions of the 1996 Act. The FCC found that certain wireless providers are entitled to reciprocal compensation, may not be charged for LEC-originated traffic or for code opening/per-number fees, and may obtain LEC interconnection subject to the terms of the 1996 Act. Appeals were taken to the United States Court of Appeals for the Eighth Circuit from these FCC orders by numerous parties alleging that the FCC has exceeded its statutory mandate, among other matters. On July 18, 1997, the Eighth Circuit vacated the FCC's rules prescribing interim rates for reciprocal compensation because it has held that the 1996 Act requires that rate issues are to be decided by the states. It upheld the authority of the FCC to order LECs to interconnect with paging and other wireless providers and to issue rules relating to certain terms of interconnection between LECs and such providers.

    The 1996 Act establishes principles and a process for implementing a modified "universal service" policy. This policy seeks nationwide, affordable service and access to advanced telecommunications and information services. It calls for reasonably comparable urban and rural rates and services. The 1996 Act also requires universal service to schools, libraries and rural health facilities at discounted rates. The FCC has now concluded proceedings to address recommendations made by the joint board with respect to the implementation of the universal service provisions of the 1996 Act, including, among other issues, the size of the universal service fund and the assessment mechanism to determine how much individual wireless carriers will be required to contribute. In a series of Orders adopted in May, July and August, 1997, the FCC established universal service support mechanisms which require telecommunications providers, including all wireless carriers, to contribute. American Paging has made the required Universal Service Worksheet filings and expects to make the required periodic payments starting in the first quarter of 1998.

    STATE AND LOCAL REGULATION. The scope of state regulatory authority, while excluding market entry and rate regulation, covers such matters as the terms and conditions of interconnection between local exchange carriers and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities setup issues and transfers of control, among other matters. In these areas, particularly the terms and conditions of interconnection between local exchange carriers and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

    The FCC has pending numerous petitions for pre-emption of state and local regulations which allege such regulations prohibit or impair the provision of interstate or intrastate telecommunications services. It has also requested public comment on a petition requesting pre-emption of moratoria imposed by state and local governments on siting of telecommunications facilities, the imposition of state taxes on the gross receipts of CMRS providers and other proposed state taxes based on the asset value of CMRS licenses awarded by the FCC.

    The FCC is required to forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

    American Paging and its subsidiaries have been and intend to remain active participants in proceedings before the FCC and, through its membership in state associations of wireless providers, before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. American Paging is unable to predict the scope, pace or financial impact of policy changes which could be adopted in these proceedings.

                                   EMPLOYEES

    The Company enjoys satisfactory employee relations. As of September 30, 1997, 8,638 persons were employed by the Company, 155 of whom are represented by unions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    Telephone and Data Systems, Inc. ("TDS" or the "Company") provides high-quality telecommunications services to over 2.3 million cellular telephone, telephone and radio paging customer units in 37 states and the District of Columbia.

    The accompanying financial statements present the results of operations of the Company's three primary businesses: United States Cellular Corporation ("U.S. Cellular"), an 80.6%-owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"), a wholly owned subsidiary, and American Paging, Inc. ("American Paging"), an 82.3%-owned subsidiary, as well as its developing personal communications services ("PCS") business, Aerial Communications, Inc. ("Aerial", formerly American Portable Telecom, Inc.), an 82.8%-owned subsidiary.

    TDS's long-term business development strategy is to expand its operations through internal growth and acquisitions, and to explore and develop telecommunications businesses that management believes utilize TDS's expertise in customer-based telecommunications.

1996 MAJOR ACCOMPLISHMENTS

    The Company made substantial progress during 1996 with excellent growth in the cellular business and the rapid build out of the PCS business. The telephone business continues to produce steady returns and strong cash flow, while the paging business posted disappointing results.

    U.S. Cellular continued its rapid growth during 1996. Customer units increased 51%, exceeding the 1,000,000 mark, following a 69% increase in 1995. The increase in customer units drove a 44% increase in revenues, a 48% increase in cash flow and a 104% increase in operating income. The sale of non-strategic cellular interests generated gains of $132.7 million and cash proceeds of $213.0 million. Capital expenditures to add cell sites, expand coverage and add capacity totaled $219.4 million and expenditures for acquisitions totaled $56.1 million.

    Aerial made substantial progress building its business this year. The focus for 1996 was directed toward recruiting an experienced management team, developing and executing a business plan, raising capital, and designing and constructing networks in each of its markets. These activities significantly increased expenses in 1996. PCS development expenses (included in "Investment and Other Income (Expense)") increased to $43.9 million in 1996 from $7.8 million in 1995. Aerial had no revenues in 1996 as commercial service is not expected to begin until March 1997.

    Aerial's investment in property and equipment, including network design and equipment, site acquisition and information system development costs, totaled $312.6 million in 1996. To finance the development of its business, Aerial completed an initial public offering in 1996 raising $195.3 million. Aerial also negotiated a $200 million vendor financing arrangement for digital radio channel and switching infrastructure equipment.

    TDS Telecom continues to provide steady growth in revenues and cash flow. Telephone access lines increased 14% resulting in a 13% increase in operating revenues, a 10% increase in cash flow and a 5% increase in operating income. TDS Telecom's investment in outside plant facilities and upgrades of recently acquired companies for new customer growth and new digital switches totaled $144.4 million, and expenditures for acquisitions totaled $88.1 million.

    American Paging posted disappointing results for the year. During the third quarter of 1995, American Paging launched a comprehensive restructuring initiative relative to its sales and customer service organization. The objectives of the restructuring were to increase sales through the direct distribution channel, improve customer mix, lower administrative costs and improve customer service.

    The disruptions caused by the restructuring were more severe than anticipated. Customer service and sales support was affected due to the elimination of field service employees and problems with the customer management and billing system. Sales and marketing activities, hurt by a high level of employee turnover, produced no customer growth resulting in a 3% decline in revenue. The decline in revenues combined with a 21% increase in operating expenses caused operating losses to jump to $36.6 million in 1996 from $9.0 million in 1995.

    To address these problems, American Paging appointed a new senior management team, including a new President and CEO. The senior management team is in the process of implementing a plan in 1997 centering on building a high quality, focused sales and marketing organization, creating new, goal-oriented distribution channel and pricing strategies, consolidating current systems to reduce the cost of service and continually improving customer care practices.

RESULTS OF OPERATIONS

    Telephone and Data Systems, Inc. reported net income available to common of $126.3 million, or $2.08 per share, in 1996 compared to $102.0 million, or $1.74 per share, in 1995 and $58.0 million, or $1.06 per share, in 1994. Results of operations primarily reflects significant cellular business unit growth and steady telephone operations growth. Results of operations were negatively impacted by Aerial's development costs as it proceeds to develop and construct its PCS networks, as well as the losses incurred by American Paging. Gains on sales of non-strategic cellular interests and other investments had a significant impact on net income in 1996 and 1995.

    Excluding PCS development costs and gains on the sales of cellular interests and other investments, along with the related income taxes and minority interest, net income available to common would have been $77.1 million or $1.27 per share, in 1996 compared to $68.1 million or $1.16 per share, in 1995 and $53.2 million or $.98 per share in 1994.

    OPERATING REVENUES increased 27% ($260.3 million) during 1996 and 31% ($223.6 million) during 1995 primarily as a result of growth in the cellular telephone operations.

    Cellular telephone revenues increased $215.4 million in 1996 and $160.0 million in 1995 on 51% and 69% increases in customer units, respectively, and strong increases in inbound roaming revenues. Telephone revenues increased $47.8 million in 1996 and $48.5 million in 1995 as a result of acquisitions, increased network usage, recovery of increased costs of providing long-distance services and internal access line growth. Radio paging revenues decreased $3.0 million in 1996 and increased $15.1 million in 1995.

    Cellular made up 58% of consolidated revenue in 1996, up from 45% in 1994. Telephone and paging operations were 33% and 9% of consolidated revenue in 1996 and 42% and 13% in 1994, respectively.

    OPERATING EXPENSES rose 29% ($238.2 million) in 1996 and 32% ($200.4 million) in 1995. Cellular telephone operating expenses increased $170.8 million during 1996 and $134.6 million during 1995 due to the effects of additional marketing and selling expenses to add new customers as well as the costs of providing services to the larger customer base. Telephone operating expenses increased $42.7 million during 1996 and $41.9 million during 1995 due to the effects of acquisitions and growth in internal operations. Paging operating expenses increased $24.7 million in 1996 and $23.9 million in 1995 due to additional expenses to restructure certain business processes and additional costs to serve current customers and to add new customers.

    OPERATING INCOME increased 17% ($22.1 million) in 1996 and 21% ($23.2 million) in 1995. Cellular telephone operating income increased 104% ($44.6 million) in 1996 and 146% ($25.4 million) in 1995 reflecting the increase in customers and revenues. Telephone operating income increased $5.1 million in 1996 and $6.6 million in 1995. Paging operating loss increased $27.6 million in 1996 and $8.8 million in 1995.

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Operating Income
  Cellular telephone...............................................  $    87,366  $    42,755  $    17,385
  Telephone........................................................      103,358       98,240       91,606
  Radio paging.....................................................      (36,626)      (8,997)        (169)
                                                                     -----------  -----------  -----------
                                                                     $   154,098  $   131,998  $   108,822
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------
Operating Margins
  Cellular telephone...............................................        12.3%         8.7%         5.2%
  Telephone........................................................        25.7%        27.7%        29.9%
  Radio paging.....................................................       (35.2%)       (8.4%)        (.2%)
  Consolidated.....................................................        12.7%        13.8%        14.9%
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    In early 1997, Aerial expects to begin commercial service which will result in Aerial's revenues and expenses being included in operating income. Operating income is expected to decrease significantly in 1997 as a result of the commencement of PCS operations.

    INVESTMENT AND OTHER INCOME totaled $140.5 million in 1996, $103.9 million in 1995 and $33.7 million in 1994.

        CELLULAR INVESTMENT INCOME, the Company's share of income of cellular markets in which the Company has a minority interest and follows the equity method of accounting, increased 33% ($13.5 million) in 1996 and 56% ($14.6 million) in 1995 as income from the cellular markets increased. Cellular investment income is net of amortization of license costs relating to these minority interests.

        GAIN ON SALE OF CELLULAR INTERESTS AND OTHER INVESTMENTS totaled $138.7 million in 1996, $86.6 million in 1995 and $7.5 million in 1994. TDS and U.S. Cellular continue to assess the makeup of cellular holdings in order to maximize the benefits derived from clustering markets. Certain markets, identified as non-strategic, were sold or traded in the past few years resulting in the recognition of gains.

        PCS DEVELOPMENT COSTS totaled $43.9 million in 1996 and $7.8 million in 1995. Aerial has been devoting substantially all of its efforts to recruiting an experienced management team, developing and executing a business plan, raising capital, and designing and constructing its PCS networks. Costs incurred in the development and administration of Aerial which do not relate to the design or construction of specific identifiable assets have been expensed.

        MINORITY SHARE OF INCOME, the minority shareholders' share of U.S. Cellular's, American Paging's and Aerial's net income or loss and other minority shareholders' and partners' share of subsidiaries' net income or loss, increased $800,000 in 1996 and $16.8 million in 1995.

    INTEREST EXPENSE decreased 16% ($8.0 million) in 1996 and increased 23% ($9.6 million) in 1995. Capitalized interest associated with expenditures for PCS licenses and capitalized construction costs increased $14.4 million in 1996 and $13.2 million in 1995. Interest expense increased $6.9 million in 1996 and $7.4 million in 1995 as a result of U.S. Cellular's convertible debt offering in June of 1995. Interest expense from U.S. Cellular's vendor financing agreement increased $5.3 million in 1995. TDS Telecom interest expense increased $1.2 million in 1996 and $1.4 million in 1995 due primarily to additional interest expense of acquired telephone companies.

    Corporate interest expense decreased $2.0 million in 1996 and increased $8.6 million in 1995 reflecting primarily changes in average short-term debt balances. See "Financial Resources and Liquidity" for a further discussion of short- and long-term debt.

    TDS capitalized $27.6 million of interest expense in 1996 and $13.2 million in 1995. Interest expense will increase significantly in 1997 when TDS discontinues capitalizing interest upon commencement of Aerial's operations.

    INCOME TAX EXPENSE increased 53% ($42.6 million) in 1996 and 99% ($40.3 million) in 1995, reflecting primarily the 36% and 83% increases in pretax income, respectively. The effective income tax rates were 49% in 1996, 44% in 1995 and 40% in 1994. The increase in the 1996 effective tax rate reflects additional income tax expense of approximately $10.0 million due to tax gains in excess of book gains associated with the sale of certain cellular interests. The lower 1994 rate reflects deferred income taxes provided on the book/tax basis difference related to certain telephone acquisitions and certain income excluded due to the dividend exclusion rules.

    NET INCOME AVAILABLE TO COMMON was $126.3 million in 1996, $102.0 million in 1995 and $58.0 million in 1994. EARNINGS PER COMMON SHARE were $2.08 in 1996, $1.74 in 1995 and $1.06 in 1994.

    Net income available to common for 1996 and 1995 included significant gains from the sale of cellular interest and other investments as well as significant PCS development costs. The table below summarizes the effects of the gains and PCS development costs (along with the related impact on income taxes and minority interest) on net income available to common and earnings per share.

                                                                                  YEAR ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1996       1995       1994
                                                                              ---------  ---------  ---------
                                                                               (DOLLARS IN MILLIONS, EXCEPT
                                                                                    PER SHARE AMOUNTS)
NET INCOME AVAILABLE TO COMMON
  Core Business.............................................................  $    77.1  $    68.1  $    53.2
  Gains.....................................................................       64.5       40.6        5.8
  PCS Development Costs.....................................................      (15.3)      (6.7)      (1.0)
                                                                              ---------  ---------  ---------
                                                                              $   126.3  $   102.0  $    58.0
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------
EARNINGS PER SHARE
  Core Business.............................................................  $    1.27  $    1.16  $     .98
  Gains.....................................................................       1.06        .69        .10
  PCS Development Costs.....................................................       (.25)      (.11)      (.02)
                                                                              ---------  ---------  ---------
                                                                              $    2.08  $    1.74  $    1.06
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

    TDS anticipates that start-up and development of high-quality networks and the marketing of systems in Aerial's markets will reduce the rate of growth in TDS's operating and net income from levels which would otherwise be achieved during the next few years.

CELLULAR TELEPHONE OPERATIONS

    TDS provides cellular telephone service through U.S. Cellular Corporation [AMEX: USM]. Results of operations include 1,073,000 customer units at the end of 1996 compared to 710,000 customer units at the end of 1995 and 421,000 customer units at the end of 1994.

                                                                        YEAR ENDED OR AT DECEMBER 31,
                                                                   ---------------------------------------
                                                                       1996          1995         1994
                                                                   -------------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                              CUSTOMER AMOUNTS)
Operating Revenues
  Local Retail...................................................  $     442,568  $   289,518  $   187,978
  Inbound roaming................................................        193,278      148,020      104,009
  Long-distance and other........................................         71,974       54,857       40,417
                                                                   -------------  -----------  -----------
                                                                         707,820      492,395      332,404
                                                                   -------------  -----------  -----------
Operating Expenses
  System operations..............................................        117,368       70,442       46,869
  Marketing and selling..........................................        150,000      102,361       69,072
  Cost of equipment sold.........................................         74,023       54,948       39,431
  General and administrative.....................................        170,224      132,431       94,193
  Depreciation...................................................         74,631       57,302       39,520
  Amortization...................................................         34,208       32,156       25,934
                                                                   -------------  -----------  -----------
                                                                         620,454      449,640      315,019
                                                                   -------------  -----------  -----------
Operating Income.................................................  $      87,366  $    42,755  $    17,385
                                                                   -------------  -----------  -----------
                                                                   -------------  -----------  -----------
Consolidated Markets:
  Customers......................................................      1,073,000      710,000      421,000
  Markets........................................................            131          137          130
  Market penetration.............................................           4.94%        3.18%        1.98%
  Cell sites in service..........................................          1,328        1,116          790
  Average monthly service revenue per customer...................  $       66.36  $     72.48  $     79.74
  Churn rate per month...........................................            1.9%         2.1%         2.3%
Marketing cost per gross customer addition.......................  $         367  $       361  $       408
                                                                   -------------  -----------  -----------
                                                                   -------------  -----------  -----------

    OPERATING REVENUES increased 44% ($215.4 million) in 1996 and 48% ($160.0 million) in 1995. The revenue increases in 1996 and 1995 were driven by the 51% and 69% growth in customer units and the 31% and 42% growth in inbound roaming revenues, respectively. Acquisitions, which were not material in 1996, increased operating revenues 13% ($44.2 million) in 1995. Average monthly revenue per customer was $66.36 in 1996, $72.48 in 1995 and $79.74 in 1994.

    LOCAL RETAIL REVENUE (charges to U.S. Cellular's customers for local system usage) increased 53% ($153.0 million) in 1996 and 54% ($101.5 million) in 1995 due primarily to the 51% and 69% growth in customers, respectively. Local minutes of use averaged 107 per month in 1996 and 95 per month in 1995 and 1994. Average revenue per minute was $.40 in 1996, $.46 in 1995 and $.50 in 1994. U.S. Cellular's use of incentive programs in 1996 and 1995 that encourage lower-priced weekend and off-peak usage, in order to stimulate overall usage, resulted in an increase in average minutes of use and a lower average revenue per minute of use. Average monthly local retail revenue per customer was $42.54 in 1996, $44.03 in 1995 and $47.04 in 1994.

    INBOUND ROAMING REVENUE (charges to customers of other systems who use U.S. Cellular's cellular systems when roaming) increased 31% ($45.3 million) in 1996 and 42% ($44.0 million) in 1995 due to increased minutes of use. Minutes of use increased 38% in 1996 and 60% in 1995. Average revenue per minute of use was $.94 in 1996, $.99 in 1995 and $1.11 in 1994. Average monthly inbound roaming revenue per U.S. Cellular customer was $18.58, $22.51 and $26.03 in 1996, 1995 and 1994, respectively. The decrease is the result of roaming revenue growing at a slower rate than U.S. Cellular's customer base and negotiated reductions in roaming rates.

    LONG-DISTANCE AND OTHER REVENUE, including equipment sales, increased 31% ($17.1 million) in 1996 and 36% ($14.4 million) in 1995 primarily due to increased long-distance revenue from the growth in the volume of long-distance calls billed by U.S. Cellular.

    The industry trend of declining average monthly retail revenue per customer is believed to be related to the tendency of early customers in a market to be the heaviest users during peak business hours. Newer customers have been added through continued penetration of the consumer market, which tends to include fewer peak business hour usage customers.

    Management anticipates that average monthly revenue per customer will continue to decrease as local retail revenue per minute of use declines due to the usage patterns of incrementally added customers and as the growth rate of the Company's customer base exceeds the growth rate of inbound roaming revenue, diluting the roaming contribution per customer.

    OPERATING EXPENSES increased 38% ($170.8 million) in 1996 and 43% ($134.6 million) in 1995. Acquisitions, which were not material in 1996, increased operating expenses 13% ($40.7 million) in 1995. The increase in operating expenses, excluding acquisition effects, is primarily due to the costs to expand the customer base ($66.7 million in 1996 and $33.6 million in 1995); cost of providing service to the expanding customer base ($46.9 million in 1996 and $16.0 million in 1995); increased administrative expenses ($37.8 million in 1996 and $27.1 million in 1995) additional depreciation on the increased investment in cell sites and equipment ($17.3 million in 1996 and $13.2 million in 1995) and additional fraud charges ($13.9 million in 1996).

    SYSTEM OPERATIONS EXPENSES increased 67% ($46.9 million) in 1996 and 50% ($23.6 million) in 1995 (34%, or $16.0 million excluding acquisitions) as a result of increases in customer usage expenses, including significant increases in fraud, and costs associated with operating the increased number of cell sites.

    Customer usage expenses (charges from other service providers for land line connection, toll and roaming costs incurred by customers' use of systems other than their local systems) grew 86% ($26.6 million) in 1996 and 62% ($13.4 million) in 1995. The increase was due primarily to inbound roaming usage.

    Fraudulent use of U.S. Cellular's customers' telephone numbers increased expenses $13.9 million to $18.0 million in 1996. U.S. Cellular continues to implement procedures in its markets to combat this fraud, which is primarily related to roaming usage.

    Maintenance, utility and cell site expenses grew 18% ($6.5 million) in 1996 and 40% ($10.2 million) in 1995 reflecting the 19% and 41% increase in the number of cell sites, respectively. The number of cell sites operated increased to 1,328 in 1996 from 1,116 in 1995 and 790 in 1994.

    MARKETING AND SELLING EXPENSES increased 47% ($47.6 million) in 1996 and 48% ($33.3 million) in 1995 (35%, or $24.3 million excluding acquisitions) due to the increase in customer activations. Cost of equipment sold increased 35% ($19.1 million) in 1996 and 39% ($15.5 million) in 1995 (23%, or $9.3 million excluding acquisitions). Cost per
gross customer addition (marketing and selling expenses and cost of equipment sold less equipment revenues, divided by gross customer additions) totaled $367 in 1996, $361 in 1995 and $408 in 1994.

    GENERAL AND ADMINISTRATIVE EXPENSES increased 29% ($37.8 million) in 1996 and 41% ($38.2 million) in 1995 (29%, or $27.1 million excluding acquisitions). The increases include the effects of an increase in expenses required to serve the growing customer base and an expansion of both local administrative office and corporate staff, resulting from growth in U.S. Cellular's business.

    Operating cash flow increased 48% to $196.2 million in 1996 compared to a 60% increase to $132.2 million in 1995. The improvement was primarily due to the growth in customers and revenue. U.S. Cellular continues to provide increasing operating cash flow to support its operating and construction activities.

    DEPRECIATION EXPENSE increased 30% ($17.3 million) in 1996 and 45% ($17.8 million) in 1995 (33%, or $13.2 million excluding acquisitions), reflecting increases in average fixed asset balances of 34% and 48%, respectively. AMORTIZATION EXPENSE increased 6% ($2.1 million) in 1996 and 24% ($6.2 million) in 1995 (15%, or $4.0 million excluding acquisitions) due to increases in deferred systems development costs in both years and license costs in 1995.

    OPERATING INCOME was $87.4 million in 1996 compared to $42.8 million in 1995 and $17.4 million in 1994. Operating margins improved to 12.3% in 1996 from 8.7% in 1995 and 5.2% in 1994. The improvement was primarily due to the substantial growth in customers and revenue.

    Management believes there exists a seasonality at U.S. Cellular in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

    Competitors licensed to provide PCS services have initiated service in certain U.S. Cellular markets in recent months. U.S. Cellular anticipates that PCS operators will initiate service in several other of its markets in 1997 and 1998. U.S. Cellular's management is monitoring these and other PCS providers' strategies, but cannot at this time anticipate what effect, if any, this additional competition will have on U.S. Cellular's future strategies and results.

TELEPHONE OPERATIONS

    TDS manages its telephone service through TDS Telecommunications Corporation ("TDS Telecom"). TDS Telecom served 484,500 access lines at the end of 1996 compared to 425,900 access lines at the end of 1995 and 392,500 access lines at the end of 1994 ("telephone operations"). TDS Telecom also manages a long-distance provider, an Internet access provider and certain other non-telephone operations ("other operations").

    OPERATING REVENUE totaled $402.6 million in 1996, up 13% ($47.8 million) from 1995 and totaled $354.8 million in 1995, up 16% ($48.5 million) from 1994. The increases were due to the growth in telephone operations ($39.6 million in 1996 and $35.6 million in 1995) and additional other operations revenues ($8.0 million in 1996 and $13.3 million in 1995).

    OPERATING EXPENSES totaled $299.3 million in 1996, up 17% ($42.7 million) from 1995 and totaled $256.6 million in 1995, up 19% ($41.9 million) from 1994. The increases were due to the growth in telephone operations ($33.6 million in 1996 and $29.8 million in 1995) and additional other operations expenses ($8.9 million in 1996 and $12.3 million in 1995).

    Operating cash flow increased 10% to $192.3 million in 1996 compared to an increase of 9% to $175.6 million in 1995 due primarily to the growth in telephone operations. TDS Telecom continues to provide steadily growing operating cash flow to support its construction activities.

    OPERATING INCOME increased 5% ($5.1 million) in 1996 and increased 7% ($6.6 million) in 1995. The reduction in the growth rate of operating income was caused by the reduction in the telephone operating margins and other operations margins.

    Management expects TDS Telecom's revenues, operating income and operating cash flow to increase modestly in 1997 from steady growth in operations. TDS Telecom will continue to see pressures on revenue sources resulting from regulatory changes and competitive pressures.

                                                                         YEAR ENDED OR AT DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                               CUSTOMER AMOUNTS)
Telephone Operations
  Operating Revenue................................................  $   371,913  $   332,287  $   296,722
  Operating Expenses
    Network operations.............................................       67,521       54,964       45,412
    Depreciation and amortization..................................       85,575       74,758       67,956
    Customer operations............................................       53,764       46,818       42,617
    Corporate and other............................................       62,276       58,998       49,706
                                                                     -----------  -----------  -----------
                                                                         269,136      235,538      205,691
                                                                     -----------  -----------  -----------
Telephone Operating Income.........................................      102,777       96,749       91,031
                                                                     -----------  -----------  -----------
Other operations
  Revenues.........................................................       31,774       23,764       10,499
  Expenses.........................................................       31,193       22,273        9,924
                                                                     -----------  -----------  -----------
Other Operations
  Operating Income.................................................          581        1,491          575
                                                                     -----------  -----------  -----------
Intercompany Eliminations
  Revenues.........................................................       (1,058)      (1,210)        (880)
  Expenses.........................................................       (1,058)      (1,210)        (880)
                                                                     -----------  -----------  -----------
Operating Income...................................................  $   103,358  $    98,240  $    91,606
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------
Companies..........................................................          105          100           96
Access lines.......................................................      484,500      425,900      392,500
Growth in access lines from prior year-end:
  Acquisitions.....................................................       33,100       13,500       19,700
  Internal growth                                                         25,500       19,900       16,600
Telephone plant in service per access line.........................  $     2,461  $     2,356  $     2,283
Average monthly revenue per access line............................  $     67.12  $     66.87  $     66.66
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    OPERATING REVENUE from telephone operations increased 12% ($39.6 million) in 1996 and 12% ($35.6 million) in 1995. Acquisitions increased telephone revenues $18.8 million in 1996 and $16.8 million in 1995. Internal growth and increases in the sales of custom calling features increased revenue by $8.0 million in 1996 and $6.0 million in 1995. Increased network usage resulted in revenue increases of $4.5 million in 1996 and $5.8 million in 1995. Recovery of increased costs of providing long-distance services resulted in increases in revenue of $8.1 million in 1996 and $4.5 million in 1995. Average monthly revenue per access line was $67.12 in 1996, $66.87 in 1995 and $66.66 in 1994.

    OPERATING EXPENSES from telephone operations increased 14% ($33.6 million) in 1996 and 15% ($29.8 million) in 1995. The effects of acquisitions increased expenses 6% ($14.6 million) in 1996 and 7% ($13.8 million) in 1995. Depreciation and amortization expenses increased 14% ($10.8 million) in 1996 and 10% ($6.8 million) in 1995 due primarily to increased investment in plant and equipment. The development of a centralized network management center to provide more effective network monitoring and maintenance and the development of groups to explore new service offerings caused expenses to increase by $3.4 million and $3.2 million, respectively, in 1996. These expenditures are expected to begin producing cost efficiencies and new revenues in the next several quarters and beyond. Additional routine maintenance activity and equipment write-offs increased network expenses by $2.0 million in 1995. The remaining increase in each year was due primarily to growth in internal operations.

    OPERATING INCOME from telephone operations increased 6% ($6.0 million) in 1996 and increased 6% ($5.7 million) in 1995. The effects of acquisitions increased operating income 4% ($4.2 million) in 1996 and 3% ($3.0 million) in 1995. The telephone operating margin was 27.6% in 1996, 29.1% in 1995 and 30.7% in 1994. The reduction in operating margin was caused by earnings pressures from regulatory agencies and long-distance providers and increased costs associated with the development of the centralized network management center.

    TDS Telecom is subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." The Company periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. The Company believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

    In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles and therefore any adjustments to accumulated depreciation would be immaterial, as would be the write-off of regulatory assets and liabilities.

RADIO PAGING OPERATIONS

    TDS manages its radio paging business through American Paging, Inc. [AMEX:
APP]. American Paging provided wireless messaging communications through its digital radio transmission systems to 777,400 subscribers at the end of 1996 compared to 784,500 subscribers at the end of 1995 and 652,800 subscribers at the end of 1994.

    American Paging posted disappointing results for the year. During the third quarter of 1995, American Paging launched a comprehensive restructuring initiative relative to its sales and customer service organization. The objectives of the restructuring were to increase sales through the direct distribution channel, improve customer mix, lower administrative costs and improve customer service. The restructuring initiative continued through 1996, and had a more severe impact on American Paging's results of operations than anticipated.

    An integral part of the restructuring plan included the creation of a Customer Telecare Center ("CTC"). The consolidation and transfer of back office and customer service operations from 17 offices to the CTC created many disruptions throughout American Paging. The process of eliminating field administrative personnel and moving their duties to the CTC hurt customer service and sales support due to early inefficiencies encountered in the operation of the CTC. During the consolidation, it also became apparent that the customer management and information system did not provide the flexibility needed to support future customer growth and retention. American Paging is currently assessing two potential customer management and billing systems.

    Disruptions within the sales and marketing department led to an increase in sales employee turnover which produced no customer growth and contributed to a 3% decline in revenue. The decline in revenues combined with a 21% increase in expenses caused operating losses to jump to $36.6 million in 1996 from $9.0 million in 1995.

    To address these problems, American Paging appointed a new senior management team, including a new President and CEO. The senior management team began implementing a plan in 1997 centering on building a high quality, focused sales and marketing organization, creating new, goal-oriented distribution channel and pricing strategies, consolidating current systems to reduce the cost of service and continually improving customer care practices.

                                                                         YEAR ENDED OR AT DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                 UNIT AMOUNTS)
Operating Revenue..................................................  $   104,187  $   107,150  $    92,065
Costs and Expenses
  Cost of services.................................................       30,092       24,062       19,347
  Selling, general and administrative..............................       67,060       53,296       41,196
  Cost of goods sold...............................................        9,884       14,097       14,513
  Depreciation and amortization....................................       33,777       24,692       17,178
                                                                     -----------  -----------  -----------
                                                                         140,813      116,147       92,234
                                                                     -----------  -----------  -----------
Operating (Loss)...................................................  $   (36,626) $    (8,997) $      (169)
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------
Pagers in service..................................................      777,400      784,500      652,800
Average monthly revenue per unit...................................  $      9.88  $     10.57  $     11.92
Transmitters in service............................................        1,048        1,018          943
Churn rate per month...............................................          3.1%         2.5%         2.6%
Marketing cost per gross customer unit addition....................  $        94  $        50  $        41
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    OPERATING REVENUES decreased 3% ($3.0 million) in 1996 primarily as a result of a 27% ($3.8 million) decline in equipment sales. Operating revenues increased 16% ($15.1 million) in 1995, primarily as a result of a 20% increase in the number of pagers in service.

    Average monthly revenue per unit declined 7% to $9.88 in 1996 and 11% to $10.57 in 1995. The decline in average revenue per unit reflects competitive pressures in 1996 and 1995 as well as a shift to lower revenue producing reseller channels in 1995. As a part of the restructuring efforts, American Paging is refocusing its marketing strategy to the higher revenue producing direct distribution channel.

    OPERATING EXPENSES increased 21% ($24.7 million) in 1996 and 26% ($23.9 million) in 1995. Restructuring costs totaled $9.3 million in 1996 and $2.9 million in 1995. Duplicate staffing, employee severance and legal and consulting fees, included in selling, general and administrative expense, totaled $4.0 million in 1996 and $2.1 million in 1995. Write-offs of $5.3 million for obsolete inventory, software and other assets, included in depreciation and amortization expense, were recorded in 1996. During 1995, an $800,000 write-off of assets retired was incurred as a result of the restructuring.

    Operating expenses, excluding restructuring costs, increased 16% ($18.2 million) in 1996 and 23% ($21.0 million) in 1995. Costs of serving the customer base and maintaining systems to provide system reliability and coverage increased 25% ($6.0 million) in 1996 and 24% ($4.7 million) in 1995. Selling, general and administrative expense increased 23% ($11.8 million) in 1996 and 24% ($10.0 million) in 1995. The cost per gross customer addition, excluding customers added through acquisitions, was $94 in 1996 compared to $50 in 1995 and $41 in 1994. The large increase was due to the slow unit growth caused by high employee turnover in the sales function coupled with the increase in sales and marketing costs. Depreciation and amortization charges increased 19% ($4.6 million) in 1996 and 39% ($6.7 million) in 1995, reflecting increased investment in pagers and related equipment. A change in useful lives of pagers and transmitters adopted in 1994 increased depreciation expense by approximately $1.7 million in 1995.

    OPERATING LOSS was $36.6 million in 1996, $9.0 million in 1995 and $200,000 in 1994. Management expects American Paging to have modest success in attracting and retaining new customers and holding down operating expenses. However, management anticipates that American Paging will incur significant operating losses again in 1997.

    BROADBAND PERSONAL COMMUNICATIONS SERVICES TDS manages its broadband personal communications services business through Aerial Communications, Inc. [NASDAQ: AERL], formerly American Portable Telecom, Inc. Aerial's licenses include the Major Trading Areas ("MTAs") of Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus with 27.6 million population equivalents.

    Aerial's focus in 1996 has been the development of its PCS business in its MTAs. This focus will continue until the expected launch of commercial service in early 1997. As of December 31, 1996, a total of 150 microwave paths have been cleared, with an additional 39 paths having agreements with incumbents to be cleared. Management believes that sufficient paths have been cleared to allow service launch in all six markets. Over 600 cell sites have been secured as zoning and installation work continues. The National Operations Center in Tampa is complete. Friendly user (customer) trials are planned to conclude in the first quarter of 1997, with roll-out of commercial service after successful customer trials.

    Upon commencement of commercial operations, Aerial's revenues and expenses will be included in operating income. Management expects to incur significant expenditures for the continued development of PCS activities and start-up operating losses during 1997.

    To finance the development of its business, Aerial completed an initial public offering in 1996 raising $195.3 million. Aerial also negotiated a $200 million vendor financing arrangement for digital radio channel and switching infrastructure equipment. As part of the vendor financing arrangement, Aerial issued 10-year 8.34% Series A Zero Coupon Notes due in 2006 for $100 million of digital radio channel and switching equipment.

INFLATION

    Management believes that inflation affects TDS's business to no greater extent than the general economy.

FINANCIAL RESOURCES

    TDS and its subsidiaries operate relatively capital-intensive businesses. Rapid growth has caused expenditures for construction, expansion and acquisitio programs to exceed internally generated cash flow. Accordingly, TDS has obtained substantial funds from external sources to finance construction of cellular telephone systems, to acquire PCS licenses, to build-out PCS markets and to fund acquisitions. Although the steady internal cash flow from TDS Telecom and increasing internal cash flow from U.S. Cellular have reduced the need for external financing, Aerial's development and construction activities will require substantial additional funds from external sources.

    CASH FLOWS FROM OPERATING ACTIVITIES. TDS is generating substantial internal funds from the rapid growth in customer units and revenues. Operating cash flow (operating income plus depreciation and amortization) increased 19% ($62.2 million) to $385.7 million in 1996, and 24% ($63.2 million) to $323.5 million in 1995. The increases represent primarily cellular telephone operations increases of 48% ($64.0 million) in 1996 and 60% ($49.4 million) in 1995. Cash flows from other operating activities (investment and other income, interest and income tax expense, and changes in working capital and other assets and liabilities) required $90.7 million in 1996, $112.6 million in 1995, and $35.6 million in 1994.

                                                                           YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------
                                                                       1996          1995         1994
                                                                    -----------  ------------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Operating cash flow
  Cellular telephone..............................................  $   196,205  $    132,213  $    82,839
  Telephone.......................................................      192,325       175,594      160,484
  Radio paging....................................................       (2,849)       15,695       17,009
                                                                    -----------  ------------  -----------
                                                                        385,681       323,502      260,332
Other operating activities........................................      (90,687)     (112,626)     (35,646)
                                                                    -----------  ------------  -----------
Cash flows from operating activities..............................  $   294,994  $    210,876  $   224,686
                                                                    -----------  ------------  -----------
                                                                    -----------  ------------  -----------

    CASH FLOWS FROM FINANCING ACTIVITIES. TDS' long-term strategy is to provide a strong yet flexible financial foundation for each of its principal subsidiaries. Consolidated equity capital (common equity, preferred stock and minority interest) was 68% of total capitalization at December 31, 1996, compared to 73% at December 31, 1994. The change is primarily a result of significant increases in long-term debt at U.S. Cellular and Aerial as well as increases in TDS short-term debt. TDS targets a ratio of equity to total capital in the range of 55% to 65%.

    TDS has used short-term debt to finance its PCS, cellular telephone and radio paging operations, for acquisitions and for general corporate purposes. TDS takes advantage of attractive opportunities to retire short-term debt with the proceeds from long-term debt, equity sales and sales of non-strategic assets.

    In 1996, Aerial received $195.3 million in an initial public offering of Common Shares. In 1995, U.S. Cellular received approximately $221.5 million from the sale of 20-year 6% zero coupon convertible debt and TDS sold $39.2 million of Medium-Term Notes. In 1994, American Paging received $45.6 million in an initial public offering of its Common Shares and TDS sold Common Shares for cash totaling $4.9 million.

    Aerial, U.S. Cellular and TDS Telecom have also used long-term debt to finance their construction and development activities. In 1996, Aerial issued 10-year 8.34% zero coupon notes for $100 million of digital radio channel and switching equipment. U.S. Cellular financed cellular system equipment and construction costs totaling $59.5 million in 1995 and $18.0 million in 1994 under vendor financing arrangements. TDS Telecom telephone subsidiaries borrowed $12.2 million in 1996, $12.0 million in 1995 and $16.8 million in 1994 under the Rural Utility Service and the Rural Telephone Bank long-term federal government loan programs to finance their telephone construction programs.

    Cash Flows From Investing Activities. TDS makes substantial investments each year to acquire, construct, operate and maintain modern high-quality communications networks and facilities with the intention of exceeding its customers expectations as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of the Company's networks.

    Cash expenditures for property, plant and equipment additions totaled $550.2 million in 1996, $360.0 million in 1995 and $319.7 million in 1994. In addition, the acquisition and development of broadband and narrowband PCS licenses required $26.5 million in 1996, $326.0 million in 1995 and $31.6 million in 1994. Cash used for acquisitions, excluding cash acquired, totaled $31.0 million in 1996, $53.8 million in 1995 and $37.6 million in 1994. The sale of non-strategic cellular assets and other investments provided $221.5 million in net proceeds in 1996, $197.6 million in 1995 and $6.0 million in 1994.

    PROPERTY, PLANT AND EQUIPMENT

    The primary purpose of TDS's construction and expansion program is to provide for significant customer growth, to upgrade service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. In 1996, the Company invested a significant amount of money to develop and construct Aerial's systems. The following table summarizes the Company's investments in its communications networks and related facilities during the past three years.

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Cellular telephone
  Cell sites and equipment.........................................  $   133,832  $   150,340  $   128,479
  Switching equipment..............................................        5,713       13,002        4,549
  Systems development..............................................       28,753       10,148        9,886
  Other............................................................       79,825       37,388       24,250
                                                                     -----------  -----------  -----------
                                                                         248,123      210,878      167,164
                                                                     -----------  -----------  -----------
Telephone
  Central office...................................................       47,208       38,697       46,618
  Outside plant....................................................       53,130       55,569       52,629
  Other............................................................       44,102       10,106       16,236
                                                                     -----------  -----------  -----------
                                                                         144,440      104,372      115,483
                                                                     -----------  -----------  -----------
PCS
  Cell sites and equipment.........................................      150,386      --           --
  Switching equipment..............................................      123,470      --           --
  Other............................................................       38,713        8,521      --
                                                                     -----------  -----------  -----------
                                                                         312,569        8,521      --
  Less noncash items...............................................     (199,630)     --           --
                                                                     -----------  -----------  -----------
Radio paging
  Pagers...........................................................       12,081       15,582       15,641
  Terminals and transmitters.......................................        4,595        6,353       11,056
  Customer Telecare Center.........................................       10,216      --           --
  Other............................................................        5,625        4,592        2,269
                                                                     -----------  -----------  -----------
                                                                          32,517       26,527       28,966
                                                                     -----------  -----------  -----------
  Other............................................................       12,185        9,698        8,088
                                                                     -----------  -----------  -----------
                                                                     $   550,204  $   359,996  $   319,701
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    U.S. Cellular's capital additions include expenditures to add additional cell sites and radio channels to expand coverage and add capacity. U.S. Cellular constructed 242 cell sites in 1996, 292 in 1995 and 225 in 1994. TDS Telecom's capital additions include expenditures for outside plant facilities and upgrades of recently acquired companies for new customer growth and switch modernization. TDS Telecom installed 35 digital switches in 1996, 39 in 1995 and 32 in 1994. Aerial has completed the construction of the five planned switching centers and the central Network Operations Center, cleared over 150 microwave paths and is building over 600 cell sites.

    The Company's expected 1997 property, plant and equipment additions reflect the Company's construction and expansion programs and are anticipated to aggregate approximately $810 million. In addition, Aerial's working capital and operating expenses will require an estimated $255 million.

    - The cellular capital additions budget totals approximately $300 million, including about $258 million for new cell sites and about $30 million for various information systems initiatives.

    - The telephone capital additions budget totals approximately $130 million, including about $56 million for new digital switches and other switching facilities and $56 million for improvements to outside plant facilities.

    - The PCS capital additions budget totals approximately $345 million, including $255 million for switching equipment and $38 million for cell sites. In addition, Aerial's working capital and operating expenses will require an estimated $255 million.

    - The radio paging capital additions are anticipated to total about $35 million, including $15 million for systems and transmitters and $16 million for pagers.

    The Company expects to finance the budgeted additions to property, plant and equipment primarily with internally generated cash, short-term and intermediate-term financing, vendor financing and the sale of minority equity interests in Aerial's MTAs to strategic investors.

    ACQUISITIONS

    TDS seeks to acquire cellular telephone and telephone interests which add value to the organization. The table below summarizes interests acquired through purchases and trades at the respective dates of acquisition during the last three years and the aggregate consideration paid, net of cash acquired.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
Cellular interests acquired
  Population equivalents (millions)....................................         .6        1.6        1.5
  Units................................................................     17,000     79,000     18,000
Telephone interests acquired
  Companies............................................................          5          5          3
  Access lines.........................................................     33,100     13,500     19,700
  Paging units acquired................................................     --         28,400     37,600
Consideration (millions)
  Cash.................................................................  $    31.0  $    53.8  $    37.6
  TDS Common Shares....................................................      113.1      127.8      173.7
  TDS Preferred Shares.................................................     --         --           12.5
  USM Common Shares....................................................     --           12.8        1.4
  Other................................................................     --         --            1.4
                                                                         ---------  ---------  ---------
  Total Consideration..................................................  $   144.1  $   194.4  $   226.6
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    The Company continually reviews attractive opportunities for the acquisition of additional cellular and telephone companies.

    TDS and U.S. Cellular continue to assess the makeup of cellular holdings in order to maximize the benefits derived from clustering U.S. Cellular's markets. As the number of opportunities for outright acquisitions of cellular interests has decreased and as U.S. Cellular's clusters have grown to realize greater economies of scale, U.S. Cellular's focus has shifted toward exchanges and sales of non-strategic interests.

    In February 1997, U.S. Cellular announced that it had entered into an exchange agreement with BellSouth Corporation, pursuant to which U.S. Cellular will receive controlling interests in twelve contiguous markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular will transfer its controlling interests in ten markets, investment interests in 13 markets and pay cash, the amount of which is dependent upon certain factors. U.S. Cellular will receive controlling interests representing approximately 3.9 million population equivalents ("pops") in the transaction, and will divest controlling interests representing approximately 1.9 million pops and investment interests representing 1.4 million pops. The transaction is subject to various regulatory and other approvals.

    U.S. Cellular expects that the completion of this transaction will have a positive effect on its consolidated operations after the transition of operators is complete. The transaction is also expected to significantly reduce investment income immediately after it is completed. Because of the uncertainty of the regulatory approval process, U.S. Cellular cannot estimate when the transaction will be completed.

LIQUIDITY

    The Company anticipates that the aggregate resources required for 1997 will include approximately $810 million for capital spending and $255 million for working capital and operating expenses for Aerial.

    The Company is generating substantial internal funds from the rapid growth in customer units and revenues. Operating cash flow (operating income plus depreciation and amortization), primarily from cellular and telephone operations, increased to $385.7 million in 1996 from $323.5 million in 1995 and $260.3 million in 1994.

    U.S. Cellular plans to finance its construction program primarily with internally generated cash supplemented by short-term and intermediate-term financing. TDS Telecom plans to finance its $130 million construction program using internally generated cash supplemented by long-term financing from federal government programs.

    Aerial plans to finance its construction expenditures and working capital requirements with short-term and intermediate-term financing, vendor financing and sales of minority equity interests in MTAs to strategic investors.

    TDS and its subsidiaries have cash and temporary investments totaling $119.3 million and longer-term investments totaling $32.4 million at December 31, 1996. These investments are primarily the result of telephone operations' internally generated cash. While certain regulated telephone subsidiaries' debt agreements place limits on intercompany dividend payments, these restrictions are not expected to affect the Company's ability to meet its cash obligations.

    TDS and its subsidiaries also have access to a variety of external capital sources. TDS and its subsidiaries had $653 million of bank lines of credit for general corporate purposes at December 31, 1996. Unused amounts of such lines totaled $496 million. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate.

    TDS has a universal shelf registration statement which may be used from time to time to issue debt securities and/or Common Shares for cash. As of December 31, 1996, $238.4 million remained unused on the universal shelf.

    TDS and U.S. Cellular have shelf registration statements covering the issuance of equity for acquisitions. In addition, the Company has issued Common Shares for acquisitions pursuant to registration statements filed specifically for particular acquisitions.

    In December 1996, the Company authorized the repurchase of up to 3.0 million TDS Common Shares over a period of three years. The Company plans to finance the repurchase program using internally generated funds and borrowings under short-term lines of credit. The Company may use repurchased shares to fund acquisitions and for general corporate purposes. Subject to prevailing market conditions, purchases may be made from time to time through open market purchases or at negotiated prices in private transactions. The actual number of Common Shares which may be repurchased will be subject to the trading price of the Common Shares, the Company's financial position and other factors.

    The Company anticipates requiring additional funding to finance Aerial's expected capital expenditures and working capital requirements, to finance acquisitions and for general corporate purposes. The timing and amount of such funding requirements will depend on the timing of the completion of Aerial's construction and operational plans, the timing of acquisitions, and other relevant factors. There can be no assurance that sufficient funds will be available to the Company on terms or at prices acceptable to the Company. If sufficient funding is not made available to the Company on terms and prices acceptable to the Company, the Company would have to reduce its construction, development and acquisition programs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities only when capital requirements, financial market conditions and other factors warrant.

                    PRIVATE SECURITIES LITIGATION REFORM ACT
                    OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT THE COMPANY'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH TDS OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; START-UP OF PCS OPERATIONS; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN OUR MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------------------
                                                                                      1996           1995           1994
                                                                                  -------------  -------------  -------------
                                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                                   AMOUNTS)
OPERATING REVENUES
  Cellular telephone............................................................  $     707,820  $     492,395  $     332,404
  Telephone.....................................................................        402,629        354,841        306,341
  Radio paging..................................................................        104,187        107,150         92,065
                                                                                  -------------  -------------  -------------
                                                                                      1,214,636        954,386        730,810
                                                                                  -------------  -------------  -------------
OPERATING EXPENSES
  Cellular telephone............................................................        620,454        449,640        315,019
  Telephone.....................................................................        299,271        256,601        214,735
  Radio paging..................................................................        140,813        116,147         92,234
                                                                                  -------------  -------------  -------------
                                                                                      1,060,538        822,388        621,988
                                                                                  -------------  -------------  -------------
OPERATING INCOME................................................................        154,098        131,998        108,822
                                                                                  -------------  -------------  -------------
INVESTMENT AND OTHER INCOME (EXPENSE)
  Interest and dividend income..................................................         15,569         13,024         10,612
  Cellular investment income, net of license cost amortization..................         54,150         40,666         26,018
  PCS development costs.........................................................        (43,950)        (7,829)        (1,709)
  Gain on sale of cellular interests and other investments......................        138,735         86,625          7,457
  Other income (expense), net...................................................          2,726         (2,771)           387
  Minority share of income......................................................        (26,690)       (25,858)        (9,079)
                                                                                  -------------  -------------  -------------
                                                                                        140,540        103,857         33,686
                                                                                  -------------  -------------  -------------
INCOME BEFORE INTEREST AND INCOME TAXES.........................................        294,638        235,855        142,508
Interest expense................................................................         42,853         50,848         41,251
                                                                                  -------------  -------------  -------------
INCOME BEFORE INCOME TAXES......................................................        251,785        185,007        101,257
INCOME TAX EXPENSE..............................................................        123,646         81,029         40,713
                                                                                  -------------  -------------  -------------
NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE........................        128,139        103,978         60,544
Cumulative Effect of Accounting Change..........................................       --             --                 (723)
                                                                                  -------------  -------------  -------------
NET INCOME......................................................................        128,139        103,978         59,821
Preferred Dividend Requirement..................................................         (1,846)        (1,934)        (1,809)
                                                                                  -------------  -------------  -------------
NET INCOME AVAILABLE TO COMMON..................................................  $     126,293  $     102,044  $      58,012
                                                                                  -------------  -------------  -------------
                                                                                  -------------  -------------  -------------
WEIGHTED AVERAGE COMMON SHARES (000S)
 EARNINGS PER COMMON SHARE:.....................................................         60,732         58,356         54,197
Before Cumulative Effect of Accounting Change...................................  $        2.08  $        1.74  $        1.07
Cumulative Effect of Accounting Change..........................................       --             --                 (.01)
                                                                                  -------------  -------------  -------------
Net Income......................................................................  $        2.08  $        1.74  $        1.06
                                                                                  -------------  -------------  -------------
                                                                                  -------------  -------------  -------------
DIVIDENDS PER COMMON AND SERIES A COMMON SHARE..................................  $         .40  $         .38  $         .36
                                                                                  -------------  -------------  -------------
                                                                                  -------------  -------------  -------------
Pro forma (unaudited): (Note 16)
Net income Attributable to Common Stocks
  United States Cellular Group Shares...........................................  $      78,563  $      60,522  $      10,240
  TDS Telecommunications Group Shares...........................................         26,771         25,616         24,491
  Aerial Communications Group Shares............................................        (24,733)        (4,851)          (962)
  TDS Common and Series A Common Shares.........................................         45,692         20,757         24,243
Weighted Average Common Shares Outstanding
  United States Cellular Group Shares...........................................         60,732         58,356         54,197
  TDS Telecommunications Group Shares...........................................         40,488         38,904         36,131
  Aerial Communications Group Shares............................................         40,488         38,904         36,131
  TDS Common and Series A Common Shares.........................................         60,732         58,356         54,197
Earnings per Common Share
  United States Cellular Group Shares...........................................  $        1.29  $        1.04  $        0.19
  TDS Telecommunications Group Shares...........................................           0.66           0.66           0.68
  Aerial Communications Group Shares............................................          (0.61)         (0.12)         (0.03)
  TDS Common and Series A Common Shares.........................................           0.75           0.36           0.45

The accompanying notes to consolidated financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                    ----------------------------------------
                                                                                        1996          1995          1994
                                                                                    ------------  ------------  ------------
                                                                                             (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................................................  $    128,139  $    103,978  $     59,821
Add (Deduct) adjustments to reconcile net income to net cash provided by operating activities
  Cumulative effect of accounting change..........................................       --            --                723
  Depreciation and amortization...................................................       231,583       191,504       151,511
  Deferred taxes..................................................................        75,015        19,602        14,529
  Investment income...............................................................       (58,455)      (43,188)      (30,083)
  Minority share of income........................................................        26,690        25,858         9,079
  Gain on sale of cellular interests and other investments........................      (138,735)      (86,625)       (7,457)
  Noncash interest expense........................................................        17,042        12,761            26
  Other noncash expense...........................................................        24,022        16,946        15,669
  Change in accounts receivable...................................................       (28,687)      (33,346)      (22,401)
  Change in accounts payable......................................................        23,531       (11,630)       31,714
  Change in accrued taxes.........................................................        (8,249)        6,252        (4,638)
  Change in other assets and liabilities..........................................         3,098         8,764         6,193
                                                                                    ------------  ------------  ------------
                                                                                         294,994       210,876       224,686
                                                                                    ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term debt borrowings.......................................................        15,846       334,323        36,916
  Repayment of long-term debt.....................................................       (34,200)      (30,734)      (33,710)
  Change in notes payable.........................................................       (27,133)       80,351        92,318
  Proceeds from the issuance of common stock......................................         5,114         6,921        11,185
  Minority partner capital (distributions) contributions..........................        (4,100)        1,411        12,504
  Redemption of preferred shares..................................................          (605)         (638)           (9)
  Dividends paid..................................................................       (26,231)      (23,972)      (20,906)
  Proceeds from the issuance of subsidiaries' stock...............................       196,205         1,812        45,714
                                                                                    ------------  ------------  ------------
                                                                                         124,896       369,474       144,012
                                                                                    ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment......................................      (550,204)     (359,996)     (319,701)
  Investments in cellular minority interests and license costs....................       (23,134)      (25,025)      (25,494)
  Distributions from partnerships.................................................        25,453         9,062        17,375
  Investments in PCS licenses.....................................................       (26,548)     (326,035)      (31,604)
  Proceeds from investment sales..................................................       221,542       197,558         6,000
  Change in other investments.....................................................        (2,666)       (3,632)          492
  Acquisitions, excluding cash acquired...........................................       (31,019)      (53,770)      (37,552)
  Change in temporary investments and marketable securities.......................       (30,797)       11,871        (9,147)
                                                                                    ------------  ------------  ------------
                                                                                        (417,373)     (549,967)     (399,631)
                                                                                    ------------  ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............................         2,517        30,383       (30,933)
CASH AND CASH EQUIVALENTS
  Beginning of period.............................................................        55,116        24,733        55,666
                                                                                    ------------  ------------  ------------
  End of period...................................................................  $     57,633  $     55,116  $     24,733
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS--ASSETS

                                                                                                          DECEMBER 31,
                                                                                                   --------------------------
                                                                                                       1996          1995
                                                                                                   ------------  ------------
                                                                                                     (DOLLARS IN THOUSANDS)
CURRENT ASSETS
Cash and cash equivalents........................................................................  $     57,633  $     55,116
Temporary investments............................................................................        61,664        25,735
Construction funds...............................................................................         1,405         1,588
Accounts receivable
  Due from customers, less allowance of $6,090 and $5,104, respectively..........................        97,093        77,148
Other, principally connecting companies..........................................................        84,119        68,196
Materials and supplies, at average cost..........................................................        29,125        20,738
Other............................................................................................        15,031        12,689
                                                                                                   ------------  ------------
                                                                                                        346,070       261,210
                                                                                                   ------------  ------------
INVESTMENTS
Cellular license acquisition costs, net of amortization..........................................     1,088,409     1,075,820
Cellular minority interests......................................................................       206,390       158,559
Broadband PCS license acquisition costs..........................................................       322,420       301,196
Narrowband PCS license acquisition costs.........................................................        59,003        55,365
Franchise and other costs in excess of the underlying book value of subsidiaries, net of
 amortization....................................................................................       181,845       168,608
Other investments................................................................................        84,537        87,726
                                                                                                   ------------  ------------
                                                                                                      1,942,604     1,847,274
                                                                                                   ------------  ------------
PROPERTY, PLANT AND EQUIPMENT
Cellular Telephone
In service and under construction................................................................       846,005       674,450
Less accumulated depreciation....................................................................       195,251       144,423
                                                                                                   ------------  ------------
                                                                                                        650,754       530,027
                                                                                                   ------------  ------------
Telephone
In service and under construction, substantially at original cost................................     1,301,654     1,099,714
Less accumulated depreciation....................................................................       527,266       442,699
                                                                                                   ------------  ------------
                                                                                                        774,388       657,015
                                                                                                   ------------  ------------
PCS
Primarily under construction.....................................................................       324,703        12,025
Less accumulated depreciation....................................................................         1,980            47
                                                                                                   ------------  ------------
                                                                                                        322,723        11,978
                                                                                                   ------------  ------------
Radio Paging
In service and under construction................................................................       113,000       102,385
Less accumulated depreciation....................................................................        61,528        42,933
                                                                                                   ------------  ------------
                                                                                                         51,472        59,452
                                                                                                   ------------  ------------
Other
In service and under construction................................................................        74,906        75,910
Less accumulated depreciation....................................................................        45,354        40,972
                                                                                                   ------------  ------------
                                                                                                         29,552        34,938
                                                                                                   ------------  ------------
                                                                                                      1,828,889     1,293,410
                                                                                                   ------------  ------------
OTHER ASSETS AND DEFERRED CHARGES................................................................        83,406        67,188
                                                                                                   ------------  ------------
                                                                                                   $  4,200,969  $  3,469,082
                                                                                                   ------------  ------------
                                                                                                   ------------  ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
       CONSOLIDATED BALANCE SHEETS--LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                          DECEMBER 31,
                                                                                                   --------------------------
                                                                                                       1996          1995
                                                                                                   ------------  ------------
                                                                                                     (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
Current portion of long-term debt and preferred shares...........................................  $     38,197  $     49,233
Notes payable....................................................................................       160,537       184,320
Accounts payable.................................................................................       205,427       113,995
Advance billings and customer deposits...........................................................        32,434        27,706
Accrued interest.................................................................................        11,777        11,573
Accrued taxes....................................................................................         3,194        11,415
Other............................................................................................        57,701        29,482
                                                                                                   ------------  ------------
                                                                                                        509,267       427,724
                                                                                                   ------------  ------------

DEFERRED LIABILITIES AND CREDITS
Net deferred income tax liability................................................................       183,792       103,206
Postretirement benefits obligation other than pensions...........................................        11,451        12,146
Other............................................................................................        19,663        22,943
                                                                                                   ------------  ------------
                                                                                                        214,906       138,295
                                                                                                   ------------  ------------

LONG-TERM DEBT, excluding current portion........................................................       982,232       858,857
                                                                                                   ------------  ------------

REDEEMABLE PREFERRED SHARES, excluding current portion...........................................           280         1,587
                                                                                                   ------------  ------------

MINORITY INTEREST in subsidiaries................................................................       432,343       328,544
                                                                                                   ------------  ------------

NONREDEEMABLE PREFERRED SHARES...................................................................        29,000        29,710
                                                                                                   ------------  ------------

COMMON STOCKHOLDERS' EQUITY
Common Shares, par value $1 per share; authorized 100,000,000 shares; issued and outstanding
 54,237,180 and 51,137,426 shares, respectively..................................................        54,237        51,137
Series A Common Shares, par value $1 per share; authorized 25,000,000 shares; issued and
 outstanding 6,916,546 and 6,893,101 shares, respectively........................................         6,917         6,893
Common Shares issuable, 30,977 and 31,431 shares, respectively...................................         1,461         1,496
Capital in excess of par value...................................................................     1,661,093     1,417,513
Retained earnings................................................................................       309,233       207,326
                                                                                                   ------------  ------------
                                                                                                      2,032,941     1,684,365
                                                                                                   ------------  ------------
                                                                                                   $  4,200,969  $  3,469,082
                                                                                                   ------------  ------------
                                                                                                   ------------  ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                    ----------------------------------------
                                                                                        1996          1995          1994
                                                                                    ------------  ------------  ------------
                                                                                             (DOLLARS IN THOUSANDS)
COMMON SHARES
Balance beginning of period.......................................................  $     51,137  $     47,938  $     43,504
Add
  Acquisitions....................................................................         2,649         2,960         4,041
  Dividend reinvestment, incentive and benefit plans..............................           100           186           175
  Sales of Common Shares..........................................................       --            --                100
  Conversion of Preferred Shares..................................................           348            41           116
  Conversion of Series A Common Shares............................................             3            12             2
                                                                                    ------------  ------------  ------------
Balance end of period.............................................................  $     54,237  $     51,137  $     47,938
                                                                                    ------------  ------------  ------------
SERIES A COMMON SHARES
Balance beginning of period.......................................................  $      6,893  $      6,887  $      6,881
Add (Deduct)
  Dividend reinvestment plan......................................................            27            18             8
  Conversion to Common Shares.....................................................            (3)          (12)           (2)
                                                                                    ------------  ------------  ------------
Balance end of period.............................................................  $      6,917  $      6,893  $      6,887
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
COMMON SHARES ISSUABLE
Balance beginning of period.......................................................  $      1,496  $      1,995  $     15,189
Add (Deduct)
  Acquisitions....................................................................           464       --              1,995
  Shares issued pursuant to acquisition agreements................................          (499)         (499)      (15,189)
                                                                                    ------------  ------------  ------------
Balance end of period.............................................................  $      1,461  $      1,496  $      1,995
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
CAPITAL IN EXCESS OF PAR VALUE
Balance beginning of period.......................................................  $  1,417,513  $  1,288,453  $  1,069,022
Add (Deduct)
  Acquisitions....................................................................       111,305       125,886       182,812
  Dividend reinvestment, incentive and benefit plans..............................         4,487         6,994         6,667
  Sales of Common Shares..........................................................       --            --              4,924
  Capital stock expense...........................................................           (25)         (124)          (53)
  Conversion of Preferred Shares..................................................         4,254        (3,127)        1,324
  Gain on sale of subsidiary stock................................................       123,246           714        21,184
  Net unrealized gain (loss) on marketable equity securities......................           142        (2,090)        2,100
  Income tax effects of capital stock transactions................................           171           807           473
                                                                                    ------------  ------------  ------------
Balance end of period.............................................................  $  1,661,093  $  1,417,513  $  1,288,453
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------
RETAINED EARNINGS
Balance beginning of period.......................................................  $    207,326  $    127,765  $     89,689
Add net income....................................................................       128,139       103,978        59,821
                                                                                    ------------  ------------  ------------
                                                                                         335,465       231,743       149,510
                                                                                    ------------  ------------  ------------
Deduct
  Dividends
    Common and Series A Common Shares.............................................        24,274        21,910        19,287
    Preferred Shares..............................................................         1,958         2,507         2,458
                                                                                    ------------  ------------  ------------
                                                                                          26,232        24,417        21,745
                                                                                    ------------  ------------  ------------
Balance end of period.............................................................  $    309,233  $    207,326  $    127,765
                                                                                    ------------  ------------  ------------
                                                                                    ------------  ------------  ------------

The accompanying notes to consolidated financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies of Telephone and Data Systems, Inc. and its subsidiaries ("TDS" or the "Company") conform to generally accepted accounting principles. The accounting records of the telephone subsidiaries are maintained in accordance with the uniform systems of accounts prescribed by the regulatory bodies under whose jurisdiction the subsidiaries operate.

    NATURE OF OPERATIONS

    TDS is a diversified telecommunications company which, at December 31, 1996, provided high-quality telecommunications services to approximately 2.3 million cellular telephone, telephone and radio paging customers in 37 states and the District of Columbia. The Company conducts substantially all of its cellular operations through its 80.6%-owned subsidiary, United States Cellular Corporation [AMEX:USM], its telephone operations through its wholly owned subsidiary, TDS Telecommunications Corporation ("TDS Telecom"), and its radio paging operations through its 82.3%-owned subsidiary, American Paging, Inc. [AMEX:APP]. The Company is developing its personal communications services ("PCS") operations through its 82.8%-owned subsidiary Aerial Communications, Inc. [NASDAQ:AERL] (formerly American Portable Telecom, Inc.). PCS development costs for each of the three years ended December 31, 1996 are set forth in the Consolidated Statements of Income. See Note 14--Business Segment Information for summary financial information on each business segment.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of TDS, its majority-owned subsidiaries since acquisition and the cellular telephone partnerships in which TDS has a majority general partnership interest. All material intercompany items have been eliminated. Certain amounts reported in prior years have been reclassified to conform to current period presentation.

    TDS includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions accounted for as purchases. All costs relating to unsuccessful negotiations for acquisitions are expensed.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

    Cash and cash equivalents include cash and those short-term, highly-liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months to 12 months are classified as temporary investments. Temporary investments are stated at cost, which approximates market. Those investments with original maturities of more than 12 months are classified as marketable securities and are stated at amortized cost.

    INVESTMENTS

    Cellular license acquisition costs consist of costs incurred in acquiring Federal Communications Commission ("FCC") licenses or minority interests which have been awarded FCC licenses to provide cellular service. These costs include amounts paid to license applicants and owners of interests in cellular entities awarded licenses; amounts paid for legal, engineering, and consulting services; amounts incurred by TDS in acquiring these interests; and goodwill. These costs are capitalized and amortized through charges to expense over 40 years upon commencement of operations. Amortization amounted to $28.5 million, $27.8 million and $24.2 million in 1996, 1995 and 1994, respectively. Accumulated amortization of cellular license costs was $112.2 million and $90.6 million at December 31, 1996 and 1995, respectively. Included in cellular license costs is approximately $322 million and

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1 (CONTINUED)
$363 million at December 31, 1996 and 1995, respectively, which resulted from various acquisitions structured to be tax-free.

    Investments in cellular minority interests consist of amounts invested in cellular entities in which TDS holds a minority interest. The Company follows the equity method of accounting, which recognizes TDS's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, for its long-term investments ($196.0 million and $146.1 million at December 31, 1996 and 1995, respectively). Income and losses from these entities are reflected in the consolidated income statements on a pretax basis. At December 31, 1996, the cumulative share of income from minority cellular investments accounted for under the equity method was $184.3 million, of which $94.7 million was undistributed. The cost method of accounting is followed for certain minority interests managed by others ($10.4 million and $12.5 million at December 31, 1996 and 1995, respectively).

    Broadband and Narrowband PCS license acquisition costs consist of costs incurred in acquiring PCS licenses ($341.8 million) and capitalized interest ($39.6 million). These costs will be amortized through charges to expense upon commencement of operations.

    Telephone franchise and other costs include the costs in excess of the underlying book value of acquired telephone companies. Costs in excess of the underlying book value relating to acquisitions initiated before November 1, 1970, aggregating $6.5 million, are not being amortized. Costs aggregating $204.9 million and $186.9 million at December 31, 1996 and 1995, respectively, relating to acquisitions since November 1, 1970, are being amortized on a straight-line basis over a 40-year period. Amortization amounted to $4.9 million, $4.4 million and $3.3 million in 1996, 1995 and 1994, respectively. Accumulated amortization of excess cost was $29.6 million and $24.7 million at December 31, 1996 and 1995, respectively. Included in excess cost is approximately $143 million and $142 million at December 31, 1996 and 1995, respectively, which resulted from various acquisitions structured to be tax-free.

    Other investments consist of the following:

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1996       1995
                                                                                     ---------  ---------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
Minority telephone and paging interests............................................  $  20,989  $  30,422
Long-term notes receivable.........................................................     14,974     16,419
Rural Telephone Bank Stock, at cost................................................      6,639      6,350
Marketable equity securities.......................................................      2,673        346
Marketable non-equity securities...................................................     29,735     24,871
Other..............................................................................      9,527      9,318
                                                                                     ---------  ---------
                                                                                     $  84,537  $  87,726
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The equity method of accounting is followed for minority telephone and paging interests in which TDS holds common stock ownership of at least 20% or can influence the policies of the affiliated company. At December 31, 1996, the cumulative share of income from minority telephone and paging investments accounted for under the equity method was $4.1 million, of which $2.2 million was undistributed.

    The Company's investment in debt securities with original maturities of more than 12 months are classified as marketable non-equity securities and held-to-maturity. They are stated at amortized cost.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1 (CONTINUED)
    Information regarding the Company's marketable non-equity securities is summarized below.

                                                                                         DECEMBER 31,
                                                                                     --------------------
                                                                                       1996       1995
                                                                                     ---------  ---------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
Held-to-Maturity
U.S. Treasury and other U.S. government corporations and agencies
Aggregate Fair Value
  Current..........................................................................  $  46,622  $  12,293
  Noncurrent.......................................................................     29,882     25,200
Amortized Cost Basis
  Current..........................................................................     46,603     12,337
  Noncurrent.......................................................................     29,735     24,871
Gross Unrealized
  Holding Gains....................................................................        175        343
Gross Unrealized
  Holding Losses...................................................................  $       8  $      58
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    The noncurrent investments have contractual maturities of more than one to five years at December 31, 1996. No sales or transfers of securities classified as held-to-maturity occurred during 1996.

    REVENUE RECOGNITION

    TDS's revenues are recognized when earned. Telephone network access and long-distance services are furnished jointly with other companies, primarily AT&T and the Bell Operating Companies. Compensation for interstate access services is based on tariffed access charges to interstate long-distance carriers as filed by the National Exchange Carrier Association with the FCC on behalf of TDS. Such compensation amounted to 32%, 33% and 31% of telephone revenues in 1996, 1995 and 1994, respectively. Compensation for intrastate toll and access services is based on tariffed access charges, cost separation studies, nationwide average schedules or special settlement arrangements with intrastate long-distance carriers. Network access and long-distance revenues based on cost separation studies represent estimates pending completion and acceptance of final cost studies. Management believes that recorded amounts represent reasonable estimates of the final amounts.

    ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising costs totaled $29.8 million, $17.2 million and $13.7 million for the years ended December 31, 1996, 1995 and 1994, respectively.

    EARNINGS PER COMMON SHARE

    Earnings per Common Share were computed by dividing Net Income Available to Common, less a minority income adjustment, by the weighted average number of Common Shares, Series A Common Shares and dilutive common equivalent shares outstanding during the year. The minority income adjustment, $271,000 and $411,000 in 1995 and 1994, respectively, reflects the additional minority share of USM's income computed as if all of USM's issuable securities were outstanding. Dilutive common stock equivalents consist of Common Shares issuable upon conversion of dilutive series of Preferred Shares and Common Share options.

    Preferred dividend requirements include all dividends paid on Preferred Shares which are not dilutive common stock equivalents. For the year ended December 31, 1996, the preferred dividend requirement on all outstanding Preferred Shares was $1.8 million.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 1 (CONTINUED)
    SUPPLEMENTAL CASH FLOW DISCLOSURES

    Following are supplemental cash flow disclosures for interest and income taxes paid, acquisitions and certain noncash transactions.

                                                                            YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------
                                                                          1996        1995       1994
                                                                       -----------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Interest paid........................................................  $    76,062  $  49,414  $  39,904
Income taxes paid....................................................       67,907     60,515     27,644
Common Shares issued by TDS for conversion of TDS Preferred Shares...        4,602        948      1,714
Increase in PCS network equipment and prepaid infrastructure costs
  through the issuance of long-term debt.............................      100,000     --         --
Additions to property, plant and equipment financed through accounts
  payable and accrued expenses.......................................  $    87,109  $   3,943  $  (9,958)
                                                                       -----------  ---------  ---------
                                                                       -----------  ---------  ---------

    TDS has acquired operating telephone and paging companies, certain cellular licenses and operating companies and certain other assets since January 1, 1994. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed, and Common Shares and Preferred Shares issued:

                                                                          YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------
                                                                      1996          1995          1994
                                                                  ------------  ------------  ------------
                                                                           (DOLLARS IN THOUSANDS)
Property, plant and equipment...................................  $     55,692  $     56,132  $     47,400
Cellular licenses...............................................        95,447       129,510       169,845
Franchise and other costs.......................................        17,679        25,657        41,692
Minority interest...............................................        (1,109)       (1,941)         (259)
Increase (decrease) in equity method investment in cellular
  interests.....................................................        (3,641)          977       (15,586)
Long-term debt..................................................       (22,979)       (9,254)      (21,571)
Deferred credits................................................        (6,205)         (538)       (6,225)
Other assets and liabilities, excluding cash and cash
  equivalents...................................................         9,297        (6,143)        9,808
Common Shares issued and issuable...............................      (113,128)     (127,836)     (173,658)
Preferred Shares issued.........................................       --            --            (12,500)
USM Common Shares issued and issuable...........................           (34)      (12,794)       (1,394)
                                                                  ------------  ------------  ------------
Decrease in cash due to acquisitions............................  $     31,019  $     53,770  $     37,552
                                                                  ------------  ------------  ------------
                                                                  ------------  ------------  ------------

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 2

    INCOME TAXES

    TDS files a consolidated federal income tax return. Income tax provisions charged to net income before the cumulative effect of an accounting change are summarized as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                       ---------------------------------
                                                                          1996        1995       1994
                                                                       -----------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Current:
  Federal............................................................  $    31,356  $  44,690  $  20,921
  State..............................................................       17,275     16,736      4,873
Deferred:
  Federal............................................................       67,040     19,253     13,440
  State..............................................................       10,072      2,386      2,963
Amortization of deferred investment tax credits......................       (2,097)    (2,036)    (1,484)
                                                                       -----------  ---------  ---------
Total income tax expense.............................................  $   123,646  $  81,029  $  40,713
                                                                       -----------  ---------  ---------
                                                                       -----------  ---------  ---------

    Investment tax credits resulting from investments in telephone plant and equipment have been deferred and are being amortized over the service lives of the related property.

    The statutory federal income tax rate is reconciled to TDS's effective income tax rate before the cumulative effect of an accounting change below.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                               -------------------------------
                                                                                 1996       1995       1994
                                                                               ---------  ---------  ---------
Statutory federal income tax rate............................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit...................................        8.3        6.9        5.1
Amortization of license acquisition costs and costs in excess of book
  value......................................................................        1.7        2.4        3.5
Acquisition-related tax basis adjustment.....................................     --         --           (2.7)
Dividend exclusion...........................................................     --            (.1)      (1.8)
Amortization of deferred investment tax credits..............................        (.8)      (1.0)      (1.5)
Effects of corporations not included in consolidated federal tax return......        1.7        2.1        1.4
Sale of cellular interests...................................................        4.9     --         --
Other differences, net.......................................................       (1.7)      (1.5)       1.2
                                                                                     ---        ---        ---
Effective income tax rate....................................................       49.1%      43.8%      40.2%
                                                                                     ---        ---        ---
                                                                                     ---        ---        ---

    The increase in the 1996 effective tax rate reflects additional income tax expense due to tax gains in excess of book gains associated with the sale of certain cellular interests. The lower 1994 rate reflects deferred income taxes provided on the book/tax basis difference related to certain telephone acquisitions and certain income excluded due to the dividend exclusion rules.

    The total income tax expense for the year ended December 31, 1994, including the cumulative effect of an accounting change was $40.3 million. The effective income tax rate including the cumulative effect of an accounting change was 40.3% in 1994.

    Deferred income taxes are provided for the temporary differences between the amount of the Company's assets and liabilities for financial reporting purposes and their tax bases.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 2 (CONTINUED)
    The Company's current net deferred tax assets totaled $2.7 million and $3.2 million as of December 31, 1996 and 1995, respectively. The net current deferred tax asset primarily represents the deferred tax effects of unearned revenues.

    The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows:

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                     1996         1995
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Deferred Tax Asset:
  Alternative minimum tax credit carryforward...................................  $    10,433  $    10,316
  State operating loss carryforwards............................................       17,055       10,537
  Postretirement benefits.......................................................        4,819        4,502
  Other.........................................................................       15,059        9,075
                                                                                  -----------  -----------
                                                                                       47,366       34,430
Less valuation allowance........................................................      (16,891)     (10,061)
                                                                                  -----------  -----------
Net Deferred Tax Asset..........................................................       30,475       24,369
                                                                                  -----------  -----------
Deferred Tax Liability:
  Property, plant and equipment.................................................       86,056       83,131
  Partnership investments.......................................................       26,965       20,047
  Investment in equity securities...............................................       40,540        2,572
  Minority share of USM income..................................................       (7,122)      (1,500)
  Effects of corporations not included in consolidated federal tax return.......        3,945        3,642
  Licenses......................................................................       38,656       16,001
  Other.........................................................................       25,227        3,682
                                                                                  -----------  -----------
Total Deferred Tax Liability....................................................      214,267      127,575
                                                                                  -----------  -----------
Net Deferred Income Tax Liability...............................................  $   183,792  $   103,206
                                                                                  -----------  -----------
                                                                                  -----------  -----------

    At December 31, 1996, TDS had $10.4 million of federal alternative minimum tax credit carryforward available to offset regular income tax payable in future years. In addition, TDS had $267.7 million of state net operating loss carryforward at December 31, 1996, expiring between 1996 and 2010, which generated a $17.1 million deferred tax asset. A valuation allowance was established for the state operating loss carryforwards since it is more likely than not that a portion will expire before such carryforwards can be utilized.

    TDS's telephone subsidiaries have recorded deferred income tax liabilities related primarily to temporary differences not deferred under rate-making policy. As of December 31, 1996, a corresponding net regulatory liability of $200,000 has been established to reflect recovery through future rates. This amount is being amortized over the lives of the related temporary differences.

NOTE 3

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost.

    Telephone plant in service and under construction is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction ("AFUDC"). The composite weighted average AFUDC rates were 7.3%, 9.3% and 10.4% in 1996, 1995 and 1994, respectively.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 3 (CONTINUED)
    Renewals and betterments of units of property are added to telephone plant in service. The original cost of depreciable property retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to accumulated depreciation. Repairs and renewals of minor items of property are included in plant operations expense. No gain or loss is recognized on ordinary retirements of depreciable telephone property.

    AERL capitalizes interest ($1.2 million in 1996) on certain work in process expenditures. When the assets are placed in service, they will be depreciated over their respective useful lives.

    Certain costs relating to the development of computer software for internal use are capitalized and are amortized over the estimated five-year life of the software.

    Depreciation is provided for book purposes using the straight-line method. Composite depreciation rates, as applied to the average cost of depreciable property, are as follows:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                               -------------------------------
                                                                                 1996       1995       1994
                                                                               ---------  ---------  ---------
Cellular Telephone...........................................................       10.4%      10.0%      10.5%
Telephone....................................................................        7.2        7.1        7.5
PCS..........................................................................       20.2        2.2     --
Radio Paging.................................................................       27.9       22.1       23.1
Other........................................................................       15.9       10.0       12.8
                                                                                     ---        ---        ---
                                                                                     ---        ---        ---

NOTE 4

    ACQUISITIONS AND SALES

    During 1996, 1995 and 1994, TDS and its subsidiaries completed the following business combinations:

                                                                                CONSIDERATION
                                                                    -------------------------------------
                                                                                      TDS AND USM COMMON
                                                                                     STOCK, TDS PREFERRED
                                                                                         SHARES, AND
                                                                    CASH, NOTES AND  SUBSIDIARY PREFERRED
                                                                    LONG-TERM DEBT          STOCK
                                                                    ---------------  --------------------
                                                                           (DOLLARS IN THOUSANDS)
Acquisitions During 1996
  Cellular interests..............................................    $    13,596        $     42,499
  Majority interests in five telephone companies..................         17,423              70,663
Acquisitions During 1995
  Cellular interests..............................................    $    41,885        $     94,542
  Majority interests in five telephone companies..................            250              46,087
  Paging interests................................................          5,656             --
Acquisitions During 1994
  Cellular interests..............................................    $    29,599        $    110,732
Majority interests in three telephone companies...................          7,386              71,945
  Paging interest.................................................          4,875               4,875
                                                                    ---------------        ----------
                                                                    ---------------        ----------

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 4 (CONTINUED)
    Assuming that these acquisitions had taken place on January 1, 1995, unaudited pro forma results of operations from continuing operations would have been as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                              ----------------------------
                                                                                  1996           1995
                                                                              -------------  -------------
                                                                                 (DOLLARS IN THOUSANDS,
                                                                               EXCEPT PER SHARE AMOUNTS)
Operating revenues..........................................................  $   1,229,053  $   1,013,326
Net income..................................................................        129,199        105,926
Earnings per share..........................................................  $        2.08  $        1.69
                                                                              -------------  -------------
                                                                              -------------  -------------

    SALES OF CELLULAR AND OTHER INVESTMENTS

    The $138.7 million gain in 1996 reflects the sales of non-strategic cellular and other investments. USM sold its majority interests in eight markets and minority interests in two other markets, received cash from the settlement of two separate legal matters and received cash in an exchange of markets with another cellular operator. AERL sold its majority interests in two markets. These transactions, along with the sales of certain other investments by TDS, generated net cash proceeds of $221.5 million.

    The $86.6 million gain in 1995 reflects the sales and exchanges of non-strategic cellular and other investments. USM sold its majority interests in six markets and its minority interests in six markets during 1995. These sales, along with the sales of marketable equity securities and certain other investments by TDS, generated net cash proceeds of $197.6 million.

    The $7.5 million gain in 1994 reflects the sale and exchange of minority-owned cellular and telephone interests. The cellular gain represents the excess of the fair market value of the cellular interests traded over the book value of such interests. The Company also sold its minority interest in a telephone company for preferred shares of the telephone company having a face value of $5.9 million and $6.0 million in cash.

NOTE 5

    NOTES PAYABLE

    TDS has used short-term debt to finance its investments in PCS, cellular telephone and radio paging operations, for acquisitions, and for general corporate purposes. Long-term debt and equity financing from time to time have retired such short-term debt. Proceeds from an AERL initial public offering retired $131.2 million of short-term debt in 1996. (See Note 7-Sale of Stock by Subsidiaries.) Proceeds from the sales of non-strategic cellular and other investments from time to time in 1996 and 1995 have been used to retire short-term debt. Proceeds from a USM convertible debt offering retired $131.4 million of short-term debt in 1995. Proceeds from an APP initial public offering and TDS's sales of Common Shares retired $21.2 million of short-term debt in 1994.

    TDS and its subsidiaries had $678.4 million of bank lines of credit for general corporate purposes at December 31, 1996, $653.4 million of which were committed. Unused amounts of such lines totalled $521.0 million, $496.0 million of which were committed. These line-of-credit agreements provide for borrowings at negotiated rates up to the prime rate.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 5 (CONTINUED)
    Information concerning notes payable is shown in the table below:

                                                                                 DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Balance at end of period...........................................  $   160,537  $   184,320  $    98,608
Weighted average interest rate at end of period....................         6.0%         6.3%         6.5%
Maximum amount outstanding during the period.......................  $   204,140  $   184,320  $   106,077
Average amount outstanding during the period (1)...................  $   112,341  $   139,671  $    50,499
Weighted average interest rate during the period (1)...............         5.8%         6.4%         5.2%
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

---------

(1) The average was computed based on month-end balances.

NOTE 6

    LONG-TERM DEBT

    Long-term debt as of December 31, 1996 and 1995 is as follows:

                                                                                       DECEMBER 31,
                                                                                --------------------------
                                                                                    1996          1995
                                                                                ------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
Telephone and Data Systems, Inc. (Parent)
  Medium-term notes, 8% to 10%, due through 2025..............................  $    239,200  $    239,200
  Purchase contracts and other long-term notes 8% to 9.6%, due through 2003...         3,175         3,676
                                                                                ------------  ------------
                                                                                     242,375       242,876
  Less current portion........................................................           232           418
                                                                                ------------  ------------
Total parent debt.............................................................       242,143       242,458
                                                                                ------------  ------------
Subsidiaries
  RUS, RTB and FFB Mortgage Notes, due through 2031
    0% to 2%..................................................................        24,859        26,350
    4% to 6%..................................................................       178,499       172,231
    6.04% to 9%...............................................................       103,800        84,464
    9.5% to 11%...............................................................         1,213         1,233
                                                                                ------------  ------------
                                                                                     308,371       284,278
                                                                                ------------  ------------
6% zero coupon convertible debentures, matures June 15, 2015..................       745,000       745,000
Unamortized discount..........................................................      (494,893)     (509,250)
                                                                                ------------  ------------
                                                                                     250,107       235,750
                                                                                ------------  ------------
Vendor financing, approximating 90-day Commercial Paper Rate plus 1.4% due
  through 2002................................................................       103,654       119,998
8.34% zero coupon notes, matures November 1, 2006.............................       226,245       --
  Unamortized discount........................................................      (122,502)      --
                                                                                ------------  ------------
                                                                                     103,743       --
                                                                                ------------  ------------
  Other long-term notes, 0% to 12.6%, due through 2009........................        10,601        11,682
                                                                                ------------  ------------
                                                                                     776,476       651,708
  Less current portion........................................................        36,387        35,309
                                                                                ------------  ------------
Total subsidiaries' debt......................................................       740,089       616,399
                                                                                ------------  ------------
Total long-term debt..........................................................  $    982,232  $    858,857
                                                                                ------------  ------------
                                                                                ------------  ------------

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 6 (CONTINUED)
    The Company sold $39.2 million of senior unsecured debt securities in 1995 under its Medium-Term Note Program. The proceeds were used principally to retire short-term debt, as well as for working capital and general corporate purposes.

    The mortgage notes issued under certain loan agreements with the Rural Utilities Service ("RUS"), Rural Telephone Bank ("RTB") and Federal Financing Bank ("FFB"), agencies of the United States of America, are to be repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2031. Substantially all telephone plant is pledged under RUS and RTB mortgage notes and various other obligations of the telephone subsidiaries.

    USM sold $745 million principal amount at maturity of 20-year zero coupon 6% yield to maturity convertible redeemable debt in June 1995 with proceeds to the Company of $221.5 million. No debt has been converted as of December 31, 1996.

    USM has financing arrangements with an equipment vendor for cellular system equipment and construction costs. The borrowings are collateralized by a secured interest in some or all of the assets of USM's operating subsidiaries. Borrowings have terms of seven years at an interest rate of 1.4% over the 90-day Commercial Paper Rate (for a rate of 7.03% at December 31, 1996).

    AERL sold $226 million principle amount at maturity of 10-year zero coupon 8.34% yield to maturity debt in November 1996 at an issue price of $100 million. The proceeds were paid to AERL's equipment vendor in satisfaction of all outstanding and future obligations up to $100 million. The notes are fully and unconditionally guaranteed by TDS.

    The annual requirements for principal payments on long-term debt are approximately $36.6 million, $39.3 million, $36.8 million, $31.8 million and $27.9 million for the years 1997 through 2001, respectively.

NOTE 7

    MINORITY INTEREST IN SUBSIDIARIES

    The following table summarizes the minority shareholders' and partners' interests in the equity of consolidated subsidiaries.

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                     1996         1995
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
USM
  USM shareholders'.............................................................  $   285,835  $   259,719
  USM subsidiaries' partners'...................................................       48,715       45,303
                                                                                  -----------  -----------
                                                                                      334,550      305,022
TDS Telecom telephone subsidiaries'.............................................       21,810       17,108
AERL shareholders'..............................................................       75,897      --
APP shareholders'...............................................................      --             6,280
Other...........................................................................           86          134
                                                                                  -----------  -----------
                                                                                  $   432,343  $   328,544
                                                                                  -----------  -----------
                                                                                  -----------  -----------

    SALE OF STOCK BY SUBSIDIARIES

    USM issued Common Shares during 1996, 1995 and 1994 in connection with acquisitions and employee stock purchase plans. AERL issued 12.3 million Common Shares in an initial public offering (at a price of $17 per share) in 1996. The initial public offering reduced TDS's ownership percentage from 100% to 82.8%. APP issued Common Shares during 1996 and 1995 in connection with employee stock purchase plans, and in 1994 issued 3.5 million Common Shares in an initial public offering (at a price of $14 per share). The initial public offering reduced TDS's

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 7 (CONTINUED)
ownership percentage from 100% to 82.5%. The USM, AERL and APP Common Share transactions were recorded at fair market values which were either less than or in excess of TDS's book value investment in USM, AERL and APP. TDS adjusted its book value investment as a result of these issues and increased capital in excess of par value $123.2 million, $714,000 and $21.2 million in 1996, 1995 and 1994, respectively.

NOTE 8

    PREFERRED SHARES

    TDS Cumulative Voting Preferred Shares have a stated value of $100 per share. The 5,000,000 authorized Preferred Shares are issuable in series by the Board of Directors who establish the terms of the issue. Those issues which contain mandatory redemption features or which are redeemable at the option of the holder are classified as Redeemable Preferred Shares. Those issues which are not redeemable or which are redeemable at the option of TDS are classified as Nonredeemable Preferred Shares.

    REDEEMABLE PREFERRED SHARES

    Redeemable Preferred Shares include outstanding series of TDS Cumulative Voting Preferred Shares with mandatory redemption features or which are redeemable at the option of the holder. At December 31, 1996, 18,581 shares of Redeemable Preferred Shares were outstanding, redeemable at $100 per share. All other dividends are payable in cash.

    The annual requirements for redemption of Redeemable Preferred Shares are $1.6 million, $103,000, $100,000 and $77,000 for the years 1997 through 2000, respectively.

    The following is a schedule of the Redeemable Preferred Shares' activity.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Balance, beginning of period...........................................  $  15,093  $  25,001  $  27,367
Add:
  Stock dividends......................................................        113        546        839
Less:
  Redemption of preferred..............................................     (9,456)    (9,608)    (1,005)
  Conversion of preferred..............................................     (3,872)    --         (1,000)
  Expiration of redemption feature.....................................        (20)      (839)    (1,200)
  Change in redemption feature.........................................     --             (7)    --
                                                                         ---------  ---------  ---------
                                                                             1,858     15,093     25,001
Less current portion...................................................      1,578     13,506     11,792
                                                                         ---------  ---------  ---------
Balance, end of period.................................................  $     280  $   1,587  $  13,209
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    NONREDEEMABLE PREFERRED SHARES

    Nonredeemable Preferred Shares include outstanding series of TDS Cumulative Voting Preferred Shares which have no mandatory redemption features. At December 31, 1996, 290,002 shares of Nonredeem-able Preferred Shares were outstanding. Outstanding Nonredeemable Preferred Shares are generally redeemable at the option of TDS at $100 per share, plus accrued and unpaid dividends. At December 31, 1996, certain series of Preferred Shares are convertible into TDS Common Shares. (See Note 9--Convertible Preferred Shares)

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 8 (CONTINUED)

    The following is a schedule of the Nonredeemable Preferred Shares activity.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Balance, beginning of period...........................................  $  29,710  $  29,819  $  16,833
Add:
  Acquisitions.........................................................     --         --         12,500
  Reclassification from Redeemable Preferred Shares....................         20        839      1,200
Less:
  Conversion of preferred..............................................       (730)      (948)      (714)
                                                                         ---------  ---------  ---------
Balance, end of period.................................................  $  29,000  $  29,710  $  29,819
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

NOTE 9

    COMMON STOCK ACQUISITIONS

    During 1996, 1995 and 1994, TDS issued 2.6 million, 3.0 million and 4.0 million Common Shares, respectively, for the acquisition of cellular and telephone interests.

    COMMON SHARES ISSUABLE

    Certain acquisition agreements require TDS to deliver 20,497 and 10,480 Common Shares in 1997 and 1998, respectively.

    DIVIDEND REINVESTMENT, INCENTIVE AND BENEFIT PLANS

    The following table summarizes Common and Series A Common Shares issued for the employee stock ownership plans and dividend reinvestment plans described below.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
Common Shares
  Tax-deferred savings plan............................................     36,269     40,624     30,764
  Dividend reinvestment plan...........................................     28,827    105,001     85,754
  Employee stock options, awards, stock appreciation rights and
    employee stock purchase plan.......................................     35,273     40,025     59,278
                                                                         ---------  ---------  ---------
                                                                           100,369    185,650    175,796
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Series A Common Shares
  Dividend reinvestment plan...........................................     26,445     17,855      7,783
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    TAX-DEFERRED SAVINGS PLAN. TDS has reserved 110,965 Common Shares for issue under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in TDS Common Shares, USM Common Shares, AERL Common Shares, APP Common Shares or five nonaffiliated funds.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 9 (CONTINUED)
    DIVIDEND REINVESTMENT PLANS. TDS has reserved 486,015 Common Shares for issue under the Automatic Dividend Reinvestment and Stock Purchase Plan and 192,254 Series A Common Shares for issue under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of TDS's Common Shares and Preferred Shares to reinvest cash dividends in newly issued Common Shares and holders of Series A Common Shares to reinvest cash dividends in newly issued Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

    STOCK-BASED COMPENSATION PLANS

    TDS has reserved 1,316,196 Common Shares for options granted and to be granted to key employees. TDS has established certain plans that provide for the grant of stock options and stock appreciation rights for the officers and employees. The options are exercisable over a specified period not in excess of ten years. The options expire from 1997 to 2006 or the date of the employee's termination of employment, if earlier.

    TDS accounts for stock options, stock appreciation rights ("SARS") and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25. No compensation costs have been recognized for the stock option and employee stock purchase plans. Compensation expense for SARS, measured on the difference between the year-end market price of the Common Shares and SAR prices, was $263,000, $408,000 and $218,000 in 1996, 1995 and 1994,
respectively. Had compensation cost for all plans been determined consistent with Financial Accounting Standards Board Statement of Accounting Standards ("SFAS") No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  ------------------------
                                                                                     1996         1995
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS,
                                                                                      EXCEPT PER SHARE
                                                                                          AMOUNTS)
Net Income
  As Reported...................................................................  $   126,139  $   103,978
  Pro Forma.....................................................................  $   126,495  $   103,316
Earnings per Common Share
  As Reported...................................................................  $      2.08  $      1.74
  Pro Forma.....................................................................  $      2.05  $      1.73
                                                                                  -----------  -----------
                                                                                  -----------  -----------

    Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 9 (CONTINUED)
    A summary of the status of the Company's stock option plans at December 31, 1996, 1995 and 1994 and changes during the years ended is presented in the table and narrative below:

                                                           NUMBER    WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                          OF SHARES    OPTION PRICES       FAIR VALUES
                                                          ---------  -----------------  -----------------
Stock Options:
Outstanding January 1, 1994 (107,661 exercisable).......    302,685      $   15.35
  Granted...............................................    221,275      $   47.59
  Exercised.............................................    (25,876)     $    5.30
  Cancelled.............................................    (12,487)     $   27.47
                                                          ---------
Outstanding December 31, 1994 (172,689 exercisable).....    485,597      $   30.25
  Granted...............................................     59,995      $   38.67          $   14.84
  Exercised.............................................    (26,101)     $    5.52
  Cancelled.............................................     (3,046)     $   43.32
                                                          ---------
Outstanding December 31, 1995 (240,160 exercisable).....    516,445      $   32.47
  Granted...............................................     89,228      $   41.00          $   13.30
  Exercised.............................................    (11,025)     $   13.10
  Cancelled.............................................     (3,210)     $   39.89
                                                          ---------
Outstanding December 31, 1996 (405,996 exercisable).....    591,438      $   34.08
                                                          ---------        -------            -------
                                                          ---------        -------            -------

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.6% and 6.6%; expected dividend yields of 1.0% and 1.0%; expected lives of 5.1 years and 6.9 years and expected volatility of 20.5% and 25.0%.

    Stock appreciation rights allow the grantee to receive an amount in cash or Common Shares, or a combination thereof, equivalent to the difference between the exercise price and the fair market value of the Common Shares on the exercise date. The following table summarizes the SARs outstanding at $4.43 to $36.60 per share. These rights expire March 1997, or the date of the employee's termination of employment, if earlier. The fair value of each stock appreciation right grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.2% and 5.5%; expected dividend yields of 1.0% and 1.0%; expected lives of 0.2 years and 0.7 years; and expected volatility of 18.4% and 20.2%.

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
Outstanding beginning of period...........................................     16,034     12,096      9,100
  Granted.................................................................      5,923      8,174      7,796
  Exercised...............................................................    (11,887)    (4,236)    (4,800)
                                                                            ---------  ---------  ---------
Outstanding end of period.................................................     10,070     16,034     12,096
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    EMPLOYEE STOCK PURCHASE PLAN. TDS has reserved 201,638 Common Shares for sale to the employees of TDS and its subsidiaries. The fair value of the employees' purchase rights is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants rights in

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 9 (CONTINUED)
1996: risk-free interest rate of 5.6%; expected dividend yield of 1.0%; expected life of 0.5 year; and expected volatility of 15.3%.

    CONVERTIBLE PREFERRED SHARES

    TDS convertible Preferred Shares are convertible into 933,838 Common Shares (See Note 8--Nonredeemable Preferred Shares). TDS issued 347,707, 40,734 and 115,542 Common Shares in 1996, 1995 and 1994, respectively, for shares of TDS and subsidiary preferred stock converted.

    SERIES A COMMON SHARES

    The holders of Common Shares and the outstanding Preferred Shares are entitled to one vote per share. The holders of Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share-for-share basis, into Common Shares. TDS has reserved 6,916,546 Common Shares for possible issuance upon such conversion.

    COMMON SHARE REPURCHASE PROGRAM

    In December 1996, the Company authorized the repurchase of up to 3.0 million TDS Common Shares over a period of three years. The Company plans to finance the repurchase program using internally generated funds and borrowings under short-term lines of credit. The Company may use repurchased shares to fund acquisitions and for general corporate purposes. Subject to prevailing market conditions, purchases may be made from time to time through open market purchases or at negotiated prices in private transactions. The actual number of Common Shares which may be repurchased will be subject to the trading price of the Common Shares, the Company's financial position and other factors.

NOTE 10

    COMMITMENTS AND CONTINGENCIES
     CONSTRUCTION AND EXPANSION

    The primary purpose of TDS's construction and expansion program is to provide for normal growth, to upgrade telephone service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. The cellular capital additions budget totals approximately $300 million for 1997, including about $258 million for new cell sites and $30 million for various information systems initiatives. The telephone capital additions budget totals approximately $130 million for 1997, including about $56 million for new digital switches and other switching facilities and $56 million for improvements to outside plant facilities. The PCS capital additions budget totals approximately $345 million for 1997, including $255 million for switching equipment and $38 million for cell sites. The radio paging capital additions are anticipated to total approximately $35 million in 1997, including $15 million for systems and transmitters and $16 million for pagers.

    PENDING ACQUISITIONS

    At December 31, 1996, TDS has entered into definitive agreements to acquire a controlling interest in one cellular market and one telephone company for an aggregate consideration of approximately $39.8 million, primarily cash and TDS Common Shares.

    LEASE COMMITMENTS

    TDS and its subsidiaries have leases for certain cellular plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 1996, 1995 and 1994, rent expense for term leases was $20.9 million, $13.6 million and $10.4 million, respectively, and rent expense under cancelable and

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 10 (CONTINUED)
short-term leases was $7.6 million, $7.5 million and $6.5 million, respectively. At December 31, 1996, the aggregate minimum rental commitments under noncancelable operating leases were as follows:

                                                                                           MINIMUM FUTURE
                                                                                           RENTAL PAYMENTS
                                                                                           ---------------
                                                                                             (DOLLARS IN
                                                                                             THOUSANDS)
1997.....................................................................................    $    21,917
1998.....................................................................................         19,428
1999.....................................................................................         17,353
2000.....................................................................................         15,348
2001.....................................................................................         13,367
Thereafter...............................................................................    $    56,028
                                                                                           ---------------
                                                                                           ---------------

    LEGAL PROCEEDINGS

    The Company is involved in a number of legal proceedings before the FCC and various state and federal courts. In some cases, the litigation involves disputes regarding rights to certain cellular telephone systems and other interests. Management does not believe that any of such proceedings should have a material adverse impact on the financial position or results of operations of the Company.

NOTE 11

    RESTRICTION ON COMMON STOCK DIVIDENDS

    Under TDS's loan agreements at December 31, 1996, all of the consolidated retained earnings were available for the payment of cash dividends on shares of TDS common stock.

    Certain regulated telephone subsidiaries may not transfer funds to the parent in the form of cash dividends, loans or advances until certain financial requirements of their mortgages have been met. All of the $326.6 million underlying retained earnings of all TDS subsidiaries at December 31, 1996, was available for the payment of dividends on the subsidiaries common stock. Of the $2.7 billion underlying net assets of the TDS subsidiaries at December 31, 1996, $2.1 billion was available for transfer to TDS.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 12

    INVESTMENTS IN UNCONSOLIDATED ENTITIES

    The following summarizes the unaudited combined assets, liabilities and equity, and the unaudited results of operations of the cellular and telephone companies in which TDS's investments are accounted for by the equity method.

                                                                                      DECEMBER 31,
                                                                              ----------------------------
                                                                                  1996           1995
                                                                              -------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
Assets
  Current assets............................................................  $     324,780  $     266,967
  Due from affiliates.......................................................          6,232         24,765
  Property and other........................................................      1,121,676        937,609
                                                                              -------------  -------------
                                                                              $   1,452,688  $   1,229,341
                                                                              -------------  -------------
                                                                              -------------  -------------
Liabilities and Equity
  Current liabilities.......................................................  $     277,743  $     240,480
  Due to affiliates.........................................................         21,020         31,501
  Deferred credits..........................................................          3,380          5,766
  Long-term debt............................................................         41,591         40,220
  Partners' capital and stockholders' equity................................      1,108,954        911,374
                                                                              -------------  -------------
                                                                              $   1,452,688  $   1,229,341
                                                                              -------------  -------------
                                                                              -------------  -------------

                                                                         YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------
                                                                    1996           1995           1994
                                                                -------------  -------------  ------------
                                                                          (DOLLARS IN THOUSANDS)
Results of Operations.........................................  $   1,394,781  $   1,173,559
  Revenues....................................................              1              9  $    892,530
  Costs and expenses..........................................       (958,257)      (808,008)     (652,918)
  Other income................................................          8,558          8,249         7,952
  Interest expense............................................         (6,306)        (6,414)       (5,650)
  Income taxes................................................         (3,530)        (4,670)       (1,824)
  Extraordinary item..........................................         (2,211)      --             --
                                                                -------------  -------------  ------------
  Net income..................................................  $     433,035  $     362,716  $    240,090
                                                                -------------  -------------  ------------
                                                                -------------  -------------  ------------

NOTE 13

    EMPLOYEE BENEFIT PLANS

    PENSION PLAN

    The Company sponsors two qualified noncontributory defined contribution pension plans. One plan (the "TDS Plan") provides benefits for the employees of TDS, TDS Telecom and substantially all of the telephone company subsidiaries. (Employees of certain telephone subsidiaries are covered under other pension plans or receive direct pension payments.) The other plan provides pension benefits for USM and AERL employees. Under these plans, pension costs are calculated separately for each participant and are funded currently. TDS also sponsors an unfunded non-qualified deferred compensation plan to supplement the benefits under these plans to offset the reduction of benefits caused by the limitation on annual employee compensation under the tax laws.

    Total pension costs were $4.6 million, $4.6 million and $4.8 million in 1996, 1995 and 1994, respectively.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 13 (CONTINUED)
    OTHER POSTRETIREMENT BENEFITS

    The Company sponsors two defined benefit postretirement plans that cover most of the employees of TDS and its telephone subsidiaries. One plan provides medical benefits and the other plan provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually. The medical plan anticipates future cost sharing changes that are consistent with the Company's intent to increase retiree contributions by the health care cost trend rate. An amount not to exceed 25% of the total contribution to the TDS Plan will be contributed to fund the cost of the medical benefits annually. An additional contribution equal to a reasonable amortization of the past service cost may be made without regard to the 25% limitation described above. The Company will limit overall contributions to the aggregate accruals recorded by its subsidiaries. The Company's postretirement medical and life insurance plans are currently underfunded. Total contributions to fund postretirement medical and life insurance plans were $2.2 million, $3.1 million and $1.1 million in 1996, 1995 and 1994, respectively.

    The following table sets forth the plans' funded status reconciled with the amount shown in the Company's consolidated balance sheet at December 31, 1996:

                                                                            LIFE
                                                                          INSURANCE   HEALTH CARE
                                                                            PLAN         PLAN        TOTAL
                                                                         -----------  -----------  ---------
                                                                               (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees.............................................................   $   1,725    $   3,144   $   4,869
  Fully eligible active plan participants..............................         522        2,123       2,645
  Other active plan participants.......................................         939        9,328      10,267
                                                                         -----------  -----------  ---------
                                                                              3,186       14,595      17,781
Plan assets at fair value..............................................       1,305        8,954      10,259
                                                                         -----------  -----------  ---------
Accumulated postretirement benefit obligation in excess of plan
  assets...............................................................       1,881        5,641       7,522
Unrecognized prior service cost........................................         (68)        (649)       (717)
Unrecognized net gain from past experience different from that assumed
  and from changes in assumptions......................................          46        4,600       4,646
                                                                         -----------  -----------  ---------
Accrued postretirement benefit cost at December 31, 1996...............   $   1,859    $   9,592   $  11,451
                                                                         -----------  -----------  ---------
                                                                         -----------  -----------  ---------

    Net postretirement cost for 1996, 1995 and 1994 includes the following components:

                                                                                      DECEMBER 31,
                                                                             -------------------------------
                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
Service cost...............................................................  $     796  $     588  $     810
Interest cost on accumulated postretirement benefit obligation.............      1,125      1,082      1,116
Actual return on plan assets...............................................       (753)      (656)    --
Net amortization and deferral..............................................         99        204       (224)
                                                                             ---------  ---------  ---------
Net postretirement cost....................................................  $   1,267  $   1,218  $   1,702
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    For measurement purposes, a 10.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996; the rate was assumed to decrease over seven years to 6.1% and to remain at 6.1% thereafter. The assumed rates of compensation increases and return on plan assets were 5.0% and 8.0%, respectively. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $2.7 million and the aggregate of the service and interest cost components of postretirement expense for the year then ended by $419,000.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 13 (CONTINUED)
    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.0%.

NOTE 14

    BUSINESS SEGMENT INFORMATION

    TDS's businesses are classified into four principal segments: Cellular Telephone, Telephone, PCS and Radio Paging operations.

                                                                        YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                  1996           1995           1994
                                                              -------------  -------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
Revenues
  Cellular..................................................  $     707,820  $     492,395  $     332,404
  Telephone.................................................        402,629        354,841        306,341
  Paging....................................................        104,187        107,150         92,065
                                                              -------------  -------------  -------------
    Total...................................................  $   1,214,636  $     954,386  $     730,810
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------
Operating Income (Loss)
  Cellular..................................................  $      87,366  $      42,755  $      17,385
  Telephone.................................................        103,358         98,240         91,606
  Paging....................................................        (36,626)        (8,997)          (169)
                                                              -------------  -------------  -------------
    Total...................................................  $     154,098  $     131,998  $     108,822
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------
Depreciation and Amortization Expense
  Cellular..................................................  $     108,839  $      89,458  $      65,454
  Telephone.................................................         88,967         77,354         68,879
  Paging....................................................         33,777         24,692         17,178
                                                              -------------  -------------  -------------
    Total...................................................  $     231,583  $     191,504  $     151,511
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------
Identifiable Assets
  Cellular..................................................  $   2,116,592  $   1,890,621  $   1,584,142
  Telephone.................................................      1,181,084      1,058,241        984,563
  PCS.......................................................        638,412        318,265         20,473
  Paging....................................................        153,374        159,170        146,107
  Parent and Other..........................................        111,507         42,785         54,842
                                                              -------------  -------------  -------------
    Total...................................................  $   4,200,969  $   3,469,082  $   2,790,127
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------
Capital Expenditures
  Cellular..................................................  $     248,123  $     210,878  $     167,164
  Telephone.................................................        144,440        104,372        115,483
  PCS.......................................................        112,939          8,521       --
  Paging....................................................         32,517         26,527         28,966
  Parent and Other..........................................         12,185          9,698          8,088
                                                              -------------  -------------  -------------
    Total...................................................  $     550,204  $     359,996  $     319,701
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------

NOTE 15

    FAIR VALUES OF FINANCIAL INSTRUMENTS

    The carrying amounts of Cash and Cash Equivalents, Temporary Investments and Short-term Debt approximate fair value due to the short-term nature of these instruments.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 15 (CONTINUED)
    The carrying value and estimated fair value of the Company's long-term debt was $1.0 billion and $969.5 million, respectively, at December 31, 1996, and $894.6 million and $932.6 million, respectively, at December 31, 1995. The fair value was estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The decrease in estimated fair value in 1996 was due to a change in the incremental borrowing rate related to RUS, RTB and FFB Mortgage Notes.

    At December 31, 1996 and 1995, the carrying value of the Company's Redeemable Preferred Shares, $1.9 million, and $15.1 million, respectively, was approximately equal to its fair value. The fair value was estimated using discounted cash flow analysis based on the Company's current dividend yield on issues of its non-convertible preferred shares and, for convertible series, the net present value of the common stock to be issued upon conversion (valued at quoted market prices).

    It was not practicable to estimate the fair value of the Company's cost method investments in other companies because of the lack of quoted market prices. The carrying amounts at December 31, 1996 and 1995 represent the original cost of the investments, which management believes is not impaired.

NOTE 16

    PRO FORMA BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and to reflect the performance of the TDS Group. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 16 (CONTINUED)
    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U.S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U.
S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of each Tracking Group would initially be retained (the "Retained Interest") in a residual group (the "TDS Group"), along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U.S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U.S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U.S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 16 (CONTINUED)
businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

    PRO FORMA EARNINGS PER SHARE

    Pro forma net income attributable to the United States Cellular Group, the TDS Telecommunications Group, the Aerial Communications Group and to the TDS Group through Retained Interest assumes that the U.S. Cellular Merger, Aerial Merger and the Telecom Public Offering has not taken place and therefore 75% of net income of each Group (except for the TDS Group) is attributable to the United States Cellular Group Shares, the TDS Telecommunciations Group Shares and the Aerial Communications Group Shares and 25% of net income is attributable to the Retained Interest for the TDS Group. A portion of the net income in the United States Cellular Group and the Aerial Communications Group is allocated to the minority public shareholders of the respective Groups prior to attributing the net income to the Groups and the TDS Group through Retained Interest.

NOTE 17

    SUBSEQUENT EVENTS

    SALE OF NOTES. USM filed a shelf Registration Statement on Form S-3 in July 1997 for the sale of up to $400 million of unsecured debt. USM issued $250 million of 7.25% Notes due August 15, 2007 (the "Notes") under

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

NOTE 17 (CONTINUED)
the shelf registration in August 1997. The Company used the net proceeds from the sale of the Notes of approximately $247.0 million to repay notes payable and long-term debt.

    TDS filed a shelf Registration Statement on Form S-3 in October 1997 for the sale of up to $400 million of Trust Originated Preferred Securties-SM- ("TOPrS-SM-"). TDS issued $150 million aggregate principle amount of 8.5% TOPrS, due to mature on December 31, 2037 but may be extended to December 31, 2046 by TDS, on November 14, 1997. The Company used the net proceeds to repay certain short-term indebtedness.

    LINE OF CREDIT. In August of 1997 USM established a $500 million, seven year, revolving credit facility with a group of banks.

    EXCHANGE OF MARKETS WITH ANOTHER CELLULAR OPERATOR. In October 1997, USM completed the exchange with BellSouth it had announced earlier in 1997. Pursuant to the exchange,USM received majority interests in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, USM divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction. USM received majority interests representing approximately 4.0 milliion pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    SALE OF MINORITY INTERESTS. In December, 1997 USM announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by USM and TDS, in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to USM and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market).

---------

-SM-"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

             CONSOLIDATED QUARTERLY INCOME INFORMATION (UNAUDITED)

                                                                                           QUARTER ENDED
                                                                       ------------------------------------------------------
                                                                        MARCH 31      JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                                       -----------  -----------  -------------  -------------
                                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
Operating Revenues...................................................  $   263,387  $   298,951   $   315,924    $   336,374
Operating Income.....................................................       30,957       49,081        41,263         32,797
Gain on Sale of Cellular and Other Investments.......................       41,758       86,494         7,797          2,686
Net Income...........................................................       33,689       59,692        22,669         12,089
Net Income Available to Common.......................................       33,267       59,450        22,200         11,606
  Net Income Available to Common--Operations.........................       12,959       18,969        19,271         10,852
  Net Income Available to Common--Gains..............................  $    20,308  $    40,481   $     2,929    $       754
Weighted Average Common Shares (000s)................................       59,393       61,259         1,321         61,305
Earnings per Common Share............................................  $       .56  $       .97   $       .36    $       .19
Earnings per Common Share--Operations................................          .22          .31           .31            .18
Earnings per Common Share--Gains.....................................  $       .34  $       .66   $       .05    $       .01

1995
Operating Revenues...................................................  $   209,975  $   232,091   $   256,508    $   255,812
Operating Income.....................................................       29,156       33,825        40,560         28,457
Gain on Sale of Cellular and Other Investments.......................       19,488       16,886        43,375          6,876
Net Income...........................................................       23,193       22,580        42,596         15,609
Net Income Available to Common.......................................       22,701       22,086        42,338         15,100
Net Income Available to Common--Operations...........................       13,908       12,185        21,256         14,227
Net Income Available to Common--Gains................................  $     8,793  $     9,901   $    21,082    $       873
Weighted Average Common Shares (000s)................................       57,292       58,508        59,038         58,741
Earnings per Common Share............................................  $       .39  $       .38   $       .72    $       .26
Earnings per Common Share--Operations................................          .24          .21           .36            .24
Earnings per Common Share--Gains.....................................  $       .15  $       .17   $       .36    $       .02

Note: Certain 1996 quarterly amounts were reclassified for current period presentation.

    Net Income Available to Common for 1996 and 1995 included significant gains from the sales of cellular and other investments. The table above summarizes the effect of the gains on Net Income Available to Common and Earnings per Common Share.

    Management believes there exists a seasonality at USM in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

    In the first part of 1997, AERL is expected to begin commercial service which will result in AERL's revenue and expenses being included in operating income. Operating income is expected to decrease significantly in 1997 as a result of the commencement of PCS operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Telephone and Data Systems, Inc. (an Iowa corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telephone and Data Systems, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chicago, Illinois
January 29, 1997

(except with respect to the matters discussed in Note 16 and Note 17, as to which the date is December 15, 1997)

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    Telephone and Data Systems, Inc. ("TDS" or the "Company") is a diversified telecommunications company which provides high-quality telecommunications services to over 2.7 million cellular telephone, local telephone, personal communications service ("PCS") and radio paging customer units. TDS's long-term business development strategy is to expand its operations through internal growth and acquisitions, and to explore and develop telecommunications businesses that management believes utilize TDS's expertise in customer-based telecommunications.

    During the first nine months of 1997, U.S. Cellular continued with strong growth in customers, revenues and earnings, Aerial launched service in all of its markets, TDS Telecom continued with steady growth and American Paging continued its turnaround efforts. Revenues increased 24% primarily as a result of a 23% increase in customer units. The commencement of PCS operations significantly reduced operating cash flows, operating income and net income as compared to the first nine months of 1996. Strong increases in cash flow from U.S. Cellular and solid growth from TDS Telecom were offset by Aerial's start-up activities which resulted in an 11% decline in operating cash flow and a 62% decline in operating income. Net income to common declined 79% to $24.0 million as a result of the losses incurred in the start-up of the PCS markets and smaller gains on the sale of cellular interests and other investments.

    United States Cellular Corporation ("U.S. Cellular"), TDS's 80.9%-owned cellular subsidiary, continued its rapid growth during the first nine months of 1997. Customer units increased 44% to 1,357,000. The increase in customer units resulted in a 29% increase in revenues, a 33% increase in operating cash flow and a 47% increase in operating income.

    TDS Telecommunications Corporation ("TDS Telecom"), TDS's wholly owned telephone subsidiary, continued to provide solid growth with a 17% increase in revenues, a 10% increase in operating cash flow and a 4% increase in operating income. Telephone access lines increased by 6% to 506,600.

    Aerial Communications, Inc. ("Aerial"), TDS's 82.6%-owned PCS subsidiary, launched service in all six of its markets between March and June of 1997. Customer units totaled nearly 65,000 at September 30, 1997. Aerial's revenues and expenses incurred subsequent to the launching of service have been included in operating income. Operating cash flow was a negative $96.3 million while operating loss totaled $116.2 million. Costs incurred prior to the launch of service, (PCS development costs included in "Investment and Other Income (Expense)") totaled $21.6 million in 1997 and $24.3 million in 1996.

    American Paging, Inc. ("American Paging"), TDS's 82.0%-owned paging subsidiary, reported a 1% increase in units in service to 792,800. Revenues declined by 9% primarily as a result of competitive pricing pressures. Operating loss totaled $24.8 million for the first nine months of 1997.

RESULTS OF OPERATIONS

NINE MONTHS ENDED 9/30/97 COMPARED TO NINE MONTHS ENDED 9/30/96

    Telephone and Data Systems, Inc. reported net income available to common of $24.0 million, or $.40 per share, in the first nine months of 1997, compared to $115.3 million, or $1.89 per share, in the first nine months of 1996. Net income available to common from U.S. Cellular and TDS Telecom increased 62% to $114.8 million, or $1.90 per share, in the first nine months of 1997, from $70.7 million, or $1.16 per share, in the first nine months of 1996. Aerial's PCS development and start-up activities reduced net income and earnings per share by $79.7 million, or $1.32 per share, in 1997 and $8.7 million, or $.14 per share, in 1996. American Paging's activities reduced net income and earnings per share by $23.5 million, or $.39 per share, in 1997 and $10.5 million, or $.17 per share in 1996. Net income included gains on the sale of cellular interests and other investments of $12.5 million, or $.21 per share in 1997 and $63.7 million, or $1.04 per share in 1996.

    The table below summarizes the effects of the business units and gains (along with the related impact of income taxes and minority interest) on net income available to common and earnings per share.

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                      ------------------------
                                                                                                         1997         1996
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS,
                                                                                                          EXCEPT PER SHARE
                                                                                                              AMOUNTS)
Net Income Available to Common
  U.S. Cellular and TDS Telecom.....................................................................  $   114,836  $    70,748
  Aerial............................................................................................      (79,709)      (8,711)
  American Paging...................................................................................      (23,542)     (10,474)
  Gains.............................................................................................       12,450       63,718
                                                                                                      -----------  -----------
                                                                                                      $    24,035  $   115,281
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
Earnings Per Share
  U.S. Cellular and TDS Telecom.....................................................................  $      1.90  $      1.16
  Aerial............................................................................................        (1.32)        (.14)
  American Paging...................................................................................         (.39)        (.17)
  Gains.............................................................................................          .21         1.04
                                                                                                      -----------  -----------
                                                                                                      $       .40  $      1.89
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------

    OPERATING REVENUES increased 24% ($209.1 million) during the first nine months of 1997 primarily as a result of a 23% increase in customer units served to over 2.7 million units at September 30, 1997. U.S. Cellular contributed 67% ($140.8 million) of the total increase in revenues and most of the increase in customer units, while TDS Telecom contributed 24% ($49.9 million) and Aerial contributed 12% ($25.8 million) of the total increase in revenues.

    U.S. Cellular revenues increased 29% ($140.8 million) in 1997 on a 44% increase in customer units and strong inbound roaming revenues. Cellular customers increased to 1,357,000 at September 30, 1997 from 940,000 at September 30, 1996. Total average monthly service revenue per customer was $56.58 in the first nine months of 1997 and $64.96 in 1996. Average monthly service revenue per customer continues to decline due to roaming revenues increasing at a slower rate than the U.S. Cellular customer base, competitive pricing pressures, incentive programs and consumer market penetration.

    LOCAL RETAIL REVENUE increased 36% ($107.6 million) in the first nine months of 1997 due primarily to the 44% customer growth. Average monthly local retail revenue per customer was $37.30 in the first nine months of 1997 and $40.54 in 1996. Average local minutes of use per retail customer decreased slightly to 105 in 1997 from 106 in 1996, while average local retail revenue per minute totaled $.36 in 1997 compared to $.38 in 1996. U.S. Cellular's increasing use of incentive programs that encourage lower-priced weekend and off-peak usage, in order to stimulate overall usage and the increased amounts of bill credits given to customers as incentives to become or remain customers resulted in the decrease in average monthly local retail revenue per minute which in turn caused the decrease in average monthly local retail revenue per customer. INBOUND ROAMING REVENUE (charges to customers of other systems who use U.S. Cellular's cellular systems when roaming) increased 17% ($23.9 million) in the first nine months of 1997. The growth in roaming revenue is due to a 28% increase in minutes used offset somewhat by negotiated reductions in roaming rates. Average inbound roaming revenue per minute totaled $.86 in 1997 and $.93 in 1996. Average monthly inbound roaming revenue per customer was $14.97 in 1997 compared to $18.88 in 1996. The decrease is related to the faster growth of U.S. Cellular's customer base as compared to the growth of inbound roaming revenues.

    Beginning on January 1, 1997, U.S. Cellular changed its income statement presentation of certain credits for free or reduced-price air time or access given to customers on their monthly bills. The foregone revenues are now reported as a reduction of local retail revenue instead of marketing and selling expense (for new customers) and general and administrative expense (for current customers). Amounts in the affected revenue and expense categories have been reclassified for previous years, throughout this Form 10-Q. Operating income and net income are not affected by this change.

    TDS Telecom revenues increased 17% ($49.9 million) in 1997 due to growth in telephone operations ($32.0 million) and growth in other operations ($17.9 million). Telephone operations revenues increased as a result of the effects of recovery of increased costs of providing long-distance services ($9.7 million), acquisitions ($8.1 million), internal access line growth ($4.4 million), increased network usage ($4.1 million) and increased sale of customer premise equipment ($3.1 million). The number of telephone access lines increased 6% to 506,600 at September 30, 1997 from 479,700 at September 30, 1996. Average monthly revenue per access line increased to $67.90 for the first nine months of 1997 from $66.16 in 1996. Other operations include the revenues of a long-distance provider, a recently acquired cellular interest as well as TDS Telecom's new business ventures which include an Internet access provider and a structured wiring business. The increase in other operations revenues is primarily related to the effects of the acquisition of the cellular interest ($11.2 million) and from the Internet access provider and the structured wiring business ($5.3 million).

    Aerial revenues totaled $25.8 million in 1997 consisting of service revenues of $12.9 million and equipment sales revenues of $12.9 million for units sold to retailers, independent agents and customers. At September 30, 1997, Aerial had nearly 65,000 customers in service. Average revenue per unit was over $70.00 for the third quarter of 1997, the first full quarter of operations.

    American Paging revenues decreased 9% ($7.4 million) in 1997 due to competitive pricing declines, a decrease in the average number of units in service and lower equipment sales revenue. Average revenue per unit decreased 6% to $9.31 in 1997 from $9.92 in 1996. As of September 30, 1997, units in service increased to 792,800 from 788,300 a year ago. However, over the past twelve months units in service reached a low of 767,400 at March 31, 1997 resulting in a decrease in average number of units in service.

    OPERATING EXPENSES rose 38% ($284.2 million) in the first nine months of 1997 due primarily to added expenses to serve the growing customer base and expenses attributable to the Aerial's start-up activities. Aerial's start-up activities represented 50% ($142.0 million) of the increase while U.S. Cellular represented 37% ($105.2 million) and TDS Telecom represented 16% ($46.9 million), primarily due to the increase in customers.

    U.S. Cellular expenses increased 25% ($105.2 million) during 1997. SYSTEM OPERATIONS EXPENSES increased 37% ($29.8 million) in 1997 as a result of increases in customer usage expenses and costs associated with the growing number of cell sites within U.S. Cellular's systems. Customer usage expenses grew 46% ($22.1 million) primarily due to increased roaming usage and increased minutes of use, primarily related to the 44% increase in customer units. Net outbound roaming usage expense is a result of offering U.S. Cellular's customers increasingly larger service footprints in which their calls are billed at local rates. In certain cases these service footprints include other operators' service areas. U.S. Cellular pays roaming rates to the other carriers for calls its customers make in these areas, while charging those customers a local rate which is usually lower than the roaming rate. Maintenance, utility and cell site expenses increased 24% ($7.7 million) reflecting primarily the increase in the number of cell sites to 1,556 in 1997 from 1,270 in 1996. MARKETING AND SELLING EXPENSES incurred to add new customers increased 29% ($39.1 million), including a $5.8 million increase in cost of equipment sold. Cost per gross customer addition declined to $322 in 1997 from $331 in 1996 while gross customer activations increased to 494,000 in 1997 from 373,000 in 1996. GENERAL AND ADMINISTRATIVE EXPENSES increased 17% ($20.9 million) due to the growing customer base in existing markets and an expansion of local office and corporate staff necessitated by U.S. Cellular's growth. DEPRECIATION AND AMORTIZATION increased 19% ($15.4 million) primarily due to the increase in average fixed assets since September 30, 1996.

    TDS Telecom expenses increased 22% ($46.9 million) during 1997 primarily due to growth in telephone operations ($26.7 million) and growth in other operations ($20.2 million). Telephone operations increased primarily due to the effects of growth in internal operations ($10.7 million), increased depreciation and amortization ($7.1 million) and acquisitions ($6.2 million). Other operations include the expenses of a long-distance provider, a recently acquired cellular interest as well as TDS Telecom's new business ventures which include an Internet access provider and a structured wiring business. The increase in other operations expenses is primarily related to the effects of the acquisition of the cellular interest ($10.3 million) and from the Internet access provider and the structured wiring business ($6.9 million).

    Aerial expenses, included in operating expenses, totaled $142.0 million in the first nine months of 1997. Expenses incurred in the first quarter of 1997 of $21.6 million, prior to the launch of the first market, are included in PCS Development Costs as part of Other Income. SYSTEM OPERATIONS EXPENSES totaled $13.9 million reflecting the costs of operating Aerial's network, primarily cell site expenses, landline interconnection charges and wages. MARKETING AND SELLING EXPENSES reflecting an aggressive advertising campaign that accompanied the launch of service and continued throughout the third quarter, totaled $27.0 million while cost of equipment sold totaled $40.8 million. GENERAL AND ADMINISTRATIVE EXPENSES totaled $33.7 million reflecting the expenses associated with the management and operating teams as well as overhead expenses. CUSTOMER SERVICE EXPENSES totaled $6.8 million primarily for the staffing to support the PCS markets. DEPRECIATION AND AMORTIZATION totaled $19.8 million.

    American Paging expenses decreased 9% ($9.9 million) in the first nine months of 1997. During the first nine months of 1996, American Paging recorded restructuring expenses of $9.3 million related to subleasing office space, employee severance, out placement services and consulting services ($4.0 million) and write-offs of certain assets ($5.3 million).

    OPERATING INCOME decreased 62% ($75.1 million) in the first nine months of 1997 reflecting the effects of Aerial's start-up activities offset somewhat by strong (47%) growth in U.S. Cellular's operating results. The strong growth in cellular operating income is reflected in the cellular margin improvements. TDS Telecom's margin decreased due primarily to TDS Telecom's new business ventures.

                                                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                                       ---------------------------------------
                                                                                           1997         1996         CHANGE
                                                                                       ------------  -----------  ------------
                                                                                               (DOLLARS IN THOUSANDS)
Operating Income
  U.S. Cellular......................................................................  $    110,511  $    74,937  $     35,574
  TDS Telecom........................................................................        76,708       73,711         2,997
  Aerial.............................................................................      (116,170)     --           (116,170)
  American Paging....................................................................       (24,845)     (27,347)        2,502
                                                                                       ------------  -----------  ------------
                                                                                       $     46,204  $   121,301  $    (75,097)
                                                                                       ------------  -----------  ------------
                                                                                       ------------  -----------  ------------
Operating Margins
  U.S. Cellular......................................................................         17.4%        15.2%
  TDS Telecom........................................................................         22.6%        25.5%
  Aerial.............................................................................           N/M          N/M
  American Paging....................................................................           N/M          N/M
  Consolidated.......................................................................          4.3%        14.1%

---------

N/M = Not Meaningful

    INVESTMENT AND OTHER INCOME (EXPENSE) totaled $67.1 million in 1997 and $136.6 million in 1996. GAIN ON SALE OF CELLULAR INTERESTS AND OTHER INVESTMENTS totaled $24.4 million in the first nine months of 1997 and $136.0 million in same period of 1996 as the Company has sold or traded certain non-strategic cellular interests and sold other investments. PCS DEVELOPMENT COSTS totaled $21.6 million in 1997 and $24.3 million in 1996. Effective with the beginning of the second quarter of 1997, all costs associated with Aerial's markets are included in operating income. CELLULAR INVESTMENT INCOME, the Company's share of income of cellular markets in which the Company has a minority interest and follows the equity method of accounting, increased 53% ($20.2 million) to $58.4 million in the first nine months of 1997 as income from the cellular markets increased. Cellular investment income is net of amortization of license costs relating to these minority interests. Future cellular investment income is expected to decrease as a result of the recent completion of the exchange transaction with BellSouth Corporation. See "Financial Resources and Liquidity" for further discussion of this transaction.

    MINORITY SHARE OF INCOME includes the minority shareholders' share of U.S. Cellular's, Aerial's and American Paging's net income or loss, minority partners' share of U.S. Cellular's operating markets and other minority shareholders' and partners' share of subsidiaries' net income or loss. The decrease in 1997 is primarily related to the increase in Aerial's net loss allocated to its minority shareholders and the decrease in U.S. Cellular's net income

(due to the reduction in gains) allocated to its minority shareholders. Minority shareholders of American Paging are not allocated losses in 1997 because American Paging's shareholders' equity is negative.

                                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                                                           ---------------------------------
                                                                                              1997        1996      CHANGE
                                                                                           ----------  ----------  ---------
                                                                                                (DOLLARS IN THOUSANDS)
Minority Share of (Income) Loss
  United States Cellular
    Minority Shareholders' Share.........................................................  $  (16,478) $  (22,914) $   6,436
    Minority Partners' Share.............................................................     (10,271)     (8,615)    (1,656)
                                                                                           ----------  ----------  ---------
                                                                                              (26,749)    (31,529)     4,780
Aerial...................................................................................      26,840       2,500     24,340
American Paging..........................................................................      --           5,722     (5,722)
Telephone Subsidiaries and Other.........................................................      (1,526)     (1,090)      (436)
                                                                                           ----------  ----------  ---------
                                                                                           $   (1,435) $  (24,397) $  22,962
                                                                                           ----------  ----------  ---------
                                                                                           ----------  ----------  ---------

    INTEREST EXPENSE increased 100% ($30.2 million) in the first nine months of 1997 primarily due to the increase in short-term debt outstanding used to fund Aerial's start-up costs and the recently approved TDS stock repurchase program, decreased capitalized interest and the increase in long-term debt outstanding at Aerial and U.S. Cellular.

    INCOME TAX EXPENSE decreased 76% ($84.2 million) in 1997 compared with 1996 primarily due to the decrease in pretax income. The effective income tax rate was 52% in the first nine months of 1997 and 49% in 1996.

    NET INCOME AVAILABLE TO COMMON decreased $91.2 million to $24.0 million in the first nine months of 1997 from $115.3 million in the first nine months of 1996. Net income available to common included significant gains from the sale of cellular interests and other investments in 1996 as well as significant PCS development costs in 1997 and 1996 as explained previously.

    EARNINGS PER COMMON SHARE were $.40 in the first nine months of 1997 and $1.89 in the first nine months of 1996.

    Management believes there exists a seasonality at U.S. Cellular in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth, which may cause operating income to vary from quarter-to-quarter. Additionally, competitors licensed to provide PCS services have initiated service in certain of U.S. Cellular's markets over the past fifteen months. U.S. Cellular expects PCS operators to complete initial deployment of PCS across all of its markets by the end of 1998. U.S. Cellular's management is monitoring these and other wireless communications providers' strategies to determine what effect this additional competition will have on U.S. Cellular's future strategies and results. While the effects of additional wireless competition have slowed customer growth in certain of U.S. Cellular's markets, the overall effect on operations to date has not been material.

    TDS anticipates that start-up and development of high-quality networks and the marketing of systems in Aerial's markets will reduce the rate of growth in TDS's operating and net income from levels which would otherwise be achieved during the next few years. TDS also expects that American Paging will continue to incur operating losses in the fourth quarter of 1997 and in 1998.

FINANCIAL RESOURCES AND LIQUIDITY

    TDS and its subsidiaries operate relatively capital-intensive businesses. Rapid growth has caused expenditures for construction, expansion and acquisition programs to exceed internally generated cash flow. Accordingly, in recent years, TDS has obtained substantial funds from external sources to acquire PCS licenses, to build-out PCS markets, to fund acquisitions and to repurchase common shares. Although increasing internal cash flow from U.S. Cellular and steady internal cash flow from TDS Telecom have reduced the need for external financing, Aerial's development and construction activities will require significant additional funds from external sources.

    CASH FLOWS FROM OPERATING ACTIVITIES. TDS is generating substantial internal funds from the rapid growth in customer units and revenues in the U.S. Cellular and TDS Telecom business units. U.S. Cellular's operating cash flow (operating income plus depreciation and amortization) increased 33% ($51.0 million) in the first nine months of 1997 compared to the same period in 1997 while TDS Telecom's operating cash flow increased 10% ($13.3 million).

These increases, however, were offset by Aerial's $96.3 million negative cash flow as a result of its start-up activities. As a result, operating cash flow decreased 11% to $258.6 million in the first nine months of 1997 from $291.4 million in the same period of 1996. Cash flows for other operating activities (investment and other income, interest and income tax expense, and changes in working capital and other assets and liabilities) required $108.9 million in the first nine months of 1997 and $105.4 million in 1996.

                                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                                       --------------------------------------
                                                                                           1997          1996        CHANGE
                                                                                       ------------  ------------  ----------
                                                                                               (DOLLARS IN THOUSANDS)
Operating cash flow
  U.S. Cellular......................................................................  $    205,152  $    154,153  $   50,999
  TDS Telecom........................................................................       150,949       137,652      13,297
  Aerial.............................................................................       (96,313)      --          (96,313)
  American Paging....................................................................        (1,187)         (360)       (827)
                                                                                       ------------  ------------  ----------
                                                                                            258,601       291,445     (32,844)
Other operating activities...........................................................      (108,872)     (105,418)     (3,454)
                                                                                       ------------  ------------  ----------
                                                                                       $    149,729  $    186,027  $  (36,298)
                                                                                       ------------  ------------  ----------
                                                                                       ------------  ------------  ----------

    CASH FLOWS FROM FINANCING ACTIVITIES. TDS has used short-term debt to finance its PCS and radio paging operations, for acquisitions and for general corporate purposes. TDS has taken advantage of attractive opportunities from time-to-time to retire short-term debt with the proceeds from long-term debt and equity sales and sales of non-strategic assets. Cash flows from financing activities totaled $339.2 million in the first nine months of 1997 compared to $69.8 million in 1996. Increases in short-term debt and U.S. Cellular's sale of notes provided most of the financing during 1997. In 1996, most of the financing was from Aerial's net proceeds of $195.3 million from an initial public offering offset somewhat by decreases in short-term debt.

    Increases in short-term debt of $292.7 million during the first nine months of 1997 were used primarily to fund expenditures for PCS construction and development activities, stock repurchases and American Paging operating and capital requirements. U.S. Cellular received $247 million on the sale of 7.25% notes in August 1997. The proceeds were used to repay notes payable and long-term debt.

    Through September 30, 1997, TDS purchased 1,798,100 TDS Common Shares for $69.9 million. In December 1996, the Company authorized the repurchase of up to three million TDS Common Shares over a period of three years. TDS also purchased 350,000 U.S. Cellular Common Shares for $9.8 million in 1997.

    CASH FLOWS FROM INVESTING ACTIVITIES. TDS makes substantial investments each year to acquire, construct, operate and maintain modern high-quality communications networks and facilities as a basis for creating long-term value for shareowners. Cash flows from investing activities required $499.3 million in the first nine months of 1997 compared to $198.2 million in 1996, primarily for additions to property, plant and equipment of $579.1 million in 1997 and $347.7 million in 1996. The sales of non-strategic cellular interests and other investments provided $53.9 million in 1997 and $212.5 million in 1996 and distributions from cellular partnerships provided $42.7 million in 1997 and $15.0 million in 1996.

    PROPERTY, PLANT AND EQUIPMENT. The primary purpose of TDS's construction and expansion program is to provide for significant customer growth, to upgrade service, to expand into new communication areas, and to take advantage of service-enhancing and cost-reducing technological developments. Additions to property, plant and equipment increased to $579.1 million in the first nine months of 1997 from $347.7 million in 1996 primarily related to the increases in Aerial's and U.S. Cellular's construction expenditures of $152.0 million and $75.0 million, respectively. U.S. Cellular had capital expenditures of $248.0 million primarily for cell sites, equipment and systems development. TDS Telecom incurred $96.7 million for central office and outside plant and equipment while Aerial incurred $203.4 million primarily for cell sites, digital switching and microwave relocation in its markets.

    ACQUISITIONS. TDS continually reviews attractive opportunities for the acquisition of additional cellular and telephone companies which add value to the organization. As the number of opportunities for outright acquisitions of cellular interests has decreased and as U.S. Cellular's clusters have grown to realize greater economies of scale, U.S. Cellular's focus has shifted toward exchanges and sales of non-strategic interests.

    In October 1997, U.S. Cellular completed the exchange with BellSouth Corporation it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interests in 12 markets adjacent to its Iowa and

Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash. Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops. U.S. Cellular has an agreement to sell a majority interest in one market in which it owned both licenses upon the completion of the exchange agreement. A waiver from the Federal Communications Commission has been received by U.S. Cellular to own both licenses until this divestiture is completed.

    In December, 1997 U.S. Cellular announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by U.S. Cellular and its parent organization, TDS, in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to U.S. Cellular and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market). The interests being sold to ATI by TDS were subject to an existing purchase agreement between U.S. Cellular and TDS. TDS will retain the ATI common stock it receives from this sale, approximately 1,000,000 shares, and pay U.S. Cellular approximately $20 million to terminate those purchase rights. In exchange for the interests it will sell to ATI, U.S. Cellular will receive the remaining 4,000,000 shares of ATI common stock and approximately $50 million in cash.

LIQUIDITY

    TDS anticipates that the aggregate resources required for 1997 will include approximately $815 million for capital spending, consisting of $300 million for cellular capital additions, $130 million for telephone capital additions, $365 million for PCS capital additions, $20 million for radio paging capital additions, and $255 million for working capital and operating expenses for Aerial. The Company anticipates financing these expenditures with internally generated funds, short-term, intermediate-term and long-term financing.

    U.S. Cellular plans to finance its cellular construction program using primarily internally generated cash supplemented by short-term and intermediate-term financing. U.S. Cellular's operating cash flow totaled $247.2 million for the twelve months ended September 30, 1997, up 33% ($62.0 million) from 1996. In August 1997, U.S. Cellular issued $250 million principal amount of 7.25% notes under a $400 million shelf registration statement, priced to yield 7.33% to maturity. The proceeds of the offering were used to repay notes payable and long-term debt. U.S. Cellular had $500 million of bank lines of credit for general corporate purposes at September 30, 1997, all of which was available.

    TDS Telecom plans to finance its construction program using internally generated cash supplemented by long-term financing from federal government programs. Operating cash flow totaled $205.6 million for the twelve months ended September 30, 1997, up 13% ($23.0 million) from 1996. At September 30, 1997, TDS Telecom telephone subsidiaries had $111.5 million in unadvanced loan funds from federal government programs.

    Aerial plans to finance its construction expenditures and working capital requirements with short-term and intermediate-term financing and vendor financing. Aerial is currently contemplating a private placement offering in connection with a refinancing arrangement relating to its existing vendor financing. The proceeds from the offering are to be paid to Nokia Telecommunications, Inc. in satisfaction of all outstanding obligations and future obligations of Aerial. Aerial continues to seek an investment from a minority equity investor.

    TDS and its subsidiaries have cash and temporary investments totaling $74.9 million and longer-term cash investments totaling $36.2 million at September 30, 1997. These investments are primarily the result of telephone operations' internally generated cash. While certain regulated telephone subsidiaries' debt agreements place limits on intercompany dividend payments, these restrictions are not expected to affect the Company's ability to meet its cash obligations.

    TDS and its subsidiaries also have access to a variety of external capital sources. TDS had $644 million of bank lines of credit for general corporate purposes at September 30, 1997. Unused amounts of such lines totaled $194.5 million. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate.

    TDS filed a shelf Registration Statement on Form S-3 on October 21, 1997 for the sale of up to $400 million of Trust Originated Preferred Securities-SM- ("TOPrS-SM-")(1). On November 14, 1997, TDS issued $150 million aggregate principle amount of 8.5% TOPrS, due to mature on December 31, 2037 but may be extended to December 31, 2046 by TDS. The Company used the net proceeds to repay certain short-term indebtedness.

    The Company anticipates requiring additional funding to finance Aerial's expected capital expenditures and working capital requirements, to finance acquisitions and for general corporate purposes. The timing and amount of such funding requirements will depend on the timing of Aerial's construction and operational requirements, the timing of acquisitions, and other relevant factors. There can be no assurance that sufficient funds will be available to the Company on terms or at prices acceptable to the Company. If sufficient funding is not made available to the Company on terms and prices acceptable to the Company, the Company would have to reduce its construction, development and acquisition programs. TDS and its subsidiaries anticipate accessing public and private capital markets to issue debt and equity securities only when capital requirements, financial market conditions and other factors warrant.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
  STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT THE COMPANY'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH TDS OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; START-UP OF PCS OPERATIONS; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR AND PCS CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN TDS'S MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

---------

(1) -SM- "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                   UNAUDITED

                                                                                   NINE MONTHS ENDED
                                                                                      SEPTEMBER 30
                                                                              ----------------------------
                                                                                  1997           1996
                                                                              -------------  -------------
                                                                                 (DOLLARS IN THOUSANDS,
                                                                               EXCEPT PER SHARE AMOUNTS)
OPERATING REVENUES
  Cellular telephone........................................................  $     634,122  $     493,331
  Telephone.................................................................        338,700        288,836
  PCS.......................................................................         25,791       --
  Radio paging..............................................................         71,758         79,145
                                                                              -------------  -------------
                                                                                  1,070,371        861,312
                                                                              -------------  -------------
OPERATING EXPENSES
  Cellular telephone........................................................        523,611        418,394
  Telephone.................................................................        261,992        215,125
  PCS.......................................................................        141,961       --
  Radio paging..............................................................         96,603        106,492
                                                                              -------------  -------------
                                                                                  1,024,167        740,011
                                                                              -------------  -------------
OPERATING INCOME............................................................         46,204        121,301
                                                                              -------------  -------------
INVESTMENT AND OTHER INCOME (EXPENSE)
  Interest and dividend income..............................................          9,922         10,048
  Cellular investment income, net of license cost amortization..............         58,372         38,221
  PCS development costs.....................................................        (21,614)       (24,312)
  Gain on sale of cellular interests and other investments..................         24,365        136,049
  Other (expense), net......................................................         (2,461)           979
  Minority share of income..................................................         (1,435)       (24,397)
                                                                              -------------  -------------
                                                                                     67,149        136,588
                                                                              -------------  -------------
INCOME BEFORE INTEREST AND INCOME TAXES.....................................        113,353        257,889
Interest expense............................................................         60,579         30,343
                                                                              -------------  -------------
INCOME BEFORE INCOME TAXES..................................................         52,774        227,546
Income tax expense..........................................................         27,317        111,496
                                                                              -------------  -------------
NET INCOME..................................................................         25,457        116,050
Preferred Dividend Requirement..............................................         (1,422)          (769)
                                                                              -------------  -------------
NET INCOME AVAILABLE TO COMMON..............................................  $      24,035  $     115,281
                                                                              -------------  -------------
                                                                              -------------  -------------
WEIGHTED AVERAGE COMMON SHARES (000s).......................................         60,395         60,856
EARNINGS PER COMMON SHARE...................................................  $         .40  $        1.89
                                                                              -------------  -------------
                                                                              -------------  -------------
DIVIDENDS PER COMMON AND SERIES A COMMON SHARE..............................  $        .315  $         .30
                                                                              -------------  -------------
                                                                              -------------  -------------
Pro forma: (Note 2)
  Net Income Attributable Common Stocks
    United States Cellular Group Shares.....................................  $      52,428  $      71,751
    TDS Telecommunications Group Shares.....................................         17,345         18,604
    Aerial Communications Group Shares......................................        (95,680)       (15,905)
    TDS Common and Series A Common Shares...................................         49,942         40,831
  Weighted Average Common Shares Outstanding
    United States Cellular Group Shares.....................................         60,395         60,856
    TDS Telecommunications Group Shares.....................................         40,263         40,571
    Aerial Communications Group Shares......................................         40,263         40,571
    TDS Common and Series A Common Shares...................................         60,395         60,856
  Earnings per Common Share
    United States Cellular Group Shares.....................................  $        0.87  $        1.18
    TDS Telecommunications Group Shares.....................................           0.43           0.46
    Aerial Communications Group Shares......................................          (2.38)         (0.39)
    TDS Common and Series A Common Shares...................................           0.83           0.67

  The accompanying notes to financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   UNAUDITED

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                --------------------------
                                                                                    1997          1996
                                                                                -------------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................................................  $      25,457  $   116,050
    Add (Deduct) adjustments to reconcile net income to net cash provided by operating activities
      Depreciation and amortization...........................................        212,397      170,143
      Deferred taxes..........................................................          2,593       45,122
      Investment income.......................................................        (62,754)     (40,747)
      Minority share of income................................................          1,435       24,397
      Gain on sale of cellular interests and other investments................        (24,365)    (136,049)
      Noncash interest expense................................................         17,676       11,952
      Other noncash expense...................................................         16,618       15,226
      Change in accounts receivable...........................................        (46,389)     (27,724)
      Change in materials and supplies........................................        (29,300)       2,513
      Change in accounts payable..............................................         16,617       (7,369)
      Change in accrued taxes.................................................         22,088       11,984
      Change in other assets and liabilities..................................         (2,344)         529
                                                                                -------------  -----------
                                                                                      149,729      186,027
                                                                                -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term debt borrowings...................................................        260,236        8,904
  Repayments of long-term debt................................................       (115,853)     (23,161)
  Change in notes payable.....................................................        292,727      (89,434)
  Dividends paid..............................................................        (20,363)     (19,639)
  Repurchase of Common Shares.................................................        (69,942)     --
  Purchase of subsidiary common stock.........................................         (9,801)     --
  Proceeds from the issuance of subsidiaries' stock...........................       --            194,262
  Other financing activities..................................................          2,149       (1,134)
                                                                                -------------  -----------
                                                                                      339,153       69,798
                                                                                -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment..................................       (579,138)    (347,709)
  Investments in and advances to cellular minority partnerships...............           (499)     (14,931)
  Distributions from partnerships.............................................         42,695       14,959
  Investments in PCS licenses.................................................         (5,034)     (21,009)
  Proceeds from investment sales..............................................         53,865      212,549
  Change in other investments.................................................          1,475       (2,020)
  Acquisitions, net of cash acquired..........................................        (39,169)     (33,892)
  Change in temporary investments and marketable securities...................         26,510       (6,140)
                                                                                -------------  -----------
                                                                                     (499,295)    (198,193)
                                                                                -------------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS..........................        (10,413)      57,632
CASH AND CASH EQUIVALENTS--
  Beginning of period.........................................................         57,633       55,116
                                                                                -------------  -----------
  End of period...............................................................  $      47,220  $   112,748
                                                                                -------------  -----------
                                                                                -------------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                  (UNAUDITED)
                                                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                                                      1997           1996
                                                                                                 --------------  -------------
                                                                                                    (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and cash equivalents....................................................................   $     47,220    $    57,633
  Temporary investments........................................................................         27,635         61,664
  Accounts receivable from customers and others................................................        227,776        181,212
  Materials and supplies, at average cost, and other current assets............................         80,238         45,561
                                                                                                 --------------  -------------
                                                                                                       382,869        346,070
                                                                                                 --------------  -------------
INVESTMENTS
  Cellular license acquisition costs, net of amortization......................................      1,085,458      1,088,409
  Cellular minority interests..................................................................        220,776        206,390
  PCS license acquisition costs................................................................        378,624        382,724
  Franchise costs and other costs in excess of the underlying book value of subsidiaries,
    net........................................................................................        178,928        181,845
  Other investments............................................................................         89,006         84,536
                                                                                                 --------------  -------------
                                                                                                     1,952,792      1,943,904
                                                                                                 --------------  -------------
PROPERTY, PLANT AND EQUIPMENT
  Cellular telephone, net......................................................................        792,279        650,754
  Telephone, net...............................................................................        787,975        769,361
  PCS, net.....................................................................................        548,191        322,723
  Radio paging, net............................................................................         47,038         51,472
  Other, net...................................................................................         44,604         34,579
                                                                                                 --------------  -------------
                                                                                                     2,220,087      1,828,889
                                                                                                 --------------  -------------
OTHER ASSETS AND DEFERRED CHARGES..............................................................        105,323         82,106
                                                                                                 --------------  -------------
      TOTAL ASSETS.............................................................................   $  4,661,071    $ 4,200,969
                                                                                                 --------------  -------------
                                                                                                 --------------  -------------

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt and preferred shares.......................................   $     14,793    $    38,197
  Notes payable................................................................................        451,329        160,537
  Accounts payable.............................................................................        210,962        205,427
  Advance billings and customer deposits.......................................................         33,171         32,434
  Accrued interest.............................................................................          8,488         11,777
  Accrued taxes................................................................................         27,081          3,194
  Other current liabilities....................................................................         45,135         57,701
                                                                                                 --------------  -------------
                                                                                                       790,959        509,267
                                                                                                 --------------  -------------
DEFERRED LIABILITIES AND CREDITS...............................................................        220,547        214,906
                                                                                                 --------------  -------------
LONG-TERM DEBT, excluding current portion......................................................      1,228,175        982,232
                                                                                                 --------------  -------------
REDEEMABLE PREFERRED SHARES, excluding current portion.........................................            279            280
                                                                                                 --------------  -------------
MINORITY INTEREST in subsidiaries..............................................................        424,615        432,343
                                                                                                 --------------  -------------
NONREDEEMABLE PREFERRED SHARES.................................................................         28,217         29,000
                                                                                                 --------------  -------------
COMMON STOCKHOLDERS' EQUITY
  Common Shares, par value $1 per share........................................................         54,401         54,237
  Series A Common Shares, par value $1 per share...............................................          6,927          6,917
  Common Shares issuable (10,480 and 30,977 shares, respectively)..............................            499          1,461
  Capital in excess of par value...............................................................      1,661,892      1,661,093
  Treasury Shares, at cost (1,793,358 shares)..................................................        (69,767)       --
  Retained earnings............................................................................        314,327        309,233
                                                                                                 --------------  -------------
                                                                                                     1,968,279      2,032,941
                                                                                                 --------------  -------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................................   $  4,661,071    $ 4,200,969
                                                                                                 --------------  -------------
                                                                                                 --------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest annual report on Form 10-K.

    The accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of September 30, 1997 and December 31, 1996, and the results of operations and cash flows for the nine months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997 and 1996, are not necessarily indicative of the results to be expected for the full year.

2.  PRO FORMA

    BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and to reflect the performance of the TDS Group. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U.S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of each Tracking Group would initially be retained (the "Retained Interest") in a residual group (the "TDS Group"), along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U.S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U.S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U.S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

    PRO FORMA EARNINGS PER SHARE

    Pro forma net income attributable to the United States Cellular Group, the TDS Telecommunications Group, the Aerial Communications Group and to the TDS Group through Retained Interest assumes that the U.S. Cellular Merger, Aerial Merger and the Telecom Public Offering has not taken place and therefore 75% of net income of each Group (except for the TDS Group) is attributable to the United States Cellular Group Shares, the TDS Telecommunications Group Shares and the Aerial Communications Group Shares and 25% of net income is attributable to the Retained Interest for the TDS Group. A portion of the net income in the United States Cellular Group and the Aerial Communications Group is allocated to the minority public shareholders of the respective Groups prior to attributing the net income to the Groups and the TDS Group through Retained Interest.

3. Certain amounts reported in prior periods have been reclassified to conform to the current period presentation.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

4. Earnings per Common Share were computed by dividing Net Income Available to Common by the weighted average number of common and common equivalent shares outstanding during the period. Dilutive common stock equivalents at September 30, 1997 consist of dilutive Common Share options.

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" in March 1997 which will become effective in December 1997. Earnings per share would not change if SFAS No. 128 had been in effect as of January 1, 1996.

5.  SUPPLEMENTAL CASH FLOW INFORMATION

    Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months to twelve months are classified as temporary investments. Temporary investments are stated at cost, which approximates market. Those investments with original maturities of more than 12 months are classified as marketable securities and are stated at amortized cost.

    TDS acquired certain cellular licenses, operating companies and telephone companies in 1997 and 1996. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed and Common Shares issued.

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                  -----------------------
                                                                                    1997         1996
                                                                                  ---------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
Property, plant and equipment...................................................  $  --      $     55,692
Cellular licenses...............................................................     37,258        94,454
Increase in equity method investment in cellular interests......................     --             8,356
Franchise costs.................................................................     --            12,847
Long-term debt..................................................................     --           (22,979)
Deferred credits................................................................     --            (7,363)
Other assets and liabilities, excluding cash and cash equivalents...............     --             9,613
Minority interest...............................................................      1,911        (3,036)
Common Shares issued and issuable...............................................     --          (113,658)
USM Stock issued and issuable...................................................     --               (34)
                                                                                  ---------  ------------
Decrease in cash due to acquisitions............................................  $  39,169  $     33,892
                                                                                  ---------  ------------
                                                                                  ---------  ------------

    The following table summarizes interest and income taxes paid, and other noncash transactions.

                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                     --------------------
                                                                                       1997       1996
                                                                                     ---------  ---------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
Interest Paid......................................................................  $  56,526  $  44,674
Income Taxes Paid..................................................................      9,286     65,466
Common Shares issued by TDS for conversion of TDS Preferred
  Stock............................................................................  $     762  $   4,545

6.  DEBT SECURITIES

    U.S. Cellular filed a shelf Registration Statement on Form S-3 in July 1997 for the sale of up to $400 million of unsecured debt. U.S. Cellular issued $250 million of 7.25% Notes due August 15, 2007 (the "Notes") under the shelf registration statement in August 1997. The net proceeds for the sale of the Notes of approximately $247.0 million was used to repay notes payable and long-term debt.

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

7.  SUBSEQUENT EVENTS

    TDS filed a shelf Registration Statement on Form S-3 on October 21, 1997 for the sale of up to $400 million of Trust Originated Preferred Securities-SM-("TOPrS-SM-"). TDS issued $150 million aggregate principle amount of 8.5% TOPrS, due to mature on December 31, 2037 but may be extended to December 31, 2046 by TDS, on November 14, 1997. The Company used the net proceeds to repay certain short-term indebtedness.

    In October 1997, U.S. Cellular completed the exchange with BellSouth Corporation it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interests in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash. Certain aspects of the transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    In December, 1997 USM announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by USM and TDS, in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to USM and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market).

8.  BUSINESS SEGMENT INFORMATION

    The following tables summarize business segment information for the nine months ended or at September 30, 1997, and 1996.

    CELLULAR OPERATIONS

                                                                                NINE MONTHS ENDED OR AT
                                                                                     SEPTEMBER 30,
                                                                              ----------------------------
                                                                                  1997           1996
                                                                              -------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
Operating Revenues
  Local service.............................................................  $     407,591  $     299,951
  Inbound roaming...........................................................        163,576        139,689
  Long-distance and other...................................................         62,955         53,691
                                                                              -------------  -------------
                                                                                    634,122        493,331
                                                                              -------------  -------------
Operating Expenses
  System operations.........................................................        109,545         79,728
  Marketing and selling.....................................................        119,728         86,455
  Cost of equipment sold....................................................         55,473         49,631
  General and administrative................................................        144,224        123,364
  Depreciation and amortization.............................................         94,641         79,216
                                                                              -------------  -------------
                                                                                    523,611        418,394
                                                                              -------------  -------------
Operating Income............................................................  $     110,511  $      74,937
                                                                              -------------  -------------
                                                                              -------------  -------------
Additions to property, plant and equipment..................................  $     247,957  $     172,916
Identifiable assets.........................................................  $   2,340,079  $   2,067,259

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

    TELEPHONE OPERATIONS

                                                                                NINE MONTHS ENDED OR AT
                                                                                     SEPTEMBER 30,
                                                                              ----------------------------
                                                                                  1997           1996
                                                                              -------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
Telephone Operations
  Operating Revenues
    Local Service...........................................................  $      91,383  $      81,148
    Network access and long distance........................................        174,821        155,272
    Miscellaneous...........................................................         37,091         34,902
                                                                              -------------  -------------
                                                                                    303,295        271,322
                                                                              -------------  -------------
  Operating Expenses
    Network operations......................................................         56,541         51,671
    Depreciation and amortization...........................................         71,043         61,907
    Customer operations.....................................................         48,080         39,960
    Corporate and other.....................................................         49,330         44,733
                                                                              -------------  -------------
                                                                                    224,994        198,271
                                                                              -------------  -------------
  Telephone Operating Income................................................         78,301         73,051
                                                                              -------------  -------------
Other Operations
  Revenues..................................................................         36,654         18,351
  Expenses..................................................................         38,247         17,691
                                                                              -------------  -------------
  Other Operating Income....................................................         (1,593)           660
                                                                              -------------  -------------
Intercompany Eliminations
  Revenues..................................................................         (1,249)          (837)
  Expenses..................................................................         (1,249)          (837)
                                                                              -------------  -------------
Operating Income............................................................  $      76,708  $      73,711
                                                                              -------------  -------------
                                                                              -------------  -------------
Additions to property, plant and equipment..................................  $      96,717  $      91,131
Identifiable assets.........................................................  $   1,192,035  $   1,164,783

               TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES

    PCS OPERATIONS

                                                                                  NINE MONTHS ENDED OR AT
                                                                                       SEPTEMBER 30,
                                                                                 -------------------------
                                                                                     1997         1996
                                                                                 ------------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Operating Revenues.............................................................  $     25,791  $   --
                                                                                 ------------  -----------
Operating Expenses
  Systems operations...........................................................        13,857      --
  Marketing and selling........................................................        27,003      --
  Cost of equipment sold.......................................................        40,770      --
  General and administrative...................................................        33,717      --
  Customer service.............................................................         6,757      --
  Depreciation.................................................................        17,282      --
  Amortization.................................................................         2,575      --
                                                                                 ------------  -----------
                                                                                      141,961      --
                                                                                 ------------  -----------
Operating (Loss)...............................................................  $   (116,170) $   --
                                                                                 ------------  -----------
                                                                                 ------------  -----------
Additions to property, plant and equipment.....................................  $    203,374  $    51,337
Identifiable assets............................................................  $    899,580  $   431,103

    RADIO PAGING OPERATIONS

                                                                                  NINE MONTHS ENDED OR AT
                                                                                       SEPTEMBER 30,
                                                                                  ------------------------
                                                                                     1997         1996
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Operating Revenues..............................................................  $    71,758  $    79,145
                                                                                  -----------  -----------
Costs and expenses
  Cost of services..............................................................       20,482       19,418
  Selling, general and administrative...........................................       45,703       52,327
  Cost of equipment sold........................................................        6,760        7,760
  Depreciation and amortization.................................................       23,658       26,987
                                                                                  -----------  -----------
                                                                                       96,603      106,492
                                                                                  -----------  -----------
Operating (Loss)................................................................  $   (24,845) $   (27,347)
                                                                                  -----------  -----------
                                                                                  -----------  -----------
Additions to property, plant and equipment......................................  $    13,594  $    26,330
Identifiable assets.............................................................  $   142,569  $   158,804

    OTHER OPERATIONS

                                                                                  NINE MONTHS ENDED OR AT
                                                                                       SEPTEMBER 30,
                                                                                  ------------------------
                                                                                     1997         1996
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Additions to property, plant and equipment......................................  $    17,496  $     5,995
Identifiable Assets.............................................................  $    86,809  $   111,353

                                                                        ANNEX II

                DESCRIPTION OF THE UNITED STATES CELLULAR GROUP

    The United States Cellular Group ("Cellular Group") consists solely of United States Cellular Corporation ("U.S. Cellular"), an 81%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates and invests in cellular telephone companies and properties. The Cellular Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Cellular Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Cellular Group, as determined by the Board of Directors of TDS.

    U.S. Cellular serves 1,357,000 customers through 132 majority-owned and managed cellular systems at September 30, 1997. Overall, U.S. Cellular owned
25.1 million population equivalents in 202 markets.

THE CELLULAR TELEPHONE INDUSTRY

    Cellular telephone technology provides high-quality, high-capacity communications services to in-vehicle and hand-held portable cellular telephones. Cellular technology is a major improvement over earlier mobile telephone technologies. Cellular telephone systems are designed for maximum mobility of the customer. Access is provided through system interconnections to local, regional, national and world-wide telecommunications networks. Cellular telephone systems also offer a full range of ancillary services such as conference calling, call-waiting, call-forwarding, voice mail, facsimile and data transmission.

    Cellular telephone systems divide each service area into smaller geographic areas or "cells." Each cell is served by radio transmitters and receivers operating on discrete radio frequencies licensed by the FCC. All of the cells in a system are connected to a computer-controlled Mobile Telephone Switching Office ("MTSO"). The MTSO is connected to the conventional ("landline") telephone network and potentially other MTSOs. Each conversation on a cellular phone involves a transmission over a specific set of radio frequencies from the cellular phone to a transmitter/receiver at a cell site. The transmission is forwarded from the cell site to the MTSO and from there may be forwarded to the landline telephone network to complete the call. As the cellular telephone moves from one cell to another, the MTSO determines radio signal strength and transfers ("hands off") the call from one cell to the next. This hand-off is not noticeable to either party on the phone call.

    The FCC currently grants only two licenses to provide cellular telephone service in each market. However, competition for customers includes competing communications technologies such as conventional landline and mobile telephone, Specialized Mobile Radio ("SMR") systems and radio paging. PCS has become available in certain areas of the United States, including U.S. Cellular's markets, and U.S. Cellular expects PCS competitors to initiate service in all of its markets in the next one or two years. Additionally, emerging technologies such as Enhanced Specialized Mobile Radio ("ESMR") and mobile satellite communication systems may prove to be competitive with cellular service in the future in some or all U.S. Cellular markets.

    The services available to cellular customers and the sources of revenue available to cellular system operators are similar to those provided by conventional landline telephone companies. Customers are charged a separate fee for system access, airtime, long-distance calls, and ancillary services. Cellular system operators often provide service to customers of other operators' cellular systems while the customers are temporarily located within the operators' service areas. Customers using service away from their home system are called "roamers." Roaming is available because technical standards require that analog cellular telephones be compatible in all market areas in the United States. The system that provides the service to these roamers will generate usage revenue. Many operators, including U.S. Cellular, charge premium rates for this roaming service.

    There are a number of recent technical developments in the cellular industry. Currently, while most of the MTSOs process information digitally, most of the radio transmission is done on an analog basis. During 1992, a new transmission technique was approved for implementation by the cellular industry. Time Division Multiple Access ("TDMA") technology was selected as one industry standard by the cellular industry and has been deployed in several markets, including U.S. Cellular's operations in Tulsa, Oklahoma and in its Florida/Georgia and New England market clusters. Another digital technology, Code Division Multiple Access ("CDMA"), is being deployed by U.S. Cellular in its Knoxville, Tennessee market. U.S. Cellular also expects to deploy some TDMA and CDMA digital radio channels in other markets in the near future. Digital radio technology offers several advantages, including greater privacy, less transmission noise, greater system capacity and potentially lower incremental costs for additional customers. The conversion from analog to digital radio technology has begun on an industry-wide basis; however this process is expected to take a number of years.

    The cellular telephone industry is characterized by high initial fixed costs. Accordingly, if and when revenues less variable costs exceed fixed costs, incremental revenues should yield an operating profit. The amount of profit, if any, under such circumstances is dependent on, among other things, prices and variable marketing costs which in turn are affected by the amount and extent of competition. Until technological limitations on total capacity are approached, additional cellular system capacity can normally be added in increments that closely match demand and at less than the proportionate cost of the initial capacity.

CELLULAR OPERATIONS

    From its inception in 1983 until 1993, U.S. Cellular had principally been in a start-up phase. Until that time, U.S. Cellular's activities had been concentrated significantly on the acquisition of interests in cellular licensees and on the construction and initial operation of cellular systems. The development of a cellular system is capital-intensive and requires substantial investment prior to and subsequent to initial operation. U.S. Cellular experienced operating losses and net losses from its inception until 1993. Since 1994, U.S. Cellular has generated operations-driven net income and has significantly increased its operating cash flows during that time. Management anticipates increasing growth in cellular units in service and revenues as U.S. Cellular continues to expand through internal growth. Marketing and system operations expenses associated with this expansion may reduce the rate of growth in operating cash flow and operating income during the period of increased growth. In addition, U.S. Cellular anticipates that the seasonality of revenue streams and operating expenses may cause U.S. Cellular's operating income to vary from quarter to quarter.

    While U.S. Cellular produced operating income and net income during 1994, 1995, 1996 and through the first nine months of 1997, changes in any of several factors may reduce U.S. Cellular's growth in operating income and net income over the next few years. These factors include: (i) the growth rate in U.S. Cellular's customer base; (ii) the usage and pricing of cellular services; (iii) the churn rate; (iv) the cost of providing cellular services, including the cost of attracting new customers; (v) the introduction of competition from PCS and other emerging technologies; and (vi) continuing technological advances which may provide competitive alternatives to cellular service.

    U.S. Cellular is building a substantial presence in selected geographic areas throughout the United States where it can efficiently integrate and manage cellular telephone systems. Its cellular interests include regional market clusters in the following areas: Iowa/Missouri, Wisconsin/Illinois/Indiana, Eastern North Carolina/South Carolina, Virginia, West Virginia/Maryland/Pennsylvania/Ohio, Oregon/California, Washington/Oregon/Idaho,
Maine/New Hampshire/Vermont, Eastern Tennessee/Western North Carolina, Oklahoma/Missouri/Kansas, Texas/ Oklahoma, Florida/Georgia and Southwestern Texas. See "U.S. Cellular's Cellular Interests." U.S. Cellular has acquired its cellular interests through the wireline application process (17%), including settlements and exchanges with other applicants, and through acquisitions (83%), including acquisitions from TDS and third parties.

CELLULAR SYSTEMS DEVELOPMENT

    ACQUISITIONS. During the last five years, U.S. Cellular has expanded its size, particularly in contiguous or adjacent markets, through acquisitions which have been aimed at strengthening U.S. Cellular's position in the cellular industry. This growth has resulted primarily from acquisitions of interests in mid-sized and rural markets and has been based on obtaining interests with rights to manage the underlying market.

    U.S. Cellular has increased its population equivalents by 16% from approximately 22.3 million at December 31, 1992, to approximately 25.9 million at September 30, 1997. Markets managed by U.S. Cellular have increased from 116 markets at December 31, 1992, to 141 markets at September 30, 1997. As of September 30, 1997, 89% of the Company's population equivalents represented interests in markets U.S. Cellular manages compared to 84% at December 31, 1992.

    Recently, the pace of acquisitions has slowed as industry-wide consolidation has reduced the number of markets available for acquisition. U.S. Cellular's population equivalents grew at a compound annual rate of only 3% over the last five years due to the increased number of exchange and divestiture transactions in the past few years.

    U.S. Cellular may continue to make opportunistic acquisitions or exchanges in markets that further strengthen its market clusters and in other attractive markets. U.S. Cellular also seeks to acquire minority interests in markets where it already owns the majority interest. There can be no assurance that U.S. Cellular, or TDS for the benefit of the Cellular Group, will be able to negotiate additional acquisitions or exchanges on terms acceptable to it or that regulatory approvals, where required, will be received. U.S. Cellular plans to retain minority interests in certain cellular markets which it believes will earn a favorable return on investment. Other minority interests may be exchanged for interests in markets which enhance U.S. Cellular's market clusters or may be sold for cash or other consideration. U.S. Cellular also continues to evaluate the disposition of certain managed interests which are not essential to its corporate development strategy.

    U.S. Cellular, or TDS for the benefit of the Cellular Group, has historically negotiated acquisitions of cellular interests from third parties primarily in consideration for U.S. Cellular's or TDS's equity securities. Cellular interests acquired by TDS in these transactions have been assigned to U.S. Cellular. At that time, U.S. Cellular reimbursed TDS for the value of TDS securities issued in such transactions, generally by issuing Common Shares to TDS or by increasing the balance due TDS under U.S. Cellular's Revolving Credit Agreement in amounts equal to the value of TDS securities delivered at the time the acquisitions were completed. The fair market value of the U.S. Cellular securities issued to TDS in connection with these transactions was equal to the fair market value of the TDS securities delivered in the transactions and was determined at the time the transactions were completed.

    In the past four years, U.S. Cellular has also negotiated substantial divestitures and exchanges of cellular interests with third parties. The consideration received from these divestitures of non-strategic markets has primarily been cash, which has been used to reduce debt or for general corporate purposes. The exchanges have included the divestiture of controlling interests in non-strategic markets in exchange for controlling interests in markets which further enhance U.S. Cellular's clusters.

    COMPLETED ACQUISITIONS. During the first nine months of 1997, U.S. Cellular completed the acquisition of a controlling interest in one market and several additional minority interests representing approximately 327,000 population equivalents for an aggregate consideration of $48.7 million in cash.

    COMPLETED DIVESTITURES AND EXCHANGES. During the first nine months of 1997, U.S. Cellular sold a controlling interest in one market partition and minority interests in two other markets, representing approximately 183,000 population equivalents, for an aggregate consideration of $34.5 million in cash.

    PENDING ACQUISITIONS, DIVESTITURES, AND EXCHANGES. At September 30, 1997, U.S. Cellular had entered into an agreement to acquire a majority interest in one market, representing approximately 202,000 population equivalents, for consideration totaling $32.5 million. The consideration paid to the sellers will be approximately 759,000 TDS Common Shares. U.S. Cellular will reimburse TDS for the value of these shares by issuing approximately 996,000 U.S. Cellular Common Shares to TDS when the transaction is completed. U.S. Cellular also has an agreement pending to divest a majority interest in the wireline licensee in one market, representing 174,000 population equivalents, for $20.0 million in cash. These acquisition and divestiture transactions are both expected to be completed by year-end.

    In October 1997, U.S. Cellular completed the exchange with BellSouth Corporation it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interest in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interest in 10 markets and minority interest in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction, which is being treated as a like-kind exchange. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    U.S. Cellular expects that this transaction will have a net positive effect on its operating cash flow after the transition of operations is complete, which is expected to occur in the next 12 to 18 months. As it includes the divestiture of investment interests in exchange for majority interests, the transaction may also significantly reduce investment income in the future.

    Additionally, in November 1997 U.S. Cellular and TDS entered into agreements with AirTouch Communications, Inc. ("AirTouch") to divest certain minority interests in 11 markets, nine of which are owned by U.S. Cellular and two of which are owned by TDS. U.S. Cellular will receive approximately 4,000,000 shares of AirTouch common stock and approximately $50 million in cash. The nine interests U.S. Cellular will divest represent approximately 750,000 pops. The two interests owned by TDS which are being divested were to have been sold to U.S. Cellular pursuant to an agreement entered into in 1996; these interests will instead be sold directly to AirTouch by TDS. TDS will reimburse U.S. Cellular so that U.S. Cellular will receive an equivalent amount of consideration and record an equivalent book and tax gain as though it had made the sale and not TDS. All of the previously mentioned divestiture transactions with AirTouch are expected to be completed by early 1998. It is anticipated that these divestitures, in the aggregate, will result in a substantial book gain by U.S. Cellular. The completion of all of the divestiture transactions with AirTouch may significantly reduce investment income and cash distributions from investment entities in the future.

    TDS and U.S. Cellular maintain shelf registration of their respective Common Shares and Preferred Shares under the Securities Act of 1933 for issuance specifically in connection with acquisitions.

    TDS has had voting control of U.S. Cellular since U.S. Cellular's incorporation. TDS owned an aggregate of 69,747,348 shares of common stock of U.S. Cellular at September 30, 1997, representing over 80% of the combined total of U.S. Cellular's outstanding Common and Series A Common Shares and over 95% of their combined voting power.

CELLULAR INTERESTS AND CLUSTERS

    U.S. Cellular operates clusters of adjacent cellular systems in nearly all of its markets, enabling its customers to benefit from larger service areas than otherwise possible. Where U.S. Cellular offers wide-area coverage, its customers enjoy uninterrupted service within the designated area. Customers may also make outgoing calls and receive incoming calls within this area without special roaming arrangements. In addition to benefits to customers, clustering also has provided to U.S. Cellular certain economies in its capital and operating costs. These economies are made possible through increased sharing of facilities, personnel and other costs and have resulted in a reduction of U.S. Cellular's per customer cost of service. The extent to which U.S. Cellular benefits from these revenue enhancements and economies of operation is dependent on market conditions, population size of each cluster and engineering considerations.

    U.S. Cellular may continue to make opportunistic acquisitions and exchanges which will complement its established market clusters. From time to time, U.S. Cellular may also consider exchanging or selling its interests in markets which are not essential to its long-term strategies.

    U.S. Cellular owned interests in cellular telephone systems in 202 markets at September 30, 1997, representing 25.1 million population equivalents. Including all pending acquisition, exchange and divestitures transactions, U.S. Cellular owned or had the right to acquire interests in cellular telephone systems in 192 markets at September 30, 1997, representing 25.9 million population equivalents. The following table summarizes the growth in U.S. Cellular's population equivalents in recent years and the development status of these population equivalents.

                                                                                                DECEMBER 31,
                                                            SEPTEMBER 30,   -----------------------------------------------------
                                                                 1997         1996       1995       1994       1993       1992
                                                            --------------  ---------  ---------  ---------  ---------  ---------
                                                                                  (THOUSANDS OF POPULATION EQUIVALENTS)(1)
Operational Markets:
  Majority-Owned and Managed..............................        20,461       20,276     19,958     18,556     18,807     14,749
  Minority-Owned and Managed (2)..........................           401          401        513      1,206      1,179      2,069
  Markets to be Managed, Net of Markets to be Divested (3)
  To Be Majority-Owned....................................         2,042          213        272      2,212      1,026      1,859
  To Be Minority-Owned (2)................................        --           --         --         --              8          5
                                                                 -------    ---------  ---------  ---------  ---------  ---------
  Total Markets Managed and to be Managed.................        22,904       20,890     20,743     21,974     21,020     18,682
Minority Interest in Markets Managed by Others............         2,953        4,501      3,990      3,745      3,547      3,642
                                                                 -------    ---------  ---------  ---------  ---------  ---------
  Total...................................................        25,857       25,391     24,733     25,719     24,567     22,324
                                                                 -------    ---------  ---------  ---------  ---------  ---------
                                                                 -------    ---------  ---------  ---------  ---------  ---------

------------

(1) Based on 1996 Donnelley Marketing Services estimates for all years.

(2) Includes markets where U.S. Cellular has the right to acquire an interest but does not currently own an interest.

(3) Includes markets which are operational but which are currently managed by third parties.

    The following section details U.S. Cellular's cellular interests, including those it owned or had the right to acquire as of September 30, 1997. The table presented therein lists clusters of markets that U.S. Cellular manages or anticipates managing. U.S. Cellular's market clusters show the areas in which U.S. Cellular is currently focusing its development efforts. These clusters have been devised with a long-term goal of allowing delivery of cellular service to areas of economic interest and along corridors of economic activity. The number of population equivalents represented by U.S. Cellular's cellular interests may have no direct relationship to the number of potential cellular customers or the revenues that may be realized from the operation of the related cellular systems.

               UNITED STATES CELLULAR GROUP'S CELLULAR INTERESTS

    The table below sets forth certain information with respect to the interests in cellular markets which U.S. Cellular and TDS owned or had the right to acquire pursuant to definitive agreements as of September 30, 1997.

                                                                                                                 TOTAL CURRENT
                                                                                                                      AND
                                                                                                                  ACQUIRABLE
                                                                                                      1996        POPULATION
                                   CLUSTER/MAJOR SERVICE AREA                                      POPULATION     EQUIVALENTS
------------------------------------------------------------------------------------------------  -------------  -------------
MIDWEST REGIONAL MARKET CLUSTER:
  Iowa/Missouri.................................................................................      3,418,000      3,201,000
  Wisconsin/Illinois/Indiana....................................................................      6,067,000      5,738,000
                                                                                                  -------------  -------------
    Total Midwest Regional Market Cluster.......................................................      9,485,000      8,939,000
                                                                                                  -------------  -------------
MID-ATLANTIC REGIONAL MARKET CLUSTER:
  Eastern North Carolina/South Carolina.........................................................      2,349,000      2,319,000
  Virginia......................................................................................      1,151,000      1,143,000
  West Virginia/Maryland/Pennsylvania/Ohio......................................................      1,387,000      1,260,000
                                                                                                  -------------  -------------
    Total Mid-Atlantic Regional Market Cluster..................................................      4,887,000      4,722,000
                                                                                                  -------------  -------------
NORTHWEST REGIONAL MARKET CLUSTER:
  Oregon/California.............................................................................      1,029,000        957,000
  Washington/Oregon/Idaho.......................................................................      1,471,000      1,256,000
                                                                                                  -------------  -------------
    Total Northwest Regional Market Cluster.....................................................      2,500,000      2,213,000
                                                                                                  -------------  -------------
MAINE/NEW HAMPSHIRE/VERMONT MARKET CLUSTER......................................................      1,689,000      1,632,000
                                                                                                  -------------  -------------
FLORIDA/GEORGIA MARKET CLUSTER..................................................................      1,520,000      1,373,000
                                                                                                  -------------  -------------
TEXAS/OKLAHOMA/MISSOURI/KANSAS REGIONAL MARKET CLUSTER:
  Oklahoma/Missouri/Kansas......................................................................      1,412,000        874,000
  Texas/Oklahoma................................................................................        694,000        498,000
                                                                                                  -------------  -------------
    Total Texas/Oklahoma/Missouri/Kansas Regional Market Cluster:...............................      2,106,000      1,372,000
                                                                                                  -------------  -------------
EASTERN TENNESSEE/WESTERN NORTH CAROLINA MARKET CLUSTER.........................................      1,610,000      1,299,000
                                                                                                  -------------  -------------
SOUTHWESTERN TEXAS MARKET CLUSTER...............................................................      1,224,000      1,213,000
                                                                                                  -------------  -------------
Other Operations................................................................................        141,000        141,000
                                                                                                  -------------  -------------
Total Managed Markets...........................................................................     25,162,000     22,904,000
Markets Managed by Others.......................................................................                     2,953,000
                                                                                                                 -------------
Total Population Equivalents....................................................................                    25,857,000
                                                                                                                 -------------
                                                                                                                 -------------

    Pursuant to the completion of the exchange transaction with BellSouth in October 1997, U.S. Cellular acquired and divested interests in certain markets. The effect on population and population equivalents owned is summarized below. (The BellSouth transaction is included in the U.S. Cellular's Cellular Interests table presented above.)

                                                                                                                    TOTAL
                                                                                                                 POPULATION
                                                                                                                 EQUIVALENTS
                                                                                                                    TO BE
                                                                                                      1996        ACQUIRED
                                                                                                   POPULATION    (DIVESTED)
                                                                                                   -----------  -------------
Markets acquired from BellSouth..................................................................    4,050,000     3,971,000
Markets traded to BellSouth:
  Markets Managed by U.S. Cellular (1)...........................................................    1,960,000    (1,957,000)
  Markets Managed by Others......................................................................                 (1,085,000)
                                                                                                                -------------
  Total Markets traded to BellSouth..............................................................                 (3,042,000)
Markets to be Divested (2)
  Markets Managed by U.S. Cellular...............................................................      236,000      (174,000)
  Markets Managed by Others......................................................................                   (287,000)
                                                                                                                -------------
  Total Markets to be Divested...................................................................                   (461,000)
                                                                                                                -------------
    Net Population Equivalents to be Acquired Related to BellSouth Transaction...................                    468,000
                                                                                                                -------------
                                                                                                                -------------

------------

(1) In addition to these interests, TDS delivered directly to BellSouth interests in two markets.

(2) As a result of the transaction with BellSouth, U.S. Cellular expects to divest its interest in these markets.

    SYSTEM DESIGN AND CONSTRUCTION. U.S. Cellular designs and constructs its systems in a manner it believes will permit it to provide high-quality service to mobile, transportable and portable cellular telephones, generally based on market and engineering studies which relate to specific markets. Engineering studies are performed by U.S. Cellular personnel or independent engineering firms. U.S. Cellular's switching equipment is digital, which reduces noise and crosstalk and is capable of interconnecting in a manner which reduces costs of operation. While digital microwave interconnections are typically made between the MTSO and cell sites, primarily analog radio transmission is used between cell sites and the cellular telephones themselves.

    In accordance with its strategy of building and strengthening market clusters, U.S. Cellular has selected high capacity digital cellular switching systems that are capable of serving multiple markets through a single MTSO. U.S. Cellular's cellular systems are designed to facilitate the installation of equipment which will permit microwave interconnection between the MTSO and the cell site. U.S. Cellular has implemented such microwave interconnection in most of the cellular systems it manages. In other systems in which U.S. Cellular owns a majority interest and where it is believed to be cost-efficient, such microwave technology will also be implemented. Otherwise, such systems will rely upon landline telephone connections or microwave links owned by others to link cell sites with the MTSO. Although the installation of microwave network interconnection equipment requires a greater initial capital investment, a microwave network enables a system operator to avoid the current and future charges associated with leasing telephone lines from the landline telephone company, while generally improving system reliability. In addition, microwave facilities can be used to connect separate cellular systems to allow shared switching, which reduces the aggregate cost of the equipment necessary to operate both systems.

    U.S. Cellular expanded its internal network in 1996 to encompass all of its managed markets. This network provides automatic call delivery for U.S. Cellular's customers and handoff between adjacent markets. The network has also been extended through links with certain systems operated by several other carriers, including GTE, US West, Ameritech, BellSouth, Centennial Cellular Corp., Southwestern Bell, AT&T Wireless Communications, Vanguard Cellular Systems and others. Additionally, U.S. Cellular has implemented certain Signal Transfer Points which have allowed it to interconnect efficiently with network providers such as Illuminet and the North American Cellular Network.

    During 1997, U.S. Cellular has extended the network for its customers through interconnection with additional system operators for call delivery and hand-off. This expanded network increases the area in which customers can automatically receive incoming calls, and should also reduce the incidence of "tumbling" electronic serial number fraud due to the pre-call validation feature of networked systems. In addition, the extension of these networks will allow for the termination of wireless-to-wireless traffic without the inherent costs that are otherwise incurred if this traffic is routed through the landline network.

    U.S. Cellular believes that currently available technologies will allow sufficient capacity on U.S. Cellular's networks to meet anticipated demand over the next few years.

COSTS OF SYSTEM CONSTRUCTION AND FINANCING

    Construction of cellular systems is capital-intensive, requiring substantial investment for land and improvements, buildings, towers, MTSOs, cell site equipment, microwave equipment, engineering and installation. U.S. Cellular, consistent with FCC control requirements, uses primarily its own personnel to engineer and oversee construction of each cellular system it owns and operates. In so doing, U.S. Cellular expects to improve the overall quality of its systems and to reduce the expense and time required to make them operational.

    The costs (exclusive of license costs) of the systems in which U.S. Cellular owns an interest have historically been financed through capital contributions or intercompany loans from U.S. Cellular to the entities owning the systems, and through certain vendor financing.

MARKETING

    U.S. Cellular's marketing plan is centered around rapid penetration of its market clusters, increasing customer awareness of cellular service and reducing churn through both the building of brand awareness and the implementation of marketing programs. The marketing plan stresses the value of U.S. Cellular's service offerings and incorporates combinations of rate plans and cellular telephone equipment which are designed to meet the needs of a variety of customer segments and their usage patterns. U.S. Cellular's distribution channels include direct sales personnel, agents and retail service centers in the vast majority of its markets. In late 1996, U.S. Cellular implemented its new site on the WorldWideWeb to support its marketing efforts and to be a future distribution channel. Customers may now order U.S. Cellular service through this web site. These U.S. Cellular-owned and managed locations are designed to market cellular service to the consumer segment in a familiar setting.

    U.S. Cellular manages each cluster of markets from an administrative office with a local staff, which typically includes sales, customer service, engineering and in some cases installation personnel. Direct sales consultants market cellular service to business customers throughout each cluster. Retail associates work out of the retail locations and market cellular service primarily to the consumer and small business segment. U.S. Cellular maintains an ongoing training program to improve the effectiveness of sales consultants and retail associates by focusing their efforts on obtaining customers and maximizing the sale of high-user packages. These packages provide for customers to obtain a minimum amount of usage at discounted rates per minute, at fixed prices which are charged even if usage falls below a defined monthly minimum amount.

    U.S. Cellular continues to expand its relationships with agents, dealers and non-U.S. Cellular retailers to obtain customers. Agents and dealers are independent business people who obtain customers for U.S. Cellular on a commission basis. U.S. Cellular's agents are generally in the business of selling cellular telephones, cellular service packages and other related products. U.S. Cellular's dealers include car stereo companies and other companies whose customers are also potential cellular customers. The non-U.S. Cellular retailers include car dealers, major appliance dealers, office supply dealers and mass merchants.

    U.S. Cellular opened its first retail locations in late 1993, expanding to 240 stand-alone retail stores by September 30, 1997. These U.S. Cellular-owned and operated businesses utilize rental facilities in high-traffic areas. U.S. Cellular has implemented a uniform appearance of these stores, with all having similar displays and layouts. The retail centers' hours of business match those of the retail trade in the local marketplace, often staying open on weekends and later in the evening than a typical business supplier. To fully serve customer needs, these stores sell accessories to complement the phones and services U.S. Cellular has traditionally provided. During 1996, U.S. Cellular further expanded its retail presence by opening smaller retail kiosks within larger merchandiser and grocery stores. At September 30, 1997, U.S. Cellular had opened over 140 "stores within a store," primarily in Wal-Mart locations.

    In addition to its own retail centers, U.S. Cellular actively pursues national retail accounts, as agents for U.S. Cellular, which yield new customer additions in multiple markets. Agreements have been entered into with such national distributors as Ford Motor Company, General Motors, Radio Shack, Best Buy, Circuit City, Staples, Office Depot and Sears, Roebuck & Co. in certain of U.S. Cellular's markets. Upon the sale of a cellular telephone by one of these national distributors, U.S. Cellular receives, often exclusively within the territories served, the resulting cellular customer.

    U.S. Cellular uses a variety of direct mail, billboard, radio, television and newspaper advertising to stimulate interest by prospective customers in purchasing its cellular service and to establish familiarity with U.S. Cellular's name. In 1997, U.S. Cellular increased its focus on brand advertising, using the tag line "The Way People Talk Around Here"-SM- to promote the United States Cellular-Registered Trademark- brand. Advertising is directed at gaining customers, improving customers' awareness of the United States Cellular brand, increasing existing customers usage and increasing the public awareness and understanding of the cellular services offered by U.S. Cellular. U.S. Cellular attempts to select the advertising and promotion media that are most appealing to the targeted groups of potential customers in each local market. U.S. Cellular utilizes local advertising media and public relations activities and establishes programs to enhance public awareness of U.S. Cellular, such as providing telephones and service for public events and emergency uses.

CUSTOMERS AND SYSTEM USAGE

    Cellular customers come from a wide range of occupations. They typically include a large proportion of individuals who work outside of their offices, such as people in the construction, real estate, wholesale and retail distribution businesses, and professionals. Increasingly, U.S. Cellular is providing cellular service to consumers and to customers who use their cellular telephones for security purposes. Although many of U.S. Cellular's customers still use in-vehicle cellular telephones, most new customers are selecting portable cellular telephones. These units have become more compact and fully featured as well as more attractively priced, and they appeal to newer segments of the customer population.

    U.S. Cellular's cellular systems are used most extensively during normal business hours between 7:00 am and 6:00 pm. On average, the local retail customers in U.S. Cellular's consolidated systems used their cellular systems approximately 105 minutes per unit each month and generated retail revenue of approximately $37 per month during the first nine months of 1997, compared to 106 minutes and $41 per month in the first nine months of 1996. Revenue generated by roamers, together with local retail, toll and other revenues, brought U.S. Cellular's total average monthly service revenue per customer unit in consolidated markets to $57 during the first nine months of 1997. Average monthly service revenue per customer unit decreased approximately 13% during the first nine months of 1997 compared to the same period in 1996. This decrease is related to the industry-wide trend of newer customers tending to use fewer minutes during peak business hours, which has reduced the average local retail revenue per minute, and to declining contribution of inbound roaming revenue per customer. U.S. Cellular believes that its customer base is growing faster than that of the cellular industry as a whole, which has a dilutive effect on inbound roaming revenue per customer. U.S. Cellular anticipates that average monthly service revenue per customer unit will continue to decline as its distribution channels provide additional customers who generate lower revenue per local minute of use and as roaming revenues grow more slowly. However, this effect is more than offset by U.S. Cellular's increasing number of customers; therefore, U.S. Cellular expects total revenues to continue to grow for the next few years.

    In addition to revenue from local retail customers, U.S. Cellular generates revenue from roaming customers and other services. U.S. Cellular's roaming service allows a customer to place or receive a call in a cellular service area away from the customer's home market area. U.S. Cellular has entered into "roaming agreements" with operators of other cellular systems covering virtually all systems in the United States and Canada. These agreements offer customers the opportunity to roam in these systems. These reciprocal agreements automatically pre-register the customers of U.S. Cellular's systems in the other carriers' systems. Also, a customer of a participating system roaming (i.e. traveling) in a U.S. Cellular market where this arrangement is in effect is able to make and receive calls on U.S. Cellular's system. The charge for this service is typically at premium rates and is billed by U.S. Cellular to the customer's home system, which then bills the customer. U.S. Cellular has entered into agreements with other cellular carriers to transfer roaming usage at agreed-upon rates. In some instances, based on competitive factors, U.S. Cellular may charge a lower amount to its customers than the amount actually charged to U.S. Cellular by another cellular carrier for roaming.

    The following table summarizes certain information about customers and market penetration in U.S. Cellular's managed operations.

                                                 NINE MONTHS
                                                 ENDED OR AT                  YEAR ENDED OR AT DECEMBER 31,
                                                SEPTEMBER 30,               ----------------------------------
                                                     1997          1996        1995        1994        1993        1992
                                                --------------  ----------  ----------  ----------  ----------  ----------
                                                                                  (DOLLARS IN THOUSANDS)
Majority-owned and managed markets:
  Cellular markets in operation (1)...........            132          131         137         130         116          92
  Total population of markets in service
    (000s)....................................         21,844       21,712      22,309      21,314      19,383      15,014
  Customer Units:
    at beginning of period (2)................      1,073,000      710,000     421,000     261,000     150,800      97,000
    additions during period (2)...............        494,000      561,000     426,000     250,000     165,300      88,600
    disconnects during period (2).............        210,000      198,000     137,000      90,000      55,100      34,800
    at end of period (2)......................      1,357,000    1,073,000     710,000     421,000     261,000     150,800
  Market penetration at end of period (3).....           6.21%        4.94%       3.18%       1.98%       1.35%       1.00%
Consolidated revenues (4).....................   $    634,122   $  680,068  $  480,316  $  327,630  $  210,344  $  139,929
Depreciation expense..........................         68,735       74,631      57,302      39,520      25,665      16,606
Amortization expense..........................         25,906       34,208      32,156      25,934      19,362      13,033
Operating income (loss).......................        110,511       87,366      42,755      17,385      (8,656)    (12,705)
Construction expenditures.....................        247,957      248,123     210,878     167,164      92,915      56,033
Identifiable assets...........................   $  2,340,079   $2,116,592  $1,890,621  $1,584,142  $1,275,569  $  858,795

------------

(1) Represents the number of markets in which U.S. Cellular owned at least a 50% interest and which it managed, including its reseller operation in 1992. The revenues and expenses of these cellular markets are included in U.S. Cellular's consolidated revenues and expenses.

(2) Represents the approximate number of revenue-generating cellular telephones served by the cellular markets referred to in footnote (1). The revenue generated by such cellular telephones is included in consolidated revenues.

(3) Computed by dividing the number of customer units at the end of the period by the total population of markets in service as estimated by Donnelley Marketing Service for the respective years.

(4) Consolidated revenues for 1997 reflect U.S. Cellular's change in financial reporting presentation of certain credits given to customers on their monthly bills. 1993-1996 consolidated revenues have been reclassified to conform to 1997 presentation.

    The following table summarizes, by operating cluster, the total population, U.S. Cellular's customer units and penetration for U.S. Cellular's consolidated markets as of September 30, 1997.

                                OPERATING CLUSTERS                                    POPULATION     CUSTOMERS    PENETRATION
-----------------------------------------------------------------------------------  -------------  -----------  -------------
Iowa/Missouri......................................................................      3,148,000      224,000         7.12%
Wisconsin/Illinois/Indiana.........................................................      1,951,000      106,000         5.43
Eastern North Carolina/South Carolina..............................................      2,349,000      119,000         5.07
Virginia...........................................................................        949,000       55,000         5.80
West Virginia/Maryland/Pennsylvania/Ohio...........................................      1,138,000       62,000         5.45
Oregon/California..................................................................      1,029,000       63,000         6.12
Washington/Oregon/Idaho............................................................      1,370,000       93,000         6.79
Indiana/Kentucky...................................................................      1,801,000      114,000         6.33
Maine/New Hampshire/Vermont........................................................      1,689,000       94,000         5.57
Eastern Tennessee/Western North Carolina...........................................      1,429,000      108,000         7.56
Oklahoma/Missouri/Kansas...........................................................      1,412,000      104,000         7.37
Texas/Oklahoma.....................................................................        694,000       42,000         6.05
Florida/Georgia....................................................................      1,520,000      105,000         6.91
Southwestern Texas.................................................................      1,224,000       52,000         4.25
Other Operations...................................................................        141,000       16,000        11.35
                                                                                     -------------  -----------     -----
                                                                                        21,844,000    1,357,000         6.21%
                                                                                     -------------  -----------     -----
                                                                                     -------------  -----------     -----

PRODUCTS AND SERVICES

    CELLULAR TELEPHONES AND INSTALLATION. There are a number of different types of cellular telephones, all of which are currently compatible with cellular systems nationwide. U.S. Cellular offers a full range of vehicle-mounted, transportable and hand-held portable cellular telephones. Features offered in some of the cellular telephones include hands-free calling, repeat dialing, horn alert and others.

    U.S. Cellular negotiates volume discounts from its cellular telephone suppliers. U.S. Cellular discounts cellular telephones to meet competition or to stimulate sales by reducing the cost of becoming a cellular customer. In these instances, where permitted by law, customers are generally required to sign a service contract with U.S. Cellular. U.S. Cellular also cooperates with cellular equipment manufacturers in local advertising and promotion of cellular equipment.

    U.S. Cellular has established service and/or installation facilities in many of its local markets to ensure quality installation and service of the cellular telephones it sells. These facilities allow U.S. Cellular to improve its service by promptly assisting customers who experience equipment problems. Additionally, U.S. Cellular maintains a repair facility in Tulsa, Oklahoma, which handles more complex service and repair issues.

    CELLULAR SERVICES. U.S. Cellular's customers are able to choose from a variety of packaged pricing plans which are designed to fit different calling patterns. U.S. Cellular has developed and introduced its new consumer line of products under the CarryPhone brand. These products include a) Express, a pre-packaged phone plus price plan aimed at the convenience buyer; b) TalkTracker, a cellular phone with usage prepaid; and c) Home and Away, a combination cordless and cellular phone in a single package. U.S. Cellular's customer bills typically show separate charges for custom-calling features, airtime in excess of the packaged amount, and toll calls. Custom-calling features provided by U.S. Cellular include wide-area call delivery, call forwarding, call waiting, three-way calling and no-answer transfer. U.S. Cellular also offers a voice message service in many of its markets. This service, which functions like a sophisticated answering machine, allows customers to receive messages from callers when they are not available to take calls.

REGULATION

    REGULATORY ENVIRONMENT. The operations of U.S. Cellular are subject to FCC and state regulation. The cellular telephone licenses held by U.S. Cellular are granted by the FCC for the use of radio frequencies and are an important component of the overall value of the assets of the Company. The construction, operation and transfer of cellular systems in the United States are regulated to varying degrees by the FCC pursuant to the Communications Act of 1934 (the "Communications Act"). In 1996, Congress enacted the Telecommunications Act of 1996 (the "1996 Act"), which amended the Communications Act. The 1996 Act mandates significant changes in existing telecommunications rules and policies to promote competition, ensure the availability of telecommunications services to all parts of the nation and to streamline regulation of the telecommunications industry to remove regulatory burdens, as competition develops and makes regulation unnecessary. The FCC has promulgated regulations governing construction and operation of cellular systems, licensing (including renewal of licenses) and technical standards for the provision of cellular telephone service under the Communications Act, and is implementing the legislative objectives of the 1996 Act, as discussed below.

    LICENSING. For cellular telephone licensing purposes, the FCC has divided the United States into separate geographic markets (MSAs and RSAs). In each market, the allocated cellular frequencies are divided into two equal blocks. During the application process, the FCC reserved one block of frequencies for non-wireline applicants and another block for wireline applicants. Subject to FCC approval, a cellular system may be sold to either a wireline or non-wireline entity, but no entity which controls a cellular system may own an interest in another cellular system in the same MSA or RSA.

    The completion of acquisitions involving the transfer of control of a cellular system requires prior FCC approval. Acquisitions of minority interests generally do not require FCC approval. Whenever FCC approval is required, any interested party may file a petition to dismiss or deny the application for approval of the proposed transfer.

    The FCC must be notified each time an additional cell is constructed which enlarges the service area of a given market. The FCC's rules also generally require persons or entities holding cellular construction permits or licenses to coordinate their proposed frequency usage with neighboring cellular licensees in order to avoid electrical interference between adjacent systems. The height and power of base stations in the cellular system are regulated by FCC rules, as are the types of signals emitted by these stations. In addition to regulation by the FCC, cellular systems are subject to certain Federal Aviation Administration ("FAA") regulations with respect to the siting and construction of cellular transmitter towers and antennas as well as local zoning requirements.

    Beginning in 1996, the FCC has also imposed a requirement that all licensees register and obtain FCC registration numbers for all of their antenna towers which require prior FAA clearance. U.S. Cellular is currently engaged in this registration process. All new towers must be registered at the time of construction and existing towers are being registered on a staggered state-by-state basis, to be concluded in May 1998. The FCC is currently considering whether to take action to pre-empt moratoria imposed by certain localities on the construction of wireless towers. U.S. Cellular has supported such FCC action.

    Beginning in October, 1997, cellular systems, which previously were "categorically excluded" from having to evaluate their facilities to ensure their compliance with federal "radio frequency" (RF) radiation requirements, were made subject to those requirements. After October, 1997, all new cellular facilities must be in compliance when they are brought into service. Existing facilities must be brought into compliance with the requirements when their licenses are renewed. U.S. Cellular believes that the great majority of its existing facilities already comply with the requirements and the remainder will be brought into compliance as required.

    Initial cellular telephone licenses were granted for ten-year periods. The FCC has established standards for conducting comparative renewal proceedings between a cellular licensee seeking renewal of its license and challengers filing competing applications. The FCC has: (i) established criteria for comparing the renewal applicant to challengers, including the standards under which a renewal expectancy will be granted to the applicant seeking license renewal; (ii) established basic qualifications standards for challengers; and
(iii) provided procedures for preventing possible abuses in the comparative renewal process. The FCC has concluded that it will award a renewal expectancy if the licensee has (i) provided "substantial" performance, which is defined as "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal," and (ii) complied with FCC rules, policies and the Communications Act. If a renewal expectancy is awarded to an existing licensee, its license is renewed and competing applications are not considered.

    U.S. Cellular's Tulsa and Knoxville licenses were renewed in 1995, and U.S. Cellular's Des Moines, Iowa; Peoria, Illinois; and Roanoke, Virginia licenses were renewed in 1996. In September, 1997, U.S. Cellular filed license renewal applications for its Davenport, Iowa; Tallahassee, Florida; Asheville, North Carolina; Manchester, New Hampshire; Columbia, Missouri; Wichita Falls, Texas; Gainesville, Florida; Lewiston, Maine; Joplin, Missouri; Cedar Rapids, Iowa; LaCrosse, Wisconsin; Bangor, Maine; Fort Pierce, Florida; Victoria, Texas; Evansville, Indiana and Owensboro, Kentucky licenses. Those applications were unopposed and are now grantable. On October 30, 1997, U.S. Cellular assigned its Evansville and Owensboro licenses to a subsidiary of BellSouth Cellular Corporation as part of the larger U.S. Cellular-BellSouth transaction. As part of the same transaction, BellSouth assigned its Appleton, Wisconsin; Rockford, Illinois; Green Bay, Wisconsin and Janesville, Wisconsin licenses to U.S. Cellular. Unopposed grantable renewal applications are pending for those licenses as well. U.S. Cellular expects all of those license renewal applications to be granted shortly.

    U.S. Cellular conducts and plans to conduct its operations in accordance with all relevant FCC rules and regulations and anticipates being able to qualify for a renewal expectancy in its upcoming renewal filings. Accordingly, U.S. Cellular believes that current regulations will have no significant effect on its operations and financial condition. However, changes in the regulation of cellular operators or their activities and of other mobile service providers could have a material adverse effect on U.S. Cellular's operations.

    The FCC has also provided that five years after the initial licenses are granted, unserved areas within markets previously granted to licensees may be applied for by both wireline and non-wireline entities and by third parties. Accordingly, many unserved area applications have been filed by U.S. Cellular and others. U.S. Cellular's strategy with respect to system construction in its markets has been and will be to build cells covering areas within such markets that U.S. Cellular considers economically feasible to serve or might conceivably wish to serve and to do so within the five-year period following issuance of the license. In cases where applications for unserved areas are filed which are mutually exclusive and would result in overlapping service areas, the FCC decides between the competing applicants by an auction process.

    Pursuant to 1993 amendments to the Communications Act, cellular service is classified as a Commercial Mobile Radio Service ("CMRS"), in that it is service offered to the public, for a fee, which is interconnected to the public switched telephone network. The FCC has determined that it will forebear from requiring CMRS carriers to comply with a number of statutory provisions otherwise applicable to common carriers, such as the filing of tariffs.

    RECENT EVENTS. There are certain regulatory proceedings currently pending before the FCC which are of particular importance to the cellular industry. In one proceeding, the FCC has imposed new "enhanced 911" regulations on cellular carriers. Enhanced 911 capabilities would enable cellular systems to determine the precise location of the person making the emergency call. The new rules will require cellular carriers to work with local public safety officials to process 911 calls, including those made from mobile telephones not registered with the cellular system, and will require cellular systems to improve their ability to locate wireless 911 callers over a five-year period.

    The FCC has adopted a limited expansion of the obligation of cellular carriers to serve the subscribers of broadband PCS providers, among others, even though the subscribers involved have no pre-existing service relationship with that carrier. Under these new policies, broadband PCS providers may offer their subscribers handsets which are capable of operating over broadband PCS and cellular networks so that when their subscribers are out of range of broadband PCS networks, they will be able to obtain non-automatic access to cellular networks. The FCC expects that implementation of these roaming capabilities will promote competition between broadband PCS and cellular service providers.

    The FCC has adopted requirements which will make it possible for subscribers to retain, at the same location, their existing telephone numbers when they switch from one service provider to another. This numbering portability will include switching between Local Exchange Carriers ("LECs") and other wireline providers, between wireless service providers and between LEC/wireline and wireless providers. LECs have implementation deadlines by the end of 1998. Broadband PCS, cellular and certain other wireless providers have phased implementation deadlines in 1998 and 1999.

    In another proceeding, the FCC in 1996 adopted rules regarding the method by which cellular carriers and LECs shall compensate each other for interconnecting cellular and local exchange facilities. The FCC rules provided for symmetrical and reciprocal compensation between LECs and cellular carriers, and also prescribed interim interconnection proxy rates, which are much lower than the rates formerly paid by cellular carriers to LECs. Symmetrical and reciprocal compensation means they must pay each other at the same rate. The U.S. Court of Appeals for the Eighth Circuit has vacated the FCC's rules. However, the FCC's rules requiring reciprocal and symmetrical compensation remain in effect as applied to the cellular industry. Interconnection rate issues will be decided by the states. Whether the issue is decided by the states or the federal government, cellular carriers in the future can be expected to pay lower rates to LECs than they previously paid. This result is expected to be favorable to the wireless industry and somewhat unfavorable to LECs.

    The FCC is also proceeding to implement the 1996 Act. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a Federal-state Joint Board. Much of this implementation is proceeding in numerous, concurrent proceedings with aggressive deadlines. The Company cannot predict the full extent, nature and interrelationships among state and federal implementation and other responses to the 1996 Act.

    The primary purpose and effect of the new law is to open all telecommunications markets to competition. The 1996 Act makes most direct or indirect state and local barriers to competition unlawful. It directs the FCC to preempt all inconsistent state and local laws and regulations, after notice and comment proceedings. It also enables electric and other utilities to engage in telecommunications service through qualifying subsidiaries.

    Only narrow powers over competitive entry are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provisions and necessary for universal services, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices in rural telephone company service areas.

    The 1996 Act establishes principles and a process for implementing a modified "universal service" policy. This policy seeks nationwide, affordable service and access to advanced telecommunications and information services. It calls for reasonably comparable urban and rural rates and services. The 1996 Act also requires universal service to schools, libraries and rural health facilities at discounted rates. The FCC has implemented the mandate of the 1996 Act to create a new universal service support mechanism "to ensure that all Americans have access to telecommunications services." The 1996 Act requires all interstate telecommunications providers, including wireless service providers, to "make an equitable and non-discriminatory contribution," to support the cost of providing universal service, unless their contribution would be de minimis. At present, the provision of landline telephone service in high cost areas is subsidized by access charges and other payments by interexchange carriers to LECs. The obligation to make payments to support universal service has been expanded to include other telecommunications service providers, including cellular carriers. Such payments, which are to be based on a percentage of the total "billed revenue" of carriers for a given previous half year, are to begin being made in the first quarter of 1998. Carriers are free to pass such charges on to their customers. Cellular carriers are also eligible to receive universal service support payments in certain circumstances under the new systems if they provide specified services in "high cost" areas. U.S. Cellular has sought designation as an "eligible telecommunications carrier" qualified to receive universal service support in certain states.

    The FCC has also allocated a total of 140 megahertz ("MHZ") to broadband PCS, 20 MHZ to unlicensed operations and 120 MHZ to licensed operations, consisting of two 30 MHZ blocks in each of the 51 Major Trading Areas ("MTAs") and one 30 MHZ block and three 10 MHZ blocks in each of 493 Basic Trading Areas ("BTAs"). Cellular operators and those entities under common ownership with them are permitted to participate in the ownership of PCS licenses, except for those PCS licenses reserved for small businesses, and licenses for PCS service areas in which the cellular operator owns a 20% or greater interest in a cellular licensee, the service area of which covers 10% or more of the population of the PCS service area. In the latter case, the cellular license is limited to two 10 MHZ PCS channel blocks.

    PCS technology is currently under development and is similar in some respects to cellular technology. Where it has become commercially available, this technology is capable of offering increased capacity for wireless two-way and one-way voice, data and multimedia communications services and will result in increased competition with U.S. Cellular's operations. The ability of these future PCS licensees to complement or compete with existing cellular licensees will be affected by future FCC rule-makings. These and other future technological and regulatory developments in the wireless telecommunications industry and the enhancement of current technologies will likely create new products and services that are competitive with the services currently offered by U.S. Cellular. There can be no assurance that U.S. Cellular will not be adversely affected by such technological and regulatory developments.

    Media reports have suggested that certain radio frequency ("RF") emissions from portable cellular telephones might be linked to cancer. U.S. Cellular has reviewed relevant scientific information and, based on such information, is not aware of any credible evidence linking the usage of portable cellular telephones with cancer. As noted above, FCC rules went into effect in October 1997, dealing, inter alia, with RF emissions from cellular towers of less than 10 meters in height, building mounted antennas and cellular telephones. It is anticipated that U.S. Cellular will be able to comply with RF tower emission standards and U.S. Cellular believes that the cellular telephones it currently sells comply with the standards.

    STATE AND LOCAL REGULATION. U.S. Cellular is also subject to state and local regulation in some instances. In 1981, the FCC preempted the states from exercising jurisdiction in the areas of licensing, technical standards and market structure. In 1993, Congress preempted states from regulating the entry of cellular systems into service and the rates charged by cellular systems to customers. The siting and construction of the cellular facilities, including transmitter towers, antennas and equipment shelters are still subject to state or local zoning and land use regulations. However, in 1996, Congress amended the Communications Act to provide that states could not discriminate against wireless carriers in tower zoning proceedings and had to decide on zoning requests with reasonable speed. In addition, states may still regulate other terms and conditions of cellular service.

    The FCC is required to forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary. Further, the FCC is empowered under certain circumstances to preempt state regulatory authorities if a state is obstructing the Communications Act's basic purposes.

    U.S. Cellular and its subsidiaries have been and intend to remain active participants in proceedings before the FCC and, through its membership in state associations of wireless providers, before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. U.S. Cellular is unable to predict the scope, pace or financial impact of policy changes which could be adopted in these proceedings.

COMPETITION

    U.S. Cellular's principal competitor for cellular telephone service in each market is the licensee of the second cellular system in that market. Since each competitor operates its cellular system on a 25 MHZ frequency block licensed by the FCC using comparable technology and facilities, competition for customers between the two systems in each market is principally on the basis of quality of service, price, size of area covered, services offered and responsiveness of customer service. The competing entities in many of the markets in which U.S. Cellular has an interest have financial resources which are substantially greater than those of U.S. Cellular and its partners in such markets.

    The FCC's rules require all operational cellular systems to provide, on a nondiscriminatory basis, cellular service to resellers which purchase blocks of mobile telephone numbers from an operational system and then resell them to the public.

    In addition to competition from the other cellular licensee in each market, there is also competition from, among other technologies, conventional mobile telephone and SMR systems, both of which are able to connect with the landline telephone network. U.S. Cellular believes that conventional mobile telephone systems and conventional SMR systems are competitively disadvantaged because of technological limitations on the capacity of such systems. The FCC has previously given approval, through waivers of its rules, to ESMR, an enhanced SMR system. ESMR systems may have cells and frequency reuse like cellular thereby potentially eliminating any current technological limitation. The first ESMR systems were implemented in 1993 in Los Angeles and are being implemented in many other cities across the United States. ESMR providers have initiated service in several areas where U.S. Cellular operates cellular systems. Although less directly a substitute for cellular service, wireless data services and one-way paging service (and in the future, two-way paging services) may be adequate for those who do not need full two-way voice service.

    PCS providers have initiated service in many markets across the United States, including a number of markets where U.S. Cellular has operations. PCS providers offer digital, wireless communications services to their customers. Similar technological advances or regulatory changes in the future may make available other alternatives to cellular service, thereby creating additional sources of competition. U.S. Cellular expects PCS operators to continue deployments of PCS across all of the U.S. Cellular markets over the next one or two years. U.S. Cellular anticipates that PCS competitors will build out the larger metropolitan areas before the mid-sized metropolitan and rural areas where U.S. Cellular operates. As a result, the effects of PCS competition may not reach U.S. Cellular's markets as quickly as they may reach other cellular operators' markets.

    Continuing technological advances in the communications field make it difficult to predict the extent of additional future competition for cellular systems. For example, the FCC has allocated radio channels to a mobile satellite system in which transmissions from mobile units to satellites would augment or replace transmissions to cell sites, and several consortia to provide such service have been formed. Such a system is designed primarily to serve the communications needs of remote locations and a mobile satellite system could provide viable competition for land-based cellular systems in such areas. It is also possible that the FCC may in the future assign additional frequencies to cellular telephone service to provide for more than two cellular telephone systems per market.

EMPLOYEES

    As of September 30, 1997, U.S. Cellular had a total of 4,089 employees. None of its employees are represented by a labor union and employees relations are considered good.

                EXPLANATORY NOTE REGARDING FINANCIAL INFORMATION

    Effective upon completion of the Transactions, Telephone and Data Systems, Inc. will have outstanding five classes of Common Stock: United States Cellular Group Common Shares, which are intended to reflect the performance of the United States Cellular Group; TDS Telecommunications Group Common Shares, which are intended to reflect the performance of the TDS Telecommunications Group; Aerial Communications Group Common Shares, which are intended to reflect the performance of the Aerial Communications Group; and Common Shares and Series A Common Shares which are intended to reflect the performance of a residual group (the TDS Group) (which will also reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interest in those groups.)

    Although the financial statements of the United States Cellular Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the United States Cellular Group such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of United States Cellular Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities. Financial results arising from the business of Telephone and Data Systems, Inc. (including its Retained Interest in the United States Cellular Group) or from the business of the United States Cellular Group could affect the market price of all classes of Common Stock. In addition, any net losses of any of the Telephone and Data Systems, Inc. Groups, including the United States Cellular Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on all classes of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the United States Cellular Group's financial information.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    The United States Cellular Group ("Cellular Group") consists solely of United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates and invests in cellular telephone companies and properties. The Cellular Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Cellular Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Cellular Group, as determined by the Board of Directors of TDS.

RESULTS OF OPERATIONS

    United States Cellular Corporation ("U.S. Cellular") owns, operates and invests in cellular markets throughout the United States. U.S. Cellular owned both majority and minority interests in 204 cellular markets at December 31, 1996, representing 25,074,000 population equivalents ("pops"). U.S. Cellular included the operations of 131 majority-owned and managed cellular markets in consolidated operations ("consolidated markets") at December 31, 1996. Noncontrolling interests in 44 markets, representing 4.3 million pops, were accounted for using the equity method and were included in investment income at that date. Noncontrolling interests in 29 other markets, representing 489,000 pops, were accounted for using the cost method. Following is a table of summarized operating data for U.S. Cellular's consolidated operations.

                                                                                            YEAR ENDED OR AT DECEMBER 31,
                                                                                       ---------------------------------------
                                                                                           1996          1995         1994
                                                                                       -------------  -----------  -----------

Total market population (in thousands) (1)...........................................         21,712       22,309       21,314
Customers............................................................................      1,073,000      710,000      421,000
Market penetration...................................................................           4.94%        3.18%        1.98%
Markets in operation.................................................................            131          137          130
Cell sites in service................................................................          1,328        1,116          790
Average monthly revenue per customer.................................................  $          66  $        72  $        80
Churn rate per month.................................................................            1.9%         2.1%         2.3%
Marketing cost per net customer addition.............................................  $         566  $       555  $       667
                                                                                       -------------  -----------  -----------

---------

(1) Calculated using the respective Donnelley Marketing Service estimates for each year.

    U.S. Cellular's revenues and expenses include 100% of the revenues and expenses of the systems serving majority-owned and managed markets plus its corporate office operations. Investment income includes U.S. Cellular's share of the net income or loss of each of the markets for which U.S. Cellular follows the equity method of accounting.

    Operating results for 1996 reflect improvement in U.S. Cellular's overall operations, primarily resulting from growth in its customer base and revenues coupled with increasing economies of scale. Operating revenues, driven by increases in customers served, rose $215.4 million, or 44%. Operating expenses rose $170.8 million, or 38%. Operating cash flow (operating income before minority share plus depreciation and amortization expense) increased $64.0 million, or 48%.

    Investment and other income increased $66.4 million, or 53%, due primarily to a 59% increase in gains on the sales of cellular and other investments and a 29% increase in investment income. Interest expense decreased $4.2 million, or 15%, in 1996 primarily due to a decrease in effective interest rates. Net income totaled $129.9 million in 1996 compared to $99.7 million in 1995, reflecting increased gains on the sales of cellular and other investments, improved operating results, increased investment income and decreased interest expense. In 1996 and 1995, net income included significant gains on sales of cellular and other investments. A summary of the after-tax effect of these gains on net income is shown below.

                                                                                             YEAR ENDED OR AT DECEMBER 31,
                                                                                           ---------------------------------
                                                                                              1996        1995       1994
                                                                                           -----------  ---------  ---------
                                                                                                (DOLLARS IN THOUSANDS)

Net income before after-tax effects of gains.............................................  $    62,504  $  43,918  $  13,071
Add: After-tax effects of gains..........................................................       67,425     55,824      3,322
                                                                                           -----------  ---------  ---------
Net income as reported...................................................................  $   129,929  $  99,742  $  16,393
                                                                                           -----------  ---------  ---------
                                                                                           -----------  ---------  ---------

OPERATING REVENUES

    Operating revenues totaled $707.8 million in 1996, an increase of $215.4 million, or 44%, over 1995. Operating revenues totaled $492.4 million in 1995, an increase of $160.0 million, or 48%, over 1994. The net effect of acquisitions and divestitures ("net acquisitions") increased operating revenues $10.8 million, or 2%, in 1996 and $44.2 million, or 13%, in 1995.

    Service revenues primarily consist of: (I) charges for access, airtime and value-added services provided to U.S. Cellular's local retail customers who use the local systems operated by U.S. Cellular; (ii) charges to customers of other systems who use U.S. Cellular's cellular systems when roaming ("inbound roaming"); and (iii) charges for long-distance calls made on U.S. Cellular's systems. Service revenues totaled $690.4 million in 1996, up $213.8 million, or 45%, over 1995. Service revenues totaled $476.6 million in 1995, up $158.0 million, or 50%, over 1994. The increase was primarily due to the growing number of local retail customers and the growth in inbound roaming revenue. Average monthly revenue per customer declined 8% to $66 in 1996 and 9% to $72 in 1995. Net acquisitions increased service revenues $10.3 million, or 2%, in 1996 and $42.7 million, or 13%, in 1995.

    The 8% decrease in average monthly service revenue per customer in 1996 was primarily a result of a decrease in average revenue per minute of use from both local retail customers and inbound roamers. Although average monthly local minutes of use per retail customer totaled 107 in 1996 and 95 in both 1995 and 1994, U.S. Cellular's use of incentive programs in 1996 and 1995 that encourage weekend and off peak usage, in order to stimulate overall usage, resulted in a decrease in average revenue per minute of use during those years. Inbound roaming revenue has been growing at a slower rate than U.S. Cellular's customer base (31% compared to 51%). U.S. Cellular believes that its customer base is growing faster than that of the industry as a whole, which has a dilutive effect on inbound roaming revenue per customer. Also, U.S. Cellular's average inbound roaming revenue per minute of use decreased in 1996 and 1995, in line with the ongoing trend toward reduced per minute prices for roaming negotiated between U.S. Cellular and other cellular operators. The 9% decrease in average monthly service revenue per customer in 1995 was for primarily the same reasons as in 1996.

    Local retail revenue increased $153.0 million, or 53%, in 1996 and $101.5 million, or 54%, in 1995. Growth in U.S. Cellular's customer base was the primary reason for the increase in local revenue. The number of customers increased 51% to 1,073,000 at December 31, 1996 from 710,000 at December 31, 1995. The number of customers increased 69% in 1995, up from 421,000 at December 31, 1994. Excluding the effect of acquisitions and dispositions, U.S. Cellular added 365,000 customers in 1996 and 255,000 customers in 1995. While the percentage increase in customer additions is expected to be lower in the future, management anticipates that the number of customers served will continue to increase in the next few years. Net acquisitions increased local revenue $13.7 million, or 5%, in 1996 and $26.3 million, or 14%, in 1995.

    Average monthly local retail revenue per customer declined to $43 in 1996 from $44 in 1995 and $47 in 1994. Monthly local retail minutes of use per customer increased 13% to 107 in 1996 from 95 in both 1995 and 1994. While there was an increase in average local retail minutes of use from 1995 to 1996, average revenue per minute of use decreased as a result of the incentive programs stated previously. Average local retail revenue per minute totaled $.40 in 1996, $.46 in 1995 and $.50 in 1994. The decrease in average monthly local retail revenue is part of an industry-wide trend and is believed to be related to the tendency of the early customers in a market to be the heaviest users during peak business hours. It also reflects U.S. Cellular's and the industry's continued penetration of the consumer market, which tends to include fewer peak business hour-usage customers. Local retail revenues in 1996 increased 58%, or $168.5 million, due to customer growth and declined 5%, or $15.5 million, due to decreases in average monthly service revenue per customer.

    Inbound roaming revenue increased $45.3 million, or 31%, in 1996 and $44.0 million, or 42%, in 1995. This increase was attributable to the rise in the number of minutes used by customers from other systems when roaming in U.S. Cellular's systems. Also contributing were the increased number of cell sites within U.S. Cellular's systems. These effects were offset somewhat by the decrease in average revenue per minute due to the downward trend in negotiated rates. Average inbound roaming revenue per minute totaled $.94 in 1996, $.99 in 1995 and $1.11 in 1994. Monthly inbound roaming revenue per U.S. Cellular customer averaged $19 in 1996, $22 in 1995 and $26 in 1994. This decrease is related to both the decrease in roaming revenue per minute and the faster increase in U.S. Cellular's customer base than in inbound roaming revenue. Net acquisitions decreased inbound roaming revenue $2.9 million, or 2%, in 1996 compared to an increase of $13.6 million, or 13%, in 1995.

    Long-distance revenue increased $17.3 million, or 49%, in 1996 and $12.4 million, or 55%, in 1995 as the volume of long-distance calls billed by U.S. Cellular increased. Monthly long-distance revenue per customer averaged $5 in both 1996 and 1995 and $6 in 1994. Net acquisitions increased long-distance revenue $933,000, or 3%, in 1996 and $3.5 million, or 16%, in 1995.

    Equipment sales revenues totaled $17.4 million in 1996, an increase of $1.6 million, or 10%, over 1995. Equipment sales revenues totaled $15.8 million in 1995, an increase of $2.0 million, or 15%, over 1994. Equipment sales reflect the sale of 449,000, 296,000 and 153,000 cellular telephone units in 1996, 1995 and 1994, respectively, plus installation and accessories revenue. The average revenue per unit was $39 in 1996 compared to $53 in 1995 and $90 in 1994. The average revenue per unit decline partially reflects U.S. Cellular's decision to reduce sales prices on cellular telephones to stimulate growth in the number of customers, to maintain its market position and to meet competitive prices as well as to pass through reduced manufacturers' prices to customers. Also, U.S. Cellular uses promotions which are based on increased equipment discounting. The success of these promotions led to both an increase in units sold and a decrease in average equipment sales revenue per unit. Net acquisitions increased equipment sales revenues $499,000, or 3%, in 1996 and $1.5 million, or 11%, in 1995.

OPERATING EXPENSES

    Operating expenses totaled $620.5 million in 1996, up $170.8 million, or 38%, over 1995. Operating expenses totaled $449.6 million in 1995, up $134.6 million, or 43%, over 1994. Net acquisitions increased operating expenses $11.0 million, or 2%, in 1996 and $40.7 million, or 13%, in 1995.

    System operations expenses increased $46.9 million, or 67%, in 1996 and $23.6 million, or 50%, in 1995, as a result of increases in customer usage expenses and costs associated with U.S. Cellular's increased number of customers, increased expenses related to roaming fraud and the growing number of cell sites within U.S. Cellular's systems. In total, system operations costs are expected to continue to increase as the number of cell sites within and the number of customers using U.S. Cellular's systems grows. Net acquisitions increased system operations expenses $944,000, or 1%, in 1996 and $7.6 million, or 16%, in 1995.

    Customer usage expenses represent charges from other telecommunications service providers for U.S. Cellular's customers' use of their facilities as well as for U.S. Cellular's inbound roaming traffic on these facilities. These expenses also include local interconnection to the landline network, toll charges and roaming expenses from U.S. Cellular's customers' use of systems other than their local systems, offset somewhat by pass-through roaming revenue. Customer usage expenses were $75.3 million in 1996 compared to $34.9 million in 1995 and $21.6 million in 1994. Contributing to the increases in 1996 and 1995 were additional costs related to fraudulent use of U.S. Cellular's customers' cellular telephone numbers. These fraud-related costs totaled $18.0 million in 1996, $4.1 million in 1995 and an immaterial amount in 1994. U.S. Cellular continues to implement procedures in its markets to combat this fraud, which is primarily related to roaming usage. Customer usage expenses represented 11% of service revenues in 1996 compared to 7% in 1995 and 1994. The percentage increase in 1996 is primarily due to the increase in roaming fraud.

    Maintenance, utility and cell site expenses totaled $42.0 million in 1996 compared to $35.5 million in 1995 and $25.3 million in 1994, primarily reflecting an increase in the number of cell sites in U.S. Cellular's systems to 1,328 in 1996 from 1,116 in 1995 and 790 in 1994. Monthly maintenance, utility and cell site expenses totaled $2,866, $3,107 and $3,216 per average cell site in 1996, 1995 and 1994, respectively.

    Marketing and selling expenses increased $47.6 million, or 47%, in 1996 and $33.3 million, or 48%, in 1995. Marketing and selling expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent expenses; promotional expenses; local advertising and public relations expenses. The 1996 increase was primarily due to a 44% rise in the number of gross customer activations (excluding acquisitions and divestitures), from 392,000 in 1995 to 563,000 in 1996. The 1995 increase was primarily due to a 69% rise in the number of gross customer activations (excluding acquisitions and divestitures), from 232,000 in 1994 to 392,000 in 1995. Cost per gross customer addition, including losses on equipment sales, totaled $367 in

1996, $361 in 1995 and $408 in 1994. Net acquisitions increased marketing and selling expenses $5.7 million, or 6%, in 1996 and $9.0 million, or 13%, in 1995.

    Cost of equipment sold increased $19.1 million, or 35%, in 1996 and $15.5 million, or 39%, in 1995. The increases reflect the growth in unit sales related to the rise in gross customer activations made through U.S. Cellular's direct and retail distribution channels, offset somewhat by falling manufacturer prices per unit. The average cost to U.S. Cellular of a telephone unit sold, including accessories and installation, was $165 in 1996 compared to $186 in 1995 and $258 in 1994. Net acquisitions increased cost of goods sold $2.7 million, or 5%, in 1996 and $6.3 million, or 16%, in 1995.

    General and administrative expenses increased $37.8 million, or 29%, in 1996 and $38.2 million, or 41%, in 1995. These expenses include the costs of operating U.S. Cellular's local business offices and its corporate expenses. These increases include the effects of an increase in expenses required to serve the growing customer base and an expansion of both local administrative office and corporate staff, necessitated by growth in U.S. Cellular's business. U.S. Cellular is using an ongoing clustering strategy to combine local operations wherever feasible in order to gain operational efficiencies and reduce its administrative expenses. The increase also includes the effect of a higher amount of bad debt, primarily related to U.S. Cellular's increased rate of customer growth, and the increased cost of retaining current customers, which includes providing user equipment and service incentives to customers to help reduce U.S. Cellular's churn rate. Net acquisitions increased direct field-related general and administrative expenses $2.0 million, or 2%, in 1996 and $11.1 million, or 12%, in 1995.

    Operating cash flow increased $64.0 million, or 48%, to $196.2 million in 1996 and increased $49.4 million, or 60%, to $132.2 million in 1995. The improvements in 1996 and 1995 were primarily due to substantial growth in customers and service revenues and the effects of improved operational efficiencies on operating expenses. Net acquisitions decreased operating cash flow $505,000, or less than 1%, in 1996 and increased operating cash flow $10.3 million, or 12% in 1995.

    Depreciation expense increased $17.3 million, or 30%, in 1996 and $17.8 million, or 45%, in 1995. These increases reflect rising average fixed asset balances, which increased 34% in 1996 and 48% in 1995. Increased fixed asset balances primarily result from the increase in cell sites built to improve coverage and capacity in U.S. Cellular's markets. Net acquisitions increased depreciation expense $104,000, or less than 1%, in 1996 and $4.6 million, or 12%, in 1995.

    Amortization of intangibles increased $2.1 million, or 6%, in 1996 and $6.2 million, or 24%, in 1995. These increases are primarily due to increases in deferred information system development costs, which are amortized over the useful life of the related systems. Net acquisitions decreased amortization of intangibles $472,000, or 2%, in 1996 compared to an increase of $2.2 million, or 9%, in 1995.

OPERATING INCOME BEFORE MINORITY SHARE

    Operating income before minority share totaled $87.4 million in 1996, $42.8 million in 1995 and $17.4 million in 1994. The operating income margin (as a percent of service revenues) improved to 13% in 1996 compared to 9% in 1995 and 5% in 1994. The 1996 and 1995 operating income improvements reflect increased revenues resulting from growth in the number of customers served by U.S. Cellular's systems and the effect of improved operational efficiencies on operating expenses. Net acquisitions decreased operating income before minority share $137,000 in 1996 and increased operating income before minority share $3.5 million in 1995.

    U.S. Cellular expects service revenues to continue to grow significantly during 1997 as it adds customers to its existing systems and realizes a full year of revenues from customers added in 1996. However, management anticipates that average monthly revenue per customer will continue to decrease as local retail and inbound roaming revenue per minute of use declines and as the growth rate of U.S. Cellular's customer base exceeds the growth rate of inbound roaming revenue, diluting the roaming contribution per customer. Additionally, U.S. Cellular expects expenses to increase significantly during 1997 as it incurs costs for cell sites added in 1996 and 1997 and incurs costs associated with customer growth.

    Management believes there exists a seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth, which may cause operating income to vary from quarter to quarter. Additionally, competitors licensed to provide personal communications services ("PCS") have initiated service in certain of U.S. Cellular's markets in recent months. U.S. Cellular anticipates that PCS operators will initiate service in several other of U.S. Cellular's markets in 1997 and 1998. U.S. Cellular's management is monitoring these and other providers' strategies to determine what effect this additional competition will have on U.S. Cellular's future strategies and results.

INVESTMENT AND OTHER INCOME

    Investment and other income totaled $191.1 million in 1996, $124.7 million in 1995 and $31.0 million in 1994. Investment income was $51.5 million in 1996 compared to $39.8 million in 1995 and $26.5 million in 1994. Investment income primarily represents U.S. Cellular's share of net income from the markets managed by others that are accounted for by the equity method.

    Gain on sale of cellular interests totaled $132.7 million in 1996, $83.5 million in 1995 and $3.3 million in 1994. The 1996 amount primarily reflects gains totaling $88.5 million recorded on the sales of U.S. Cellular's majority interests in eight markets; gains totaling $2.6 million recorded on the sales of U.S. Cellular's investment interests in two markets; a gain totaling $11.3 million recorded on cash received in an exchange of markets with another cellular operator; and gains totaling $30.3 million recorded on cash received from the settlement of two separate legal matters.

    The 1995 amount primarily reflects gains totaling $64.6 million recorded on the sales of U.S. Cellular's majority interests in six markets; gains totaling $11.1 million recorded on the sales of U.S. Cellular's investment interests in six markets; a gain totaling $5.3 million resulting from cash proceeds received in an exchange of markets with another cellular operator; and a gain totaling $2.5 million recorded on the sale of certain marketable equity securities.

    The 1994 amount reflects gains recorded on an exchange in which five of U.S. Cellular's investment interests were traded to another cellular operator for minority interests in seven markets in which U.S. Cellular owns controlling interests.

INTEREST AND INCOME TAXES

    Total interest expense decreased $4.2 million, or 15%, in 1996, primarily due to the repayment of debt under the Revolving Credit Agreement with TDS after the issuance of Liquid Yield Option Notes ("LYONs") in June 1995. LYONs carry a lower effective interest rate than the borrowings under the Revolving Credit Agreement with TDS. Total interest expense increased $5.4 million, or 25%, in 1995, on a 26% increase in the average amount of debt outstanding. Interest expense in 1996 is primarily related to LYONs ($14.4 million) and borrowings under a vendor financing agreement ($8.0 million). Interest expense in 1995 is primarily related to borrowings under the Revolving Credit Agreement with TDS ($10.4 million), borrowings under a vendor financing agreement ($9.2 million) and LYONs ($7.4 million). Interest expense in 1994 is primarily related to borrowings under the Revolving Credit Agreement with TDS ($17.8 million) and borrowings under a vendor financing agreement ($3.9 million).

    The average amount of debt outstanding under the Revolving Credit Agreement was $100.0 million in 1995 and $204.7 million in 1994. The average interest rate on such debt was 10.4% in 1995 and 8.6% in 1994. No borrowings have been outstanding under the Revolving Credit Agreement since June 1995. In June 1995, U.S. Cellular issued $228.3 million of LYONs, using most of the net proceeds to repay all borrowings under the Revolving Credit Agreement with TDS. The LYONs are zero coupon convertible debentures which accrete interest at 6% annually, but do not require current cash payments of interest. The average amount of debt under the vendor financing agreements was $112.9 million in 1996, $112.1 million in 1995 and $58.1 million in 1994. The average interest rate on such debt was 7.8% in 1996, 8.3% in 1995 and 7.1% in 1994.

    Income tax expense was $111.6 million in 1996, $32.5 million in 1995 and $4.9 million in 1994. In 1996 and 1995, approximately $65.3 million and $27.7 million of income tax expense, respectively, related to the gains on sales of cellular and other investments. The effective tax rates were 46.2%, 24.6% and 23.1% in 1996, 1995 and 1994, respectively. In 1996, state income taxes and gains on sales increased the effective rate above the statutory rate. In 1995 and 1994, the effect of the valuation allowance on the deferred tax asset decreased the effective rate below the statutory rate, partially offset by state income taxes and amortization of license costs which increased the effective rate.

    U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group. TDS and U.S. Cellular are parties to a Tax Allocation Agreement under which U.S. Cellular is able to carry forward its losses and credits and use them to offset any current or future income tax liabilities to TDS. The amount of federal net operating loss carryforward available to offset future taxable income aggregated approximately $6 million at December 31, 1996, and expires between 2003 and 2011. The amount of state net operating loss carryforward available to offset future taxable income aggregated approximately $203 million at December 31, 1996, and expires between 1997 and 2011. Both the federal and state loss carryforwards have been significantly reduced by the gains on the sales of cellular and other investments during 1996 and 1995.

NET INCOME

    Net income totaled $129.9 million in 1996, $99.7 million in 1995 and $16.4 million in 1994. The improvements in 1996 and 1995 resulted from gains on the sales of cellular and other investments, improved overall operating results and increased investment income, partially offset by increased income tax expense. In 1996 and 1995, net income included significant gains on sales of cellular and other investments. See "Results of Operations" for a summary of the after-tax effect of these gains on net income.

INFLATION

    Management believes that inflation affects U.S. Cellular's business to no greater extent than the general economy.

FINANCIAL RESOURCES AND LIQUIDITY

    U.S. Cellular operates a capital- and marketing-intensive business. In recent years, U.S. Cellular has generated operating cash flows and received cash proceeds from divestitures to fund most of its construction and operating expenses. U.S. Cellular anticipates further substantial increases in cellular units in service, revenues and cell sites as it continues its growth strategy. As U.S. Cellular's customer and revenue base grows, the percentage increases in operating cash flow and operating income may be reduced.

    Cash flows from operating activities provided $137.5 million in 1996, $115.9 million in 1995 and $84.3 million in 1994. Operating cash flow (operating income before minority share plus depreciation and amortization expense) provided cash totaling $196.2 million in 1996, $132.2 million in 1995 and $82.8 million in 1994. Cash flows from other operating activities (investment and other income, interest expense, changes in working capital and changes in other assets and liabilities) required cash investments totaling $58.7 million in 1996 and $16.3 million in 1995 and provided cash totaling $1.5 million in 1994.

    Cash flows from financing activities required cash totaling $11.2 million in 1996 and provided $19.3 million in 1995 and $95.6 million in 1994. Cash flows from financing activities include cash flows from the sale of LYONs, borrowings under the Revolving Credit Agreement with TDS and vendor financing transactions. In 1996, U.S. Cellular primarily used available cash to repay amounts owed under the vendor financing agreements totaling $21.5 million. In 1995, the sale of LYONs provided cash totaling $221.5 million and borrowings under one of the vendor financing agreements provided cash totaling $59.5 million. This cash was used to repay amounts owed under the Revolving Credit Agreement with TDS totaling $251.2 million and amounts owed under the vendor financing agreements totaling $13.4 million. Borrowings under the Revolving Credit Agreement with TDS totaling $75.4 million and borrowings under one of the vendor financing agreements totaling $18.0 million provided a majority of U.S. Cellular's external financing requirements in 1994.

    Cash flows from investing activities required cash investments totaling $150.3 million in 1996, $102.6 million in 1995 and $180.4 million in 1994. Such cash requirements primarily consisted of cash additions to property, plant, and equipment, and cash requirements for acquisitions, deferred system development costs and investments in cellular markets. In 1996 and 1995, U.S. Cellular received cash proceeds totaling $213.0 million and $151.1 million, respectively, relating to the sales of cellular and other investments. In 1996, U.S. Cellular required cash totaling $28.8 million for deferred system development costs, primarily related to the development of its customer billing and information system. Cash expenditures for property, plant and equipment totaled $219.4 million in 1996, $208.7 million in 1995 and $158.2 million in 1994, representing the construction of 242, 292 and 225 cell sites, respectively, plus other plant additions.

    Anticipated capital requirements for 1997 primarily reflect U.S. Cellular's construction and system expansion program. U.S. Cellular's construction and system expansion budget for 1997 is approximately $300 million, primarily for new cell sites to expand and enhance U.S. Cellular's coverage and capacity in its service areas and for the enhancement of U.S. Cellular's office systems.

ACQUISITIONS AND DIVESTURES

    U.S. Cellular is continuing to assess its cellular holdings in order to maximize the benefits derived from clustering its markets. As the number of opportunities for outright acquisitions has decreased in recent years, and as U.S. Cellular's clusters have grown, U.S. Cellular's focus has shifted toward exchanges and divestitures of managed and investment interests. Recently, U.S. Cellular has completed certain exchanges of controlling interests in its less strategic markets for controlling interests in markets which better complement its clusters. U.S. Cellular has also completed outright sales of other less strategic markets. The proceeds from these sales have been used to further U.S. Cellular's growth. U.S. Cellular is currently negotiating acquisitions, exchanges and divestitures of cellular interests to further capitalize on the benefits of its clustering strategy.

    In 1996, U.S. Cellular purchased controlling interests in two markets and several minority interests, representing 1.0 million pops, and received a controlling interest in another market through an exchange with another cellular operator. The total consideration paid in these transactions, primarily in the form of cash and U.S. Cellular Common Shares issued to TDS to reimburse TDS for the value of TDS Common Shares issued to third parties, totaled $158.9 million. Included in these acquisitions are minority interests representing 598,000 pops U.S. Cellular acquired from TDS for $102.8 million in cash, pursuant to an agreement entered into in June 1996.

    Pursuant to the above agreement with TDS, U.S. Cellular will acquire additional interests, representing an additional 104,000 pops, for $17.2 million in cash. Additionally, at December 31, 1996, U.S. Cellular had an agreement pending with a third party to acquire a majority interest in one market, representing 213,000 pops, for $31.5 million in cash. The pending acquisition agreements discussed above are expected to be completed during 1997.

    In 1996, U.S. Cellular sold controlling interests in eight markets and one market partition, plus minority interests in two other markets, representing 1.2 million pops, and divested a controlling interest in another market through an exchange with another cellular operator. U.S. Cellular received cash consideration totaling $187.8 million from these sales and from the exchange. U.S. Cellular also settled two separate legal matters during 1996, receiving $30.3 million in cash from those transactions. In total, sales, exchanges and litigation settlements provided U.S. Cellular with cash totaling $218.1 million in 1996.

    In 1995, U.S. Cellular purchased controlling interests in eleven markets and several minority interests, representing 1.7 million pops. The total consideration paid for these purchases, primarily in the form of cash and U.S. Cellular Common Shares issued or issuable to TDS to reimburse TDS for the value of TDS Common Shares issued and issuable and cash paid to third parties, totaled $151.0 million. U.S. Cellular also acquired controlling interests in twelve markets, representing 2.0 million pops, as a result of six separate exchange transactions completed during 1995.

    In 1995, U.S. Cellular sold controlling interests in six markets and minority interests in six markets, representing 1.1 million pops. U.S. Cellular received consideration of cash and receivables totaling $128.2 million from these sales. U.S. Cellular also divested controlling interests in ten markets plus three market partitions, representing 2.1 million pops, as a result of the exchange transactions completed during 1995.

    In 1994, U.S. Cellular purchased controlling interests in nine markets and several minority interests, representing 1.3 million pops. The total consideration paid for these purchases, primarily in the form of cash and U.S. Cellular Common Shares issued to TDS to reimburse TDS for the value of TDS Common Shares issued and issuable and cash paid to third parties, totaled $140.3 million.

    In 1994, U.S. Cellular exchanged its minority interests in five markets with another cellular operator for minority interests in seven markets in which U.S. Cellular already owned a majority interest.

    In October 1997, U.S. Cellular completed the exchange with BellSouth it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interests in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    In December, 1997 U.S. Cellular announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by U.S. Cellular and its parent organization, TDS, in cellular systems serving Seattle and Olympia,

Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to U.S. Cellular and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market). The interests being sold to ATI by TDS were subject to an existing purchase agreement between U.S. Cellular and TDS. TDS will retain the ATI common stock it receives from this sale, approximately 1,000,000 shares, and pay U.S. Cellular approximately $20 million to terminate those purchase rights. In exchange for the interests it will sell to ATI, U.S. Cellular will receive the remaining 4,000,000 shares of ATI common stock and approximately $50 million in cash.

LIQUIDITY

    U.S. Cellular anticipates that the aggregate resources required for 1997 will include approximately: (i) $300 million for capital spending, (ii) $49 million for acquisitions and (iii) $23 million of scheduled debt repayments. U.S. Cellular had $14 million of cash and cash equivalents at December 31, 1996 and anticipates generating an increasing amount of cash flows from operating activities during 1997. U.S. Cellular also had $100 million available under the Revolving Credit Agreement with TDS.

    Management believes that U.S. Cellular's operating cash flows and sources of external financing provide substantial financial flexibility. U.S. Cellular has a line of credit with TDS to help meet its short-term financing needs. U.S. Cellular also has access to public and private capital markets to help meet its long-term financing needs, although there are currently no material agreements or commitments pending to issue additional debt or equity securities. U.S. Cellular anticipates issuing debt and equity securities of U.S. Cellular or its subsidiaries only when capital requirements (including acquisitions), financial market conditions and other factors warrant.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
  STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT TDS'S BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES, AND THEREFORE ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN OUR MARKETS; NEW TELECOMMUNICATIONS TECHNOLOGY ADVANCES; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN OUR MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                        THE UNITED STATES CELLULAR GROUP
                            STATEMENTS OF OPERATIONS

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------------
                                                                                            1996         1995         1994
                                                                                         -----------  -----------  -----------
                                                                                                (DOLLARS IN THOUSANDS)

OPERATING REVENUES
  Service..............................................................................  $   690,434  $   476,634  $   318,649
  Equipment sales......................................................................       17,386       15,761       13,755
                                                                                         -----------  -----------  -----------
        Total Operating Revenues.......................................................      707,820      492,395      332,404
                                                                                         -----------  -----------  -----------

OPERATING EXPENSES
  System operations                                                                          117,368       70,442       46,869
  Marketing and selling................................................................      150,000      102,361       69,072
  Cost of equipment sold...............................................................       74,023       54,948       39,431
  General and administrative...........................................................      170,224      132,431       94,193
  Depreciation.........................................................................       74,631       57,302       39,520
  Amortization of intangibles..........................................................       34,208       32,156       25,934
                                                                                         -----------  -----------  -----------
        Total Operating Expenses.......................................................      620,454      449,640      315,019
                                                                                         -----------  -----------  -----------

OPERATING INCOME BEFORE MINORITY SHARE.................................................       87,366       42,755       17,385
Minority Share of Operating Income.....................................................      (13,743)      (7,902)      (5,152)
                                                                                         -----------  -----------  -----------
OPERATING INCOME.......................................................................       73,623       34,853       12,233
                                                                                         -----------  -----------  -----------

INVESTMENT AND OTHER INCOME
  Investment income....................................................................       51,518       39,833       26,540
  Amortization of licenses related to investments......................................       (1,391)      (1,089)        (913)
  Interest income......................................................................       10,093        5,008        3,380
  Other (expense), net.................................................................       (1,881)      (2,578)      (1,368)
  Gain on sale of cellular and other investments.......................................      132,718       83,494        3,321
                                                                                         -----------  -----------  -----------
        Total Investment and Other Income..............................................      191,057      124,668       30,960
                                                                                         -----------  -----------  -----------

INCOME BEFORE INTEREST AND INCOME TAXES................................................      264,680      159,521       43,193
                                                                                         -----------  -----------  -----------

INTEREST EXPENSE
  Interest expense--affiliate..........................................................      --            10,406       17,812
  Interest expense--other..............................................................       23,111       16,881        4,071
                                                                                         -----------  -----------  -----------
        Total Interest Expense.........................................................       23,111       27,287       21,883
                                                                                         -----------  -----------  -----------
INCOME BEFORE INCOME TAXES.............................................................      241,569      132,234       21,310
Income tax expense.....................................................................      111,640       32,492        4,917
                                                                                         -----------  -----------  -----------
NET INCOME.............................................................................  $   129,929  $    99,742  $    16,393
Net Income to Minority Shareholders of U.S. Cellular...................................      (25,179)     (19,046)      (2,740)
                                                                                         -----------  -----------  -----------
Net Income to TDS......................................................................  $   104,750  $    80,696  $    13,653
                                                                                         -----------  -----------  -----------
                                                                                         -----------  -----------  -----------
Pro forma (Unaudited): (See Note 1)
Net Income Attributable to the TDS Group through Retained Interest.....................  $    26,187  $    20,174  $     3,413
Net Income Attributable to the United States Cellular Group Common Shares..............  $    78,563  $    60,522  $    10,240

  The accompanying notes to financial statements are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                             BALANCE SHEETS--ASSETS

                                                                                                          DECEMBER 31,
                                                                                                  ----------------------------
                                                                                                      1996           1995
                                                                                                  -------------  -------------
                                                                                                     (DOLLARS IN THOUSANDS)

CURRENT ASSETS
Cash and cash equivalents
  General funds.................................................................................  $         802  $       8,462
  Affiliated cash equivalents...................................................................         13,575         29,942
                                                                                                  -------------  -------------
                                                                                                         14,377         38,404

Accounts receivable
  Customers, less allowance of $4,199 and $3,820, respectively..................................         58,034         42,934
  Roaming.......................................................................................         29,742         26,316
  Affiliates....................................................................................            607          2,166
  Other.........................................................................................          7,568          5,761
Inventory.......................................................................................         11,893          9,198
Prepaid and other current assets................................................................          6,398          5,007
                                                                                                  -------------  -------------
                                                                                                        128,619        129,786
                                                                                                  -------------  -------------

PROPERTY, PLANT AND EQUIPMENT
  In service and under construction.............................................................        846,005        674,450
  Less accumulated depreciation.................................................................        195,251        144,423
                                                                                                  -------------  -------------
                                                                                                        650,754        530,027
                                                                                                  -------------  -------------

INVESTMENTS
  Licenses, net of accumulated amortization of $110,727 and $88,403, respectively...............      1,044,141      1,035,846
  Cellular entities.............................................................................        186,791        134,421
  Notes and interest receivable.................................................................         14,943         16,376
                                                                                                  -------------  -------------
                                                                                                      1,245,875      1,186,643
                                                                                                  -------------  -------------

DEFERRED CHARGES
  System development costs, net of accumulated amortization of $11,089 and $4,951,
    respectively................................................................................         44,319         21,704
  Other, net of accumulated amortization of $5,276 and $9,289, respectively.....................         16,332         11,984
                                                                                                  -------------  -------------
                                                                                                         60,651         33,688
                                                                                                  -------------  -------------
        TOTAL ASSETS............................................................................  $   2,085,899  $   1,880,144
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                  BALANCE SHEETS--LIABILITIES AND GROUP EQUITY

                                                                                                          DECEMBER 31,
                                                                                                  ----------------------------
                                                                                                      1996           1995
                                                                                                  -------------  -------------
                                                                                                     (DOLLARS IN THOUSANDS)

CURRENT LIABILITIES
  Current portion of long-term debt and redeemable preferred stock..............................  $      23,065  $      30,939
  Notes payable.................................................................................          1,375          1,375
  Accounts payable
    Affiliates..................................................................................          2,729         11,636
    Other.......................................................................................         66,638         53,155
  Accrued taxes.................................................................................         18,781         29,644
  Customer deposits and deferred revenues.......................................................         16,410         11,332
  Other current liabilities.....................................................................         17,456         17,028
                                                                                                  -------------  -------------
                                                                                                        146,454        155,109
                                                                                                  -------------  -------------

LONG-TERM DEPT
  6% zero coupon convertible debentures.........................................................        250,107        235,750
  Vendor financing, excluding current portion...................................................         80,589         98,656
                                                                                                  -------------  -------------
                                                                                                        330,696        334,406
                                                                                                  -------------  -------------

DEFERRED LIABILITIES AND CREDITS
  Net deferred income tax liability.............................................................         78,833         14,331
  Other.........................................................................................          2,444          1,541
                                                                                                  -------------  -------------
                                                                                                         81,277         15,872
                                                                                                  -------------  -------------

MINORITY INTEREST...............................................................................         51,270         45,303
                                                                                                  -------------  -------------

UNITED STATES CELLULAR GROUP EQUITY.............................................................      1,476,202      1,329,454
                                                                                                  -------------  -------------
        TOTAL LIABILITIES AND GROUP EQUITY......................................................  $   2,085,899  $   1,880,144
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                            STATEMENTS OF CASH FLOWS

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------------------
                                                                                          1996          1995          1994
                                                                                      ------------  ------------  ------------
                                                                                               (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................................................  $    129,929  $     99,742  $     16,393
  Add (Deduct) adjustments to reconcile net income
    to net cash provided by operating activities
      Depreciation and amortization.................................................       108,839        89,458        65,454
      Investment income.............................................................       (51,518)      (39,833)      (26,540)
      Gain on sale of cellular and other investments................................      (132,718)      (83,494)       (3,321)
      Minority share of operating income............................................        13,743         7,902         5,152
      Other noncash expense.........................................................        19,260        30,597        19,019
      Change in accounts receivable.................................................       (16,706)      (27,878)      (12,538)
      Change in accounts payable....................................................        12,709        (1,819)       13,882
      Change in accrued taxes.......................................................       (10,185)       27,127         1,575
      Change in deferred taxes......................................................        63,137         8,660         1,611
      Change in other assets and liabilities........................................         1,019         5,472         3,621
                                                                                      ------------  ------------  ------------
                                                                                           137,509       115,934        84,308
                                                                                      ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Vendor financing borrowings.......................................................         3,922        59,460        18,611
  Change in convertible debentures..................................................       --            221,466       --
  Repayment of vendor financing.....................................................       (21,519)      (13,353)      (12,091)
  Change in Revolving Credit Agreement..............................................       --           (251,230)       75,414
  Common Shares issued..............................................................        10,483         1,563         1,135
  Capital (distributions) contributions (to)/from minority partners.................        (4,099)        1,411        12,504
                                                                                      ------------  ------------  ------------
                                                                                           (11,213)       19,317        95,573
                                                                                      ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment........................................      (219,370)     (208,713)     (158,208)
  System development costs..........................................................       (28,753)       (5,628)      (10,111)
  Investments in and advances to nonconsolidated entities...........................       (22,256)      (18,807)      (21,553)
  Distributions from nonconsolidated entities.......................................        23,464         8,679        16,395
  Proceeds from sales of cellular and other investments.............................       212,979       151,137       --
  Acquisitions, excluding cash acquired.............................................      (116,387)      (29,315)       (6,878)
                                                                                      ------------  ------------  ------------
                                                                                          (150,323)     (102,647)     (180,355)
                                                                                      ------------  ------------  ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS................................       (24,027)       32,604          (474)

CASH AND CASH EQUIVALENTS--
  Beginning of period...............................................................        38,404         5,800         6,274
                                                                                      ------------  ------------  ------------
  End of period.....................................................................  $     14,377  $     38,404  $      5,800
                                                                                      ------------  ------------  ------------
                                                                                      ------------  ------------  ------------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                         NOTES TO FINANCIAL STATEMENTS

The United States Cellular Group ("Cellular Group") consists solely of United States Cellular Corporation, an 80.6%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates and invests in cellular telephone companies and properties. The Cellular Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Cellular Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Cellular Group, as determined by the Board of Directors of TDS.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    U.S. Cellular owns, manages and invests in cellular systems throughout the United States and is the nation's eighth largest cellular telephone company in terms of population equivalents ("pops"). U.S. Cellular owns interests in 204 cellular markets, representing approximately 25.1 million pops as of December 31, 1996. U.S. Cellular's 131 majority-owned and managed markets, primarily mid-sized and rural markets, cover 26 states and served 1,073,000 customers as of December 31, 1996.

BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other businesses of TDS. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U.S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U.
S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems, Inc. in each Tracking Group would initially be retained as Retained Interest in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U.S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U.S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U.S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

PRINCIPLES APPLIED IN FINANCIAL STATEMENTS

    The financial statements include the accounts of U.S. Cellular, its majority-owned subsidiaries and partnerships in which U.S. Cellular has a controlling majority partnership interest. All material intercompany accounts and transactions between companies within the Cellular Group have been eliminated. Certain amounts reported in prior years have been reclassified to conform to current period presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates, but management believes they will not be material.

REVENUES

    Revenues from operations primarily consist of charges to customers for monthly access, cellular airtime and data usage, roaming charges, long-distance charges and vertical services. Revenues are recognized as services are rendered. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) each month and from other cellular carriers' customers using U.S. Cellular's cellular systems for the last half of each month, are estimated and recorded. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for cellular telephone user equipment purchased.

ADVERTISING COSTS

    U.S. Cellular expenses advertising costs as incurred. Advertising costs totaled $24.4 million, $14.1 million and $11.1 million for the years ended December 31, 1996, 1995 and 1994, respectively.

PENSION PLAN

    Telephone and Data Systems, Inc. Wireless Companies' Pension Plan (the "Pension Plan"), a qualified noncontributory defined contribution pension plan, was adopted effective January 1, 1994. It provides pension benefits for the employees of U.S. Cellular or its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. Pension costs were $1.5 million in 1996, $1.2 million in 1995 and $1.0 million in 1994.

PRO FORMA NET INCOME AND EARNINGS PER SHARE

    Pro forma net income attributable to the Cellular Group and to the TDS Group through Retained Interest assumes that the Cellular Merger has not taken place and therefore 75% of net income is attributable to the Cellular Group Shares and 25% of net income is attributable to the Retained Interest for the TDS Group. A portion of the Net Income is allocated to the minority public shareholders of U.S. Cellular prior to attributing the Net Income to the Cellular Group and the TDS Group through Retained Interest.

    Earnings per Share was omitted from the historical statements of earnings since the Cellular Group Shares were not a part of the equity structure of TDS and the Articles of Incorporation did not allow for the issuance of the Cellular Group Shares for the periods presented.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the plant assets. The provision for depreciation as a percentage of average depreciable property, plant and equipment was 10.4% in 1996, 10.0% in 1995 and 10.5% in 1994.

    Property, plant and equipment in service and under construction consists of:

                                                                                                  DECEMBER 31,
                                                                                            ------------------------
                                                                                               1996         1995
                                                                                            -----------  -----------
                                                                                             (DOLLARS IN THOUSANDS)
Operating plant and equipment.............................................................  $   641,600  $   505,242
Land......................................................................................       46,198       38,161
Office furniture, equipment and vehicles..................................................       71,674       54,904
Buildings and leasehold improvements......................................................       86,533       76,143
                                                                                            -----------  -----------
                                                                                            $   846,005  $   674,450
                                                                                            -----------  -----------
                                                                                            -----------  -----------

    See Note 12--Lease Commitments for a discussion of property leased by U.S. Cellular.

NOTES AND INTEREST RECEIVABLE

    Notes and interest receivable primarily consist of loans to other partners for capital calls paid on their behalf. The interest charged on these loans is at varying annual rates. U.S. Cellular also has an outstanding loan to the operators of another cellular company in which U.S. Cellular has no equity. The interest charged on this loan is at an annual rate of prime plus 1 1/2%. The carrying amount reported in the balance sheet for notes and interest receivable approximates their fair value.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and those short-term, highly-liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

ACCOUNTS RECEIVABLE

    Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by other cellular carriers whose customers have used U.S. Cellular's cellular systems, by affiliated entities and by other partners for capital contributions and distributions.

INVENTORY

    Inventory is stated at the lower of cost or market with cost determined on a specific identification basis.

DEFERRED CHARGES

    Deferred system development costs primarily represent costs incurred for the development of new information systems. Capitalized costs of information systems development are amortized over a five-year period, starting when each new system is placed in service. Certain of the capitalized costs are for systems which are still being developed and are not yet in service; these costs are not being amortized.

    Other deferred charges primarily represent legal and other charges incurred relating to the preparation of vendor financing agreements and the 6% zero coupon convertible debentures, and also deferred market start-up costs. The deferred charges related to vendor financing are amortized over the related financing period, the charges related to the convertible debentures are amortized over the twenty-year financing period and deferred market start-up costs are amortized over five years beginning with the commencement of operations in each market. During 1996 and 1995, U.S. Cellular retired $5.5 million and $1.1 million, respectively, of deferred start-up costs which had been fully amortized.

SUPPLEMENTAL CASH FLOW DISCLOSURES

    U.S. Cellular acquired certain cellular licenses and other cellular interests during 1996, 1995 and 1994. In conjunction with these acquisitions, the following assets were acquired, liabilities assumed and Common Shares issued:

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------------
                                                                                            1996         1995         1994
                                                                                         -----------  -----------  -----------
                                                                                                (DOLLARS IN THOUSANDS)
Property, plant and equipment, net.....................................................  $     7,069  $    29,622  $    13,638
Cellular licenses......................................................................       90,341      138,600      139,332
Increase (Decrease) in equity-method investments in cellular interests.................       13,971       (5,921)     (12,706)
Accounts receivable....................................................................        1,332        1,760        1,910
Long-term debt.........................................................................      --           --              (212)
Revolving Credit Agreement-TDS.........................................................      --           (15,493)        (309)
Accounts payable.......................................................................       (1,081)      (5,051)      (1,375)
Other assets and liabilities, excluding cash acquired..................................        1,493         (998)      (1,518)
U.S. Cellular Common Shares issued and issuable........................................        3,262     (113,204)    (131,882)
                                                                                         -----------  -----------  -----------
Decrease in cash due to acquisitions...................................................  $   116,387  $    29,315  $     6,878
                                                                                         -----------  -----------  -----------
                                                                                         -----------  -----------  -----------

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Following are supplemental cash flow disclosures regarding interest and income taxes paid and certain noncash transactions:

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               1996       1995       1994
                                                                                             ---------  ---------  ---------
                                                                                                 (DOLLARS IN THOUSANDS)
Interest paid..............................................................................  $   7,001  $   4,112  $   4,021
Income taxes paid..........................................................................     64,402      3,035      1,968
Noncash interest expense...................................................................     16,110     23,175     17,862
Accrued interest converted into debt under the Revolving Credit Agreement..................     --         14,432     17,579
Additions to Property, Plant and Equipment financed through Accounts Payable-Other.........     (4,679)     1,929     (9,761)
Common Shares issued by U.S. Cellular for redemption of U.S. Cellular Preferred Stock and
 TDS Preferred Shares......................................................................  $  18,450  $  22,236  $   1,496
                                                                                             ---------  ---------  ---------

2.  ACQUISITIONS AND DIVESTITURES

    U.S. Cellular has acquired cellular interests for cash, promissory notes, U.S. Cellular and TDS Common Shares, and shares of TDS Preferred Stock. U.S. Cellular has also divested cellular interests for cash and notes receivable.

INFORMATION WITH RESPECT TO ACQUISITIONS AND DIVESTITURES

    COMPLETED ACQUISITIONS. During 1996, U.S. Cellular completed the acquisition of controlling interests in two markets and several minority interests representing approximately 1.0 million population equivalents for a total consideration of $158.9 million as shown in the following table:

                                                                                                  CONSIDERATION
                                                                                                  -------------
                                                                                                   (MILLIONS)
1.3 million Common Shares to TDS (1)............................................................    $    42.4
1,000 Common Shares issued to third parties.....................................................           .1
Cash............................................................................................        116.4
                                                                                                  -------------
    Total.......................................................................................    $   158.9
                                                                                                  -------------
                                                                                                  -------------

---------

(1) Issued to reimburse TDS for TDS securities and cash paid to third parties in connection with the acquisitions.

    TRANSFER OF MINORITY INTERESTS TO U.S. CELLULAR FROM TDS. Included in the interests U.S. Cellular acquired in 1996 were investment interests in 13 markets, representing 598,000 population equivalents, acquired in September 1996 for $102.8 million in cash. These interests were acquired pursuant to an agreement entered into in June 1996 between U.S. Cellular and TDS. Due to the intercompany nature of the transaction, these transfers were recorded at TDS's book value of the interests. Also pursuant to the agreement, U.S. Cellular expects to acquire investment interests in two additional markets, representing 104,000 population equivalents, for $17.2 million in cash. The pending acquisitions are awaiting regulatory approvals.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  ACQUISITIONS AND DIVESTITURES (CONTINUED)
    During 1995, U.S. Cellular completed the acquisition of controlling interests in eleven markets and several minority interests representing approximately 1.7 million population equivalents for a total consideration of $151.0 million as shown in the following table:

                                                                                                  CONSIDERATION
                                                                                                  -------------
                                                                                                   (MILLIONS)
2.7 million U.S. Cellular Common Shares to TDS (1)..............................................    $    85.9
422,000 U.S. Cellular Common Shares issued to third parties.....................................         12.8
Increase in Revolving Credit Agreement (1)......................................................         14.6
456,000 U.S. Cellular Common Shares issuable in 1996............................................         14.5
Cash............................................................................................         23.2
                                                                                                  -------------
    Total.......................................................................................    $   151.0
                                                                                                  -------------
                                                                                                  -------------

---------

(1) To reimburse TDS for TDS securities and cash paid to third parties in connection with the acquisitions.

    Assuming that the 1996 and 1995 acquisitions discussed above, which were accounted for as purchases, had taken place on January 1, 1995, unaudited pro forma results of operations would have been as follows:

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                            ------------------------
                                                                                               1996         1995
                                                                                            -----------  -----------
                                                                                             (DOLLARS IN THOUSANDS)
Service Revenues..........................................................................  $   691,038  $   492,127
Equipment Sales...........................................................................       17,393       16,930
Interest Expense (including cost to finance acquisitions).................................       23,111       27,446
Net Income................................................................................      133,062       94,197
                                                                                            -----------  -----------

    During 1996, U.S. Cellular completed the divestiture of controlling interests in eight markets and investment interests in two markets. See Note 11--Gain on Sale of Cellular and Other Investments for a discussion of these divestitures.

    PENDING ACQUISITIONS AND DIVESTITURES. At December 31, 1996, U.S. Cellular had entered into an agreement with a third party to acquire a controlling interest in one market for $31.5 million in cash. This transaction was completed during 1997. Additionally, in February, 1997, U.S. Cellular entered into an agreement with another cellular operator for an exchange of markets. See Note 16--Subsequent Events for a discussion of this exchange transaction.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. INVESTMENT IN LICENSES

    Investment in licenses consists of the costs incurred in acquiring Federal Communications Commission ("FCC") licenses or interests in entities which have filed for or have been awarded FCC licenses to provide cellular service. These costs include amounts paid to license applicants and owners of interests in cellular entities awarded licenses; amounts paid for legal, engineering and consulting services; amounts incurred by U.S. Cellular and TDS in acquiring these interests; and goodwill. These costs are being amortized over 40 years, upon commencement of operations, or at the date of acquisition when U.S. Cellular acquires an interest in an operating system. Costs applicable to unsuccessful license applications and acquisitions are charged to expense. Included in cellular license costs is approximately $322 million and $363 million at December 31, 1996 and 1995, respectively, of goodwill which resulted from various acquisitions structured to be tax-free.

4. REVOLVING CREDIT AGREEMENT

    U.S. Cellular has the right to borrow funds on an unsecured basis from TDS and Telecommunications Technologies Fund, Inc. ("TTF"), a wholly-owned subsidiary of TDS, pursuant to a Revolving Credit Agreement. U.S. Cellular repaid approximately $206.5 million of debt under the Revolving Credit Agreement with the proceeds of its 1995 offering of 6% Zero Coupon Convertible Debentures. See Note 6 - 6% Zero Coupon Convertible Debentures for a discussion of these debentures. As of December 31, 1996, no borrowings were outstanding under the Revolving Credit Agreement.

    The terms of the Revolving Credit Agreement provide for borrowings with interest, at the prime rate plus .75% (for a rate of 9.0% at December 31, 1996), due quarterly. The facility was amended effective June 29, 1995, to provide for borrowings up to a maximum of $100 million. No principal under the Revolving Credit Agreement is due until January 2, 1998, on which date the Revolving Credit Agreement terminates and all unpaid principal and accrued interest thereon are due and payable.

5. VENDOR FINANCING

    U.S. Cellular has two arrangements for the financing of cellular system equipment and construction costs with an equipment vendor.

    During 1994, U.S. Cellular consolidated the terms of its borrowings under previously negotiated long-term financing agreements into one agreement (the "1994 Agreement"). As provided for in the 1994 Agreement, U.S. Cellular consolidated borrowings under certain other previously negotiated agreements, those which were arranged through the individual entities which U.S. Cellular manages, during 1995. All borrowings are collateralized by a secured interest in the tangible assets (excluding customer accounts receivable) and certain intangible assets of certain of U.S. Cellular's operating subsidiaries, excluding any interest in such operating subsidiaries' FCC licenses. Terms of the borrowings are for a total of seven years at an interest rate of 1.40% over the 90-day Commercial Paper Rate of high-grade, unsecured notes (for a rate of 7.03%). Borrowings totaling $101.1 million were outstanding under the 1994 Agreement at December 31, 1996 and there was no remaining availability at that date for future borrowings.

    U.S. Cellular has another agreement which was assumed pursuant to a 1993 acquisition and which is arranged through the individual entity acquired. Terms of the borrowings under this agreement are similar to those of the 1994 Agreement. Borrowings totaling $2.6 million were outstanding under this agreement as of December 31, 1996 and there was no remaining availability at that date for future borrowings.

    The carrying value of U.S. Cellular's current and long-term vendor financing, $103.7 million and $120.0 million, is approximately equal to its estimated fair value at December 31, 1996 and 1995, respectively.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. VENDOR FINANCING (CONTINUED)
    Vendor financing is as follows:

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                     1996         1995
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Vendor financing arrangement (including deferred interest) due through 2003.....  $   101,119  $   116,448
Other long-term notes issued in connection with acquisitions, due through
 1998...........................................................................        2,535        3,550
                                                                                  -----------  -----------
                                                                                      103,654      119,998
Less current portion............................................................       23,065       21,342
                                                                                  -----------  -----------
                                                                                  $    80,589  $    98,656
                                                                                  -----------  -----------
                                                                                  -----------  -----------

    Vendor financing principal payment requirements are $23.1 million, $24.3 million, $22.2 million, $16.9 million and $14.0 million for the years 1997 through 2001, respectively.

6. 6% ZERO COUPON CONVERTIBLE DEBENTURES

    During 1995, U.S. Cellular sold $745 million principal amount at maturity of zero coupon 6% yield to maturity convertible debt with proceeds to U.S. Cellular of $221.5 million. This 20-year fixed rate debt, in the form of Liquid Yield Option Notes ("LYONs") is subordinated to all senior indebtedness of U.S. Cellular. At December 31, 1996, U.S. Cellular's senior indebtedness totaled $113.7 million. Each LYON is convertible at the option of the holder at any time at a conversion rate of 9.475 Common Shares per LYON. Upon conversion, U.S. Cellular may elect to deliver its Common Shares or cash equal to the market value of the Common Shares. Beginning June 15, 2000, the LYONs may be redeemed at any time for cash at the option of U.S. Cellular at the issue price plus accrued original issue discount through the date of redemption. U.S. Cellular will purchase LYONs, at the option of the holder, as of June 15, 2000, at the issue price plus accrued original issue discount through that date. U.S. Cellular will have the option of purchasing such LYONs with cash, U.S. Cellular Common Shares or TDS common equity securities, or any combination thereof. No LYONs have been converted as of December 31, 1996.

    The carrying value at December 31, 1996 of U.S. Cellular's 6% Zero Coupon Convertible Debentures, $250.1 million, is greater than its fair value, estimated to be $248.4 million. The carrying value at December 31, 1995 of U.S. Cellular's 6% Zero Coupon Convertible Debentures, $235.7 million, is less than its fair value, estimated to be $265.5 million. The fair values were estimated using discounted cash flow analysis. The decrease in estimated fair value in 1996 was due to a change in the incremental borrowing rate.

7. UNITED STATES CELLULAR GROUP EQUITY

    The changes in the United States Cellular Group equity for the periods presented is as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                  1996           1995           1994
                                                              -------------  -------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
Balance at beginning of period..............................  $   1,329,454  $   1,093,967  $     940,128
Net Income..................................................        129,929         99,742         16,393
Issuance of Common Shares...................................         16,825        137,116        135,613
Other.......................................................             (6)        (1,371)         1,833
                                                              -------------  -------------  -------------
Balance at end of period....................................  $   1,476,202  $   1,329,454  $   1,093,967
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------

    U.S. Cellular has 53,117,313 Common Shares and 33,005,877 Series A Common Shares issued and outstanding as of December 31, 1996. Cellular Group Shares will be exchanged for all of the Common Shares of U.S. Cellular which are not owned by TDS, subject to approval by the board of directors and the shareholders of U.S. Cellular. See Basis of Presentation in Footnote 1.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. UNITED STATES CELLULAR GROUP EQUITY (CONTINUED)
U.S. CELLULAR COMMON SHARES ISSUABLE

    Certain of the cellular acquisition agreements completed in previous years required U.S. Cellular to deliver U.S. Cellular Common Shares in the future. U.S. Cellular issued 928,009 Common Shares to TDS and third parties in 1996 pursuant to these agreements.

EMPLOYEE BENEFIT PLANS

    The following table summarizes U.S. Cellular Common Shares issued for the employee benefit plans described below:

                                                                                                     YEAR ENDED DECEMBER 31,
                                                                                                 -------------------------------
                                                                                                   1996       1995       1994
                                                                                                 ---------  ---------  ---------
Tax Deferred Savings Plan......................................................................     23,302     26,357     25,934
Employee stock options and stock appreciation rights...........................................     16,380     10,713      8,365
Employee Stock Purchase Plan...................................................................     22,366     25,000     20,244
                                                                                                 ---------  ---------  ---------
                                                                                                    62,048     62,070     54,543
                                                                                                 ---------  ---------  ---------
                                                                                                 ---------  ---------  ---------

    TAX-DEFERRED SAVINGS PLAN. U.S. Cellular has reserved 176,411 Common Shares for issuance under the TDS Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in U.S. Cellular Common Shares, TDS Common Shares, American Paging, Inc. (an 82.3%-owned subsidiary of TDS) Common Shares, Aerial Communications, Inc. (an 82.8%-owned subsidiary of TDS) Common Shares or five other non-affiliated funds.

STOCK-BASED COMPENSATION PLANS

    U.S. Cellular accounts for stock options, stock appreciation rights and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25. No compensation costs have been recognized for the stock option and employee stock purchase plans. Compensation expense for SARs, measured by the difference between the SAR prices and the year-end market price of the Common Shares, aggregated $407,000 in 1996, $168,000 in 1995 and $71,000 in 1994. Had
compensation costs for all plans been determined consistent with Financial Accounting Standards Board Statement of Accounting Standards ("SFAS") No. 123, U.S. Cellular's net income would have been reduced to the following pro forma amounts:

                                 YEAR ENDED DECEMBER 31,
                                 ------------------------
                                    1996         1995
                                 -----------  -----------
                                  (DOLLARS IN THOUSANDS)
Net Income:     As Reported      $   129,929  $    99,742
                Pro Forma            129,166       98,960

    Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. A

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. UNITED STATES CELLULAR GROUP EQUITY (CONTINUED) summary of the status of U.S. Cellular's stock option plans at December 31, 1996, 1995 and 1994 and changes during the years then ended is presented in the table and narrative below:

                                                                                  WEIGHTED      WEIGHTED
                                                                      NUMBER       AVERAGE       AVERAGE
                                                                     OF SHARES  OPTION PRICES  FAIR VALUES
                                                                     ---------  -------------  -----------
Stock Options:
  Outstanding
    January 1, 1994 (33,300 exercisable)...........................     56,659    $   16.07
    Granted........................................................    178,398        30.65
    Exercised......................................................     (8,365)       15.67
    Cancelled......................................................     (2,433)   $   20.63
  Outstanding
    December 31, 1994 (80,164 exercisable).........................    224,259    $   27.63
    Granted........................................................    106,406        27.76     $   14.02
    Exercised......................................................    (10,713)   $   15.67
  Outstanding
    December 31, 1995 (177,675 exercisable)........................    319,952    $   28.07
    Granted........................................................    103,326        25.12     $   16.59
    Exercised......................................................    (16,380)       16.98
    Cancelled......................................................    (15,851)   $   30.05
  Outstanding
    December 31, 1996 (271,866 exercisable)........................    391,047    $   29.47

    STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN. U.S. Cellular has reserved 967,192 Common Shares and 55,000 Series A Common Shares for options granted to key employees. U.S. Cellular has established two Stock Option plans as of February 1, 1991 and November 9, 1994 that provide for the grant of stock options and stock appreciation rights to officers and employees. The options under the 1991 plan are exercisable from the date of vesting through November 1, 1997, or thirty days following the date of the employee's termination of employment, if earlier. Under the 1991 Stock Option Plan at December 31, 1996, 66,889 stock options were outstanding at a price of $15.67 per share. The options under the 1994 plan are exercisable from the date of vesting through November 9, 2004, or thirty days following the date of the employee's termination of employment, if earlier. Under the 1994 Stock Option Plan at December 31, 1996, 215,071 stock options were outstanding at a weighted average price of $32.10 per share. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.9% and 6.9%; expected dividend yields of zero for both years; expected lives of 4.0 years and 5.2 years and expected volatility of 22.7% and 25.3%.

    Stock Appreciation Rights ("SARs") (as amended on February 1, 1991) allow the grantee to receive an amount in U.S. Cellular Common Shares or cash, or a combination thereof, equivalent to the difference between the exercise price and the fair market value of the Common Shares on the exercise date. At December 31, 1996, 42,000 Common Share SARs and 36,000 Series A Common Share SARs were outstanding at $15 per share. These rights expire from 1998 to 2003 or the date of the person's termination of employment, if earlier. During 1996 and 1994, 300 and 1,200 Common Share SARs were exercised, respectively. No SARs were exercised in 1995. There were no SARs granted in 1996 or 1995.

    EMPLOYEE STOCK PURCHASE PLAN. U.S. Cellular sold 22,366 and 25,000 U.S. Cellular Common Shares to its employees at $26.94 per share in 1996 and 1995, respectively, in connection with the 1994 Employee Stock Purchase Plan and has 42,634 Common Shares reserved under the plan. During 1996, the 1997 Employee Stock Purchase Plan ("1997 ESPP") was approved which became effective January 1, 1997. U.S. Cellular reserved 130,000 Common Shares for sale to employees of U.
S. Cellular and its subsidiaries under the 1997 ESPP. The fair value of the employees' purchase rights is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants rights in 1996: risk-free interest rates of

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. UNITED STATES CELLULAR GROUP EQUITY (CONTINUED)
5.8% and 5.4%; expected dividend yield of zero for both years; expected lives of
2.3 years and 1.2 years; and expected volatility of 15.4% and 15.7%.

    1996 SENIOR EXECUTIVE STOCK BONUS AND RESTRICTED STOCK AWARD PLAN. U.S. Cellular has reserved 10,300 U.S. Cellular Common Shares for issuance under the 1996 Senior Executive Stock Bonus and Restricted Stock Award Plan. Eligible senior executives may qualify for stock awards under this plan when U.S. Cellular's customer base reaches certain levels. No shares had been issued under this plan as of December 31, 1996.

    COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. U.S. Cellular has reserved 10,000 shares for issuance under the Compensation Plan for Non-Employee Directors. Effective November 1, 1996, members of U.S. Cellular's Board of Directors who are not employed by U.S. Cellular or another TDS affiliate may elect to receive a number of U.S. Cellular Common Shares equal to the current fair market value of up to 50% of their directors' fee and up to 33% of each committee meeting fee. No shares had been issued under this plan as of December 31, 1996.

SERIES A COMMON SHARES

    U.S. Cellular Series A Common Shares are convertible on a share-for-share basis into U.S. Cellular Common Shares and each share is entitled to ten votes per share, compared to one vote for each Common Share. As of December 31, 1996, all of U.S. Cellular's outstanding Series A Common Shares were held by TDS.

8. REDEEMABLE PREFERRED STOCK

    Redeemable Preferred Stock of U.S. Cellular, authorized 5,000,000 shares, has a stated liquidation value of $100 per share and is not entitled to any dividends. The Redeemable Preferred Stock is issuable in series by the Board of Directors of U.S. Cellular, who establish the terms of the issue. At December 31, 1995, all shares of Redeemable Preferred Stock were held by TDS as reimbursement for TDS Preferred Shares issued in connection with acquisitions. The fair value of Redeemable Preferred Stock at December 31, 1995 was estimated to be approximately $17.6 million using the net present value of the U.S. Cellular Common Shares to be issued upon conversion, valued at quoted market price. At December 31, 1996 all of the Redeemable Preferred Stock of U.S. Cellular had been redeemed. At December 31, 1995, 95,972 redeemable preferred shares were outstanding, valued at $9.6 million.

    During 1996, 51,107 Series C and 44,865 Series D Redeemable Preferred Shares were redeemed for a total of 621,904 U.S. Cellular Common Shares. During 1995, 8,282 Series B and 84,030 Series E Redeemable Preferred Shares of U.S. Cellular were redeemed for a total of 471,224 U.S. Cellular Common Shares.

9. INCOME TAXES

    U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group.

    TDS and U.S. Cellular entered into a Tax Allocation Agreement (the "Agreement") effective July 1, 1987. The Agreement provides that U.S. Cellular and its subsidiaries be included in a consolidated federal income tax return and in state income or franchise tax returns in certain situations with the TDS affiliated group. U.S. Cellular and its subsidiaries calculate their losses and credits as if they comprised a separate affiliated group. Under the Agreement, U.S. Cellular is able to carry forward its losses and credits and use them to offset any future income tax liabilities to TDS.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES (CONTINUED)
    Income tax provisions charged to net income are summarized below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                            1996        1995       1994
                                                                         -----------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Federal income taxes
  Current..............................................................  $    35,613  $  14,882  $   1,054
  Deferred.............................................................       54,509      8,468         26
State income taxes
  Current..............................................................       12,890      8,306      2,252
  Deferred.............................................................        8,628        836      1,585
                                                                         -----------  ---------  ---------
Total income tax expense...............................................  $   111,640  $  32,492  $   4,917
                                                                         -----------  ---------  ---------
                                                                         -----------  ---------  ---------

    The statutory federal income tax rate is reconciled to U.S. Cellular's effective income tax rate below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                            1996        1995       1994
                                                                         -----------  ---------  ---------
Statutory federal income tax rate......................................         35.0%      35.0%      35.0%
State income taxes, net of federal benefit.............................          6.9        4.6       11.1
Amortization of license costs..........................................          1.1        2.2       11.9
Effects of corporations not included in consolidated federal income tax
 return................................................................           .8        1.1        3.7
Effects of valuation allowance on deferred tax asset...................         (2.4)     (18.3)     (38.6)
Gains on sales.........................................................          4.8     --         --
                                                                         -----------  ---------  ---------
Effective income tax rate..............................................         46.2%      24.6%      23.1%
                                                                         -----------  ---------  ---------
                                                                         -----------  ---------  ---------

    The increase in the 1996 effective rate reflects additional income tax expense due to tax gains in excess of book gains associated with the sale of certain cellular interests.

    Deferred income taxes are provided for the temporary differences between the amount of U.S. Cellular's assets and liabilities for financial reporting purposes and their tax basis.

    U.S. Cellular had current deferred tax assets totaling $2.4 million at December 31, 1996, and $1.0 million at December 31, 1995, resulting primarily from the allowance for customer receivables.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES (CONTINUED)
    The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows:

                                                                                        DECEMBER 31,
                                                                                   ----------------------
                                                                                      1996        1995
                                                                                   -----------  ---------
                                                                                   (DOLLARS IN THOUSANDS)
Deferred Tax Asset
  Net operating loss carryforward................................................  $    14,121  $  37,718
  Stock appreciation rights......................................................          299         67
  Alternative minimum tax credit carryforward....................................       24,545     12,464
  Other..........................................................................      --             188
                                                                                   -----------  ---------
                                                                                        38,965     50,437
Less valuation allowance.........................................................       13,150     20,110
                                                                                   -----------  ---------
Total Deferred Tax Asset.........................................................       25,815     30,327
                                                                                   -----------  ---------
Deferred Tax Liability
  Property, plant and equipment..................................................       23,402     17,654
  Equity investments.............................................................       41,482        998
  Partnership investments........................................................       15,005     11,010
  Licenses.......................................................................       24,759     14,996
                                                                                   -----------  ---------
Total Deferred Tax Liability.....................................................      104,648     44,658
                                                                                   -----------  ---------
Net Deferred Tax Liability.......................................................  $    78,833  $  14,331
                                                                                   -----------  ---------
                                                                                   -----------  ---------

    The amount of federal net operating loss carryforward available to offset future taxable income aggregated approximately $5.6 million at December 31, 1996 and expires between 2003 and 2011. The amount of state net operating loss carryforward available to offset future taxable income aggregated approximately $203 million at December 31, 1996 and expires between 1997 and 2011. At December 31, 1996, U.S. Cellular had $24.5 million of federal alternative minimum tax credit carryforward available to offset regular income tax payable in future years.

    A valuation allowance has been provided when it is more likely than not that some portion of the deferred tax asset will not be realized. During 1996, the valuation allowance decreased $7.0 million primarily due to U.S. Cellular's 1996 net taxable income.

10. RELATED PARTIES

    U.S. Cellular is billed for all services it receives from TDS, consisting primarily of information processing and general management services. Such billings are based on expenses specifically identified to U.S. Cellular and on allocations of common expenses. Such allocations are based on the relationship of U.S. Cellular's assets, employees, investment in plant and expenses to the total assets, employees, investment in plant and expenses of TDS. Management believes the method used to allocate common expenses is reasonable. Billings to U.S. Cellular from TDS amounted to $28.1 million in 1996, $26.1 million in 1995 and $22.1 million in 1994. Management believes that all expenses and costs applicable to U.S. Cellular are reflected in the accompanying financial statements on a basis which is representative of what they would have been if U.S. Cellular operated on a stand-alone basis.

    All markets managed by U.S. Cellular are billed for services they receive from U.S. Cellular. Such billings are based on expenses specifically identified to each market and on allocations of common expenses. Such allocations are primarily based on the relationships of each market's assets and revenues to the total assets and revenues of all the markets managed by U.S. Cellular. Management believes that all expenses and costs applicable to each market are representative of what they would have been if each managed market operated on a stand-alone basis.

    Interest income primarily includes interest on loans to managed unconsolidated markets used to fund these markets' ongoing construction and operating expenses. Interest income from these markets amounted to $1.9 million in 1996 and 1994, and $1.8 million in 1995.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. RELATED PARTIES (CONTINUED)
    U.S. Cellular has a Cash Management Agreement with TDS under which U.S. Cellular may from time to time deposit its excess cash with TDS for investment under TDS's cash management program. Deposits made under the agreement are available to U.S. Cellular on demand and bear interest each month at the 30-day Commercial Paper Rate as reported in The Wall Street Journal, plus 1/4%, or such higher rate as TDS may at its discretion offer on such deposits. Interest income was $4.8 million and $701,000 in 1996 and 1995, respectively.

    See Note 2--Acquisitions and Divestitures, Transfer of Minority Interests to U.S. Cellular from TDS for a discussion of a transfer of investment interests between U.S. Cellular and TDS.

11. GAIN ON SALE OF CELLULAR AND OTHER INVESTMENTS

    The gains in 1996 primarily reflect gains recorded on the sales of U.S. Cellular's majority interests in eight markets and a minority interest in two markets, on cash received in an exchange of markets with another cellular operator and on cash received from the settlement of two separate legal matters.

    The gains recorded in 1995 reflect the sales and exchanges of minority- and majority-owned cellular interests and the sale of certain marketable equity securities as follows: (a) U.S. Cellular sold a majority interest in six markets for $115.3 million in cash. A pretax gain of $64.6 million was recognized on the sales; (b) U.S. Cellular sold its minority interests in six markets for $14.0 million in cash and notes receivable. A pretax gain of $11.1 million was recognized on the sales; (c) U.S. Cellular received cash proceeds totaling $5.5 million in an exchange of cellular markets, recognizing a pretax gain of $5.3 million; and (d) U.S. Cellular sold all of its marketable equity securities for $20.7 million in cash. A pretax gain of $2.5 million was recognized on the sale, representing the excess of the fair market value over the cost basis of the securities.

    The gains recorded in 1994 reflect the exchange of U.S. Cellular's cost-basis investment interests in five markets in exchange for additional interests in seven markets controlled by U.S. Cellular. The exchange of the investment interests in the five markets has been recorded at their fair market value of approximately $4.3 million. A gain of $3.3 million, representing the excess of the fair market value of the market interests exchanged over the book value of such interests, was included in income for 1994.

12.  LEASE COMMITMENTS

    U.S. Cellular and certain of its majority-owned partnerships and subsidiaries lease certain office and cell site locations under operating leases. Future minimum rental payments required under operating leases that have noncancelable lease terms in excess of one year as of December 31, 1996 are as follows:

                                                                            MINIMUM
                                                                         FUTURE RENTALS
                                                                      --------------------
                                                                          (DOLLARS IN
                                                                           THOUSANDS)
1997................................................................      $      9,917
1998................................................................             7,922
1999................................................................             6,280
2000................................................................             4,857
2001................................................................             3,836
Thereafter..........................................................            23,223
                                                                              --------
                                                                          $     56,035
                                                                              --------
                                                                              --------

    Rent expense totaled $12.4 million in 1996, $9.8 million in 1995 and $6.4 million in 1994.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

13.  COMMITMENTS AND CONTINGENCIES

    The partnerships and corporations in which U.S. Cellular is a partner or shareholder are in various stages of development. U.S. Cellular expects to spend approximately $300 million during 1997 primarily for new cell sites to expand and enhance U.S. Cellular's coverage in its service areas and for the enhancement of U.S. Cellular's office systems. Under the terms of certain partnership and shareholder agreements, U.S. Cellular may be committed to funding other partners' or shareholders' portions of construction and other costs, if sufficient financing is not available to the individual entities. U.S. Cellular does not expect such individual financing shortfalls to be material.

    From time to time U.S. Cellular may acquire attractive markets to maximize its clustering strategy. See Note 2 - Acquisitions and Divestitures for a discussion of pending acquisitions and divestitures.

14.  INVESTMENTS IN CELLULAR ENTITIES

    Investments in cellular entities consist of amounts invested in cellular entities in which U.S. Cellular holds a minority interest. These investments are accounted for using either the equity or cost method, as shown in the following table:

                                                                                                      DECEMBER 31,
                                                                                       ------------------------------------------
                                                                                               1996                  1995
                                                                                       --------------------  --------------------
                                                                                                 (DOLLARS IN THOUSANDS)
Equity method investments:
  Capital contributions, loans and advances..........................................     $       93,209        $       65,402
  Cumulative share of income.........................................................            172,974               121,456
  Cumulative share of distributions..................................................            (88,862)              (63,017)
                                                                                       --------------------  --------------------
                                                                                                 177,321               123,841

Cost method investments:
  Capital contributions, net of partnership distributions............................              9,470                10,580
                                                                                       --------------------  --------------------
Total investment in nonconsolidated entities.........................................     $      186,791        $      134,421
                                                                                       --------------------  --------------------
                                                                                       --------------------  --------------------

    As of December 31, 1996, U.S. Cellular followed the equity method of accounting for minority interests in markets managed by U.S. Cellular and for certain markets managed by others. This method recognizes, on a current basis, U.S. Cellular's proportionate share of the incomes and losses accruing to it under the terms of the respective partnership and shareholder agreements.

    As of December 31, 1996, U.S. Cellular follows the cost method of accounting for its investments in certain markets managed by others. It is not practicable to estimate the fair value of U.S. Cellular's investments accounted for using the cost method due to the lack of quoted market prices and the inability to estimate fair values without incurring excessive costs. The $9.5 million and $10.6 million carrying amounts at December 31, 1996, and 1995, respectively, represent primarily the original amounts invested, which management believes are not impaired.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

14.  INVESTMENTS IN CELLULAR ENTITIES (CONTINUED)
    The following summarizes the unaudited balance sheets and results of operations of the cellular system partnerships in which U.S. Cellular's investments are accounted for by the equity method:

                                                                                                      DECEMBER 31,
                                                                                          ------------------------------------
                                                                                               1996               1995
                                                                                          --------------  --------------------
                                                                                                 (DOLLARS IN THOUSANDS)
Assets
  Current...............................................................................  $      249,077     $      206,548
  Due from affiliates...................................................................           6,165             24,459
  Property and other....................................................................       1,000,537            835,320
                                                                                          --------------  --------------------
                                                                                          $    1,255,779     $    1,066,327
                                                                                          --------------  --------------------
                                                                                          --------------  --------------------
Liabilities and Partners' capital
  Current liabilities...................................................................  $      226,606     $      204,512
  Due to affiliates.....................................................................          20,614             29,687
  Deferred credits......................................................................             791                727
  Long-term debt........................................................................          16,144             15,072
  Partners' capital.....................................................................         991,624            816,329
                                                                                          --------------  --------------------
                                                                                          $    1,255,779     $    1,066,327
                                                                                          --------------  --------------------
                                                                                          --------------  --------------------

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------------------
                                                                                       1996            1995           1994
                                                                                  --------------  --------------  ------------
                                                                                             (DOLLARS IN THOUSANDS)
Results of Operations
Revenues........................................................................  $    1,269,835  $    1,078,413  $    846,377
Costs and expenses..............................................................         859,026         730,873       613,235
Other income....................................................................             832           1,418         1,654
                                                                                  --------------  --------------  ------------
Net income......................................................................  $      411,641  $      348,958  $    234,796
                                                                                  --------------  --------------  ------------
                                                                                  --------------  --------------  ------------

    U.S. Cellular owns a 5.5% interest in the Los Angeles SMSA Limited Partnership (the "Partnership"). In November 1993, a class action complaint was filed on behalf of cellular customers in Orange County Superior Court naming, among others, the Partnership. These complaints alleged certain facts, including a similarity in the pricing structures of the two defendant cellular carriers, which plaintiffs contended evidenced circumstantial evidence that the Partnership and Los Angeles Cellular Telephone Company conspired to fix the prices of retail and wholesale cellular radio services in the Los Angeles market. The complaint seeks damages for the class "in a sum in excess of $100 million." The case was settled in July 1997 before reaching trial. The Partnership agreed to give subscribers $90 million worth of free service and discounted merchandise to settle the complaint.

15.  LEGAL PROCEEDINGS

    U.S. Cellular is involved in a number of legal proceedings before the FCC and various state and federal courts. Management does not believe that any of such proceedings should have a material adverse impact on the financial position or results of operations of U.S. Cellular.

16.  SUBSEQUENT EVENTS

    SALE OF NOTES. U.S. Cellular filed a shelf Registration Statement on Form S-3 in July 1997 for the sale of up to $400 million of unsecured debt. U.S. Cellular issued $250 million of 7.25% Notes due August 15, 2007 (the "Notes") under the shelf registration in August 1997. U.S. Cellular used a portion of the net proceeds from the sale of the Notes of approximately $247.0 million to repay $70.4 million of variable-rate borrowings under the Revolving Credit Agreement with U.S. Cellular's parent organization, TDS as well as $90.1 million principal amount of variable-rate borrowings under a vendor financing agreement. The remaining net proceeds were used for general corporate purposes.

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

16.  SUBSEQUENT EVENTS (CONTINUED)
    LINE OF CREDIT. In August of 1997 U.S. Cellular established a $500 million revolving credit facility with a group of banks. This seven-year facility replaces U.S. Cellular's Revolving Credit Agreement with TDS.

    EXCHANGE OF MARKETS WITH ANOTHER CELLULAR OPERATOR. In October 1997, U.S. Cellular completed the exchange with BellSouth it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interests in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    SALE OF MINORITY INTERESTS. In December, 1997 U.S. Cellular announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by U.S. Cellular and its parent organization, TDS, in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to U.S. Cellular and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market). The interests being sold to ATI by TDS were subject to an existing purchase agreement between U.S. Cellular and TDS. TDS will retain the ATI common stock it receives from this sale, approximately 1,000,000 shares, and pay U.S. Cellular approximately $20 million to terminate those purchase rights. In exchange for the interests it will sell to ATI, U.S. Cellular will receive the remaining 4,000,000 shares of ATI common stock and approximately $50 million in cash.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                      QUARTER ENDED
                                                                  ------------------------------------------------------
                                                                    MARCH 31      JUNE 30       SEPT. 30      DEC. 31
                                                                  ------------  ------------  ------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
1996
Revenues                                                          $    147,966  $    174,720  $    187,594  $    197,540
Operating Income Before Minority Share..........................        11,822        30,021        33,094        12,429
Gain on Sale of Cellular or Other Investments...................        38,691        86,305         7,797           (75)
Net Income......................................................        29,387        63,055        26,140        11,347
  Net Income--Operations........................................         8,547        19,694        23,899        10,364
  Net Income--Gains.............................................  $     20,840  $     43,361  $      2,241  $        983
1995
Revenues........................................................  $     99,748  $    117,124  $    138,567  $    136,956
Operating Income Before Minority Share..........................         8,064        10,852        17,967         5,872
Gain on Sale of Cellular or Other Investments...................        18,517        16,842        42,301         5,834
Net Income......................................................        23,598        24,089        32,263        19,792
  Net Income--Operations........................................         6,386         8,853        15,531        13,147
  Net Income--Gains.............................................  $     17,212  $     15,236  $     16,732  $      6,645

    Net Income for 1996 and 1995 included significant gains from the sales of cellular and other investments. The table above summarizes the effect of the gains on Net Income.

    Management believes there exists a seasonality at U.S. Cellular in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth. This seasonality may cause operating income to vary from quarter to quarter.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of

Telephone and Data Systems, Inc.:

    We have audited, the accompanying balance sheets of the United States Cellular Group (representing a business unit of Telephone and Data Systems, Inc.) as of December 31, 1996 and 1995, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Telephone and Data Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the United States Cellular Group as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois
December 15, 1997

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    The United States Cellular Group ("Cellular Group") consists solely of United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates and invests in cellular telephone companies and properties. The Cellular Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Cellular Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Cellular Group, as determined by the Board of Directors of TDS.

RESULTS OF OPERATIONS

NINE MONTHS ENDED 9/30/97 COMPARED TO NINE MONTHS ENDED 9/30/96

    United States Cellular Corporation ("U.S. Cellular") owns, operates and invests in cellular markets throughout the United States. U.S. Cellular owned either majority or minority cellular interests in 202 markets at September 30, 1997, representing 25,083,000 population equivalents ("pops"). U.S. Cellular included the operations of 132 majority-owned and managed cellular markets, representing 20.5 million pops, in consolidated operations ("consolidated markets") as of September 30, 1997. Noncontrolling interests in 60 markets, representing 4.6 million pops, were accounted for using the equity method and were included in investment income at that date. All other interests, representing less than 100,000 pops in the aggregate, were accounted for using the cost method. Following is a table of summarized operating data for U.S. Cellular's consolidated operations.

                                                                                                     NINE MONTHS ENDED OR AT
                                                                                                          SEPTEMBER 30,
                                                                                                     ------------------------
                                                                                                        1997         1996
                                                                                                     -----------  -----------
Total market population (in thousands)(1)..........................................................       21,844       21,483
Customers..........................................................................................    1,357,000      940,000
Market penetration.................................................................................        6.21%        4.38%
Markets in operation...............................................................................          132          130
Cell sites in service..............................................................................        1,556        1,270
Average monthly revenue per customer                                                                 $     56.58  $   64.96(2)
Churn rate per month...............................................................................         1.9%         1.9%
Marketing cost per net customer addition...........................................................  $       561  $     531(2)

---------

(1) Calculated using the respective Donnelley Marketing Service estimates for each year.

(2) Recomputed to show the effect of change in current year presentation of certain revenues and expenses.

    U.S. Cellular's operating income for the first nine months of 1997, which includes 100% of the revenues and expenses of its consolidated markets plus its corporate office operations, primarily reflects improvement in U.S. Cellular's overall operations compared to the first nine months of 1996. This improvement resulted from growth in its customer base and revenues coupled with increasing economies of scale. Operating revenues, driven by increases in customers served, rose $140.8 million, or 29%. Operating expenses rose $105.2 million, or 25%. Operating cash flow (operating income before minority share plus depreciation and amortization expense) increased $51.0 million, or 33%.

    Beginning on January 1, 1997, U.S. Cellular changed its income statement presentation of certain credits given to customers on their monthly bills. Customer incentive programs which result in either new or current customers receiving free or reduced-price airtime or access are now reported as a reduction of local retail revenue. Prior to January 1, 1997, U.S. Cellular reported the foregone revenues resulting from these incentive programs as marketing and selling expense (for new customers) and general and administrative expense (for current customers). Amounts in the currently affected revenue and expense categories have been reclassified for previous years, including the 1996 information provided throughout this Form 10-Q. Operating income and net income are not affected by this change.

    Investment and other income decreased $102.4 million, or 59%, to $72.6 million, due primarily to the decrease of $119.3 million in gains on the sales of cellular interests. Interest expense increased $2.8 million, or 16%, in 1997. Income tax expense decreased $39.0 million to $66.1 million, as improved operating results were more than offset by decreased gains on the sales of cellular interests.

    Net income totaled $86.4 million in 1997, a decrease of $32.2 million, or 27%, from 1996. In both years, net income included gains on sales of cellular interests. A summary of the after-tax effects of these gains on net income is shown below.

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                       ----------------------
                                                                                                         1997        1996
                                                                                                       ---------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
Net income before after-tax effects of gains.........................................................  $  79,263  $    52,140
Add: After-tax effects of gains......................................................................      7,119       66,442
Net income as reported...............................................................................  $  86,382  $   118,582

OPERATING REVENUES

    OPERATING REVENUES totaled $634.1 million in 1997, up $140.8 million, or 29%, over 1996. As explained previously, operating revenues for 1996 have been reclassified to conform to current period presentation of customer incentive program credits.

    SERVICE REVENUES primarily consist of: (I) charges for access, airtime and value-added services provided to U.S. Cellular's local retail customers who use the local systems operated by U.S. Cellular ("local retail"); (ii) charges to customers of other systems who use U.S. Cellular's cellular systems when roaming ("inbound roaming"); and (iii) charges for long-distance calls made on U.S. Cellular's systems. Service revenues totaled $618.2 million in 1997, up $137.7 million, or 29%, over 1996. The increase was primarily due to the growing number of local retail customers and the growth in inbound roaming revenue. The reclassification of customer credits reduced service revenues by $38.2 million, or 6%, in 1997 and $16.9 million, or 3%, in 1996.

    Average monthly service revenue per customer declined 13% to $56.58 in 1997 from $64.96 in 1996. The 13% decrease in average monthly service revenue per customer resulted from a decrease in average revenue per minute of use from both local retail customers and inbound roamers. Also contributing was slower growth in inbound roaming minutes of use than in U.S. Cellular's customer base. The reclassification of customer credits reduced average monthly service revenue per customer by $3.50, or 6%, in 1997 and $2.29, or 3%, in 1996.

    Although average monthly local minutes of use per retail customer decreased less than 1% to 105 in 1997 from 106 in 1996, U.S. Cellular's increasing use of incentive programs that encourage weekend and off-peak usage, in order to stimulate overall usage, resulted in a larger decrease in average local retail revenue per minute of use during the year. Also contributing to the decline in average local retail revenue per minute of use are increased amounts of credits given to new and current customers as incentives to become or remain U.S. Cellular's customers.

    U.S. Cellular believes that its customer base is growing faster than that of the industry as a whole, which has a dilutive effect on inbound roaming revenue per customer. Inbound roaming minutes of use have been growing at a slower rate than U.S. Cellular's customer base (28% compared to 44%). Also, U.S. Cellular's average inbound roaming revenue per minute of use decreased during 1997, in line with the ongoing trend toward reduced per minute prices for roaming negotiated between U.S. Cellular and other cellular operators.

    LOCAL RETAIL REVENUE increased $107.6 million, or 36%, in 1997. Growth in U.S. Cellular's customer base was the primary reason for the increase in local revenue. The number of customers increased 44% to 1,357,000 at September 30, 1997 from 940,000 at September 30, 1996. U.S. Cellular added 284,000 net new customers in the first nine months of 1997 compared to 232,000 in 1996. While the percentage increase in customer additions is expected to be lower in the future, management anticipates that U.S. Cellular will continue to increase its customer base over the next few years. The reclassification of customer credits reduced local retail revenue by $38.2 million, or 9%, in 1997 and $16.9 million, or 5%, in 1996.

    Average monthly local retail revenue per customer declined to $37.30 in 1997 from $40.54 in 1996. Monthly local retail minutes of use per customer decreased less than 1% to 105 in 1997. While average minutes of use per customer remained relatively the same, average revenue per minute of use decreased as a result of the incentive programs stated previously. Average local retail revenue per minute totaled $.36 in 1997 compared to $.38 in 1996.

The decrease in average monthly local retail revenue per customer is part of an industry-wide trend. It reflects U.S. Cellular's and the industry's continued penetration of the consumer market, which tends to include fewer peak business hour-usage customers and the effects of increased competition in the industry. The reclassification of customer credits reduced average monthly local retail revenue per customer by $3.50, or 9%, in 1997 and $2.29, or 5%, in 1996.

    INBOUND ROAMING REVENUE increased $23.9 million, or 17%, in 1997. This increase was attributable to the 28% increase in the number of minutes used by customers from other wireless systems when roaming in U.S. Cellular's service areas. Also contributing were the increased number of cell sites within U.S. Cellular's service areas. These effects were offset somewhat by the decrease in average revenue per minute due to the downward trend in negotiated rates. Average inbound roaming revenue per minute totaled $.86 in 1997 and $.93 in 1996. Monthly inbound roaming revenue per Company customer averaged $14.97 in 1997 and $18.88 in 1996. This decrease is related to both the decrease in roaming revenue per minute and the faster increase in U.S. Cellular's customer base as compared to the growth in inbound roaming minutes of use.

    LONG-DISTANCE REVENUE increased $6.5 million, or 17%, in 1997 as the volume of long-distance calls billed by U.S. Cellular increased. Monthly long-distance revenue per customer averaged $4.19 in 1997 and $5.31 in 1996. The decrease in monthly long-distance revenue per customer is primarily due to the dilution of the portion of long-distance revenue that comes from inbound roaming customers. In a manner similar to inbound roaming revenue, this revenue is not growing as fast as U.S. Cellular's customer base.

    EQUIPMENT SALES REVENUES increased $3.1 million, or 24%, in 1997. Equipment sales reflect the sale of 393,000 and 288,000 cellular telephone units in 1997 and 1996, respectively, plus installation and accessories revenue. The average revenue per unit was $40 in 1997 compared to $44 in 1996. The average revenue per unit decline partially reflects U.S. Cellular's decision to reduce sales prices on cellular telephones to stimulate growth in the number of customers, to maintain its market position and to meet competitive prices as well as to pass through reduced manufacturers' prices to customers. Also, U.S. Cellular uses promotions which are based on increased equipment discounting. The success of these promotions has led to both an increase in units sold and a decrease in average equipment sales revenue per unit.

OPERATING EXPENSES

    OPERATING EXPENSES totaled $523.6 million in 1997, up $105.2 million, or 25%, over 1996. As explained previously, operating expenses for 1996 have been reclassified to conform to current period presentation of customer incentive program credits. The reclassification of customer credits reduced operating expenses by $38.2 million, or 7%, in 1997 and $16.9 million, or 4%, in 1996.

    SYSTEM OPERATIONS EXPENSES increased $29.8 million, or 37%, in 1997 as a result of increases in customer usage expenses and costs associated with serving U.S. Cellular's increased number of customers, which include the costs of roaming fraud, and the growing number of cell sites within U.S. Cellular's systems. In total, system operations costs are expected to continue to increase as the number of customers using and the number of cell sites within U.S. Cellular's systems grows.

    Customer usage expenses represent charges from other telecommunications service providers for U.S. Cellular's customers' use of their facilities as well as for U.S. Cellular's inbound roaming traffic on these facilities. Also included are costs related to local interconnection to the landline network, toll charges and expenses incurred by U.S. Cellular when its customers use systems other than their local systems ("outbound roaming"). These expenses are offset somewhat by amounts U.S. Cellular bills to its customers for outbound roaming. Customer usage expenses increased $22.1 million, or 46%, in 1997. The increase in 1997 is primarily due to the increase in net outbound roaming expense, which has resulted from U.S. Cellular offering its customers increasingly larger service footprints in which their calls are billed at local rates. In certain cases these service areas include other operators' service areas. U.S. Cellular pays roaming rates to the other carriers for calls its customers make in these areas, while charging those customers a local rate which is usually lower than the roaming rate. Also contributing to the increase in 1997 were costs related to the increase in minutes used on U.S. Cellular's systems, partially offset by the reduction in costs related to fraudulent use of U.S. Cellular's customers' cellular telephone numbers. U.S. Cellular continues to implement procedures in its markets to combat this fraud, which is primarily related to roaming usage. Customer usage expenses represented 11% of service revenues in 1997 and 10% in 1996. The percentage increase in 1997 is primarily due to the increase in net outbound roaming expense.

    Maintenance, utility and cell site expenses increased $7.7 million, or 24%, in 1997, primarily reflecting a 23% increase in the number of cell sites in U.S. Cellular's systems to 1,556 in 1997 from 1,270 in 1996.

    MARKETING AND SELLING EXPENSES increased $33.3 million, or 38%, in 1997. Marketing and selling expenses primarily consist of salaries, commissions and expenses of field sales and retail personnel and offices; agent expenses; local advertising and public relations expenses. The increase was primarily due to a 32% rise in the number of gross customer activations (excluding acquisitions and divestitures), to 494,000 in 1997 from 373,000 in 1996. Cost per gross customer activation, including losses on equipment sales, decreased to $322 in 1997 from $331 in 1996. The reclassification of customer credits reduced cost per gross addition by $62, or 16%, in 1997 and $37, or 10%, in 1996; in total, the reclassification reduced marketing and selling expenses by $30.3 million, or 20%, in 1997 and $13.9 million, or 14%, in 1996.

    COST OF EQUIPMENT SOLD increased $5.8 million, or 12%, in 1997. The increase reflects the growth in unit sales related to the rise in gross customer activations made through U.S. Cellular's direct and retail distribution channels, offset somewhat by falling manufacturer prices per unit. The average cost to U.S. Cellular of a telephone unit sold, including accessories and installation, was $141 in 1997 compared to $172 in 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES increased $20.9 million, or 17%, in 1997. These expenses include the costs of operating U.S. Cellular's local business offices and its corporate expenses. The increase includes the effects of increases in expenses required to serve the growing customer base in existing markets and an expansion of both local administrative office and corporate staff, necessitated by growth in U.S. Cellular's business. U.S. Cellular is using an ongoing clustering strategy to combine local operations wherever feasible in order to gain operational efficiencies and reduce its administrative expenses. The reclassification of customer credits reduced general and administrative expenses by $7.9 million, or 5%, in 1997 and $3.1 million, or 2%, in 1996.

    Operating cash flow increased $51.0 million, or 33%, to $205.2 million in 1997. The improvement was primarily due to substantial growth in customers and service revenues and the effects of improved operational efficiencies on cash operating expenses. Operating cash flow margins were 33.2% in 1997 and 32.1% in 1996.

    DEPRECIATION EXPENSE increased $15.0 million, or 28%, in 1997. The increase reflects rising average fixed asset balances, which increased 29% in 1997. Increased fixed asset balances primarily result from the increase in cell sites built to improve coverage and capacity in U.S. Cellular's markets.

OPERATING INCOME BEFORE MINORITY SHARE

    OPERATING INCOME BEFORE MINORITY share totaled $110.5 million in 1997, an increase of $35.6 million, or 47%, over 1996. The operating income margin (as a percent of service revenues) was 17.9% in 1997 and 15.6% in 1996. The improvement in operating income and operating income margin reflects increased revenues resulting from growth in the number of customers served by U.S. Cellular's systems and the effect of improved operational efficiencies on total operating expenses.

    U.S. Cellular expects service revenues to continue to grow during the remainder of 1997 and in 1998; however, management anticipates that average monthly revenue per customer will continue to decrease as local retail and inbound roaming revenue per minute of use decline. Additionally, U.S. Cellular expects expenses to increase during the remainder of 1997 and in 1998 as it incurs costs associated with both customer growth and cell sites added.

    Management believes there exists a seasonality in both service revenues, which tend to increase more slowly in the first and fourth quarters, and operating expenses, which tend to be higher in the fourth quarter due to increased marketing activities and customer growth, which may cause operating income to vary from quarter to quarter. Additionally, competitors licensed to provide personal communications services ("PCS") have initiated service in certain of U.S. Cellular's markets over the past fifteen months. PCS operators are expected to complete initial deployment of PCS across all of U.S. Cellular's markets by the end of 1998. U.S. Cellular's management is monitoring these and other wireless communications providers' strategies to determine what effect this additional competition will have on U.S. Cellular's future strategies and results. While the effects of additional wireless competition have slowed customer growth in certain of U.S. Cellular's markets, the overall effect on U.S. Cellular's operations to date has not been material.

INVESTMENT AND OTHER INCOME

    INVESTMENT AND OTHER INCOME totaled $72.6 million in 1997, a decrease of $102.4 million, or 59%, from 1996. GAIN ON SALE OF CELLULAR INTERESTS totaled $13.4 million in 1997, reflecting gains recorded on the sales of U.S. Cellular's majority interest in one market partition and minority interests in two other markets. Gain on sale of cellular interests totaled $132.8 million in 1996, reflecting gains recorded on the sales of U.S. Cellular's majority interests in eight markets and minority interests in two other markets, on cash received in an exchange of markets with another cellular operator and on cash received from the settlement of two separate legal matters.

    INVESTMENT INCOME was $60.5 million in 1997 compared to $36.4 million in 1996, a 66% increase. Investment income primarily represents U.S. Cellular's share of net income from the markets managed by others that are accounted for by the equity method. Although investment income increased significantly in the nine months of 1997, future investment income is expected to be negatively impacted as a result of the completion of the exchange transaction with BellSouth Corporation ("BellSouth"). See "Financial Resources and Liquidity--Acquisitions and Divestitures" for further discussion of this transaction.

INTEREST AND INCOME TAXES

    Total INTEREST EXPENSE increased $2.8 million, or 16%, in 1997. Interest expense in 1997 is primarily related to Liquid Yield Option Notes ("LYONs") ($11.4 million); borrowings under vendor financing agreements ($4.5 million); borrowings under the Revolving Credit Agreement with TDS ($1.9 million); and U.S. Cellular's 7.25% notes (the "Notes") issued during the third quarter of 1997 ($1.8 million). Interest expense in 1996 is primarily related to LYONs ($10.7 million) and borrowings under vendor financing agreements ($6.1 million).

    In August 1997, U.S. Cellular sold $250 million principal amount of 7.25% Notes under a shelf registration statement, priced to yield 7.33% to maturity. The Notes are unsecured and become due on August 15, 2007. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998. The Notes will be redeemable, in whole or in part, at the option of U.S. Cellular at any time on or after August 15, 2004.

    The LYONs are zero coupon convertible debentures which accrete interest at 6% annually, but do not require current cash payments of interest. All accreted interest is added to the outstanding principal balance on June 15 and December 15 of each year. All borrowings under the vendor financing agreements were repaid in August 1997 with a portion of the proceeds from the Notes offering. Borrowings under the Revolving Credit Agreement with TDS were outstanding from April 1997 through August 1997, at which time all outstanding amounts were repaid with a portion of the proceeds from the Notes offering.

    INCOME TAX EXPENSE was $66.1 million in 1997 and $105.2 million in 1996. In 1997, $6.3 million of income tax expense related to the gains on sales of cellular interests compared to $66.4 million in 1996. The effective tax rates were 43% in 1997 and 47% in 1996. The decrease in 1997's effective tax rate is primarily due to the decrease in gains on sales of cellular interests from 1996; taxes on these gains are generally higher than taxes on income from operations. In both 1997 and 1996, state income taxes and gains on sales of cellular interests increased the effective rate above the statutory federal income tax rate.

    U.S. Cellular is included in a consolidated federal income tax return with other members of the TDS consolidated group. For financial reporting purposes, U.S. Cellular computes federal income taxes as if it were filing a separate return as its own affiliated group and was not included in the TDS group. TDS and U.S. Cellular are parties to a Tax Allocation Agreement under which U.S. Cellular is able to carry forward any losses and credits and use them to offset any current or future income tax liabilities to TDS.

NET INCOME

    NET INCOME totaled $86.4 million in 1997 compared to $118.6 million in 1996. Net income in both years included gains on the sales of cellular interests.

FINANCIAL RESOURCES AND LIQUIDITY

    U.S. Cellular operates a capital and marketing-intensive business. In recent years, U.S. Cellular has generated operating cash flow and received cash proceeds from divestitures to fund most of its construction costs and substantially all of its operating expenses. U.S. Cellular anticipates further substantial increases in cellular units in service, revenues and cell sites as it continues its growth strategy. Operating cash flow may fluctuate from quarter to quarter depending on the seasonality of each of these growth factors.

    Cash flows from operating activities provided $183.6 million in 1997 and $126.3 million in 1996. Operating cash flow provided $205.2 million in 1997 and $154.2 million in 1996. Cash flows from other operating activities (investment and other income, interest expense, changes in working capital and changes in other assets and liabilities) required cash investments totaling $21.6 million in 1997 and $27.9 million in 1996.

    Cash flows from financing activities provided $140.8 million in 1997 and required $6.3 million in 1996. In August 1997, the Notes offering provided $247.0 million of cash. A portion of the proceeds from the Notes offering was used to repay all outstanding borrowings under the Revolving Credit Agreement with TDS and under vendor financing agreements, aggregating $160.5 million. Repayments of borrowings under the vendor financing agreements earlier in 1997 totaled $13.7 million. In 1996, issuances of U.S. Cellular Common Shares, primarily to TDS, provided $9.8 million while repayments of debt under the vendor financing agreements required $15.8 million.

    Cash flows from investing activities required $218.3 million in 1997 and $93.1 million in 1996. U.S. Cellular received net cash proceeds totaling $32.9 million in 1997 and $193.6 million in 1996 related to the sales and exchanges of cellular interests. Cash distributions from cellular entities in which U.S. Cellular has an interest provided $40.0 million in 1997 and $14.9 million in 1996. Cash required for property, plant and equipment and system development expenditures totaled $248.0 million in 1997, financed primarily with internally generated cash and the proceeds of the Notes offering, and $172.9 million in 1996, financed primarily with internally generated funds and proceeds from the sales of cellular interests. These expenditures primarily represent the construction of 234 and 184 cell sites, respectively, plus other plant additions and costs related to the development of U.S. Cellular's office systems. Acquisitions required $39.2 million in 1997 and $112.1 million in 1996.

    Anticipated capital requirements for 1997 primarily reflect U.S. Cellular's construction and system expansion program. U.S. Cellular's construction and system expansion budget for 1997 is approximately $300 million, primarily for new cell sites to expand and enhance U.S. Cellular's coverage in its service areas and for the enhancement of U.S. Cellular's office systems.

ACQUISITIONS AND DIVESTITURES

    U.S. Cellular assesses its cellular holdings on an ongoing basis in order to maximize the benefits derived from clustering its markets. As U.S. Cellular's clusters have grown, U.S. Cellular's focus has shifted toward exchanges and divestitures of managed and investment interests. Over the past few years, U.S. Cellular has completed exchanges of controlling interests in its less strategic markets for controlling interests in markets which better complement its clusters. U.S. Cellular has also completed outright sales of other less strategic markets. The proceeds from these sales have been used to further U.S. Cellular's growth.

    In the first nine months of 1997, U.S. Cellular purchased a majority interest in one market and several minority interests, representing 327,000 pops. The total consideration paid in these transactions was $48.7 million in cash.

    In the first nine months of 1996, U.S. Cellular purchased a majority interest in one market and several minority interests, representing 971,000 pops, and received a majority interest in another market through an exchange with another cellular operator. The total consideration paid for these purchases, primarily in the form of U.S. Cellular Common Shares issued to TDS to reimburse TDS for the value of TDS Common Shares issued to third parties, was $153.9 million.

    In the first nine months of 1997, U.S. Cellular sold a majority interest in one market partition and minority interests in two other markets, representing 183,000 pops. U.S. Cellular received consideration consisting of cash and receivables totaling $34.5 million from these sales. The two minority interests involved interests U.S. Cellular had previously acquired from TDS pursuant to an agreement between the two companies signed in June 1996. In the aggregate, U.S. Cellular recorded a substantial book gain on the divestitures of the interests acquired from TDS.

    In the first nine months of 1996, U.S. Cellular sold majority interests in eight markets and one market partition, plus minority interests in two other markets, representing 1.1 million pops, and divested a controlling interest in another market through an exchange with another cellular operator. U.S. Cellular received consideration, consisting of cash and receivables, totaling $187.8 million both from these sales and from the exchange. U.S. Cellular also settled two separate legal matters during the first nine months of 1996, receiving $30.3 million from those transactions. In total, sales, exchanges and litigation settlements provided U.S. Cellular with cash and receivables totaling $218.1 million in the first nine months of 1996.

    At September 30, 1997, U.S. Cellular had entered into an agreement to acquire a majority interest in one market, representing 202,000 pops, for consideration totaling $32.5 million. This transaction was completed in the fourth quarter. The consideration paid to the sellers was approximately 759,000 TDS Common Shares; U.S. Cellular reimbursed TDS for the value of these shares by issuing approximately 996,000 shares to TDS. U.S. Cellular also has an agreement pending to divest a majority interest in the wireline licensee in one market, representing 174,000 pops, for $20.0 million in cash. Pursuant to a waiver received from the Federal Communications Commission, U.S. Cellular owned both wireline and nonwireline licensees in this market as of the completion of the transaction with

BellSouth, described below, and will continue to do so until the divestiture of the wireline license is completed. This divestiture is expected to be completed by year-end.

    In October 1997, U.S. Cellular completed the exchange with BellSouth it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interests in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction which is being treated as a like-kind exchange. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    U.S. Cellular expects that this transaction will have a net positive effect on its operating cash flow after the transition of operations is complete, which is expected to occur in the next 12 to 18 months. As it includes the divestiture of significant investment interests in exchange for majority interests, the transaction may also significantly reduce investment income in the future.

    In December, 1997 U.S. Cellular announced that AirTouch Communications, Inc. (NYSE:ATI) will acquire interests owned by U.S. Cellular and its parent organization, TDS, in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 of its shares of its common stock and approximately $50 million in cash to U.S. Cellular and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market). The interests being sold to ATI by TDS were subject to an existing purchase agreement between U.S. Cellular and TDS. TDS will retain the ATI common stock it receives from this sale, approximately 1,000,000 shares, and pay U.S. Cellular approximately $20 million to terminate those purchase rights. In exchange for the interests it will sell to ATI, U.S. Cellular will receive the remaining 4,000,000 shares of ATI common stock and approximately $50 million in cash.

LIQUIDITY

    U.S. Cellular anticipates that the aggregate resources required for the remainder of 1997 will include approximately $52 million for capital spending and approximately $103 million was required to complete the transaction with BellSouth. U.S. Cellular is generating substantial cash from its operations and anticipates financing its capital spending for the remainder of 1997 primarily with internally generated cash and its financing facilities. U.S. Cellular had $121 million of cash and cash equivalents at September 30, 1997 and expects to receive approximately $20 million from pending divestitures during the remainder of 1997.

    Additionally, in August 1997 U.S. Cellular established a $500 million revolving credit facility with a group of banks. This seven-year facility replaces U.S. Cellular's Revolving Credit Agreement with TDS. No borrowings have been made under the new credit facility to date.

    U.S. Cellular filed a shelf registration statement in July 1997 covering $400 million of debt securities, and in August 1997 sold $250 million of Notes under such shelf registration statement. The remaining $150 million is available for future borrowings.

    Management believes that U.S. Cellular's operating cash flows and sources of external financing, including the revolving credit facility and shelf registration mentioned previously, provide substantial financial flexibility for U.S. Cellular to meet both its short and long-term needs. U.S. Cellular also currently has access to public and private capital markets to help meet its long-term financing needs. U.S. Cellular anticipates issuing debt and equity securities only when capital requirements (including acquisitions), financial market conditions and other factors warrant.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
  STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN "FORWARD-LOOKING" STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT TDS'S BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS

UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH U.S. CELLULAR OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; START-UP OF PCS OPERATIONS; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN U.S. CELLULAR'S MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                        THE UNITED STATES CELLULAR GROUP
                            STATEMENTS OF OPERATIONS
                                   UNAUDITED

                                                                                                  NINE MONTHS ENDED SEPTEMBER
                                                                                                              30,
                                                                                                  ----------------------------
                                                                                                      1997           1996
                                                                                                  -------------  -------------
                                                                                                     (DOLLARS IN THOUSANDS)
OPERATING REVENUES
  Service.......................................................................................  $     618,209  $     480,541
  Equipment sales...............................................................................         15,913         12,790
                                                                                                  -------------  -------------
    Total Operating Revenues....................................................................        634,122        493,331
                                                                                                  -------------  -------------
OPERATING EXPENSES
  System operations.............................................................................        109,545         79,728
  Marketing and selling.........................................................................        119,728         86,455
  Cost of equipment sold........................................................................         55,473         49,631
  General and administrative....................................................................        144,224        123,364
  Depreciation..................................................................................         68,735         53,691
  Amortization of intangibles...................................................................         25,906         25,525
                                                                                                  -------------  -------------
    Total Operating Expenses....................................................................        523,611        418,394
                                                                                                  -------------  -------------
OPERATING INCOME BEFORE MINORITY SHARE..........................................................        110,511         74,937
Minority Share of Operating Income..............................................................        (10,271)        (8,616)
                                                                                                  -------------  -------------
OPERATING INCOME................................................................................        100,240         66,321
                                                                                                  -------------  -------------
INVESTMENT AND OTHER INCOME
  Investment income.............................................................................         60,537         36,401
  Amortization of licenses related to investments...............................................         (1,603)          (854)
  Interest income...............................................................................          3,212          7,644
  Other income (expense), net...................................................................         (3,032)        (1,069)
  Gain on sale of cellular and other investments................................................         13,445        132,793
                                                                                                  -------------  -------------
    Total Investment and Other Income...........................................................         72,559        174,915
                                                                                                  -------------  -------------
INCOME BEFORE INTEREST AND INCOME TAXES.........................................................        172,799        241,236
                                                                                                  -------------  -------------
  Interest expense--affiliate...................................................................          1,948       --
  Interest expense--other.......................................................................         18,347         17,496
                                                                                                  -------------  -------------
    Total Interest Expense......................................................................         20,295         17,496
                                                                                                  -------------  -------------
INCOME BEFORE INCOME TAXES......................................................................        152,504        223,740
Income tax expense..............................................................................         66,122        105,158
                                                                                                  -------------  -------------
NET INCOME......................................................................................  $      86,382  $     118,582
Net Income to Minority Shareholders of U.S. Cellular............................................        (16,478)       (22,914)
                                                                                                  -------------  -------------
Net Income to TDS...............................................................................  $      69,904  $      95,668
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Pro forma: (See Note 4)
Net Income Attributable to TDS Group through Retained Interest..................................  $      17,476  $      23,917
Net Income Attributable to United States Cellular Group Common Shares...........................  $      52,428  $      71,751

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                            STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                                                                        NINE MONTHS ENDED
                                                                                                          SEPTEMBER 30,
                                                                                                    --------------------------
                                                                                                        1997          1996
                                                                                                    ------------  ------------
                                                                                                      (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income......................................................................................  $     86,382  $    118,582
  Add (Deduct) adjustments to reconcile net income to net cash provided by operating activities
      Depreciation and amortization...............................................................        94,641        79,216
      Investment income...........................................................................       (60,537)      (36,401)
      Gain on sale of cellular and other investments..............................................       (13,445)     (132,793)
      Minority share of operating income..........................................................        10,271         8,616
      Other noncash expense.......................................................................        18,123        15,371
      Change in accounts receivable...............................................................       (21,510)      (17,080)
      Change in accounts payable..................................................................        16,008        (9,365)
      Change in accrued interest..................................................................         1,971           113
      Change in accrued taxes.....................................................................        25,384        47,206
      Change in deferred taxes....................................................................        21,053        42,604
      Change in unearned revenue..................................................................         3,646         3,577
      Change in other assets and liabilities......................................................         1,649         6,668
                                                                                                    ------------  ------------
                                                                                                         183,636       126,314
                                                                                                    ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Change in 7.25% notes...........................................................................       246,985            --
  Vendor financing borrowings.....................................................................            --         3,922
  Repayment of vendor financing...................................................................      (103,802)      (15,752)
  Borrowings from Revolving Credit Agreement--TDS.................................................        70,444            --
  Repayment of Revolving Credit Agreement--TDS....................................................       (70,444)           --
  Common Shares issued............................................................................         1,971         9,784
  Capital (distributions) to minority partners....................................................        (4,310)       (4,302)
                                                                                                    ------------  ------------
                                                                                                         140,844        (6,348)
                                                                                                    ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment......................................................      (219,311)     (156,387)
  System development costs........................................................................       (28,646)      (16,528)
  Investments in and advances to investment entities..............................................          (497)      (16,709)
  Distributions from investment entities..........................................................        40,029        14,922
  Proceeds from sale of cellular and other investments............................................        32,866       193,625
  Acquisitions, excluding cash acquired...........................................................       (39,169)     (112,071)
  Other investments...............................................................................        (1,896)           --
  Change in temporary cash and marketable non-equity securities...................................        (1,675)           --
                                                                                                    ------------  ------------
                                                                                                        (218,299)      (93,148)
                                                                                                    ------------  ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS.........................................................       106,181        26,818
CASH AND CASH EQUIVALENTS--
  Beginning of period.............................................................................        14,377        38,404
                                                                                                    ------------  ------------
  End of period...................................................................................  $    120,558  $     65,222
                                                                                                    ------------  ------------
                                                                                                    ------------  ------------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                                 BALANCE SHEETS
                                     ASSETS

                                                                                         (UNAUDITED)
                                                                                      SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                                     --------------------  -------------------
                                                                                              (DOLLARS IN THOUSANDS)

CURRENT ASSETS
  Cash and cash equivalents
    General funds..................................................................     $       15,464        $         802
    Affiliated cash equivalents....................................................            105,094               13,575
                                                                                           -----------     -------------------
                                                                                               120,558               14,377
  Temporary cash investments.......................................................                336             --
  Accounts receivable
    Customers, net of allowance....................................................             71,305               58,034
    Roaming........................................................................             37,469               29,742
    Affiliates.....................................................................                126                  607
    Other..........................................................................              8,624                7,568
  Inventory........................................................................              8,648               11,893
  Prepaid and other current assets.................................................              9,587                6,398
                                                                                           -----------     -------------------
                                                                                               256,653              128,619
                                                                                           -----------     -------------------

PROPERTY, PLANT AND EQUIPMENT
  In service and under construction................................................          1,044,988              846,005
  Less accumulated depreciation....................................................            252,709              195,251
                                                                                           -----------     -------------------
                                                                                               792,279              650,754
                                                                                           -----------     -------------------

INVESTMENTS
  Licenses, net of accumulated amortization........................................          1,052,490            1,044,141
  Cellular entities................................................................            208,772              186,791
  Notes and interest receivable....................................................             13,828               14,943
  Marketable non-equity securities.................................................              1,339             --
                                                                                           -----------     -------------------
                                                                                             1,276,429            1,245,875
                                                                                           -----------     -------------------

DEFERRED CHARGES
  System development costs, net of accumulated amortization........................             67,694               44,319
  Other, net of accumulated amortization...........................................             19,150               16,332
                                                                                           -----------     -------------------
                                                                                                86,844               60,651
                                                                                           -----------     -------------------
        Total Assets...............................................................     $    2,412,205        $   2,085,899
                                                                                           -----------     -------------------
                                                                                           -----------     -------------------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                                 BALANCE SHEETS
                          LIABILITIES AND GROUP EQUITY

                                                                                         (UNAUDITED)
                                                                                      SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                                     --------------------  -------------------
                                                                                              (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
  Current portion of long-term debt................................................    $      --             $        23,065
  Notes payable....................................................................               1,375                1,375
  Accounts payable.................................................................
    Affiliates.....................................................................               2,466                2,729
    Other..........................................................................              83,379               66,638
    Accrued taxes..................................................................              44,384               18,781
    Accrued interest...............................................................               2,175                  204
    Customer deposits and deferred revenues........................................              20,057               16,410
  Other current liabilities........................................................              15,282               17,252
                                                                                     --------------------  -------------------
                                                                                                169,118              146,454
                                                                                     --------------------  -------------------
LONG-TERM DEBT.....................................................................
  6% zero coupon convertible debentures............................................             261,465              250,107
  7.25% notes......................................................................             250,000            --
  Vendor financing, excluding current portion......................................           --                      80,589
                                                                                     --------------------  -------------------
                                                                                                511,465              330,696
                                                                                     --------------------  -------------------
DEFERRED LIABILITIES AND CREDITS
  Net deferred income tax liability................................................              99,765               78,833
  Other............................................................................               5,534                2,444
                                                                                     --------------------  -------------------
                                                                                                105,299               81,277
                                                                                     --------------------  -------------------
MINORITY INTEREST..................................................................              55,177               51,270
                                                                                     --------------------  -------------------
UNITED STATES CELLULAR GROUP EQUITY................................................           1,571,146            1,476,202
                                                                                     --------------------  -------------------
    Total Liabilities and Group Equity.............................................    $      2,412,205      $     2,085,899
                                                                                     --------------------  -------------------
                                                                                     --------------------  -------------------

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                        THE UNITED STATES CELLULAR GROUP
                         NOTES TO FINANCIAL STATEMENTS

The United States Cellular Group ("Cellular Group") consists solely of United States Cellular Corporation, an 80.9%-owned subsidiary of TDS which operates and invests in cellular telephone companies and properties. The Cellular Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Cellular Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Cellular Group, as determined by the Board of Directors of TDS.

1. The interim, unaudited financial statements included herein have been prepared by U.S. Cellular, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although U.S. Cellular believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these unaudited financial statements be read in conjunction with the audited financial statements and the notes thereto included elsewhere in this Proxy/Prospectus.

    The accompanying unaudited financial statements contain the following: all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of September 30, 1997 and December 31, 1996; the results of operations and cash flows for the nine months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997 and 1996, are not necessarily indicative of the results to be expected for the full year.

2.  Basis of Presentation

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and to reflect the performance of the TDS Group. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group,

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U.S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U.S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of each Tracking Group would initially be retained (the "Retained Interest") in a residual group (the "TDS Group"), along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U.S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U.S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U.S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany

                        THE UNITED STATES CELLULAR GROUP
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

    Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc., which continues to be responsible for all of its liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

                        THE UNITED STATES CELLULAR GROUP

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

3. Certain amounts reported in prior periods have been reclassified to conform to the current period presentation which nets certain customer promotional and retention expenses against service revenues.

4.  Pro Forma Net Income and Earnings Per Share

    Pro forma net income attributable to the Cellular Group and to the TDS Group through Retained Interest assumes that the Cellular Merger has not taken place and therefore 75% of net income is attributable to the Cellular Group Shares and 25% of net income is attributable to the Retained Interest for the TDS Group. A portion of the net income is allocated to the minority public shareholders of U.S. Cellular prior to attributing the net income to the Cellular Group and the TDS Group through Retained Interest.

    Earnings per Share was omitted from the historical statements of earnings since the Cellular Group Shares were not a part of the equity structure of TDS and the Articles of Incorporation did not allow for the issuance of the Cellular Group Shares for the periods presented.

5. Assuming that acquisitions accounted for as purchases during the period January 1, 1996, to September 30, 1997, had taken place on January 1, 1996, pro forma results of operations would have been as follows:

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                  ------------------------
                                                                                     1997         1996
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Service Revenues................................................................  $   618,209  $   481,145
Equipment Sales.................................................................       15,913       12,797
Interest Expense (including cost to finance acquisitions).......................       21,346       20,132
Net Income......................................................................       85,632      119,741

6. Supplemental Cash Flow Information U.S. Cellular acquired certain cellular licenses and interests during the first nine months of 1997 and 1996. In conjunction with these acquisitions, the following assets were acquired, liabilities assumed and U.S. Cellular Common Shares issued.

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                   ----------------------
                                                                                     1997        1996
                                                                                   ---------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Property, plant and equipment....................................................  $  --      $     7,069
Cellular licenses................................................................     37,258       88,006
Increase in equity-method investment in cellular interests.......................     --           13,971
Accounts receivable..............................................................     --            1,332
Accounts payable.................................................................     --           (1,106)
Other assets and liabilities, excluding cash acquired............................      1,911         (463)
U.S. Cellular Common Shares issued and issuable..................................     --            3,262
                                                                                   ---------  -----------
Decrease in cash due to acquisitions.............................................  $  39,169  $   112,071
                                                                                   ---------  -----------
                                                                                   ---------  -----------

                        THE UNITED STATES CELLULAR GROUP

    The following summarizes certain noncash transactions and interest and income taxes paid.

                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                     --------------------
                                                                                       1997       1996
                                                                                     ---------  ---------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
Interest paid......................................................................  $   6,431  $   5,142
Income taxes paid..................................................................     24,840     21,409
Non-cash interest expense..........................................................     11,506     11,952
Common Shares issued by U.S. Cellular for conversion of U.S. Cellular Preferred
  Stock and TDS Preferred Shares                                                     $  --      $  18,450

7.  Debt Securities

    U.S. Cellular filed a shelf Registration Statement on Form S-3 in July 1997 for the sale of up to $400 million of unsecured debt. U.S. Cellular issued $250 million of 7.25% Notes due August 15, 2007 (the "Notes") under the shelf registration in August 1997. U.S. Cellular used a portion of the net proceeds from the sale of the Notes of approximately $247.0 million to repay $70.4 million of variable-rate borrowings under the Revolving Credit Agreement with TDS as well as $90.1 million principal amount of variable-rate borrowings under a vendor financing agreement. The remaining net proceeds were used for general corporate purposes.

8.  Contingencies

    U.S. Cellular owns a 5.5% interest in the Los Angeles SMSA Limited Partnership (the "Partnership"). In November 1993, a class action complaint was filed on behalf of cellular customers in Orange County Superior Court naming, among others, the Partnership. These complaints alleged certain facts, including a similarity in the pricing structures of the two defendant cellular carriers, which plaintiffs contended evidenced circumstantial evidence that the Partnership and Los Angeles Cellular Telephone Company conspired to fix the prices of retail and wholesale cellular radio services in the Los Angeles market. The case was settled in July 1997 before reaching trial. The Partnership agreed to give subscribers $90 million worth of free service and discounted merchandise to settle the complaint.

9.  Subsequent Events

    In October 1997, U.S. Cellular completed the exchange with BellSouth it had announced earlier in 1997. Pursuant to the exchange, U.S. Cellular received majority interests in 12 markets adjacent to its Iowa and Wisconsin/Illinois clusters. In exchange, U.S. Cellular divested its majority interests in 10 markets and minority interests in nine markets and paid a net amount of $87 million in cash ($103 million paid in October less $16 million received in September). Certain aspects of this transaction are taxable; the amount of these taxes will be determined by year-end and will be paid in the first quarter of 1998. No book gain or loss will be recorded on the transaction. U.S. Cellular received majority interests representing approximately 4.0 million pops in the transaction, and divested majority interests representing 2.0 million pops and minority interests representing approximately 1.1 million pops.

    In December, 1997 U.S. Cellular announced that AirTouch Communications, Inc. [NYSE:ATI] will acquire interests owned by U.S. Cellular and its parent organization, TDS, in cellular systems serving Seattle and Olympia, Washington; Tucson, Arizona; Duluth, Minnesota; and rural areas in Arizona, Colorado and Idaho. ATI will issue approximately 5,000,000 shares of its common stock and approximately $50 million in cash to U.S. Cellular and TDS in exchange for these interests, which represent approximately 900,000 pops (the population of a market multiplied by a company's ownership interest in a cellular licensee in that market). The interests being sold to ATI by TDS were subject to an existing purchase agreement between U.S. Cellular and TDS. TDS will retain the ATI common stock it receives from this sale, approximately 1,000,000 shares, and pay U.S. Cellular approximately $20 million to terminate those purchase rights. In exchange for the interests it will sell to ATI, U.S. Cellular will receive the remaining 4,000,000 shares of ATI common stock and approximately $50 million in cash.

                                                                       ANNEX III

                DESCRIPTION OF THE TDS TELECOMMUNICATIONS GROUP

    The TDS Telecommunications Group ("Telecom Group") primarily consists of TDS Telecommunications Corporation and its subsidiaries ("TDS Telecom"), a wholly owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates landline telephone companies. The Telecom Group also includes the attribution of certain TDS debt. The Telecom Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Telecom Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Telecom Group, as determined by the Board of Directors of TDS.

    The Telecom Group's telephone operations are conducted through TDS Telecom and 105 telephone subsidiaries. These telephone companies, ranging in size from less than 500 to more than 50,000 access lines, serve 506,600 access lines at September 30, 1997, in 28 states.

    The Telecom Group provides modern, high-quality local and long-distance telephone service. Local service is provided by the Telecom Group's operating telephone subsidiaries. Long-distance or toll service is provided through connections with long-distance carriers, primarily AT&T and the Bell Operating Companies ("BOCs").

    Future growth in telephone operations is expected to be derived from providing service to new or presently unserved establishments, from business expansion in the areas served by the Telecom Group and others, from upgrading existing customers to higher grades of service, from increased usage of the network through both local and long-distance calling, from providing additional services made possible by advances in technology and from the acquisition of additional telephone companies.

    The following table summarizes certain information regarding the Telecom Group's telephone operations.

                                                      NINE MONTHS
                                                      ENDED OR AT                 YEAR ENDED OR AT DECEMBER 31,
                                                     SEPTEMBER 30,   -------------------------------------------------------
                                                          1997          1996        1995       1994       1993       1992
                                                     --------------  ----------  ----------  ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Telephone Operations
Access lines*......................................        506,600      484,500     425,900    392,500    356,200    321,700
% Residential......................................           78.7         79.9        80.6       81.3       82.0       83.1
% Business (nonresidential)........................           21.3         20.1        19.4       18.7       18.0       16.9
Total revenues.....................................   $    338,700   $  402,629  $  354,841  $ 306,341  $ 268,122  $ 238,095
% Local service....................................           26.8         27.4        26.8       26.8       26.9       27.4
% Network access and long-distance.................           56.5         58.5        61.6       60.0       59.3       57.9
Depreciation and amortization expense..............   $     74,241   $   88,967  $   77,354  $  68,878  $  59,562  $  51,946
Operating income...................................         76,708      103,358      98,240     91,606     78,585     72,218
Construction expenditures..........................         96,717      144,440     104,372    115,483     80,818     65,652
Total identifiable assets..........................   $  1,192,035   $1,181,084  $1,058,241  $ 984,563  $ 829,489  $ 723,855

------------

* An "access line" is a single or multi-party circuit between the customer's establishment and the central switching office.

TELEPHONE ACQUISITIONS

    TDS and the Telecom Group continually review attractive opportunities to acquire operating telephone companies. Since January 1, 1992, TDS has acquired 22 telephone companies serving a total of 90,400 access lines for an aggregate consideration totaling $297.1 million, all of which were attributed to the Telecom Group. Historically, TDS has attributed the acquired telephone companies to the Telecom Group which increased the equity interest of TDS attributable to the Telecom Group. The consideration, paid by TDS, consisted of $59.5 million in cash and notes, 155,000 TDS Preferred Shares and 5.2 million TDS Common Shares.

    Telephone holding companies and others actively compete for the acquisition of telephone companies and such acquisitions are subject to the consent or approval of regulatory agencies in most states and, in some cases, to federal waivers that may affect the form of regulation or amount of interstate cost recovery of acquired telephone exchanges. While management believes that it will be successful in making additional acquisitions, there can be no assurance that TDS or the Telecom Group will be able to negotiate additional acquisitions on terms acceptable to it or that regulatory approvals, where required, will be received.

                                     III-1

    It is TDS Telecom's policy to preserve, in so far as possible, the local management of each telephone company it acquires. TDS Telecom provides the telephone subsidiaries with centralized purchasing and general management and other services, at cost plus a reasonable rate of return on invested capital. These services afford the subsidiaries expertise in the following areas: finance, accounting and treasury services; marketing; customer service; traffic; engineering and construction; customer billing; rate administration; credit and collection; and the development of administrative and procedural practices.

CONSTRUCTION AND DEVELOPMENT PROGRAM

    In accordance with the Telecom Group's strategy of providing its customers with first-to-market telecommunications solutions and then maintaining a high quality of on-going service, the Telecom Group has continued through 1997 its program of enhancing and expanding its service providing network. By building its network to take full advantage of advanced telecommunications technologies such as Signaling System 7 (SS7), fiber optic fed Digital Serving Areas (DSAs), Integrated Services Digital Network (ISDN), and Advanced Calling Services (ACS), the Telecom Group intends to meet competition by providing its customers with high-quality telecommunications services. In 1997, the Telecom Group brought 105,900 more customers the capabilities of SS7, 130,500 more customers the functionality of ACS, deployed 310 route miles of fiber optic cable, deployed 210 DSAs, and enabled 67,900 more customers to subscribe to the advanced performance of ISDN. By the end of 1997 the cumulative statistics, as presented in the following table, show that the Telecom Group will have enabled a large majority of its customers to subscribe to these advanced telecommunications capabilities:

                                                 # EQUIPPED   % EQUIPPED
                                                      LINES        LINES
                                                       1997         1997
SIGNALING SYSTEM 7                                  483,157          88%
ADVANCED CALLING SERVICES                           483,157          88%
INTEGRATED SERVICES DIGITAL NETWORK                 383,043          57%

    As the Telecom Group upgrades and expands its service providing network to provide advanced and reliable telecommunications services, the Telecom Group is also standardizing its network for the most efficient and effective mode of operation. At the heart of the Telecom Group's efforts to standardize network elements is the initiative to reduce costs and improve service reliability by centralizing the monitoring and management of the Telecom Group's service providing network. Strategic alliances with Lucent Technologies and Siemens Stromberg-Carlson to modernize and standardize TDS Telecom's switching platform with the Lucent 5ESS-2000 and Siemens EWSD switches will assist TDS Telecom in implementing its 24 hour-a-day/7 day-per-week Network Management Center. In return, the Network Management Center will continuously monitor the Telecom Group's service providing network in an effort to proactively identify and correct network faults prior to the customer being alerted to any interruption or degradation of service. During 1997 an additional 2 host and 8 remote Lucent switches and 9 host and 32 remote Siemens switches were deployed representing 33,501 and 46,227 lines respectively. By the end of 1998 the Network Management Center will be proactively monitoring 100% of the Telecom Group's service providing network.

    While continually working to improve its core operations of its Local Exchange Carrier (LEC) business, the Telecom Group is also seeking to recognize the opportunities that are presenting themselves in adjacent areas of the telecommunications industry. In 1997 the Telecom Group has continued to expand its investments into its competitive businesses : TDS DATACOM, the structured wiring entity, TDSNET its Internet service provider, and TDS METROCOM its Competitive Local Exchange Company (CLEC). In 1997, TDS DATACOM operated in 15 markets. TDSNET expanded its operation in 1997 by adding an additional 15 operating markets to bring its total markets to 90. TDS METROCOM began building its facilities in 1997 and is expected to be operational in the Madison, WI. market in 1998. The Telecom Group seeks to recognize supplemental revenue opportunities that the newer business operations of TDS DATACOM, TDSNET, and TDS METROCOM present to the Telecom Group as it faces an increasingly competitive telecommunications industry. Although the Telecom Group currently operates these businesses, there can be no assurance that the TDS Board will permit the Telecom Group to expand these businesses.

    The Telecom Group's total 1997 capital budget is $130.0 million compared to actual capital expenditures of $144.4 million in 1996 and $104.4 million in 1995. Financing for the 1997 capital additions will be primarily provided by internally generated funds and supplemented by federal long-term financing.

                                     III-2

FEDERAL FINANCING

    The Telecom Group's primary sources of long-term financing for additions to telephone plant and equipment have been the Rural Utilities Service ("RUS"), the Rural Telephone Bank ("RTB") and the Federal Financing Bank ("FFB"), agencies of the United States of America. The RUS has made primarily 35-year loans to telephone companies since 1949, at interest rates of 2% and 5%, for the purpose of improving telephone service in rural areas. Currently, the RUS is authorized to issue hardship loans at a 5% interest rate and other loans at an interest rate approximating the government's rate for instruments of comparable maturity. The RTB, established in 1971, makes loans at interest rates based on its average cost of money (6.54% for its fiscal year ended September 30, 1997), and in some cases makes loans concurrently with RUS loans. In addition, the RUS guarantees loans made to telephone companies by the FFB at the federal cost of money (6.55% for a 35-year note at September 30, 1997).

    Substantially all of the Telecom Group's telephone plant is pledged or is subject to mortgages securing obligations of the operating telephone companies to the RUS, RTB and FFB. The amount of dividends on common stock that may be paid by the operating telephone companies is limited by certain financial requirements set forth in the mortgages.

    Effective October 6, 1997, the RUS has revised its regulations on the amount of allowable distributions a borrower can make in any calendar year. For those companies with greater than 40% net worth to total assets, the amount of distribution is now unlimited. The majority of the Telecom Group's telephone subsidiaries exceed this percentage. However, actual determination of allowable distributions under the new procedures cannot be made pending State regulatory approval, if required.

    At September 30, 1997, the Telecom Group's operating telephone companies had unadvanced loan commitments under the RUS, RTB and FFB loan programs aggregating approximately $118.7 million, at a weighted average annual interest rate of 6.04%, to finance specific construction activities in 1997 and future years. These loan commitments are generally issued for five-year periods and may be extended under certain circumstances. The Telecom Group's operating telephone companies intend to make further applications for additional loans from the RUS, RTB and FFB as their needs arise. There is no assurance that these applications will be accepted or what the terms or interest rates of any future loan commitments will be.

ACCESS REVENUES

    The Telecom Group's operating telephone subsidiaries receive access revenue as compensation for carrying interstate and intrastate long-distance traffic on its network. The interstate and intrastate access rates charged include the cost of providing service plus a fair rate of return. Access revenues account for approximately 55% of the revenue generated by the Telecom Group's local exchange carrier ("LEC") subsidiaries.

    The Telecom Group filed an interstate access rate tariff for one of its operating subsidiaries in 1997. The Telecom Group concurs in the National Exchange Carrier Association ("NECA") interstate common line and traffic sensitive tariffs for the remainder of its LEC subsidiaries. These operating companies participate in the access revenue pools administered by NECA, which collect and distribute revenue from interstate access services. The FCC created NECA and it operates subject to FCC rules and oversight.

    The FCC regulates interstate toll rates and other matters relating to interstate telephone service. On May 16, 1997, the FCC released its Order on access reform. The Order applies primarily to price cap LECs. However, non-price cap companies, such as the Telecom Group, were also affected in a few areas by this Order. The FCC is expected to release an order for non-price cap companies in early 1998. Depending on the outcome of the order for non-price cap companies, the source and nature of the operating companies' recovery of costs from the interstate jurisdiction will be affected.

    The Telecommunications Act of 1996 (the "1996 Act") provides for reciprocal compensation for parties to any interconnection arrangement. The FCC issued a 1996 order governing the compensation arrangements between LECs and wireless providers. LECs must charge wireless carriers cost-based rates and must now pay access charges to wireless carriers to terminate calls from LEC customers. Since this order raises interconnection costs, the operating companies may adjust their charges to recover such increased costs.

    On October 7, 1997, the FCC released a Notice of Proposed Rulemaking ("NPRM") on jurisdictional separations reform. In the NPRM, the FCC reviews the current procedures for separating LECs' service costs between the state and federal jurisdictions. Many of the proposals in the NPRM seek to limit costs assigned to the interstate jurisdiction and seek to assign greater costs to the intrastate jurisdiction. To the extent that the costs are not made

                                     III-3
up in the new federal and state universal service mechanisms, the Telecom Group may seek rate increases to offset any reductions in interstate revenues.

    Where applicable and subject to state regulatory approval, the Telecom Group's LEC subsidiaries utilize intrastate access tariffs and participate in intrastate revenue pools. However, many intrastate toll revenue pooling arrangements, a source of substantial revenues to TDS Telecom's LECs, have been replaced with access-charge-based arrangements. In these cases, access charges are typically set to generate revenue flows similar to those realized in the pooling process. The impact of the 1996 Act has accelerated the pace of regulatory re-evaluation at both the state and federal level. To the extent that state-ordered access charge revisions reduce revenues, the Telecom Group may seek adjustments in other rates. Given the many regulatory issues still unresolved, the Telecom Group cannot predict the cumulative nature or extent of impacts from regulatory reform.

FEDERAL SUPPORT REVENUES

    To promote universal service, the FCC developed a number of federal support mechanisms to keep telephone rates affordable for both high-cost, rural areas and low-income customers. Many of the Telecom Group's LEC subsidiaries provide telephone service in rural areas and all of them offer service to low-income customers.

    The 1996 Act codified universal service; set forth clear principles for ensuring affordable access to modern telephone service nationwide; established discounts for schools, libraries and rural health care facilities; and established a federal-state joint board to make recommendations to the FCC regarding implementation of the universal service provisions of the 1996 Act. On May 8, 1997, the FCC released its Order on universal service, adopting many of the joint board's recommendations. The FCC adopted the use of forward-looking proxy cost models to determine costs rather than relying on actual costs. However, rural LECs will continue to receive support based on their actual costs for a three year period, beginning January 1, 1998. After December 31, 2000, rural LECs will transition to the use of proxy cost models over an additional three year period. To date, no proxy cost models have proven to provide sufficient and predictable support for rural LECS.

    The FCC's Order also mandated that all telecommunications providers contribute to the universal service fund beginning January 1, 1998. However, the Order allows companies to recover these contributions through their interstate access rates.

    The final rules to implement the universal service provisions of the 1996 Act will involve development of new support mechanisms and changes in the eligibility criteria. In addition, some of TDS Telecom's LEC subsidiaries operate in states where support and rate structures are either being re-evaluated or have already been changed. Full recovery of universal service costs in the future through interstate and intrastate mechanisms is uncertain. If interstate or intrastate support decrease, TDS Telecom's LEC subsidiaries may pursue local service rate increases to recover the difference.

    In the past, telephone company acquisition and investment decisions assumed the ability to recover the cost and a reasonable rate of return through local service, access and support revenues. Significant changes in the universal service funding system will affect the TDS and the Telecom Group's acquisition strategy. The Telecom Group can no longer assume it will recover its acquisition and investment costs and a reasonable rate of return given the changes in universal service, access reform, and separations reform. The Telecom Group is pursuing a strategy of network modernization to maintain a strong competitive position. The speed of such network modernization may depend on favorable support and access policies on the federal and state levels.

REGULATION

    The Telecom Group's LEC subsidiaries are regulated by state regulatory agencies and the Telecom Group seeks to maintain positive relationships with these regulators. Rate setting, including local rates, intrastate toll rates and intrastate access charges, is subject to state commission approval. The Telecom Group will continue to pursue necessary changes in rate structures to ensure affordable rates and reasonable earnings.

    State regulators can approve service areas, service standards, accounting and related matters. In some states, construction plans, borrowing, depreciation rates, affiliated charge transactions and certain other financial transactions are also subject to regulatory approval. States have traditionally regulated entry into local markets by designating a single carrier to be the universal service provider. However, the 1996 Act has almost completely pre-empted state authority over market entry. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provision and necessary for universal services,

                                     III-4
public safety, and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices in rural telephone company service areas.

    The 1996 Act establishes a general duty for all telecommunications carriers, including wireless providers, to interconnect with other carriers. Congress prescribed a more specific list of interconnection requirements for all LECs including resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation. The FCC has adopted or is considering rules and policies implementing the provisions of the 1996 Act.

    Unless exempted, or granted suspension or modification, incumbent LECs have additional obligations: (a) to negotiate in good faith terms of interconnection;
(b) to comply with more detailed interconnection terms, including non-discrimination and unbundling their network and service components so competitors may provide only those elements they choose to provide; (c) to offer their retail services at wholesale rates to facilitate resale by their competitors; and (d) to allow other carriers to place equipment necessary for interconnection or access on their premises.

    Many of the FCC determinations made to implement the 1996 law and to facilitate competition in local service and other telephone services involve investment and upgrades to the Telecom Group LECs' networks. These investments and upgrades include requirements to implement local number portability so subscribers may change to competitors' services without changing their telephone numbers, network signaling information that must be provided to certain other carriers and payphone providers, and other changes that require additional investments and expenses. The Telecom Group is seeking to comply with these requirements, and is pursuing policies that provide a fair opportunity to recover its costs, but in some cases is asking for waivers or delayed implementation deadlines. A new law also requires LECs to provide certain communications for law enforcement purposes. The full cost and the adequacy of the government compensation are not yet known, but the LEC industry is pursuing regulatory policies that cover any shortfall in available government compensation.

    As defined in the 1996 Act, the Telecom Group's LEC subsidiaries qualify as rural telephone companies. Therefore, they enjoy an exemption from the incumbent LEC requirements until they receive a bonafide request for interconnection and the state commission lifts the exemption. The FCC has also adopted extensive rules for state commissions to follow in mediating and arbitrating interconnection negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, standards for state commission approval of interconnection agreements and recourse to the FCC if a state commission fails to act. A federal appellate decision striking down FCC pricing regulations for interconnection and several rules that limited the Telecom Group telephone companies' ability to obtain regulatory relief from stricter interconnection requirements for incumbent telephone companies has been taken to the U.S. Supreme Court in petitions for certiorari. TDS cannot predict the outcome of this or the numerous other court and FCC proceedings stemming from the 1996 Act.

    The Telecom Group seeks to maintain and enhance existing revenue streams despite heightened earnings review activity by state regulators and the advent of local exchange competition sparked by the 1996 Act. The Telecom Group is preparing for competition even though its operating subsidiaries remain governed by state regulators. For example, the Telecom Group is seeking the necessary pricing flexibility to adjust its rate structures to a more competitive model. The Telecom Group is also participating in state regulatory and legislative processes to ensure that any telecommunications reform measures treat rural areas fairly and continue to provide sufficient contributions to high cost rural service areas to keep the Telecom Group LEC's rates affordable. The ongoing changes in public policy and introduction of competition might affect the earnings of the operating subsidiaries and the Telecom Group is not able to predict the impact.

    While the majority of the Telecom Group's LEC subsidiaries continue to operate in a rate-of-return environment, a number of state commissions are negotiating, or have agreed to alternative regulation plans with LECs. Price regulation, the most common form of alternative regulation, focuses on the price of telecommunication services. The Telecom Group's LEC subsidiaries in Alabama, Arkansas and Michigan are currently operating in a price-regulated environment, whereby the commissions in those states are no longer reviewing earnings. For several years, the RBOCs and some of the nation's larger LECs have operated under an FCC "price cap" plan, where earnings can only be increased through productivity improvements. When LECs achieve a rate of return above an allowed return, taking into account required productivity gains, they must share the excess gains with their customers.

    For 1997, the Telecom Group's telephone subsidiaries have neither elected price caps nor an alternative FCC plan, which was designed for smaller LECs. Instead, the operating subsidiaries will continue to abide by traditional

                                     III-5
rate-of-return regulation for interstate purposes. Since approximately one-third of the Telecom Group's telephone subsidiaries serve high-cost areas, important averaging mechanisms associated with the NECA pooling process would be lost if the Telecom Group elected either of the alternatives to traditional rate-of-return regulation. However, the FCC periodically considers whether to initiate a proceeding to lower the allowed rate-of-return for rate-of-return LECs. The FCC also plans to reform the rules that govern how LECs, on their own or through the National Exchange Carrier Association, charge interstate companies for local distribution of their long distance calls. Some of the reforms already adopted for price cap regulated LECs, if expanded to cover the Telecom Group LECs, could reduce the interstate costs recovered.

    NECA is requesting access charge changes from the FCC which would use a "banded" rate structure to help pool members with lower costs charge more competitive rates. The FCC has not acted on this matter yet.

    Access to affordable long-distance service in rural areas was achieved because the FCC ordered AT&T to provide nationwide average rates. As a result of increasing competition, the FCC lifted all regulations relating to AT&T's interstate services in 1996. However, the 1996 Act preserves interstate toll rate averaging and endorses a nationwide policy that interstate and intrastate long-distance rates of all long-distance carriers should not be higher in rural areas than in urban areas they serve. The statute is intended to ensure affordable long distance services even in the Telecom Group's most remote exchanges.

COMPETITION

    The 1996 Act will help introduce a new wave of competition in the telecommunications industry. The 1996 Act embraced competition in telecommunications as a national policy and also started the process of deregulation. The 1996 Act applies expanded interconnection and other requirements to local exchange telephone companies for the purpose of stimulating competition. The Act establishes a framework for local service competition and it establishes different standards for different types of telecommunications carriers. The Act defines rural telephone companies ("RTC") and provides them with an exemption from certain incumbent LEC obligations. All the Telecom Group LECs meet the RTC definition and fall under the exemption. This may delay certain forms of competition occurring in the Telecom Group LEC service areas while additional regulatory issues are resolved. However, some Telecom Group LECs already face requests, filed by potential competitors, seeking to terminate their exemptions.

    The Telecom Group believes there will eventually be open entry into nearly every aspect of the telephone industry, including local service, interstate and intrastate toll, switched and special access services and customer premises equipment. Accordingly, TDS Telecom expects competition in the telephone business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services. To face this increasing competition, the Telecom Group's strategy is to position itself to provide high-quality customer relationships and to provide complete solutions to customers' telecommunication needs.

    To position the Telecom Group as a customer-intimate organization with high-quality customer relationships, the Telecom Group is dedicating resources to establishing a Virtual Business Office ("VBO"). The VBO is an environment that is technically equipped to enable multiple local business offices to perform customer contact functions as if they were a "virtual" office in the eyes of the customer. VBO is the Telecom Group's solution to connect offices together to better use resources and preserve local presence. Through extended availability that coincides with customers' schedules and expectations, VBO will help provide greater market coverage and customer service on the customer's terms. It will also enable the business office teams to deliver high-quality service to the customer through more efficient call answering capabilities, provide continued focused local service to walk-in customers, and leverage voice and customer service application technology.

    The Telecom Group is providing its operating telephone companies with the most advanced central office switching equipment possible in order to offer customers up-to-date technology such as Advanced Calling Services, high-speed data access, ISDN and Internet access and services. The Telecom Group plans to provide its customers bundled service offerings and become a single source for their telecommunications needs. Developing these services also provides an opportunity to provide a greater range of service in both the basic telephony and the more competitive marketplaces. In 1997, the Telecom Group significantly grew its competitive market offerings with products and services like LAN and data structured wiring, Internet access and web hosting and resale of Direct Broadcast Satellite. The Telecom Group also decided to enter the Madison, Wisconsin market as a facility based competitive local exchange carrier through its subsidiary, TDS METROCOM. TDS METROCOM has begun construction of a switched SONET fiber optic network in the Madison area. TDS METROCOM is expected to begin providing advanced voice and data services to the Madison marketplace in 1998. The Telecom Group will continue to seek additional attractive opportunities in competitive markets during 1998.

                                     III-6

EMPLOYEES

    As of September 30, 1997, the Telecom Group had a total of 2,153 employees. There are 155 employees at the Telecom Group who are represented by labor unions. The Telecom Group considers its relations with its employees to be good.

    PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

    This business description, contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about TDS's beliefs and expectations are forward-looking statements. These statements contain potential risks and uncertainties and therefore, actual results may differ materially. TDS undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

    Important factors that may affect these projections or expectations include, but are not limited to: changes in the overall economy; changes in competition in markets in which Telecom Group operates; advances in telecommunications technology; changes in the telecommunications regulatory environment; pending and future litigation; availability of future financing and the mix of products and services offered in the Telecom Group's markets. Readers should evaluate any statements in light of these important factors.

                                     III-7

                EXPLANATORY NOTE REGARDING FINANCIAL INFORMATION

    Effective upon completion of the Transactions, Telephone and Data Systems, Inc. will have outstanding five classes of Common Stock: United States Cellular Group Common Shares, which are intended to reflect the performance of the United States Cellular Group; TDS Telecommunications Group Common Shares, which are intended to reflect the performance of TDS Telecommunications Group; Aerial Communications Group Common Shares, which are intended to reflect the performance of the Aerial Communications Group; and Common Shares and Series A Common Shares which are intended to reflect the performance of a residual group (the "TDS Group") (which will also reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and Aerial Communications Group to the extent of the Retained Interest.)

    Although the financial statements of the TDS Telecommunications Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the TDS Telecommunications Group such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of TDS Telecommunications Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities. Financial results arising from the business of Telephone and Data Systems, Inc. (including its Retained Interest in the TDS Telecommunications Group) or from the business of the TDS Telecommunications Group could affect the market price of all classes of Common Stock. In addition, any net losses of any of the Telephone and Data Systems, Inc. Groups, including the TDS Telecommunications Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on all classes of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the TDS Telecommunications Group's financial information.

                                     III-8

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    The TDS Telecommunications Group ("Telecom Group") primarily consists of TDS Telecommunications Corporation and its subsidiaries ("TDS Telecom"), a wholly owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates landline telephone companies. The Telecom Group also includes the attribution of certain TDS debt. The Telecom Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Telecom Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Telecom Group, as determined by the Board of Directors of TDS.

RESULTS OF OPERATIONS

    The Telecom Group operates 105 telephone companies serving 484,500 access lines in 28 states at the end of 1996. Approximately 58% of the Telecom Group's revenue is derived from operations in seven states. (Tennessee, Wisconsin, Alabama, Georgia, Minnesota, Maine, Indiana--based on 1996 revenues)

    The Telecom Group's telephone subsidiaries are suppliers of telephone services to subscribers within the telephone company's prescribed service areas. Its income is derived from subscriber fees charged to its customers and from access charges imposed pursuant to contracts with long-distance ("interexchange") telephone carriers. Both the fees charged to the Telecom Group's customers for its services and the access charges to interexchange carriers are based upon rates established by the various public service commissions for intrastate services and the Federal Communications Commission ("FCC") for interstate services. Generally, these fees are a function of a prescribed return on the telephone subsidiaries' investment in plant and equipment and the cost of services provided to their subscribers.

    Local network service revenues are derived from providing local telephone exchange service within telephone subsidiaries franchise area. Network access service revenues result from providing interexchange carriers with access to the Telecom Group's network to facilitate completing long-distance communications ("toll calls"). Such revenues are based upon the allocation of operating expenses and telephone plant investment to interstate and intrastate jurisdictions under cost separation procedures established by the FCC. Revenues are designed to cover expenses and provide a rate of return on plant investment. Charges to interexchange carriers for interstate network usage are based on tariffs filed with the FCC by the National Exchange Carriers Association ("NECA"), a service organization formed after the AT&T divestiture for the purpose of administering collection and distribution of revenues between its member local exchange carriers and the interexchange carriers. Charges to interexchange carriers for intrastate network usage are based on tariffs established by state regulatory agencies. The interstate portion of these revenues is initially received based on estimates of expenses, plant investment and rates of return for the settlement period (usually a calendar year). The intrastate portion of these revenues is received based on approved tariffs and is influenced by changes in traffic levels as measured by minutes of use.

    Other service revenues consist primarily of revenues of a long-distance provider and a cellular interest acquired in 1996 by a telephone subsidiary as well as the Telecom Group's new business ventures which include an Internet access provider and a structured wiring business. Although the Telecom Group currently operates such other businesses, there can be no assurance that the TDS Board of Directors will permit the Telecom Group to expand such businesses.

    The audited financial statements for the years ended December 31, 1996, 1995, and 1994 are stated to comply with the financial reporting requirements mandated by generally accepted accounting principles reflecting practices appropriate to the telephone industry.

    The Telecom Group is subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." The Telecom Group periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. The Telecom Group believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

    In analyzing the effects of discontinuing the application of SFAS No. 71, management has determined that the useful lives of plant assets used for regulatory and financial purposes are consistent with generally accepted accounting principles and therefore any adjustments to accumulated depreciation would be immaterial, as would be the write-off of regulatory assets and liabilities.

                                     III-9

                        THE TDS TELECOMMUNICATIONS GROUP

                                                                             YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                                                 TOTAL                             INTERNAL
                                                                         ---------------------  ACQUISITION  ---------------------
                                                  1996         1995       CHANGE      % CHG       EFFECTS     CHANGE      % CHG
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER ACCESS LINE AMOUNTS)
Operating Revenues
  Telephone Revenues
    Local Service............................  $   110,501  $    95,184  $  15,317       16.1%   $   6,041   $   9,276        9.7%
    Network Access and Long-Distance.........      213,113      195,575     17,538        9.0%       9,869       7,669        3.9%
    Miscellaneous............................       48,299       41,528      6,771       16.3%       2,898       3,873        9.3%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Telephone Revenues...............      371,913      332,287     39,626       11.9%      18,808      20,818        6.3%
  Other Service Offerings....................       31,774       23,764      8,010       33.7%       7,147         863        3.6%
  Intercompany Revenues......................       (1,058)      (1,210)       152       12.6%      --             152       12.6%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Operating Revenues...............      402,629      354,841     47,788       13.5%      25,955      21,833        6.2%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Operating Expenses
  Network Operations.........................       67,521       54,964     12,557       22.8%       4,101       8,456       15.4%
  Depreciation and Amortization..............       85,575       74,758     10,817       14.5%       3,995       6,822        9.1%
  Customer Operations........................       53,764       46,818      6,946       14.8%       2,714       4,232        9.0%
  Corporate Operations.......................       62,276       58,998      3,278        5.6%       3,789        (511)      (0.9%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Telephone Expenses...............      269,136      235,538     33,598       14.3%      14,599      18,999        8.1%
  Other Service Offerings....................       31,193       22,273      8,920       40.0%       6,493       2,427       10.9%
  Intercompany Expenses......................       (1,058)      (1,210)       152       12.6%      --             152       12.6%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Operating Expenses...............      299,271      256,601     42,670       16.6%      21,092      21,578        8.4%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Operating Income.............................      103,358       98,240      5,118        5.2%       4,863         255        0.3%
Other Income, Net............................       19,594       20,794     (1,200)      (5.8%)      2,307      (3,507)     (16.9%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Income Before Interest and Income Taxes......      122,952      119,034      3,918        3.3%       7,170      (3,252)      (2.7%)
Interest Expense.............................       61,573       60,648        925        1.5%       1,718        (793)      (1.3%)
Income Tax Expense...........................       25,685       24,231      1,454        6.0%       1,699        (245)      (1.0%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Net Income...................................  $    35,694  $    34,155  $   1,539        4.5%   $   3,753   $  (2,214)      (9.1%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Access Lines.................................      484,500      425,900
Revenue per Access Line......................  $     67.12  $     66.87
Operating Margin.............................        25.7%        27.7%
Operating Cash Flow..........................  $   192,325  $   175,594
Effective Income Tax Rate....................        41.8%        41.5%

    Operating Revenues increased $47.8 million, or 13.5%, in 1996 as a result of the effects of acquisitions ($26.0 million), recovery of increased costs of providing long-distance services ($8.1 million), internal access line growth ($5.2 million), increased network usage ($4.5 million) and increased sales of custom calling and advanced features ($2.9 million). The number of telephone access lines increased 13.8% (7.8% from acquisitions and 6.0% from internal growth) from 425,900 at December 31, 1995 to 484,500 at the end of 1996. Average monthly revenue per access line was $67.12 in 1996 and $66.87 in 1995.

    LOCAL SERVICE revenues increased $15.3 million, or 16.1%, in 1996. The effects of acquisitions increased local service revenues $6.0 million. Internal access line growth of 6.0% increased local service revenues $5.2 million. Custom calling and advanced feature sales and other miscellaneous revenues increased $2.9 million. Revenue generated for Extended Area Service ("EAS") plans implemented in Vermont and Ohio increased local service revenues $1.0 million, but reduced network access and long-distance revenues by a similar amount. NETWORK ACCESS AND LONG-DISTANCE revenues increased $17.5 million, or 9.0%, in 1996. The effects of acquisitions increased revenues $9.9 million. Increased expense and investment levels to provide access service increased revenues $8.1

                                     III-10
million in 1996 through state and national revenue pools, and increased usage of the network generated $4.5 million of additional revenues. Revenue adjustments due to updated cost separation and pool rate of return information were $3.0 million less in 1996 than in 1995. The impact of EAS plans implemented in Vermont and Ohio reduced access revenue $1.0 million in 1996 as compared to 1995. MISCELLANEOUS revenues increased $6.8 million, or 16.3%, in 1996. The effects of acquisitions increased revenues $2.9 million. Higher sales and leases of customer premise equipment increased revenues $2.2 million in 1996. OTHER SERVICE revenues increased $8.0 million, or 33.7%, in 1996. The effects of the acquisition of a controlling interest of a cellular market by a majority-owned telephone subsidiary in 1996 increased revenues $7.1 million.

    Operating Expenses increased $42.7 million, or 16.6%, in 1996 as a result of the effects of acquisitions ($21.1 million), depreciation on increased investment in plant and equipment ($5.8 million), development of a centralized network management center ($3.4 million), development of groups to explore new service offerings ($3.2 million) as well as growth in internal operations.

    NETWORK OPERATIONS expense increased $12.6 million, or 22.8%, with acquisitions increasing expenses $4.1 million. The development of a centralized network management center to provide more effective network monitoring and maintenance caused an increase in expenses of $3.4 million in 1996. DEPRECIATION AND AMORTIZATION increased $10.8 million, or 14.5%, with acquisitions increasing expenses $4.0 million. Increased investment in plant and equipment resulted in an increase in expenses of $5.8 million in 1996. Additional depreciation charges of $1.0 million were taken in 1996 at a telephone company in Tennessee. The composite depreciation rate was 7.2% in 1996 and 7.1% in 1995. CUSTOMER OPERATIONS expense increased $6.9 million, or 14.8%, with acquisitions increasing expenses $2.7 million. The development of groups to explore new service offerings caused expenses to increase by $3.2 million in 1996. CORPORATE OPERATIONS expense increased $3.3 million, or 5.6%, with acquisitions increasing expenses $3.8 million. The remaining increases were primarily due to growth in internal operations. OTHER SERVICE expense increased $8.9 million, with acquisitions increasing expenses $6.5 million. The remaining increase was due to growth of the Telecom Group's internet service business.

    Operating Income increased $5.1 million, or 5.2%, in 1996, with acquisitions increasing operating income $4.9 million. The operating margin declined to 25.7% in 1996 from 27.7% in 1995 due primarily to increased costs associated with the development of the centralized network management centers and groups to explore new service offerings as well as earnings pressures from regulatory agencies and long-distance providers. The operating margins for the other services group is considerably lower than that of the typical telephone company resulting in a reduction in overall margins.

    Other Income, Net decreased $1.2 million, or 5.8%. CELLULAR EQUITY INCOME increased $2.7 million reflecting increased earnings from minority interests in cellular partnerships. However, cellular equity income is expected to decrease in 1997 due to the transfer of the majority of the cellular interests to TDS during 1996. GAIN ON SALES OF INVESTMENTS decreased $4.1 million from 1995. In 1995, the Telecom Group sold a cellular interest, a telephone company and various marketable equity securities resulting in a gain of $4.1 million.

    Interest Expense increased $925,000, or 1.5%, in 1996 due primarily to the added interest expense from acquired companies.

    Income Tax Expense increased $1.5 million, or 6.0%, in 1996. The effective income tax rate was 41.8% in 1996 compared to 41.5% in 1995.

    Net Income increased $1.5 million, or 4.5%, in 1996. The effect of acquisitions increased net income $3.8 million in 1996.

                                     III-11

                        THE TDS TELECOMMUNICATIONS GROUP

                                                                             YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------------------
                                                                                 TOTAL                             INTERNAL
                                                                         ---------------------  ACQUISITION  ---------------------
                                                  1995         1994       CHANGE      % CHG       EFFECTS     CHANGE      % CHG
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER ACCESS LINE AMOUNTS)
Operating Revenues
  Telephone Revenues
    Local Service............................  $    95,184  $    82,145  $  13,039       15.9%   $   4,582   $   8,457       10.3%
    Network Access and Long-Distance.........      195,575      174,178     21,397       12.3%      11,039      10,358        5.9%
    Miscellaneous............................       41,528       40,399      1,129        2.8%       1,209         (80)      (0.2%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Telephone Revenues...............      332,287      296,722     35,565       12.0%      16,830      18,735        6.3%
Other Service Offerings......................       23,764       10,499     13,265      126.3%      13,823        (558)      (5.3%)
Intercompany Revenues........................       (1,210)        (880)      (330)      37.5%        (579)        249       28.3%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Operating Revenues...............      354,841      306,341     48,500       15.8%      30,074      18,426        6.0%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Operating Expenses
  Network Operations.........................       54,964       45,412      9,552       21.0%       3,251       6,301       13.9%
  Depreciation and Amortization..............       74,758       67,956      6,802       10.0%       4,315       2,487        3.7%
  Customer Operations........................       46,818       42,617      4,201        9.9%       2,524       1,677        3.9%
  Corporate Operations.......................       58,998       49,706      9,292       18.7%       4,219       5,073       10.2%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Telephone Expenses...............      235,538      205,691     29,847       14.5%      14,309      15,538        7.6%
  Other Service Offerings....................       22,273        9,924     12,349      124.4%      12,523        (174)      (1.8%)
  Intercompany Expenses......................       (1,210)        (880)      (330)      37.5%        (579)        249       28.3%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Operating Expenses...............      256,601      214,735     41,866       19.5%      26,253      15,613        7.3%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Operating Income.............................       98,240       91,606      6,634        7.2%       3,821       2,813        3.1%
Other Income, Net............................       20,794       15,254      5,540       36.3%       2,277       3,263       21.4%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Income Before Interest and Income Taxes......      119,034      106,860     12,174       11.4%       6,098       6,076        5.7%
Interest Expense.............................       60,648       50,677      9,971       19.7%       1,548       8,423       16.6%
Income Tax Expense...........................       24,231       22,806      1,425        6.2%       2,033        (608)      (2.7%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Net Income Before Cumulative Effect of
  Accounting Change..........................       34,155       33,377        778        2.3%       2,517      (1,739)      (5.2%)
Cumulative Effect of Accounting Change.......      --              (723)       723        100%      --             723        100%
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Net Income...................................  $    34,155  $    32,654  $   1,501        4.6%   $   2,517   $  (1,016)      (3.1%)
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
                                               -----------  -----------  ---------  ----------  -----------  ---------  ----------
Access Lines.................................      425,900      392,500
Revenue per Access Line......................  $     66.87  $     66.66
Operating Margin.............................        27.7%        29.9%
Operating Cash Flow..........................  $   175,594  $   160,484
Effective Income Tax Rate....................        41.5%        40.6%

    Operating Revenue increased $48.5 million, or 15.8%, in 1995 as a result of the effects of acquisitions ($30.1 million), increased network usage ($5.8 million), recovery of increased costs of providing long-distance services ($4.5 million), internal access line growth ($4.1 million) and increased sales of custom calling and other advanced features ($2.0 million). The number of telephone access lines increased 8.5% (5.1% from internal growth and 3.4% from acquisitions) from 392,500 at December 31, 1994 to 425,900 at the end of 1995. Average monthly revenue per access line was $66.87 in 1995 and $66.66 in 1994.

    LOCAL SERVICE revenue increased $13.0 million, or 15.9%, in 1995. The effects of acquisitions increased local service revenues $4.6 million. Internal access line growth of 5.1% increased local service revenue $3.5 million. Custom calling and advanced feature sales and other miscellaneous revenue increased $2.0 million. Revenue generated for Extended Community Calling ("ECC") previously recorded as network access revenues and changes in settlement plans increased local service revenues approximately $3.4 million. NETWORK ACCESS AND

                                     III-12

LONG-DISTANCE revenue increased $21.4 million, or 12.3%, in 1995. The effects of acquisitions increased revenues $11.0 million. Increased usage of the network generated $5.8 million additional revenue, and recovery of increased expense and investment levels to provide access service increased revenue $4.5 million in 1995. Settlements received from toll pools relating to prior years' activity increased these revenues by $1.7 million in 1995, while a $3.4 million decrease in these revenues resulted from the reclassification of ECC revenues to local service revenues. The remainder of the revenue increase in 1995 was primarily due to increased minutes of use, increases in access lines served and changes in rates of return. MISCELLANEOUS revenue increased $1.1 million, or 2.8%, in 1995. The effects of acquisitions increased revenues $1.2 million. OTHER SERVICE revenue increased $13.3 million due to the acquisition of a long-distance provider in August of 1994.

    Operating Expenses increased $41.9 million, or 19.5%, in 1995 as a result of the effects of acquisitions ($26.3 million), increased investment in plant and equipment ($5.6 million), increased maintenance activities ($2.0 million) as well as growth in internal operations.

    NETWORK OPERATIONS expense increased $9.6 million, or 21.0%, with acquisitions increasing expenses $3.3 million. The increase includes a $2.0 million charge for additional maintenance activity such as updating network maps and building renovations. DEPRECIATION AND AMORTIZATION increased $6.8 million, or 10.0%, with acquisitions increasing expense $4.3 million. Increased investment in plant and equipment resulted in an increase of $5.6 million while lump sum depreciation adjustments reduced the expense by $3.1 million. The composite depreciation rate was 7.1% in 1995 compared to 7.5% in 1994. CUSTOMER OPERATIONS expense increased $4.2 million, or 9.9%, with acquisitions increasing expenses $2.5 million. CORPORATE OPERATIONS expense increased $9.3 million, or 18.7%, with acquisitions increasing expenses $4.2 million. The remaining increases were primarily due to growth in internal operations. OTHER SERVICE expense increased $12.3 million due to the acquisition of a long-distance provider in August of 1994.

    Operating Income increased $6.6 million, or 7.2%, in 1995, with acquisitions increasing operating income $3.8 million. The operating margin dropped from 29.9% in 1994 to 27.7% in 1995. The reduction in operating margin was caused by earnings pressures from regulatory agencies and long-distance providers and increased operating expenses. The operating margins for the other services group is considerably lower than that of the typical telephone company resulting in a reduction in overall margins.

    Other Income, Net increased $5.5 million, or 36.3%. Interest and dividend income increased $3.6 million, or 32.3%, with acquisitions increasing interest income $500,000. Cellular equity income increased $1.9 million reflecting increased earnings from minority interests in cellular partnerships. In 1995, the Telecom Group sold a cellular interest, a telephone company, and some marketable equity securities resulting in a gain of $4.1 million. In 1994 the Telecom Group sold a minority interest in a telephone company resulting in a gain of $4.1 million.

    Interest Expense increased $10.0 million, or 19.7%, in 1995 due primarily to the added interest expense ($3.3 million) from the issuance of $39.2 million of medium-term notes, from acquired companies ($1.5 million) and from higher interest rates on short-term debt.

    Income Tax Expense increased $1.4 million, or 6.2%, due primarily to the increase in pretax income. The effective income tax rate was 41.5% in 1995 compared to 40.6% in 1994.

    The Telecom Group adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. SFAS No. 112 requires employers to recognize the obligation to provide postemployment benefits to former or inactive employees after employment but before retirement. The cumulative effect of implementation on years prior to 1994 reduced 1994 net income by $723,000.

    Net Income increased $1.5 million, or 4.6%, in 1995. The effect of acquisitions increased net income $2.5 million in 1995.

TELECOMMUNICATIONS ACT OF 1996

    On February 8, 1996, the Telecommunications Act of 1996 was signed into law. The new law is deregulatory and pro-competition but also contains special pro-rural provisions which continue such principles as universal service and toll rate averaging. All Telecom Group companies fit the definition of a rural telephone company. The new law will provide the Telecom Group with protection from unfair competition, while also providing opportunities to grow its business. The FCC will be initiating and managing various rulemaking proceedings to establish the necessary rules to implement the law. State Commissions will also be involved in the implementation of the law and FCC rules and will monitor the actions and progress of carriers in their respective states. The Telecom Group will be

                                     III-13
actively participating in this process with the goal that the pro-rural provisions of the law are translated into effective rules.

INFLATION

    Management believes that inflation affects the Telecom Group's business to no greater extent than the general economy.

FINANCIAL RESOURCES AND LIQUIDITY

    The Telecom Group operates a capital intensive business. The Telecom Group has financed and plans to continue to finance its construction program primarily using internally generated cash supplemented by long-term financing from federal government programs and short-term financing from the TDS Group. Financing from federal government programs provided 24%, 24% and 27% of telecommunications plant and equipment additions in 1996, 1995 and 1994, respectively. Internally generated cash financed 76%, 76% and 73% of telecommunications plant and equipment additions in 1996, 1995 and 1994, respectively.

    CASH FLOWS FROM OPERATING ACTIVITIES increased 25.1% ($28.8 million) to $143.5 million in 1996, but decreased 12.0% ($15.7 million) to $114.6 million in 1995. Operating cash flow (operating income plus depreciation and amortization) totaled $192.3 million in 1996, $175.6 million in 1995 and $160.5 million in 1994. Cash flows from other operating activities (investment and other income, interest and income tax expense, and changes in working capital and other assets and liabilities) required $48.9 million in 1996, $61.0 million in 1995 and $30.2 million in 1994.

    CASH FLOWS FROM FINANCING ACTIVITIES required $15.9 million in 1996, $3.7 million in 1995 and $16.6 million in 1994 reflecting the payment of cash dividends to TDS, and borrowing and repayment of short- and long-term debt.

    CASH FLOWS FROM INVESTING ACTIVITIES required $141.8 million in 1996, $58.4 million in 1995 and $112.1 million in 1994. The Telecom Group makes substantial investments each year to construct, operate and maintain modern high-quality communications networks and facilities that meet its customers expectations as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of the Telecom Group's networks. Cash expenditures for telecommunications property and plant additions totaled $144.4 million in 1996, $104.4 million in 1995 and $115.5 million in 1994 The following table summarizes the Telecom Group's investments in telecommunications plant during the past three years.

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Central Office Equipment...........................................  $    47,208  $    38,697  $    46,618
Outside Plant......................................................       53,130       55,569       52,629
Other..............................................................       44,102       10,106       16,236
                                                                     -----------  -----------  -----------
                                                                     $   144,440  $   104,372  $   115,483
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    The Telecom Group's capital additions include expenditures for outside plant facilities and upgrades of recently acquired companies for new customer growth and switch modernization. The Telecom Group installed 35 digital switches in 1996, 39 in 1995, and 32 in 1994 and made substantial improvements in outside plant facilities during each year.

    Capital expenditures during 1997 are expected to total approximately $130 million, including about $56 million for new digital switches and other switching facilities, and $56 million for improvements to outside plant facilities. It is expected that internally generated funds will be primarily used to finance these improvements, supplemented by long-term financing from federal government programs.

    ACQUISITIONS The Telecom Group seeks to acquire telephone companies which add value to the Telecom Group. The Telecom Group has acquired five telephone companies in 1996 and 1995 and three telephone companies in 1994. A majority owned telephone subsidiary also purchased a controlling interest in a cellular entity in 1996. Aggregate consideration paid was $88.1 million for the acquisitions in 1996, consisting of approximately 1.5 million TDS Common Shares and $17.4 million in cash. The 1995 consideration consisted of approximately 1.0 million TDS Common Shares and $250,000 in cash. The 1994 consideration consisted of approximately

                                     III-14

1.4 million TDS Common Shares, 125,000 TDS Preferred Shares and $7.4 million in cash. The result of the issuance of such consideration by TDS was an increase in TDS's common equity interest in the Telecom Group.

LIQUIDITY

    The Telecom Group is generating substantial internal funds. Operating cash flow (operating income plus depreciation and amortization) increased 9.5% to $192.3 million in 1996 from $175.6 million in 1995 and 9.4% from $160.5 million in 1994. Property, plant, and equipment additions were 75.1% of operating cash flows in 1996, 59.4% in 1995 and 72.0% in 1994.

    The Telecom Group has cash and cash equivalents, temporary cash investments, construction funds and marketable securities totaling $241.9 million at December 31, 1996. These investments are primarily the result of telephone operations' internally generated cash. While certain regulated telephone subsidiaries' debt agreements place limits on the transfer of funds to the parent, these restrictions are not expected to affect the Telecom Group's ability to meet its cash obligations.

    The Telecom Group plans to continue financing its telephone construction program primarily using internally generated cash supplemented by long-term financing from federal government programs and short-term financing from TDS. The Telecom Group's telephone subsidiaries had $129.8 million in unadvanced loan funds from federal government programs at December 31, 1996, to finance the telephone construction program. These loan commitments have a weighted average annual interest rate of 6.15%.

    Management believes the Telecom Group has sufficient internal and external resources to finance the anticipated requirements of its business development and construction programs.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT TDS'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH THE TELECOM GROUP OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; AND UNANTICIPATED CHANGES IN THE MIX OF PRODUCTS AND SERVICES OFFERED IN THE TELECOM GROUP'S MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                                     III-15

                       THE TDS TELECOMMMUNICATIONS GROUP
                              STATEMENTS OF INCOME

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------------
                                                                                            1996         1995         1994
                                                                                         -----------  -----------  -----------
                                                                                                (DOLLARS IN THOUSANDS)
OPERATING REVENUES
  Telephone Revenues
    Local Service......................................................................  $   110,501  $    95,184  $    82,145
    Network Access and Long Distance...................................................      213,113      195,575      174,178
    Miscellaneous......................................................................       48,299       41,528       40,399
                                                                                         -----------  -----------  -----------
      Total Telephone Revenues.........................................................      371,913      332,287      296,722
  Other Service Offerings..............................................................       31,774       23,764       10,499
  Intercompany Revenues................................................................       (1,058)      (1,210)        (880)
                                                                                         -----------  -----------  -----------
      Total Operating Revenues.........................................................      402,629      354,841      306,341
                                                                                         -----------  -----------  -----------
OPERATING EXPENSES
  Network Operations...................................................................       67,521       54,964       45,412
  Depreciation and Amortization........................................................       85,575       74,758       67,956
  Customer Operations..................................................................       53,764       46,818       42,617
  Corporate Operations.................................................................       62,276       58,998       49,706
                                                                                         -----------  -----------  -----------
    Total Telephone Expenses...........................................................      269,136      235,538      205,691
  Other Service Offerings..............................................................       31,193       22,273        9,924
  Intercompany Expenses................................................................       (1,058)      (1,210)        (880)
                                                                                         -----------  -----------  -----------
    Total Operating Expenses...........................................................      299,271      256,601      214,735
                                                                                         -----------  -----------  -----------
OPERATING INCOME.......................................................................      103,358       98,240       91,606
                                                                                         -----------  -----------  -----------
OTHER INCOME AND (EXPENSES)
  Interest and Dividend Income.........................................................        5,942        6,895        4,558
  Interest and Dividend Income--Affiliated.............................................        8,945        7,950        6,664
  Cellular Investment Income, net of License Cost Amortization.........................        5,751        3,082        1,157
  AFUDC................................................................................          825          682        1,660
  Gain on Sale of Investments..........................................................      --             4,094        4,136
  Other (Expenses), Net................................................................       (1,869)      (1,909)      (2,921)
                                                                                         -----------  -----------  -----------
                                                                                              19,594       20,794       15,254
                                                                                         -----------  -----------  -----------
INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES........................................      122,952      119,034      106,860
                                                                                         -----------  -----------  -----------
  Interest Expense.....................................................................       39,318       37,765       32,470
  Interest Expense--Affiliate..........................................................       22,255       22,883       18,207
                                                                                         -----------  -----------  -----------
                                                                                              61,573       60,648       50,677
                                                                                         -----------  -----------  -----------
INCOME BEFORE INCOME TAXES.............................................................       61,379       58,386       56,183
Income Tax Expense.....................................................................       25,685       24,231       22,806
                                                                                         -----------  -----------  -----------
NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE...............................       35,694       34,155       33,377
Cumulative Effect of Accounting Change.................................................      --           --              (723)
                                                                                         -----------  -----------  -----------
NET INCOME.............................................................................  $    35,694  $    34,155  $    32,654
                                                                                         -----------  -----------  -----------
                                                                                         -----------  -----------  -----------
Proforma (Unaudited): See Note 1
Net Income Attributable to TDS Group through Retained Interest.........................  $     8,923  $     8,529  $     8,163
Net Income Attributable to TDS
  Telecommunications Group Common Shares...............................................  $    26,771  $    25,616  $    24,491

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-16

                        THE TDS TELECOMMUNICATIONS GROUP
                            STATEMENTS OF CASH FLOWS

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                      ----------------------------------------
                                                                                          1996          1995          1994
                                                                                      ------------  ------------  ------------
                                                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income........................................................................  $     35,694  $     34,155  $     32,654
  Add (Deduct) adjustments to reconcile net income to net cash provided by operating activities
    Cumulative Effect of Accounting Change..........................................       --            --                723
    Depreciation and Amortization...................................................        88,967        77,354        68,878
    Deferred Income Taxes, Net......................................................        (9,157)      (10,724)       (4,349)
    Cellular Investment Income......................................................        (6,907)       (4,039)       (1,909)
    Amortization of License Costs...................................................         1,156           936           764
    Gain on Sale of Investments.....................................................       --             (4,094)       (4,136)
    Other Non-cash Expense..........................................................        35,067        35,461        30,077
    Change in Accounts Receivable...................................................        (3,925)       (7,663)       (8,220)
    Change in Accounts Payable......................................................        (4,013)       (4,943)       14,972
    Change in Accrued Federal Income Taxes..........................................         2,135         5,625          (932)
    Change in Other Accrued Taxes...................................................           135         2,873            42
    Change in Other Assets and Liabilities..........................................         4,300       (10,307)        1,746
                                                                                      ------------  ------------  ------------
                                                                                           143,452       114,634       130,310
                                                                                      ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-Term Debt Borrowing..........................................................        34,036        25,363        31,716
  Repayment of Long-Term Debt.......................................................       (26,178)      (17,769)      (32,920)
  Change in Notes Payable...........................................................        (8,186)        5,804           451
  Dividends Paid....................................................................       (15,611)      (17,077)      (15,808)
                                                                                      ------------  ------------  ------------
                                                                                           (15,939)       (3,679)      (16,561)
                                                                                      ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to Telecommunications Plant.............................................      (144,440)     (104,372)     (115,483)
  Proceeds from Investment Sales....................................................         5,942        10,091         6,000
  Acquisitions, excluding cash acquired.............................................            32         2,351         3,499
  Change in Temporary Cash Investments and Marketable Securities....................        (2,879)       29,126          (929)
  Investment in Cellular Partnerships...............................................         1,557           453        (2,930)
  Change in Investments.............................................................        (2,051)        3,905        (2,232)
                                                                                      ------------  ------------  ------------
                                                                                          (141,839)      (58,446)     (112,075)
                                                                                      ------------  ------------  ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS................................       (14,326)       52,509         1,674
CASH AND CASH EQUIVALENTS
    Beginning of Period.............................................................       197,861       145,352       143,678
                                                                                      ------------  ------------  ------------
    End of Period...................................................................  $    183,535  $    197,861  $    145,352
                                                                                      ------------  ------------  ------------
                                                                                      ------------  ------------  ------------

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-17

                        THE TDS TELECOMMUNICATIONS GROUP
                                 BALANCE SHEETS
                                     ASSETS

                                                                                                          DECEMBER 31,
                                                                                                  ----------------------------
                                                                                                      1996           1995
                                                                                                  -------------  -------------
                                                                                                     (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and Cash Equivalents
    General Funds...............................................................................  $      33,519  $      39,447
    Affiliated Cash Equivalents.................................................................        150,016        158,414
                                                                                                  -------------  -------------
                                                                                                        183,535        197,861
  Temporary Cash Investments....................................................................         39,383         22,839
  Construction Funds............................................................................          1,405          1,588
  Accounts Receivable
    Customers...................................................................................         25,821         21,629
    Connecting Companies........................................................................         37,363         28,003
    Affiliated..................................................................................          2,004          7,742
    Other.......................................................................................          6,260          5,017
  Notes Receivable--Affiliated..................................................................          3,660          3,884
  Other Current Assets..........................................................................         12,305         14,724
                                                                                                  -------------  -------------
                                                                                                        311,736        303,287
                                                                                                  -------------  -------------
INVESTMENTS
  Costs in Excess of Underlying Book Values of Subsidiaries, net of accumulated amortization of
    $29,560 and $24,724, respectively...........................................................        182,281        160,093
  Cellular Investments..........................................................................         57,241         72,545
  Marketable Securities.........................................................................         17,626         19,378
  Other Investments.............................................................................         12,703         17,776
                                                                                                  -------------  -------------
                                                                                                        269,851        269,792
                                                                                                  -------------  -------------
TELECOMMUNICATIONS PLANT
  In Service and Under Construction.............................................................      1,293,779      1,104,575
  Less Accumulated Depreciation.................................................................        524,418        445,236
                                                                                                  -------------  -------------
                                                                                                        769,361        659,339
                                                                                                  -------------  -------------
OTHER ASSETS AND DEFERRED CHARGES...............................................................          1,981          6,536
                                                                                                  -------------  -------------
TOTAL ASSETS....................................................................................  $   1,352,929  $   1,238,954
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-18

                        THE TDS TELECOMMUNICATIONS GROUP
                                 BALANCE SHEETS
                          LIABILITIES AND GROUP EQUITY

                                                                                                          DECEMBER 31,
                                                                                                  ----------------------------
                                                                                                      1996           1995
                                                                                                  -------------  -------------
                                                                                                     (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
  Current Portion of Long-Term Debt.............................................................  $      13,554  $      12,431
  Notes Payable--Affiliated.....................................................................         27,542         28,002
  Accounts Payable
    Connecting Companies........................................................................         17,852         13,225
    Affiliated..................................................................................          4,305         11,925
    Other.......................................................................................         23,904         27,882
  Advance Bills and Customer Deposits...........................................................          5,423          5,454
  Accrued Federal Income Taxes due TDS..........................................................          9,849          7,948
  Other Accrued Taxes...........................................................................          8,426          8,011
  Other.........................................................................................         10,038          9,408
                                                                                                  -------------  -------------
                                                                                                        120,893        124,286
                                                                                                  -------------  -------------
DEFERRED LIABILITIES AND CREDITS
  Net Deferred Income Tax Liability.............................................................         57,217         52,314
  Postretirement Benefits Obligation Other Than Pensions........................................         10,804         10,802
  Other.........................................................................................         14,064         13,748
                                                                                                  -------------  -------------
                                                                                                         82,085         76,864
                                                                                                  -------------  -------------
LONG-TERM DEBT, excluding current portion.......................................................        547,290        523,948
LONG-TERM DEBT--Affiliated......................................................................        237,035        231,360
                                                                                                  -------------  -------------
                                                                                                        784,325        755,308
                                                                                                  -------------  -------------
MINORITY INTEREST IN SUBSIDIARIES...............................................................         21,810         17,109
                                                                                                  -------------  -------------
TDS TELECOMMUNICATIONS GROUP EQUITY.............................................................        343,816        265,387
                                                                                                  -------------  -------------
TOTAL LIABILITIES AND GROUP EQUITY..............................................................  $   1,352,929  $   1,238,954
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-19

                        THE TDS TELECOMMUNICATIONS GROUP

                         NOTES TO FINANCIAL STATEMENTS

    The TDS Telecommunications Group ("Telecom Group") primarily consists of TDS Telecommunications Corporation and its subsidiaries ("TDS Telecom"), a wholly owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates landline telephone companies. The Telecom Group also includes the attribution of certain TDS debt. The Telecom Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Telecom Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Telecom Group, as determined by the Board of Directors of TDS.

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies of the Telecom Group conform to generally accepted accounting principles. The accounting records of the telephone subsidiaries are maintained in accordance with the uniform systems of accounts prescribed by the regulatory bodies under whose jurisdiction the subsidiaries operate.

BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other businesses of TDS. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Retained Interest in the Cellular Group, the Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular

                                     III-20

                        THE TDS TELECOMMUNICATIONS GROUP

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximate 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U.
S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems, Inc. in each Tracking Group would initially be retained as Retained Interests in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U. S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U. S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U. S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups,
(2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

                                     III-21

                        THE TDS TELECOMMUNICATIONS GROUP

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

    (A)  NATURE OF OPERATIONS

    The Telecom Group operates 105 telephone companies serving 484,500 access lines in 28 states. The Telecom Group also operates a long-distance company, an Internet access provider and a structured wiring business. The Telecom Group expands its operations through internal access line growth, acquisitions, new services and entry into new territories.

    (B)  PRINCIPLES APPLIED IN THE FINANCIAL STATEMENTS

    The financial statements include the accounts of TDS Telecom and its majority owned subsidiaries since acquisition and certain other telephone companies, assets and liabilities attributed to the Telecom Group, as determined by the Board of Directors of TDS. All material transactions between companies within the Telecom Group have been eliminated.

    The Telecom Group includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions accounted for as purchases. All costs relating to unsuccessful negotiations for acquisitions are expensed.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                     III-22

                        THE TDS TELECOMMUNICATIONS GROUP

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (C)  REVENUE RECOGNITION

    The Telecom Group's revenues are recognized when earned. Network access and long-distance services are furnished jointly with other companies, primarily AT&T and the Bell Operating Companies. Compensation for interstate access services is based on tariffed access charges to interstate long-distance carriers as filed by the National Exchange Carrier Association with the Federal Communications Commission on behalf of the Telecom Group. Compensation for intrastate toll and access services is based on tariffed access charges, cost separation studies, nationwide average schedules or special settlement arrangements with intrastate long-distance carriers. Network access and long-distance revenues based on cost separation studies represent estimates pending completion and acceptance of final cost studies. Management believes that recorded amounts represent reasonable estimates of the final amounts.

    (D)  PRO FORMA NET INCOME AND EARNINGS PER SHARE

    Pro forma net income attributable to the Telecom Group and to the TDS Group through the Retained Interest assumes that the Telecom Public Offering has not taken place and therefore 75% of Net Income is attributable to the Telecom Group Shares and 25% of Net Income is attributable to the Retained Interest for the TDS Group.

    Earnings per share was omitted from the historical statements of earnings since the Telecom Group Shares were not part of the equity structure of TDS and the Articles of Incorporation did not allow for the issuance of the Telecom Group Shares for the periods presented.

    (E)  INCOME TAXES

    For federal income tax purposes, the Telecom Group is included in the TDS consolidated tax return. For financial reporting purposes, the Telecom Group computes its federal income tax as if it were not a member of the TDS consolidated group but filed a separate return.

    The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are provided for certain temporary differences principally due to use of accelerated depreciation for income tax purposes. Investment tax credits resulting from investments in telecommunications plant and equipment prior to January 1, 1986, have been deferred and are being amortized to income over the service lives of the related property.

    (F)  SUPPLEMENTAL CASH FLOW DISCLOSURES

    TDS has historically purchased controlling interests in telephone companies in exchange for stock, cash and deferred cash payments. TDS has then attributed the telephone subsidiary to the Telecom Group, which increased TDS's equity interest attributable to the Telecom Group.

    TDS acquired five telephone companies in 1996, five telephone companies in 1995, and three telephone companies in 1994. In conjunction with these acquisitions, the following assets were acquired, liabilities assumed

                                     III-23

                        THE TDS TELECOMMUNICATIONS GROUP

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and equity was attributed to the Telecom Group. Also, in September, 1996 the Telecom Group transferred interests in 13 cellular markets held by various telephone subsidiaries to TDS.

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                          ----------------------------------
                                                                                             1996        1995        1994
                                                                                          ----------  ----------  ----------
                                                                                                (DOLLARS IN THOUSANDS)
Telecommunications plant, net...........................................................  $   48,764  $   20,804  $   33,262
Costs in excess of underlying book values of subsidiaries...............................      25,603      25,263      40,604
Cellular investment.....................................................................     (20,071)      7,952      21,728
Long-term debt..........................................................................     (22,978)     (5,943)    (22,040)
Deferred credits........................................................................      (6,239)       (995)     (6,226)
Other assets and liabilities, excluding cash and cash equivalents.......................       7,963      (3,079)      8,188
TDS Telecommunications Group Equity.....................................................     (33,074)    (46,353)    (79,015)
                                                                                          ----------  ----------  ----------
(Increase) in cash and cash equivalents due to acquisition..............................  $      (32) $   (2,351) $   (3,499)
                                                                                          ----------  ----------  ----------
                                                                                          ----------  ----------  ----------

    The following table summarizes interest and income taxes paid.

                                                                                             1996        1995        1994
                                                                                          ----------  ----------  ----------
Interest paid...........................................................................  $   22,870  $   20,562  $   16,907
Income taxes paid.......................................................................      43,004      33,099      31,258

    The TDS long-term debt was attributed to the Telecom Group by the Board of Directors of TDS. The long-term debt and the related interest expense of $21.8 million, $21.6 million and $17.7 million for the years of 1996, 1995, 1994, respectively were recorded as non-cash transactions through the TDS Telecommunications Group Equity.

    (G) CASH AND CASH EQUIVALENTS, TEMPORARY CASH INVESTMENTS AND MARKETABLE SECURITIES

    Cash and cash equivalents consists of cash and those short-term, highly-liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months to 12 months are classified as temporary cash investments. Temporary cash investments are stated at cost, which approximates market. Those investments with original maturities of more than 12 months are classified as marketable securities. Marketable non-equity securities are stated at amortized cost and held to maturity. Marketable equity securities are stated at fair value. The market value of all marketable securities was $17.6 million and $19.4 million at December 31, 1996 and 1995, respectively.

    Affiliated cash equivalents consist of cash invested with TDS. The investments earn interest at a rate equal to the average monthly rate paid on cash invested in the general cash management program (5.52% at December 31, 1996).

    (H)  ACCOUNTS RECEIVABLE

    Accounts receivable consist of amounts owed by customers for service, by long-distance providers, by affiliated entities, and other miscellaneous receivables.

    (I)  NOTES RECEIVABLE--AFFILIATED

    Rural Development Acquisition Corporation ("RDAC"), a wholly owned subsidiary of TDS Telecom, has loaned $3.7 million and $3.9 million to certain rural cable and service companies (subsidiaries of TDS) at December 31, 1996 and 1995, respectively, bearing interest at the prime rate plus 1/2 percent (8.75% at December 31, 1996). RDAC's intent is to further the interests of rural telecommunications companies by investing in telecommunications projects and acquisitions located in rural areas.

                                     III-24

                        THE TDS TELECOMMUNICATIONS GROUP

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (J)  MATERIALS AND SUPPLIES

    Materials and supplies are stated at the lower of cost or market.

    (K)  INVESTMENTS

    Costs in excess of the underlying book value of acquired telephone companies relating to acquisitions initiated before November 1, 1970, aggregating $6.5 million, are not being amortized. Costs relating to acquisitions since November 1, 1970, aggregating $205.4 million at December 31, 1996, are being amortized on a straight-line basis over a 40-year period. Amortization amounted to $4.9 million, $4.4 million and $3.3 million in 1996, 1995 and 1994, respectively. Included in excess cost is approximately $120.6 million, which resulted from various acquisitions structured to be tax-free.

    Cellular investments includes amounts invested in cellular entities and costs incurred in acquiring cellular interests.

                                                                                                             DECEMBER 31,
                                                                                                         --------------------
                                                                                                           1996       1995
                                                                                                         ---------  ---------
                                                                                                             (DOLLARS IN
                                                                                                              THOUSANDS)
Cellular Partnerships..................................................................................  $  13,317  $  23,770
Cellular License Costs, net of amortization............................................................     43,924     48,775
                                                                                                         ---------  ---------
                                                                                                         $  57,241  $  72,545
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------

    The Telecom Group follows the equity method of accounting, which recognizes the Telecom Group's proportionate share of the income and losses accruing to it under the terms of its partnership or shareholder agreements, for its more significant investments ($5.8 million and $3.1 million at December 31, 1996 and 1995, respectively). Income and losses from these entities are reflected in the income statements on a pretax basis. At December 31, 1996, the cumulative share of income from minority cellular investments accounted for under the equity method was approximately $6.0 million, $5.1 million of which was undistributed. The cost method of accounting is followed for those insignificant minority interests ($898,000 and $1.3 million at December 31, 1996 and 1995, respectively).

    Cellular license costs consist of costs incurred in acquiring minority interests in cellular entities which have been awarded FCC licenses to provide cellular service. These costs include amounts incurred by TDS in acquiring these interests. These costs are capitalized and amortized through charges to expense over 40 years. Amortization amounted to $1.2 million, $936,000 and $764,000 in 1996, 1995, and 1994, respectively. Accumulated amortization of cellular license costs was $1.6 million and $2.7 million at December 31, 1996 and 1995, respectively.

    (L)  TELECOMMUNICATIONS PLANT

    Telecommunications plant in service and under construction is stated at the original cost of construction including the capitalized costs of certain taxes, payroll-related expenses, and an allowance for funds used during construction ("AFUDC"). AFUDC, a noncash item of nonoperating income, totaled $825,000, $682,000, and $1.7 million in 1996, 1995 and 1994, respectively. The composite weighted average rates were 7.3%, 9.3% and 10.4% in 1996, 1995 and 1994, respectively. The amount of such allowance has varied principally as a result of changes in the level of construction work in progress and in the cost of capital.

    Renewals and betterments of units of property are added to telecommunications plant in service. The original cost of depreciable property retired is removed from plant in service and, together with removal cost less any salvage realized, is charged to accumulated depreciation. Repairs and renewals of minor items of property are charged to plant operations expense. No gain or loss is recognized in connection with ordinary retirements of depreciable property.

                                     III-25

                        THE TDS TELECOMMUNICATIONS GROUP

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Depreciation is provided for financial reporting purposes using the straight-line method. Composite depreciation rates, as applied to the average cost of depreciable property was 7.2%, 7.1% and 7.5% for 1996, 1995 and 1994, respectively.

    (M)  REGULATORY ACCOUNTING

    The Telecom Group's telephone operations follow accounting for regulated enterprises prescribed by Statement of Financial Accounting Standard ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." The Telecom Group periodically reviews the criteria for applying these provisions to determine whether continuing application of SFAS No. 71 is appropriate. The Telecom Group believes that such criteria are still being met and therefore has no current plans to change its method of accounting.

    In analyzing the effect of discontinuing the application of SFAS No.71, management has determined that the useful lives of plant assets used for regulatory and financial reporting purposes are consistent with generally accepted accounting principles and therefore any adjustments to telecommunications plant would be immaterial, as would be the write-off of regulatory assets and liabilities.

(2)  INCOME TAXES

    Tax provisions charged to expense for the years ended December 31, 1996, 1995, and 1994 are summarized below. Taxes charged to other accounts are not significant.

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                             -------------------------------
                                                                                               1996       1995       1994
                                                                                             ---------  ---------  ---------
                                                                                                 (DOLLARS IN THOUSANDS)
Federal income tax provision:
  Current..................................................................................  $  21,037  $  21,768  $  15,376
  Deferred.................................................................................       (134)    (2,120)     4,812
State income tax provision:
  Current..................................................................................      6,494      7,029      4,814
  Deferred.................................................................................        (47)      (673)        36
Amortization of deferred investment tax credits............................................     (1,665)    (1,773)    (2,232)
                                                                                             ---------  ---------  ---------
    Income tax expense.....................................................................     25,685     24,231     22,806
Taxes charged to cumulative effect of accounting change:
  Current..................................................................................     --         --           (137)
  Deferred.................................................................................     --         --           (253)
                                                                                             ---------  ---------  ---------
    Total income tax expense...............................................................  $  25,685  $  24,231  $  22,416
                                                                                             ---------  ---------  ---------
                                                                                             ---------  ---------  ---------

    Income tax expense above divided by income before income taxes results in effective income tax rates of 41.8% and 41.5%, and 40.6% in 1996, 1995, and 1994, respectively. The statutory federal income tax rate is reconciled to the Telecom Group's effective income tax rate below:

                                                                                                  1996       1995       1994
                                                                                                ---------  ---------  ---------
Statutory federal income tax rate.............................................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit....................................................        5.1        5.4        4.5
Amortization of intangibles...................................................................        2.1        1.8        1.2
Amortization of deferred investment tax credits...............................................       (2.1)      (2.3)      (3.2)
Effects of corporations not in Federal Consolidated Return....................................        1.9        2.5        2.6
Divided exclusion.............................................................................     --         --           (1.1)
Other.........................................................................................        (.2)       (.9)       1.6
                                                                                                      ---        ---        ---
Effective income tax rate.....................................................................       41.8%      41.5%      40.6%
                                                                                                      ---        ---        ---
                                                                                                      ---        ---        ---

                                     III-26

                        THE TDS TELECOMMUNICATIONS GROUP

(2)  INCOME TAXES (CONTINUED)
    The effective tax rate for the year ended December 31, 1994 including the cumulative effect of accounting change is 40.7%.

    Deferred income taxes are provided for the temporary differences between the amount of the Telecom Group's assets and liabilities for financial reporting purposes and their tax bases. The Telecom Group's current net deferred tax assets totaled $191,000 and $179,000 as of December 31, 1996 and 1995, respectively.

    The temporary differences that gave rise to the noncurrent deferred tax assets and liabilities as of December 31, 1996 and 1995, are as follows:

                                                                                                             DECEMBER 31,
                                                                                                         --------------------
                                                                                                           1996       1995
                                                                                                         ---------  ---------
                                                                                                             (DOLLARS IN
                                                                                                              THOUSANDS)
Deferred Tax Asset:
  Postretirement benefits..............................................................................  $   3,558  $   3,196
  Acquisition cost amortization........................................................................      4,885      3,941
  Regulatory...........................................................................................      2,064      2,239
  Other................................................................................................     --            760
                                                                                                         ---------  ---------
Deferred Tax Asset.....................................................................................     10,507     10,136
                                                                                                         ---------  ---------
Deferred Tax Liability:
  Property, plant and equipment........................................................................     66,821     62,450
  Other................................................................................................        903     --
                                                                                                         ---------  ---------
    Total Deferred Tax Liability.......................................................................     67,724     62,450
                                                                                                         ---------  ---------
  Net Deferred Income Tax Liability....................................................................  $  57,217  $  52,314
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------

    The Telecom Group has recorded deferred income tax liabilities related to temporary differences not deferred under rate-making policy. As of December 31, 1996 a corresponding net regulatory liability of $200,000 has been established to reflect future rate treatment for the temporary differences. This amount is being amortized over the lives of the related temporary differences.

(3)  GAINS ON SALES OF INVESTMENTS

    The Telecom Group sold a telephone company, a cellular interest, and various marketable equity securities in 1995 for aggregate consideration of $10.1 million, resulting in a pre-tax gain of $4.1 million. The Telecom Group sold a minority telephone company investment in 1994 for aggregate consideration of $11.9 million, resulting in a pre-tax gain of $4.1 million.

                                     III-27

                        THE TDS TELECOMMUNICATIONS GROUP

(4)  TELECOMMUNICATIONS PLANT

    The following table summarizes the telecommunications plant in service and under construction at December 31, 1996 and 1995 used in operations.

                                                                                                          DECEMBER 31,
                                                                                                  ----------------------------
                                                                                                      1996           1995
                                                                                                  -------------  -------------
                                                                                                     (DOLLARS IN THOUSANDS)
Land and Buildings..............................................................................  $      67,181  $      69,629
Central Office Equipment........................................................................        372,008        323,317
Cable and Wire..................................................................................        639,537        547,502
Furniture and Office Equipment..................................................................         77,046         72,070
Vehicles and Other Equipment....................................................................         39,928         32,959
Plant Under Construction........................................................................         59,213         42,948
Non-regulated investments.......................................................................         38,866         16,150
                                                                                                  -------------  -------------
                                                                                                  $   1,293,779  $   1,104,575
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------

(5)  NOTES PAYABLE--AFFILIATED

    The Telecom Group has notes payable to a wholly owned subsidiary of TDS and to TDS (included in the TDS Group) totaling $27.5 million at December 31, 1996 and $28.0 million at December 31, 1995.

    Interest on notes payable is accrued at the current prime rate plus 1/2 percent (8.75% at December 31, 1996). The carrying amounts of notes payable approximate fair values due to the short-term nature of these instruments.

                                     III-28

                        THE TDS TELECOMMUNICATIONS GROUP

(6)  LONG-TERM DEBT

    Long-term debt as of December 31, 1996 and 1995 is as follows:

                                                                                                            DECEMBER 31,
                                                                                                      ------------------------
                                                                                                         1996         1995
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
RUS, RTB, and FFB Mortgage
  Notes, due through 2031
    0% to 2%........................................................................................  $    24,859  $    26,350
    4% to 6%........................................................................................      178,499      172,231
    6.04% to 9%.....................................................................................      103,800       84,464
    9.5% to 11%.....................................................................................        1,213        1,233
                                                                                                      -----------  -----------
                                                                                                          308,371      284,278
Other long-term notes,
    0% to 12.6%, due through 2009...................................................................       10,601        9,225
                                                                                                      -----------  -----------
Telecom Group debt..................................................................................      318,972      293,503
Less current portion................................................................................       13,322       12,013
                                                                                                      -----------  -----------
Total Telecom Group long-term debt..................................................................  $   305,650  $   281,490
                                                                                                      -----------  -----------
Telephone and Data Systems, Inc. (Parent)
    Medium-term notes, 8% to 10%, due through 2025..................................................  $   239,200  $   239,200
    Purchase contracts and other Long-term notes 8% to 9.6%, due through 2003.......................        2,672        3,676
                                                                                                      -----------  -----------
                                                                                                          241,872      242,876
    Less current portion............................................................................          232          418
                                                                                                      -----------  -----------
Total parent debt...................................................................................      241,640      242,458
                                                                                                      -----------  -----------
Total long-term debt................................................................................  $   547,290  $   523,948
Long-term debt--affiliated..........................................................................      237,035      231,360
                                                                                                      -----------  -----------
                                                                                                      $   784,325  $   755,308
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------

    Long-term debt includes the debt of the parent company, TDS, which was attributed to the Telecom Group by the Board of Directors of TDS.

    TDS has also attributed certain other long-term debt (Long-term debt--affiliated) to the Telecom Group from the TDS Group. Such debt is being treated as an unsecured interest bearing instrument at an interest rate equal to 1/2% above the prime rate until the principal amount becomes due. Interest at a rate equal to 2 1/2% above such prime rate would accrue on any overdue principal or overdue installment of interest. No principal will be payable until maturity, January 4, 1999. TDS has also attributed the tax benefit relating to the interest expense of all attributed debt to the Telecom Group.

    The mortgage notes issued under certain loan agreements with the Rural Utilities Service ("RUS"), Rural Telephone Bank ("RTB"), and Federal Financing Bank ("FFB"), agencies of the United States of America, are to be repaid in equal monthly or quarterly installments covering principal and interest beginning six months to three years after dates of issue and expiring through 2031. The agreements with the RUS, RTB and FFB provide for additional borrowings of up to $129.4 million. Substantially all telephone plant is pledged under RUS and RTB mortgage notes and various other obligations of the subsidiaries.

    The annual requirements for principal payments on long-term debt are approximately $13.6 million, $14.5 million, $14.6 million, $14.8 million, and $13.9 million for the years 1997 through 2001, respectively.

    The estimated fair value of the Telecom Group's non-affiliated long-term debt was $515.8 million and $545.0 million at December 31, 1996 and 1995, respectively. The fair value was estimated using discounted cash flow analysis based on the Telecom Group's current incremental borrowing rates for similar types of borrowing arrangements.

                                     III-29

                        THE TDS TELECOMMUNICATIONS GROUP

(7)  TDS TELECOMMUNICATIONS GROUP EQUITY

    The changes in the TDS Telecommunications Group equity for the periods presented is as follows:

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------------
                                                                                            1996         1995         1994
                                                                                         -----------  -----------  -----------
                                                                                                (DOLLARS IN THOUSANDS)
Balance at the beginning of period.....................................................  $   265,387  $   228,800  $   107,298
Net income.............................................................................       35,694       34,155       32,654
Dividends to TDS.......................................................................      (71,719)     (16,828)     (15,808)
Equity contributions...................................................................      114,454       19,260      104,656
                                                                                         -----------  -----------  -----------
Balance at the end of period...........................................................  $   343,816  $   265,387  $   228,800
                                                                                         -----------  -----------  -----------
                                                                                         -----------  -----------  -----------

(8)  PENSION PLAN

    (A)  PENSION PLAN

    The Telecom Group participates in a qualified noncontributory defined contribution pension plan sponsored by TDS which provides pension benefits for most of the employees of the Telecom Group. Under this plan pension benefits and costs are calculated separately for each participant and are funded currently. TDS also sponsors an unfunded non-qualified deferred compensation plan to supplement pension plan benefits to offset the reduction of benefits caused by the limitation on annual employee compensation under the Internal Revenue Code. Employees of certain of the telephone subsidiaries not covered by the pension plan are covered under other pension plans or receive direct pension payment.

    Total pension costs of the Telecom Group were $2.8 million, $2.7 million, and $3.1 million in 1996, 1995, and 1994, respectively.

    (B)  OTHER POSTRETIREMENT BENEFITS

    TDS sponsors two defined benefit postretirement plans that cover most of the employees of the Telecom Group. One plan provides medical benefits and the other plan provides life insurance benefits. Both plans are contributory, with retiree contributions adjusted annually.

    The medical plan anticipates future cost sharing changes that are consistent with TDS's intent to increase retiree contributions by the health care cost trend rate. An amount not to exceed 25% of the total contribution to the pension plan will be contributed to fund the medical plan annually. An additional contribution equal to a reasonable amortization of the part service cost may be made without regard to the 25% limitation described above. TDS will limit overall contributions to the aggregate accruals recorded by its subsidiaries.

                                     III-30

                        THE TDS TELECOMMUNICATIONS GROUP

(8)  PENSION PLAN (CONTINUED)
    The following table sets forth the plans' funded status reconciled with the amount show in the Telecom Group's consolidated balance sheet at December 31, 1996.

                                                                                              LIFE
                                                                                            INSURANCE     HEALTH
                                                                                              PLAN      CARE PLAN     TOTAL
                                                                                           -----------  ----------  ----------
                                                                                                 (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees...............................................................................   $   1,571   $    2,920  $    4,491
  Fully eligible active plan participants................................................         495        2,079       2,574
  Other active plan participants.........................................................         879        8,589       9,468
                                                                                           -----------  ----------  ----------
                                                                                                2,945       13,588      16,533
Plan assets at fair value................................................................      (1,235)      (7,403)     (8,638)
                                                                                           -----------  ----------  ----------
Accumulated postretirement benefit obligation in excess of plan assets...................       1,710        6,185       7,895
Unrecognized prior service cost..........................................................         (68)        (649)       (717)
Unrecognized net gain from past experience different from that assumed and from changes
 in assumptions..........................................................................         698        2,928       3,626
                                                                                           -----------  ----------  ----------
Accrued postretirement benefit cost at December 31, 1996.................................   $   2,340   $    8,464  $   10,804
                                                                                           -----------  ----------  ----------
                                                                                           -----------  ----------  ----------

    Net postretirement cost for 1996, 1995, and 1994 includes the following components:

                                                                                                          DECEMBER 31,
                                                                                                 -------------------------------
                                                                                                   1996       1995       1994
                                                                                                 ---------  ---------  ---------
                                                                                                     (DOLLARS IN THOUSANDS)
Service Cost...................................................................................  $     695  $     429  $     599
Interest cost on accumulated postretirement benefit obligation.................................      1,049        911        947
Actual return on plan assets...................................................................       (648)      (549)    --
Net amortization and deferral..................................................................        104        231        (79)
                                                                                                 ---------  ---------  ---------
Net postretirement cost........................................................................  $   1,200  $   1,022  $   1,467
                                                                                                 ---------  ---------  ---------
                                                                                                 ---------  ---------  ---------

    For measurement purposes, a 10.2% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996; the rate was assumed to decrease over seven years to 6.1% and to remain at 6.1% thereafter. The assumed rates of compensation increases and return on plan assets were 5% and 8%, respectively. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $2.2 million and the aggregate of the service and interest cost components of postretirement expense for the year then ended by $339,000.

    The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7%.

    ACCOUNTING FOR POSTEMPLOYMENT BENEFITS

    The Telecom Group adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. SFAS No. 112 requires employers to recognize the obligation to provide postemployment benefits to former or inactive employees after employment but before retirement. The cumulative effect of implementation on years prior to 1994 reduced 1994 net income by $723,000 (net of income tax benefits of $390,000).

                                     III-31

                        THE TDS TELECOMMUNICATIONS GROUP

(9)  PRO FORMA ACQUISITION EFFECTS

    During 1996 and 1995, TDS purchased and subsequently attributed to the Telecom Group five telephone companies, respectively. Assuming that these transfers had taken place on January 1, 1995, unaudited proforma results of operations from continuing operations would have been as follows:

                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                                      ------------------------
                                                                                                         1996         1995
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
Operating revenues..................................................................................  $   416,434  $   393,499
Net income before cumulative effect of an accounting change.........................................  $    48,043  $    51,340

(10)  COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION

    The primary purpose of the Telecom Group's construction and expansion program is to provide for normal growth, to upgrade telephone service, to expand into new communications areas and to take advantage of service-enhancing and cost-reducing technological developments. Telephone construction expenditures are estimated to be approximately $130 million during 1997.

    LEASE COMMITMENTS

    The Telecom Group has leases for office space and data processing equipment, most of which are classified as operating leases. For the years 1996, 1995, 1994, rent expense for term leases was $1.8 million, $1.6 million and $1.4 million, respectively, and rent expense under cancelable and short-term leases was $1.7 million, $1.8 million and $1.6 million, respectively. At December 31, 1996, the aggregate minimum rental commitments under noncancelable operating leases were as follows:

                                                                                      MINIMUM FUTURE RENTAL
                                                                                            PAYMENTS
                                                                                      ---------------------
                                                                                           (DOLLARS IN
                                                                                           THOUSANDS)
1997................................................................................        $   1,618
1998................................................................................            1,633
1999................................................................................            1,621
2000................................................................................            1,598
2001................................................................................            1,582
Thereafter..........................................................................               10

    LEGAL PROCEEDINGS

    The Telecom Group is involved in legal proceedings before various states and federal courts from time-to-time. Management does not believe that any of such proceedings should have a material adverse impact on the financial position or results of operations of the Telecom Group.

(11)  RELATED PARTY TRANSACTIONS

    TDS provided the Telecom Group with centralized management, accounting, commercial, engineering, and data processing services aggregating $21.3 million, $28.4 million, and $28.0 million during 1996, 1995, and 1994, respectively. Services provided by TDS or any other Group to another Group are billed based on expenses specifically identified to the Telecom Group and on allocation of common expenses. Such allocations are based on the relationship of the Telecom Group's assets, employees, investment in plant and expenses to the total assets, employees, investment in plant and expenses of TDS. Management believes the method used to allocate common expenses is reasonable. Management believes that all expenses and costs applicable to the Telecom Group are reflected in the accompanying financial statements on a basis which is representative of what they would have been if the Telecom Group operated on a stand-alone basis.

                                     III-32

                        THE TDS TELECOMMUNICATIONS GROUP

(11)  RELATED PARTY TRANSACTIONS (CONTINUED)
    The Telecom Group transferred interests in 13 cellular markets held by various telephone subsidiaries to TDS in September 1996. Such cellular interests, with a book value of $47.2 million, were transferred by TDS Telecom to TDS via a dividend.

    Long-term debt includes the debt of the parent company, TDS, which was attributed to the Telecom Group by the Board of Directors of TDS.

    TDS has also attributed certain other long-term debt (Long-term debt--affiliated) to the Telecom Group from the TDS Group. Such debt is being treated as an unsecured interest bearing instrument at an interest rate equal to 1/2% above the prime rate until the principal amount becomes due. Interest at a rate equal to 2 1/2% above such prime rate would accrue on any overdue principal or overdue installment of interest. No principal will be payable until maturity, January 4, 1999. TDS has also attributed the tax benefit relating to the interest expense of all attributed debt to the Telecom Group.

                                     III-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

    We have audited, the accompanying balance sheets of the TDS Telecommunications Group (representing a business unit of Telephone and Data Systems, Inc.) as of December 31, 1996 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Telephone and Data Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the TDS Telecommunications Group as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chicago, Illinois
December 15, 1997

                                     III-34

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    The TDS Telecommunications Group ("Telecom Group") primarily consists of TDS Telecommunications Corporation and its subsidiaries ("TDS Telecom"), a wholly owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which operates landline telephone companies. The Telecom Group also includes the attribution of certain TDS debt. The Telecom Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Telecom Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Telecom Group, as determined by the Board of Directors of TDS.

RESULTS OF OPERATIONS

    The Telecom Group operates 105 telephone companies serving 506,600 access lines in 28 states at September 30, 1997. The Telecom Group's telephone subsidiaries are suppliers of telephone services to subscribers within the telephone company's prescribed service areas. Its income is derived from subscriber fees charged to its customers and from access charges imposed pursuant to contracts with long-distance ("interexchange") telephone carriers. Both the fees charged to the Telecom Group's customers for its services and the access charges to interexchange carriers are based upon rates established by the various public service commissions for intrastate services and the Federal Communications Commission ("FCC") for interstate services. Generally, these fees are a function of a prescribed return on the telephone subsidiaries' investment in plant and equipment and the cost of services provided to their subscribers.

    Local network service revenues are derived from providing local telephone exchange service within telephone subsidiaries franchise area. Network access service revenues result from providing interexchange carriers with access to TDS Telecom's network to facilitate completing long-distance communications ("toll calls"). Such revenues are based upon the allocation of operating expenses and telephone plant investment to interstate and intrastate jurisdictions under cost separation procedures established by the FCC. Revenues are designed to cover expenses and provide a rate of return on plant investment. Charges to interexchange carriers for interstate network usage are based on tariffs filed with the FCC by the National Exchange Carriers Association ("NECA"), a service organization formed after the AT&T divestiture for the purpose of administering collection and distribution of revenues between its member local exchange carriers and the interexchange carriers. Charges to interexchange carriers for intrastate network usage are based on tariffs established by state regulatory agencies. The interstate portion of these revenues is initially received based on estimates of expenses, plant investment and rates of return for the settlement period (usually a calendar year). The intrastate portion of these revenues is received based on approved tariffs and is influenced by changes in traffic levels as measured by minutes of use.

    Other service revenues consist primarily of revenues of a long-distance provider and a cellular interest acquired in 1996 by a telephone subsidiary as well as the Telecom Group's new business ventures which include an Internet access provider and a structured wiring business. Although the Telecom Group currently operates such other businesses, there can be no assurance that the TDS Board of Directors will permit the Telecom Group to expand such businesses.

                                     III-35

                        THE TDS TELECOMMUNICATIONS GROUP

                                                                   NINE MONTHS ENDED SEPTEMBER 30,
                                         -----------------------------------------------------------------------------------
                                                                           TOTAL                             INTERNAL
                                                                   ---------------------  ACQUISITION  ---------------------
                                            1997         1996       CHANGE      % CHG       EFFECTS     CHANGE      % CHG
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER ACCESS LINE AMOUNTS)
Operating Revenues
  Telephone Revenues
    Local Service......................  $    91,383  $    81,148  $  10,235       12.6%   $   2,666   $   7,569        9.3%
    Network Access and Long-Distance...      174,821      155,272     19,549       12.6%       4,452      15,097        9.7%
    Miscellaneous......................       37,091       34,902      2,189        6.3%       1,009       1,180        3.4%
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Telephone Revenues.........      303,295      271,322     31,973       11.8%       8,127      23,846        8.8%
    Other Service Offerings............       36,654       18,351     18,303       99.7%      11,170       7,133       38.9%
    Intercompany Revenues..............       (1,249)        (837)      (412)      49.2%      --            (412)      49.2%
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Operating Revenues.........      338,700      288,836     49,864       17.3%      19,297      30,567       10.6%
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
Operating Expenses
  Network Operations...................       56,541       51,671      4,870        9.4%       1,489       3,381        6.5%
  Depreciation and Amortization........       71,043       61,907      9,136       14.8%       2,007       7,129       11.5%
  Customer Operations..................       48,080       39,960      8,120       20.3%       1,427       6,693       16.7%
  Corporate Operations.................       49,330       44,733      4,597       10.3%       1,312       3,285        7.3%
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Telephone Expenses.........      224,994      198,271     26,723       13.5%       6,235      20,488       10.3%
  Other Service Offerings..............       38,247       17,691     20,556      116.2%      10,270      10,286       58.1%
  Intercompany Expenses................       (1,249)        (837)      (412)      49.2%      --            (412)      49.2%
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
      Total Operating Expenses.........      261,992      215,125     46,867       21.8%      16,505      30,362       14.1%
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
Operating Income.......................       76,708       73,711      2,997        4.1%       2,792         205        0.3%
Other Income, Net......................       11,066       14,427     (3,361)     (23.3%)       (191)     (3,170)     (22.0%)
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
Income Before Interest and Income
  Taxes................................       87,774       88,138       (364)      (0.4%)      2,601      (2,965)      (3.4%)
Interest Expense.......................       47,216       45,700      1,516        3.3%         710         806        1.8%
Income Tax Expense.....................       17,431       17,633       (202)      (1.1%)        539        (741)      (4.2%)
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
Net Income.............................  $    23,127  $    24,805  $  (1,678)      (6.8%)  $   1,352   $  (3,030)     (12.2%)
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
                                         -----------  -----------  ---------  ----------  -----------  ---------  ----------
Access Lines...........................      506,600      479,700
Revenue per Access Line................  $     67.90  $     66.16
Operating Margin.......................        22.6%        25.5%
Operating Cash Flow....................  $   150,949  $   137,652
Effective Income Tax Rate..............        43.0%        41.6%

    Operating Revenues increased $49.9 million, or 17.3%, in the first nine months of 1997 as a result of the effects of acquisitions ($19.3 million), increases in other services ($7.1 million), recovery of increased costs of providing long-distance services ($9.7 million), internal access line growth ($4.4 million), increased network usage ($4.1 million) and increases in the sales of custom calling and advanced features ($2.4 million). The number of telephone access lines increased 5.6% from 479,700 at September 30, 1996 to 506,600 at September 30, 1997. Average monthly revenue per access line was $67.90 in the first nine months of 1997 and $66.16 in the same period of 1996.

    LOCAL SERVICE revenues increased $10.2 million, or 12.6%, in the first nine months of 1997. The effects of acquisitions increased local service revenues $2.7 million. Internal access line growth of 5.6% increased local service revenues $4.4 million. Custom calling and advanced feature sales and other miscellaneous revenues increased $2.4 million. NETWORK ACCESS and LONG-DISTANCE revenues increased $19.5 million, or 12.6%, in the first nine months of 1997. The effects of acquisitions increased revenues $4.5 million. Increased expense and investment levels to provide access service increased revenues $9.7 million in 1997, and increased usage of the network generated $4.1 million of additional revenues. Favorable revenue adjustments due to updated cost separation and pool rate of return information increased revenues by $1.2 million in 1997. MISCELLANEOUS revenues increased $2.2 million, or 6.3%, in the first nine months of 1997. The effects of acquisitions increased miscellaneous revenues $1.0 million. OTHER SERVICE revenues increased $18.3 million, or 99.7%, in the first nine months of 1997. The effects

                                     III-36
of the acquisition of a controlling interest of a cellular market by a majority-owned telephone subsidiary in 1996 increased revenues $11.2 million. TDSNet, the Telecom Group's Internet access provider, and TDS Datacom, Telecom Group's structured wiring business, accounted for a $5.3 million increase in revenues in the first nine months of 1997 compared to 1996.

    Operating Expenses increased $46.9 million, or 21.8%, in the first nine months of 1997 as a result of the effects of acquisitions ($16.5 million), increases in other services ($10.3 million), increased investment in plant and equipment ($7.1 million) as well as growth in internal operations.

    NETWORK OPERATIONS expense increased $4.9 million, or 9.4%, with acquisitions increasing expenses $1.5 million. DEPRECIATION and AMORTIZATION increased $9.1 million, or 14.8%, with acquisitions increasing expenses $2.0 million. Increased investment in plant and equipment increased expenses by $7.1 million in 1997. CUSTOMER OPERATIONS expense increased $8.1 million, or 20.3%, with acquisitions increasing expenses $1.4 million. Cost of equipment sold increased $2.2 million due to increased sales activity. The remaining increase in customer operations was primarily due to increased marketing and selling efforts. CORPORATE OPERATIONS expense increased $4.6 million, or 10.3%, with acquisitions increasing expenses $1.3 million. The remaining increases were primarily due to growth in internal operations. OTHER SERVICE expense increased $20.6 million, with acquisitions increasing expenses $10.3 million. Continued expansion of new service offerings increased expenses by $6.9 million.

    Operating Income increased $3.0 million, or 4.1%, in the first nine months of 1997, with acquisitions increasing operating income $2.8 million. The operating margin declined to 22.6% in the first nine months of 1997 from 25.5% in 1996 due primarily to increased costs associated with developing new service offerings as well as earnings pressures from regulatory agencies and long-distance providers. The operating margins for the other services group is considerably lower than that of the typical telephone company resulting in a reduction in overall margins.

    Other Income, Net decreased $3.4 million, or 23.3%, in the first nine months of 1997. CELLULAR EQUITY INCOME decreased $2.0 million reflecting the transfer of the majority of the cellular interests held by the Telecom Group to TDS during 1996. INTEREST AND DIVIDEND INCOME decreased $500,000, or 4.4%, in the first nine months of 1997 due to a decrease in cash balances.

    Interest Expense increased $1.5 million, or 3.3%, in the first nine months of 1997 primarily due to the added interest expense from acquired companies.

    Income Tax Expense decreased $202,000, or 1.1%, in the first nine months of 1997. The effective income tax rate was 43.0% in 1997 compared to 41.6% in 1996.

    Net Income decreased $1.7 million, or 6.8%, in the first nine months of 1997. The decrease is due primarily to the reduction in Other Income offset somewhat by the effect of acquisitions.

FINANCIAL RESOURCES AND LIQUIDITY

    The Telecom Group operates a capital intensive business. The Telecom Group has financed and plans to continue to finance its construction program primarily using internally generated cash supplemented by long-term financing from federal government programs and short-term financing from the TDS Group.

    CASH FLOWS FROM OPERATING ACTIVITIES decreased 1.2% ($1.2 million) to $94.1 million in the first nine months of 1997, from $95.3 million in 1996. Operating cash flow (operating income plus depreciation and amortization) totaled $150.9 million in the first nine months of 1997 and $137.7 million in the first nine months of 1996. Cash flows from other operating activities (investment and other income, interest and income tax expense, and changes in working capital and other assets and liabilities) required $56.8 million in 1997 and $42.4 million in 1996.

    CASH FLOWS FROM FINANCING ACTIVITIES requires $5.8 million in the first nine months of 1997 and $15.4 million in the first nine months of 1996 reflecting the borrowing and repayment of short- and long-term debt.

    CASH FLOWS FROM INVESTING ACTIVITIES required $92.0 million in the first nine months of 1997 and $68.6 million in the first nine months of 1996. The Telecom Group makes substantial investments each year to construct, operate and maintain modern high-quality communications networks and facilities in an effort to meet or exceed its customers expectations as a basis for creating long-term value for shareowners. In recent years, rapid changes in technology and new opportunities have required substantial investments in revenue enhancing and cost reducing upgrades of the Telecom Group's networks. Cash expenditures for telecommunications property and plant additions totaled $96.7 million in the first nine months of 1997 and $91.1 million in the first nine months of 1996. The Telecom Group's capital additions include expenditures for outside plant facilities and upgrades of recently acquired companies for new customer growth and switch modernization.

                                     III-37

    Capital expenditures during 1997 are expected to total approximately $130 million, including about $56 million for new digital switches and other switching facilities, and $56 million for improvements to outside plant facilities. It is expected that internally generated funds will be primarily used to finance these improvements, supplemented by long-term financing from federal government programs.

LIQUIDITY

    The Telecom Group is generating substantial internal funds. Operating cash flow (operating income plus depreciation and amortization) increased 12.6% to $205.6 million for the twelve months ended September 30, 1997 from $182.6 million for the twelve months ended September 30, 1996.

    The Telecom Group has cash and cash equivalents, temporary cash investments, construction funds and marketable securities totaling $239.7 million at September 30, 1997. These investments are primarily the result of telephone operations' internally generated cash. While certain regulated telephone subsidiaries' debt agreements place limits on the transfer of funds to the parent, these restrictions are not expected to affect the Telecom Group's ability to meet its cash obligations.

    The Telecom Group plans to continue financing its telephone construction program primarily using internally generated cash supplemented by long-term financing from federal government programs and short term financing from the TDS Group. The Telecom Group's telephone subsidiaries had $111.5 million in unadvanced loan funds from federal government programs at September 30, 1997, to finance the telephone construction program.

    Management believes the Telecom Group has sufficient internal and external resources to finance the anticipated requirements of its business development and construction programs.

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR CAUTIONARY STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT TDS'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH THE TELECOM GROUP OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; AND UNANTICIPATED CHANGES IN THE MIX OF PRODUCTS AND SERVICES OFFERED IN THE TELECOM GROUP'S MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                                     III-38

                        THE TDS TELECOMMUNICATIONS GROUP

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                      ------------------------
                                                                                                         1997         1996
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
OPERATING REVENUES
  Telephone Revenues
    Local Service...................................................................................  $    91,383  $    81,148
    Network Access and Long-Distance................................................................      174,821      155,272
    Miscellaneous...................................................................................       37,091       34,902
                                                                                                      -----------  -----------
      Total Telephone Revenues......................................................................      303,295      271,322
  Other Service Offerings...........................................................................       36,654       18,351
  Intercompany Revenues.............................................................................       (1,249)        (837)
                                                                                                      -----------  -----------
      Total Operating Revenues......................................................................      338,700      288,836
                                                                                                      -----------  -----------
OPERATING EXPENSES
  Network Operations................................................................................       56,541       51,671
  Depreciation and Amortization.....................................................................       71,043       61,907
  Customer Operations...............................................................................       48,080       39,960
  Corporate Operations..............................................................................       49,330       44,733
                                                                                                      -----------  -----------
      Total Telephone Expenses......................................................................      224,994      198,271
  Other Service Offerings...........................................................................       38,247       17,691
  Intercompany Expenses.............................................................................       (1,249)        (837)
                                                                                                      -----------  -----------
      Total Operating Expenses......................................................................      261,992      215,125
                                                                                                      -----------  -----------
OPERATING INCOME....................................................................................       76,708       73,711
                                                                                                      -----------  -----------
OTHER INCOME AND (EXPENSES)
  Interest and Dividend Income......................................................................        4,113        3,933
  Interest and Dividend Income Affiliated...........................................................        6,846        6,515
  Cellular Investment Income, net of License Cost Amortization......................................        1,776        3,743
  AFUDC.............................................................................................          404          655
  Other (Expenses), Net.............................................................................       (2,073)        (419)
                                                                                                      -----------  -----------
                                                                                                           11,066       14,427
                                                                                                      -----------  -----------
INCOME BEFORE INTEREST EXPENSE AND INCOME TAXES.....................................................       87,774       88,138
                                                                                                      -----------  -----------
Interest Expense....................................................................................       29,584       29,113
Interest Expense--Affiliate.........................................................................       17,632       16,587
                                                                                                      -----------  -----------
                                                                                                           47,216       45,700
                                                                                                      -----------  -----------
INCOME BEFORE INCOME TAXES..........................................................................       40,558       42,438
Income Tax Expense..................................................................................       17,431       17,633
                                                                                                      -----------  -----------
NET INCOME..........................................................................................  $    23,127  $    24,805
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------
Pro forma (Unaudited): See Note 4
Net Income Attributable to TDS Group through Retained Interest......................................  $     5,782  $     6,201
Net Income Attributable to TDS Telecommunications Group Common Shares...............................  $    17,345  $    18,604

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-39

                       THE TDS TELECOMMMUNICATIONS GROUP

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                      ------------------------
                                                                                                         1997         1996
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income........................................................................................  $    23,127  $    24,805
  Add (Deduct) adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and Amortization...................................................................       74,241       63,031
    Deferred Income Taxes, Net......................................................................       (9,464)      (8,580)
    Cellular Investment Income......................................................................       (2,292)      (4,582)
    Amortization of License Costs...................................................................        1,156        1,156
    Other Non-cash Expense..........................................................................       25,968       24,987
    Change in Accounts Receivable...................................................................       (8,472)      (1,167)
    Change in Accounts Payable......................................................................       (2,310)      (5,392)
    Change in Accrued Federal Income Taxes..........................................................       (7,789)      (2,327)
    Change in Other Accrued Taxes...................................................................        1,546          182
    Change in Other Assets and Liabilities..........................................................       (1,566)       3,210
                                                                                                      -----------  -----------
                                                                                                           94,145       95,323
                                                                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-Term Debt Borrowing..........................................................................       13,131       19,268
  Repayment of Long-Term Debt.......................................................................      (20,173)     (13,984)
  Change in Notes Payable...........................................................................        1,246      (12,661)
  Dividends Paid....................................................................................      --            (8,065)
                                                                                                      -----------  -----------
                                                                                                           (5,796)     (15,442)
                                                                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to Telecommunications Plant.............................................................      (96,717)     (91,131)
  Proceeds from Investment Sales....................................................................      --            18,574
  Acquisitions, excluding cash acquired.............................................................      --            (7,743)
  Change in Temporary Cash Investments and Marketable Securities....................................       (1,289)      12,001
  Investment in Cellular Partnerships...............................................................        1,853          143
  Change in Investments.............................................................................        4,183         (441)
                                                                                                      -----------  -----------
                                                                                                          (91,970)     (68,597)
                                                                                                      -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                                       (3,621)      11,284
  Cash and Cash Equivalents
    Beginning of Period.............................................................................      183,535      197,861
                                                                                                      -----------  -----------
    End of Period...................................................................................  $   179,914  $   209,145
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-40

                        THE TDS TELECOMMUNCIATIONS GROUP

                                 BALANCE SHEETS
                                     ASSETS

                                                                                                  (UNAUDITED)
                                                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                                                 --------------  -------------
                                                                                                      1997           1996
                                                                                                 --------------  -------------
                                                                                                    (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and Cash Equivalents
    General Funds..............................................................................   $     25,650    $    33,519
    Affiliated Cash Equivalents................................................................        154,264        150,016
                                                                                                 --------------  -------------
                                                                                                       179,914        183,535
  Temporary Cash Investments...................................................................         25,035         39,383
  Construction Funds...........................................................................          5,189          1,405
  Accounts Receivable
    Customers..................................................................................         32,998         25,821
    Connecting Companies.......................................................................         42,145         37,363
    Affiliated.................................................................................          1,113          2,004
    Other......................................................................................          4,391          6,260
  Notes Receivable--Affiliated.................................................................          3,770          3,660
  Other Current Assets.........................................................................         14,010         12,305
                                                                                                 --------------  -------------
                                                                                                       308,565        311,736
                                                                                                 --------------  -------------
INVESTMENTS
  Costs in Excess of Underlying Book Values of Subsidiaries, net of accumulated amortization of
    $20,162 and $29,560, respectively..........................................................        178,942        182,281
  Cellular Investments.........................................................................         39,999         57,241
  Marketable Securities........................................................................         29,521         17,626
  Other Investments............................................................................         12,373         12,703
                                                                                                 --------------  -------------
                                                                                                       260,835        269,851
                                                                                                 --------------  -------------
TELECOMMUNICATIONS PLANT
  In Service and Under Construction............................................................      1,368,238      1,293,779
  Less Accumulated Depreciation................................................................        580,263        524,418
                                                                                                 --------------  -------------
                                                                                                       787,975        769,361
                                                                                                 --------------  -------------
OTHER ASSETS AND DEFERRED......................................................................          3,806          1,981
                                                                                                 --------------  -------------
TOTAL ASSETS...................................................................................   $  1,361,181    $ 1,352,929
                                                                                                 --------------  -------------
                                                                                                 --------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-41

                        THE TDS TELECOMMUNICATIONS GROUP

                                 BALANCE SHEETS
                          LIABILITIES AND GROUP EQUITY

                                                                                                  (UNAUDITED)
                                                                                                 SEPTEMBER 30,   DECEMBER 31,
                                                                                                 --------------  -------------
                                                                                                      1997           1996
                                                                                                 --------------  -------------
                                                                                                    (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
  Current Portion of Long-Term Debt............................................................   $     13,494    $    13,554
  Notes Payable--Affiliated....................................................................         28,788         27,542
  Accounts Payable
    Connecting Companies.......................................................................         15,299         17,852
    Affiliated.................................................................................          2,642          4,305
    Other......................................................................................         20,172         23,904
    Advance Bills and Customer Deposits........................................................          5,106          5,423
    Accrued Federal Income Taxes due TDS.......................................................          2,059          9,849
    Other Accrued Taxes........................................................................          9,972          8,426
    Other......................................................................................          9,954         10,038
                                                                                                 --------------  -------------
                                                                                                       107,486        120,893
                                                                                                 --------------  -------------
DEFERRED CREDITS
  Net Deferred Income Tax Liability............................................................         54,761         57,217
  Post-retirement Benefits Obligation Other Than Pensions......................................         11,700         10,804
  Other........................................................................................         12,864         14,064
                                                                                                 --------------  -------------
                                                                                                        79,325         82,085
                                                                                                 --------------  -------------
LONG-TERM DEBT, excluding current portion......................................................        547,339        547,290
LONG-TERM DEBT--Affiliated.....................................................................        230,274        237,035
                                                                                                 --------------  -------------
                                                                                                       777,613        784,325
                                                                                                 --------------  -------------
MINORITY INTEREST IN SUBSIDIARIES..............................................................         22,862         21,810
                                                                                                 --------------  -------------
TDS TELECOMMUNICATIONS GROUP EQUITY............................................................        373,895        343,816
                                                                                                 --------------  -------------
TOTAL LIABILITIES AND GROUP EQUITY.............................................................   $  1,361,181    $ 1,352,929
                                                                                                 --------------  -------------
                                                                                                 --------------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                                     III-42

                        THE TDS TELECOMMUNICATIONS GROUP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The TDS Telecommunications Group ("Telecom Group") primarily consists of TDS Telecommunications Corporation and its subsidiaries ("TDS Telecom"), a wholly owned subsidiary of TDS which operates landline telephone companies. The Telecom Group also includes the attribution of certain TDS debt. The Telecom Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Telecom Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Telecom Group, as determined by the Board of Directors of TDS.

1. The interim, unaudited financial statements included herein have been prepared by TDS, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although TDS believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these interim, unaudited financial statements be read in conjunction with the audited financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

    The accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of September 30, 1997 and December 31, 1996, and the results of operations and cash flows for the nine months ended September 30, 1997 and 1996. The results of operations for the nine months ended September 30, 1997 and 1996, are not necessarily indicative of the results to be expected for the full year.

2.  BASIS OF PRESENTATION
    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other businesses of TDS. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Retained Interest in the Cellular Group, the Telecom Group and the Aerial Group, the Corporate operations (including corporate

                                     III-43

                        THE TDS TELECOMMUNICATIONS GROUP
    management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximate 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems, Inc. In each Tracking Group would initially be retained as Retained Interests in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U. S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U. S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U. S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis

                                     III-44

                        THE TDS TELECOMMUNICATIONS GROUP
    that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

3. Certain amounts reported in prior periods have been reclassified to conform to the current period presentation.

4.  Pro Forma Net Income and Earnings per Share

    Pro forma net income attributable to the Telecom Group and to the TDS Group through the Retained Interest assumes that the Telecom Public Offering has not taken place and therefore 75% of Net Income is attributable to the Telecom Group Shares and 25% of Net Income is attributable to the Retained Interest for the TDS Group.

    Earnings per share was omitted from the historical statements of earnings since the Telecom Group Shares were not part of the equity structure of TDS and the Articles of Incorporation did not allow for the issuance of the Telecom Group Shares for the periods presented.

5.  Supplemental Cash Flow Information

    Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months to twelve months are classified as temporary investments. Temporary investments are stated at cost, which approximates market. Those investments with original maturities of more than 12 months are classified as marketable securities and are stated at amortized cost.

                                     III-45

                        THE TDS TELECOMMUNICATIONS GROUP

    The Telecom Group acquired no telephone companies in 1997 and five in 1996. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed and Common Shares issued.

                                                                                       NINE MONTHS ENDED
                                                                                         SEPTEMBER 30,
                                                                                      --------------------
                                                                                              1996
                                                                                      --------------------
                                                                                          (DOLLARS IN
                                                                                           THOUSANDS)
Property, plant and equipment.......................................................      $     48,623
Cellular licenses...................................................................            (4,552)
Increase in equity method investment in cellular interests..........................            (4,726)
Franchise costs.....................................................................             8,569
Long-term debt......................................................................           (22,979)
Deferred credits....................................................................            (7,363)
Other assets and liabilities, excluding cash and cash equivalents...................            10,488
Minority interest...................................................................            (2,552)
TDS Common Shares issued and issuable...............................................           (17,765)
                                                                                              --------
    Decrease in cash due to acquisitions............................................      $      7,743
                                                                                              --------
                                                                                              --------

    The following table summarizes interest and income taxes paid, and other noncash transactions.

                                                                                      NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,
                                                                                     --------------------
                                                                                       1997       1996
                                                                                     ---------  ---------
                                                                                         (DOLLARS IN
                                                                                          THOUSANDS)
Interest Paid......................................................................  $  17,606  $  16,460
Income Taxes Paid..................................................................  $  36,860  $  36,461

    6. Long-term debt includes the debt of the parent company, TDS, which was attributed to the Telecom Group by the Board of Directors of TDS.

    TDS has also attributed certain other long-term debt (Long-term debt--affiliated) to the Telecom Group from the TDS Group. Such debt is being treated as an unsecured interest bearing instrument at an interest rate equal to 1/2% above the prime rate until the principal amount becomes due. Interest at a rate equal to 2 1/2% above such prime rate would accrue on any overdue principal or overdue installment of interest. No principal will be payable until maturity, January 4, 1999. TDS has also attributed the tax benefit relating to the interest expense of all attributed debt to the Telecom Group.

                                     III-46

                                                                        ANNEX IV

                 DESCRIPTION OF THE AERIAL COMMUNICATIONS GROUP

    The Aerial Communications Group ("Aerial Group") consists solely of Aerial Communications, Inc. and its subsidiaries ("Aerial"), an 82.8%-owned subsidiary of TDS which is developing broadband personal communications services. The Aerial Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Aerial Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Aerial Group, as determined by the Board of Directors of TDS.

    Aerial Communications, Inc. (NASDAQ symbol "AERL"), together with its subsidiaries is a provider of Personal Communications Services ("PCS") in the Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus Major Trading Areas ("MTAs") (collectively, the "PCS Markets"). The PCS Markets include approximately 27.6 million population equivalents ("POPs"). Aerial has constructed networks for its PCS Markets using Global System for Mobile Communication ("GSM") technology. Aerial has commenced service in all its markets. By year end 1997, Aerial expects its system coverage to total approximately 80% of the six MTAs' total population.

    PCS is the term used to describe the wireless telecommunications services that are offered by those companies that acquired licenses for radio spectrum (frequency range 1850-1990 MHZ) in the Federal Communications Commission ("FCC") auctions and are the newest entrants in the wireless telecommunications market. PCS competes directly with existing cellular telephone, paging and specialized mobile radio services. Aerial believes that PCS providers will be the first in most markets to offer mass market all-digital mobile networks. In addition, PCS providers may be among the first to be able to offer mass market wireless local loop applications, in competition with switched and direct access local telecommunications services.

    Aerial's strategic goal is to take full advantage of the potential of wireless telecommunications. Aerial sees an opportunity for significant growth in the wireless telecommunications market through the shift of existing wireless usage patterns from applications focused on business use, special occasions and emergencies to much broader applications for everyday use. Aerial is structured to meet the increasingly competitive challenges of the wireless telecommunications marketplace, and has a marketing-oriented approach focused on serving its customers and their needs. Since 1983, the demand for wireless telecommunications services has grown dramatically as cellular, paging and other emerging wireless personal communications services have become widely available and increasingly affordable. Since its introduction in 1983, the number of domestic cellular telephone subscribers, both analog and digital, has grown from approximately 91,600 in 1984 to an estimated 49 million at June 30, 1997, which represents U.S. market penetration of approximately 19%.

    During 1996 and early 1997, Aerial contracted for network equipment, billing systems, support software and the equipment and services necessary to launch service. Additionally during this period, Aerial completed the design for its PCS networks, acquired and built out the switching centers serving each market, leased and built out a National Operations Center, leased or purchased the cell sites required to launch and commenced zoning and building the sites. The Columbus MTA launched service on March 27, 1997. Aerial's five remaining MTAs launched service during the second quarter of 1997. Across all six markets, Aerial launched with approximately 600 cell sites in service. Aerial launched service in its Orlando market in early November of 1997. Aerial anticipates having more than 1,000 cell sites in service by the end of 1997. The coverage of Aerial's PCS networks includes the major metropolitan areas within the PCS Markets, as well as portions of the major highway corridors extending out from those areas. All of the senior management positions and other key management positions have been staffed. Key operating and marketing staff have been put in place in each of the PCS Markets.

    In November 1996, Aerial entered into a Member Control Agreement ("Agreement") forming a joint venture with Rural Cellular Corporation ("RCC") to build out certain rural areas covering approximately 530,000 POPs in the Minneapolis MTA. In 1997 RCC exercised its option in the Agreement to add an additional 156,000 POPs to the joint venture. Aerial has contributed 20 MHZ of its Minneapolis MTA license covering certain territories as defined in the Agreement in return for a 49% equity interest in the joint venture. RCC will be responsible for building out the network and for the ongoing operations. It is anticipated that the joint venture will purchase services such as network switching and customer billing from Aerial. The network will use GSM technology. Aerial expects to benefit from the joint venture by extending the GSM footprint without the capital investment required to build out the network.

TECHNOLOGY

    With GSM technology, Aerial offers easy-to-use, interactive menu-driven phones, and advanced features such as caller identification and a smart card, as well as more complex features such as text messaging, which allows the GSM handset to function as a two-way messaging device. In the future, Aerial intends to increasingly emphasize services which are expected to increase the size and scope of the wireless market such as wireless data and information services as well as wireless local loop services. Aerial anticipates that PCS will ultimately offer a competitive alternative to wireline telephone service as PCS networks are constructed and PCS operators form strategic alliances.

    GSM is not compatible with other PCS or cellular technologies. However, compatibility can be achieved through the use of handsets that support multiple technologies. Aerial expects that compatibility between GSM and the existing analog cellular systems will be achieved with the use of dual-mode handsets. Dual-mode handsets are expected to be available in 1998. Because analog cellular service is available nationwide, Aerial expects that PCS customers will be able to roam into service areas served by analog cellular providers.

    To date, seventeen other North American PCS licensees have implemented or announced their intention to utilize the GSM protocol in the construction of their networks. GSM committed providers in the U.S. have licenses to cover approximately 260 million POPs (representing approximately 98% of the population of the United States) and approximately 25 million POPs in Canada, although their can be no assurance that all the licensees will build-out their licensed territory. GSM systems are currently in commercial operation in over 700 North American cities with more than one million customers. Aerial anticipates that its customers will be able to roam substantially throughout the United States, either on other GSM-based PCS networks or by using dual-mode handsets that can also be used on existing cellular networks.

    Aerial is a member of the North American GSM Alliance LLC ("GSM Alliance"), an all-digital wireless PCS network of U.S. and Canadian carriers. The GSM Alliance was established to create a national network and develop seamless wireless communications for customers, whether at home, away or abroad. The GSM Alliance's collaborative efforts focus on serving the wireless customer efficiently by addressing the areas of roaming, customer care, national distribution, and data communications. Aerial is also a part of the GSM North America consortium, which is the North American interest group for the GSM MoU Association. Formed in 1995, GSM North America brings together service providers and equipment manufacturers to identify and resolve issues related to making GSM the premier PCS digital technology.

WIRELESS TELECOMMUNICATIONS INDUSTRY

    OVERVIEW. Wireless service is currently available using analog or digital technology. Most wireless services currently transmit voice and data signals over analog-based networks by varying the amplitude or frequency of one continuous electronic signal transmitted over a single radio channel. Analog technology currently has several limitations, including inconsistent service quality, lack of privacy, limited capacity and less reliability in transferring data without errors. Aerial has chosen GSM, which utilizes a digital technology, for use in the PCS Markets. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This additional capacity, along with improvements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet).

    While digital technology serves generally to reduce transmission interference relative to analog technology, coding methods in the 8 Kb vocoder cellular digital handsets which have been deployed by several digital wireless operators using TDMA technology cause a perceptible decline in voice quality. This gap in voice quality has proven to be a significant barrier to cellular operators attempting to switch their customers from analog to digital service. Manufacturers have developed enhanced 13 Kb vocoder digital handsets for both PCS and digital cellular networks using GSM or CDMA technology and an 8Kb vocoder using TDMA technology. These new handsets are expected to offer digital voice transmission comparable to wireline quality.

    PCS spectrum differs from existing cellular and specialized mobile radio ("SMR") spectrum in three basic ways: frequency, spectrum and geographic division. PCS networks will operate in a higher-frequency range (1850-1990 MHZ) compared to the cellular and SMR frequency (800-900 MHZ). PCS is comprised of 30 or 10 MHZ spectrum versus 25 MHZ spectrum for cellular networks. As a result of the improved capacity of the infrastructure and large allocation of spectrum in the A, B and C PCS frequency Blocks, PCS will have more capacity for new wireless services such as data and video transmission. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs and 493 Basic Trading Areas ("BTAs") as opposed to cellular's 306 Metropolitan Statistical Areas ("MSAs") and 428 Rural Service Areas ("RSAs"). An MTA license generally covers a much larger geographic area than a BTA, MSA or RSA license.

    OPERATION OF WIRELESS NETWORKS. Wireless service areas are divided into smaller geographic areas called "cells", each of which contains an antenna and a base transceiver station ("BTS") consisting of a low-power transmitter, a receiver and signaling equipment. The cells are typically configured on a grid in a honeycomb-like pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. The BTS in each cell is connected by microwave, fiber optic cable or telephone wires to a switching office ("mobile switching center" or "MSC"). The MSC controls the operation of the wireless telephone network for its entire service area, performing inter-BTS hand-offs, managing call delivery to handsets, allocating calls among the cells within the network and connecting calls to local landline telephone systems or to long-distance telephone carriers. Wireless service providers have interconnection agreements with various local exchange carriers and interexchange carriers, thereby integrating the wireless telephone network with landline telecommunications systems. Because two-way wireless networks are fully interconnected with landline telephone networks and long-distance networks, customers can receive and originate both local and long-distance calls from their wireless telephones.

    The signal strength of a transmission between a handset and a BTS antenna declines as the handset moves away from the BTS antenna. The MSC and the BTSs monitor the signal strength of calls in process. When the signal strength of a call declines to a predetermined level, the call may be "handed off" to another BTS that can establish a stronger signal with the handset. If a handset leaves the service area of the wireless service provider, the call is disconnected unless an appropriate technical interface is established to hand off the call to an adjacent service provider's system.

    Operators of wireless networks frequently agree to provide service to customers from other compatible networks who are temporarily located or traveling through the operator's service area. Such customers are called "roamers." Agreements among network operators allocate revenues received from roamers. With automatic roaming, wireless customers are preregistered in certain networks outside their home service area and receive service automatically while they are roaming. Other roaming features permit calls to a customer to follow the customer into different networks, so that the customer will continue to receive calls in a different network just as if the customer were within his or her service area.

    Wireless customers generally are charged separately for monthly access, airtime, long-distance calls and custom-calling features (although custom-calling features may be included in monthly access charges in certain pricing plans). Wireless network operators pay fees to local exchange and long-distance telephone companies for access to their networks and toll charges based on standard or negotiated rates. When wireless operators provide service to roamers from other networks, they generally charge roamer air-time usage rates, which usually are higher than standard air-time usage rates for their own customers, and additionally may charge daily access fees. Special, discounted rate roaming arrangements, often between neighboring operators who wish to stimulate usage in their respective territories, provide for reduced roaming fees and no daily access fees.

PRODUCTS AND SERVICES

    Aerial offers coverage in those areas of the PCS Markets where most of the population lives and works. Subsequent construction of its PCS networks will provide urban and suburban coverage which is competitive with that of current cellular operators. Aerial provides roaming capabilities, through agreements with other GSM and cellular operators.

    Aerial's two primary sources of revenues are similar to those available to other cellular system providers. Service revenue primarily consists of charges for access, airtime and value-added services provided to Aerial's retail customers who use the network operated by Aerial, and charges for long-distance calls made on Aerial's systems. Equipment sales revenue consists of the sale of handsets and related accessories to retailers, independent agents and end user customers. At September 30, 1997, Aerial had nearly 65,000 customers. Service revenues and equipment sales revenues totaled $12.9 million and $12.9 million, respectively, for the nine months ended September 30, 1997.

    AERIAL PROVIDES THE FOLLOWING SERVICES AND FEATURES:

    THE SMART CARD. GSM technology employs a Smart Card which contains a microchip containing detailed information about a customer's service profile. The Smart Card allows Aerial to initiate services or change a customer's service package from a remote location. The Smart Card also allows customers to roam onto other participating GSM-based networks by using their cards in handsets compatible with the local network.

    FEATURE-RICH HANDSETS. As part of its basic service package, Aerial provides easy-to-use, interactive menu-driven phones that enable customers to utilize the features available in a GSM network. These handsets primarily use words and easy-to-use menus rather than numeric codes to operate handset functions such as call-forwarding, call-waiting and text messaging.

    SHORT TEXT MESSAGING. GSM technology allows for the capability to send and receive short text messages, similar to two-way radio paging services. This service allows Aerial to offer a quicker and less expensive form of wireless communication when a full conversation is not necessary.

    ENHANCED SECURITY. Aerial's service provides greater security from eavesdropping and cloning than existing wireless service. Greater conversation security is provided by the encryption code of the digital GSM signal. Greater fraud protection is provided because GSM handsets require the use of a Smart Card with a sophisticated authentication scheme, the replication of which is virtually impossible.

    As the market for wireless telecommunications services continues to develop, Aerial expects to offer advanced wireless applications such as mobile data services, wireless private branch exchange applications, wireless local loop services and other individually customized wireless products and services.

MARKETING AND DISTRIBUTION

    Aerial's marketing objective is to create demand for its PCS service by clearly differentiating its service offerings. Aerial believes the strength of its marketing efforts will be a key contributor to its success. Aerial has developed overall marketing strategies as well as certain, specific local marketing strategies for each PCS Market.

    Aerial's mass marketing efforts emphasize the value of Aerial's high-quality, innovative services and are supported by heavily promoting the Aerial brand name. This is supported by a substantial advertising program.

    Aerial offers its services and products through traditional cellular sales channels as well as through new, lower cost channels. Aerial utilizes traditional sales channels which include mass merchandisers and retail outlets, company retail stores, sales agents and a direct sales force. National distributors include Best Buy, Circuit City, Office Depot, Office Max and Radio Shack in certain markets. Aerial currently also distributes its services and products through over 50 company retail locations (mall stores, strip mall stores and kiosks). Based in part upon the remote activation feature of the GSM Smart Card, Aerial also intends to develop distribution innovations such as simplified retail sales processes and lower-cost channels which include inbound telesales, affinity marketing programs, neighborhood sales and on-line sales.

SOURCES OF EQUIPMENT

    Aerial does not manufacture any of the GSM network equipment, handsets or accessories ("equipment") used or anticipated to be used in its operations. The equipment Aerial uses or anticipates to use is available from multiple sources, and Aerial anticipates such equipment will continue to be available to Aerial in the foreseeable future, consistent with normal manufacturing and delivery lead times. As GSM uses an open system architecture, and due to the fact that GSM has well-developed features, software systems and equipment that are available "off the shelf", Aerial is able to design its GSM networks and systems without being dependent upon any single manufacturing source. Nokia Telecommunications Inc. has been Aerial's sole supplier of digital radio channel and switching infrastructure equipment during the initial build-out of its PCS networks. Aerial's current handset vendors are Nokia Mobile Phones, Inc., Ericsson Inc., and Mitsubishi Wireless Communications, Inc.

AERIAL'S PCS MARKETS

    The PCS Markets cover large areas which, in general, have attractive demographic characteristics including growing populations, high population densities, favorable commuting patterns, high median household incomes and favorable business climates. Aerial believes the geographic diversity of the PCS Markets mitigates adverse consequences which may result from an economic slowdown in one particular region.

COMPETITION

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades to existing analog cellular networks, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. Accordingly, Aerial expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Aerial will compete directly with up to five other PCS providers in each of its PCS Markets. The other successful bidders in the FCC's broadband Block A and Block B PCS auction in each of the six PCS Markets were PCS PrimeCo (Houston and Tampa-St. Petersburg-Orlando), Sprint Spectrum (Minneapolis, Pittsburgh and Kansas City) and AT&T Wireless Services, Inc. (Columbus). Aerial also expects that existing cellular providers in the PCS Markets, most of which have an infrastructure in place and have been operational for a number of years, will upgrade their networks to provide comparable services in competition with Aerial. Principal cellular providers in the PCS Markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Corporation, AirTouch Communications, Inc., Southwestern Bell, Bell Atlantic-NYNEX Mobile and Ameritech Cellular. Additionally, Aerial competes with SMR provider Nextel Communications, Inc. in each of its six PCS Markets.

    Aerial also expects to compete with other communications technologies that now exist, such as paging, enhanced specialized mobile radio ("ESMR") and global satellite networks, and expects to compete with cellular and PCS resellers. In the future, cellular service and PCS will also compete more directly with traditional landline telephone service providers and with cable operators who expand into the offering of traditional communications services over their cable systems. In addition, Aerial may face competition from technologies that may be introduced in the future.

    All of such competition is expected to be intense. There can be no assurance that Aerial will be able to compete successfully in this environment or that new technologies and products that are more commercially effective than Aerial's technologies and products will not be developed. In addition, many of Aerial's competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of Aerial and have significantly greater experience than Aerial in testing new or improved telecommunications products and services and obtaining regulatory approvals. Some competitors are expected to market other services, such as cable television access, with their wireless telecommunications service offerings. Several of Aerial's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States.

    Handsets used for GSM-based PCS networks are not automatically compatible with cellular systems, and vice versa. Aerial expects dual-mode handsets to be available in 1998, which will permit its customers to roam by using the existing cellular wireless network in other markets. Until then, this lack of interoperability may impede Aerial's ability to attract current cellular customers or potential new wireless communication customers that desire the ability to access service providers in several markets.

    Aerial anticipates that market prices for two-way wireless services generally will decline in the future based on increased competition. Aerial will compete to attract and retain customers principally on the basis of services and enhancements, its customer service, the size and location of its service areas and pricing. Aerial's ability to compete successfully will also depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors, which could adversely affect Aerial's operating margins.

REGULATION

    REGULATORY ENVIRONMENT. The FCC regulates the licensing, construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the Communications Act, and the rules, regulations and policies promulgated by the FCC thereunder. Under the Communications Act, the FCC is authorized to allocate, grant and deny licenses for PCS frequencies, establish regulations governing the interconnection of PCS networks with wireline and other wireless carriers, grant or deny license renewals and applications for transfer of control or assignment of PCS licenses, and impose forfeitures for violations of FCC regulations.

    In addition, the 1996 Act, which amended the Communications Act, mandates significant changes in existing telecommunications rules and policies to promote competition, ensure the availability of telecommunications services to all parts of the nation and to streamline regulation of the telecommunications industry to remove regulatory burdens, as competition develops and makes regulation less necessary. The FCC promulgated and continues to promulgate regulations governing construction and operation of wireless providers, licensing (including renewal of licenses) and technical standards for the provision of PCS services under the Communications Act, and is implementing the legislative objectives of the 1996 Act, as discussed below.

    PCS LICENSING. The FCC established PCS service areas in the United States and its possessions and territories based upon Rand McNally's market definition of 51 MTAs comprised of 493 smaller BTAs. Each MTA consists of at least two BTAs.

    The FCC has allocated 120 MHZ of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHZ of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHZ blocks ("A" and "B" Blocks) licensed for each of the 51 MTAs, one 30 MHZ block ("C" Block) licensed for each of the 493 BTAs, and three 10 MHZ blocks ("D," "E" and "F" Blocks) licensed for each of the 493 BTAs. A PCS license has been awarded for each MTA and BTA in every block, for a total of more than 2,000 licenses. This means that in any PCS service area as many as six licensees could be operating separate PCS networks. Under the FCC's rules, a broadband PCS licensee may own combinations of licenses with total aggregate spectrum coverage of up to 45 MHZ in a single geographic area. The FCC adopted comprehensive rules that outlined the bidding process, described the bidding application and payment process, established penalties for certain bid withdrawals, default or disqualification and established regulatory safeguards.

    On November 9, 1995, in Cincinnati Bell Telephone Co. v. FCC (Case No. 94-3701/4113), the United States Court of Appeals for the Sixth Circuit granted two petitions for review of an FCC order that had barred certain common ownership of cellular and PCS interests in the same market, and remanded the case to the FCC for further proceedings. Neither of the two petitioners had been barred by cross interests from applying for any of the authorizations the FCC later granted to Aerial. Aerial is watching the FCC proceedings closely.

    The grants of licenses to Aerial are conditioned upon timely compliance with the FCC's build-out requirements, I.E., coverage of one-third of the population of a PCS market within five years of initial license grant and coverage of two-thirds of that population within ten years.

    The FCC also imposes a requirement that all licensees register and obtain FCC registration numbers for all of their antenna towers which require prior FAA clearance. Aerial is currently engaged in this registration process. All new towers must be registered at the time of construction.

    The FCC licenses granted to Aerial are issued for a ten-year period expiring June 23, 2005 and may be renewed. In the event challengers file competing applications in response to any of Aerial's renewal filings, the FCC has rules and policies providing that the application of the licensee seeking renewal will be granted and the application of the challenger will not be considered in the event that the broadband PCS licensee involved has (I) provided "substantial" performance, which is defined as "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal" and (ii) substantially complied with FCC rules, policies and the Communications Act. Although Aerial is unaware of any circumstances which would prevent the approval of any future renewal applications, there can be no assurance that Aerial's licenses will be renewed by the FCC in the future. Moreover, although revocation and involuntary modification of licenses are extraordinary regulatory measures, the FCC has the authority to restrict the operation of licensed facilities or revoke or modify licenses.

    The FCC has proceedings in process which could open up other frequency bands for wireless telecommunications and PCS-like services. There can be no assurance that such proceedings will not result in additional wireless competition.

    In addition, there are citizenship requirements, assignment requirements and other federal regulations and requirements which may affect the business of Aerial.

    RECENT EVENTS. There are certain regulatory proceedings currently pending before the FCC which are of particular importance to the broadband PCS industry.

    In one proceeding, the FCC has imposed new "enhanced 911" regulations in broadband PCS systems to determine the precise location of the person making the emergency call. The new rules require broadband PCS providers to work with local public safety officials to process 911 calls, including those made from mobile telephones not registered with the broadband PCS provider, and to meet phased deadlines for implementing these capabilities.

    The FCC has adopted a limited expansion of the obligation of cellular carriers to serve the subscribers of broadband PCS providers, among others, even though the subscribers involved have no pre-existing service relationship with that carrier. Under these new policies, broadband PCS providers may offer their subscribers handsets which are capable of operating over broadband PCS and cellular networks so that when their subscribers are out of range of broadband PCS networks, they will be able to obtain non-automatic access to cellular networks. The FCC expects that implementation of these roaming capabilities will promote competition between broadband PCS and cellular service providers.

    The FCC has adopted requirements which will make it possible for subscribers to retain, at the same location, their existing telephone numbers when they switch from one service provider to another. This numbering portability will include switching between LEC and other wireline providers, between wireless service providers and between LEC/wireline and wireless providers. LECs have implementation deadlines by the end of 1998. Broadband PCS, cellular and certain other wireless providers have phased implementation deadlines in 1998 and 1999.

    Beginning in October 1997, broadband PCS systems, which previously were "categorically excluded" from having to evaluate their facilities to ensure their compliance with federal "radio frequency" (RF) radiation requirements, were made subject to those requirements. After October 1997, all new broadband PCS facilities must be in compliance when they are brought into service.

    The FCC is also proceeding to implement the 1996 Act. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a Federal-state Joint Board. Much of this implementation is proceeding in numerous, concurrent proceedings with aggressive deadlines. Aerial cannot predict the full extent and nature of developments of the 1996 Act, which will depend, in part, upon interrelationships among state and federal regulators.

    The primary purpose and effect of the new law is to open all telecommunications markets to competition-- including local telephone service. The 1996 Act makes most direct or indirect state and local barriers to competition unlawful. It directs the FCC to preempt all inconsistent state and local laws and regulations, after notice and comment proceedings. It also enables electric and other utilities to engage in telecommunications service through qualifying subsidiaries.

    Only narrow powers over competitive entry are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are consistent with the 1996 Act's universal service provision and necessary for universal services, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry, it retains limited authority to regulate certain competitive practices of state and local regulators.

    Since enactment, the FCC has adopted orders implementing the local competition provisions of the 1996 Act. The FCC found that broadband PCS and certain other wireless providers are entitled to reciprocal compensation, may not be charged for LEC-originated traffic or for code opening/per-number fees, and may obtain LEC interconnection subject to the terms of the 1996 Act. Appeals were taken to the United States Court of Appeals for the Eighth Circuit from these FCC orders by numerous parties alleging that the FCC has exceeded its statutory mandate, among other matters. On July 18, 1997, the Eighth Circuit vacated the FCC's rules prescribing interim rates for reciprocal compensation because it has held that the 1996 Act requires that rate issues are to be decided by the states. It upheld the authority of the FCC to order LECs to interconnect with broadband PCS and other wireless providers and to issue rules relating to certain terms of interconnection between LECs and such providers.

    The 1996 Act establishes principles and a process for implementing a modified "universal service" policy. This policy seeks nationwide, affordable service and access to advanced telecommunications and information services. It calls for reasonably comparable urban and rural rates and services. The 1996 Act also requires universal service to schools, libraries and rural health facilities at discounted rates. In a series of Orders adopted in May, July and August, 1997, the FCC established universal service support mechanisms which require telecommunications providers, including all wireless carriers, to contribute. Aerial has made the required Universal Service Worksheet filings and expects to make the required periodic payments starting in the first quarter of 1998.

    STATE AND LOCAL REGULATION. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues and transfers of control, among other matters. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

    The FCC has pending numerous petitions for pre-emption of state and local regulations which allege such regulations prohibit or impair the provision of interstate or intrastate telecommunications services. It has also requested public comment on a petition requesting pre-emption of moratoria imposed by state and local governments on siting of telecommunications facilities, the imposition of state taxes on the gross receipts of CMRS providers and other proposed state taxes based on the asset value of CMRS licenses awarded by the FCC. The FCC has been actively involved in educating state and local regulatory and zoning authorities as to the prohibitions in the 1996 Act against the creation of unreasonable and discriminatory zoning, taxation or other barriers to new wireless providers.

    The FCC is required to forbear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forbear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

    Aerial and its subsidiaries have been and intend to remain active participants in proceedings before the FCC and before state and local regulatory and zoning authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. Aerial is unable to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings.

SEASONALITY

    Generally, Aerial's operating results are not significantly affected by seasonal factors.

EMPLOYEES

    As of September 30, 1997, Aerial had a total of 1,177 employees. None of Aerial's employees is represented by a labor union. Aerial considers its relations with its employees to be good.

                EXPLANATORY NOTE REGARDING FINANCIAL INFORMATION

    Effective upon completion of the Transactions, Telephone and Data Systems, Inc. ("TDS") will have outstanding five classes of Common Stock: United States Cellular Group Common Shares, which are intended to reflect the performance of the United States Cellular Group; TDS Telecommunications Group Common Shares, which are intended to reflect the performance of the TDS Telecommunications Group; Aerial Communications Group Common Shares, which are intended to reflect the performance of the Aerial Communications Group; and Common Shares and Series A Common Shares which are intended to reflect the performance of Telephone and Data Systems (which will also reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interest in those groups.)

    Although the financial statements of the Aerial Communications Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Aerial Communications Group such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Aerial Communications Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc., Telephone and Data Sytems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities. Financial results arising from the business of Telephone and Data Systems, Inc. (including its Retained Interest in the Aerial Communications Group) or from the business of the Aerial Communications Group could affect the market price of all classes of Common Stock. In addition, any net losses of any of the Telephone and Data Systems, Inc. Groups, including the Aerial Communications Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on all classes of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Aerial Communications Group's financial information.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    The Aerial Communications Group ("Aerial Group") consists solely of Aerial Communications, Inc. and its subsidiaries (the "Company" or "Aerial"), an 82.8%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which is developing broadband personal communications services. The Aerial Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Aerial Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Aerial Group, as determined by the Board of Directors of TDS.

OVERVIEW

    Aerial was formed to acquire Personal Communications Services ("PCS") licenses from the Federal Communications Commission ("FCC"), construct PCS networks in its Major Trading Areas ("MTAs") and offer wireless PCS communications services in these areas.

    Aerial acquired eight licenses in the FCC broadband Block A and Block B PCS auction which concluded in March 1995 (the "FCC auction"). Since its acquisition of PCS licenses, Aerial has been devoting its efforts to recruiting an experienced management team, developing and executing a business plan, raising capital and designing and constructing a PCS network in each of its MTAs (Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus). Aerial has sold its licenses covering the Guam and Alaska MTAs and recorded a total gain on such sales in 1996 of $2.6 million, net of commissions and legal fees.

    Aerial's focus in 1996 has been the development of its PCS business. This focus continued until the launch of commercial service in all its markets in 1997. As of December 31, 1996, Aerial had cleared 150 microwave paths and had commitments to clear 39 paths. Management believes that sufficient paths have been cleared to allow service launch in all six markets. Management contemplates clearing additional paths as it expands its network in 1997. Over 600 cell sites have been secured as zoning and installation work continues. A number of municipalities have adopted cell site zoning moratoria slowing the task of network build-out. Aerial has taken steps to mitigate the impact of all such moratoria affecting its build-out. Moratoria have been particularly challenging for all wireless providers in the Orlando/Orange County, Florida area.

    Aerial is currently capitalizing, as work in process, expenditures for the design, construction and testing of Aerial's PCS networks as well as the cost to relocate dedicated private microwave links currently operating in Aerial's spectrum. Costs associated with developing information systems are also capitalized. Aerial capitalized interest in 1996 solely on its PCS network expenditures financed under the Nokia Credit Agreement, the Series A Zero Coupon Notes and the TDS Revolving Credit Agreement (See "Liquidity and Capital Resources"). Aerial capitalized interest in 1995 on the acquisition cost of the licenses, prior to TDS's $289.2 million equity contribution which covered such costs.

    The following discussion of the consolidated financial condition and results of operations of Aerial for the three years ended December 31, 1996, should be read in conjunction with the Consolidated Financial Statements, the related notes thereto, and the other financial information included herein.

RESULTS OF OPERATIONS

    Aerial's results of operations for 1996 compared to 1995 and 1994 primarily reflect increased activities undertaken to prepare Aerial's MTAs for initiation of commercial PCS services. These activities accelerated in March 1995 after Aerial's purchase of the eight broadband PCS licenses in the FCC auction and significantly increased Aerial's net loss to $37.9 million in 1996 from $6.5 million in 1995 and $1.3 million in 1994. Aerial had no operating revenues in 1996 as commercial service is not anticipated to commence in its first market until March 1997, and expects its net losses to increase during 1997 as Aerial continues its business development activities.

YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

    DEVELOPMENT COSTS-AFFILIATE are management services performed for the Aerial Group by the TDS Group or other groups and incurred in the development of Aerial's business. Development costs-affiliate stayed constant at $1.2 million from 1995 to 1996. Development costs-affiliate were $0.9 million in 1994 which reflected management services costs incurred primarily in preparation for the FCC auction.

    DEVELOPMENT COSTS-OTHER increased to $15.1 million during 1996 from $2.8 million in 1995 and $1.1 million in 1994. The $12.3 million increase between 1996 and 1995 is primarily due to increased consulting fees incurred in the development of Aerial's business and marketing plans and legal expenses incurred in the continuing effort to prepare Aerial's MTAs for commercial PCS services. Development costs-other in 1995 primarily reflect legal expenses related to the FCC auction and the establishment of Aerial's subsidiaries. Development costs-other in 1994 primarily reflect legal expenses incurred in preparation for the FCC auction. Additionally, 1994 costs include a charge to expense for the book value of equipment related to an unsuccessful business development activity.

    GENERAL AND ADMINISTRATIVE EXPENSES increased to $27.7 million during 1996 from $3.6 million in 1995, primarily as a result of the growth of Aerial's management and operating teams and the resulting increases in salaries, employee benefits and overhead expenses. General and administrative expenses in 1994 were not significant.

    INTEREST INCOME-AFFILIATE was $4.5 million in 1996 as a result of interest income earned on the proceeds from Aerial's initial public offering ("IPO"). The proceeds were invested in the TDS cash management program pending use in PCS network development and construction.

    INTEREST INCOME-OTHER increased to $1.2 million in 1996 from $49,000 in 1995 primarily due to $1.1 million in interest income earned in 1996 on the excess proceeds from Aerial's sale of Series A Zero Coupon Notes (See Note 5-Long-Term
Debt) pending use in PCS network development and construction. Interest income-other was not significant in 1994.

    INVESTMENT LOSSES were $0.3 million in 1996 and represent Aerial's share of the 1996 losses of the Wireless Alliance, LLC, a joint venture associated with Aerial's Minneapolis MTA and designed to extend the PCS footprint to areas that were not in Aerial's initial build-out.

    GAIN ON SALE OF PCS LICENSES represents the pretax gain of $0.2 million recognized on the sale of the Guam license in May 1996 and the pretax gain of $2.4 million recognized on the sale of the Alaska license in December 1996.

    INTEREST EXPENSE-AFFILIATE increased to $2.0 million in 1996 from $1.1 million in 1995 and $50,000 in 1994. Interest expense-affiliate represents interest on amounts borrowed under the Revolving Credit Agreement with TDS and fees paid to TDS for serving as guarantor on the Series A Zero Coupon Notes, less interest capitalized.

    INTEREST EXPENSE-OTHER was $0.8 million in 1996 and relates primarily to the Series A Zero Coupon Notes issued in November 1996, less interest capitalized. Interest capitalization in 1996, totaling $1.2 million, is based solely upon construction expenditures incurred related to the PCS network and financed under the Nokia Credit Agreement, the Series A Zero Coupon Notes and the TDS Revolving Credit Agreement (See "Liquidity and Capital Resources"). Interest capitalization in 1995, totaling $16.6 million, represents interest capitalized on the acquisition cost of licenses, prior to TDS's $289.2 million equity contribution which covered such costs.

    Income tax benefit decreased to $0.9 million in 1996 from $2.1 million in 1995 primarily due to an increase in the estimated valuation allowance associated with deferred tax assets. Aerial recognized income tax benefits of $2.1 million in 1995 and $0.7 million in 1994 due primarily to an increase in pretax loss. See "Income Taxes" below for a discussion of Aerial's tax allocation agreement with TDS.

INCOME TAXES

    For federal income tax purposes, Aerial is included in the TDS consolidated tax return. For financial reporting purposes, Aerial computes its federal income taxes as if it were not a member of the TDS consolidated group but filed a separate return.

    For 1995 and prior years, TDS reimbursed Aerial for the federal income tax benefit of any net operating loss of Aerial which reduced the provision for income taxes reflected in TDS's consolidated statements of income. Aerial and TDS entered into a tax allocation agreement which became effective as of January 1, 1996 (the "1996 tax allocation agreement"), pursuant to which, among other things, TDS no longer reimburses Aerial on a current basis for losses or credits used by TDS in the year they are generated. Instead, Aerial will be compensated (i.e., future tax liabilities will be reduced) for TDS's use of tax benefits at such time as Aerial would be able to utilize such benefits on a separate return basis.

    If the 1996 tax allocation agreement had been in place during 1995, Aerial would have recorded a deferred tax asset of $11.9 million (net of a valuation allowance of $6.2 million) and a deferred tax liability of $14.0 million, resulting in deferred tax expense of $2.1 million being recognized in the Consolidated Statements of Operations.

The deferred tax asset primarily relates to the net operating loss ("NOL") carryforward, which requires a valuation allowance to be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to the absence of an established earnings history of Aerial, a valuation allowance has been provided to the extent that temporary differences related to the deferred tax liability do not reverse in the 15 year NOL carryforward period. The deferred tax liability is primarily created due to the accelerated amortization of the PCS license cost and the current deduction of interest that was capitalized for book purposes. Therefore, the deferred tax expense represents that portion of the NOL which was created by accelerated tax amortization of the PCS licenses and the related interest deduction which may not be realized because those temporary differences reverse over 40 years.

INFLATION

    Management believes that inflation affects Aerial's business to no greater extent than the general economy.

LIQUIDITY AND CAPITAL RESOURCES

    The costs of development, construction and start-up activities of Aerial will require substantial capital. As of December 31, 1996, Aerial had expended $305.8 million for licenses, including capitalized interest, $254.4 million for all other capital expenditures and incurred cumulative net losses of $45.9 million. Aerial expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years, while it develops and constructs its PCS networks and builds its customer base.

    Cash flows used by operating activities were $17.8 million in 1996, cash flows provided by operating activities were $0.1 million in 1995 and cash flows used by operating activities were $1.6 million in 1994. Cash used in 1996 resulted from the $37.9 million net loss for the period, offset by a $12.5 million decrease in income tax receivable-affiliate, an increase in other accounts payable of $3.5 million, and $4.1 million net in other items. The cash provided in 1995 resulted largely from a total $9.1 million increase in accounts payable-other, accounts payable-affiliate and accrued interest-affiliate, and from a $10.4 million increase in deferred tax liability. The cash provided by these activities was offset by a $12.3 million increase in income tax refund receivable-affiliate and the $6.5 million net loss for the period. The cash used in 1994 was primarily due to the $1.3 million net loss.

    Cash flows from financing activities provided $164.1 million in 1996, $297.9 million in 1995 and $22.0 million in 1994. In April 1996, Aerial received proceeds from its IPO of $195.3 million, net of underwriting discounts and commissions. Aerial used a portion of the net proceeds to repay the outstanding balance under the Revolving Credit Agreement with TDS. In 1996 Aerial received from TDS $28.8 million representing the balance due in connection with TDS's $289.2 million contribution to the equity capital of Aerial in 1995. The 1995 equity contribution was made to cover the original cost of the licenses acquired in the FCC auction. Cash flows from financing activities in 1995 and 1994 were generated by borrowings under the Revolving Credit Agreement with TDS.

    Cash flows used in investing activities totaled $111.3 million in 1996, $297.8 million in 1995 and $20.4 million in 1994. Such cash requirements in 1996 consisted primarily of $16.5 million of additions to property and equipment and $96.4 million of additions to work in process. Total 1996 additions to work in progress and property and equipment, including noncash transactions, were $242.3 million, including $53.2 million for switching equipment, $150.4 million for cell sites, and $38.7 million for other activity, including information systems development and property and equipment in service (primarily computer equipment and software, office equipment, and leasehold improvements). Cash requirements in 1995 related largely to Aerial's $285.4 million acquisition of eight licenses in the FCC auction and $12.1 million in additions to property and equipment and capitalized construction costs. Cash requirements in 1994 consisted primarily of a $20.4 million payment to the FCC to ensure eligibility in the FCC auction.

    Aerial continues to construct networks in its MTAs. Commercial operations are anticipated to commence in the first market in March 1997.

    Aerial anticipates construction, development and introduction of PCS networks and services will require substantial capital and operating expenditures over the next several years. While construction (including microwave relocation) and other start-up activities may be impacted by many factors, Aerial estimates that the aggregate funds required for 1997 will total approximately $600 million. This amount includes an estimated $365 million of capital expenditures for construction of PCS networks and information systems development and $255 million of estimated working capital requirements.

    Aerial expects 1997 construction and working capital requirements to be financed using a variety of sources, including but not limited to, borrowings under the TDS Revolving Credit Agreement (See Note 4-Revolving Credit Agreement), vendor financing and private equity investors in Aerial. In March 1996, Aerial selected Nokia Telecommunications Inc. ("Nokia") as its sole supplier of digital radio channel and switching infrastructure equipment during the initial build-out of its PCS networks. Nokia has agreed to provide up to $200 million in financing for equipment through a Credit Agreement with Aerial dated June 19, 1996 (the "Credit Agreement" or "Nokia Credit Agreement").

    At Aerial's option it may issue, in tranches, 10-year unsecured zero coupon promissory notes in accordance with the provisions of the Credit Agreement, the proceeds of which are to be paid to Nokia in satisfaction of borrowings by Aerial under the Credit Agreement.

    On November 4, 1996 Aerial issued $226.2 million in aggregate principal amount at maturity of Series A Zero Coupon Notes ("Notes") due in 2006. The issue price of the Notes was 44.2% of the principal amount at maturity or $100 million, and there is no periodic payment of interest. The $100 million proceeds of the sale of the Notes were paid to Nokia in satisfaction of all outstanding obligations and future obligations up to $100 million of Aerial under the Credit Agreement. The per annum yield to maturity on the Notes is 8.34% (computed on a semi-annual bond equivalent basis) calculated from November 4, 1996. The Notes will rank in the same priority with all other unsecured and unsubordinated indebtedness of Aerial. The Notes and the obligations under the Credit Agreement are fully and unconditionally guaranteed by TDS at an annual fee rate of 3%. The Notes are subject to optional redemption by Aerial on and after November 1, 2001, at a purchase price equal to the issue price plus accrued interest through the date of redemption.

    In April 1996, Aerial sold 12,250,000 of its Common Shares, approximately 17.2% of total outstanding shares of common stock, at a price of $17 per share in an initial public offering. The net proceeds from the offering, after underwriters fees, were $195.3 million. A portion of the net proceeds was applied to the repayment of $64.1 million in outstanding indebtedness (including accrued interest) to TDS under the Revolving Credit Agreement. Aerial had available $250 million under the Revolving Credit Agreement with TDS as of December 31, 1996.

    In November 1996 Aerial entered into a Member Control Agreement ("Agreement") to establish a joint venture with Rural Cellular Corporation ("RCC") to be known as the Wireless Alliance, LLC. The joint venture was formed to build out certain rural areas covering approximately 530,000 population equivalents ("POPs") in the Minneapolis MTA. Aerial has agreed to contribute 20 MHZ of its Minneapolis MTA license covering certain territories as defined in the Agreement in return for a 49% equity interest in the joint venture. RCC will be responsible for building out the network and for the ongoing operations. It is anticipated that the joint venture will purchase services such as network switching and customer billing from Aerial. Aerial expects to benefit from the joint venture by extending its footprint without the capital investment required to build the network. The Agreement is awaiting FCC approval.

    Aerial believes that its capital resources will be sufficient to fund its complete network build-out and cover operating losses into the second half of 1997. In addition to the Revolving Credit Agreement with TDS, sources of additional capital may include additional vendor financing as well as private equity and debt financing by Aerial or its subsidiaries. If sufficient funding is not made available to Aerial on terms and prices acceptable to Aerial, Aerial would have to reduce its construction and development programs, which could have a material adverse impact on Aerial's financial condition and results of future operations.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
  STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT TDS'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN AERIAL'S MARKETS; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; AND UNANTICIPATED CHANGES IN GROWTH IN PCS CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN AERIAL'S MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                        THE AERIAL COMMUNICATIONS GROUP
                            STATEMENTS OF OPERATIONS

                                                                                                                CUMULATIVE
                                                                                 YEAR ENDED DECEMBER 31,       JULY 23, 1991
                                                                             --------------------------------   TO DECEMBER
                                                                                1996       1995       1994       31, 1996
                                                                             ----------  ---------  ---------  -------------
                                                                                         (DOLLARS IN THOUSANDS)
OPERATING EXPENSES:
  Development costs--affiliate.............................................  $    1,163  $   1,221  $     856   $     3,410
  Development costs--other.................................................      15,107      2,767      1,119        19,070
  General and administrative...............................................      27,680      3,574          2        31,266
                                                                             ----------  ---------  ---------  -------------
OPERATING (LOSS)...........................................................     (43,950)    (7,562)    (1,977)      (53,746)
OTHER INCOME, NET
  Interest income--affiliate...............................................       4,488     --         --             4,488
  Interest income--other...................................................       1,158         49          2         1,215
  Investment losses........................................................        (304)    --         --              (304)
  Gain on sale of PCS licenses.............................................       2,582     --         --             2,582
                                                                             ----------  ---------  ---------  -------------
                                                                                  7,924         49          2         7,981
                                                                             ----------  ---------  ---------  -------------
(LOSS) BEFORE INTEREST AND INCOME TAXES....................................     (36,026)    (7,513)    (1,975)      (45,765)
Interest expense--affiliate................................................       1,960      1,051         50         3,116
Interest expense--other....................................................         802     --         --               802
                                                                             ----------  ---------  ---------  -------------
(LOSS) BEFORE INCOME TAXES.................................................     (38,788)    (8,564)    (2,025)      (49,683)
Income tax (benefit).......................................................        (867)    (2,096)      (742)       (3,810)
                                                                             ----------  ---------  ---------  -------------
NET (LOSS).................................................................  $  (37,921) $  (6,468) $  (1,283)  $   (45,873)
Net (Loss) to Minority Shareholders of Aerial..............................       4,944     --         --           --
                                                                             ----------  ---------  ---------  -------------
Net (Loss) to TDS..........................................................  $  (32,977) $  (6,468) $  (1,283)  $   (45,873)
                                                                             ----------  ---------  ---------  -------------
                                                                             ----------  ---------  ---------  -------------
Pro Forma (Unaudited): (See Note 2)
Net (Loss) Attributable to the TDS Group through Retained Interest.........  $   (8,244) $  (1,617) $    (321)  $   (11,468)
Net (Loss) Attributable to Aerial Communications Group Common Shares.......  $  (24,733) $  (4,851) $    (962)  $   (34,405)

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP
                            STATEMENTS OF CASH FLOWS

                                                                                                                 CUMULATIVE
                                                                               YEAR ENDED DECEMBER 31,          JULY 23, 1991
                                                                        --------------------------------------   TO DECEMBER
                                                                            1996          1995         1994       31, 1996
                                                                        ------------  ------------  ----------  -------------
                                                                                       (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)............................................................  $    (37,921) $     (6,468) $   (1,283)  $   (45,873)
Add (Deduct) adjustments to reconcile net (loss) to net cash (used)
  provided by operating activities:
Depreciation..........................................................         1,934            47      --             1,981
Investment losses.....................................................           304       --           --               304
Gain on sales of PCS licenses.........................................        (2,582)      --           --            (2,582)
Change in accounts payable--affiliates and accrued
  interest--affiliate.................................................        (2,292)        2,676          47           489
Change in accounts payable--other.....................................         3,491         6,401      --             9,892
Change in other accrued interest and other liabilities................         5,721       --           --             5,721
Change in income tax refund receivable--affiliate.....................        12,502       (12,320)       (112)      --
Change in deferred tax asset/liability--net...........................         2,231        10,407        (630)       11,973
Change in other assets and deferred costs.............................        (1,169)         (617)        414        (1,786)
                                                                        ------------  ------------  ----------  -------------
                                                                             (17,781)          126      (1,564)      (19,881)
                                                                        ------------  ------------  ----------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Change in note receivable--affiliate..................................        28,836       --           --            28,836
Change in Revolving Credit Agreement--TDS.............................       (60,238)      297,937      22,009       260,358
Issuance of common stock..............................................       195,485       --           --           195,525
                                                                        ------------  ------------  ----------  -------------
                                                                             164,083       297,937      22,009       484,719
                                                                        ------------  ------------  ----------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in PCS licenses............................................       --           (285,417)    (20,401)     (305,818)
Additions to work in process..........................................       (96,443)       (8,058)     --          (104,501)
Additions to property and equipment...................................       (16,497)       (4,076)     --           (20,573)
Proceeds from sale of PCS licenses....................................         2,275       --           --             2,275
Change in temporary cash and other investments........................          (614)         (261)        (38)         (937)
                                                                        ------------  ------------  ----------  -------------
                                                                            (111,279)     (297,812)    (20,439)     (429,554)
                                                                        ------------  ------------  ----------  -------------
Net Increase in Cash and Cash Equivalents.............................        35,023           251           6        35,284
Cash and Cash Equivalents--
  Beginning of Period.................................................           261            10           4       --
                                                                        ------------  ------------  ----------  -------------
  End of Period.......................................................  $     35,284  $        261  $       10   $    35,284
                                                                        ------------  ------------  ----------  -------------
                                                                        ------------  ------------  ----------  -------------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP

                                 BALANCE SHEETS
                                     ASSETS

                                                                                                            DECEMBER 31,
                                                                                                      ------------------------
                                                                                                         1996         1995
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
CURRENT ASSETS
Cash and cash equivalents:
  General funds.....................................................................................  $       869  $       261
  Affiliated cash equivalents.......................................................................       34,415      --
                                                                                                      -----------  -----------
                                                                                                           35,284          261
  Temporary cash investments........................................................................          315          107
  Note receivable-affiliate.........................................................................      --            28,836
  Note receivable-other.............................................................................        1,925      --
  Income tax refund receivable-affiliate............................................................      --            12,502
  Interest receivable-affiliate.....................................................................          243      --
  Interest receivable-other.........................................................................          508      --
  Other.............................................................................................          556          617
                                                                                                      -----------  -----------
                                                                                                           38,831       42,323
                                                                                                      -----------  -----------
FIXED ASSETS AND LICENSES
  Property and equipment-net of accumulated depreciation of $1,981 in 1996 and
    $47 in 1995.....................................................................................       18,592        4,029
  Work in process...................................................................................      233,831        8,058
  Prepaid network infrastructure costs..............................................................       70,300      --
  Investment in PCS licenses........................................................................      304,354      305,818
                                                                                                      -----------  -----------
                                                                                                          627,077      317,905
                                                                                                      -----------  -----------
OTHER INVESTMENTS...................................................................................        6,771          216
DEFERRED COSTS......................................................................................          148      --
                                                                                                      -----------  -----------
TOTAL ASSETS........................................................................................  $   672,827  $   360,444
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP

                                 BALANCE SHEETS
                          LIABILITIES AND GROUP EQUITY

                                                                                                            DECEMBER 31,
                                                                                                      ------------------------
                                                                                                         1996         1995
                                                                                                      -----------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
  Accounts payable-affiliates.......................................................................  $       489  $     1,284
  Accounts payable-other............................................................................       93,360        6,401
  Accrued interest-affiliate........................................................................      --             1,497
  Microwave relocation costs payable................................................................       17,046      --
  Contribution payable..............................................................................        6,453      --
  Other.............................................................................................        1,978      --
                                                                                                      -----------  -----------
                                                                                                          119,326        9,182
                                                                                                      -----------  -----------
REVOLVING CREDIT AGREEMENT--TDS.....................................................................      --            60,238
                                                                                                      -----------  -----------
LONG-TERM DEBT......................................................................................      103,743      --
                                                                                                      -----------  -----------
DEFERRED TAX LIABILITY--NET.........................................................................       11,973        9,742
                                                                                                      -----------  -----------
AERIAL COMMUNICATIONS GROUP EQUITY..................................................................      437,785      281,282
                                                                                                      -----------  -----------
TOTAL LIABILITIES AND GROUP EQUITY..................................................................  $   672,827  $   360,444
                                                                                                      -----------  -----------
                                                                                                      -----------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP

                         NOTES TO FINANCIAL STATEMENTS

    The Aerial Communications Group ("Aerial Group") consists solely of Aerial Communications, Inc. and its subsidiaries ("Aerial"), an 82.8%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which is developing broadband personal communications services. The Aerial Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Aerial Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Aerial Group, as determined by the Board of Directors of TDS.

1.  ORGANIZATION OF BUSINESS

    Aerial was incorporated in Delaware on July 23, 1991, as American Portable Telecommunications, Inc. and changed its name to American Portable Telecom, Inc.("APTI") effective December 14, 1995. On November 12, 1996, Aerial changed its name to Aerial Communications, Inc. Aerial was formed to acquire Personal Communications Services ("PCS") licenses, construct PCS networks in its Major Trading Areas ("MTAs") and offer wireless PCS communications services in these areas. Aerial acquired its licenses in the Federal Communications Commission ("FCC") broadband Block A and Block B PCS auction (the "PCS auction") which concluded in March 1995. Aerial acquired licenses in the Columbus (Ohio), Houston (Texas), Kansas City (Missouri), Minneapolis (Minnesota), Pittsburgh (Pennsylvania), and Tampa-St. Petersburg-Orlando (Florida) MTAs covering approximately 27.6 million population equivalents ("POPs").

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of a residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other business of TDS. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group.

                        THE AERIAL COMMUNICATIONS GROUP

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The TDS Group reflects primarily the TDS Retained Interest in the Cellular Group, the Telecom Group, and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc.(the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U.
S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems, Inc. in each Tracking Group would initially be retained as Retained Interest in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U.S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U. S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies

                        THE AERIAL COMMUNICATIONS GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U. S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

    (A) DEVELOPMENT STAGE COMPANY

    Aerial was originally incorporated to conduct development activities to obtain a "pioneer's preference" broadband PCS license from the FCC. In 1994, Aerial learned it would not be obtaining a pioneer's preference and charged to expense the book value of all assets related to that activity. Subsequent to that event, Aerial devoted substantially all of its efforts to planning for and participating in the PCS auction. Since its acquisition of PCS licenses, Aerial has been devoting substantially all of its efforts to recruiting an experienced management team, developing and executing a business plan, raising capital and designing and constructing a PCS network in each of its MTAs. Its planned principal operations have not yet commenced as of December 31, 1996. Accordingly, Aerial is a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises."

                        THE AERIAL COMMUNICATIONS GROUP

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (B) PRINCIPLES APPLIED IN FINANCIAL STATEMENTS

    The financial statements include the accounts of Aerial Communications, Inc. and its subsidiaries. During 1995, Aerial established the following subsidiaries which are wholly-owned: APT Operating Company, Inc., which owns 100% of APT Columbus, Inc., APT Kansas City, Inc., APT Tampa/Orlando, Inc., APT Minneapolis, Inc., APT Houston, Inc., APT Pittsburgh General Partner, Inc., APT Alaska, Inc. (license was sold in December 1996), and APT Guam, Inc. (license was sold in May
1996), and 46% of APT Pittsburgh Limited Partnership. APT Pittsburgh General Partner, Inc. owns the remaining 54% of APT Pittsburgh Limited Partnership. All significant intercompany balances and transactions between companies within the Aerial Group have been eliminated.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

    (C) PENSION PLAN

    Effective July 1, 1995, Aerial began providing pension benefits for its employees under a qualified, noncontributory, defined contribution plan. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. Pension costs were $72,000 and $11,000 in 1996 and 1995, respectively.

    (D) CASH AND CASH EQUIVALENTS AND TEMPORARY CASH INVESTMENTS

    Cash and cash equivalents consists of cash on hand and those short-term, highly-liquid investments with original maturities of three months or less. Those investments with original maturities of greater than three months and up to twelve months are classified as temporary cash investments. The carrying amounts reported in the balance sheet for cash and cash equivalents and temporary cash investments approximate their fair values.

    (E) OTHER INVESTMENTS

    Other investments consists of a $6.1 million investment in Wireless Alliance, LLC (the "Investment") and $622,000 of marketable non-equity securities. The marketable non-equity securities are classified as held to maturity. At December 31, 1996, the amortized cost of the marketable non-equity securities (having maturities between one and five years) approximated their aggregate fair value.

    The Investment represents Aerial's interest in a joint venture with Rural Cellular Corporation ("RCC"). Aerial follows the equity method of accounting for the Investment, which recognizes Aerial's proportionate share of income and losses to it under the terms of the November 14, 1996, Member Control Agreement (the "Member Control Agreement"). Income and losses from the Investment are reflected in the statement of operations. At December 31, 1996, Aerial's cumulative share of losses from the Investment was $304,000.

    In connection with the Investment, Aerial recorded a contribution payable which represents the value assigned under the Member Control Agreement to the portion of Aerial's Minneapolis PCS license that will be partitioned and contributed to Wireless Alliance, LLC, pending FCC approval.

    (F) PROPERTY AND EQUIPMENT

    Property and equipment is stated at original cost and includes primarily computer equipment and software, office equipment, leasehold improvements and vehicles. Depreciation is provided based on the straight-line method over the estimated useful lives of the respective assets, generally three years for vehicles and five years for computer equipment and software and office equipment. Leasehold improvements are amortized over ten years or the lease term, whichever is shorter.

                        THE AERIAL COMMUNICATIONS GROUP

    Property and equipment consists of:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996       1995
                                                                                   ---------  ---------
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Computer equipment/software......................................................  $  15,951  $   2,120
Office equipment.................................................................      3,180      1,462
Leasehold improvements...........................................................      1,305        494
Vehicles.........................................................................        137     --
                                                                                   ---------  ---------
                                                                                      20,573      4,076
Accumulated depreciation.........................................................     (1,981)       (47)
                                                                                   ---------  ---------
Property and equipment-net.......................................................  $  18,592  $   4,029
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    (G) WORK IN PROCESS

    Work in process includes expenditures for the design, construction and testing of Aerial's PCS networks as well as the cost to relocate dedicated private microwave links currently operating in Aerial's spectrum in its MTAs. Work in process also includes the costs associated with developing information systems. Aerial capitalizes interest on certain of its work in process expenditures. When the assets are placed in service, Aerial will transfer the assets to the appropriate property and equipment category and depreciate these assets over their respective estimated useful lives, generally ten years for network infrastructure equipment and five years for information systems.

    (H) INVESTMENT IN PCS LICENSES

    Investment in PCS licenses is recorded at historical cost, which includes the $289.2 million purchase price of the licenses acquired by Aerial in the PCS auction plus capitalized interest of $16.6 million incurred while readying the licenses in Aerial's MTAs for use. Aerial recorded capitalized interest through December 31, 1995, when TDS contributed approximately $289.2 million in equity capital to Aerial for the original cost of its licenses. Aerial will begin amortizing its licenses over 40 years upon commencement of service.

    (I) MICROWAVE RELOCATION COSTS PAYABLE

    Microwave relocation costs payable represent obligations of Aerial to pay its share of the costs to relocate dedicated private microwave links currently operating in Aerial's spectrum in its MTAs. The carrying amount reported in the balance sheet for microwave relocation costs payable approximates fair value because of the short maturity of those instruments.

    (J) PRO FORMA NET (LOSS) AND (LOSS) PER SHARE

    Pro forma net (loss) attributable to the Aerial Group and to the TDS Group through Retained Interest assumes that the Aerial Merger has not taken place and therefore 75% of Net (Loss) is attributable to the Aerial Group Shares and 25% of Net (Loss) is attributable to the Retained Interest for the TDS Group. A portion of the Net (loss) is allocated to the minority public shareholders of Aerial prior to attributing the Net (Loss) to the Aerial Group and the TDS Group through Retained Interest.

    (Loss) per Share was omitted from the historical statements of earnings since the Aerial Group Shares were not a part of the equity structure of TDS and the Articles of Incorporation had not been amended to allow for the issuance of the Aerial Group Shares for the periods presented.

                        THE AERIAL COMMUNICATIONS GROUP

    (K) SUPPLEMENTAL CASH FLOW DISCLOSURES

    The following summarizes interest and income taxes paid and certain noncash transactions.

                                                                                                         1996        1995
                                                                                                       ---------  -----------
                                                                                                       (DOLLARS IN THOUSANDS)
Interest paid........................................................................................  $   1,107  $   --
Income tax benefits--cash payments from TDS resulting from taxable losses generated by Aerial in
  prior years........................................................................................     15,598          185
Accrued interest converted to debt under the Revolving Credit Agreement with TDS.....................      2,973       17,699
TDS equity contribution-conversion of debt under the Revolving Credit Agreement to equity and receipt
  of note receivable-affiliate.......................................................................     --          289,194

    In 1996, $199.6 million in additions to work in process and prepaid network infrastructure costs were financed through a combination of long-term debt, accounts payable-other and microwave relocation costs payable.

    During 1996, Aerial incurred interest charges totaling $4.0 million. The interest charges were comprised of $2.0 million paid to TDS relating to the Revolving Credit Agreement (See Note 4--Revolving Credit Agreement), $0.6 million paid to TDS for guarantee fees on the Series A Zero Coupon Notes and obligations under the Nokia Credit Agreement (See Note 5--Long-Term Debt), $70,000 paid to Nokia for interest charges relating to the Credit Agreement and $1.3 million in accrued interest on the Series A Zero Coupon Notes. Of these amounts, Aerial capitalized $1.2 million relating to its work in process expenditures. The remaining $2.8 million was charged to expense.

    During 1995, Aerial incurred interest charges of $17.7 million related to its Revolving Credit Agreement with TDS. Of this amount, Aerial capitalized $16.6 million relating to the development of its PCS licenses. The remaining $1.1 million was charged to expense.

    (L) RECLASSIFICATION

    Certain amounts in prior years have been reclassified to conform to the current year presentation.

3. INCOME TAXES

    Aerial entered into a tax allocation agreement with TDS under which Aerial will continue to join in filing consolidated federal income tax returns with the TDS affiliated group unless TDS's ownership of Aerial falls beneath 80%. For 1995, TDS reimbursed Aerial for the reduction in the provision for federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of Aerial and its subsidiaries in the TDS affiliated group. Aerial had recorded these amounts in "Income tax refund receivable -affiliate" (See
Note 2 (k)--Summary of Significant Accounting Policies--Supplemental Cash Flow Disclosures).

    For tax years beginning after December 31, 1995, TDS no longer reimburses Aerial on a current basis for losses or credits used by the TDS affiliated group. Instead, Aerial is compensated (by an offset to amounts Aerial would otherwise be required to pay to TDS for federal income taxes) for TDS's use of tax benefits at such time as Aerial could utilize such benefits on a separate return basis. Aerial will be required to pay TDS an amount equal to the greater of the federal income tax liability of Aerial, calculated as if it were a separate affiliated group (including any minimum tax liability, notwithstanding the absence of consolidated group liability for minimum tax), or the tax calculated using the highest marginal tax rate (before taking into account tax credits) of the TDS affiliated group.

                        THE AERIAL COMMUNICATIONS GROUP

Aerial records all deferred tax liabilities or assets for the deferred tax consequences of all temporary differences. Income tax provisions are summarized below:

                                                                               YEAR ENDED DECEMBER 31,
                                                                           --------------------------------
                                                                             1996        1995       1994
                                                                           ---------  ----------  ---------
                                                                                (DOLLARS IN THOUSANDS)
Federal income tax provision (benefit):
  Current................................................................  $  (3,098) $  (12,502) $    (112)
  Deferred...............................................................      1,671       9,574       (630)
State income tax provision:
  Current................................................................     --          --         --
  Deferred...............................................................        560         832     --
                                                                           ---------  ----------  ---------
Income tax (benefit).....................................................  $    (867) $   (2,096) $    (742)
                                                                           ---------  ----------  ---------
                                                                           ---------  ----------  ---------

    The temporary differences which gave rise to significant portions of the net deferred tax liability were as follows:

                                                                                        DECEMBER 31,
                                                                                    ---------------------
                                                                                       1996       1995
                                                                                    ----------  ---------
                                                                                         (DOLLARS IN
                                                                                         THOUSANDS)
Deferred tax asset:
  Deferred charges................................................................  $   --      $   3,494
  Net operating loss carryforwards................................................      26,419      1,539
  Less: valuation allowance.......................................................     (15,029)    (1,291)
                                                                                    ----------  ---------
Total deferred tax asset..........................................................  $   11,390  $   3,742
                                                                                    ----------  ---------
                                                                                    ----------  ---------
Deferred tax liability:
  Licenses........................................................................  $   13,650  $   6,612
  Deferred charges-interest.......................................................       6,088      6,092
  Partnership investment..........................................................       2,573        780
  Property and equipment..........................................................         435     --
  Other...........................................................................         617     --
Total deferred tax liability......................................................  $   23,363  $  13,484
                                                                                    ----------  ---------
Net deferred tax liability........................................................  $   11,973  $   9,742
                                                                                    ----------  ---------
                                                                                    ----------  ---------

    Aerial records a deferred tax asset associated with net operating loss carryforwards and then assesses the need for any valuation allowance associated with those carryforwards. At December 31, 1996, the federal net operating loss carryforward available to offset future taxable income is $60.2 million and expires in 2012. The amount of state net operating loss carryforward available to offset future taxable income is $78.0 million and expires between 1997 and 2012.

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. During 1996, the valuation allowance increased $13.7 million primarily due to Aerial's increased net operating losses which will not be reimbursed currently by TDS under the tax allocation agreement effective January 1, 1996. The statutory federal income tax rate is reconciled to Aerial's effective income tax rate below:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                             -------------------------------
                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
Statutory federal income tax rate..........................................      35.0%      35.0%      35.0%
State income taxes, net of federal benefit.................................      (0.9)      (6.3)     --
Effects of valuation allowance on deferred tax asset.......................     (29.7)     --         --
Other......................................................................      (2.2)      (4.2)     --
                                                                             ---------  ---------  ---------
Effective income tax rate..................................................       2.2%      24.5%      35.0%
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                        THE AERIAL COMMUNICATIONS GROUP

4. REVOLVING CREDIT AGREEMENT

    Aerial entered into a Revolving Credit Agreement with TDS on August 1, 1995, which was last amended on December 31, 1995, under which all of the outstanding obligations of Aerial to TDS are incorporated. Pursuant to the Revolving Credit Agreement, Aerial may borrow up to an aggregate of $250 million at an interest rate equal to 1.5% above prime rate until the principal amount becomes due, and pay on demand an interest rate equal to 3.5% above such prime rate on any overdue principal or overdue installment of interest. The advances made under the Revolving Credit Agreement are unsecured. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until its maturity, which is December 31, 1998. The terms of the Revolving Credit Agreement also include, among others, restrictions on incurring certain additional indebtedness and on paying dividends.

    In April, 1996, Aerial used a portion of the net proceeds from its IPO (See
Note 8--Common Stock) to repay TDS $64.1 million, representing the outstanding balance (including accrued interest) under the Revolving Credit Agreement.

    The total amount advanced to Aerial under the Revolving Credit Agreement through December 31, 1995, aggregated $320.6 million. On December 31, 1995, TDS, Aerial's sole shareholder at such time, contributed $289.2 million to the equity capital of Aerial. No cash was paid to Aerial for the equity contribution by TDS. Rather, Aerial reduced the amount outstanding under the Revolving Credit Agreement by $260.4 million and recorded a note receivable-affiliate from TDS for the remaining $28.8 million. Aerial received payment of the entire note receivable from TDS by February 14, 1996. Additionally, in connection with the equity contribution a condition was added which provided that if TDS's ownership of Aerial falls below 70%, the outstanding principal will become payable in full six months after such date. The carrying value of Aerial's borrowings under the Revolving Credit Agreement approximates the fair value of the borrowings, since the Revolving Credit Agreement is variable debt with the interest rate based on the prime lending rate.

5. LONG-TERM DEBT

    On November 4, 1996, Aerial issued $226.2 million in aggregate principal amount at maturity of Series A Zero Coupon Notes ("Notes") due in 2006. The issue price of the notes was 44.2% of the principal amount at maturity or $100 million, and there is no periodic payment of interest. The $100 million issue price of the Notes reflects a yield to maturity of 8.34% per annum (computed on a semi-annual bond equivalent basis) calculated from November 4, 1996. The proceeds from the sale of the Notes were paid to Nokia Telecommunications Inc. ("Nokia") in satisfaction of all outstanding obligations and future obligations up to $100 million of Aerial under the June 19, 1996, Credit Agreement with Nokia ( the "Credit Agreement" or "Nokia Credit Agreement"). The obligations of Aerial under the Notes are fully and unconditionally guaranteed by TDS, at an annual fee rate of 3%. Guarantee fees owed TDS are payable semiannually.

    The Notes are subject to optional redemption by Aerial on and after November 1, 2001, at a purchase price equal to the issue price plus accrued interest through the date of redemption. The Notes are unsecured obligations of Aerial. The Notes rank in the same priority with all other unsecured and unsubordinated indebtedness of Aerial.

    The excess of the proceeds from the sale of the Notes over Aerial's current obligations (i.e., financed purchases under the Credit Agreement) to Nokia is recorded as "Prepaid network infrastructure costs." Aerial will pay Nokia for future equipment purchases by reducing the amount of the prepaid balance by the cost of the equipment purchased. Nokia is paying Aerial monthly interest on the unused portion of the Note proceeds.

    The carrying value of Aerial's Notes is greater than its fair value, estimated to be $101.7 million. The fair value was estimated using discounted cash flow analysis.

6. RELATED PARTY TRANSACTIONS

    Aerial is billed for all services it receives from TDS and other Groups, consisting primarily of general management services and information services. Unless otherwise specified by written agreement, services provided by TDS or other Groups to another Group are charged on the basis of time reports. The costs of such services and any other expenses incurred jointly on behalf of a number of subsidiaries are charged to those subsidiaries on the basis

                        THE AERIAL COMMUNICATIONS GROUP
of the subsidiaries' relative operating revenues and total assets. Aerial believes that this method of allocation is reasonable.

    TDS and certain of its affiliates provided Aerial with centralized management, accounting, commercial, engineering, and data processing services aggregating $2.0 million, $1.2 million and $0.9 million during 1996, 1995 and 1994, respectively.

    TDS completed development of a new financial reporting system for all of its subsidiaries, including Aerial. Aerial recorded approximately $2.4 million related to this system in "Property and Equipment."

    On December 31, 1995, Aerial received equity funding of $289.2 million from TDS. Aerial recorded the $289.2 million in "Additional paid-in capital."

    Aerial deposits its excess cash through a cash management program administered by TDS. Deposits made into the program are generally available to Aerial and bear interest each month equal to 30 day commercial paper rates, plus 0.25%.

7. COMMITMENTS

    The costs of Aerial's development, construction and initial start-up activities will require substantial capital. As of December 31, 1996, Aerial had expended approximately $305.8 million for licenses, including capitalized interest, approximately $254.4 million for other capital expenditures and approximately $45.9 million for operations. Also, as of December 31, 1996, Aerial had orders totaling approximately $40.1 million with Nokia and certain tower vendors for infrastructure equipment as part of Aerial's initial build-out of its PCS networks. Aerial expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years, while it develops and constructs its PCS network and builds a PCS customer base. Aerial estimates that the aggregate funds required for 1997 will total approximately $600 million, with $345 million needed for capital additions and $255 million needed to fund operations. Aerial believes that its capital resources will be sufficient to fund its complete network build-out and cover operating losses into the second half of 1997.

    Aerial and its subsidiaries have leases for certain office facilities and warehouses which are classified as operating leases. For the year ended December 31, 1996, rent expense was $2.1 million for term leases and $0.5 million for cancelable leases. For the year ended December 31, 1995, rent expense was $247,000 for term leases and $75,000 for cancelable leases. Aerial incurred no rent expense in 1994. At December 31, 1996, the aggregate minimum rental commitments under noncancelable operating leases (including those for cell sites) for the years 1997 through 2001, and 2002 and thereafter, are approximately $5.6 million, $5.4 million, $5.5 million, $5.6 million, $5.0 million and $10.4 million, respectively.

8. AERIAL COMMUNICATIONS GROUP EQUITY

    The changes in the Aerial Group equity for the periods presented is as follows:

                                                                             YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------
                                                                          1996         1995        1994
                                                                       -----------  -----------  ---------
Balance at beginning of period.......................................  $   281,282  $    (1,444) $    (161)
Net (Loss)...........................................................      (37,921)      (6,468)    (1,283)
Equity Contribution..................................................      --           289,194     --
Initial Public Offering..............................................      194,204      --          --
Other................................................................          220      --          --
                                                                       -----------  -----------  ---------
Balance at end of period.............................................  $   437,785  $   281,282  $  (1,444)
                                                                       -----------  -----------  ---------
                                                                       -----------  -----------  ---------

    Aerial has 31,359,460 Common Shares and 40,000,000 Series A Common Shares issued and outstanding as of December 31, 1996. Aerial Group Shares will be exchanged for all of the Common Shares of Aerial which are not owned by TDS, subject to approval by the board of directors and the shareholders of Aerial. See Basis of Presentation in Footnote 2.

                        THE AERIAL COMMUNICATIONS GROUP

    EMPLOYEE STOCK PURCHASE PLAN

    Aerial adopted the 1996 APTI Employee Stock Purchase Plan (the "Plan") effective October 1, 1996. Aerial has reserved 200,000 Common Shares for sale to the employees of Aerial and its subsidiaries, in connection with the Plan. Shares can be purchased twice a year on Plan purchase dates. The price per share is 85% of the stock's closing price on the designated purchase dates. The first purchase date under the Plan is in March 1997.

    TAX-DEFERRED SAVINGS PLAN

    Effective July 1, 1995, Aerial adopted the TDS Tax-Deferred Savings Plan (the "Plan"), a qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. As amended on August 15, 1996, participating employees have the option of investing their contributions in Aerial Common Shares, TDS Common Shares, United States Cellular Corporation (a subsidiary of TDS) Common Shares, American Paging, Inc. (a subsidiary of TDS) Common Shares, or five other non-affiliated funds. Aerial has reserved 200,000 Common Shares for issuance under the Plan. Employer matching contributions, equal to 33 1/3% of employee contributions up to a certain limit, are made in Aerial Common Shares. Aerial employees were issued 23,460 shares in connection with the Plan in 1996.

    EMPLOYEE STOCK OPTIONS

    To account for its employee stock option plan, Aerial continues to apply the intrinsic value based method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). The intrinsic value of an option at any point during its term is the difference between its exercise price and the current price of the underlying stock. As defined in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Had the fair value based method described in SFAS 123 been used to determine compensation cost associated with its employee stock option plan, Aerial's net loss and loss per share would have been increased by insignificant amounts.

    Effective April 25, 1996, Aerial began providing long-term incentive benefits for its senior managers by adopting the Aerial Communications, Inc. Long Term Incentive Plan. Aerial has reserved 1,500,000 Common Shares for option grants. The options are exercisable over a specified period not in excess of ten years from the date they are granted. Options granted in 1996 expire in 2006, or the date of the employee's termination of employment, if earlier. These options vest annually over five years in 20% increments, from December 15, 1996, through December 15, 2000. Aerial's employee stock options were granted at fair market value. In accordance with APB 25, no compensation expense was recorded related to these options. A summary of the status of the Aerial Long Term Incentive Plan as of December 31, 1996, and changes during the year ending on that date is presented below:

                                                                                WEIGHTED AVERAGE
                                                                     --------------------------------------
                                                                                                REMAINING
                                                                                   EXERCISE    CONTRACTUAL
                                                                       SHARES        PRICE         LIFE
                                                                     -----------  -----------  ------------
Outstanding at beginning of year...................................      --           --
Granted............................................................      310,305   $   17.00
                                                                     -----------  -----------  ------------
Outstanding at end of year.........................................      310,305   $   17.00     9.33 years
Options exercisable at year-end....................................       61,397   $   17.00
Weighted-average fair value of options granted during the year.....  $      7.41

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1996: risk free interest rate of 5.53%; dividend yield of 0%; expected life of 7.4 years; and volatility of 26.36%.

                        THE AERIAL COMMUNICATIONS GROUP

    INITIAL PUBLIC OFFERING

    Aerial sold 12,250,000 Common Shares at a price of $17 per share in an initial public offering on April 25, 1996. Proceeds of the offering, net of underwriting discounts and commissions, totaled $195.3 million. Aerial used a portion of the net proceeds to repay TDS approximately $64.1 million, representing the outstanding balance (including accrued interest) under the Revolving Credit Agreement, and used the balance of the funds to partially finance construction, development and operating costs incurred to establish its PCS networks.

    RECAPITALIZATION

    On March 28, 1996, TDS, as the sole shareholder of Aerial at such time, executed a consent to action in lieu of a meeting, voting all 1,000 shares of common stock of Aerial then outstanding for the approval of a Restated Certificate of Incorporation of Aerial. Such Restated Certificate of Incorporation authorized (a) 60,000,000 Common Shares, $1.00 par value per share; (b) 60,000,000 Series A Common Shares, $1.00 par value per share; (c) 60,000,000 Series B Common Shares, $1.00 par value; and (d) 10,000,000 Preferred Shares, $1.00 par value per share. Upon the filing of the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 19, 1996, the 1,000 shares of Common Stock of Aerial theretofore held by TDS were converted into 19,086,000 Common Shares and 40,000,000 Series A Common Shares of Aerial.

    SERIES A COMMON SHARES

    Series A Common Shares are convertible on a share-for-share basis into Common Shares and are entitled to 15 votes per share. No Series A Common Shares were converted during 1996.

9. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                QUARTER ENDED
                                                                                ----------------------------------------------
                                                                                 MARCH 31     JUNE 30    SEPT. 30    DEC. 31
                                                                                -----------  ---------  ----------  ----------
                                                                                            (DOLLARS IN THOUSANDS)
1996
Operating (Loss)..............................................................   $  (5,746)  $  (7,761) $  (10,805) $  (19,638)
Net (Loss)....................................................................   $  (6,671)  $  (7,206) $   (9,829) $  (14,215)

1995
Operating (Loss)..............................................................   $    (611)  $    (458) $   (1,276) $   (5,217)
Net (Loss)                                                                       $    (507)  $    (412) $   (1,250) $   (4,299)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

    We have audited, the accompanying balance sheets of the Aerial Communications Group (representing a development stage business unit of Telephone and Data Systems, Inc.) as of December 31, 1996 and 1995, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (July 23, 1991) to December 31, 1996. These financial statements are the responsibility of the management of Telephone and Data Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Aerial Communications Group as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the period from inception (July 23, 1991) to December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Chicago, Illinois
December 15, 1997

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    The Aerial Communications Group ("Aerial Group") consists solely of Aerial Communications, Inc. and its subsidiaries ( "Aerial"), an 82.6%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which is developing broadband personal communications services. The Aerial Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Aerial Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Aerial Group, as determined by the Board of Directors of TDS.

RESULTS OF OPERATIONS

    Aerial Communications, Inc., an 82.6%-owned subsidiary of TDS, was formed to acquire Personal Communications Services ("PCS") licenses from the Federal Communications Commission ("FCC"), construct PCS networks in its Major Trading Areas ("MTAs") and offer wireless PCS communications services in these areas.

    Since its acquisition of PCS licenses in the FCC broadband Block A and Block B PCS auction, which concluded in March of 1995, Aerial has been devoting its efforts to recruiting an experienced management team, developing and executing a business plan, raising capital and designing and constructing a PCS network in each of its MTAs (Minneapolis, Tampa-St. Petersburg-Orlando, Houston, Pittsburgh, Kansas City and Columbus).

    Aerial's focus in 1997 has been the preparation of each of its markets for initial service launch and the development of its PCS business. The Columbus MTA launched service on March 27, 1997. Aerial's five remaining MTAs launched service during the second quarter of 1997. Across all six markets, Aerial launched service with approximately 600 cell sites in service. Aerial launched service in its Orlando market in early November of 1997. Although cell site zoning moratoria and other zoning restrictions have been and remain a challenge, Aerial currently has more than 850 cell sites in service across all its markets and anticipates having more than 1,000 cell sites in service by the end of 1997.

    With the launch of service in its MTAs between March and June of 1997, Aerial transitioned from the development stage to being an established operating enterprise. As a result of this transition, Aerial has experienced in 1997 increasing revenues and operating expenses, and is incurring substantial losses. Aerial had no revenues and significantly less expenses in 1996 and for the first quarter of 1997.

    Aerial is currently capitalizing, as work in process, expenditures for the design, construction and testing of Aerial's PCS networks as well as the cost to relocate dedicated private microwave links currently operating in Aerial's spectrum. Aerial capitalizes interest on such PCS network expenditures where appropriate. When the assets are placed in service, Aerial transfers the assets to the appropriate property and equipment category.

NINE MONTHS ENDED 9/30/97 COMPARED TO NINE MONTHS ENDED 9/30/96

OPERATING REVENUES

    OPERATING REVENUES totaled $25.8 million for the nine months ended September 30, 1997, reflecting the launch of service in all six markets during 1997.

    SERVICE REVENUE primarily consists of charges for access, airtime and value-added services provided to the Aerial's retail customers who use the network operated by Aerial, and charges for long-distance calls made on the Aerial's systems. Service revenue totaled $12.9 million in the first nine months of 1997. In late March 1997 Aerial began offering PCS service in Columbus, Ohio and during the second quarter Aerial began offering service in Houston, Minneapolis, Kansas City, Pittsburgh and Tampa/St. Petersburg. At September 30, 1997, Aerial had nearly 65,000 customers.

    EQUIPMENT SALES REVENUE totaled $12.9 million in the first nine months of 1997. Equipment revenue represents the sale of handsets and related accessories to retailers, independent agents and end user customers.

OPERATING EXPENSES

    OPERATING EXPENSES totaled $163.6 million in the first nine months of 1997, up $139.3 million from the first nine months of 1996, reflecting Aerial's expanded level of business activity required to launch service and transition from start-up operations.

    SYSTEM OPERATIONS EXPENSE totaled $13.9 million in the first nine months of 1997, reflecting the costs of operating Aerial's network in all markets. Significant costs include cell site rent and maintenance expenses, utilities, local landline interconnection and toll charges and salaries and benefits of engineering and maintenance employees.

    MARKETING AND SELLING EXPENSE totaled $27.0 million in the first nine months of 1997, primarily reflecting Aerial's aggressive advertising campaign that accompanied the launch of service and continued throughout the third quarter. Marketing and selling expenses primarily consist of the cost of print, television and radio advertising, salaries and benefits for sales and marketing personnel and sales commissions.

    CUSTOMER SERVICE EXPENSE totaled $6.8 million in the first nine months of 1997, reflecting customer service activity at Aerial's National Operations Center in connection with the launch and support of its six markets.

    COST OF EQUIPMENT SOLD totaled $40.8 million in the first nine months of 1997, reflecting the launch of service and filling of third-party distribution channels for handsets.

    GENERAL AND ADMINISTRATIVE EXPENSE totaled $48.1 million in the first nine months of 1997, an increase of $31.1 million compared to the first nine months of 1996. The increase is attributable to expenses associated with the growth of Aerial's management and operating teams required to launch service and transition from start-up operations, and the resulting increases in salaries, employee benefits, and overhead expenses. Aerial had 1,177 employees at September 30, 1997, compared to 207 employees at September 30, 1996.

    DEVELOPMENT COSTS decreased $1.5 million in the first nine months of 1997 compared to the first nine months of 1996. The decrease in development costs is primarily due to Aerial being a development stage enterprise for all of 1996 while, in the second quarter of 1997, Aerial ceased to be classified as a development stage enterprise with the launch of service in its six markets.

OTHER

    INVESTMENT LOSSES totaled $2.2 million in the first nine months of 1997. Investment losses represent Aerial's 49% share of the 1997 losses of the Wireless Alliance, LLC., a joint venture associated with Aerial's Minneapolis MTA and designed to extend the PCS footprint to areas that were not in Aerial's initial build-out.

    INTEREST INCOME--AFFILIATE totaled $95,000 in the first nine months of 1997 as compared to $3.5 million in the first nine months of 1996. Interest income-affiliate represents interest income earned on the proceeds of Aerial's April 1996 Initial Public Offering ("IPO") invested in the TDS cash management program pending use in PCS network development and construction. Proceeds from the IPO were fully utilized by the end of January 1997.

    INTEREST INCOME--OTHER totaled $2.2 million in the first nine months of 1997, due to interest income earned on the excess proceeds from Aerial's November 1996 sale of Series A Zero Coupon Notes pending use in PCS network development and construction. The proceeds from the sale of the Series A Zero Coupon Notes were fully utilized by the end of August 1997.

    INTEREST EXPENSE--AFFILIATE increased $9.0 million in the first nine months of 1997, primarily due to the average outstanding balance of borrowings under the Revolving Credit Agreement (See Note 8--Revolving Credit Agreement) being greater in 1997. Interest expense-affiliate in 1997 represents interest on amounts borrowed under the Revolving Credit Agreement with TDS and the TDS 3% guarantee fees associated with the Series A Zero Coupon Notes, less interest capitalized of $2.7 million. The 1996 amount primarily represents interest on amounts borrowed under the Revolving Credit Agreement, less interest capitalized of $0.4 million.

    INTEREST EXPENSE--OTHER totaled $3.1 million in the first nine months of 1997 and relates to the Series A Zero Coupon Notes issued in November 1996, less interest capitalized. Aerial capitalized interest expense of $3.1 million related to the Series A Zero Coupon Notes in 1997.

    Aerial is included in a consolidated federal income tax return with other members of the TDS consolidated group. For financial reporting purposes, Aerial computes federal income taxes as if it were filing a separate return as its own affiliated group and was not included in the TDS group. TDS and Aerial are parties to a Tax Allocation Agreement under which Aerial is able to carry forward any losses and credits and use them to offset any future income tax liabilities to TDS.

LIQUIDITY AND CAPITAL RESOURCES

    The costs of development, construction, start-up and post-launch activities of Aerial will continue to require substantial capital. From inception through September 30, 1997, the Company had expended $304.4 million for its licenses, including capitalized interest, $568.9 million for all other capital expenditures and incurred cumulative net losses of $200.3 million. Aerial expects to incur significant operating losses and generate negative cash flow from operating activities during the next several years as it continues to build its customer base.

    Cash flows used by operating activities were $165.7 million during the first nine months of 1997 compared to $14.5 million in 1996. Cash used in 1997 primarily resulted from the operating cash outflow (operating loss before depreciation and amortization expense) of $116.4 million, plus launch related increases in accounts receivable and inventory aggregating $48.9 million. Cash used in 1996 resulted primarily from an operating cash outflow of $23.2 million for the period and a $1.1 million reduction in affiliated accounts payable and accrued interest, offset by a reduction in income tax refund receivable-affiliate of $10.2 million.

    Cash flows from financing activities totaled $331.8 million during the first nine months of 1997 compared to $163.9 million in 1996. Cash provided in 1997 was due primarily to $330.4 million in borrowings under the Revolving Credit Agreement (See Note 8--Revolving Credit Agreement). In 1996 Aerial received from TDS $28.8 million representing the balance due in connection with TDS's $289.2 million contribution to the equity capital of Aerial in 1995. Also in 1996, Aerial received proceeds of $195.3 million from its IPO and used a portion of the proceeds to repay the then outstanding balance under the Revolving Credit Agreement with TDS.

    Cash flows used in investing activities totaled $201.1 million during the first nine months of 1997 compared to $50.3 million in 1996. Cash used in 1997 resulted primarily from $203.4 million in additions to property and equipment, primarily launch-related network and information system assets, offset by a $1.9 million reduction in note receivable-other. Cash requirements in 1996 also consisted primarily of additions to property and equipment (primarily computer equipment, office equipment, and leasehold improvements).

    While start-up and post-launch activities may be impacted by many factors, Aerial anticipates that the continuing development of its PCS networks and services will require substantial capital over the next several years. Aerial estimates that the aggregate funds required for 1997 will total approximately $620 million. This amount includes an estimated $365 million for capital expenditures and $255 million of estimated working capital requirements. For the first nine months of 1997, Aerial's capital expenditures totaled approximately $314 million (including noncash transactions), and cash flows used in operations totaled $166 million. Capital and operating expenditures in the fourth quarter of approximately $140 million are expected to be funded by unused borrowings of $95 million under the Revolving Credit Agreement with TDS and $45 million available ($200 million in financing less $155 million in expenditures) under the June 19, 1996 Credit Agreement ("Credit Agreement") with Nokia Telecommunications, Inc. ("Nokia"). Aerial plans to have substantially completed all phases of its network build-out by the end of 1997.

    Aerial expects 1998 constuction and operating expenditures to be financed using a variety of sources, including but not limited to, additional borrowings under the TDS Revolving Credit Agreement, vendor financing and potential investment by a minority equity investor in Aerial or its subsidiaries.

    In March 1996, Aerial selected Nokia as its sole supplier of digital radio channel and switching infrastructure equipment during the initial build-out of its PCS networks. Nokia has agreed to provide up to $200 million in financing for the equipment through the Credit Agreement. At Aerial's option it may issue, in tranches, 10-year unsecured zero coupon promissory notes in accordance with the provisions of the Credit Agreement, the proceeds of which are to be paid to Nokia in satisfaction of borrowings by Aerial under the Credit Agreement.

    Pursuant to the Credit Agreement, on November 4, 1996, Aerial issued $226.2 million in aggregate principal amount at maturity of Series A Zero Coupon Notes ("Series A Notes") due in 2006. The issue price of the Series A Notes was $100 million and there is no periodic payment of interest. The proceeds of the sale of the Series A Notes were paid to Nokia in satisfaction of all then outstanding obligations and future obligations of Aerial up to $100 million under the Credit Agreement. The effective rate on the Series A Notes is 8.09%.

    Pursuant to the Credit Agreement, in early 1998 Aerial expects to issue Series B Zero Coupon Notes ("Series B Notes") due in 2007 (representing the final issuance of zero coupon notes under the Credit Agreement). The issue price of the Series B Notes is expected to be $100 million with no periodic payment of interest. The proceeds from the sale of the Series B Notes would be paid to Nokia in satisfaction of all then outstanding obligations and future obligations of Aerial (to the extent not satisfied from the proceeds of the sale of the Series A Notes) up to $100 million under the Credit Agreement.

    The Series A and Series B Notes ("Notes") rank in the same priority with all other unsecured and unsubordinated indebtedness of Aerial. The Notes and the obligations under the Credit Agreement are fully and unconditionally guaranteed by TDS at an annual fee rate of 3%. The Notes are subject to optional redemption by Aerial after five years from the applicable date of issuance at a purchase price equal to the issue price plus accrued interest through the date of redemption.

    In April 1996, Aerial sold 12,250,000 of its Common Shares, approximately 17.2% of the then total outstanding shares of common stock, at a price of $17 per share in an initial public offering ("IPO"). The net proceeds from the offering, after underwriters' fees, were $195.3 million. A portion of the net proceeds was applied to the repayment of the $64.1 million then outstanding indebtedness (including accrued interest) to TDS under the Revolving Credit Agreement. Proceeds from the IPO were fully utilized by the end of January 1997.

    At September 30, 1997 Aerial had approximately $95 million available for borrowing under its $425 million Revolving Credit Agreement with TDS (See Note 8--Revolving Credit Agreement). Borrowings under the Revolving Credit Agreement mature December 31, 1998. In addition to the Revolving Credit Agreement with TDS, other sources of capital may include additional vendor financing as well as private equity and debt financing by Aerial or its subsidiaries. If sufficient additional funding is not made available to Aerial on terms and prices acceptable to Aerial, Aerial would have to reduce its operating activities, which could have a material adverse impact on Aerial's financial condition and results of future operations.

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR CAUTIONARY
  STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAINS "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT TDS'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN AERIAL'S MARKETS; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; AND UNANTICIPATED CHANGES IN GROWTH IN PCS CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN AERIAL'S MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                        THE AERIAL COMMUNICATIONS GROUP

                            STATEMENTS OF OPERATIONS

                                   UNAUDITED

                                                                                 NINE MONTHS ENDED
                                                                                   SEPTEMBER 30,
                                                                             -------------------------
                                                                                 1997         1996
                                                                             ------------  -----------
                                                                              (DOLLARS IN THOUSANDS)
OPERATING REVENUES
  Service..................................................................  $     12,922  $   --
  Equipment sales..........................................................        12,869      --
                                                                             ------------  -----------
  Total Operating Revenues.................................................        25,791      --
                                                                             ------------  -----------
OPERATING EXPENSES
  System operations........................................................        13,857      --
  Marketing and selling....................................................        27,003      --
  Customer service.........................................................         6,757      --
  Cost of equipment sold...................................................        40,770      --
  General and administrative...............................................        48,075       17,001
  Depreciation.............................................................        18,759      --
  Amortization of intangibles..............................................         2,581      --
  Development costs........................................................         5,773        7,311
                                                                             ------------  -----------
  Total Operating Expenses.................................................       163,575       24,312
                                                                             ------------  -----------
OPERATING (LOSS)...........................................................      (137,784)     (24,312)
                                                                             ------------  -----------
INVESTMENT AND OTHER INCOME
  Investment (losses)......................................................        (2,165)     --
  Interest income--affiliate...............................................            95        3,547
  Interest income--other...................................................         2,204      --
  Gain on sale of PCS license..............................................       --               189
                                                                             ------------  -----------
  Total Investment and Other Income........................................           134        3,736
                                                                             ------------  -----------
(LOSS) BEFORE INTEREST AND INCOME TAXES....................................      (137,650)     (20,576)
                                                                             ------------  -----------
INTEREST EXPENSE
  Interest expense--affiliate..............................................        10,631        1,669
  Interest expense--other..................................................         3,104            8
                                                                             ------------  -----------
  Total Interest Expense...................................................        13,735        1,677
                                                                             ------------  -----------
(LOSS) BEFORE INCOME TAXES.................................................      (151,385)     (22,253)
Income tax expense.........................................................         3,028        1,453
                                                                             ------------  -----------
NET (LOSS).................................................................  $   (154,413) $   (23,706)
Net (Loss) to Minority Shareholders of Aerial..............................        26,840        2,500
                                                                             ------------  -----------
Net (Loss) to TDS..........................................................  $   (127,573) $   (21,206)
                                                                             ------------  -----------
                                                                             ------------  -----------
Pro Forma: (See Note 4)
Net (Loss) Attributable to TDS Group through Retained Interest.............  $    (31,893) $    (5,301)
Net (Loss) Attributable to Aerial Communications Group Common Shares.......  $    (95,680) $   (15,905)
                                                                             ------------  -----------
                                                                             ------------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP

                            STATEMENTS OF CASH FLOWS

                                   UNAUDITED

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                --------------------------
                                                                                    1997          1996
                                                                                ------------  ------------
                                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (Loss)..................................................................  $   (154,413) $    (23,706)
  Add (Deduct) adjustments to reconcile net (loss) to net cash (used) by operating activities:
  Depreciation and amortization...............................................        21,340         1,091
  Noncash interest expense....................................................         6,171       --
  Investment losses...........................................................         2,165       --
  Gain on sale of PCS license.................................................       --               (189)
  Change in accounts receivable...............................................       (16,222)      --
  Change in inventory.........................................................       (32,719)      --
  Change in income tax refund receivable--affiliate...........................       --             10,206
  Change in accounts payable--affiliates......................................            45        (1,075)
  Change in accounts payable--trade and other.................................          (192)       (2,584)
  Change in deferred tax liability--net.......................................         3,027         3,926
  Change in other assets and liabilities......................................         5,146        (2,138)
                                                                                ------------  ------------
                                                                                    (165,652)      (14,469)
                                                                                ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Change in note receivable--affiliate........................................       --             28,836
  Change in Revolving Credit Agreement--TDS...................................       330,426       (60,238)
  Issuance of common stock....................................................         1,333       195,265
                                                                                ------------  ------------
                                                                                     331,759       163,863
                                                                                ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Change in note receivable--other............................................         1,925       --
  Additions to property and equipment.........................................      (203,374)      (51,337)
  Proceeds from sale of PCS license...........................................       --                350
  Change in temporary cash and other investments..............................           319           689
                                                                                ------------  ------------
                                                                                    (201,130)      (50,298)
                                                                                ------------  ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................       (35,023)       99,096
CASH AND CASH EQUIVALENTS--
  Beginning of period.........................................................        35,284           261
                                                                                ------------  ------------
  End of period...............................................................  $        261  $     99,357
                                                                                ------------  ------------
                                                                                ------------  ------------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP

                                 BALANCE SHEETS

                                                                                          (UNAUDITED)
                                                                                      SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                                                      -------------------  ------------------
                                                                                              (DOLLARS IN THOUSANDS)
                                                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents:
    General funds...................................................................     $         261        $        869
    Affiliated cash equivalents.....................................................          --                    34,415
                                                                                            ----------          ----------
                                                                                                   261              35,284
  Temporary cash investments........................................................               108                 315
  Accounts receivable...............................................................            16,222             --
  Interest receivable-affiliate.....................................................          --                       243
  Interest receivable-other.........................................................                 4                 508
  Note receivable...................................................................          --                     1,925
  Inventory.........................................................................            32,719             --
  Other.............................................................................             2,071                 556
                                                                                            ----------          ----------
                                                                                                51,385              38,831
                                                                                            ----------          ----------
PROPERTY and EQUIPMENT
  Property and equipment-net of accumulated depreciation of $20,740 and $1,981,
    respectively....................................................................           509,293              18,592
  Work in process...................................................................            38,898             233,831
  Prepaid network infrastructure costs..............................................          --                    70,300
                                                                                            ----------          ----------
                                                                                               548,191             322,723
                                                                                            ----------          ----------
INVESTMENTS
  Investment in PCS licenses-net of accumulated amortization of $2,567 in 1997......           295,333             304,354
  Other.............................................................................             4,495               6,771
                                                                                            ----------          ----------
                                                                                               299,828             311,125
                                                                                            ----------          ----------
DEFERRED COSTS......................................................................               176                 148
                                                                                            ----------          ----------
TOTAL ASSETS........................................................................     $     899,580        $    672,827
                                                                                            ----------          ----------
                                                                                            ----------          ----------
                                                LIABILITIES AND GROUP EQUITY
CURRENT LIABILITIES
  Accounts payable
    Affiliates......................................................................     $         534        $        489
    Trade...........................................................................            87,252              57,114
    Other...........................................................................          --                    36,246
  Accrued interest-affiliate........................................................             3,475             --
  Microwave relocation costs payable................................................             8,450              17,046
  Contribution payable..............................................................          --                     6,453
  Other.............................................................................             4,460               1,978
                                                                                            ----------          ----------
                                                                                               104,171             119,326
                                                                                            ----------          ----------
REVOLVING CREDIT AGREEMENT-TDS......................................................           330,426             --
                                                                                            ----------          ----------
LONG-TERM DEBT......................................................................           165,278             103,743
                                                                                            ----------          ----------
DEFERRED TAX LIABILITY-NET..........................................................            15,000              11,973
                                                                                            ----------          ----------
AERIAL COMMUNICATIONS GROUP EQUITY..................................................           284,705             437,785
                                                                                            ----------          ----------
TOTAL LIABILITIES AND GROUP EQUITY..................................................     $     899,580        $    672,827
                                                                                            ----------          ----------
                                                                                            ----------          ----------

  The accompanying notes to financial statements are an integral part of these statements.

                        THE AERIAL COMMUNICATIONS GROUP

                         NOTES TO FINANCIAL STATEMENTS

   The Aerial Communications Group ("Aerial Group") consists solely of Aerial
    Communications, Inc. and its subsidiaries (the "Company" or "Aerial"), an 82.6%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS") which is developing broadband personal communications services. The Aerial Group may in the future also include such other assets and liabilities of TDS as the Board of Directors of TDS may determine to attribute to the Aerial Group and such other businesses, assets and liabilities as TDS or any of its subsidiaries may in the future acquire for the Aerial Group, as determined by the Board of Directors of TDS.

1. The interim, unaudited financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these unaudited financial statements be read in conjunction with the audited financial statements and the notes thereto included elsewhere in this proxy.

   The accompanying unaudited interim financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of September 30, 1997, and December 31, 1996, the results of operations and the cash flows for the nine months ended September 30, 1996 and 1997. The results of operations for the nine months ended September 30, 1997 and 1996, are not necessarily indicative of the results to be expected for the full year.

2.  BASIS OF PRESENTATION

   The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

   The TDS Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of the residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other businesses of TDS. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Retained Interest in the Cellular Group, the Telecom Group, and the Aerial Group, the Corporate operations (including corporate

                        THE AERIAL COMMUNICATIONS GROUP
    management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

   Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc.(the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

   The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of TDS in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data System's Inc. in each Tracking Group would initially be retained as Retained Interests in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

   Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

   The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U.S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U. S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U. S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis

                        THE AERIAL COMMUNICATIONS GROUP
    that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups, (2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

   If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

   Financial effects arising from the Cellular Group, Telecom Group, Aerial
    Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

   The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

2. REVENUE RECOGNITION. Revenues from operations consist of charges to customers for monthly access, airtime, value-added services and long-distance charges. Revenues are recognized as the services are rendered. Unbilled revenues, resulting from PCS services provided from the billing cycle date to the end of each month, are estimated and recorded.

   Revenues from operations also consist of equipment sales to national retailers, independent agents, and end user customers. Revenues from equipment sales are recognized upon the shipment of goods to retailers and independent agents or upon sale through direct distribution channels to end user customers.

   Handset inventory is stated at current replacement cost.

3. DEPRECIATION AND AMORTIZATION. Depreciation is provided based upon the straight-line method over the estimated useful lives of the respective assets, generally ten years for network assets and five years for information system assets and office equipment. Leasehold improvements are amortized over ten years or the lease term, whichever is shorter. PCS licenses are amortized straight-line over forty years. Depreciation of network assets and amortization of the related PCS license commences in the month a market launches service provided the launch occurs on or before the fifteenth day of that month. Depreciation and amortization commences in the following month for those markets that launch service after the fifteenth day of the month.

                        THE AERIAL COMMUNICATIONS GROUP

4. PRO FORMA NET (LOSS) AND (LOSS) PER SHARE. Pro forma Net (Loss) attributable to the Aerial Group and to the TDS Group through Retained Interest assumes that the Aerial Merger has not taken place and therefore 75% of Net (Loss) is attributable to the Aerial Group Shares and 25% of Net (Loss) is attributable to the Retained Interest for the TDS Group. A portion of the Net (Loss) is allocated to the minority public shareholders of Aerial prior to attributing the Net (Loss) to the Aerial Group and the TDS Group through Retained Interest.

   (Loss) per Share was omitted from the historical statements of earnings since the Aerial Group Shares were not a part of the equity structure of TDS and the Articles of Incorporation did not allow for the issuance of the Aerial Group Shares for the periods presented.

5. SUPPLEMENTAL CASH FLOW INFORMATION. In the first nine months of 1997, a net $40.8 million in additions to work in process were financed through the June 19, 1996 Credit Agreement ("Credit Agreement") with Nokia Telecommunications, Inc. ("Nokia"), accounts payable-other and microwave relocation costs payable. An additional $70.3 million in additions to work in process were financed through a decrease in prepaid network infrastructure costs.

   During the nine months ended September 30, 1997, the Company incurred interest charges totaling $19.6 million. The interest charges were comprised of $11.0 million relating to the Revolving Credit Agreement (See Note 8-Revolving Credit Agreement), $2.4 million for TDS guarantee fees on its Long-term debt (Series A Zero Coupon Notes) and $6.2 million in accrued interest on the Series A Zero Coupon Notes. Of these amounts, the Company capitalized $5.9 million relating to its work in process expenditures. The remaining $13.7 million was charged to expense. The Company converted $11.0 million of accrued interest and $1.5 million in accrued TDS guarantee fees to debt under the Revolving Credit Agreement in 1997.

   During the nine months ended September 30, 1996, the Company incurred interest charges of $2.1 million related to the Revolving Credit Agreement. Of this amount, the Company capitalized $0.4 million relating to the development of its PCS network. The remaining $1.7 million was charged to expense. The Company also converted $3.0 million of accrued interest to debt under the Revolving Credit Agreement in 1996.

6. RECLASSIFICATION. Certain amounts reported in the first nine months of 1996 have been reclassified to conform to the 1997 presentation.

7. DEVELOPMENT STAGE COMPANY. Effective with the second quarter of 1997, the Company ceased to be a development stage company and presents its 1997 results of operations, cash flows and financial position in a manner similar to established operating enterprises within the industry.

8. REVOLVING CREDIT AGREEMENT. The Company entered into a Revolving Credit Agreement with TDS on August 1, 1995, which incorporates all of the outstanding obligations of the Company to TDS. The Company may borrow up to $425 million under the Revolving Credit Agreement. Pursuant to the Revolving Credit Agreement the Company may borrow at an interest rate equal to 1.5% above prime rate until the principal becomes due, and pay on demand an interest rate equal to 3.5% above such prime rate on any overdue principal or overdue installment of interest. The advances made under the Revolving Credit Agreement are unsecured. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until maturity, which is December 31, 1998. The terms of the Revolving Credit Agreement also include, among others, restrictions on incurring certain additional indebtedness and on paying dividends. The total amount advanced to the Company under the Revolving Credit Agreement as of September 30, 1997, was $330.4 million.

9. Accounts Payable-other represents the uninvoiced value of network infrastructure equipment received by the Company, which is subsequently financed under terms of the Credit Agreement with Nokia.

10. COMMITMENTS. At September 30, 1997, the Company had orders totaling approximately $39.2 million with Nokia Telecommunications, Inc. and certain tower vendors for infrastructure equipment as part of the Company's build-out of its PCS networks. Also at September 30, 1997, the Company had orders totaling approximately $40.5 million with various handset vendors for handsets and accessories.

                                                                         ANNEX V

                          DESCRIPTION OF THE TDS GROUP

    The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests) United States Cellular Corporation and its subsidiaries (which are included in the United States Cellular Group), TDS Telecommunications Corporation, Inc. and its subsidiaries (which are included in the TDS Telecom Group), Aerial Communications, Inc. and its subsidiaries (which are included in the Aerial Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. which have been attributed to the United States Cellular Group, the TDS Telecom Group or the Aerial Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82.3%-owned subsidiary.

                EXPLANATORY NOTE REGARDING FINANCIAL INFORMATION

    Effective upon completion of the Transactions, Telephone and Data Systems, Inc. will have outstanding five classes of Common Stock: United States Cellular Group Common Shares, which are intended to reflect the performance of the United States Cellular Group; TDS Telecommunications Group Common Shares, which are intended to reflect the performance of the TDS Telecommunications Group; Aerial Communications Group Common Shares, which are intended to reflect the performance of the Aerial Communications Group; and Common Shares and Series A Common Shares which are intended to reflect the performance of a residual group (the "TDS Group") (which will also reflect the performance of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in those groups.)

    Although the financial statements of the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the TDS Group such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of United States Cellular Group Common Shares, TDS Telecommunications Group Common Shares, and Aerial Communications Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities. Financial results arising from the business of the TDS Group (including its Retained Interests in the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group) or from the business of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group, could affect the market price of all classes of Common Stock. In addition, any net losses of any of the Telephone and Data Systems, Inc. Groups, including the United States Cellular Group, the TDS Telecommunications Group, or the Aerial Communications Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on all classes of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the TDS Group's financial information.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996

    The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular Corporation and its subsidiaries (which are included in the United States Cellular Group), TDS Telecommunications Corporation, Inc. and its subsidiaries (which are included in the TDS Telecom Group), Aerial Communications, Inc. and its subsidiaries (which are included in the Aerial Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. which have been attributed to the United States Cellular Group, the TDS Telecom Group or the Aerial Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including, corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82.3%-owned subsidiary.

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of Telephone and Data Systems, Inc. in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems, Inc. in each Tracking Group would initially be retained as Retained Interest of the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    EQUITY IN NET INCOME OF THE CELLULAR GROUP, EQUITY IN NET INCOME OF THE TELECOM GROUP AND EQUITY IN NET (LOSS) OF THE AERIAL GROUP reflects net income to the Telephone and Data Systems, Inc. Common and Series A Common Shareholders from the Cellular Group, the TDS Telecom Group and the Aerial Group, respectively. NET (LOSS) OF AMERICAN PAGING, INC. reflects net loss to the Telephone and Data Systems, Inc. Common and Series A Common Shareholders from American Paging, Inc. See the Telephone and Data Systems, Inc. Consolidated Financial Statements and Management's Discussion as well as the Cellular Group, Telecom Group, and Aerial Group Financial Statements and Management's Discussions for a discussion of the operations and results for the Cellular Group, the TDS Telecom Group and the Aerial Group, and American Paging, Inc.

    INVESTMENT AND OTHER INCOME (EXPENSE) totaled $46.7 million in 1996 compared to $34.6 million in 1995 and $30.4 million in 1994.

    INTEREST INCOME--AFFILIATE totaled $36.1 million in 1996, compared to $52.9 million in 1995 and $37.1 million in 1994. Interest Income--affiliate is related to loans to companies within the affiliated groups. The amount of loans to affiliated companies varies from year to year reflecting the affiliated companies financing needs and their abiltiy to secure more permanent financing arrangements. United States Cellular Corporation reduced its affiliated debt balances to zero in 1995 from proceeds from sales of non-strategic investments and the sales of debentures in 1994 which reduced interest income--affiliate in 1995 and 1994. During 1995 Aerial Communications, Inc. purchased certain PCS licenses which were financed with affiliated debt which increased interest income--affiliate in 1995. Such debt was converted to equity at the end of 1995 reducing interest income--affiliate in 1996.

    INTEREST EXPENSE--AFFILIATE totaled $17.9 million in 1996 as compared to $8.7 million in 1995 and $6.6 million in 1994 relating to interest paid to affiliates on their excess cash balances deposited with the parent.

    GAIN (LOSS) ON SALE OF INVESTMENTS represents the gain or (loss) on the sale of miscellaneous investments.

    INVESTMENT INCOME reflects equity income from minority investments and has varied as the net income from such investments has varied.

    INTEREST EXPENSE--OTHER totaled $6.6 million in 1996 as compared to $9.3 million in 1995 and $4.6 million in 1994 as a result of interest on short-term borrowings under Telephone and Data Systems, Inc.'s bank lines of credit.

    The TDS Group financial statements do not reflect interest expense totaling $21.8 million in 1996, $21.6 million in 1995, and $17.7 million in 1994 related to certain long-term debt of Telephone and Data Systems, Inc. attributed to the TDS Telecom Group. The long-term debt and related interest expense is reflected on the balance sheet and income statement of the TDS Telecom Group.

    The TDS Group capitalized interest costs totaling $22.7 million related to the acquisition of PCS licenses during 1996. These costs will be amortized through charges to expense upon commencement of operations.

    INCOME TAX (BENEFIT) EXPENSE totaled ($13.2 million) in 1996 as compared to $26.1 million in 1995 and $14.5 million in 1994. The benefit in 1996 as compared to the expense in 1995 and 1994 reflects primarily the tax benefits and credits generated by Aerial Communications in 1996 which Aerial Communications could not use on a separate company basis but which Telephone and Data Systems, Inc. could use in the consolidated federal income tax return. The expense in 1995 and 1994 reflects primarily the tax benefits and credits of U.S. Cellular which Telephone and Data Systems, Inc. had used in prior years but which U.S. Cellular could use on a separate company basis.

    Telephone and Data Systems, Inc. has entered into Tax Allocation Agreements with United States Cellular, Aerial Communications and American Paging. The Agreements provide that United States Cellular, Aerial Communications and American Paging and their respective subsidiaries are included in a consolidated federal income tax return and in state income or franchise tax returns in certain situations with the Telephone and Data Systems, Inc. affiliated group. United States Cellular, Aerial Communications and American Paging and their respective subsidiaries calculate their losses and credits as if they comprised separate affiliated groups. Under the Agreements, Telephone and Data Systems, Inc. does not reimburse United States Cellular, Aerial Communications and American Paging on a current basis for their respective losses and credits, if any, used by the affiliated group. United States Cellular, Aerial Communications and American Paging are able to carry forward their losses and credits, if any, and use them to offset any future income tax liabilities to Telephone and Data Systems, Inc. After all loss and credit carryforwards have either been utilized or expired, United States Cellular, Aerial Communications and American Paging compute income taxes as defined in the agreements and pay to Telephone and Data Systems, Inc. the required income tax due. All of the benefits and obligations of Telephone and Data Systems, Inc. under these Tax Allocation Agreements have been attributed to the TDS Group.

    The TDS Telecom Group currently calculates income taxes on a separate company basis. The separate companies pay Telephone and Data Systems, Inc. for income tax liabilities and are reimbursed by Telephone and Data Systems, Inc. for any losses or credits. The Board expects to follow a policy with respect to the Telecom Group which is similar to the policies which are expected to be followed for U.S. Cellular and Aerial based on the existing Tax Allocation Agreements. Under this policy, in general, TDS Telecom would continue to join in the filing of consolidated income tax returns with TDS and its subsidiaries which are part of the TDS affiliated group for tax purposes. Provided that the Telecom Group continues to have taxable income, the Telecom Group will be required to reimburse the TDS Group for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of the Telecom Group calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. In the event that the Telecom Group incurs any tax losses which it cannot utilize, the tax benefits of such losses would be allocated to the TDS Group, and the TDS Group would be required to reimburse the Telecom Group at such time that it would be able to utilize such tax benefits as a stand-alone entity.

INFLATION

    Management believes that inflation affects the TDS Group's business to no greater extent than the general economy.

FINANCIAL RESOURCES

    The subsidiaries of Telephone and Data Systems, Inc. operate relatively capital-intensive businesses. Rapid growth has required substantial expenditures for construction, expansion and development. The TDS Group provides financing to affiliates as required by the affiliates' operating plans. The TDS Group has provided this financing primarily with short-term debt.

    CASH FLOWS FROM OPERATING ACTIVITIES provided cash totaling $1.2 million in 1996, required cash totaling $14.7 million in 1995 and provided cash totaling $26.9 million in 1994.

    CASH FLOWS FROM FINANCING ACTIVITIES provided cash totaling $121.7 million in 1996, $115.4 million in 1995 and $36.4 million in 1994. Changes in notes payable--other required $22.9 million in 1996 and provided $84.9 million in 1995 and $91.7 million in 1994. Changes in notes payable---affiliates provided $109.0 million in 1996 and $82.0 million in 1995 and required $15.4 million in 1994. Changes in notes receivable--affiliated provided $33.9 million in 1996 and required $87.6 million in 1995 and $88.1 million in 1994. In addition, the TDS Group received $39.0 million from Telephone and Data Systems, Inc. sale of Medium term notes in 1995 and received $44.6 million from American Paging, Inc.'s initial public offering in 1994.

    CASH FLOWS FROM INVESTING ACTIVITIES required cash totaling $129.4 million in 1996, $99.4 million in 1995 and $89.9 million in 1994. Cash expenditures for property and equipment additions totaled $44.6 million in 1996, $36.9 million in 1995 and $37.7 million in 1994. The purchase and development of PCS licenses, including captialized interest, required $26.6 million in 1996, $42.1 million in 1995 and $11.2 million in 1994. Cash used for acquisitions totaled $7.9 million in 1996, $27.2 million in 1995 and $34.2 million in 1994.

PROPERTY AND EQUIPMENT

    The following table summarizes the TDS Group's investment in property and equipment during the past three years.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Radio paging
  Pagers...............................................................  $  12,081  $  15,582  $  15,641
  Terminals and transmitters...........................................      4,595      6,353     11,056
  Customer Telecare Center.............................................     10,216     --         --
  Other................................................................      5,625      4,592      2,269
                                                                         ---------  ---------  ---------
                                                                            32,517     26,527     28,966
Other..................................................................     12,043     10,378      8,771
                                                                         ---------  ---------  ---------
                                                                         $  44,560  $  36,905  $  37,737
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Radio paging capital additions are anticipated to total about $17 million, including $6 million for systems and transmitters and $11 million for pagers.

ACQUISITIONS

    In 1996, Telephone and Data Systems, Inc. acquired five telephone companies, a majority interest in one cellular market and several cellular minority interests for cash and Telephone and Data Systems, Inc. Common Shares. In 1995, Telephone and Data Systems, Inc. acquired five telephone companies, majority interests in six cellular markets, several cellular minority interests and two paging companies for cash and Telephone and Data Systems, Inc. Common Shares. In 1994, Telephone and Data Systems, Inc. acquired three telephone companies, majority interests in nine cellular markets, several cellular minority interests and one paging company for cash and Telephone and Data Systems, Inc. Common Shares. The telephone and cellular acquisitions were attributed to the TDS Telecom Group and United States Cellular Group, respectively.

LIQUIDITY

    The TDS Group has cash and temporary investments totaling $58.3 million at December 31, 1996. The temporary investments are primarily the result of telephone operations' internally generated cash which have been deposited with the TDS Group for investment. While certain regulated telephone subsidiaries' debt agreements place limits on intercompany dividend payments, these restrictions are not expected to affect the TDS Group's ability to meet its cash obligations.

    Telephone and Data Systems, Inc. has access to a variety of external capital sources. Telephone and Data Systems, Inc. had $653 million of bank lines of credit for general corporate purposes at December 31, 1996. Unused amounts of such lines totaled $496 million. Telephone and Data Systems, Inc. has used short-term debt to finance its investments in PCS, cellular telephone, and radio paging operations, for acquisitions and for general corporate purposes. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate. Long-term debt and equity financing from time to time have retired such short-term debt.

    In December 1996, Telephone and Data Systems, Inc. authorized the repurchase of up to 3.0 million Telephone and Data Systems, Inc. Common Shares over a period of three years. Telephone and Data Systems, Inc. plans to finance the repurchase program using internally generated funds and borrowings under short-term lines of credit. Telephone and Data Systems, Inc. may use repurchased shares to fund acquisitions and for general corporate purposes. Subject to prevailing market conditions, purchases may be made from time to time through open market purchases or at negotiated prices in private transactions. The actual number of Common Shares which may be repurchased will be subject to the trading price of the Common Shares, Telephone and Data Systems, Inc,'s financial position and other factors.

                    PRIVATE SECURITIES LITIGATION REFORM ACT
                    OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENT ABOUT TDS'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH THE TDS GROUP OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; START-UP OF PCS OPERATIONS; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR AND PCS CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN OUR MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                                 THE TDS GROUP
                            STATEMENTS OF OPERATIONS

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                          -----------------------------------
                                                                                             1996         1995        1994
                                                                                          -----------  -----------  ---------
                                                                                                (DOLLARS IN THOUSANDS)
EQUITY IN NET INCOME OF CELLULAR GROUP..................................................  $   104,750  $    80,696  $  13,653
EQUITY IN NET INCOME OF TELECOM GROUP...................................................       35,694       34,155     32,654
EQUITY IN NET (LOSS) OF AERIAL GROUP....................................................      (32,977)      (6,468)    (1,283)
NET (LOSS) OF AMERICAN PAGING, INC......................................................      (39,159)     (12,928)    (1,100)
                                                                                          -----------  -----------  ---------
                                                                                               68,308       95,455     43,924
                                                                                          -----------  -----------  ---------
INVESTMENT AND OTHER INCOME (EXPENSE)
  Interest income-affiliates............................................................       36,051       52,932     37,082
  Interest expense--affiliates..........................................................      (17,875)      (8,672)    (6,574)
  Gain (loss) on sale investments.......................................................        3,435         (963)    --
  Investment income.....................................................................        4,185          467      2,647
  Other, net............................................................................        4,828          101      1,871
  Interest expense--other...............................................................       (6,635)      (9,265)    (4,614)
  Capitalized interest..................................................................       22,688      --          --
                                                                                          -----------  -----------  ---------
                                                                                               46,677       34,600     30,412
                                                                                          -----------  -----------  ---------
Income tax (benefit) expense............................................................      (13,154)      26,077     14,515
                                                                                          -----------  -----------  ---------
NET INCOME..............................................................................      128,139      103,978     59,821
Preferred Dividend Requirement..........................................................       (1,846)      (1,934)    (1,809)
                                                                                          -----------  -----------  ---------
NET INCOME AVAILABLE TO COMMON..........................................................  $   126,293  $   102,044  $  58,012
                                                                                          -----------  -----------  ---------
                                                                                          -----------  -----------  ---------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP
                            STATEMENTS OF CASH FLOWS

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                       --------------------------------------
                                                                                           1996          1995         1994
                                                                                       ------------  ------------  ----------
                                                                                               (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.........................................................................  $    128,139  $    103,978  $   59,821
  Add (Deduct) adjustments to reconcile net income to net cash provided (required) by operating activities
    Depreciation and amortization....................................................        46,175        32,481      25,672
    Deferred taxes...................................................................        11,931         4,459      10,703
    Equity in net income of Cellular, Telecom and Aerial Groups......................      (107,467)     (108,383)    (45,024)
    Investment income................................................................        (4,185)         (467)     (2,647)
    (Gain) loss on sale of investments...............................................        (3,435)          963      --
    Interest attributed to Telecom Group.............................................       (21,848)      (21,576)    (17,685)
    Other noncash income.............................................................        (8,218)       (7,185)     (6,203)
    Change in accounts receivable....................................................        13,806         8,667     (25,299)
    Change in accounts payable.......................................................       (34,043)      (21,694)     27,640
    Change in other assets and liabilities...........................................       (19,690)       (5,953)        (88)
                                                                                       ------------  ------------  ----------
                                                                                              1,165       (14,710)     26,890
                                                                                       ------------  ------------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term debt borrowings..........................................................       --             39,000      --
  Long-term debt repayments..........................................................        (1,004)       (1,149)     (1,611)
  Change in notes payable-affiliates.................................................       108,997        81,955     (15,381)
  Change in notes payable-other......................................................       (22,899)       84,901      91,665
  Change in notes receivable-affiliates..............................................        33,906       (87,604)    (88,114)
  Dividends received from affiliates.................................................        24,762        16,828      15,808
  Dividends paid.....................................................................       (26,704)      (24,602)    (21,082)
  Proceeds from the issuance of affiliates' stock....................................       --            --           44,581
  Other financing activities.........................................................         4,658         6,039      10,542
                                                                                       ------------  ------------  ----------
                                                                                            121,716       115,368      36,408
                                                                                       ------------  ------------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment.........................................       (44,560)      (36,905)    (37,737)
  Investments in PCS licenses........................................................       (26,550)      (42,053)    (11,204)
  Other investments..................................................................        (5,175)       (3,775)       (586)
  Proceeds from investment sales.....................................................           500         4,800      --
  Acquisitions.......................................................................        (7,925)      (27,157)    (34,172)
  Change in temporary investments....................................................       (45,695)        5,693      (6,163)
                                                                                       ------------  ------------  ----------
                                                                                           (129,405)      (99,397)    (89,862)
                                                                                       ------------  ------------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.................................        (6,524)        1,261     (26,564)
CASH AND CASH EQUIVALENTS
  Beginning of period................................................................         7,366         6,105      32,669
                                                                                       ------------  ------------  ----------
  End of period......................................................................  $        842  $      7,366  $    6,105
                                                                                       ------------  ------------  ----------
                                                                                       ------------  ------------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP
                             BALANCE SHEETS--ASSETS

                                                                                       DECEMBER 31, 1996   DECEMBER 31, 1995
                                                                                       ------------------  ------------------
                                                                                               (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and cash equivalents..........................................................    $          842      $        7,366
  Temporary investments..............................................................            57,440              11,745
  Notes receivable-affiliates........................................................            27,542              28,002
  Accounts receivable................................................................
    Customers, less allowance of $1,883 and $1,284, respectively.....................            13,238              12,585
    Other............................................................................             3,966               3,095
    Affiliates.......................................................................             8,775              24,105
    Taxes receivable-affiliates......................................................            13,425              20,757
  Prepaid income taxes...............................................................            21,531               4,442
  Inventory..........................................................................             9,010               4,065
  Other..............................................................................             3,638               6,068
                                                                                       ------------------  ------------------
                                                                                                159,407             122,230
                                                                                       ------------------  ------------------
INVESTMENTS
  Investment in affiliated groups
    United States Cellular Group.....................................................         1,190,368           1,079,310
    TDS Telecommunications Group.....................................................           342,257             263,772
    Aerial Communications Group......................................................           361,889             282,294
  Notes receivable-affiliates........................................................           235,410             279,060
  Investment in PCS license costs....................................................            77,070              50,742
  Investment in minority interests...................................................            24,021              26,224
  Other investments..................................................................             4,515               3,374
                                                                                       ------------------  ------------------
                                                                                              2,235,530           1,984,776
                                                                                       ------------------  ------------------
PROPERTY, PLANT AND EQUIPMENT
  Radio Paging
    In service and under construction................................................           113,000             102,385
    Less accumulated depreciation....................................................            61,528              42,933
                                                                                       ------------------  ------------------
                                                                                                 51,472              59,452
                                                                                       ------------------  ------------------
  Other
    In service and under construction................................................            82,781              70,677
    Less accumulated depreciation....................................................            48,202              38,436
                                                                                       ------------------  ------------------
                                                                                                 34,579              32,241
                                                                                       ------------------  ------------------
        Total Property, Plant and Equipment..........................................            86,051              91,693
                                                                                       ------------------  ------------------
OTHER ASSETS AND DEFERRED CHARGES....................................................            20,222              27,061
                                                                                       ------------------  ------------------
TOTAL ASSETS.........................................................................    $    2,501,210      $    2,225,760
                                                                                       ------------------  ------------------
                                                                                       ------------------  ------------------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP
                  BALANCE SHEETS--LIABILITIES AND GROUP EQUITY

                                                                                       DECEMBER 31, 1996   DECEMBER 31, 1995
                                                                                       ------------------  ------------------
                                                                                               (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
  Current portion of preferred shares................................................    $        1,578      $       13,506
  Due to affiliates
    Notes payable....................................................................           200,041             190,085
    Accounts payable.................................................................             3,119              31,547
    Accrued interest.................................................................               996               2,189
  Notes payable......................................................................           159,162             182,625
  Accounts payable...................................................................             5,003              14,141
  Unearned revenue and deposits......................................................            10,816              11,792
  Accrued interest...................................................................            10,750              10,733
  Accrued taxes......................................................................               763                 457
  Other current liabilities..........................................................             6,206               7,166
                                                                                       ------------------  ------------------
                                                                                                398,434             464,241
                                                                                       ------------------  ------------------
DEFERRED LIABILITIES AND CREDITS
  Net deferred income tax liability..................................................            35,769              30,018
  Postretirement benefit obligations other than pensions.............................               626                 471
  Other..............................................................................             4,933               9,603
                                                                                       ------------------  ------------------
                                                                                                 41,328              40,092
                                                                                       ------------------  ------------------
REDEEMABLE PREFERRED SHARES, excluding current portion...............................               280               1,587
                                                                                       ------------------  ------------------
MINORITY INTEREST in subsidiaries....................................................               136               6,480
                                                                                       ------------------  ------------------
NONREDEEMABLE PREFERRED SHARES.......................................................            29,000              29,710
                                                                                       ------------------  ------------------
TDS GROUP EQUITY.....................................................................         2,032,032           1,683,650
                                                                                       ------------------  ------------------
TOTAL LIABILITIES AND GROUP EQUITY...................................................    $    2,501,210      $    2,225,760
                                                                                       ------------------  ------------------
                                                                                       ------------------  ------------------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82.3%-owned subsidiary.

    BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The Telephone and Data Systems, Inc. Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of a residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other businesses of Telephone and Data Systems, Inc.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the

                                 THE TDS GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of Telephone and Data Systems, Inc. in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems Inc. in each Tracking Group would initially be retained as Retained Interests in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U. S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U. S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U. S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups,
(2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not

                                 THE TDS GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of Telephone and Data Systems, Inc. in each Tracking Group. The following table details the Telephone and Data Systems, Inc. unaudited pro forma net income attributable to each of the classes of Telephone and Data Systems, Inc. Tracking Stock assuming the Tracking Stock Proposal was adopted January 1, 1994, assuming that 75% in each of U.S. Cellular Group Shares, TDS Telecom Group Shares and Aerial Group Shares were distributed on that date.

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Net Income Attributable to--
  United States Cellular Group Shares..............................  $    78,563  $    60,522  $    10,240
  TDS Telecommunications Group Shares..............................       26,771       25,616       24,491
  Aerial Communications Group Shares...............................      (24,733)      (4,851)        (962)
  TDS Group
    From the Cellular Group........................................       26,187       20,174        3,413
    From the Telecom Group.........................................        8,923        8,539        8,163
    From the Aerial Group..........................................       (8,244)      (1,617)        (321)
    Other..........................................................       18,826       (6,339)      12,988
                                                                     -----------  -----------  -----------
                                                                          45,692       20,757       24,243
                                                                     -----------  -----------  -----------
                                                                     $   126,293  $   102,044  $    58,012
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc.

                                 THE TDS GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82.3%-owned subsidiary.

    Under the Tracking Stock Proposal, prior to the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger and the Distribution, the TDS Group would have an approximately 81% Retained Interest in the Cellular Group, a 100% Retained Interest in the TDS Telecom Group, and an approximately 83% interest in the Aerial Group. Following completion of the Tracking Stock Proposal, it is currently anticipated that the TDS Group would have an approximately 20% Retained Interest in each of the Groups. For purposes of the TDS Group financial statements, the TDS Groups Retained Interest in the equity value of the Groups has been reflected on "Investments In Affiliated Groups." Similarly, the net income or loss of the Groups attributable to the TDS Group Retained Interest is reflected as "Equity in Net Income of Cellular Group, Equity in Net Income of Telecom Group and Equity in Net (Loss) of Aerial Group" in the Statements of Operations.

    PRINCIPLES APPLIED IN THE FINANCIAL STATEMENTS

    The accounting policies of the TDS Group conform to generally accepted accounting principles. The financial statements include the accounts of the TDS Group and its majority-owned subsidiaries since acquisition. All material transactions between companies within the TDS Group have been eliminated.

    The TDS Group includes as investments in subsidiaries the value of the consideration given and all direct and incremental costs relating to acquisitions accounted for as purchases. All costs relating to unsuccessful negotiations for acquisitions are expensed.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS AND TEMPORARY INVESTMENTS

    Cash and cash equivalents include cash and those short-term, highly-liquid investments with original maturities of three months or less. Those investments with original maturities of more than three months to 12 months are classified as temporary investments. Temporary investments are stated at cost, which approximates market. Those investments with original maturities of more than 12 months are classified as marketable securities and are stated at amortized cost.

    INVENTORY

    Inventory consists primarily of paging subscriber devices on hand. Subscriber device cost is determined by the average cost method.

    INVESTMENTS

    The TDS Group currently lends funds to the United States Cellular Group and the Aerial Communications Group pursuant to Revolving Credit Agreements at interest rates of prime plus .75% to prime plus 1.5% (the prime rate was 8.25% at December 31, 1996). The TDS Group also lends funds to the TDS Telecom Group at an interest rate of prime plus 1/2%. No principal will be payable until maturity, January 4, 1999. Certain notes which mature within a year are classified as a current asset.

    PCS license costs consist of costs incurred in acquiring Narrowband PCS licenses ($54.0 million) and capitalized interest on Broadband ($18.1 million) and Narrowband ($5.0 million) PCS licenses. These costs are capitalized and will be amortized through charges to expense over 40 years upon commencement of operations.

                                 THE TDS GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Investments in minority interests consist of amounts invested in entities or joint ventures in which the TDS Group holds a minority interest. The equity method of accounting is followed for minority interests in which the TDS Group holds common stock ownership of at least 20% or can influence the policies of the affiliated company ($23.8 million and $26.0 million at December 31, 1996 and 1995, respectively). Income and losses from these entities are reflected in the income statements on a pretax basis. At December 31, 1996, the cumulative share of income from minority investments accounted for under the equity method was $8.0 million, of which $6.0 million was undistributed. The cost method of accounting is followed for certain minority interests managed by others ($227,000 and $177,000 at December 31, 1996 and 1995, respectively).

    UNEARNED REVENUE AND DEPOSITS

    Unearned revenue and deposits primarily represent monthly charges to customers for paging subscriber device rental and dispatch services billed in advance. Such revenue is recognized in the following months when service is provided and deposits are applied against the customer's final bill.

    EARNINGS PER COMMON SHARE

    Earnings per Common Share were omitted from the historical statements of earnings since the recapitalization in connection with the Tracking Stock Proposal has not been completed and the Telephone and Data Systems, Inc. articles of incorporation did not provide for the TDS Group at such time.

    SUPPLEMENTAL CASH FLOW DISCLOSURES

    Following are supplemental cash flow disclosures for interest and income taxes paid, acquisitions and certain noncash transactions.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
Interest paid..........................................................  $  42,158  $  40,949  $  18,421
Income taxes paid......................................................     45,646     41,040     21,968
Common Shares issued by Telephone and Data Systems,Inc. for conversion
  of Preferred Shares..................................................      4,602        948      1,714
Additions to property, plant and equipment financed through accounts
  payable and accrued expenses.........................................  $   3,522  $  (1,743) $   2,582

Telephone and Data Systems, Inc. has acquired operating cellular, telephone and paging companies and certain cellular licenses since January 1, 1994. The cellular and telephone properties were acquired for the benefit of the United States Cellular Group and the TDS Telecom Group and were recorded as an increase in the investment in

                                 THE TDS GROUP

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) these groups. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed, and Common and Preferred Shares issued:

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Investment in subsidiaries.........................................  $    84,737  $   133,292  $   210,596
Notes receivable-other.............................................       (5,400)     --           --
Notes receivable-affiliates........................................      --            16,371        5,184
Other assets and liabilites, excluding cash and cash equivalents...       (5,245)       5,330        4,550
Notes payable-affiliates...........................................      102,791      --           --
TDS Group Equity...................................................     (168,958)    (127,836)    (173,658)
Preferred shares issued............................................      --           --           (12,500)
                                                                     -----------  -----------  -----------
Decrease in cash due to acquisitions...............................  $     7,925  $    27,157  $    34,172
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

NOTE 2--INCOME TAXES

    Telephone and Data Systems, Inc. has entered into Tax Allocation Agreements with United States Cellular, Aerial Communications and American Paging. The Agreements provide that United States Cellular, Aerial Communications and American Paging and their respective subsidiaries are included in a consolidated federal income tax return and in state income or franchise tax returns in certain situations with the Telephone and Data Systems, Inc. affiliated group. United States Cellular, Aerial Communications and American Paging and their respective subsidiaries calculate their losses and credits as if they comprised separate affiliated groups. Under the Agreements, Telephone and Data Systems, Inc. does not reimburse United States Cellular, Aerial Communications and American Paging on a current basis for their respective losses and credits, if any, used by the affiliated group. United States Cellular, Aerial Communications and American Paging are able to carry forward their losses and credits, if any, and use them to offset any future income tax liabilities to Telephone and Data Systems, Inc. After all loss and credit carryforwards have either been utilized or expired, United States Cellular, Aerial Communications and American Paging compute income taxes as defined in the agreements and pay to Telephone and Data Systems, Inc. the required income tax due.

NOTE 3--NOTES PAYABLE--AFFILIATE

    The TDS Group provides cash management services to the United States Cellular Group, the TDS Telecom Group and the Aerial Communications Group. Amounts invested by the Groups are available upon demand and bear interest each month at the 30-day Commercial Paper Rate as reported in the Wall Street Journal, plus 1/4%, or such higher rate as the TDS Group may at its discretion offer on such deposits.

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Certain costs relating to the development of computer software for internal use are capitalized and are amortized over the estimated five-year life of the software. Depreciation is provided for book purposes using the straight-line method. Composite depreciation rates, as applied to the average cost of depreciable property, are as follows:

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Radio Paging property..............................................        27.9%        22.1%        23.1%
Other property.....................................................        15.9%        10.0%        12.8%
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

                                 THE TDS GROUP

NOTE 5--NOTES PAYABLE

    The TDS Group has used short-term debt to finance its investments in PCS, cellular telephone and radio paging operations, for acquisitions, and for general corporate purposes. Long-term debt and equity financing from time to time have retired such short-term debt. Proceeds from an Aerial Communications, Inc. initial public offering retired $131.2 million of short-term debt in 1996. (See Note 6--Sale of Stock by Subsidiaries.) Proceeds from the sales of non-strategic cellular and other investments from time to time in 1996 and 1995 have been used to retire short-term debt. Proceeds from a United States Cellular Corporation convertible debt offering retired $131.4 million of short-term debt in 1995. Proceeds from an American Paging, Inc. initial public offering and Telephone and Data Systems, Inc.'s sales of Common Shares retired $21.2 million of short-term debt in 1994.

    The TDS Group had $678.4 million of bank lines of credit for general corporate purposes at December 31, 1996, $653.4 million of which were committed. Unused amounts of such lines totaled $521.0 million, $496.0 million of which were committed. These line-of-credit agreements provide for borrowings at negotiated rates up to the prime rate.

    Information concerning notes payable is shown in the table below:

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Balance at end of period...........................................  $   159,162  $   182,625  $    97,724
Weighted average interest rate at end of period....................         6.0%         6.3%         6.2%
Maximum amount outstanding during the period.......................  $   202,765  $   182,625  $   105,830
Average amount outstanding during the period(1)....................  $   111,072  $   139,527  $    50,197
Weighted average interest rate during the period(1)................         5.7%         6.4%         5.2%
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

---------

(1) The average was computed based on month-end balances.

NOTE 6--SALE OF STOCK BY SUBSIDIARIES

    United States Cellular Corporation issued Common Shares during 1996, 1995 and 1994 in connection with acquisitions and employee stock purchase plans. Aerial Communications, Inc. issued 12.3 million Common Shares in an initial public offering (at a price of $17 per share) in 1996. The initial public offering reduced Telephone and Data Systems, Inc.'s ownership percentage from 100% to 82.8%. American Paging, Inc. issued Common Shares during 1996 and 1995 in connection with employee stock purchase plans, and in 1994 issued 3.5 million Common Shares in an initial public offering (at a price of $14 per share). The initial public offering reduced Telephone and Data Systems, Inc.'s ownership percentage from 100% to 82.5%. The United States Cellular Corporation, Aerial Communications, Inc. and American Paging, Inc. Common Share transactions were recorded at fair market values which were either less than or in excess of Telephone and Data Systems, Inc.'s book value investment in United States Cellular Corporation, Aerial Communications, Inc. and American Paging, Inc. The TDS Group adjusted its book value investment as a result of these issues and increased capital in excess of par value $123.2 million, $714,000 and $21.2 million in 1996, 1995 and 1994, respectively.

NOTE 7--PREFERRED SHARES

    Telephone and Data Systems, Inc. Cumulative Voting Preferred Shares have a stated value of $100 per share. The authorized Preferred Shares were issuable in series by the Telephone and Data Systems, Inc. Board of Directors who established the terms of the issue. Those issues which contain mandatory redemption features or which are redeemable at the option of the holder are classified as Redeemable Preferred Shares. Those issues which are not redeemable or which are redeemable at the option of Telephone and Data Systems, Inc. are classified as Nonredeemable Preferred Shares.

                                 THE TDS GROUP

NOTE 7--PREFERRED SHARES (CONTINUED)
    REDEEMABLE PREFERRED SHARES

    Redeemable Preferred Shares include outstanding series of Telephone and Data Systems, Inc. Cumulative Voting Preferred Shares with mandatory redemption features or which are redeemable at the option of the holder. At December 31, 1996, 18,581 shares of Redeemable Preferred Shares were outstanding, redeemable at $100 per share. All other dividends are payable in cash.

    The annual requirements for redemption of Redeemable Preferred Shares are $1.6 million, $103,000, $100,000 and $77,000 for the years 1997 through 2000, respectively.

    The following is a schedule of the Redeemable Preferred Shares' activity.

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Balance, beginning of period.......................................  $    15,093  $    25,001  $    27,367
Add:
  Stock dividends..................................................          113          546          839
Less:
  Redemption of preferred..........................................       (9,456)      (9,608)      (1,005)
  Conversion of preferred..........................................       (3,872)     --            (1,000)
  Expiration of redemption feature.................................          (20)        (839)      (1,200)
  Change in redemption feature.....................................      --                (7)     --
                                                                     -----------  -----------  -----------
                                                                           1,858       15,093       25,001
Less current portion...............................................        1,578       13,506       11,792
                                                                     -----------  -----------  -----------
Balance, end of period.............................................  $       280  $     1,587  $    13,209
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

    NONREDEEMABLE PREFERRED SHARES

    Nonredeemable Preferred Shares include outstanding series of Telephone and Data Systems, Inc. Cumulative Voting Preferred Shares which have no mandatory redemption features. At December 31, 1996, 290,002 shares of Nonredeemable Preferred Shares were outstanding. Outstanding Nonredeemable Preferred Shares are generally redeemable at the option of Telephone and Data Systems, Inc. at $100 per share, plus accrued and unpaid dividends. At December 31, 1996, certain series of Preferred Shares are convertible into Telephone and Data Systems, Inc. Common Shares. (See Note 8--Convertible Preferred Shares)

    The following is a schedule of the Nonredeemable Preferred Shares activity.

                                                                            YEAR ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1995         1994
                                                                     -----------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
Balance, beginning of period.......................................  $    29,710  $    29,819  $    16,833
Add:
  Acquisitions.....................................................      --           --            12,500
  Reclassification from Redeemable Preferred Shares................           20          839        1,200
Less:
  Conversion of preferred..........................................         (730)        (948)        (714)
                                                                     -----------  -----------  -----------
Balance, end of period.............................................  $    29,000  $    29,710  $    29,819
                                                                     -----------  -----------  -----------
                                                                     -----------  -----------  -----------

Preferred dividend requirements include all dividends paid on Preferred Shares which are not dilutive common stock equivalents. For the year ended December 31, 1996, the preferred dividend requirement on all outstanding Preferred Shares was $1.8 million.

                                 THE TDS GROUP

NOTE 8--COMMON AND SERIES A SHARES

    COMMON STOCK ACQUISITIONS

    During 1996, 1995 and 1994, Telephone and Data Systems, Inc. issued 2.6 million, 3.0 million and 4.0 million Telephone and Data Systems, Inc. Common Shares, respectively, for the acquisition of cellular and telephone interests.

    COMMON SHARES ISSUABLE

    Certain acquisition agreements require Telephone and Data Systems, Inc. to deliver 20,497 and 10,480 Telephone and Data Systems, Inc. Common Shares in 1997 and 1998, respectively.

    DIVIDEND REINVESTMENT, INCENTIVE AND BENEFIT PLANS

    The following table summarizes Telephone and Data Systems, Inc. Common and Series A Common Shares issued for the employee stock ownership plans and dividend reinvestment plans described below.

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
Common Shares
  Tax-deferred savings plan............................................     36,269     40,624     30,764
  Dividend reinvestment plan...........................................     28,827    105,001     85,754
  Employee stock options, awards, stock appreciation rights and
    employee stock purchase plan.......................................     35,273     40,025     59,278
                                                                         ---------  ---------  ---------
                                                                           100,369    185,650    175,796
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Series A Common Shares
  Dividend reinvestment plan...........................................     26,445     17,855      7,783
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    TAX-DEFERRED SAVINGS PLAN. Telephone and Data Systems, Inc. has reserved 110,965 Common Shares for issue under the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, a qualified profit-sharing plan pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Participating employees have the option of investing their contributions in Telephone and Data Systems, Inc. Common Shares, United States Cellular Common Shares, Aerial Communications Common Shares, American Paging Common Shares or five nonaffiliated funds.

    DIVIDEND REINVESTMENT PLANS. Telephone and Data Systems, Inc. has reserved 486,015 Common Shares for issue under the Automatic Dividend Reinvestment and Stock Purchase Plan and 192,254 Series A Common Shares for issue under the Series A Common Share Automatic Dividend Reinvestment Plan. These plans enable holders of Telephone and Data Systems, Inc.'s Common Shares and Preferred Shares to reinvest cash dividends in newly issued Common Shares and holders of Series A Common Shares to reinvest cash dividends in newly issued Series A Common Shares. The purchase price of the shares is 95% of the market value, based on the average of the daily high and low sales prices for Telephone and Data Systems, Inc.'s Common Shares on the American Stock Exchange for the ten trading days preceding the date on which the purchase is made.

    STOCK-BASED COMPENSATION PLANS

    Telephone and Data Systems, Inc. has reserved 1,316,196 Common Shares for options granted and to be granted to key employees. Telephone and Data Systems, Inc. has established certain plans that provide for the grant of stock options and stock appreciation rights for the officers and employees. The options are exercisable over a specified period not in excess of ten years. The options expire from 1997 to 2006 or the date of the employee's termination of employment, if earlier.

    Telephone and Data Systems, Inc. accounts for stock options, stock appreciation rights ("SARS") and employee stock purchase plans under Accounting Principles Board ("APB") Opinion No. 25. No compensation costs have been recognized for the stock option and employee stock purchase plans. Compensation expense for SARS, measured on the difference between the year-end market price of the Common Shares and SAR prices, was

                                 THE TDS GROUP

NOTE 8--COMMON AND SERIES A SHARES (CONTINUED)
$263,000, $408,000 and $218,000 in 1996, 1995 and 1994, respectively. Had compensation cost for all plans been determined consistent with Financial Accounting Standards Board Statement of Accounting Standards ("SFAS") No. 123, the TDS Group's net income would have been reduced to the following pro forma amounts:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  ------------------------
                                                                                     1996         1995
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Net Income
  As Reported...................................................................  $   126,139  $   103,978
  Pro Forma.....................................................................  $   126,495  $   103,316
                                                                                  -----------  -----------
                                                                                  -----------  -----------

    Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    A summary of the status of Telephone and Data Systems, Inc.'s stock option plans at December 31, 1996, 1995 and 1994 and changes during the years ended is presented in the table and narrative below:

                                                                                      WEIGHTED
                                                                                       AVERAGE     WEIGHTED
                                                                          NUMBER OF    OPTION       AVERAGE
                                                                           SHARES      PRICES     FAIR VALUES
                                                                          ---------  -----------  -----------
Stock Options:
Outstanding January 1, 1994 (107,661 exercisable).......................    302,685   $   15.35
  Granted...............................................................    221,275   $   47.59
  Exercised.............................................................    (25,876)  $    5.30
  Cancelled.............................................................    (12,487)  $   27.47
                                                                          ---------
Outstanding December 31, 1994 (172,689 exercisable).....................    485,597   $   30.25
  Granted...............................................................     59,995   $   38.67    $   14.84
  Exercised.............................................................    (26,101)  $    5.52
  Cancelled.............................................................     (3,046)  $   43.32
                                                                          ---------
Outstanding December 31, 1995 (240,160 exercisable).....................    516,445   $   32.47
  Granted...............................................................     89,228   $   41.00    $   13.30
  Exercised.............................................................    (11,025)  $   13.10
  Cancelled.............................................................     (3,210)  $   39.89
                                                                          ---------
Outstanding December 31, 1996 (405,996 exercisable).....................    591,438   $   34.08
                                                                          ---------
                                                                          ---------

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 5.6% and 6.6%; expected dividend yields of 1.0% and 1.0%; expected lives of 5.1 years and 6.9 years and expected volatility of 20.5% and 25.0%.

    Stock appreciation rights allow the grantee to receive an amount in cash or Telephone and Data Systems, Inc. Common Shares, or a combination thereof, equivalent to the difference between the exercise price and the fair market value of the Common Shares on the exercise date. The following table summarizes the SARs outstanding at $4.43 to $36.60 per share. These rights expire March 1997, or the date of the employee's termination of employment, if earlier. The fair value of each stock appreciation right grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995,

                                 THE TDS GROUP

NOTE 8--COMMON AND SERIES A SHARES (CONTINUED) respectively: risk-free interest rates of 5.2% and 5.5%; expected dividend yields of 1.0% and 1.0%; expected lives of 0.2 years and 0.7 years; and expected volatility of 18.4% and 20.2%.

                                                                                YEAR ENDED DECEMBER 31,
                                                                            -------------------------------
                                                                              1996       1995       1994
                                                                            ---------  ---------  ---------
Outstanding beginning of period...........................................     16,034     12,096      9,100
  Granted.................................................................      5,923      8,174      7,796
  Exercised...............................................................    (11,887)    (4,236)    (4,800)
                                                                            ---------  ---------  ---------
Outstanding end of period.................................................     10,070     16,034     12,096
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    EMPLOYEE STOCK PURCHASE PLAN. Telephone and Data Systems, Inc. has reserved 201,638 Common Shares for sale to the employees of Telephone and Data Systems, Inc. The fair value of the employees' purchase rights is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants rights in 1996: risk-free interest rate of 5.6%; expected dividend yield of 1.0%; expected life of 0.5 year; and expected volatility of 15.3%.

    CONVERTIBLE PREFERRED SHARES

    Telephone and Data Systems, Inc. convertible Preferred Shares are convertible into 933,838 Common Shares (See Note 7--Nonredeemable Preferred Shares). Telephone and Data Systems, Inc. issued 347,707, 40,734 and 115,542 Common Shares in 1996, 1995 and 1994, respectively, for shares of Telephone and Data Systems, Inc. and subsidiary preferred stock converted.

    SERIES A COMMON SHARES

    The holders of Telephone and Data Systems, Inc. Common Shares and the outstanding Preferred Shares are entitled to one vote per share. The holders of Telephone and Data Systems, Inc. Series A Common Shares are entitled to ten votes per share. Series A Common Shares are convertible, on a share-for-share basis, into Telephone and Data Systems, Inc. Common Shares. Telephone and Data Systems, Inc. has reserved 6,916,546 Common Shares for possible issuance upon such conversion.

    COMMON SHARE REPURCHASE PROGRAM

    In December 1996, Telephone and Data Systems, Inc. authorized the repurchase of up to 3.0 million Telephone and Data Systems, Inc. Common Shares over a period of three years. Telephone and Data Systems, Inc. plans to finance the repurchase program using internally generated funds and borrowings under short-term lines of credit. Telephone and Data Systems, Inc. may use repurchased shares to fund acquisitions and for general corporate purposes. Subject to prevailing market conditions, purchases may be made from time to time through open market purchases or at negotiated prices in private transactions. The actual number of Telephone and Data Systems, Inc. Common Shares which may be repurchased will be subject to the trading price of the Common Shares, Telephone and Data Systems, Inc.'s financial position and other factors.

NOTE 9--COMMITMENTS AND CONTINGENCIES

    CONSTRUCTION AND EXPANSION

    The radio paging capital additions are anticipated to total approximately $17 million in 1997, including $6 million for systems and transmitters and $11 million for pagers.

    LEASE COMMITMENTS

    The TDS Group has leases for certain plant facilities, office space and data processing equipment, most of which are classified as operating leases. For the years 1996, 1995 and 1994, rent expense for term leases was $4.1 million, $2.6 million and $2.7 million, respectively, and rent expense under cancelable and short-term leases

                                 THE TDS GROUP

NOTE 9--COMMITMENTS AND CONTINGENCIES (CONTINUED) was $5.2 million, $4.5 million and $4.2 million, respectively. At December 31, 1996, the aggregate minimum rental commitments under noncancelable operating leases were as follows:

                                                                                     MINIMUM FUTURE RENTAL
                                                                                           PAYMENTS
                                                                                     ---------------------
                                                                                          (DOLLARS IN
                                                                                          THOUSANDS)
1997...............................................................................       $     4,741
1998...............................................................................             4,452
1999...............................................................................             3,956
2000...............................................................................             3,325
2001...............................................................................             2,973
Thereafter.........................................................................       $    21,918

    LEGAL PROCEEDINGS

    Telephone and Data Systems, Inc. is involved in legal proceedings before the FCC and various state and federal courts from time-to-time. Management does not believe that any of such proceedings should have a material adverse impact on the financial position or results of operations of the TDS Group.

NOTE 10--RESTRICTION ON COMMON STOCK DIVIDENDS

    Under Telephone and Data Systems, Inc.'s loan agreements at December 31, 1996, all of the consolidated retained earnings were available for the payment of cash dividends on shares of Telephone and Data Systems, Inc. common stock.

    Certain regulated telephone subsidiaries may not transfer funds to the parent in the form of cash dividends, loans or advances until certain financial requirements of their mortgages have been met. All of the $326.6 million underlying retained earnings of all Telephone and Data Systems, Inc. subsidiaries at December 31, 1996, was available for the payment of dividends on the subsidiaries common stock. Of the $2.7 billion underlying net assets of the Telephone and Data Systems, Inc. subsidiaries at December 31, 1996, $2.1 billion was available for transfer to Telephone and Data Systems, Inc.

NOTE 11--INVESTMENTS IN ENTITIES ACCOUNTED FOR UNDER THE EQUITY METHOD

    The following summarizes the unaudited combined assets, liabilities and equity, and the unaudited results of operations of the interests in which the TDS Group's investments are accounted for by the equity method.

                                                                                        DECEMBER 31,
                                                                                  ------------------------
                                                                                     1996         1995
                                                                                  -----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Assets
  Current assets................................................................  $    58,143  $    50,684
  Due from affiliates...........................................................           67          306
  Property and other............................................................       66,534       64,726
                                                                                  -----------  -----------
                                                                                  $   124,744  $   115,716
                                                                                  -----------  -----------
                                                                                  -----------  -----------

Liabilities and Equity
  Current liabilities...........................................................  $    38,891  $    26,001
  Due to affiliates.............................................................          406        1,814
  Deferred credits..............................................................        2,589        5,039
  Long-term debt................................................................       25,070       22,173
  Partners' capital and stockholders' equity....................................       57,788       60,689
                                                                                  -----------  -----------
                                                                                  $   124,744  $   115,716
                                                                                  -----------  -----------
                                                                                  -----------  -----------

                                 THE TDS GROUP

NOTE 11--INVESTMENTS IN ENTITIES ACCOUNTED FOR UNDER THE EQUITY METHOD
(CONTINUED)

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                         -------------------------------------
                                                                                            1996         1995         1994
                                                                                         -----------  -----------  -----------
                                                                                                (DOLLARS IN THOUSANDS)
Results of Operations
  Revenues.............................................................................  $    52,954  $    47,956  $    46,153
  Costs and expenses...................................................................      (46,342)     (38,835)     (39,683)
  Other income.........................................................................        1,098          927        1,367
  Interest expense.....................................................................       (1,683)      (2,004)      (2,102)
  Income taxes.........................................................................       (1,680)      (3,079)        (441)
  Extraordinary item...................................................................       (2,211)     --           --
                                                                                         -----------  -----------  -----------
  Net income...........................................................................  $     2,136  $     4,965  $     5,294
                                                                                         -----------  -----------  -----------
                                                                                         -----------  -----------  -----------

NOTE 12--FAIR VALUES OF FINANCIAL INSTRUMENTS

    The carrying amounts of Cash and Cash Equivalents, Temporary Investments and Short-term Debt approximate fair value due to the short-term nature of these instruments.

    At December 31, 1996 and 1995, the carrying value of Telephone and Data Systems, Inc.'s Redeemable Preferred Shares, $1.9 million, and $15.1 million, respectively, was approximately equal to its fair value. The fair value was estimated using discounted cash flow analysis based on Telephone and Data Systems, Inc.'s current dividend yield on issues of its non-convertible preferred shares and, for convertible series, the net present value of the common stock to be issued upon conversion (valued at quoted market prices).

    It was not practicable to estimate the fair value of the TDS Group's cost method investments in other companies because of the lack of quoted market prices. The carrying amounts at December 31, 1996 and 1995 represent the original cost of the investments, which management believes is not impaired.

NOTE 13--OTHER CONTINGENCIES

    Aerial Communications, Inc. Group sold $226 million principle amount at maturity of 10-year zero coupon 8.34% yield to maturity debt in November 1996 at an issue price of $100 million. The notes are fully and unconditionally guaranteed by Telephone and Data Systems, Inc.

                                 THE TDS GROUP

NOTE 14--AMERICAN PAGING, INC. OPERATIONS

    The table below details the TDS Group's (loss) resulting from American Paging, Inc.'s results of operations for each of the years in the three year period ended December 31, 1996.

                                                                            YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                         1996         1995        1994
                                                                      -----------  -----------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Operating Revenues
  Service revenue...................................................  $    93,841  $    93,034  $  77,520
  Equipment sales revenue...........................................       10,346       14,116     14,545
                                                                      -----------  -----------  ---------
                                                                          104,187      107,150     92,065
                                                                      -----------  -----------  ---------
Operating Expense
  Cost of services..................................................       30,092       24,062     19,347
  Selling, general and administrative...............................       67,061       53,296     41,196
  Depreciation and amortization.....................................       33,777       24,692     17,178
  Cost of equipment sold............................................        9,883       14,097     14,513
                                                                      -----------  -----------  ---------
                                                                          140,813      116,147     92,234
                                                                      -----------  -----------  ---------
Operating (Loss)....................................................      (36,626)      (8,997)      (169)
                                                                      -----------  -----------  ---------
Investment and Other Income (Expense)
  Investment (loss) in joint venture................................       (1,201)      (1,151)    (1,055)
  Interest income...................................................          259          175        121
  Other, net........................................................           33          121        153
                                                                      -----------  -----------  ---------
                                                                             (909)        (855)      (781)
                                                                      -----------  -----------  ---------
(Loss) Before Interest and Income Taxes.............................      (37,535)      (9,852)      (950)
                                                                      -----------  -----------  ---------
Interest expense--affiliates........................................       11,797        6,953      1,165
Capitalized interest................................................       (4,147)      (1,420)    --
                                                                      -----------  -----------  ---------
                                                                            7,650        5,533      1,165
                                                                      -----------  -----------  ---------
(Loss) Before Income Taxes..........................................      (45,185)     (15,385)    (2,115)
Income tax expense (benefit)........................................          342          325       (783)
                                                                      -----------  -----------  ---------
Net (Loss) to Shareholders..........................................      (45,527)     (15,710)    (1,332)
Net (Loss) to Minority Shareholders.................................        6,368        2,782        232
Net (Loss) to Telephone and Data Systems, Inc. Shareholders.........  $   (39,159) $   (12,928) $  (1,100)
                                                                      -----------  -----------  ---------
                                                                      -----------  -----------  ---------

NOTE 15--TDS GROUP EQUITY

    The changes in the TDS Group equity for the periods presented is as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                  1996           1995           1994
                                                              -------------  -------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
Balance at beginning of period..............................  $   1,683,650  $   1,472,509  $   1,223,930
Telephone and Data Systems, Inc. Common and Series A Common
  Shares issued and issuable................................        246,669        131,765        210,678
Net income..................................................        128,139        103,978         59,821
Dividends...................................................        (26,426)       (24,602)       (21,920)
                                                              -------------  -------------  -------------
Balance at end of period....................................  $   2,032,032  $   1,683,650  $   1,472,509
                                                              -------------  -------------  -------------
                                                              -------------  -------------  -------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Telephone and Data Systems, Inc.:

    We have audited, the accompanying balance sheets of the TDS Group (representing a business unit of Telephone and Data Systems, Inc.) as of December 31, 1996 and 1995, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Telephone and Data Systems, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the TDS Group as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chicago, Illinois
December 15, 1997

                                 THE TDS GROUP
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular Corporation and its subsidiaries (which are included in the United States Cellular Group), TDS Telecommunications Corporation, Inc. and its subsidiaries (which are included in the TDS Telecom Group), Aerial Communications, Inc. and its subsidiaries (which are included in the Aerial Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. which have been attributed to the United States Cellular Group, the TDS Telecom Group or the Aerial Group. The TDS Group reflects primarily the TDS Group's Retained Interest in the United States Cellular Group, the TDS Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82.0%-owned subsidiary.

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of Telephone and Data Systems, Inc. in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data

Systems, Inc. in each Tracking Group would initially be retained as Retained Interest in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    EQUITY IN NET INCOME OF THE CELLULAR GROUP, EQUITY IN NET INCOME OF THE TELECOM GROUP AND EQUITY IN NET (LOSS) OF THE AERIAL GROUP reflects net income to the Telephone and Data Systems, Inc. Common and Series A Common Shareholders from the Cellular Group, the TDS Telecom Group and the Aerial Group, respectively. NET (LOSS) OF AMERICAN PAGING, INC. reflects net (loss) to the Telephone and Data Systems, Inc. Common and Series A Common Shareholders from American Paging, Inc. See the Telephone and Data Systems, Inc. Consolidated Financial Statements and Management's Discussion as well as the Cellular Group, Telecom Group, and Aerial Group Financial Statements and Management's Discussions for a discussion of the operations and results for the Cellular Group, the TDS Telecom Group and the Aerial Group, and American Paging, Inc.

    INVESTMENT AND OTHER INCOME totaled $37.5 million in the first nine months of 1997 compared to $30.6 million in 1996.

    INTEREST INCOME-AFFILIATE totaled $44.6 million in the first nine months of 1997 compared to $26.5 million in 1996. Interest Income-affiliate is related to loans to companies within the affiliated groups. The amount of loans to affiliated companies varies from year to year reflecting the affiliated companies' financing needs and their ability to secure a more permanent financing arrangement. During 1997 Aerial Communications, Inc. borrowed $330.4 million to finance investments in infrastructure and to fund operations significantly increasing interest income-affiliate in 1997.

    INTEREST EXPENSE-AFFILIATE totaled $7.4 million in the first nine months of 1997 compared to $13.8 million in 1996 relating to interest paid to affiliates on their excess cash balances deposited with the parent.

    GAIN ON SALE OF INVESTMENTS represents the gain on the sale of minority interests in four cellular markets and a majority interest in one cable company in the first nine months of 1997 and the sale of miscellaneous investments in 1996.

    INVESTMENT INCOME reflects equity income from minority investments and has varied as the net income from such investments has varied.

    INTEREST EXPENSE-OTHER totaled $17.3 million in the first nine months of 1997 compared to $4.9 million in 1996 as a result of interest on short-term borrowings under Telephone and Data Systems, Inc.'s bank lines of credit.

    The TDS Group financial statements do not reflect interest expense totaling $16.3 million in the first nine months of 1997 and $16.4 million in 1996 related to certain long-term debt of Telephone and Data Systems, Inc. attributed to the TDS Telecom Group. The long-term debt and related interest expense is reflected on the balance sheet and income statement of the TDS Telecom Group.

    The TDS Group capitalized interest costs totaling $5.0 million in the first nine months of 1997 and $17.0 million in 1996 related to the acquisition of PCS licenses. In the second quarter of 1997, the TDS Group stopped capitalizing interest costs related to Broadband PCS licenses upon commencement of operations and began amortizing these costs through charges to expense over 40 years.

    INCOME TAX (BENEFIT) totaled ($59.3 million) in the first nine months of 1997 as compared to ($12.7 million) in 1996. The benefit reflects primarily the tax benefits and credits generated by Aerial Communications which Aerial Communications could not use on a separate company basis but which Telephone and Data Systems, Inc. could use in the consolidated federal income tax return.

    Telephone and Data Systems, Inc. has entered into Tax Allocation Agreements with United States Cellular, Aerial Communications and American Paging. The Agreements provide that United States Cellular, Aerial Communications and American Paging and their respective subsidiaries are included in a consolidated federal income tax return and in state income or franchise tax returns in certain situations with the Telephone and Data Systems, Inc. affiliated group. United States Cellular, Aerial Communications and American Paging and their respective subsidiaries calculate their losses and credits as if they comprised separate affiliated groups. Under the Agreements, Telephone and Data Systems, Inc. does not reimburse United States Cellular, Aerial Communications and American Paging on a current basis for their respective losses and credits, if any, used by the affiliated group. United States Cellular, Aerial Communications and American Paging are able to carry forward their losses and credits, if any, and use them to offset any future income tax liabilities to Telephone and Data Systems, Inc. After all loss and credit carryforwards have either been utilized or expired, United States Cellular, Aerial Communications and American Paging compute income taxes as defined in the agreements and pay to Telephone and Data Systems, Inc. the required income tax due. All of the benefits and obligations of Telephone and Data Systems, Inc. under these Tax Allocation Agreements have been attributed to the TDS Group.

    The TDS Telecom Group currently calculates income taxes on a separate company basis. The separate companies pay Telephone and Data Systems, Inc. for income tax liabilities and are reimbursed by Telephone and Data Systems, Inc. for any losses or credits. The Board expects to follow a policy with respect to the Telecom Group which is similar to the policies which are expected to be followed for U.S. Cellular and Aerial based on the existing Tax Allocation Agreements. Under this policy, in general, TDS Telecom would continue to join in the filing of consolidated income tax returns with TDS and its subsidiaries which are part of the TDS affiliated group for tax purposes. Provided that the Telecom Group continues to have taxable income, the Telecom Group will be required to reimburse the TDS Group for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of the Telecom Group calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. In the event that the Telecom Group incurs any tax losses which it cannot utilize, the tax benefits of such losses would be allocated to the TDS Group, and the TDS Group would be required to reimburse the Telecom Group at such time that it would be able to utilize such tax benefits as a stand-alone entity.

FINANCIAL RESOURCES

    The subsidiaries of Telephone and Data Systems, Inc. operate relatively capital-intensive businesses. Rapid growth has required substantial expenditures for construction, expansion and development. The TDS Group provides financing to affiliates as required by the affiliates' operating plans. The TDS Group has provided this financing primarily with short-term debt.

    CASH FLOWS FROM OPERATING ACTIVITIES provided cash totaling $36.4 million in the first nine months of 1997 and required cash totaling $34.1 million in 1996. During 1996, certain accounts payable and income tax liabilities on the balance sheet at the end of 1995 were paid and were the primary reasons for the cash requirement in 1996.

    CASH FLOWS FROM FINANCING ACTIVITIES required cash totaling $66.1 million in the first nine months of 1997 and provided cash totaling $164.0 million in 1996. Sources of cash were primarily from notes payable-other and notes payable-affiliates in 1996 and notes payable-affiliates in 1995. Uses of cash were amounts lent to affiliates through notes receivable-affiliates and repurchases of common and affiliate common shares.

    In December 1996, Telephone and Data Systems, Inc. authorized the repurchase of up to three million Telephone and Data Systems, Inc. Common Shares over a period of three years. Through September 30, 1997, Telephone and Data Systems, Inc. purchased 1,798,100 Telephone and Data Systems, Inc. Common Shares for $69.9 million. Telephone and Data Systems, Inc. also purchased 350,000 United States Cellular Corporation Common Shares for $9.8 million in 1997.

    CASH FLOWS FROM INVESTING ACTIVITIES provided cash totaling $34.7 million in the first nine months of 1997 and required cash totaling $131.1 million in 1996. Cash expenditures for property and equipment additions totaled $31.1 million in 1997 and $41.9 million in 1996 representing investments in American Paging infrastructure and pagers and computer and software improvements for the Corporate operations. In addition, the acquisition and development PCS licenses required $5.0 million in 1997 and $25.8 million in 1996 relating primarily to interest capitalized on borrowings for the purchase of licenses in 1995. In 1996, Telephone and Data Systems, Inc. acquired five telephone companies, a majority interest in one cellular market and several cellular minority interests for cash and Telephone and Data Systems, Inc. Common Shares. The telephone and cellular acquisitions were attributed to the TDS Telecom Group and United States Cellular Group, respectively.

LIQUIDITY

    The TDS Group has cash and temporary investments totaling $8.0 million at September 30, 1997. The temporary investments are primarily the result of telephone operations' internally generated cash. While certain regulated telephone subsidiaries' debt agreements place limits on intercompany dividend payments, these restrictions are not expected to affect the TDS Group's ability to meet its cash obligations.

    Telephone and Data Systems, Inc. has access to a variety of external capital sources. Telephone and Data Systems, Inc. had $644 million of bank lines of credit for general corporate purposes at Septemer 30, 1997. Unused amounts of such lines totaled $194.5 million. Telephone and Data Systems, Inc. has used short-term debt to finance its investments in PCS, cellular telephone, and radio paging operations, for acquisitions and for general corporate purposes. These line of credit agreements provide for borrowings at negotiated rates up to the prime rate. Long-term debt and equity financing from time to time have retired such short-term debt.

                    PRIVATE SECURITIES LITIGATION REFORM ACT
                    OF 1995 SAFE HARBOR CAUTIONARY STATEMENT

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENT ABOUT THE TDS'S BELIEFS AND EXPECTATIONS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. TDS UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

    IMPORTANT FACTORS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: CHANGES IN THE OVERALL ECONOMY; CHANGES IN COMPETITION IN MARKETS IN WHICH THE TDS GROUP OPERATES; ADVANCES IN TELECOMMUNICATIONS TECHNOLOGY; CHANGES IN THE TELECOMMUNICATIONS REGULATORY ENVIRONMENT; PENDING AND FUTURE LITIGATION; AVAILABILITY OF FUTURE FINANCING; START-UP OF PCS OPERATIONS; AND UNANTICIPATED CHANGES IN GROWTH IN CELLULAR CUSTOMERS, PENETRATION RATES, CHURN RATES AND THE MIX OF PRODUCTS AND SERVICES OFFERED IN OUR MARKETS. READERS SHOULD EVALUATE ANY STATEMENTS IN LIGHT OF THESE IMPORTANT FACTORS.

                                 THE TDS GROUP
                            STATEMENTS OF OPERATIONS
                                   UNAUDITED

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                     -------------------------
                                                                                                         1997         1996
                                                                                                     ------------  -----------
                                                                                                      (DOLLARS IN THOUSANDS)
EQUITY IN NET INCOME OF CELLULAR GROUP.............................................................  $     69,904  $    95,668
EQUITY IN NET INCOME OF TELECOM GROUP..............................................................        23,127       24,805
EQUITY IN NET (LOSS) OF AERIAL GROUP...............................................................      (127,573)     (21,206)
NET (LOSS) OF AMERICAN PAGING, INC.................................................................       (36,784)     (26,599)
                                                                                                     ------------  -----------
                                                                                                          (71,326)      72,668
                                                                                                     ------------  -----------
INVESTMENT AND OTHER INCOME (EXPENSE)
  Interest income--affiliates......................................................................        44,581       26,496
  Interest expense--affiliates.....................................................................        (7,419)     (13,820)
  Gain on sale of cellular and other investments...................................................        10,920        3,067
  Investment income................................................................................         2,622          696
  Other, net.......................................................................................          (902)       2,071
  Interest expense--other..........................................................................       (17,318)      (4,912)
  Capitalized interest.............................................................................         5,034       17,042
                                                                                                     ------------  -----------
                                                                                                           37,518       30,640
                                                                                                     ------------  -----------
Income tax (benefit)...............................................................................       (59,265)     (12,742)
                                                                                                     ------------  -----------
NET INCOME.........................................................................................        25,457      116,050
Preferred Dividend Requirement.....................................................................        (1,422)        (769)
                                                                                                     ------------  -----------
NET INCOME AVAILABLE TO COMMON.....................................................................  $     24,035  $   115,281
                                                                                                     ------------  -----------
                                                                                                     ------------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP
                            STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                                                                         NINE MONTHS ENDED
                                                                                                           SEPTEMBER 30,
                                                                                                     -------------------------
                                                                                                         1997         1996
                                                                                                     ------------  -----------
                                                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................................................  $     25,457  $   116,050
  Add (Deduct) adjustments to reconcile net income to net cash provided (required) by operating activities:
    Depreciation and amortization..................................................................        31,459       35,974
    Deferred taxes.................................................................................       (20,328)      (2,448)
    Equity in net loss (income) of Cellular, Telecom and Aerial Groups.............................        34,542      (99,267)
    Investment income..............................................................................        (2,622)        (696)
    Gain on sale of cellular and other investments.................................................       (10,920)      (3,067)
    Interest attributed to Telecom Group...........................................................       (16,326)     (16,398)
    Other noncash income...........................................................................        (8,594)      (5,930)
    Change in accounts receivable..................................................................           316       17,302
    Change in accounts payable.....................................................................          (796)     (33,668)
    Change in unearned revenue.....................................................................        (2,860)        (489)
    Change in prepaid taxes, taxes receivable-affiliate and accrued taxes..........................         9,486      (34,098)
    Change in accrued interest.....................................................................        (6,089)      (7,468)
    Change in other assets and liabilities.........................................................         3,636           97
                                                                                                     ------------  -----------
                                                                                                           36,361      (34,106)
                                                                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term debt borrowings........................................................................         2,880      --
  Long-term debt repayments........................................................................          (722)     --
  Change in notes payable-affiliates...............................................................        61,462      206,860
  Change in notes payable-other....................................................................       292,727      (81,491)
  Change in notes receivable-affiliates............................................................      (325,259)      48,147
  Dividends received from affiliates...............................................................       --             8,065
  Dividends paid...................................................................................       (20,516)     (19,736)
  Repurchase of Common Shares......................................................................       (69,942)     --
  Purchase of affiliate common stock...............................................................        (9,801)     --
  Other financing activities.......................................................................         3,119        2,135
                                                                                                     ------------  -----------
                                                                                                          (66,052)     163,980
                                                                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to property, plant and equipment.......................................................       (31,090)     (41,892)
  Investments in PCS licenses......................................................................        (5,034)     (25,805)
  Proceeds from investment sales...................................................................        20,999      --
  Change in minority investments and other investments.............................................          (428)      (9,647)
  Acquisitions.....................................................................................       --            (7,371)
  Change in temporary investments and marketable securities........................................        50,247      (46,335)
                                                                                                     ------------  -----------
                                                                                                           34,694     (131,050)
                                                                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............................................         5,003       (1,176)
CASH AND CASH EQUIVALENTS
  Beginning of period..............................................................................           842        7,366
                                                                                                     ------------  -----------
  End of period....................................................................................  $      5,845  $     6,190
                                                                                                     ------------  -----------
                                                                                                     ------------  -----------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP
                             BALANCE SHEETS--ASSETS

                                                                                          (UNAUDITED)
                                                                                      SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                                                      -------------------  ------------------
                                                                                              (DOLLARS IN THOUSANDS)
CURRENT ASSETS
  Cash and cash equivalents.........................................................    $         5,845      $          842
  Temporary investments.............................................................              2,156              57,440
  Notes receivable-affiliates.......................................................             28,788              27,542
  Accounts receivable
    Customers.......................................................................             13,063              13,238
    Other...........................................................................              2,297               3,966
    Affiliates......................................................................             10,415               8,775
    Taxes receivable-affiliates.....................................................             24,898              13,425
  Prepaid income taxes..............................................................              7,375              21,531
  Inventory.........................................................................              5,628               9,010
  Other.............................................................................              3,168               3,638
                                                                                      -------------------  ------------------
                                                                                                103,633             159,407
                                                                                      -------------------  ------------------
INVESTMENTS
  Investment in Affiliated Groups
    United States Cellular Group....................................................          1,271,821           1,190,368
    TDS Telecommunicaion Group......................................................            372,922             342,257
    Aerial Communications Group.....................................................            235,024             361,889
  Notes receivable-affiliates.......................................................            559,075             235,410
  Investment in PCS license costs...................................................             83,291              77,070
  Investment in minority interests..................................................             24,929              24,021
  Other investments.................................................................             10,120               4,515
                                                                                      -------------------  ------------------
                                                                                              2,557,182           2,235,530
                                                                                      -------------------  ------------------
PROPERTY, PLANT AND EQUIPMENT
  Radio Paging
    In service and under construction...............................................            117,421             113,000
    Less accumulated depreciation...................................................             70,383              61,528
                                                                                      -------------------  ------------------
                                                                                                 47,038              51,472
                                                                                      -------------------  ------------------
  Other
    In service and under construction...............................................             99,731              82,781
    Less accumulated depreciation...................................................             55,128              48,202
                                                                                      -------------------  ------------------
                                                                                                 44,603              34,579
                                                                                      -------------------  ------------------
        Total Property, Plant and Equipment.........................................             91,641              86,051
                                                                                      -------------------  ------------------
OTHER ASSETS AND DEFERRED CHARGES...................................................             14,489              20,222
                                                                                      -------------------  ------------------
TOTAL ASSETS........................................................................    $     2,766,945      $    2,501,210
                                                                                      -------------------  ------------------
                                                                                      -------------------  ------------------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP
                  BALANCE SHEETS--LIABILITIES AND GROUP EQUITY

                                                                                          (UNAUDITED)
                                                                                      SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                                                      -------------------  ------------------
                                                                                              (DOLLARS IN THOUSANDS)
CURRENT LIABILITIES
  Current portion of preferred shares...............................................    $         1,300      $        1,578
  Due to affiliates
    Notes payable...................................................................            261,503             200,041
    Accounts payable................................................................              2,466               3,119
    Accrued interest................................................................                 50                 996
  Notes payable.....................................................................            449,954             159,162
  Accounts payable..................................................................              4,860               5,003
  Unearned revenue and deposits.....................................................              7,956              10,816
  Accrued interest..................................................................              5,607              10,750
  Accrued taxes.....................................................................              1,249                 763
  Other current liabilities.........................................................              9,730               6,206
                                                                                      -------------------  ------------------
                                                                                                744,675             398,434
                                                                                      -------------------  ------------------
DEFERRED LIABILITIES AND CREDITS
  Net deferred income tax liability.................................................             17,161              35,769
  Postretirement benefit obligations other than pensions............................                678                 626
  Other.............................................................................              4,375               4,933
                                                                                      -------------------  ------------------
                                                                                                 22,214              41,328
                                                                                      -------------------  ------------------
LONG-TERM DEBT......................................................................              4,093            --
                                                                                      -------------------  ------------------
REDEEMABLE PREFERRED SHARES, excluding current portion..............................                279                 280
                                                                                      -------------------  ------------------
MINORITY INTEREST IN SUBSIDIARIES...................................................                248                 136
                                                                                      -------------------  ------------------
NONREDEEMABLE PREFERRED SHARES......................................................             28,217              29,000
                                                                                      -------------------  ------------------
TDS GROUP EQUITY....................................................................          1,967,219           2,032,032
                                                                                      -------------------  ------------------
TOTAL LIABILITIES AND GROUP EQUITY..................................................    $     2,766,945      $    2,501,210
                                                                                      -------------------  ------------------
                                                                                      -------------------  ------------------

  The accompanying notes to financial statements are an integral part of these statements.

                                 THE TDS GROUP

                         NOTES TO FINANCIAL STATEMENTS

     1. The financial statements included herein have been prepared by Telephone and Data Systems, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although Telephone and Data Systems, Inc. believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and the notes thereto for the year ended December 31, 1996. Certain reclassifications have been made to prior year financial statements for consistency with current year presentation.

    The accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring items) necessary to present fairly the financial position as of September 30, 1997 and December 31, 1996, and the results of operations and cash flows for the nine month periods ended September 30, 1997 and 1996. The results of operations for the nine month periods ended September 30, 1997 and 1996, are not necessarily indicative of the results to be expected for the full year.

BASIS OF PRESENTATION

    The Board of Directors of Telephone and Data Systems, Inc. (the "Board") has adopted a proposal (the "Tracking Stock Proposal") which, if approved by shareholders and implemented by the Board, would authorize the Board to issue three new classes of common stock designated as United States Cellular Group Common Shares (the "Cellular Group Shares"), TDS Telecommunications Group Common Shares (the "Telecom Group Shares") and Aerial Communications Group Common Shares (the "Aerial Group Shares"), and change the state of incorporation of Telephone and Data Systems, Inc. from Iowa to Delaware. While each of the new classes of common stock would constitute common stock of Telephone and Data Systems, Inc., each is intended to reflect the separate performance of Telephone and Data Systems, Inc.'s cellular telephone, landline telephone and personal communications services businesses ("Tracking Stocks"). The Cellular Group Shares, when issued, are intended to reflect the separate performance of the United States Cellular Group (the "Cellular Group"), which includes Telephone and Data Systems, Inc.'s interest in United States Cellular Corporation, an 81%-owned subsidiary of Telephone and Data Systems, Inc. which operates and invests in cellular telephone companies and properties. The Telecom Group Shares, when issued, are intended to reflect the separate performance of the TDS Telecommunications Group (the "Telecom Group"), which primarily includes Telephone and Data Systems, Inc.'s interest in TDS Telecommunications Corporation, a wholly-owned subsidiary of Telephone and Data Systems, Inc. which operates landline telephone companies. The Aerial Group Shares, when issued, are intended to reflect the separate performance of the Aerial Communications Group (the "Aerial Group"), which includes Telephone and Data Systems, Inc.'s interest in Aerial Communications, Inc., an 83%-owned subsidiary of Telephone and Data Systems, Inc. which is developing broadband personal communications services.

    The Telephone and Data Systems, Inc. Series A Common Shares and Common Shares will continue to be outstanding and are intended to reflect the performance of a residual group (the "TDS Group"), which includes retained interests ("Retained Interests") in each of the United States Cellular Group, the TDS Telecommunications Group, and the Aerial Communications Group to the extent of the Retained Interests in the respective groups, and all other businesses of Telephone and Data Systems, Inc. The TDS Group includes Telephone and Data Systems, Inc. and all of its subsidiaries and their respective properties and assets other than (except with respect to the Retained Interests): United States Cellular and its subsidiaries (which are included in the United States Cellular Group), TDS Telecom and its subsidiaries (which are included in the TDS Telecommunications Group), and Aerial and its subsidiaries (which are included in the Aerial Communications Group) and any other assets or liabilities or subsidiaries of Telephone and Data Systems, Inc. attributed to the United States Cellular Group, the TDS Telecommunications Group or the Aerial Communications Group. The TDS Group reflects primarily the Retained Interests in the Cellular Group, the Telecom Group and the Aerial Group, the Corporate operations (including corporate management, intercompany financing, cash management and intercompany income tax allocation activities) and the operations of American Paging, Inc., an 82%-owned subsidiary.

    Following approval by shareholders of the Tracking Stock Proposal, Telephone and Data Systems, Inc. currently intends to a) offer and sell Telecom Group Shares in a public offering for cash, subject to prevailing market and other conditions (the "Telecom Public Offering"), and to allocate the net proceeds thereof to the Telecom Group, b) issue Cellular Group Shares in exchange for all of the Common Shares of United States Cellular

                                 THE TDS GROUP

Corporation which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of United States Cellular Corporation (the "U. S. Cellular Merger"), c) issue Aerial Group Shares in exchange for all of the Common Shares of Aerial Communications, Inc. which are not owned by Telephone and Data Systems, Inc., subject to approval by the board of directors and the shareholders of Aerial Communications, Inc. (the "Aerial Merger"), and d) distribute one Cellular Group Share, two-thirds of a Telecom Group Share and two-thirds of an Aerial Group Share in the form of a stock dividend with respect to each outstanding Series A Common Share and Common Share of Telephone and Data Systems, Inc. (the "Distribution"). It is currently expected that the Distribution would take place in June 1998 or later, after the completion of the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, although the Board reserves the right to effect all or any part of the Distribution at any time, or not to make the Distribution, regardless of whether or not such other transactions have taken place.

    The shares of Tracking Stock which would be issued in the Distribution would represent an approximately 75% interest of the common equity value of Telephone and Data Systems, Inc. in each Tracking Group (the "Outstanding Interest"). When considering the shares of Tracking Stock which would also be issued in the Telecom Public Offering, the U. S. Cellular Merger and the Aerial Merger, as well as the Distribution, the Outstanding Interest would initially represent in the aggregate an approximately 80% interest in each Tracking Group. Upon completion of all of the Transactions as contemplated, approximately 20% of the common shareholders' value of Telephone and Data Systems Inc. in each Tracking Group would initially be retained as Retained Interests in the TDS Group, along with all other interests held by Telephone and Data Systems, Inc.

    Following the Distribution, subject to the legal restrictions on the payment of dividends, the Board currently intends to establish an annual dividend on the Telecom Group Shares in an amount equal to $.48 per share. The Board also currently intends to establish an annual dividend on the Common Shares and Series A Common Shares in an amount equal to $.10 per share. (Based on the expected distribution ratio of two-thirds of a Telecom Group Share for each existing Common Share and Series A Common Share, the dividend on Telecom Group shares would equate to a per share dividend of $.32 per existing Common Share and Series A Common Share. The total of the dividend on Common Shares and Series A Common Shares of $.10 and the equivalent dividend on Telecom Group Shares of $.32 equals the existing current annual dividend on the existing Common Shares and Series A Common Shares of $.42). With regard to the Cellular Group and the Aerial Group Shares, the Board currently intends to retain future earnings, if any, for the development of the businesses of the Cellular Group and Aerial Group, respectively, and does not anticipate paying dividends on the Cellular Group or the Aerial Group Shares in the foreseeable future. Future dividends on the shares of common stock will be payable when, as and if declared by the Board out of the lessor of (1) all funds of Telephone and Data Systems, Inc. legally available therefor and (2) the available dividend amount with respect to the relevant Group.

    The financial statements of the Groups comprise all of the accounts included in the corresponding consolidated financial statements of Telephone and Data Systems, Inc. The separate Cellular Group, Telecom Group, Aerial Group, and TDS Group financial statements give effect to the management and accounting policies that would be applicable upon implementation of the Tracking Stock Proposal. Subject to the completion of the U. S. Cellular Merger and the Aerial Merger, Telephone and Data Systems, Inc. intends to terminate certain intercompany agreements between Telephone and Data Systems, Inc. and U. S. Cellular and Aerial, respectively. Thereafter, all of the relationships between Telephone and Data Systems, Inc. and such subsidiaries would be determined solely by methods that management of Telephone and Data Systems, Inc. believes to be reasonable. Many of such policies would continue the arrangements which presently exist between Telephone and Data Systems, Inc. and U. S. Cellular or Aerial pursuant to the intercompany agreements, but Telephone and Data Systems, Inc. would have no contractual obligation to continue such policies after the intercompany agreements have been terminated. The separate Group financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (1) the historical financial position, results of operations and cash flows of the businesses that comprise each of the Groups,
(2) any assets and liabilities (including contingent liabilities) which have been attributed to any Group from any other Group, and (3) with respect to the TDS Group, the Retained Interest in each of the Tracking Groups. The effects of the issuance of the Tracking Stocks have not been reflected in these historical financial statements.

    If the Tracking Stock Proposal is approved by shareholders and implemented by the Board, following the issuance of the Tracking Stocks, Telephone and Data Systems, Inc. will prepare and file with the Securities and

                                 THE TDS GROUP

Exchange Commission, consolidated financial statements of Telephone and Data Systems, Inc., and financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group. Although the financial statements of the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group will separately report the assets, liabilities (including contingent liabilities) and shareholders' equity of Telephone and Data Systems, Inc. attributed to the Cellular Group, the Telecom Group, the Aerial Group, and the TDS Group, such attribution will not affect the legal title to such assets or responsibility for such liabilities. Holders of Cellular Group, Telecom Group, and Aerial Group Common Shares will be, and holders of Telephone and Data Systems, Inc. Common Shares and Series A Common Shares are, shareholders of Telephone and Data Systems, Inc. Telephone and Data Systems, Inc. and its subsidiaries would each continue to be responsible for their respective liabilities.

    Financial effects arising from the Cellular Group, Telecom Group, Aerial Group or TDS Group that affect the consolidated results of operations or financial condition of Telephone and Data Systems, Inc. could affect the results of operations or financial condition of the Cellular Group, Telecom Group, Aerial Group or TDS Group, or could affect the market price of any or all classes of Common Stock. In addition, any net losses of Telephone and Data Systems, Inc., or the Cellular Group, the Telecom Group, the Aerial Group or the TDS Group, and dividends or distributions on, or repurchases of, any class of Common Stock will reduce the assets of Telephone and Data Systems, Inc. legally available for payment of dividends on any class of Common Stock. Accordingly, Telephone and Data Systems, Inc.'s consolidated financial statements should be read in conjunction with the Cellular Group, the Telecom Group, the Aerial Group and the TDS Group financial information.

    The management and accounting policies applicable to the preparation of the financial statements of the TDS Group could be modified or rescinded by the Board, in its sole discretion and without the approval of shareholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon the holders of different series of common stock, would be made by the Board in good faith and in the honest belief that such decision is in the best interests of Telephone and Data Systems, Inc. In addition, generally accepted accounting principles require that changes in accounting policy must be preferable (in accordance with such principles) to the policy previously in place.

2. The Financial Accounting Standards Boards issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" in March 1997 which will become effective in December 1997. Net income (loss) per share would not change if SFAS No. 128 had been in effect as of January 1, 1996.

3. The following table summarizes interest and income taxes paid and other noncash transactions:

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                   --------------------
                                                                                     1997       1996
                                                                                   ---------  ---------
                                                                                       (DOLLARS IN
                                                                                        THOUSANDS)
Interest paid....................................................................  $  47,043  $  42,704
Income taxes (received) paid.....................................................     (7,588)    43,501
Common Shares issued by Telephone and Data Systems, Inc. for Conversion of
  preferred shares...............................................................  $     762  $   4,545

    Telephone and Data Systems, Inc. has acquired operating cellular, telephone and paging companies and certain cellular licenses since January 1, 1995. The cellular and telephone properties were acquired for the benefit of the United States Cellular Group and the TDS Telecom Group and were recorded as an increase in the

                                 THE TDS GROUP
investment in these groups. In conjunction with these acquisitions, the following assets were acquired and liabilities assumed, and Common and Preferred Shares issued:

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                  ------------------------
                                                                                     1997         1996
                                                                                  ----------  ------------
                                                                                   (DOLLARS IN THOUSANDS)
Investment in subsidiaries......................................................  $   --      $     84,687
Notes receivable-other..........................................................      --            (5,400)
Other assets and liabilites, excluding cash and cash equivalents................      --            (5,220)
Notes payable-affiliates........................................................      --           102,791
TDS Group Equity................................................................      --          (169,487)
                                                                                  ----------  ------------
Decrease in cash due to acquisitions............................................  $   --      $      7,371
                                                                                  ----------  ------------
                                                                                  ----------  ------------

4. The table below details the TDS Group's (loss) resulting from American Paging, Inc.'s results of operations for the nine month periods ended September 30, 1997 and 1996.

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                -----------------------
                                                                                   1997        1996
                                                                                ----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
Operating Revenues
  Service revenue.............................................................  $   65,112  $    70,967
  Equipment sales revenue.....................................................       6,646        8,178
                                                                                ----------  -----------
                                                                                    71,758       79,145
                                                                                ----------  -----------
Operating Expense
  Cost of services............................................................      20,482       19,418
  Selling, general and administrative.........................................      45,703       52,327
  Depreciation and amortization...............................................      23,658       26,987
  Cost of equipment sold......................................................       6,760        7,760
                                                                                ----------  -----------
                                                                                    96,603      106,492
                                                                                ----------  -----------
Operating (Loss)..............................................................     (24,845)     (27,347)
                                                                                ----------  -----------
Investment and Other Income (Expense)
  Investment (loss) in joint venture..........................................        (459)        (934)
  Interest income.............................................................          94          175
  Other, net..................................................................          43           33
                                                                                ----------  -----------
                                                                                      (322)        (726)
                                                                                ----------  -----------
(Loss) Before Interest and Income Taxes.......................................     (25,167)     (28,073)

Interest expense--affiliates..................................................      11,617        8,403
Capitalized interest..........................................................      --           (4,150)
                                                                                ----------  -----------
                                                                                    11,617        4,253
                                                                                ----------  -----------
(Loss) Before Income Taxes....................................................     (36,784)     (32,326)
Income tax (benefit)..........................................................      --               (6)
                                                                                ----------  -----------
Net (Loss) to Shareholders....................................................     (36,784)     (32,320)
Net (Loss) to Minority Shareholders...........................................      --            5,721
                                                                                ----------  -----------
Net (Loss) to Telephone and Data Systems, Inc. Shareholders...................  $  (36,784) $   (26,599)
                                                                                ----------  -----------
                                                                                ----------  -----------

                                   Black Ink

--------------------------------------------------------------------------------
                 Proxy for Common Shares Solicited on Behalf of the Board of Directors for the Special Meeting of the Shareholders of
                        TELEPHONE AND DATA SYSTEMS, INC.
                         To Be Held on __________, 1998

         The undersigned hereby appoints LeRoy T. Carlson, Jr., and Donald
    C. Nebergall, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on __________, 1998, or at any adjournment thereof, as set forth in the accompanying Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

     The Board of Directors recommends a vote "FOR" each of the Proposals.

                           (Continued on Reverse Side)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                         TELEPHONE AND DATA SYSTEMS, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

    The Board of Directors recommends a vote "FOR" each of the Proposals.

1.   TRACKING STOCK PROPOSAL             FOR / /  AGAINST / /    ABSTAIN / /

2.   AMENDMENT AND ADJUSTMENT OF PLANS   FOR / /  AGAINST / /    ABSTAIN / /

3.   1998 LONG-TERM INCENTIVE PLAN       FOR / /  AGAINST / /    ABSTAIN / /

4. In accordance with their discretion, to vote as indicated on the reverse side and upon all other matters that may properly come before said Special Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.


     Dated:                , 1998     Please Sign Here
            ---------------                           --------------------------


                                                      --------------------------

     Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

--------------------------------------------------------------------------------

                                    Blue Ink

--------------------------------------------------------------------------------
     Proxy for Preferred Shares Issued After October 31, 1981 Solicited on Behalf of the Board of Directors for the Special Meeting of the Shareholders of
                      TELEPHONE AND DATA SYSTEMS, INC.
                       To Be Held on __________, 1998

         The undersigned hereby appoints LeRoy T. Carlson, Jr., and Donald
    C. Nebergall, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Preferred Shares that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on __________, 1998, or at any adjournment thereof, as set forth in the accompanying Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

     The Board of Directors recommends a vote "FOR" each of the Proposals.

                          (Continued on Reverse Side)

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        TELEPHONE AND DATA SYSTEMS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

     The Board of Directors recommends a vote "FOR" each of the Proposals.

1.   TRACKING STOCK PROPOSAL             FOR / /  AGAINST / /    ABSTAIN / /

2.   AMENDMENT AND ADJUSTMENT OF PLANS   FOR / /  AGAINST / /    ABSTAIN / /

3.   1998 LONG-TERM INCENTIVE PLAN       FOR / /  AGAINST / /    ABSTAIN / /

4. In accordance with their discretion, to vote as indicated on the reverse side and upon all other matters that may properly come before said Special Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.


     Dated:                , 1998     Please Sign Here
            ---------------                           --------------------------


                                                      --------------------------

    Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

--------------------------------------------------------------------------------

                                    Red Ink

--------------------------------------------------------------------------------
   Proxy for Preferred Shares Issued Prior to October 31, 1981 Solicited on Behalf of the Board of Directors for the Special Meeting of the Shareholders of
                      TELEPHONE AND DATA SYSTEMS, INC.
                       To Be Held on __________, 1998

         The undersigned hereby appoints LeRoy T. Carlson, Jr., and Donald
    C. Nebergall, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Preferred Shares that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on __________, 1998, or at any adjournment thereof, as set forth in the accompanying Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

    The Board of Directors recommends a vote "FOR" each of the Proposals.

                          (Continued on Reverse Side)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        TELEPHONE AND DATA SYSTEMS, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   /X/

     The Board of Directors recommends a vote "FOR" each of the Proposals.


1.   TRACKING STOCK PROPOSAL             FOR / /  AGAINST / /    ABSTAIN / /

2.   AMENDMENT AND ADJUSTMENT OF PLANS   FOR / /  AGAINST / /    ABSTAIN / /

3.   1998 LONG-TERM INCENTIVE PLAN       FOR / /  AGAINST / /    ABSTAIN / /

4. In accordance with their discretion, to vote as indicated on the reverse side and upon all other matters that may properly come before said Special Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.


     Dated:                , 1998     Please Sign Here
            ---------------                           --------------------------


                                                      --------------------------

     Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

--------------------------------------------------------------------------------

                                   Green Ink

--------------------------------------------------------------------------------
            Proxy for Series A Common Shares Solicited on Behalf of the Board of Directors for the Special Meeting of the Shareholders of
                        TELEPHONE AND DATA SYSTEMS, INC.
                         To Be Held on __________, 1998

         The undersigned hereby appoints LeRoy T. Carlson, Jr., and Donald
    C. Nebergall, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Series A Common Shares that the undersigned would be entitled to vote if then personally present at the Special Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on __________, 1998, or at any adjournment thereof, as set forth in the accompanying Notice of Special Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

     The Board of Directors recommends a vote "FOR" each of the Proposals.

                          (Continued on Reverse Side)
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                        TELEPHONE AND DATA SYSTEMS, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

    The Board of Directors recommends a vote "FOR" each of the Proposals.

1.   TRACKING STOCK PROPOSAL             FOR / /  AGAINST / /    ABSTAIN / /

2.   AMENDMENT AND ADJUSTMENT OF PLANS   FOR / /  AGAINST / /    ABSTAIN / /

3.   1998 LONG-TERM INCENTIVE PLAN       FOR / /  AGAINST / /    ABSTAIN / /

4. In accordance with their discretion, to vote as indicated on the reverse side and upon all other matters that may properly come before said Special Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.


     Dated:                , 1998     Please Sign Here
            ---------------                           --------------------------


                                                      --------------------------

    Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

--------------------------------------------------------------------------------